As filed with the Securities and Exchange Commission on January 31, 2022
No. 333-260104

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOTIVE CAPITAL CORP*
(Exact name of registrant as specified in its charter)
Cayman Islands (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)
7 World Trade Center
250 Greenwich Street, FL 47
New York, New York 10007
212-651-0200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Blythe Masters
Chief Executive Officer
7 World Trade Center
250 Greenwich Street, FL 47
New York, New York 10007
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Shukie Grossman Evan D’Amico Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Tel: (212) 351-4000	Daniel J. Espinoza W. Stuart Ogg Goodwin Procter LLP 601 Marshall Street Redwood City, California 94063 Tel: (650) 752-3100
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, please place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Domestication Common Stock(3)	41,400,000	$9.89(4)	$409,446,000.00	$37,955.64
Domestication Public Warrants(5)	13,800,000	—(6)	—	—
Domestication Common Stock underlying Domestication Public Warrants(7)	13,800,000	$9.89(4)	$136,482,000.00	$12,651.88
Domestication Common Stock(8)	150,000,000	$9.89(4)	$1,483,500,000.00	$137,520.45
Total	219,000,000		$2,029,428,000.00	$188,127.98(9)

(1)
Immediately prior to the consummation of the Merger described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Motive Capital Corp, a Cayman Islands exempted company (“Motive”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which, Motive’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by Motive (after the Domestication) upon consummation of the proposed Business Combination, as further described in the proxy statement/prospectus.

(2)
Calculated in accordance with Section 6(b) of the Securities Act by multiplying the applicable proposed maximum aggregate offering price of securities to be registered by 0.0000927.

(3)
The number of shares of common stock of Motive following the Domestication (“Domestication Common Stock”) being registered represents the number of Class A ordinary shares of Motive (“Motive Class A Shares”) underlying units of Motive (“Motive Units”) that were registered pursuant to the Registration Statement on Form S-1 (333-250947) and Registration Statement on Form S-1 MEF (333-251278) (collectively, the “IPO Registration Statements”) and offered by Motive in its initial public offering. The Motive Class A Shares automatically will be converted into Domestication Common Stock on a one-to-one basis in connection with the Domestication and pursuant to the terms of the Merger Agreement.

(4)
Estimated pursuant to Rule 457(c) under the Securities Act and solely for the purpose solely for the purpose of under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price is equal to the average high and low prices of Motive Class A Shares reported on The New York Stock Exchange as of September 30, 2021.

(5)
The number of public warrants to acquire shares of Domestication Common Stock (the “Domestication Public Warrants”) being registered represents the number of public warrants to acquire Motive Class A Shares (“Motive Public Warrants”) underlying Motive Units that were registered pursuant to and offered in the IPO Registration Statements. In connection with the Domestication, the terms of the Motive Public Warrants, pursuant to Section 4.5 of that certain Warrant Agreement, dated December 10, 2020, between Continental Stock Transfer & Trust Company and Motive (the “Warrant Agreement”), automatically will be modified to a right to acquire an equal number of shares of Domestication Common Stock.

(6)
Pursuant to Rule 457(g) under the Securities Act, no additional filing fee is paid with respect to the Domestication Public Warrants because the shares of Domestication Common Stock to be offered pursuant to the Domestication Public Warrants are also registered hereunder.

(7)
The number of shares of Domestication Common Stock being registered represents the number of Motive Class A Shares issuable upon exercise of the Motive Public Warrants.

(8)
The number of shares of Domestication Common Stock being registered represents the maximum number of shares of Domestication Common Stock issuable as securities merger consideration pursuant to the terms of the Merger Agreement.

(9)
Previously paid.

* Prior to the consummation of the Business Combination described herein, the registrant intends to effect a deregistration under Section 206 of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Motive Capital Corp (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Forge Global Holdings, Inc.”.
The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/ prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED JANUARY 31, 2022, SUBJECT TO COMPLETION
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
MOTIVE CAPITAL CORP
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR
205,200,000 SHARES OF COMMON STOCK
AND
13,800,000 PUBLIC WARRANTS
OF
MOTIVE CAPITAL CORP
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE),
WHICH WILL BE RENAMED “FORGE GLOBAL HOLDINGS, INC.” IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN
The board of directors of Motive Capital Corp, a Cayman Islands exempted company (“Motive” and, after the Domestication as described below, “New Forge”), has unanimously approved (1) the deregistration of Motive under the Cayman Islands Companies Act (As Revised) and the domestication of Motive as a Delaware corporation under Section 388 of the Delaware General Corporation Law (the “Domestication”); and (2) the merger of FGI Merger Sub, Inc., a Delaware corporation and subsidiary of Motive (“Merger Sub”), with and into Forge Global, Inc., a Delaware corporation (“Forge”), with Forge surviving the Merger as a wholly owned subsidiary of New Forge (the “Merger”); in each case, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 13, 2021, by and among Motive, Merger Sub and Forge, attached to this proxy statement/prospectus as Annex A (as may be amended from time to time, the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (3) the other transactions contemplated by the Merger Agreement and documents related thereto. As a result of these transactions, Motive will become a Delaware corporation (New Forge, which will change its name to “Forge Global Holdings, Inc.”) and will legally acquire Forge.
As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of Motive (the “Motive Class A Shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of New Forge (the “Domestication Common Stock”); (2) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of Motive (the “Motive Class B Shares”), will convert automatically, on a one-for-one basis, into shares of Domestication Common Stock; (3) each then issued and outstanding public warrant of Motive (the “Motive Public Warrants”) will automatically represent a right to acquire one share of Domestication Common Stock (the “Domestication Public Warrants”), on the terms and conditions set forth in the warrant agreement, dated December 10, 2020, between Motive and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”); (4) each then issued and outstanding private placement warrant of Motive issued prior to Motive’s initial public offering (the “Motive Private Warrants”) will represent a right to acquire one share of Domestication Common Stock (the “Domestication Private Warrants”), on the terms and conditions set forth in the Warrant Agreement and (5) each of the then issued and outstanding units of Motive that have not been previously separated into the underlying Motive Class A Shares and underlying Motive Public Warrants (the “Motive Units”), will be separated and will entitle the holder thereof to one share of Domestication Common Stock and one-third of one Domestication Public Warrant. Following the Domestication and prior to the Merger, the former holders of Motive Class A Shares, Motive Class B Shares, Motive Public Warrants and Motive Private Warrants will have the same relative ownership of New Forge as they did in Motive and the cash value of the securities received in the Domestication should be substantially the same as the cash value of the securities held by the owner before the Domestication. No fractional Domestication Public Warrants will be issued upon separation of the Motive Units.
Immediately after the Domestication, but before the Merger, New Forge will (1) issue 6.85 million shares of Domestication Common Stock to those certain investors (“PIPE Investors”) pursuant to those certain subscription agreements, dated as of September 13, 2021, between Motive, on the one hand, and the PIPE Investors, on the other hand (collectively, the “PIPE Subscription Agreements”), for aggregate consideration equal to $68.5 million at a purchase price of $10.00 per share (the “PIPE Investment”) and (2) issue between five million and 14 million (depending on how many holders of Motive Class A Shares exercise their redemption rights) Forward Purchase Units, each composed of one share of Domestication Common Stock and one-third of one Domestication Public Warrant (the “Forward Purchase Units”), to certain Motive fund vehicles managed by an affiliate of Motive (together with their designees and assignees pursuant to the A&R FPA, the “A&R FPA Investors”), pursuant to that certain Amended and Restated Forward Purchase Agreement, by and between the A&R FPA Investors and Motive, dated September 13, 2021 (the “A&R FPA”), at a purchase price of $10.00 per Forward Purchase Unit, for an aggregate purchase price of between $50 million and $140 million (the “A&R FPA Investment”). The Domestication Common Stock and Domestication Public Warrants underlying the Forward Purchase Units bear the same material terms as all other Domestication Common Stock and Domestication Public Warrants.
As a result of and upon the Closing (as defined below) of the Merger, among other things, all outstanding capital stock of Forge (as more fully described elsewhere in this proxy statement/prospectus) as of immediately prior to the effective time of the Merger will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of at least 140 million shares of Domestication Common Stock (at a deemed value of $10.00 per share) (the “Securities Merger Consideration”) and up to $100 million in cash (the “Cash Merger Consideration”), each subject to certain adjustments more fully described elsewhere in this proxy statement/prospectus (the “Aggregate Merger Consideration”). The total consideration paid to holders of Forge’s outstanding equity securities will have an aggregate value equal to $1.5 billion (assuming the Domestication Common Stock is valued at the deemed value of $10.00 per share as it is pursuant to the Merger Agreement for purposes of determining the aggregate number of shares payable to holders of Forge capital stock). Neither the Sponsor (as defined below, and including its Affiliates) nor any other Motive shareholder or warrant holder will receive consideration as a result of the Merger. Assuming a value of $10.00 per share of Domestication Common Stock (the deemed value under the Merger Agreement), and a scenario where no Motive Class A Shares are redeemed, the value of the Domestication Common Stock held by such persons (including the Domestication Common Stock underlying the Forward Purchase Units) would be approximately $568 million. Of such amount, approximately $414 million and $154 million is attributable to Motive’s public shareholders and Sponsor (including its Affiliates purchasing Forward Purchase Units with a value of $50 million), respectively. The exercise prices for the Domestication Public Warrants and Domestication Private Warrants are in excess of both the deemed value of $10.00 per share of Domestication Common Stock under the Merger Agreement and all trading prices of Motive Common Stock since Motive’s initial public offering, and would have no value if exercised currently. However, the warrants held by such persons (including the warrants underlying the Forward Purchase Units), assuming a scenario where no Motive Class A Shares are redeemed, would be valued at approximately $28.57 million based on the valuation of $1.25 per warrant in Motive’s latest financial statements for the nine months ended September 30, 2021. Of such amount, approximately $17.25 million and $11.32 million is attributable to holders of Motive Public Warrants and Sponsor (including its Affiliates purchasing Forward Purchase Units with a value of approximately $2.1 million), respectively.
The following table illustrates beneficial ownership levels (which are equivalent to voting power) in New Forge immediately following the consummation of the Business Combination assuming the levels of redemptions by the public shareholders indicated:
	No Redemption Scenario(1)			50% of Maximum Redemption Scenario(2)			Maximum Redemption Scenario(3)
	Number of Shares (in millions)	% Ownership	Fully Diluted Ownership %	Number of Shares (in millions)	% Ownership	Fully Diluted Ownership %	Number of Shares (in millions)	% Ownership	Fully Diluted Ownership %
Forge Stockholders(4)	124.9	66.3%	55.1%	124.9	70.6%	57.4%	134.9	81.2%	65.1%
Holders of Motive Class A Shares	41.4	22.0%	18.3%	20.7	11.7%	9.5%	—	—	—
Holders of Motive Class B Shares	10.4	5.5%	4.6%	10.4	5.9%	4.8%	10.4	6.2%	5.0%
A&R FPA Investors	5.0	2.7%	2.2%	14.0	7.9%	6.4%	14.0	8.4%	6.8%
PIPE Investors	6.9	3.6%	3.0%	6.9	3.9%	3.1%	6.9	4.1%	3.3%
Total Outstanding	188.5	100.0%	83.2%	176.8	100.0%	81.2%	166.1	100.0%	80.2%
Motive Public Warrants (5)	13.8		6.1%	13.8		6.3%	13.8		6.7%
Motive Private Warrants	7.4		3.3%	7.4		3.4%	7.4		3.6%
Forge Options and Forge Warrants(4) (6)	15.1		6.7%	15.1		6.9%	15.1		7.3%
Warrants Issued to A&R FPA Investors	1.7		0.7%	4.7		2.1%	4.7		2.3%
Total Dilutive Warrants and Options	38.0		16.8%	41.0		18.8%	41.0		19.8%
Total Fully Diluted(7)	226.5		100.0%	217.8		100.0%	207.1		100.0%

(1)
This scenario assumes (i) that no Motive Class A Shares are redeemed and (ii) the Cash Merger Consideration is $100 million.

(2)
This scenario assumes (i) that 20,700,000 Motive Class A Shares are redeemed and (ii) the Cash Merger Consideration is $100 million.

(3)
This scenario assumes that all Motive Class A Shares are redeemed and the $68.5 million received as proceeds from the PIPE Investment and $140 million received as proceeds from the A&R FPA Investment are sufficient to satisfy the $208.5 million Minimum Cash Condition (as defined below). In this scenario, the Cash Merger Consideration is $0.

(4)
Assumes no Forge options or warrants are exercised prior to the consummation of the Business Combination.

(5)
Includes warrants retained by the holders of Motive Class A Shares that elect to have their shares redeemed.

(6)
Includes both vested and unvested Forge options and Forge warrants, which upon closing of the Merger will be converted into options and warrants to acquire Domestication Common Stock.

(7)
Does not give effect to the shares reserved for issuance under the Incentive Plan and Employee Stock Purchase Plan. See “Proposal No. 7 — The Incentive Plan Proposal” and “Proposal No. 8 — The Employee Stock Purchase Plan Proposal” for additional information.

This prospectus covers (1) 41,400,000 shares of Domestication Common Stock that will be issued to holders of Motive Class A Shares in connection with the Domestication; (2) 13,800,000 Domestication Public Warrants that, pursuant to the terms of the Warrant Agreement, will represent a right to acquire Domestication Common Stock upon exercise following the Domestication; (3) 13,800,000 shares of Domestication Common Stock that, pursuant to the terms of the Warrant Agreement underly the Domestication Public Warrants in accordance with the Warrant Agreement and (4) 150,000,000 shares of Domestication Common Stock, representing the maximum number of shares issuable as Securities Merger Consideration. The holders of these shares may from time to time sell, transfer or otherwise dispose of any or all of these shares in a number of different ways and at varying prices, and we will not receive any proceeds from such transactions.
This prospectus does not cover (A) 10,350,000 shares of Domestication Common Stock that will be issued to holders of Motive Class B Shares in connection with the Domestication; (B) 7,386,667 Domestication Private Warrants, that, pursuant to the terms of the Warrant Agreement, will represent a right to acquire Domestication Common Stock upon exercise following the Domestication; (C) 7,386,667 shares of Domestication Common Stock that, pursuant to the Warrant Agreement underly the Domestication Private Warrants in accordance with the Warrant Agreement; (D) 6.85 million shares of Domestication Common Stock that will be issued in connection with the PIPE Investment; (E) up to 14 million Forward Purchase Units that will be issued pursuant to the A&R FPA; and (F) up to 4.67 million shares of Domestication Common Stock that are issuable upon exercise of the Domestication Public Warrants that will be issued pursuant to the A&R FPA.
The Motive Units, Motive Class A Shares and Motive Public Warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “MOTV.U,” “MOTV” and “MOTV WS,” respectively. New Forge will apply for listing, to be effective at the time of the Business Combination, of Domestication Common Stock and Domestication Public Warrants on the NYSE under the proposed symbols “FRGE” and “FRGE WS”, respectively. It is a condition of the consummation of the Business Combination that Motive receive confirmation from NYSE that the Domestication Common Stock and Domestication Public Warrants have been approved for listing on NYSE. There can be no assurance such listing conditions will be met. If such listing condition is not met, the Business Combination will not be consummated unless such listing condition is waived by the applicable parties.
This proxy statement/prospectus provides shareholders of Motive with detailed information about the proposed Business Combination and other matters to be considered at the extraordinary general meeting of Motive. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated            , 2022, and
is first being mailed to Motive’s shareholders on or about            , 2022.

MOTIVE CAPITAL CORP
7 World Trade Center,
250 Greenwich St., FL 47
New York, NY 10007
Dear Shareholders of Motive Capital Corp:
You are cordially invited to attend the extraordinary general meeting (the “Extraordinary Meeting”) of Motive Capital Corp, a Cayman Islands exempted company (“Motive”), at           a.m., Eastern Time, on           , 2022, at the offices of Gibson, Dunn & Crutcher LLP located at 200 Park Ave, New York, NY 10166 and virtually at           . Due to the COVID-19 pandemic, we are encouraging our shareholders to attend the Extraordinary Meeting virtually, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
On September 13, 2021, we entered into the Agreement and Plan of Merger, by and among Motive, FGI Merger Sub, Inc., a Delaware corporation and subsidiary of Motive (“Merger Sub”), and Forge Global, Inc., a Delaware corporation (“Forge”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A (as may be amended from time to time, the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus. As further described in the accompanying proxy statement/prospectus, pursuant to the Merger Agreement and other related agreements (the “Business Combination”), among other things, the following transactions will occur:
1.
Motive will be deregistered in the Cayman Islands and continue or redomesticate as a Delaware corporation (the “Domestication”, and following the Domestication, changing its name to “Forge Global Holdings, Inc.” and referred to herein as “New Forge”).

2.
In connection with the Domestication:

a.
Each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of Motive (the “Motive Class A Shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of New Forge (the “Domestication Common Stock”);

b.
Each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of Motive (the “Motive Class B Shares”, together with Motive Class A Shares, “Motive Ordinary Shares”), will convert automatically, on a one-for-one basis, into a share of Domestication Common Stock;

c.
Each then issued and outstanding public warrant of Motive (the “Motive Public Warrants”) will represent a right to acquire one share of Domestication Common Stock for $11.50 (the “Domestication Public Warrants”) pursuant to Section 4.5 of that certain warrant agreement, dated as of December 10, 2020, by and between Motive and Continental Stock Transfer & Trust Company (the “Warrant Agreement”);

d.
Each then issued and outstanding private placement warrant of Motive (the “Motive Private Warrants”), will represent a right to acquire one share of Domestication Common Stock for $11.50 (the “Domestication Private Warrants”) pursuant to Section 4.5 of the Warrant Agreement; and

e.
Each of the then issued and outstanding Motive Units, including such Motive Units issued in connection with Motive’s initial public offering, that have not been previously separated into the underlying Motive Class A Shares and underlying Motive Public Warrant upon the request of the holder thereof (the “Motive Units”), will be separated and will entitle the holder thereof to one share of Domestication Common Stock and one-third of one Domestication Public Warrant. No fractional Domestication Public Warrants will be issued upon separation of the Motive Units.

3.
Immediately after the Domestication, but before the Merger (as defined below), New Forge will (a) issue 6.85 million shares of Domestication Common Stock to those certain investors (“PIPE

i

Investors”) pursuant to those certain subscription agreements, dated as of September 13, 2021, between Motive, on the one hand, and PIPE Investors, on the other hand (collectively, the “PIPE Subscription Agreements”), for aggregate consideration equal to $68.5 million at $10.00 per share (the “PIPE Investment”) and (b) issue between five million and 14 million (depending on how many holders of Motive Class A Shares exercise their redemption rights) Forward Purchase Units, each composed of one share of Domestication Common Stock and one-third of one Domestication Public Warrant (the “Forward Purchase Units”), to certain Motive fund vehicles managed by an affiliate of Motive (together with their designees and assignees pursuant to the A&R FPA, the “A&R FPA Investors”), pursuant to that certain Amended and Restated Forward Purchase Agreement, by and between the A&R FPA Investors and Motive, dated September 13, 2021 (the “A&R FPA”), at a purchase price of $10.00 per Forward Purchase Unit, for an aggregate purchase price of between $50 million and $140 million (the “A&R FPA Investment”). The shares of Domestication Common Stock to be issued pursuant to the PIPE Subscription Agreements and A&R FPA have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or foreign securities laws and were offered and sold in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Motive has granted the PIPE Investors and A&R FPA Investors certain registration rights in connection with the PIPE Investment and A&R FPA Investment, respectively.
4.
Immediately after the Domestication, Merger Sub will merge with and into Forge, with Forge surviving the merger as a wholly owned subsidiary of New Forge (“Merger”) in accordance with the Delaware General Corporate Laws (the “DGCL”), and in consideration thereof, New Forge will (a) issue at least 140 million shares of Domestication Common Stock to Forge at a deemed value of $10.00 per share (the “Securities Merger Consideration”) and (b) pay up to $100 million to Forge in cash (the “Cash Merger Consideration”), in each case, subject to certain adjustments provided for in the Merger Agreement. In connection with such merger, New Forge will change its name to Forge Global Holdings, Inc., in accordance with the DGCL.

As a result of these transactions, Motive will become a Delaware corporation (New Forge, which will change its name to “Forge Global Holdings, Inc.”) and will legally acquire Forge.
The Motive Units, Motive Class A Shares and Motive Public Warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “MOTV.U,” “MOTV” and “MOTV WS,” respectively. New Forge will apply for listing, to be effective at the time of the Business Combination, of Domestication Common Stock and Domestication Public Warrants on the New York Stock Exchange (“NYSE”) under the proposed symbols “FRGE” and “FRGE WS”, respectively. Motive cannot assure you that the Domestication Common Stock and Domestication Public Warrants will be approved for listing on NYSE. It is a condition of the consummation of the Business Combination that Motive receive confirmation from NYSE that the Domestication Common Stock and Domestication Public Warrants are approved for listing on NYSE. There can be no assurance such listing conditions will be met. If such listing condition is not met, the Business Combination will not be consummated unless such listing condition is waived by the applicable parties.
At the Extraordinary Meeting, Motive shareholders will be asked to consider and vote upon the following proposals (collectively, the “Proposals”):
1.
Proposal No. 1: The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt by ordinary resolution the Agreement and Plan of Merger, dated as of September 13, 2021 (the “Merger Agreement”), by and among Motive, Merger Sub, and Forge, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereunder, including the Merger and the issuance of shares of Domestication Common Stock pursuant to the Merger Agreement.

2.
Proposal No. 2: The Redomestication Proposal — To consider and vote upon a proposal to approve by special resolution, the change of Motive’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”).

3.
Proposal No. 3: The Non-Binding Organizational Documents Proposals — To consider and vote upon, separately presented proposals to approve by ordinary resolution certain governance provisions in the Certificate of Incorporation of New Forge (the “Proposed Charter”) and the Bylaws of New Forge (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”), which are being separately presented in accordance with SEC requirements and which will each be voted upon on a non-binding advisory basis:

•
Proposal No. 3A: Authorized Shares — A proposal to amend the Cayman Constitutional Documents to authorize the change in the authorized capital stock of Motive from (i) 500,000,000 Motive Class A Shares, 50,000,000 Motive Class B Shares and 5,000,000 preference shares, par value $0.0001 per share (the “Motive Preference Shares”) to (ii) shares of Domestication Common Stock and shares of New Forge preferred stock.

•
Proposal No. 3B: Exclusive Forum Provision — A proposal to amend the Cayman Constitutional Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

•
Proposal No. 3C: Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents — A proposal to amend the Cayman Constitutional Documents to approve provisions requiring the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the Proposed Bylaws and (ii) two-thirds of the outstanding shares of capital stock entitled to vote, and two-thirds of the outstanding shares of each class entitled to vote as a class, to amend or repeal any provision of Articles V (the provisions regarding stockholder actions without a meeting and who can call special meetings of stockholders), VI (the provisions regarding the size of the New Forge Board, the classification of the New Forge Board, the filling of vacancies and the election and removal of directors), VII (the provisions regarding the limited liability of directors of New Forge), VIII (the provisions regarding requirements to amend the Bylaws by the Board of New Forge or by stockholders) and IX (the provisions relating to the amendment of the Charter) of the Proposed Charter.

•
Proposal No. 3D: Removal of Directors — A proposal to amend the Cayman Constitutional Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class.

•
Proposal No. 3E: Action by Written Consent of Stockholders — A proposal to amend the Cayman Constitutional Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

•
Proposal No. 3F: Other Changes In Connection With Adoption of the Proposed Organizational Documents — A proposal to amend the Cayman Constitutional Documents to authorize (1) changing the corporate name from “Motive Capital Corp” to “Forge Global Holdings, Inc.”, (2) making New Forge’s corporate existence perpetual, and (3) removing certain provisions related to Motive’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

4.
Proposal No. 4: The Binding Charter Proposal — To consider and vote upon a proposal to approve by special resolution the Proposed Charter in the form attached hereto as Annex B.

5.
Proposal No. 5: The Director Election Proposal — To consider and vote upon a proposal to approve by ordinary resolution of the holders of Motive Class B Shares the eight (8) individuals to serve as members of the board of directors of New Forge following the consummation of the Business Combination.

6.
Proposal No. 6: The NYSE Proposal — To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the New York Stock Exchange (“NYSE”), the issuance of more than 20% of the issued and outstanding Motive Ordinary Shares in connection with the Issuances.

7.
Proposal No. 7: The Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the 2022 Stock Option and Incentive Plan in the form attached hereto as Annex I.

8.
Proposal No. 8: The Employee Stock Purchase Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the 2022 Employee Stock Purchase Plan in the form attached hereto as Annex J.

9.
Proposal No. 9: The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Redomestication Proposal, the Binding Charter Approval Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal, and the NYSE Proposal.

The proposals set forth above are sometimes collectively referred to herein as the “Proposals.” Each of Proposals Nos. 1, 2, 4, and 6 is cross-conditioned on the approval of each other (the “Cross-Conditioned Proposals”). The Adjournment Proposal and the Non-Binding Organizational Documents Proposals are not conditioned upon the approval of any other Proposal set forth in this proxy statement/prospectus. Each of the Director Election Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the Cross Conditioned Proposals and the consummation of the Business Combination.
Our board of directors unanimously recommends that Motive shareholders vote “FOR” each of the Proposals. When you consider the recommendation of Motive’s board of directors in favor of each of the Proposals, you should keep in mind that Motive’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “Proposal No. 1 — The Business Combination — Interests of Certain Persons in the Business Combination.”
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the Extraordinary Meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary Meeting and, if a quorum is present, will have no effect on the Proposals. If you are a shareholder of record and you attend the Extraordinary Meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Pursuant to Motive’s amended and restated memorandum and articles of association (the “Cayman Constitutional Documents”), Motive is providing its holders of Motive Class A Shares with the opportunity to redeem all or a portion of their Motive Class A Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in Motive’s trust account as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable, divided by the number of then outstanding Motive Class A Shares that were sold as part of Motive’s initial public offering (“IPO”), subject to the limitations described herein. Motive estimates that the per-share price at which Motive Class A Shares may be redeemed from cash held in the trust account will be approximately $      at the time of the Extraordinary Meeting (based on the balance in the trust account of approximately $      as of        , 2022). On           , 2022, the last sale price of Motive Class A Shares was $      per share.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE MOTIVE REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO MOTIVE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE

AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
Motive is providing this proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Extraordinary Meeting and at any adjournments or postponements thereof. Motive’s initial shareholders, including Motive Capital Funds Sponsor, LLC, a Cayman Islands limited liability company (“Sponsor”), and its officers and directors, who own approximately 20% of Motive Ordinary Shares as of the record date, have separately agreed to vote their Motive Ordinary Shares in favor of the Proposals.
Each Motive shareholder’s vote is very important. Whether or not you plan to attend the Extraordinary Meeting, please submit your proxy card without delay. Motive shareholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a shareholder from voting in person or through the virtual meeting platform if such shareholder subsequently chooses to attend the Extraordinary Meeting. If you are a holder of record and you attend the Extraordinary Meeting and wish to vote in person (or via teleconference), you may withdraw your proxy and vote in person or through the virtual meeting platform. Under the Cayman Islands Companies Act (As Revised), abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting, and accordingly will have no effect on any of the Proposals.
This proxy statement/prospectus provides shareholders of Motive with detailed information about the proposed Business Combination and other matters to be considered at the Extraordinary Meeting. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” of this proxy statement/prospectus.
If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Motive with the Securities and Exchange Commission, such information is available without charge upon written or oral request. If you have any questions or need assistance with voting, please contact Motive’s proxy solicitor, Morrow Sodali LLC.
If you would like to request documents, please do so no later than                 , 2022 to receive them before the Extraordinary Meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find More Information” to find out where you can find more information about Motive, Merger Sub, and Forge.
Thank you for your consideration of these matters.
Sincerely,
/s/ Blythe Masters
Motive Capital Corp
Blythe Masters
Chief Executive Officer
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated            , 2022, and is first being mailed to Motive’s shareholders on or about          , 2022.

v

MOTIVE CAPITAL CORP
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON            , 2022
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “Extraordinary Meeting”) of Motive Capital Corp, a Cayman Islands exempted company (which is referred to as “Motive”), will be held at the offices of Gibson, Dunn & Crutcher LLP located at 200 Park Ave, New York, NY 10166 and virtually at                 . Due to the COVID-19 pandemic, we are encouraging our shareholders to attend the Extraordinary Meeting virtually. You will need the control number that is printed on your proxy card to enter the Extraordinary Meeting. Motive recommends that you log in at least 15 minutes before the Extraordinary Meeting to ensure you are logged in when the meeting starts. Please note that you will not be able to attend the Extraordinary Meeting in person. You are cordially invited to attend the Extraordinary Meeting for the following purposes:
1.
Proposal No. 1: The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt by ordinary resolution the Agreement and Plan of Merger, dated as of September 13, 2021 (the “Merger Agreement”), by and among Motive, Merger Sub, and Forge, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereunder, including the Merger and the issuance of shares of Domestication Common Stock pursuant to the Merger Agreement.

2.
Proposal No. 2: The Redomestication Proposal — To consider and vote upon a proposal to approve by special resolution, the change of Motive’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”).

3.
Proposal No. 3: The Non-Binding Organizational Documents Proposals — To consider and vote upon, separately presented proposals to approve by ordinary resolution certain governance provisions in the Certificate of Incorporation of New Forge (the “Proposed Charter”) and the Bylaws of New Forge (the “Proposed Bylaws”, together with the Proposed Charter, the “Proposed Organizational Documents”), which are being separately presented in accordance with SEC requirements and which will each be voted upon on a non-binding advisory basis:

•
Proposal No. 3A: Authorized Shares — A proposal to amend the Cayman Constitutional Documents to authorize the change in the authorized capital stock of Motive from (i) 500,000,000 Motive Class A Shares, 50,000,000 Motive Class B Shares and 5,000,000 preference shares, par value $0.0001 per share (the “Motive Preference Shares”) to (ii) shares of Domestication Common Stock and shares of New Forge preferred stock.

•
Proposal No. 3B: Exclusive Forum Provision — A proposal to amend the Cayman Constitutional Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

•
Proposal No. 3C: Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents — A proposal to amend the Cayman Constitutional Documents to approve provisions requiring the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the Proposed Bylaws and (ii) two-thirds of the outstanding shares of capital stock entitled to vote, and two-thirds of the outstanding shares of each class entitled to vote as a class, to amend or repeal any provision of Articles V (the provisions regarding stockholder actions without a meeting and who can call special meetings of stockholders), VI (the provisions regarding the size of the New Forge Board, the classification of the New Forge Board, the filling of vacancies and the election and removal of directors), VII (the provisions regarding the limited liability of directors of New Forge), VIII (the provisions regarding requirements to amend the Bylaws by the Board of New Forge or by stockholders) and IX (the provisions relating to the amendment of the Charter) of the Proposed Charter.

•
Proposal No. 3D: Removal of Directors — A proposal to amend the Cayman Constitutional Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class.

•
Proposal No. 3E: Action by Written Consent of Stockholders — A proposal to amend the Cayman Constitutional Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

•
Proposal No. 3F: Other Changes In Connection With Adoption of the Proposed Organizational Documents — A proposal to amend the Cayman Constitutional Documents to authorize (1) changing the corporate name from “Motive Capital Corp” to “Forge Global Holdings, Inc.”, (2) making New Forge’s corporate existence perpetual, and (3) removing certain provisions related to Motive’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

4.
Proposal No. 4: The Binding Charter Proposal — To consider and vote upon a proposal to approve by special resolution the Proposed Charter in the form attached hereto as Annex B.

5.
Proposal No. 5: The Director Election Proposal — To consider and vote upon a proposal to approve by ordinary resolution of the holders of Motive Class B Shares the eight (8) individuals to serve as members of the board of directors of New Forge following the consummation of the Business Combination.

6.
Proposal No. 6: The NYSE Proposal — To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the New York Stock Exchange (“NYSE”), the issuance of more than 20% of the issued and outstanding Motive Ordinary Shares in connection with the Issuances.

7.
Proposal No. 7: The Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the 2022 Stock Option and Incentive Plan in the form attached hereto as Annex I.

8.
Proposal No. 8: The Employee Stock Purchase Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the 2022 Employee Stock Purchase Plan in the form attached hereto as Annex J.

9.
Proposal No. 9: The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Redomestication Proposal, the Binding Charter Approval Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal, and the NYSE Proposal.

The proposals set forth above are sometimes collectively referred to herein as the “Proposals.” Each of Proposals Nos. 1, 2, 4, and 6 is cross-conditioned on the approval of each other (the “Cross-Conditioned Proposals”). The Adjournment Proposal and the Non-Binding Organizational Documents Proposals are not conditioned upon the approval of any other Proposal set forth in this proxy statement/prospectus. Each of the Director Election Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the Cross Conditioned Proposals and the consummation of the Business Combination. Each of the Redomestication Proposal and the Binding Charter Proposal require the affirmative vote of at least two-thirds of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Each of the Business Combination Proposal, the Non-Binding Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal require the affirmative vote of a majority of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. The Director Election Proposal requires the affirmative vote of a majority of the Motive Class B Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Further, in the absence of shareholder approval for an extension, if Motive does not consummate the Business Combination and fails to complete another initial business combination by December 15, 2022, Motive will be required to dissolve and liquidate.
Only holders of record of Motive Class A Shares and Motive Class B Shares (together, “Motive Ordinary Shares”) at the close of business on           , 2022 are entitled to notice of the Extraordinary Meeting and to vote at the Extraordinary Meeting and any adjournments or postponements of the Extraordinary Meeting. As of           , 2022, the record date, there were 51,750,000 Motive Ordinary Shares issued and outstanding and entitled to vote. Each Motive Ordinary Share entitles the holder to one (1) vote at the Extraordinary Meeting on each Proposal (other than the Director Election Proposal) to be considered at the Extraordinary Meeting. With respect to the Director Election Proposal, only holders of Motive Class B Shares are entitled to vote at the Extraordinary Meeting.
This proxy statement/prospectus is first being mailed to Motive shareholders on or about           , 2022. Approval of each of the Redomestication Proposal and the Binding Charter Proposal will require a special resolution under the Cayman Islands Companies Act (As Revised) (the “Companies Act”), being the affirmative vote of at least two-thirds of the issued and outstanding Motive Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting. Approval of the Director Election Proposal will require an ordinary resolution of the holders of Motive Class B Shares under the Companies Act, being the affirmative vote of the majority of the issued and outstanding Motive Class B Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting. Approval of each of the Business Combination Proposal, the Non-Binding Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal will require an ordinary resolution under the Companies Act, being the affirmative vote of a majority of the issued and outstanding Motive Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting. Under the Companies Act, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting, and accordingly will have no effect on any of the Proposals.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Whether or not you plan to attend the Extraordinary Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.
The Motive board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” each of the Proposals.
If you have any questions or need assistance with voting, please contact Motive’s proxy solicitor, Morrow Sodali LLC.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Rob Heyvaert
Ron Heyvaert
Executive Chairman

Annex A — Agreement and Plan of Merger, dated as of September 13, 2021, by and among Motive, Merger Sub, and Forge
Annex B — Form of Proposed Certificate of Incorporation
Annex C — Form of Proposed Bylaws
Annex D — Sponsor Support Agreement, dated as of September 13, 2021, by and among Motive, Forge, the Sponsor, and certain holders of Motive Class B Shares
Annex E — Stockholder Support Agreement, dated as of September 13, 2021, by and among Motive, Forge and certain stockholders of Forge
Annex F — Amended and Restated Forward Purchase Agreement, dated as of September 13, 2021, by and between Motive and the A&R FPA Investors
Annex G — Form of Amended and Restated Registration Rights Agreement between the Sponsor, New Forge and the RRA Holders
Annex H — Form of Subscription Agreement, dated as of September 13, 2021, entered into by and between Motive and the PIPE Investors
Annex I — Form of 2022 Incentive Plan
Annex J — Form of 2022 Employee Stock Purchase Plan
Annex K — Opinion of Houlihan Lokey Capital, Inc.
Annex L — Amended and Restated Memorandum and Articles of Association of Motive

x

FREQUENTLY USED TERMS
As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires:
•
“A&R FPA” means that certain Amended and Restated Forward Purchase Agreement, by and between the A&R FPA Investors and Motive, dated September 13, 2021, attached hereto as Annex F.

•
“Business Combination” means the transactions contemplated by the Merger Agreement, including the Merger.

•
“Cayman Constitutional Documents” means Motive’s Amended and Restated Memorandum and Articles of Association, as amended from time to time, attached hereto as Annex L.

•
“Closing” means the closing of the Business Combination.

•
“DGCL” means the General Corporation Law of the State of Delaware.

•
“Domestication” means the domestication of Motive as a corporation incorporated in the State of Delaware.

•
“Domestication Common Stock” means one share of New Forge common stock, par value $0.0001 per share.

•
“Domestication Private Warrant” means a warrant to purchase one (1) share of Domestication Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) pursuant to the terms and conditions set forth in the Warrant Agreement.

•
“Domestication Public Warrant” means a warrant to purchase one (1) share of Domestication Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) pursuant to the terms and conditions set forth in the Warrant Agreement.

•
“Employee Stock Purchase Plan” means the 2022 Employee Stock Purchase Plan, in the form attached as Annex J, effective at the closing of the Business Combination.

•
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•
“Incentive Plan” means the 2022 Stock Option and Incentive Plan, in the form attached as Annex I, effective at the closing of the Business Combination.

•
“Issuances” means the issuance and sale of between 140 million and 150 million shares of Domestication Common Stock to the holders of Motive Ordinary Shares pursuant to the Merger Agreement, between five million and 14 million (depending on how many holders of Motive Class A Shares exercise their redemption rights) Forward Purchase Units pursuant to the A&R FPA (each of which represents one share of Domestication Common Stock and one-third of one Domestication Public Warrant) and 6.85 million shares of Domestication Common Stock pursuant to the PIPE Investment.

•
“Merger” means, in accordance with the DGCL, the merger of Forge with and into Merger Sub, whereupon the separate existence of Merger Sub will cease, and the Forge will survive the merger.

•
“Merger Sub” means FGI Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of New Forge.

•
“Motive” means Motive Capital Corp, a Cayman Islands exempted company.

•
“Motive Class A Share” means a Class A ordinary share, par value $0.0001, of Motive.

•
“Motive Class B Share” means a Class B ordinary share, par value $0.0001, of Motive. Also referred to as “Founder Shares”.

•
“Motive Ordinary Shares” means, collectively, Motive Class A Shares and Motive Class B Shares.

•
“Motive Private Warrant” means a warrant to purchase one (1) Motive Class A Share at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor. Pursuant to the terms of the Warrant Agreement, concurrent with the consummation of the Domestication, the terms of the Motive Private Warrants automatically will each be amended to reflect the right to purchase one (1) share of

Domestication Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) (a “Domestication Private Warrant”).
•
“Motive Public Warrant” means a warrant to purchase one (1) Motive Class A Share at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Motive’s initial public offering. Pursuant to the terms of the Warrant Agreement, concurrent with the consummation of the Domestication, the terms of the Motive Public Warrants automatically will each be amended to reflect the right to purchase one (1) share of Domestication Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) (a “Domestication Public Warrant”).

•
“Motive Shareholder” or “Motive Shareholders” means a holder or holders of Motive Ordinary Shares.

•
“Motive Unit” means a unit of Motive representing a right to acquire one Motive Class A Share and one-third of one Motive Public Warrant.

•
“New Forge” means Motive following the Domestication

•
“NYSE” means the New York Stock Exchange.

•
“PIPE Investor” means an investor who has executed a PIPE Subscription Agreement.

•
“PIPE Subscription Agreement” means those certain subscription agreements, dated as of September 13, 2021, in the form attached as Annex H, between Motive, on the one hand, and PIPE Investors, on the other hand, whereby New Forge will sell and issue to PIPE Investors shares of Domestication Common Stock, in such aggregate amount equal to $68.5 million at $10.00 per share, substantially concurrent with the consummation of the Business Combination (the “PIPE Investment”).

•
“Proposed Bylaws” means the bylaws of New Forge following the Domestication.

•
“Proposed Charter” means the certificate of incorporation of New Forge following the Domestication.

•
“Sponsor” means Motive Capital Funds Sponsor, LLC, a Cayman Islands limited liability company.

•
“Trustee” means Continental Stock Transfer & Trust Company;

•
“Warrant Agent” means Continental Stock Transfer & Trust Company.

•
“Warrant Agreement” means that certain warrant agreement, dated December 10, 2020, between Motive and Warrant Agent.

Unless specified otherwise, amounts in this proxy statement/prospectus are presented in United States (“U.S.”) dollars.
Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

QUESTIONS AND ANSWERS
The following are answers to certain questions that you may have regarding the Merger and the Extraordinary Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.
QUESTIONS AND ANSWERS ABOUT THE MERGER
Q:
Why are Motive and Forge proposing to enter into the Business Combination?

A:
Motive is a blank check company formed specifically as a vehicle to effect a merger, capital stock exchange, asset acquisition, share purchase, reorganization, recapitalization or similar business combination with one or more target businesses. In the course of Motive’s search for a business combination partner, Motive investigated the potential acquisition of many entities in various industries, including Forge, and concluded that Forge was the best candidate for a Business Combination with Motive. For more details on Motive’s search for a Business Combination partner and the board’s reasons for selecting Forge as Motive’s Business Combination partner, see “Proposal No. 1 — Background of the Business Combination” and “Proposal No. 1 — Motive’s Board of Director’s Reasons for Approving the Business Combination” included in this proxy statement/prospectus.

Q:
What is the purpose of this document?

A:
Motive and Forge have agreed to the Business Combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. The Merger Agreement also is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. The Business Combination consists of the Domestication, and the Merger, each of which is described in this proxy statement/prospectus. Holders of Motive Class A Shares and Motive Class B Shares (the “Motive Shareholders”) are being asked to consider and vote upon a proposal to approve the Business Combination Proposal, the Redomestication Proposal, the Non-Binding Organizational Documents Proposals, the Binding Charter Proposal, the Director Election Proposal, the NYSE Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary Meeting. You are encouraged to carefully read this proxy statement/prospectus, including “Risk Factors,” and all the annexes hereto.

Approval of each of the Redomestication Proposal and the Binding Charter Proposal will require a special resolution under the Companies Act, being the affirmative vote of at least two-thirds of the issued and outstanding Motive Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting or any adjournment thereof. Approval of each of the Business Combination Proposal, the Non-Binding Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal will require an ordinary resolution under the Companies Act, being the affirmative vote of a majority of the issued and outstanding Motive Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting or any adjournment thereof. Approval of the Director Election Proposal will require an ordinary resolution of the holders of Motive Class B Shares under the Companies Act, being the affirmative vote of a majority of the issued and outstanding Motive Class B Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting or any adjournment thereof.
Q:
I am a Motive warrant holder. Why am I receiving this proxy statement/prospectus?

A:
Pursuant to Section 4.5 of the Warrant Agreement, the terms of the Motive Public Warrants and Motive Private Warrants will automatically be modified upon the effective time of the Domestication to represent the right to purchase shares of Domestication Common Stock at a purchase price of $11.50 per share after the closing of the Business Combination. This proxy statement/prospectus includes important information about Forge and the business of Forge and its subsidiaries following the closing of the Business Combination. Because holders of Motive Public Warrants and Motive Private

Warrants will be entitled to purchase Domestication Common Stock after the closing of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.
Q:
Are any of the proposals conditioned on one another?

A:
Yes. Each of Proposals Nos. 1, 2, 4, and 6 is cross-conditioned on the approval of each other (the “Cross-Conditioned Proposals”). Each of the Director Election Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the Cross Conditioned Proposals and the consummation of the Business Combination. The Adjournment Proposal and the Non-Binding Organizational Documents Proposals are not conditioned upon the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that any of the Cross-Conditioned Proposals is not approved, then Motive will not consummate the Business Combination. In the absence of shareholder approval for a further extension, if Motive does not consummate the Business Combination and fails to complete an initial business combination by December 15, 2022, Motive will be required to dissolve and liquidate. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Q:
When is the Business Combination expected to occur?

A:
Assuming the requisite shareholder approvals are received, Motive expects that the Business Combination will occur as soon as practicable following the Extraordinary Meeting.

Q:
Following the Business Combination, will Motive’s securities continue to trade on a stock exchange?

A:
Yes. Motive anticipates that, following the consummation of the Business Combination, Domestication Common Stock and Domestication Public Warrants will continue to be listed on NYSE under the symbols “FRGE” and “FRGE WS”.

Q:
Who will manage New Forge?

A:
Motive expects that the current executive officers of Forge will become executive officers of the post-combination company following the Business Combination. This includes Kelly Rodriques, Chief Executive Officer, Mark Lee, Chief Financial Officer, and Jose Cobos, Chief Operating Officer. The Merger Agreement contemplates that the board of directors of New Forge following the consummation of the Business Combination will consist of nine directors, nominated as follows: two directors to be designated by Motive, which initially shall be Blythe Masters and Ashwin Kumar, and seven other directors to be designated by Forge. To date, Forge has designated Kelly Rodriques, Stephen George, Christoph Hansmeyer, Kim Vogel, James Herbert, II and Steven McLaughlin as six of its seven director nominees. Forge has not nominated designated a seventh person to be a director, so immediately following the Businesses Combination, Forge will have eight directors. For more information on Motive’s current and New Forge’s anticipated management, see “Management of New Forge after the Business Combination — Management and Board of Directors” in this proxy statement/prospectus.

Q:
What happens if the Business Combination is not consummated?

A:
If the Business Combination is not consummated, Motive may seek another suitable business combination. In the absence of shareholder approval for a further extension, if Motive does not consummate a business combination by December 15, 2022, then pursuant to Article 49.7 of its amended and restated memorandum and articles of association, Motive’s directors must take all actions necessary in accordance with the Cayman Islands Companies Act (As Revised) (the “Companies Act”) to dissolve and liquidate Motive as promptly as reasonably possible. Following dissolution, Motive will no longer exist as a company. In any liquidation, the funds held in the trust account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets will be distributed pro-rata to holders of Motive Class A Shares who acquired such shares in Motive’s IPO or in the aftermarket. The estimated consideration that each Motive Class A Share would be paid at liquidation would be approximately $      per share for shareholders based on amounts on deposit in the trust account as of                 , 2022. The closing price of a Motive Class A Share on NYSE as of                 , 2022 was $      . Our initial shareholders and the Sponsor have waived the right to any liquidation distribution with respect to any Motive Class B Shares held by them.

There will be no distribution from the trust account with respect to the Motive Class B Shares, Motive Public Warrants and Motive Private Warrants, which will expire worthless.
Q:
What happens to the funds deposited in the trust account following the Business Combination?

A:
Following the closing of the Business Combination, holders of Motive Class A Shares exercising redemption rights will receive their per share redemption price out of the funds in the trust account. The balance of the funds will be released to New Forge and utilized to pay transaction expenses, including deferred underwriting fees payable to UBS Investment Bank and J.P. Morgan Securities LLC. As of                 , 2022, there was approximately $      in Motive’s trust account. Motive estimates that approximately $      per outstanding share issued in Motive’s IPO will be paid to the holders of Motive Class A Shares exercising their redemption rights. Any funds remaining in the trust account after such payments will be used for working capital and other general corporate purposes of the combined company.

Q:
What deferred underwriting fees and fees to the Placement Agents for the PIPE Investment are payable contingent upon consummation of the Business Combination?

A:
UBS Securities LLC and J.P. Morgan Securities LLC are entitled to an aggregate of $14,490,000 in deferred underwriting commissions and an aggregate of $2,062,500 in placement agent fees in connection with the PIPE Investment, each of which is conditioned upon consummation of the Business Combination.

Q:
Did Motive’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
Yes. Motive’s board of directors obtained a third-party fairness opinion in connection with the proposed Business Combination from Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), an outside financial advisor engaged by Motive’s board of directors. For more information regarding the fairness opinion, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Opinion of Financial Advisor to Motive’s Board of Directors.”

Q:
Do any of Motive’s directors or officers have interests that may conflict with the interests of Motive’s shareholders with respect to the Business Combination?

A:
When you consider the recommendation of Motive’s board of directors in favor of approval of the Proposals, you should keep in mind that the Sponsor and Motive’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. As more fully set forth below, the Sponsor and its affiliates have approximately $11,105,000 in the aggregate at risk that depends upon the completion of a business combination. Specifically, (i) $25,000 of such amount was paid for the 10,350,000 Founder Shares (which if unrestricted and freely tradable would be valued at approximately $102.5 million, based on the closing price of Motive Class A Shares on January 14, 2022) and (ii) $11,080,000 for its 7,386,667 private placement warrants (which based on our latest quarterly third-party valuation were valued at $1.25 per private placement warrant, or approximately $9,233,330 in the aggregate, as of September 30, 2021). The Sponsor currently owns 10,230,000 of the Founder Shares (which if unrestricted and freely tradable would be valued at approximately $101.3 million, based on the closing price of Motive Class A Shares on January 14, 2022) and all 7,386,667 of the private placement warrants and each of the four independent directors of Motive owns 30,000 of the Founder Shares (which if unrestricted and freely tradable would be valued at approximately $297,000, based on the closing price of Motive Class A Shares on January 14, 2022). Motive’s officers and directors, other the four independent directors who received Founder Shares, collectively own, directly or indirectly, a material interest in the Sponsor. The foregoing interests, and those set forth in more detail below, present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with public shareholders — as such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. These interests include, among other things:

•
If the Merger or another business combination is not consummated by December 15, 2022, Motive will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Motive Ordinary Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 10,350,000 Founder Shares held by the Sponsor and our directors would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $       based upon the closing price of $       per public share on NYSE on            , 2022, the Motive record date.

•
The Sponsor purchased an aggregate of 7,386,667 Motive Private Warrants from Motive for an aggregate purchase price of $11,080,000 (or $1.50 per warrant) in a private placement. These purchases took place on a private placement basis simultaneously with the consummation of Motive’s IPO. A portion of the proceeds Motive received from these purchases was placed in the trust account. Such warrants had an estimated aggregate value of $        based on the closing price of $       per Motive Public Warrant on NYSE on            , 2022, the Motive record date. The Motive Private Warrants will become worthless if Motive does not consummate a business combination by December 15, 2022.

•
The Sponsor has invested in Motive an aggregate of $11,105,000, comprised of the $25,000 purchase price for 10,350,000 Founder Shares and the $11,080,000 purchase price for the Motive Private Warrants. Even if the trading price of the shares of Domestication Common Stock post-Business Combination were as low as $1.07 per share, and the Motive Private Warrants are worthless, the value of the Founder Shares would be almost equal to the Sponsor’s initial investment in Motive. As a result, the Sponsor and its affiliates may realize a positive rate of return on such investments even if other public shareholders experience a negative rate of return following the Business Combination. On the other hand, if Motive liquidates without completing a business combination, the Sponsor will likely lose its entire investment in Motive. Accordingly, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

•
The Sponsor or an affiliate of the Sponsor or certain of Motive’s directors and officers may, but are not obligated to, loan Motive funds as may be required to consummate the Business Combination (“Working Capital Loans”). Upon consummation of the Business Combination, Motive would repay the Working Capital Loans out of the proceeds of the trust account released to Motive. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that the Business Combination does not close, Motive may use a portion of proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. As of            , 2022 there were no Working Capital Loans outstanding.

•
If Motive is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Motive for services rendered or contracted for or products sold to Motive. If Motive consummates a business combination, on the other hand, Motive will be liable for all such claims.

•
Motive’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Motive’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Motive fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Motive may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by December 15, 2022. As of           , 2022 there were no reimbursable expenses outstanding.

•
The Cayman Constitutional Documents provide for, and the Proposed Charter and Proposed Bylaws would provide for, indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

•
Motive’s existing directors and officers will be eligible for continued indemnification and continued coverage under Motive’s directors’ and officers’ liability insurance following the consummation of the Business Combination pursuant to the Merger Agreement.

•
Motive entered into an amended and restated forward purchase agreement with the A&R FPA Investors to purchase between five million and 14 million (depending on how many holders of Motive Class A Shares exercise their redemption rights) Forward Purchase Units substantially concurrently with the consummation of the Business Combination at a purchase price of $10.00 per Forward Purchase Unit, for an aggregate purchase price of between $50 million and $140 million. For more information, please see the section entitled “Certain Relationships and Related Person Transactions — Motive — A&R FPA”.

•
The Sponsor (including its representatives and affiliates) and Motive’s directors and officers are, or may in the future become, affiliated with entities that are engaged in a similar business to Motive. The Sponsor and Motive’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Motive completing its initial business combination. Motive’s directors and officers are not required to commit any specified amount of time to Motive’s affairs, and, accordingly, will have conflicts of interest in allocating management time among various business activities. Moreover, certain of Motive’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Motive’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Motive and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Motive’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Motive, subject to applicable fiduciary duties under the Companies Act. Motive’s Cayman Constitutional Documents provide that, to the fullest extent permitted by applicable law, Motive renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for a director or officer of Motive, on the one hand, and Motive, on the other. Motive does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for a business combination. Motive is not aware of any such corporate opportunities not being offered to it and does not believe the renouncement of its interest in any such corporate opportunities impacted its search for an acquisition target.

•
Pursuant to the A&R Registration Rights Agreement and the A&R FPA, the Sponsor and its affiliates will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Domestication Common Stock and Domestication Public Warrants held by such parties following the consummation of the Business Combination.

The exercise of Motive’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Motive shareholders’ best interests.
Q:
What consideration will equityholders of Forge receive in the Merger?

A:
Subject to the terms and conditions set forth in the Merger Agreement, in consideration of the Merger, each outstanding share of Forge’s capital stock (excluding shares owned by Motive or by Forge as treasury stock or dissenting shares) (i) if vested, will be canceled and converted into the right to receive either cash or Domestication Common Stock, or a combination thereof, equal to the Per-Share Merger Consideration (as defined in the Merger Agreement), which mix of cash and stock shall correspond to that elected by each holder of Forge vested shares; provided, that in no event shall a holder of Forge vested shares be permitted to elect greater than fifteen percent (15%) cash and in no event will the aggregate amount of cash payable to all holders of vested Forge shares exceed $100 million and (ii) if unvested, will be canceled and converted into the right to receive a number of shares of unvested Domestication Common Stock (subject to the same terms and conditions, including with respect to vesting, as the unvested share of Forge’s capital stock) equal to (A) the Securities Merger

Consideration (as defined in the Merger Agreement) multiplied by (B) the Exchange Ratio (as defined in the Merger Agreement). In addition, at the Closing (i) each outstanding option to purchase Forge capital stock, whether vested or unvested, will be assumed and converted into an option with respect to a number of shares of Domestication Common Stock in the manner set forth in the Merger Agreement and (ii) each outstanding warrant to purchase Forge capital stock, whether or not exercisable, will be assumed and converted into a warrant with respect to a number of shares of Domestication Common Stock in the manner set forth in the Merger Agreement. The total consideration paid to holders of Forge’s outstanding equity securities will include shares of Domestication Common Stock and options and warrants to acquire shares of Domestication Common Stock having an aggregate value equal to $1.5 billion, less the amount of any cash consideration payable to holders of vested Forge shares, consisting of (assuming the maximum amount of cash consideration, i.e., $100 million) an aggregate of 140 million newly issued shares of Domestication Common Stock and options and warrants to acquire shares of Domestication Common Stock, in each case, with a deemed value of $10.00 per share solely for purposes of determining the aggregate number of shares payable to holders of Forge capital stock.
Q:
Will I experience dilution as a result of the Business Combination?

A:
Prior to the A&R FPA Investment, PIPE Investment and the Business Combination, the Motive shareholders who hold shares issued in the IPO own approximately 80% of the issued and outstanding Motive Ordinary Shares as of                 , 2022. After giving effect to the A&R FPA Investment, PIPE Investment and the Business Combination, the ownership level of Motive’s current public shareholders will be reduced. The following table shows the impact of redemptions on non-redeeming shareholders and all sources and the extent of dilution that holders of Motive Class A Shares that do not redeem their shares may experience in connection with the A&R FPA Investment, PIPE Investment and the Business Combination, assuming various redemption scenarios.

	No Redemption Scenario(1)			50% of Maximum Redemption Scenario(2)			Maximum Redemption Scenario(3)
	Number of Shares (in millions)	% Ownership	Fully Diluted Ownership %	Number of Shares (in millions)	% Ownership	Fully Diluted Ownership %	Number of Shares (in millions)	% Ownership	Fully Diluted Ownership %
Forge Stockholders(4)	124.9	66.3%	55.1%	124.9	70.6%	57.4%	134.9	81.2%	65.1%
Holders of Motive Class A Shares	41.4	22.0%	18.3%	20.7	11.7%	9.5%	—	—	—
Holders of Motive Class B Shares	10.4	5.5%	4.6%	10.4	5.9%	4.8%	10.4	6.2%	5.0%
A&R FPA Investors	5.0	2.7%	2.2%	14.0	7.9%	6.4%	14.0	8.4%	6.8%
PIPE Investors	6.9	3.6%	3.0%	6.9	3.9%	3.1%	6.9	4.1%	3.3%
Total Outstanding	188.5	100.0%	83.2%	176.8	100.0%	81.2%	166.1	100.0%	80.2%
Motive Public Warrants (5)	13.8		6.1%	13.8		6.3%	13.8		6.7%
Motive Private Warrants	7.4		3.3%	7.4		3.4%	7.4		3.6%
Forge Options and Forge Warrants(4) (6)	15.1		6.7%	15.1		6.9%	15.1		7.3%
Warrants Issued to A&R FPA Investors	1.7		0.7%	4.7		2.1%	4.7		2.3%
Total Dilutive Warrants and Options	38.0		16.8%	41.0		18.8%	41.0		19.8%
Total Fully Diluted(7)	226.5		100.0%	217.8		100.0%	207.1		100.0%
IPO Underwriting Fee(8)	$22,770,000			$22,770,000			$22,770,000
Fee as a % of Motive IPO Proceeds (net of redemptions)	5.5%			11.0%			N/A(9)

(1)
This scenario assumes (i) that no Motive Class A Shares are redeemed and (ii) the Cash Merger Consideration is $100 million.

(2)
This scenario assumes (i) that 20,700,000 Motive Class A Shares are redeemed and (ii) the Cash Merger Consideration is $100 million.

(3)
This scenario assumes that all Motive Class A Shares are redeemed and the $68.5 million received as proceeds from the PIPE Investment and $140 million received as proceeds from the A&R FPA Investment are sufficient to satisfy the $208.5 million Minimum Cash Condition. In this scenario, the Cash Merger Consideration is $0.

(4)
Assumes no Forge options or warrants are exercised prior to the consummation of the Business Combination.

(5)
Includes warrants retained by the holders of Motive Class A Shares that elect to have their shares redeemed.

(6)
Includes both vested and unvested Forge options and Forge warrants, which upon closing of the Merger will be converted into options and warrants to acquire Domestication Common Stock.

(7)
Does not give effect to the shares reserved for issuance under the Incentive Plan and Employee Stock Purchase Plan. See “Proposal No. 7 — The Incentive Plan Proposal” and “Proposal No. 8 — The Employee Stock Purchase Plan Proposal” for additional information.

(8)
Consists of $8,280,000 of underwriting fees already paid and $14,490,000 of deferred underwriting fees due upon completion of the Business Combination.

(9)
In this scenario there are no IPO Proceeds net of redemptions.

Q:
How do redemptions affect the value of the Domestication Common Stock?

A:
The table below shows the potential impact of redemptions on the pro forma book value per share of Domestication Common Stock that will be outstanding immediately after the Closing.

	Forge (Historical)	Motive (Historical)	Pro Forma, Assuming:
			No Redemption Scenario(2)	50% of Maximum Redemption Scenario(3)	Maximum Redemption Scenario(4)
As of September 30, 2021
Book value per share(1)	$(2.76)	$(0.90)	$2.89	$3.15	$1.89

(1)
Pro forma book values have been derived from the unaudited pro forma condensed combined balance sheet as of September 30, 2021 included in the “Unaudited Pro Forma Condensed Combined Financial Information” section of this proxy statement/prospectus.

(2)
This scenario assumes (i) that no Motive Class A Shares are redeemed and (ii) the Cash Merger Consideration is $100 million.

(3)
This scenario assumes (i) that 20,700,000 Motive Class A Shares are redeemed and (ii) the Cash Merger Consideration is $100 million.

(4)
This scenario assumes that all Motive Class A Shares are redeemed and the $68.5 million received as proceeds from the PIPE Investment and $140 million received as proceeds from the A&R FPA Investment are sufficient to satisfy the $208.5 million Minimum Cash Condition.

The foregoing table is provided for illustrative purposes only and there can be no assurance that the Domestication Common Stock will trade at the illustrative per share values set forth therein, regardless of the levels of redemption. See “Risk Factors — Risks Relating to Ownership of Domestication Common Stock Following the Business Combination — The market price and trading volume of Domestication Common Stock may be volatile and could decline significantly following the Business Combination.” Further, we have not received any indications from shareholders regarding their intentions to redeem or retain their Motive Class A Shares upon consummation of the Business Combination and have not formulated any expectation as to which, if any, of the illustrative scenarios included in the foregoing table is most likely.

Q:
What happens if a substantial number of public shareholders vote in favor of the Business Combination proposal and exercise their redemption rights?

A:
Motive’s public shareholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote for or against the Business Combination, or vote at all, in order to exercise such rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of Motive Shareholders are substantially reduced as a result of redemptions by public shareholders. Although the requirement that Motive have at least $5,000,001 of net tangible assets is expected to be satisfied as a result of the A&R FPA Investment and the PIPE Investment, even if all of the Motive Class A Shares are converted, with fewer public shares and public stockholders, the trading markets for Domestication Common Stock and Domestication Public Warrants following the closing of the Business Combination may be less liquid than the markets for Motive Class A Shares and Motive Public Warrants were prior to the Business Combination, and New Forge may not be able to meet the listing standards of NYSE or an alternative national securities exchange. In addition, with less funds available from the trust account, the capital infusion from the trust account into Forge’s business will be reduced and Forge may not be able to fully achieve its business plans or goals.

Q:
What happens to the Motive Public Warrants held by shareholders who elect to redeem their Motive Class A Shares?

A:
The redemption of shares by holders of Motive Class A Shares does not require that such holders also redeem Motive Public Warrants they hold. As a result, such holders may retain the option value embedded in such Motive Public Warrants even if they do not retain the risk of holding Domestication Common Stock. Exercises of such Motive Public Warrants (which will convert to Domestication Public Warrants in the Merger) will result in dilution to shareholders of New Forge even though New Forge did not receive the benefit of the trust funds associated with the corresponding Motive Class A Shares. Assuming that all Motive Class A Shares are redeemed (and the $68.5 million received as proceeds from the PIPE Investment and $140 million received as proceeds from the A&R FPA Investment are sufficient to satisfy the $208.5 million Minimum Cash Condition), the warrants held by persons whose shares were redeemed (assuming the holders of such shares also held one-third of a Motive Public Warrant per each such share) would have had an aggregate market value of approximately $       based on the closing price of the Motive Public Warrants of $       on the NYSE on            , 2022.

Q:
Will Motive enter into any financing arrangements in connection with the Business Combination?

A:
Yes. Substantially concurrent with the consummation of the Business Combination, Motive will consummate the sale of (i) an aggregate of 6.85 million shares of Domestication Common Stock at a purchase price of $10.00 per share, for an aggregate purchase price of $68.5 million, to the PIPE Investors and (ii) an aggregate of between five million and 14 million (depending on how many holders of Motive Class A Shares exercise their redemption rights) Forward Purchase Units to the A&R FPA Investors at a purchase price of $10.00 per Forward Purchase Unit, for an aggregate purchase price of between $50 million and $140 million.

Q:
Is the consummation of the Business Combination subject to any conditions?

A:
Yes. The obligations of each of Motive, Forge, and Merger Sub to consummate the Business Combination are subject to conditions, as more fully described in “Proposal No. 1 — The Merger Agreement — Conditions to Closing” in this proxy statement/prospectus.

Q:
What is the Minimum Cash Condition and what is the maximum number of shares that may be redeemed in order for Motive to satisfy the Minimum Cash Condition?

A:
The Merger Agreement provides that the obligations of Forge to consummate the Merger are conditioned on, among other things, that as of 12:01 a.m. on the Closing Date, the amount of cash available in the trust account, after deducting the amount required to satisfy Motive’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Forge or Motive) (such amount, the “Trust Amount”) plus the PIPE Investment amount actually received by Motive and the forward purchase consideration actually received, is at least equal to $208.5 million (the “Minimum Cash Condition”). Assuming the PIPE Investment and A&R FPA Investment are completed, the Minimum Cash Condition will be met regardless of the level of redemptions by Motive’s shareholders.
Q:
Will holders of Motive Ordinary Shares, Motive Public Warrants or Motive Private Warrants be subject to U.S. federal income tax on the Domestication Common Stock or Domestication Public Warrants received in the Domestication?

A:
As discussed more fully under the section titled “U.S. Federal Income Tax Considerations”, although it is intended that the Domestication qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which generally provides for tax-free treatment, the Domestication is likely to be a taxable event for U.S. Holders of Motive securities under the passive foreign investment company (“PFIC”) rules of the Code as a result of the likelihood that Motive is classified as a PFIC. In addition, certain U.S. Holders may also be subject to tax under Section 367(b) of the Code as a result of the inbound transfer of assets from Motive to the United States.

For a more detailed discussion of certain U.S. federal income tax consequences of the Domestication, see “U.S. Federal Income Tax Considerations” in this proxy statement/prospectus. Holders should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Domestication.
Q:
Why is Motive proposing the Redomestication Proposal?

A:
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of Motive’s domicile to Delaware. Further, Motive’s board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Motive’s board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of the Motive and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Proposal No. 2 — Redomestication Proposal.”

To effect the Domestication, Motive will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Motive will be domesticated and continue as a Delaware corporation.
The approval of the Redomestication Proposal is a condition to the closing of the Merger under the Merger Agreement. The approval of the Redomestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of at least two-thirds of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.
Q:
What amendments will be made to the Cayman Constitutional Documents?

A:
The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Motive Shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Cayman Constitutional Documents, in each case, under the Companies Act, with the Proposed Charter and Proposed Bylaws, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents. A table summarizing the material differences between the Cayman Constitutional Documents and the Proposed Charter and Proposed Bylaws is found in the section entitled “Comparison of Corporate Governance and Shareholders’/Stockholders’ Rights” and further described in “Proposal No. 3 — Non-Binding Organizational Documents Proposals” and “Proposal No. 4 — Binding Charter Proposals”.

Q:
How will the Domestication affect my Motive Ordinary Shares, Motive Public Warrants, Motive Private Warrants and Motive Units?

A:
As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding Motive Class A Share, will convert automatically, on a one-for-one basis, into a share of Domestication Common Stock; (2) each of the then issued and outstanding Motive Class B Share, will convert automatically, on a one-for-one basis, into a share of Domestication Common Stock; (3) each then issued and outstanding Motive Public Warrant will represent a right to acquire one share of Domestication Common Stock (the “Domestication Public Warrants”), on the terms and conditions set forth in the warrant agreement, dated December 10, 2020, between Motive and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”); (4) each then issued and outstanding Motive Private Warrant will represent a right to acquire one share of Domestication Common Stock (the “Domestication Private Warrants”), on the terms and conditions set forth in the Warrant Agreement and (5) each then issued and outstanding Motive Unit that has not been previously separated into the underlying Motive Class A Shares and underlying Motive Public Warrants, will be separated and will entitle the each Motive Unit thereof to one share of Domestication Common Stock and one-third of one Domestication Public Warrant. Following the Domestication and prior to the Merger, the former holders of Motive Class A Shares, Motive Class B Shares, Motive Public Warrants and Motive Private Warrants will have the same relative ownership of New Forge as they did in Motive and the cash value of the securities received in the Domestication should be substantially the same as the cash value of the securities held by the owner before the Domestication.

Q:
How do the Motive Public Warrants differ from the Motive Private Warrants and what are the related risks for any holders of Domestication Public Warrants following the Business Combination?

A:
The Motive Private Warrants are (and the Domestication Private Warrants will be) identical to the Motive Public Warrants and Domestication Public Warrants, as applicable, in all material respects, except that the Motive Private Warrants/Domestication Private Warrants and the Motive Class A Shares/Domestication Common Stock issuable upon the exercise of the Motive Private Warrants/Domestication Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Motive Private Warrants/Domestication Private Warrants will be exercisable on a cashless basis and will not be redeemable by Motive/New Forge (except as described in the notes to Motive’s financial statements included elsewhere in this proxy statement/prospectus) so long as they are held by the initial purchasers or their permitted transferees. If the Motive Private Warrants/Domestication Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Motive Private Warrants/Domestication Private Warrants will be redeemable by Motive/New Forge and exercisable by such holders on the same basis as the Motive Public Warrants/Domestication Public Warrants.

Following the Business Combination, New Forge may redeem the Domestication Public Warrants prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. New Forge will have the ability to redeem outstanding Domestication Public Warrants upon not less than 30 days’ prior written notice of redemption to each warrant holder at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Domestication Common Stock for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like). New Forge will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Domestication Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to that Domestication Common Stock is available throughout the 30-day redemption period. If and when the Domestication Public Warrants become redeemable by New Forge, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Domestication Public Warrants could force the holders of Domestication Public Warrants (i) to exercise their Domestication Public Warrants and pay the exercise price therefore at a time when it may be disadvantageous for such holders to do so, (ii) to sell their Domestication Public Warrants at the then-current market price when they might otherwise wish to hold their Domestication Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Domestication Public Warrants are called for redemption, is likely to be substantially less than the market value of the Domestication Public Warrants.
In addition, New Forge will have the ability to redeem the outstanding Domestication Public Warrants upon not less than 30 days’ prior written notice of redemption at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their Domestication Public Warrants prior to redemption for a number of shares of Domestication Common Stock determined based on the redemption date and the fair market value of the Domestication Common Stock and, if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), holders will be able to exercise their warrants on a cashless basis. Please see the notes to Motive’s financial statements included elsewhere in this proxy statement/prospectus. The value received upon exercise of the Domestication Public Warrants (1) may be less than the value the holders would have received if they had exercised their Domestication Public Warrants at a later time when the underlying share price is higher and (2) may not compensate the holders for the value of the Domestication Public Warrants.
In each case, New Forge may only call the Domestication Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their Domestication Public Warrants prior to the time of redemption and, at New Forge’s election, any such exercise may be required to be on a cashless basis. As required by the terms of the Warrant Agreement, notice of redemption will be mailed by first class mail, postage prepaid, by New Forge to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books of New Forge. (The Warrant Agreement provides that any notice mailed in the foregoing manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice.) In addition, beneficial owners of the redeemable warrants will be notified of such redemption via New Forge’s posting of the redemption notice to DTC.
Recent trading prices for the Motive Class A Shares have not exceeded the $10.00 per share threshold at which the Motive Public Warrants would become redeemable.
QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY MEETING
Q:
What is being voted on at the Extraordinary Meeting?

A:
Below are the Proposals that the Motive’s shareholders are being asked to vote on:

1.
Proposal No. 1: The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt by ordinary resolution the Agreement and Plan of Merger, dated as of September 13, 2021 (the “Merger Agreement”), by and among Motive, Merger Sub, and Forge, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereunder, including the Merger and the issuance of shares of Domestication Common Stock pursuant to the Merger Agreement.

2.
Proposal No. 2: The Redomestication Proposal — To consider and vote upon a proposal to approve by special resolution, the change of Motive’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”).

3.
Proposal No. 3: The Non-Binding Organizational Documents Proposals — To consider and vote upon, separately presented proposals to approve by ordinary resolution certain governance provisions in the Certificate of Incorporation of New Forge (the “Proposed Charter”) and the Bylaws of New Forge (the “Proposed Bylaws”, together with the Proposed Charter, the “Proposed

Organizational Documents”), which are being separately presented in accordance with SEC requirements and which will each be voted upon on a non-binding advisory basis:
•
Proposal No. 3A: Authorized Shares — A proposal to amend the Cayman Constitutional Documents to authorize the change in the authorized capital stock of Motive from (i) 500,000,000 Motive Class A Shares, 50,000,000 Motive Class B Shares and 5,000,000 preference shares, par value $0.0001 per share (the “Motive Preference Shares”) to (ii) shares of Domestication Common Stock and shares of New Forge preferred stock.

•
Proposal No. 3B: Exclusive Forum Provision — A proposal to amend the Cayman Constitutional Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

•
Proposal No. 3C: Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents — A proposal to amend the Cayman Constitutional Documents to approve provisions requiring the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the Proposed Bylaws and (ii) two-thirds of the outstanding shares of capital stock entitled to vote, and two-thirds of the outstanding shares of each class entitled to vote as a class, to amend or repeal any provision of Articles V (the provisions regarding stockholder actions without a meeting and who can call special meetings of stockholders), VI (the provisions regarding the size of the New Forge Board, the classification of the New Forge Board, the filling of vacancies and the election and removal of directors), VII (the provisions regarding the limited liability of directors of New Forge), VIII (the provisions regarding requirements to amend the Bylaws by the Board of New Forge or by stockholders) and IX (the provisions relating to the amendment of the Charter) of the Proposed Charter.

•
Proposal No. 3D: Removal of Directors — A proposal to amend the Cayman Constitutional Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class.

•
Proposal No. 3E: Action by Written Consent of Stockholders — A proposal to amend the Cayman Constitutional Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

•
Proposal No. 3F: Other Changes In Connection With Adoption of the Proposed Organizational Documents — A proposal to amend the Cayman Constitutional Documents to authorize (1) changing the corporate name from “Motive Capital Corp” to “Forge Global Holdings, Inc.”, (2) making New Forge’s corporate existence perpetual, and (3) removing certain provisions related to Motive’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

4.
Proposal No. 4: The Binding Charter Proposal — To consider and vote upon a proposal to approve by special resolution the Proposed Charter in the form attached hereto as Annex B.

5.
Proposal No. 5: The Director Election Proposal — To consider and vote upon a proposal to approve by ordinary resolution of the holders of Motive Class B Shares eight (8) individuals to serve as members of the board of directors of New Forge following the consummation of the Business Combination.

6.
Proposal No. 6: The NYSE Proposal — To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the New York Stock Exchange (“NYSE”), the issuance of more than 20% of the issued and outstanding Motive Ordinary Shares in connection with the Issuances.

7.
Proposal No. 7: The Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the 2022 Stock Option and Incentive Plan in the form attached hereto as Annex I.

8.
Proposal No. 8: The Employee Stock Purchase Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the 2022 Employee Stock Purchase Plan in the form attached hereto as Annex J.

9.
Proposal No. 9: The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Redomestication Proposal, the Binding Charter Approval Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal, and the NYSE Proposal.

Each of Proposals Nos. 1, 2, 4, and 6 is cross-conditioned on the approval of each other (the “Cross-Conditioned Proposals”). Each of the Director Election Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the Cross Conditioned Proposals and the consummation of the Business Combination. The Adjournment Proposal and the Non-Binding Organizational Documents Proposals are not conditioned upon the approval of any other Proposal set forth in this proxy statement/prospectus.
Approval of each of the Redomestication Proposal and the Binding Charter Proposal will require a special resolution under the Companies Act, being the affirmative vote of at least two-thirds of the issued and outstanding Motive Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting or any adjournment thereof. Approval of each of the Business Combination Proposal, the Non-Binding Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal will require an ordinary resolution under the Companies Act, being the affirmative vote of a majority of the issued and outstanding Motive Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting or any adjournment thereof. Approval of the Director Election Proposal will require an ordinary resolution of the holders of Motive Class B Shares under the Companies Act, being the affirmative vote of a majority of the issued and outstanding Motive Class B Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting or any adjournment thereof. Under the terms of the Cayman Constitutional Documents, only the holders of Motive Class B Shares are entitled to vote on the Director Election Proposal.
For more information see “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Redomestication Proposal,” “Proposal No. 3 — The Non-Binding Organizational Documents Proposals,” “Proposal No. 4 — The Binding Charter Proposal”, “Proposal No. 5 — The Director Election Proposal,” “Proposal No. 6 — The NYSE Proposal,” “Proposal No. 7 — The Incentive Plan Proposal,” “Proposal No. 8 — The Employee Stock Purchase Plan Proposal,” and “Proposal No. 9 — The Adjournment Proposal.”
Motive’s initial shareholders including the Sponsor and our officers and directors, who as of the record date, owned 10,350,000 Motive Ordinary Shares, or approximately 20% of the issued and outstanding Motive Ordinary Shares, have agreed to vote their respective ordinary shares acquired by them prior to the IPO, any shares they purchase in the open market in or after the IPO, in favor of the Proposals.
Q:
When and where is the Extraordinary Meeting?

A:
The Extraordinary Meeting will be held on                 , 2022, at                 a.m., Eastern Time, at the offices of Gibson, Dunn & Crutcher LLP located at 200 Park Ave, New York, NY 10166 and virtually at                 . Due to the COVID-19 pandemic, we are encouraging our shareholders to attend the Extraordinary Meeting virtually by using the following information:

Webcast URL:
US Toll Free:
International Toll:
Participant Passcode:
Q:
Who may vote at the Extraordinary Meeting?

A:
Only holders of record of Motive Ordinary Shares as of the close of business on                 , 2022, the record date, may vote at the Extraordinary Meeting. As of the record date, there were     Motive Ordinary Shares outstanding and entitled to vote. Please see “The Extraordinary Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:
What is the quorum requirement for the Extraordinary Meeting?

A:
Motive shareholders representing a majority of the shares in the capital of Motive issued and outstanding as of the record date and entitled to vote at the Extraordinary Meeting must be present in person (or online) or represented by proxy (or, if a shareholder is a corporation or other non-natural person, by its duly authorized representative or proxy) in order to hold the Extraordinary Meeting and conduct business. This is called a quorum. Motive Ordinary Shares will be counted for purposes of determining the existence of a quorum if the shareholder (i) is present in person (or online) and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum within half an hour from the time appointed for the meeting to commence, the Extraordinary Meeting will be adjourned to the same day in the next week at the same time and place or to such other day, time and place as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum.

Q:
What vote is required to approve the Proposals?

A:
Approval of each of the Redomestication Proposal and the Binding Charter Proposal will require a special resolution under the Companies Act, being the affirmative vote of at least two-thirds of the issued and outstanding Motive Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting or any adjournment thereof. Approval of each of the Business Combination Proposal, the Non-Binding Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal will require an ordinary resolution under the Companies Act, being the affirmative vote of a majority of the issued and outstanding Motive Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting or any adjournment thereof. Approval of the Director Election Proposal will require an ordinary resolution of the holders of Motive Class B Shares under the Companies Act, being the affirmative vote of a majority of the issued and outstanding Motive Class B Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting or any adjournment thereof. Under the terms of the Cayman Constitutional Documents, only the holders of Motive Class B Shares are entitled to vote on the Director Election Proposal. Under the Companies Act, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting, and accordingly will have no effect on any of the Proposals.

Q:
How are the votes of Motive Ordinary Shares counted?

A:
Each Motive Ordinary Share entitles the holder to one (1) vote at the Extraordinary Meeting on each Proposal (other than the Director Election Proposal) to be considered at the Extraordinary Meeting. With respect to the Director Election Proposal, only Motive Class B Shares are entitled to vote at the Extraordinary Meeting.

Q:
How will the initial shareholders vote?

A:
Motive’s initial shareholders including the Sponsor and our officers and directors, who as of the record date, owned 10,350,000 Motive Ordinary Shares, or approximately 20% of the issued and outstanding Motive Ordinary Shares, have agreed to vote their respective Motive Ordinary Shares acquired by them prior to the IPO, any shares they purchase in the open market in or after the IPO, in favor of the Proposals.

Q:
What do I need to do now?

A:
We urge you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and consider how the Business Combination will affect you as a Motive Shareholder. You should vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
Do I need to attend the Extraordinary Meeting to vote my shares?

A:
No. You are invited to attend the virtual Extraordinary Meeting to vote on the Proposals described in this proxy statement/prospectus in person or through the virtual meeting platform. Due to the COVID-19 pandemic, however, we are encouraging our shareholders to attend the Extraordinary Meeting virtually by means of a teleconference or webcast. However, you do not need to attend the Extraordinary Meeting to vote your Motive Ordinary Shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card in the pre-addressed postage paid envelope. Your vote is important. We encourage you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q:
Am I required to vote against the Proposals in order to have my Motive Class A Shares redeemed?

A:
No. You are not required to vote against the Proposals, nor do you have to be a holder of Motive Class A Shares as of the record date, in order to have the right to demand that Motive redeem your Motive Class A Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the trust account (including interest earned on your pro rata portion of the trust account, net of taxes payable) before payment of deferred underwriting commissions. These redemption rights in respect of the Motive Class A Shares are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of Motive Class A Shares electing to exercise their redemption rights will not be entitled to receive such payments and their Motive Class A Shares will be returned to them.

Q:
How do holders of Motive Class A Shares exercise their redemption rights?

A:
If you are a holder of Motive Class A Shares and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time on                 , 2022 (two business days before the Extraordinary Meeting), that Motive redeem your shares for cash, and (ii) submit your request in writing to Motive’s transfer agent, at the address listed at the end of this section and deliver your shares to Motive’s transfer agent (physically, or electronically using the DWAC (Deposit/Withdrawal At Custodian) system) at least two business days prior to the vote at the Extraordinary Meeting.

Any corrected or changed written demand of redemption rights must be received by Motive’s transfer agent two business days prior to the Extraordinary Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two business days prior to the vote at the Extraordinary Meeting.
Holders of Motive Class A Shares may seek to have their shares redeemed regardless of whether they vote for or against the Proposals and whether or not they are holders of Motive Class A Shares as of the record date. Any public shareholder who holds holder of Motive Class A Shares on or before                 , 2022 (two business days before the Extraordinary Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, at the consummation of the Business Combination. If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Q:
How can I vote?

A:
If you were a holder of record of Motive Ordinary Shares on                 , 2022, the record date for the Extraordinary Meeting, you may vote by attending the Extraordinary Meeting and voting in person or through the virtual meeting platform, or by submitting a proxy by mail. Votes received after a Proposal has been voted upon at the Extraordinary Meeting will not be counted. Due to the COVID-19 pandemic, shareholders are encouraged to attend the virtual meeting or submit a proxy by mail. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee. You should contact your broker, bank or nominee in advance to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. Your broker or bank or other nominee may provide you with a form of voting instruction card (including any telephone or Internet voting instructions) for this purpose. Alternatively, if you wish to attend the Extraordinary Meeting and vote in person or through the virtual meeting platform, you must obtain a proxy from your broker, bank or nominee.
Q:
If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:
No. Under applicable rules, your broker, bank or nominee cannot vote your Motive Ordinary Shares with respect to non-discretionary matters unless you provide instructions on how to vote your shares in accordance with the procedures communicated to you by your broker, bank or nominee. Motive believes the Proposals are non-discretionary and, therefore, your broker, bank or nominee cannot vote your Motive Ordinary Shares without your voting instructions. If you do not provide instructions with your proxy, your bank, broker or other nominee may submit a proxy card expressly indicating that it is NOT voting your Motive Ordinary Shares; this indication that a bank, broker or nominee is not voting your Motive Ordinary Shares is referred to as a “broker non-vote.” Under the Companies Act, broker non-votes will be considered present for the purposes of establishing a quorum but will have no effect on any of the Proposals. Because your bank, broker or other nominee can vote your Motive Ordinary Shares only if you provide voting instructions, it is important that you instruct your broker how to vote.

Q:
What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:
Motive will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Extraordinary Meeting. For purposes of approval under the Companies Act, an abstention on any Proposal will have no effect on such Proposal.

If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary Meeting in person (or via teleconference), the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary Meeting and, if a quorum is present, will have no effect on any of the Proposals.
Q:
May I seek statutory dissenter rights with respect to my Motive Ordinary Shares?

A:
No. Dissenter rights are not available to holders of Motive Ordinary Shares under the Companies Act or under the governing documents of Motive in connection with the Proposals.

Q:
What happens if I sell my Motive Ordinary Shares before the Extraordinary Meeting?

A:
The record date for the Extraordinary Meeting is earlier than the date that the Business Combination is expected to be consummated. If you transfer your Motive Ordinary Shares after the record date, but before the Extraordinary Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Extraordinary Meeting. However, you would not be entitled to receive any shares of Domestication Common Stock following the consummation of the Business Combination because only Motive shareholders at the time of the consummation of the Business Combination will be entitled to receive Domestication Common Stock in connection with the Business Combination. In addition, you will not be entitled to exercise redemption rights.

Q:
Can I change my vote after I have mailed my proxy card?

A:
Yes. You may change your vote at any time before your proxy is voted at the Extraordinary Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Extraordinary Meeting and casting your vote in person or through the virtual meeting platform or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Extraordinary Meeting. If you hold your Motive Ordinary Shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to our secretary, which must be received by our secretary prior to the Extraordinary Meeting.
Q:
Should I send in my share certificates now?

A:
Motive Shareholders who do not elect to have their Motive Class A Shares redeemed for a pro rata share of the trust account need not submit their certificates at this time. If you intend to have your shares redeemed, you should send your certificates or tender your shares electronically no later than two business days before the Extraordinary Meeting. Please see “The Extraordinary Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Motive Ordinary Shares for cash.

Q:
What should I do if I receive more than one set of voting materials?

A:
Motive Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Motive Ordinary Shares.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
It is expected that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the trust account in exchange for its Motive Class A Shares will generally be treated as selling such Motive Class A Shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Motive Class A Shares that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption of any shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations.”
All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.
Q:
Who can help answer my questions?

A:
If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact Motive’s proxy solicitor at:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor
South Tower
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: MOTV@investor.morrowsodali.com
You may also obtain additional information about Motive from documents filed with the SEC by following the instructions in “Where You Can Find More Information.”
If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, Motive’s transfer agent, at the address below prior to the Extraordinary Meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2022 (two business days before the Extraordinary Meeting) in order for their Motive Class A Shares to be redeemed. If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Parties to the Business Combination
Motive Capital Corp
Motive is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Shares, units and warrants are currently listed on NYSE under the symbols “MOTV,” “MOTV.U,” and “MOTV WS,” respectively. The mailing address of Motive’s principal executive office is 7 World Trade Center, 250 Greenwich Street, FL 47, New York, NY 10007 and the telephone number of Motive’s principal executive office is (212) 657-0200.
FGI Merger Sub, Inc.
Merger Sub is a Delaware corporation and subsidiary of Motive formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.
Forge Global, Inc.
Forge is a Delaware corporation incorporated in 2014. Forge is a financial services platform created to serve the unique needs of the private market. The mailing address of Forge’s principal executive office is 415 Mission St., Suite 5510, San Francisco, CA 94105 and the telephone number of Forge’s principal executive office is (415) 881-1612.
The Proposals to be Submitted at the Extraordinary Meeting
Motive Shareholders are being asked to vote on the following Proposals:
1.
Proposal No. 1: The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt by ordinary resolution the Agreement and Plan of Merger, dated as of September 13, 2021 (the “Merger Agreement”), by and among Motive, Merger Sub, and Forge, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereunder, including the Merger and the issuance of shares of Domestication Common Stock pursuant to the Merger Agreement.

2.
Proposal No. 2: The Redomestication Proposal — To consider and vote upon a proposal to approve by special resolution, the change of Motive’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”).

3.
Proposal No. 3: The Non-Binding Organizational Documents Proposals — To consider and vote upon the below separately presented proposals to approve by ordinary resolution certain governance provisions in the Certificate of Incorporation of New Forge (the “Proposed Charter”) and the Bylaws of New Forge (the “Proposed Bylaws”, together with the Proposed Charter, the “Proposed Organizational Documents”), which are being separately presented in accordance with SEC requirements and which will each be voted upon on a non-binding advisory basis:

•
Proposal No. 3A: Authorized Shares — A proposal to amend the Cayman Constitutional Documents to authorize the change in the authorized capital stock of Motive from (i) 500,000,000 Motive Class A Shares, 50,000,000 Motive Class B Shares and 5,000,000 preference shares, par value $0.0001 per share (the “Motive Preference Shares”) to (ii)        shares of Domestication Common Stock and shares of New Forge preferred stock.

•
Proposal No. 3B: Exclusive Forum Provision — A proposal to amend the Cayman Constitutional Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

•
Proposal No. 3C: Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents — A proposal to amend the Cayman Constitutional Documents to approve provisions requiring the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the Proposed Bylaws and (ii) two-thirds of the outstanding shares of capital stock entitled to vote, and two-thirds of the outstanding shares of each class entitled to vote as a class, to amend or repeal any provision of Articles V (the provisions regarding stockholder actions without a meeting and who can call special meetings of stockholders), VI (the provisions regarding the size of the New Forge Board, the classification of the New Forge Board, the filling of vacancies and the election and removal of directors), VII (the provisions regarding the limited liability of directors of New Forge), VIII (the provisions regarding requirements to amend the Bylaws by the Board of New Forge or by stockholders) and IX (the provisions relating to the amendment of the Charter) of the Proposed Charter.

•
Proposal No. 3D: Removal of Directors — A proposal to amend the Cayman Constitutional Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class.

•
Proposal No. 3E: Action by Written Consent of Stockholders — A proposal to amend the Cayman Constitutional Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

•
Proposal No. 3F: Other Changes In Connection With Adoption of the Proposed Organizational Documents — A proposal to amend the Cayman Constitutional Documents to authorize (1) changing the corporate name from “Motive Capital Corp” to “Forge Global Holdings, Inc.”, (2) making New Forge’s corporate existence perpetual, and (3) removing certain provisions related to Motive’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

4.
Proposal No. 4: The Binding Charter Proposal — To consider and vote upon a proposal to approve by special resolution the Proposed Charter in the form attached hereto as Annex B.

5.
Proposal No. 5: The Director Election Proposal — To consider and vote upon a proposal to approve by ordinary resolution of the holders of Motive Class B Shares the eight (8) individuals to serve as members of the board of directors of New Forge following the consummation of the Business Combination.

6.
Proposal No. 6: The NYSE Proposal — To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the New York Stock Exchange (“NYSE”), the issuance of more than 20% of the issued and outstanding Motive Ordinary Shares in connection with the Issuances.

7.
Proposal No. 7: The Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the 2022 Stock Option and Incentive Plan in the form attached hereto as Annex I.

8.
Proposal No. 8: The Employee Stock Purchase Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the 2022 Employee Stock Purchase Plan in the form attached hereto as Annex J.

9.
Proposal No. 9: The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the

Redomestication Proposal, the Binding Charter Approval Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal, and the NYSE Proposal.
Each of Proposals Nos. 1, 2, 4, and 6 is cross-conditioned on the approval of each other (the “Cross-Conditioned Proposals”). Each of the Director Election Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the Cross Conditioned Proposals and the consummation of the Business Combination. The Adjournment Proposal and the Non-Binding Organizational Documents Proposals are not conditioned upon the approval of any other Proposal set forth in this proxy statement/prospectus.
Under the terms of the Cayman Constitutional Documents, only the holders of Motive Class B Shares are entitled to vote on the Director Election Proposal.
It is important for you to note that in the event that any of the Cross-Conditioned Proposals is not approved, then Motive will not consummate the Business Combination. In the absence of shareholder approval for a further extension, if Motive does not consummate the Business Combination and fails to complete an initial business combination by December 15, 2022, Motive will be required to dissolve and liquidate. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.
Motive’s Board of Directors’ Reasons for the Approval of the Business Combination
Motive’s board of directors, in evaluating the Business Combination, consulted with Motive’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Motive and its shareholders and (ii) to recommend that the shareholders adopt the Merger Agreement and approve the Business Combination and the transactions contemplated thereby, Motive’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. Motive’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Motive’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”
Motive’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:
•
Leading Provider of Marketplace Infrastructure, Data Services and Technology Solutions for Private Market Participants.   Forge enables private company shareholders to trade private company shares with accredited investors. It also provides custody solutions, company solutions and data solutions; together, these key businesses and Forge’s technology platform provide transparency, access and solutions that companies, as well as institutional and individual investors, may use to navigate and efficiently transact in the private markets. Taken together, these business are expected to drive strong network effects;

•
Large and Rapidly Growing Addressable Market.   Forge has a first mover advantage in a massive private market, which is seeing increasing demand for liquidity. The number of private companies with valuations in excess of $1 billion is rapidly growing, having almost tripled since 2018, creating a $2.4 trillion market cap opportunity with respect to those entities alone;

•
Notable Product and Service Growth Opportunities.   In addition to increasing both market penetration and market size, Forge has several avenues to pursue additional growth including: (1) extending its custody capabilities to enable customers to custody their private shares; (2) expanding the use of its Forge Data product, which Forge hopes can become a meaningful component of future revenue, and (3) continuing product development to further grow Forge’s product suite and generate additional cross-selling opportunities, (4) partnering with additional leading financial institutions, both domestically and abroad, (5) expanding into new asset classes, and (6) engaging in accretive acquisitions to drive inorganic growth. Forge regularly evaluates acquisition opportunities as part of its overall business strategy and conducts due diligence activities related to possible transactions and may periodically pursue opportunistic prospects as they arise. While Forge continuously evaluates opportunities, at the current time, Forge does not have any definitive agreements or commitments for any material acquisitions;
•
Financial Condition.   Motive’s board of directors also considered factors such as Forge’s historical financial results, outlook, financial plan and debt structure, as well as the financial profiles of private and publicly traded peer companies in the Specialty Exchanges, Growth FinTech and Emerging Marketplaces sectors and adjacent markets and certain relevant information with respect to companies that had been acquisition targets or received equity financings in transactions similar to the Business Combination. In considering these factors, Motive’s board of directors reviewed Forge’s historical net losses of approximately $7.1 million for the six months ended June 30, 2021 and approximately $9.7 million for the year ended December 31, 2020, as well as Forge’s recent growth in certain key financial metrics (including net revenue) the current prospects for growth if Forge achieved its business plans and various historical and current balance sheet items for Forge. Forge’s historical net losses for the nine months ended September 30, 2021 were approximately $12.1 million. In reviewing these factors, Motive’s board of directors noted that it believed Forge was well-positioned in its industry for strong future growth;

•
Experienced and Proven Management Team.   Forge has a strong management team and the senior management of Forge intend to remain with Forge, which will provide helpful continuity in advancing Forge’s strategic and growth goals;

•
Due Diligence.   Due diligence examinations of Forge and discussions with Forge’s management and Motive’s financial and legal advisors concerning Motive’s due diligence examination of Forge;

•
Lock Up.   Forge agreed to certain restrictions on transfer for up to 180 days following the closing of the proposed Business Combination with respect to the shares of Domestication Common Stock issued to Forge immediately following the Closing;

•
Other Alternatives.   Motive’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to Motive, that the proposed Business Combination represents the best potential business combination for Motive and the most attractive opportunity for Motive’s management to accelerate its business plan based upon its evaluation and assessment of other potential acquisition targets;

•
Negotiated Transaction.   The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Motive and Forge; and

•
Opinion of Motive’s Financial Advisor.   Motive’s board of directors took into account the financial analysis reviewed by Houlihan Lokey with the Motive board of directors as well as the oral opinion of Houlihan Lokey rendered to the Motive board of directors on September 12, 2021 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Motive board of directors dated September 12, 2021), as to the fairness, from a financial point of view, to Motive of the Aggregate Merger Consideration to be issued and paid by Motive to the holders of Forge equity interests in the Merger pursuant to the Merger Agreement, as more fully described in the section entitled “— Opinion of the Financial Advisor to Motive’s Board of Directors.” Houlihan Lokey’s opinion did not address any other aspect or implication of the Merger, including, without limitation, the fairness of the Aggregate Merger Consideration, from a financial point of view, to Motive shareholders (including holders of Motive Class A Shares) or warrant holders (including holders of Motive Public Warrants) (as neither such shareholders nor such warrant holders are receiving any consideration in the Merger), or any other agreement, arrangement or understanding.

Motive’s board of directors also considered a variety of uncertainties, risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:
•
Macroeconomic Risks.   Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•
Redemption Risk.   The potential that a significant number of Motive shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Motive’s Existing Charter, which would potentially make the Business Combination more difficult or impossible to complete;

•
Shareholder Vote.   The risk that Motive’s shareholders may fail to provide the respective votes necessary to effect the Business Combination;

•
Closing Conditions.   The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Motive’s control; and

•
Presence of Competition.   The fact that Forge competes with existing brokers and companies that provide access to competing services, including, among others, online private shares marketplaces and offline brokers, global banks, custodial service providers, and subscription-based data providers.

In addition to considering the factors described above, Motive’s board of directors also considered other factors including, without limitation:
•
Interests of Certain Persons.   Some officers and directors of Motive may have interests in the Business Combination. For more information, see the section titled “Interests of Certain Persons in the Business Combination”.

•
Other Risks Factors.   Various other risk factors associated with the business of Forge, as described in the section entitled “Risk Factors”.

Motive’s board of directors concluded that the potential benefits that it expected Motive and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative and other factors associated with the Business Combination. Accordingly, Motive’s board of directors unanimously determined that the Business Combination and the transactions contemplated by the Merger Agreement, were advisable and in the best interests of Motive and its shareholders.
Opinion of the Financial Advisor to Motive’s Board of Directors
On September 12, 2021, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) orally rendered its opinion to the Motive board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Motive board of directors dated September 12, 2021), as to the fairness, from a financial point of view, to Motive of the Aggregate Merger Consideration to be issued and paid by Motive to the holders of Forge equity interests in the Merger pursuant to the Merger Agreement. Motive’s board of directors engaged Houlihan Lokey as a financial advisor to assist the Motive board of directors in evaluating certain financial aspects of the Business Combination and as part of the directors’ efforts to (i) inform themselves with respect to all material information reasonably available to them and (ii) act with appropriate care in considering the Business Combination.
In the sections of this proxy statement/prospectus describing Houlihan Lokey’s financial analyses and opinion, “Aggregate Merger Consideration” refers to combination of (a) shares of Domestication Common Stock, and (b) up to $100 million in cash, in each case, to be issued and paid as merger consideration by Motive to the holders of Forge equity interests. With Motive’s consent, Houlihan Lokey assumed that the Aggregate Merger Consideration had a value equal to $1,500,000,000.
Houlihan Lokey’s opinion was directed to the Motive board of directors (in its capacity as such) and only addressed the fairness, from a financial point of view, to Motive of the Aggregate Merger Consideration to be issued and paid by Motive to the holders of Forge equity interests in the Merger pursuant to the Merger Agreement. Houlihan Lokey’s opinion did not address any other aspect or implication of the Merger, including, without limitation, the fairness of the Aggregate Merger Consideration, from a financial point of view, to Motive shareholders (including holders of Motive Class A Shares) or warrant holders (including holders of Motive Public Warrants) (as neither such shareholders nor such warrant holders are receiving any consideration in the Merger), or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex K to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by

Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Motive board of directors, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Merger or otherwise, including, without limitation, whether holders of Motive Class A Shares should redeem their shares or whether any party should participate in the PIPE Investment.
For more information with respect to the opinion of Houlihan Lokey, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Opinion of the Financial Advisor to Motive’s Board of Directors.”
Other Agreements
In connection with the execution of the Merger Agreement, (i) Motive entered into with various parties the A&R FPA, PIPE Subscription Agreements, Stockholder Support Agreement and Sponsor Support Agreement, and (ii) Forge entered into with various parties the Stockholder Support Agreement and Sponsor Support Agreement. In connection with the transactions contemplated by the Merger Agreement, the parties thereto have agreed to deliver executed versions of A&R Registration Rights Agreement concurrent with the consummation of the Business Combination. The following summary of additional agreements entered into or to be entered into pursuant to the Merger Agreement is qualified in its entirety by reference to the complete text of each of the agreements and does not purport to describe all of the terms thereof. The full text of these additional agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Motive shareholders and other interested parties are urged to read such additional agreements in their entirety prior to voting on the Proposals presented at the Extraordinary Meeting.
PIPE Agreements
In connection with the execution of the Merger Agreement, Motive entered into PIPE Subscription Agreements with the PIPE Investors, the form of which is attached to this proxy statement/prospectus as Annex H, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 6.85 million shares of Domestication Common Stock at $10.00 per share for an aggregate commitment amount of $68.5 million. The obligation of the parties to each PIPE Subscription Agreement to consummate the purchase and sale of the shares of Domestication Common Stock covered thereby is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares of Domestication Common Stock covered by such PIPE Subscription Agreement, (ii) all conditions precedent to the closing of the Business Combination having been satisfied or waived, (iii) the representations of the parties to such PIPE Subscription Agreement being true and correct in all material respects at and as of the Closing Date (as defined therein) and (iv) each such party to such PIPE Subscription Agreement having performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the PIPE Subscription Agreement. The closings under the PIPE Subscription Agreements will occur substantially concurrently with the Closing.
The PIPE Subscription Agreements provide that New Forge is required to file with the U.S. Securities and Exchange Commission (the ‘‘SEC’’), within 30 days after the consummation of the transactions contemplated by the Merger Agreement, a shelf registration statement covering the resale of the Domestication Common Stock to be issued to the PIPE Investors and to use its commercially reasonable efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) 60 calendar days after the filing thereof (or, in the event the SEC notifies New Forge that it will review such shelf registration statement, 90 calendar days following the filing thereof) and (ii) the tenth business day after the date New Forge is notified (orally or in writing, whichever is earlier) by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review.
Additionally, pursuant to the PIPE Subscription Agreements, the PIPE Investors agreed to waive any and all right, title and interest, or any claim of any kind that they have or may have in the future, in or to any monies held in the trust account. The PIPE Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of Motive and the applicable PIPE Investor, (iii) the Agreement End Date if the Closing has not occurred by such date and the terminating party’s breach was not the primary reason the Closing failed to occur by the Agreement End Date, and (iv) if the conditions set forth therein are not satisfied or are not capable of being satisfied prior to the Closing (as defined in the PIPE Subscription Agreements) and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing (as defined in the PIPE Subscription Agreements).
A&R FPA
In connection with the execution of the Merger Agreement, Motive and certain Motive fund vehicles managed by an affiliate of Motive (the “A&R FPA Investors”) entered into the A&R FPA, dated as of September 13, 2021, a copy of which is attached to this proxy statement/prospectus as Annex F. Pursuant to the A&R FPA, the A&R FPA Investors will collectively purchase in a private placement to close substantially concurrently with the consummation of the Business Combination, at a per-unit price of $10.00, five million Forward Purchase Units (each consisting of one share of Domestication Common Stock and one-third of one Domestication Public Warrant) and up to an additional nine million of such Forward Purchase Units to the extent of redemptions on a dollar-for-dollar basis by Motive shareholders of all or a portion of their Motive Class A Shares. For the avoidance of doubt, regardless of the extent of such redemptions, the A&R FPA Investors will in no event be required to purchase more than an aggregate amount of 14 million Forward Purchase Units. The obligations of the A&R FPA Investors under the A&R FPA are subject to the fulfillment of certain conditions set forth therein, including the concurrent consummation of the Merger.
Sponsor Support Agreement
Concurrent with the execution of the Merger Agreement, Motive, Forge, the Sponsor and other holders of Motive Class B Shares entered into the Sponsor Support Agreement, dated as of September 13, 2021 (the “Sponsor Support Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex D. Pursuant to the Sponsor Support Agreement, the Sponsor and such holders of Motive Class B Shares have agreed to (i) vote all shares of Motive stock they own in favor of the transactions contemplated by the Merger Agreement and (ii) waive certain anti-dilution rights with respect to their Motive Class B Shares. The Sponsor also has agreed to certain transfer restrictions with respect to its Motive Class B Shares (including shares of Domestication Common Stock issued with respect to such Motive Class B Shares in the Domestication) (the “Lockup Shares”) and its warrants to purchase Motive Class A Shares (the “Lockup Warrants” and, together with the Lockup Shares, the “Lockup Securities”) as follows: (a) one-third of the Lockup Shares will be subject to a one year lock-up, and will be released from such lock-up if the closing price of Domestication Common Stock equals or exceeds $12.00 for any 20 trading days in a 30-consecutive trading day period commencing 150 days post-Closing, (b) one-third of the Lockup Warrants will be subject to a six month lock-up, (c) one-third of the Lockup Securities will be subject to a three year lock-up, and will be released from such lock-up no earlier than six months after the Closing if the closing price of Domestication Common Stock equals or exceeds $12.50 for any 20 trading days in a 30-consecutive trading day period post-Closing, and (d) one-third of the Lockup Securities will be subject to a three year lock-up, and will be released from such lock-up no earlier than six months after the Closing if the closing price of Domestication Common Stock equals or exceeds $15.00 for any 20 trading days in a 30-consecutive trading day period post-Closing. If earlier, each of the foregoing lock-up periods would terminate on the date after the Closing on which a Change of Control (as defined in the Sponsor Support Agreement) of the Company occurs.
Forge Shareholder Support Agreement
Concurrent with the execution of the Merger Agreement, Motive, Forge, and certain Forge shareholders (the “Supporting Forge Shareholders”) entered into the Stockholder Support Agreement, dated as of September 13, 2021 (the “Stockholder Support Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex E. Pursuant to the Stockholder Support Agreement, the Supporting Forge Shareholders agreed to vote in favor of the Merger and the transactions contemplated by the Merger Agreement. The Supporting Forge Shareholders hold approximately 51% of the Forge Class AA Common

Stock and approximately 60% of the Forge Preferred Stock, representing the requisite votes necessary to approve the Business Combination.
Amended and Restated Registration Rights Agreement
The Merger Agreement contemplates that at the Closing, the Sponsor, New Forge and certain Motive and Forge shareholders (the “RRA Holders”), will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), a copy of which is attached to this proxy statement/ prospectus as Annex G, pursuant to which New Forge will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Domestication Common Stock and other equity securities of New Forge that are held by the RRA Holders from time to time. Under the A&R Registration Rights Agreement, New Forge will agree that, within 30 calendar days after the Closing, New Forge will file with the SEC a registration statement registering the resale of certain securities held by or issuable to the RRA Holders, and use its reasonable best efforts to have such registration statement declared effective by the SEC as soon as practicable thereafter. The Forge shareholders and the Sponsor will each be entitled to make three written shelf takedown requests that New Forge register the resale of any or all of their Domestication Common Stock, so long as such demand is for at least $20 million in shares of Domestication Common Stock proposed to be sold. Subject to certain customary exceptions, if at any time after the Closing, New Forge proposes to file a registration statement under the Securities Act with respect to its securities, New Forge will give notice to the relevant security holders party to the A&R Registration Rights Agreement as to the proposed filing and offer such security holders an opportunity to register the resale of such number of shares of their Domestication Common Stock as requested by such shareholders, subject to customary cutbacks in an underwritten offering. Any other shareholders of New Forge with piggyback registration rights may also participate in any such registrations, subject to customary cutbacks in an underwritten offering.
Lock-Up
The Proposed Bylaws contemplate that Forge shareholders will be subject to additional restrictions on the sale or transfer of the shares of New Forge (including shares issuable upon exercise of warrants or other equity awards of New Forge) they receive in the Merger for a 180-day period following the Closing.
Employment Agreements
Upon the completion of the Business Combination, Motive will assume by operation of law those certain employment agreements entered into between Forge and certain executive officers of Forge concurrent with the execution of the Merger Agreement. For a description of these agreements see “Forge Director and Executive Compensation — Executive Compensation — New Executive Agreements.”
Ownership of Motive Following the Business Combination
As of the date of this proxy statement/prospectus, there are 51,750,000 Motive Ordinary Shares issued and outstanding, including 10,350,000 Motive Class B Shares, which will be converted into Motive Class A Shares on a one-for-one basis. As of the date of this proxy statement/prospectus, there are an aggregate of 13,800,000 Motive Public Warrants and 7,386,667 Motive Private Warrants outstanding. Each whole warrant entitles the holder thereof to purchase one (1) Motive Class A Share.
The following table illustrates varying beneficial ownership levels in New Forge immediately following the consummation of the Business Combination assuming the levels of redemptions by the public shareholders indicated:

	No Redemption Scenario(1)			50% of Maximum Redemption Scenario(2)			Maximum Redemption Scenario(3)
	Number of Shares (in millions)	% Ownership	Fully Diluted Ownership %	Number of Shares (in millions)	% Ownership	Fully Diluted Ownership %	Number of Shares (in millions)	% Ownership	Fully Diluted Ownership %
Forge Stockholders(4)	124.9	66.3%	55.1%	124.9	70.6%	57.4%	134.9	81.2%	65.1%
Holders of Motive Class A Shares	41.4	22.0%	18.3%	20.7	11.7%	9.5%	—	—	—
Holders of Motive Class B Shares	10.4	5.5%	4.6%	10.4	5.9%	4.8%	10.4	6.2%	5.0%
A&R FPA Investors	5.0	2.7%	2.2%	14.0	7.9%	6.4%	14.0	8.4%	6.8%
PIPE Investors	6.9	3.6%	3.0%	6.9	3.9%	3.1%	6.9	4.1%	3.3%
Total Outstanding	188.5	100.0%	83.2%	176.8	100.0%	81.2%	166.1	100.0%	80.2%
Motive Public Warrants(5)	13.8		6.1%	13.8		6.3%	13.8		6.7%
Motive Private Warrants	7.4		3.3%	7.4		3.4%	7.4		3.6%
Forge Options and Forge Warrants(4) (6)	15.1		6.7%	15.1		6.9%	15.1		7.3%
Warrants Issued to A&R FPA Investors	1.7		0.7%	4.7		2.1%	4.7		2.3%
Total Dilutive Warrants and Options	38.0		16.8%	41.0		18.8%	41.0		19.8%
Total Fully Diluted(7)	226.5		100.0%	217.8		100.0%	207.1		100.0%

(1)
This scenario assumes (i) that no Motive Class A Shares are redeemed and (ii) the Cash Merger Consideration is $100 million.

(2)
This scenario assumes (i) that 20,700,000 Motive Class A Shares are redeemed and (ii) the Cash Merger Consideration is $100 million.

(3)
This scenario assumes that all Motive Class A Shares are redeemed and the $68.5 million received as proceeds from the PIPE Investment and $140 million received as proceeds from the A&R FPA Investment are sufficient to satisfy the $208.5 million Minimum Cash Condition. In this scenario, the Cash Merger Consideration is $0.

(4)
Assumes no Forge options or warrants are exercised prior to the consummation of the Business Combination.

(5)
Includes warrants retained by the holders of Motive Class A Shares that elect to have their shares redeemed.

(6)
Includes both vested and unvested Forge options and Forge warrants, which upon closing of the Merger will be converted into options and warrants to acquire Domestication Common Stock.

(7)
Does not give effect to the shares reserved for issuance under the Incentive Plan and Employee Stock Purchase Plan. See “Proposal No. 7 — The Incentive Plan Proposal” and “Proposal No. 8 — The Employee Stock Purchase Plan Proposal” for additional information.

Value of Sponsor’s Potential Ownership Interest
In each of the redemption scenarios set forth in the table above, assuming exercise and conversion of all securities indicated in the above table, our Sponsor and its directors and officers will hold approximately 17.7 million shares of Domestication Common Stock received upon the conversion and exercise, as applicable, of their 10,350,000 Motive Class B Shares and 7,386,667 Motive Private Warrants.
(1)
The Sponsor paid $25,000 for the 10,350,000 Motive Class B Shares, which if unrestricted and freely tradable would be valued at approximately:

a.
$102.5 million, based on the closing price of $9.90 per Motive Class A Share on January 14, 2022; and

b.
$103.5 million based on the deemed value of $10.00 per share of Domestication Common Stock under the Merger Agreement.

(2)
The Sponsor paid $11,080,000 for its 7,386,667 Motive Private Warrants. The exercise prices for the Motive Private Warrants are in excess of both the deemed value of $10.00 per share of Domestication Common Stock under the Merger Agreement and all trading prices of Motive Common Stock since Motive’s initial public offering, and would have no value if exercised currently, and the Motive Private Warrants do not currently trade on any exchange. However, such warrants are valued at $9,233,330 or $6,648,000.30 in the aggregate, based on Motive’s latest quarterly third-party valuation of $1.25 per Motive Private Warrant as of September 30, 2021 and the closing price of $0.90 per Motive Public Warrant on NYSE on January 14, 2022, respectively).
Based upon the foregoing, the maximum value of the potential ownership interest in the post-closing Company of our Sponsor and its directors and officers, assuming exercise and conversion of all securities indicated in the above table and based upon the valuations as of the dates set forth above (and for which Sponsor paid a total of $11,105,000), is $112,733,330 based on deemed transaction value and third-party valuations and $109,113,000.30 based on recent trading prices.
Organizational Structure
Before the Business Combination
The diagrams below depict simplified versions of the current organizational structures of Motive and Forge, respectively.
Motive Pre-Business Combination

Forge Pre-Business Combination
After the Business Combination
The diagram below depicts a simplified version of our organizational structure immediately following the completion of the Domestication and the Business Combination.
Post Business Combination

(1)
Assuming no redemptions by public shareholders and Cash Merger Consideration of $100 million. Percentages calculated on a fully-diluted basis.

(2)
Includes 13,800,000 Domestication Public Warrants held by the public shareholders.

(3)
Includes 7,386,667 Domestication Private Warrants held by the Sponsor.

(4)
Includes approximately 15.1 million vested and unvested Forge options and Forge warrants, which upon closing of the Merger will be converted into options and warrants to acquire Domestication Common Stock.

(5)
Includes approximately 1.7 million Domestication Public Warrants to be issued to the A&R FPA Investors.

Comparison of Shareholders’/Stockholders’ Rights
Following the Merger, the rights of public holders who become New Forge stockholders in the Merger will no longer be governed by the Cayman Constitutional Documents and instead will be governed by New Forge’s Proposed Charter and Proposed Bylaws. See “Comparison of Corporate Governance and Shareholders’/Stockholders’ Rights”.
Regulatory Matters
Completion of the Merger are subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Motive agreed to use its reasonable best efforts to obtain all required regulatory approval and Forge agreed to request early termination of any waiting period under the HSR Act. On October 1, 2021, Forge and Motive filed the required forms under the HSR Act with respect to the Business Combination with the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“Antitrust Division”) and the applicable waiting period expired on November 1, 2021. The regulatory approval to which completion of the Merger is subject is described in more detail in the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — Regulatory Matters”.
Extraordinary Meeting
The Extraordinary Meeting in lieu of the 2022 annual meeting of Motive Shareholders (the “Extraordinary Meeting”) will be held on                 , 2022, at                 a.m. Eastern Time, at the offices of Gibson, Dunn & Crutcher LLP located at 200 Park Ave, New York, NY 10166 and virtually at                 . Due to the COVID-19 pandemic, we are encouraging our shareholders to attend the Extraordinary Meeting via a virtual meeting. At the Extraordinary Meeting, Motive Shareholders will be asked to approve the Proposals, as set forth above.
The Motive board of directors has fixed the close of business on                 , 2022 (“Motive record date”) as the record date for determining the holders of Motive Ordinary Shares entitled to receive notice of and to vote at the Extraordinary Meeting. As of the Motive record date, there were 41,400,000 Motive Class A Shares and 10,350,000 Motive Class B Shares outstanding and entitled to vote at the Extraordinary Meeting held by holders of record. Each Motive Ordinary Share entitles the holder to one (1) vote at the Extraordinary Meeting on each Proposal (other than the Director Election Proposal) to be considered at the Extraordinary Meeting. With respect to the Director Election Proposal, only Motive Class B Shares are entitled to vote at the Extraordinary Meeting.
As of the Motive record date, the Sponsor and Motive’s directors and executive officers and their affiliates owned and were entitled to vote 10,350,000 Motive Ordinary Shares, representing approximately 20% of the Motive Ordinary Shares outstanding on that date. Motive currently expects that the Sponsor and its directors and officers will vote their shares in favor of the proposals set forth in this proxy statement/prospectus, and, pursuant to an agreement entered into in connection with Motive’s IPO, the Sponsor and Motive’s directors have agreed to do so. As of the Motive record date, Forge did not beneficially hold any Motive Ordinary Shares.
Motive shareholders representing a majority of the shares in the capital of Motive issued and outstanding as of the record date and entitled to vote at the Extraordinary Meeting must be present in person (or via teleconference) or represented by proxy (or, if a shareholder is a corporation or other non-natural person, by its duly authorized representative or proxy) in order to hold the Extraordinary Meeting and conduct business. In the absence of a quorum within half an hour from the time appointed for the meeting to commence, the Extraordinary Meeting will be adjourned to the same day in the next week at the same time and place or to such other day, time and place as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum.
Recommendation of the Motive Board of Directors
The Motive board of directors has unanimously determined that the Merger, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of Motive and its shareholders and has directed that the Proposals set forth in this proxy statement/prospectus be submitted to its shareholders for approval at the Extraordinary Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The Motive board of directors unanimously recommends that Motive’s shareholders vote “FOR” the Business Combination Proposal, “FOR” the Redomestication Proposal “FOR” the Non-Binding Organizational Documents Proposals, FOR” the Binding Charter Proposal, “FOR” the election of each of the eight directors nominated in the Director Election Proposal, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal (if necessary). For a description of various factors considered by the Motive board of directors in reaching its decision to adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement, including the Proposals, see the section titled “Proposal No. 1 — The Merger Agreement — Motive’s Board of Directors’ Reasons for the Approval of the Business Combination”.
Motive’s Directors and Executive Officers Have Financial Interests in the Merger
Certain of Motive’s executive officers and directors may have interests in the Merger that may be different from, or in addition to, the interests of Motive’s shareholders. The members of the Motive board of directors were aware of and considered these interests, among other matters, when they approved the Merger Agreement and recommended that Motive Shareholders approve the proposals required to effect the Merger. See “Proposal No. 1 — The Merger Agreement — Interests of Certain Persons in the Business Combination — Motive”.
Date, Time and Place of the Extraordinary Meeting
The Extraordinary Meeting of the shareholders of Motive will be held at                 a.m., Eastern Time, on                 , 2022, at the offices of Gibson, Dunn & Crutcher LLP located at 200 Park Ave, New York, NY 10166 and virtually at                 . Due to the COVID-19 pandemic, we are encouraging our shareholders to attend the Extraordinary Meeting virtually, to consider and vote upon the Proposals to be put to the Extraordinary Meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary Meeting, each of the Cross-Conditioned Proposals have not been approved. The virtual meeting may be accessed by using the following information:
Webcast URL:
US Toll Free:
International Toll:
Participant Passcode:
Voting Power; Record Date
Motive Shareholders will be entitled to vote or direct votes to be cast at the Extraordinary Meeting if they owned Motive Ordinary Shares at the close of business on                 , 2022, which is the “record date” for the Extraordinary Meeting. Each Motive Ordinary Share entitles the holder to one (1) vote at the Extraordinary Meeting on each Proposal (other than the Director Election Proposal) to be considered at the Extraordinary Meeting. Under the terms of the Cayman Constitutional Documents, with respect to the Director Election Proposal, only holders of Motive Class B Shares shall have one vote for each Motive Class B Share held and entitled to vote thereon. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Motive Public Warrants and Motive Private Warrants do not have voting rights. As of the close of business on the record date, there were 41,400,000 Motive Class A Shares issued and outstanding and 10,350,000 Motive Class B Shares issued and outstanding.
Quorum and Vote of Motive Shareholders
A quorum of Motive Shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary Meeting if a majority of the issued and outstanding Motive Ordinary Shares entitled to vote at the Extraordinary Meeting are represented in person (or online) or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting. In the absence of a quorum within half an hour from the time appointed for the meeting to commence, the Extraordinary Meeting will be adjourned to the same day in the next week at the same time and place or to such other day, time and place as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum. As of the record date for the Extraordinary Meeting, 25,875,000 Motive Ordinary Shares would be required to achieve a quorum (without an adjournment).
The proposals presented at the Extraordinary Meeting require the following votes:
1.
Proposal No. 1: The Business Combination Proposal — Requires an ordinary resolution under the Companies Act, being the affirmative vote of a majority of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

2.
Proposal No. 2: The Redomestication Proposal — Requires a special resolution under the Companies Act, being the affirmative vote of at least two-thirds of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

3.
Proposal No. 3: The Non-Binding Organizational Documents Proposals — Each of the Non-Binding Organizational Documents Proposals requires an ordinary resolution under the Companies Act, being the affirmative vote of a majority of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting:

•
Proposal No. 3A: Authorized Shares — A proposal to amend the Cayman Constitutional Documents to authorize the change in the authorized capital stock of Motive from (i) 500,000,000 Motive Class A Shares, 50,000,000 Motive Class B Shares and 5,000,000 preference shares, par value $0.0001 per share (the “Motive Preference Shares”) to (ii) shares of Domestication Common Stock and shares of New Forge preferred stock.

•
Proposal No. 3B: Exclusive Forum Provision — A proposal to amend the Cayman Constitutional Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

•
Proposal No. 3C: Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents — A proposal to amend the Cayman Constitutional Documents to approve provisions requiring the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the Proposed Bylaws and (ii) two-thirds of the outstanding shares of capital stock entitled to vote, and two-thirds of the outstanding shares of each class entitled to vote as a class, to amend or repeal any provision of Articles V (the provisions regarding stockholder actions without a meeting and who can call special meetings of stockholders), VI (the provisions regarding the size of the New Forge Board, the classification of the New Forge Board, the filling of vacancies and the election and removal of directors), VII (the provisions regarding the limited liability of directors of New Forge), VIII (the provisions regarding requirements to amend the Bylaws by the Board of New Forge or by stockholders) and IX (the provisions relating to the amendment of the Charter) of the Proposed Charter.

•
Proposal No. 3D: Removal of Directors — A proposal to amend the Cayman Constitutional Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class.

•
Proposal No. 3E: Action by Written Consent of Stockholders — A proposal to amend the Cayman Constitutional Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

•
Proposal No. 3F: Other Changes In Connection With Adoption of the Proposed Organizational Documents — A proposal to amend the Cayman Constitutional Documents to authorize (1) changing the corporate name from “Motive Capital Corp” to “Forge Global Holdings, Inc.”, (2) making New Forge’s corporate existence perpetual, and (3) removing certain provisions related to Motive’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

4.
Proposal No. 4: The Binding Charter Proposal — Requires a special resolution under the Companies Act, being the affirmative vote of at least two-thirds of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

5.
Proposal No. 5: The Director Election Proposal — Requires an ordinary resolution of the holders of Motive Class B Shares under the Companies Act, being the affirmative vote of a majority of the Motive Class B Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

6.
Proposal No. 6: The NYSE Proposal — Requires an ordinary resolution under the Companies Act , being the affirmative vote of a majority of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

7.
Proposal No. 7: The Incentive Plan Proposal — Requires an ordinary resolution under the Companies Act, being the affirmative vote of a majority of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

8.
Proposal No. 8: The Employee Stock Purchase Plan Proposal — Requires an ordinary resolution under the Companies Act, being the affirmative vote of a majority of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

9.
Proposal No. 9: The Adjournment Proposal — Requires an ordinary resolution under the Companies Act, being the affirmative vote of a majority of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

Under the terms of the Cayman Constitutional Documents, only the holders of Motive Class B Shares are entitled to vote on the Director Election Proposal.
Redemption Right
Pursuant to the Cayman Constitutional Documents, a holder of Motive Class A Shares may request that Motive redeem all or a portion of its such shares for cash if the Business Combination is consummated. As a holder of Motive Class A Shares, you will be entitled to receive cash for any such shares to be redeemed only if you:
•
hold Motive Class A Shares; or if holding Motive Class A Shares through Motive Units, you elect to separate your Motive Units into the underlying Motive Class A Shares and Motive Public Warrants prior to exercising your redemption rights with respect to the Motive Class A Shares;

•
submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Motive’s transfer agent, that Motive redeem all or a portion of your public shares for cash; and

•
deliver your public shares to Continental, Motive’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2022 (two business days before the Extraordinary Meeting) in order for their Motive Class A Shares to be redeemed.
Holders of Motive Units must elect to separate Motive Units into the underlying Motive Class A Shares and Motive Public Warrants prior to exercising redemption rights with respect to the Motive Class A Shares. If holders hold their Motive Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Motive Units into the underlying Motive Class A Shares and Motive Public Warrants, or if a holder holds Motive Units registered in its own name, the holder must contact Continental, Motive’s transfer agent, directly and instruct them to do so. Motive Shareholders may elect to redeem all or a portion of the Motive Class A Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Motive Class A Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the Motive Class A Shares that it holds and timely delivers its shares to Continental, Motive’s transfer agent, New Forge will redeem such Motive Class A Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of                 , 2022, this would have amounted to approximately $      per issued and outstanding Motive Class A Share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Domestication Common Stock that will be redeemed immediately after consummation of the Business Combination. See “How do holders of Motive Class A Shares exercise their redemption rights?” and related Q&As in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a holder of Motive Class A Shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a holder of Motive Class A Shares, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our holders of Motive Class A Shares vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Sponsor, together with the independent directors of Motive, own 20.0% of the issued and outstanding Motive Ordinary Shares.
Holders of the Motive Public Warrants and Motive Private Warrants will not have redemption rights with respect to such warrants.
Appraisal Rights
Neither Motive Shareholders or holders of Motive Public Warrants and Motive Private Warrants have appraisal rights in connection with the Business Combination or the Domestication under the Companies Act or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Motive has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If you have any questions about how to vote or direct a vote in respect of your Motive Ordinary Shares, please contact:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor
South Tower
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: MOTV@investor.morrowsodali.com

If a Motive Shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Extraordinary Meeting. A Motive Shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary Meeting  —  Revoking Your Proxy.”
Risk Factors
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the Proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” with respect to Motive, Forge and the proposed Business Combination.
Listing
The Motive Class A Shares and Motive Public Warrants are listed on NYSE under the symbols “MOTV” and “MOTV WS”, respectively. Following the Domestication and the Merger, Domestication Common Stock (including common stock issued in connection with the consummation of the Business Combination) and Domestication Public Warrants will be listed on NYSE under the symbol “FRGE” and “FRGE WS”, respectively.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.
Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Motive as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Motive immediately following the Domestication will be the same as those of Motive immediately prior to the Domestication.
The Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Motive has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on current shareholders of the Forge having a relative majority of the voting power of the combined entity, the operations of the Forge prior to the acquisition comprising the only ongoing operations of the combined entity, and senior management of the Forge comprising the majority of the senior management of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Forge with the acquisition being treated as the equivalent of Forge issuing stock for the net assets of Motive, accompanied by a recapitalization. The net assets of Motive will be stated at historical cost, with no goodwill or other intangible assets recorded. The accounting treatment differs from the legal transaction structure, pursuant to which Motive is acquiring Forge.

SELECTED HISTORICAL FINANCIAL INFORMATION OF MOTIVE
Motive is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.
The following table sets forth selected historical financial information derived from Motive’s unaudited financial statements as of September 30, 2021 and for the nine months ended September 30, 2021, and derived from Motive’s audited statement of operations for the period from September 28, 2020 (inception) through December 31, 2020 and balance sheet data as of December 31, 2020. The historical results of Motive included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of Motive. You should read the following selected financial data in conjunction with “Motive’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
STATEMENT OF OPERATIONS DATA
	For the nine months ended September 30, 2021	For the period from September 28, 2020 (inception) through December 31, 2020
	(unaudited)
General and administrative expenses	$4,661,421	$35,004
Loss from operations	(4,661,421)	(35,004)
Other income (expense):
Change in fair value of derivative liabilities	11,248,950	(10,659,080)
Transaction costs – derivative liabilities	—	(1,126,070)
Gain on marketable securities, dividends and interest held in Trust Account	80,323	20,525
Net (loss) income	$6,667,852	$(11,799,629)
Weighted average shares outstanding of Class A redeemable ordinary shares	41,400,000	7,650,000
Basic and diluted net income per share, Class A redeemable ordinary shares	$0.13	$(0.66)
Weighted average shares outstanding of Class B non-redeemable ordinary shares	10,350,000	10,350,000
Basic and diluted net (loss) income per common share, Class B non-redeemable ordinary shares	$0.13	$(0.66)

BALANCE SHEET DATA
	September 30, 2021	December 31, 2020
	(unaudited)
Current Assets
Cash	$714,628	$1,674,650
Prepaid expenses	379,221	651,605
Total Current Assets	1,093,849	2,326,255
Investments held in trust account	414,100,847	414,020,525
Total Assets	$415,194,696	$416,346,780
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$3,845,535	$416,521
Deferred underwriting commissions	14,490,000	14,490,000
Derivative liabilities	29,283,330	40,532,280
Total Liabilities	47,618,865	55,438,801
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 41,400,000 shares subject to possible redemption at $10.00 per share at September 30, 2021 and December 31, 2020	414,000,000	414,000,000
Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized at September 30, 2021 and December 31, 2020	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,350,000 shares issued and outstanding	1,035	1,035
Additional paid-in capital	—	—
Accumulated deficit	(46,425,204)	(53,093,056)
Total Shareholders’ Deficit	(46,424,169)	(53,092,021)
Total Liabilities and Shareholders’ Deficit	$415,194,696	$416,346,760

SELECTED HISTORICAL FINANCIAL INFORMATION OF FORGE
The following selected historical financial information of Forge together with Forge’s audited consolidated financial statements and the related notes and Forge’s unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus and the information in the section entitled “Forge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Forge has derived the consolidated statements of operations data for the years ended December 31, 2019 and December 31, 2020, and the balance sheet data as of December 31, 2019 and 2020, from Forge’s audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the nine months ended September 30, 2020 and 2021, and the consolidated balance sheet data as of September 30, 2021, have been derived from Forge’s unaudited condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as Forge’s audited consolidated financial statements. In the opinion of Forge’s management, the unaudited data reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information contained in those statements. Forge’s historical results are not necessarily indicative of the results that may be expected in the future, and Forge’s results from any interim period are not necessarily indicative of the results that may be expected for any full-year or future period.
in thousands, except share and per share data	As of and for the nine month period ended September 30		As of and for the years ended December 31
	2021	2020	2020	2019
	(Unaudited)		(Audited)
Statement of Operations Data
Total revenues	$98,386	$31,893	$51,644	$27,710
Total revenues, less transaction-based expenses	$95,212	$28,926	$47,756	$24,049
Total operating expenses	99,484	34,760	55,373	38,695
Operating profit (loss)	(4,272)	(5,834)	(7,617)	(14,646)
Total other expenses	(7,668)	(1,493)	(2,898)	(492)
Loss before provision for income taxes	(11,940)	(7,327)	(10,515)	(15,138)
Provision for (benefit from) income taxes	199	65	(803)	100
Net and comprehensive loss	$(12,139)	$(7,392)	$(9,712)	$(15,238)
Net loss per share attributable to common stockholders, basic and diluted	$(0.69)	$(0.69)	$(0.81)	$(1.48)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,658,864	10,650,953	11,946,614	10,261,428
Balance Sheet Data
Total assets	$262,006		$258,502	$118,270
Total liabilities	64,656		109,153	80,835
Convertible preferred stock	246,056		156,848	84,998
Stockholders’ deficit	(48,706)		(7,499)	(47,563)
Cash Flow Data
Net cash (used in) provided by operating activities	$12,857	$1,624	$(2,528)	$1,788
Net cash used in investing activities	(2,855)	3,688	(23,373)	(45,834)
Net cash provided by financing activities	29,638	1,252	39,380	40,099

SUMMARY UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) has been derived from the unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021, included in the “Unaudited Pro Forma Condensed Combined Financial Information.”
The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of Forge and Motive including the accompanying notes, which are included elsewhere in this prospectus.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Forge and Motive have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Motive Capital will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Forge with the Business Combination will be treated as the equivalent of Forge issuing stock for the net assets of Motive, accompanied by a recapitalization. The net assets of Motive will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Forge.
The following table presents summary pro forma data after giving effect to the Business Combination and the other transactions contemplated by the Merger Agreement, assuming two redemption scenarios as follows:
•
Assuming No Redemptions:   This presentation assumes that no public shareholders of Motive exercise redemption rights with respect to their shares for a pro rata share of the funds in Motive’s trust account.

•
Assuming Maximum Redemptions:   This presentation assumes that Motive Class A Shares are redeemed such that the remaining funds held in the trust account after the payment of the redeeming shares’ pro-rate allocation are sufficient to satisfy the Minimum Available Cash Condition of $208.5 million. There was $414.1 million held in the trust account of September 30, 2021, PIPE Financing of $68.5 million, and proceeds received pursuant to the A&R FPA of up to $140.0 million in connection with the Business Combination. Under this scenario, all outstanding Motive Class A Shares may be redeemed and still enable Motive to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement.

(in millions, except share and per share data)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
For the Nine Months Ended September 30, 2021
Revenues	$98,386	$98,386
Basic and diluted net loss per share	$(0.02)	$(0.02)
For the Twelve Months Ended December 31, 2020
Revenues	$75,980	$75,980
Basic and diluted net loss per share	$(0.32)	$(0.36)
Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of September 30, 2021
Total assets	$617,498	$396,233
Total liabilities	$88,286	$92,036
Total stockholders’ equity	$529,212	$304,197

COMPARATIVE PER SHARE DATA
The following table sets forth selected historical comparative share information for Motive and Forge and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming two redemption scenarios as follows:
•
Assuming No Redemptions:   This presentation assumes that no public shareholders of Motive exercise redemption rights with respect to their shares for a pro rata share of the funds in Motive’s trust account.

•
Assuming Maximum Redemptions:   This presentation assumes that Motive’s Class A Shares are redeemed such that the remaining funds held in the trust account after the payment of the redeeming shares’ pro-rate allocation are sufficient to satisfy the Minimum Available Cash Condition of $208.5 million. There was $414.1 million held in the trust account of September 30, 2021, PIPE Financing of $68.5 million, and proceeds received pursuant to the A&R FPA of up to $140.0 million in connection with the Business Combination. Under this scenario, all outstanding Motive Class A Shares may be redeemed and still enable Motive to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement.

The pro forma book value information reflects the Business Combination as if had occurred on September 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2020.
This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Motive and Forge and related notes. The unaudited pro forma combined per share information of Motive and Forge is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Motive and Forge would have been had the companies been combined during the periods presented.
			Combined Pro Forma		Forge Equivalent Per Share Pro Forma(2)
	Forge (Historical)	Motive Capital (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the nine months ended September 30, 2021
Book value per share(1)	$(2.76)	$(0.90)	$2.89	$1.89	$8.91	$5.83
Weighted average shares outstanding – basic and diluted	17,658,864
Net loss per share – basic and diluted	$(0.69)
Weighted average Motive Class A Shares outstanding – basic and diluted		41,400,000
Net income per share of Motive Class A Shares – basic and diluted		$0.13
Weighted average Motive Class B Shares outstanding – basic and diluted		10,350,000
Net income per share of Motive Class B Shares – basic and diluted		$0.13
Weighted average Domestication Common Stock outstanding – basic and diluted			183,011,168	160,611,168
Net loss per share of Domestication Common Stock – basic and diluted			$(0.02)	$(0.02)	$(0.06)	$(0.06)

			Combined Pro Forma		Forge Equivalent Per Share Pro Forma(2)
	Forge (Historical)	Motive Capital (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the year ended December 31, 2020
Book value per share(1)(3)	$(0.63)	$(2.95)	N/A	N/A	N/A	N/A
Weighted average shares outstanding – basic and diluted	11,946,614
Net loss per share – basic and diluted	$(0.81)
Weighted average Motive Class A Shares outstanding – basic and diluted		7,650,000
Net loss per share of Motive Class A Shares – basic and diluted		$(0.66)
Weighted average Motive Class B Shares outstanding – basic and diluted		10,350,000
Net loss per share of Motive Class B Shares – basic and diluted		$(0.66)
Weighted average Domestication Common Stock outstanding – basic			136,159,344	113,759,344
Net loss per share of Domestication Common Stock – basic			$(0.32)	$(0.36)	$(0.99)	$(1.11)

(1)
Book value per share is calculated as (a) total permanent equity divided by (b) the total number of shares of common stock outstanding classified in permanent equity.

(2)
The equivalent pro forma basic and diluted per share data for Forge is calculated by multiplying the combined pro forma per share data by the Exchange Ratio set forth in the Merger Agreement.

(3)
Pro forma balance sheet information as of December 31, 2020 is not required and as such is not included in this table.

MARKET PRICE AND DIVIDEND INFORMATION
Motive
Motive Units, Motive Class A Shares and Motive Public Warrants are currently listed on NYSE under the symbols “MOTV.U,” “MOTV” and “MOTV.WS,” respectively.
The closing price of the Motive Units, Motive Class A Shares and Motive Public Warrants on September 10, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $9.95, $9.74 and $0.69, respectively. As of                 , 2022, the record date for the Extraordinary Meeting, the most recent closing price for each Motive Unit, Motive Class A Share and Motive Public Warrant was $      , $      , and $      , respectively.
Holders of the Motive Units, Motive Class A Shares and Motive Public Warrants should obtain current market quotations for their securities. The market price of Motive’s securities could vary at any time before the Merger.
Holders
As of                 , 2022, there were                 holders of record of Motive Units,                 holders of record of separately traded Motive Class A Shares,                  holders of record of separately traded Motive Public Warrants,                 holders of record of Motive Class B Shares, and                 holders of record of Motive Private Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Motive Units, Motive Class A Shares and Motive Public Warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
Motive has not paid any cash dividends on its shares to date and does not intend to pay cash dividends prior to the completion of the Merger. The payment of cash dividends in the future will be dependent upon New Forge’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Merger. The payment of any cash dividends subsequent to the Merger will be within the discretion of New Forge’s board of directors at such time. New Forge’s ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing.
Forge
Historical market price information for Forge’s capital stock is not provided because there is no public market for Forge’s capital stock. See “Forge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA
This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of Motive and Forge. These statements are based on the beliefs and assumptions of the management of Motive and Forge. Although Motive and Forge believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither Motive nor Forge can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of Motive and Forge prior to the Business Combination, and New Forge following the Business Combination, to:
•
execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

•
manage risks associated with operational changes in response to the COVID-19 pandemic;

•
meet the closing conditions to the Merger Agreement, including approval by shareholders of Motive and Forge on the expected terms and schedule;

•
comply with laws and regulations applicable to its business;

•
stay abreast of modified or new laws and regulations applying to Forge’s or New Forge’s business;

•
realize the benefits expected from the proposed Merger;

•
anticipate the uncertainties inherent in the development of new business lines and business strategies;

•
retain and hire necessary employees;

•
increase brand awareness;

•
access, collect and use personal data about consumers;

•
attract, train and retain effective officers, key employees or directors;

•
upgrade and maintain information technology systems;

•
acquire and protect intellectual property;

•
anticipate the impact of the coronavirus disease 2019 (“COVID-19”) pandemic and its effect on business and financial conditions;

•
meet future liquidity requirements;

•
effectively respond to general economic and business conditions;

•
maintain the listing on, or the delisting of Motive’s or New Forge’s securities from, NYSE or an inability to have our securities listed on NYSE or another national securities exchange following the Business Combination;

•
obtain additional capital, including use of the debt market;

•
enhance future operating and financial results;

•
anticipate rapid technological changes;

•
anticipate the impact of, and response to, new accounting standards;

•
respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets from various events;

•
anticipate the rise in interest rates which would increase the cost of capital;

•
anticipate the significance and timing of contractual obligations;

•
maintain key strategic relationships with partners;

•
respond to uncertainties associated with product and service development and market acceptance;

•
manage to finance operations on an economically viable basis;

•
anticipate the impact of new U.S. federal income tax law, including the impact on deferred tax assets;

•
successfully defend litigation; and

•
successfully deploy the proceeds from the Business Combination.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and “Proposal No. 1 — The Business Combination Proposal — Certain Projected Financial Information” and elsewhere in this proxy statement/prospectus, could affect the future results of Motive and Forge prior to the Business Combination, and New Forge following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus:
•
any delay in closing of the Business Combination;

•
risks related to disruption of management’s time from ongoing business operations due to the proposed transactions;

•
litigation, complaints, product liability claims and/or adverse publicity;

•
the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•
privacy and data protection laws, privacy or data breaches, or the loss of data; and

•
the impact of the COVID-19 pandemic and its effect on business and financial conditions of Forge.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Motive and Forge prior to the Business Combination, and New Forge following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Motive or Forge assess the impact of all such risk factors on the business of Motive or Forge prior to the Business Combination, and New Forge following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to Motive or Forge or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Motive or Forge prior to the Business Combination, and New Forge following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
In addition, statements of belief and similar statements reflect the beliefs and opinions of Motive or Forge, as applicable, on the relevant subject. These statements are based upon information available to Motive or Forge, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that Motive or Forge, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

Market, ranking and industry data used throughout this proxy statement/prospectus, is based on the good faith estimates of Forge’s management, which in turn are based upon Forge’s management’s review of internal surveys, independent industry surveys and publications, including reports by third-party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Forge is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Forge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

RISK FACTORS
In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” and Proposal No. 1 — The Business Combination Proposal — Certain Projected Financial Information,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. Unless the context requires otherwise, references to “Forge,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Forge prior to the Business Combination and the business and operations of New Forge as directly or indirectly affected by Forge by virtue of New Forge’s ownership of the business of Forge following the Business Combination.
Summary of Risk Factors
An investment in our securities involves a high degree of risk. In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing our business and the proposed Business Combination. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to:
•
Motive is recently incorporated company with no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective.

•
Forge has a history of losses and may not achieve or maintain profitability in the future.

•
Forge faces intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed. Some of our current and potential competitors have longer operating histories, particularly with respect to our financial services business, significantly greater financial, technical, marketing and other resources and a larger customer base than we do.

•
Forge’s business is subject to the regulatory framework applicable to investment advisers, broker-dealers, and alternative trading systems, including regulation by the SEC and FINRA.

•
Forge’s business is subject to extensive laws and regulations promulgated by U.S. state, U.S. federal and non-U.S. laws, including those applicable to broker dealers, investment advisers and alternative trading systems, including regulation by the SEC and FINRA in the jurisdictions in which we operate. Compliance with laws and regulations require significant expense and devotion of resources, which may adversely affect our ability to operate profitably.

•
Past performance by our management team or their respective affiliates may not be indicative of future performance of an investment in us.

•
Our Sponsor and members of our management team have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote.

•
The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares may not allow us to complete the most desirable business combination or optimize our capital structure.

•
The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

•
The Sponsor and our directors, executive officers, advisors and their affiliates may elect to purchase public shares or warrants, which may influence a vote on a proposed business combination and reduce the public “float” of our Motive Class A Shares or Motive Public Warrants.

•
Motive’s shareholders will experience dilution due to the Issuances and the exercisability of warrants for Domestication Common Stock, in each case which would increase the number of shares eligible for future resale in the public market.

•
Even if the Merger Agreement is approved by shareholders of Motive and by the stockholders of Forge, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination.

•
There can be no assurance that the Domestication Common Stock and Warrants will be approved for listing on NYSE following the Closing, or if approved, that we will be able to comply with the continued listing standards of NYSE.

•
A significant portion of the total outstanding Domestication Common Stock will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Domestication Common Stock to drop significantly, even if New Forge’s business is doing well.

•
New Forge’s management does not have prior experience in managing a publicly traded company.

•
COVID-19 or another pandemic, epidemic or outbreak of an infectious disease may have an adverse effect on Forge and New Forge business, results of operations, financial condition and cash flows, the nature and extent of which are highly uncertain and unpredictable.

•
If New Forge fails to manage its growth effectively, it may be unable to execute its business plan, maintain high levels of service and member satisfaction or adequately address competitive challenges.

Risks Related to the Operation of our Business
We have a history of losses and may not achieve or maintain profitability in the future.
Our net losses were $9.7 million and $15.2 million for the years ended December 31, 2020 and 2019, respectively and $12.1 million and $7.4 million for the nine months ended September 30, 2021 and 2020, respectively. As of September 30, 2021, we had an accumulated deficit of $72.2 million. We may continue to incur net losses in the future. We will need to generate and sustain significant revenue for our business generally in future periods in order to achieve and maintain profitability. We also expect general and administrative expenses to increase to meet the increased compliance and other requirements associated with operating as a public company and evolving regulatory requirements.
Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenue sufficiently to offset our higher operating expenses. We may continue to incur losses, and we may not achieve or maintain future profitability due to a number of reasons, including the risks described in this proxy statement/prospectus, unforeseen expenses, difficulties, complications and delays, and other unknown events. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from expanding our operations, this could make it difficult for you to evaluate our current business and our future prospects and have a material adverse effect on our business, financial condition and results of operations.
We face intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed. Some of our current and potential competitors have longer operating histories, particularly with respect to our financial services business, significantly greater financial, technical, marketing and other resources and a larger customer base than we do.
We expect our competition to continue to increase. In addition to established enterprises and global banks, we may also face competition from early-stage companies attempting to capitalize on the same, or similar, opportunities as we are. Some of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing, and other resources and a larger customer base than we do. Any of these advantages would allow competitors to potentially offer more competitive pricing or other terms or features, a broader range of investment and financial products, or a more specialized set of specific products or services, as well as respond more quickly than we can to new or emerging technologies and changes in customer preferences, among other items. Our existing or future competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services, which could attract new customers away from our services and reduce our market share in the future. Additionally, when new competitors seek to enter our markets, or when existing market participants seek to increase their market share, these competitors sometimes undercut, or otherwise exert pressure on, the pricing terms prevalent in that market, which could adversely affect our revenues, market share or ability to capitalize on new market opportunities.
Our customers may encounter difficulties with investing through our platform, and face risks including those related to a lack of information available about private companies, liquidity concerns and potential transfer or sale restrictions with respect to securities offered on our platform.
Institutions and individual investors face significant risk when buying securities on our Market, which may make our product offerings generally less attractive. These risks include the following:
•
private companies may exercise their right of first refusal over the securities or otherwise prohibit the transfer of the securities, and therefore certain securities on our platform may not be available to certain investors;

•
private companies are not required to make periodic public filings, and therefore certain capitalization, operational and financial information may not be available for evaluation;

•
an investment may only be appropriate for investors with a long-term investment horizon and a capacity to absorb a loss of some or all of their investment;

•
the securities, when purchased, are generally highly illiquid, are often subject to further transfer restrictions, and no public market exists for such securities;

•
post-IPO transfer restrictions, including lock-up restrictions, may ultimately limit the ability to sell the securities on the open market; and

•
transactions may fail to settle, which could harm our reputation.

We have been or are involved in, and may in the future become involved in, disputes or litigation matters between customers with respect to failed transactions on our platform (such as in the event of delayed delivery or a failure to deliver securities).
We have been or are involved in, and may in the future become involved in, disputes and litigation matters between customers with respect to transactions on our platform. The high notional value of transactions on our platform makes us a target for clients to engage in lawsuits between one another and/or with us. There is a risk that clients may increasingly look to Forge to make them whole for delayed and/or broken trades. Customers may litigate over a failure of sellers to deliver securities or over the untimely deliveries of securities. Any litigation to which we are a party could be expensive and time consuming, regardless of the ultimate outcome, and the potential costs and risks of such litigation may incentivize us to settle.
Additionally, we may agree to forego commissions in a failed settlement situation even if we aren’t at fault or do not have an obligation to do so for customer relations or other reasons. If we reduce or forego commissions on behalf of clients, it would lead to a reduction in profits.
There is no assurance that our revenue and business models will be successful.
The majority of our revenue is derived from commissions earned on securities-based transactions, or Placement Fees. We maintain a comprehensive trading platform which generates revenue through our Markets offering by volume-based fees sourced from institutions, individual investors and shareholders. The Company also generates revenues through its Forge Trust offering with account fees, cash management fees and partnership fees through custodial offerings, or Custodial Management Fees for all Forge customers and also recently through its Forge Data and Forge Company Solutions services.
With respect to Placement Fees, a decline in the price of securities transactions brokered by us, or a decline in the financial markets generally, or a decline in fee rates could negatively impact our revenue and overall financial position. Additionally, if we fail to acquire and retain new institutions, individual investors and shareholders, or fail to do so in a cost-effective manner, we may be unable to increase revenue and achieve profitability for our Markets and Trusts offerings.

Additionally, our Forge Data and Forge Company Solutions offerings are nascent and unproven. These offerings may not gain market acceptance or prove to be profitable. While some of our issuer customers may prefer that we not publish the transaction prices for transactions in their securities, which could impact our Data Services and Markets offerings, Forge maintains that such prices are, by definition, information belonging to Forge. Forge negotiates exceptions to this policy on a case-by-case basis, and such exceptions have historically been very limited.
We are continually refining our revenue and business model, which is premised on creating a virtuous cycle for our clients to engage in more products across our platform. We promote our Forge Services, Data Services and Forge Company Solutions product offerings to the institutions, individual investors and shareholders who initially partake in our markets offering. There is no assurance that these efforts will be successful or that we will generate revenues commensurate with our efforts and expectations, or become profitable. We may be forced to make significant changes to our revenue and business model to compete with our competitors’ offerings, and even if such changes are undertaken, there is no guarantee that they will be successful. Additionally, we will likely be required to hire, train and integrate qualified personnel to meet and further our business objectives, and our ability to successfully do so is uncertain.
If we are unable to develop new solutions or adapt to technological changes, our revenue may not grow as expected.
We operate in a dynamic industry characterized by rapidly evolving technology, frequent product introductions, and competition based on pricing and other differentiators. Our scalability could be contingent on us successfully building a mobile app for our services, which may be expensive and time consuming, and the success of which is not guaranteed. In addition, we may increasingly rely on technological innovation as we introduce new types of products, expand our current products into new markets, and continue to streamline our platform. The process of developing new technologies and products is complex, and if we are unable to successfully innovate and continue to deliver a superior experience, demand for our products may decrease and our growth and operations may be harmed.
Our projections and key performance metrics are subject to significant risks, assumptions, estimates, judgments and uncertainties. As a result, our financial and operating results may differ materially from our expectations.
We operate in a competitive industry, and our projections and calculations of key operating metrics are subject to the risks and assumptions made by management with respect to our industry. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition we face, as well as our ability to attract and retain customers while generating sustained revenues through our services. We may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. Any of these factors could cause our operating results in a given quarter to be higher or lower than expected, which makes creating accurate forecasts and budgets challenging. As a result, we may fall materially short of our forecasts and expectations, including with respect to our key operating metrics, which could cause our stock price to decline and investors to lose confidence in us and our business, financial condition, and results of operations could be materially and adversely affected.
Our estimates regarding the size of our addressable market may prove to be inaccurate.
It may be difficult to accurately estimate the size of the private markets and predict with certainty the rate at which the market for our products will grow, if at all. If there is a trend away from late stage private companies allowing secondary trading, either influenced by our business or otherwise, this would tend to reduce the addressable market available to capture revenue for Forge Markets.
While our market size estimate was made in good faith and is based on assumptions and estimates we believe to be reasonable, this estimate may not be accurate. If our estimates of the size of our addressable market are not accurate, our potential for future growth may be less than we currently anticipate, which could have a material adverse effect on our business, financial condition, and results of operations.
If we fail to effectively manage any future growth, our business, operating results, and financial condition could be adversely affected.
We have and expect to continue to experience significant growth, particularly following the SharesPost acquisition, and intend to continue to significantly expand our operations, including our employee headcount.

This growth has placed, and will continue to place, significant demands on our management and operational and financial infrastructure.
In addition, we are required to continuously develop and adapt our systems and infrastructure in response to the increasing sophistication of the financial services market, evolving fraud and information security landscape, and regulatory developments relating to existing and projected business activities. Our future growth will depend, among other things, on our ability to maintain an operating platform and management system apt to address such growth, and will require us to incur significant additional expenses, expand our workforce and commit additional senior management and operational resources.
To manage our growth effectively, we must continue to improve our operational, financial, and management systems and controls by, among other things:
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effectively attracting, training, integrating, and retaining a large number of new employees;

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further improving our key business systems, processes, and information technology infrastructure, including our and third-party services, to support our business needs;

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enhancing our information, training, and communication systems to ensure that our employees are well-coordinated and can effectively communicate with each other and our customers; and

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improving our internal control over financial reporting and disclosure controls and procedures to ensure timely and accurate reporting of our operational and financial results.

If we fail to manage our expansion, implement improvements, or maintain effective internal controls and procedures, our costs and expenses may increase more than we plan and we may lose the ability to develop new solutions, satisfy our customers, respond to competitive pressures, or otherwise execute our business plan. If we are unable to manage our growth, our business, financial condition, and results of operations could be materially and adversely affected.
We may require additional capital to satisfy our liquidity needs and support business growth and objectives, and this capital might not be available to us on reasonable terms, if at all, and may be delayed or prohibited by applicable regulations.
Maintaining adequate liquidity is crucial to our securities brokerage business operations, including key functions such as transaction settlement and custody requirements. We meet our liquidity needs primarily from working capital and cash generated by customer activity, as well as from external equity financing. Increases in the number of customers, fluctuations in customer cash or deposit balances, as well as market conditions or changes in regulatory treatment of customer deposits, may affect our ability to meet our liquidity needs. Our broker-dealer subsidiary, Forge Securities, LLC (“Forge Securities”), is subject to Rule 15c3-1 under the Exchange Act (the “Uniform Net Capital Rule”), which specifies minimum capital requirements intended to ensure the general financial soundness and liquidity of broker-dealers, and Forge Securities is subject to Rule 15c3-3 under the Exchange Act, which requires broker-dealers to maintain certain liquidity reserves. Additionally, our trust company subsidiary, Forge Trust, is subject to minimum capital requirements of the State of South Dakota, in which it is chartered.
A reduction in our liquidity position could reduce our customers’ confidence in us, which could result in the withdrawal of customer assets and loss of customers, or could cause us to fail to satisfy broker-dealer or other regulatory capital guidelines, which may result in immediate suspension of securities activities, regulatory prohibitions against certain business practices, increased regulatory inquiries and reporting requirements, increased costs, fines, penalties or other sanctions, including suspension or expulsion by the SEC, FINRA or other SROs or state regulators, and could ultimately lead to the liquidation of our broker-dealers or other regulated entities.
In addition to requiring liquidity for our securities brokerage business and our other regulated businesses, we may also require additional capital to continue to support the growth of our business and respond to competitive challenges, including the need to promote our products and services, develop new products and services, enhance our existing products, services and operating infrastructure, and acquire and invest in complementary companies, businesses and technologies.

When available cash is not sufficient for our liquidity and growth needs, we may need to engage in equity or debt financings to secure additional funds. There can be no assurance that such additional funding will be available on terms attractive to us, or at all, and our inability to obtain additional funding when needed could have an adverse effect on our business, financial condition and results of operations. If additional funds are raised through the issuance of equity or convertible debt securities, our stockholders could suffer significant dilution, and any new shares we issue in connection therewith could have rights, preferences and privileges superior to those of our current stockholders. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue future business opportunities.
We have in the past consummated and, from time to time we may evaluate and potentially consummate, acquisitions, which could require significant management attention, result in additional dilution to our stockholders, increase expenses and disrupt our business and adversely affect our financial results.
Our success will depend, in part, on our ability to expand our business. In some circumstances, we may determine to do so through the acquisition of complementary assets, businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete or integrate acquisitions. The risks we face in connection with acquisitions include:
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diversion of management time and focus from operating our business to addressing acquisition integration challenges;

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coordination of technology, product development, risk management and sales and marketing functions;

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retention of employees from the acquired company, and retention of our employees who were attracted to us because of our smaller size or for other reasons;

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cultural challenges associated with integrating employees from the acquired company into our organization;

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integration of the acquired company’s accounting, management information, human resources and other administrative systems;

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the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, information security safeguards, procedures and policies;

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potential write-offs or impairments of intangible assets or other assets acquired in the acquisition;

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liability for activities of the acquired company before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

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litigation or other claims in connection with the acquired company, including claims from terminated employees, subscribers, former shareholders or other third parties; and

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geographic expansion that may expose our business to known and unknown regulatory compliance risks including elevated risk factors for tax compliance, money laundering controls, and supervisory controls oversight.

Our failure to address these risks or other problems encountered in connection with our acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities and harm our business, generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, regulatory obligations to further capitalize our business, and goodwill and intangible asset impairments, any of which could harm our financial condition and negatively impact our shareholders. To the extent we pay the consideration for any future acquisitions or investments in cash, it would reduce the amount of cash available to us for other purposes.

The long-term impact of the COVID-19 pandemic on our business, financial condition and results of operations is uncertain.
The COVID-19 pandemic and the various measures instituted by governments and businesses to mitigate its spread, including travel restrictions, stay-at-home orders and quarantine restrictions, could adversely impact our customers, employees and business partners, and continue to disrupt our operations, including as the pandemic contributes to a general slowdown in the global economy. The COVID-19 pandemic has resulted, in part, in inefficiencies or delays in our business, operational challenges, additional costs related to business continuity initiatives as our workforce has transitioned to remote working and increased vulnerability to cybersecurity attacks or other privacy or data security incidents. The extent of the impact of COVID-19 on our business, financial condition and results of operations will depend largely on future developments, including the duration of the pandemic, actions taken to contain COVID-19 or address its impact, the ability to reintegrate our workforce or of our workforce to adapt to the long-term distributed workforce model (with some employees part- or full-time remote, and others not) we expect to adopt, the impact on capital and financial markets and the related impact on the financial circumstances of our customers, all of which are highly uncertain and cannot be predicted. Even after the COVID-19 outbreak has subsided, we may continue to experience adverse impacts to our business as a result of the global economic impact, including the availability of credit, adverse impacts on our liquidity and any recession that has occurred or may occur in the future. A sustained or prolonged COVID-19 pandemic or a resurgence, such as the new Omicron variant, could exacerbate the factors described above and intensify the impact on our business, financial condition and results of operations.
If we fail to attract new customers, or fail to do so in a cost-effective manner, our business may be harmed.
Our continued business and revenue growth is dependent on our ability to attract new customers, retain existing customers increase the amount that our customers use our products, and we cannot be sure that we will be successful in these efforts. As we expand our business operations and enter new markets, new challenges in attracting and retaining customers will arise that we may not successfully address. Our success, and our ability to increase revenues and operate profitably, depends in part on our ability to cost-effectively acquire new customers, to retain existing customers and to keep existing customers engaged so that they continue to use our products and services.
Our business depends on our trusted brand, and failure to maintain and protect our brand, or any damage to our reputation, or the reputation of our partners, could adversely affect our business, financial condition or results of operations.
We believe we are developing a trusted brand that has contributed to the success of our business. We believe that maintaining and promoting our brand in a cost-effective manner is critical to achieving widespread acceptance of our products and services and expanding our base of customers. Maintaining, promoting and positioning our brand and reputation will depend on our ability to continue to provide useful, reliable, secure, and innovative products and services; to maintain trust and remain a financial services leader; and to provide a consistent, high-quality customer experience.
We may introduce, or make changes to, features, products, services, privacy practices, or terms of service that customers do not like, which may materially and adversely affect our brand. Our brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business could be materially and adversely harmed.
Harm to our brand can arise from many sources, including failure by us or our partners and service providers to satisfy expectations of service and quality, inadequate protection or misuse of personally identifiable information, compliance failures and claims, regulatory inquiries and enforcement, rumors, litigation and other claims, misconduct by our partners, employees or other counterparties, and actual or perceived failure to adequately address the environmental, social, and governance expectations of our various stakeholders, any of which could lead to a tarnished reputation and loss of customers. We may in the future be the target of incomplete, inaccurate, and misleading or false statements about our company and our business that could damage our brand and deter customers from adopting our services. Any negative publicity about our industry or our company, the quality and reliability of our products and services, our compliance and risk management processes, changes to our products and services, our privacy, data protection, and information security practices, litigation, regulatory licensing and infrastructure, and the experience of our customers with our products or services could adversely affect our reputation and the confidence in and use of our products and services. If we do not successfully maintain a strong and trusted brand, our business, financial condition, and results of operations could be materially and adversely affected.
We conduct our brokerage and other business operations through subsidiaries and may in the future rely on dividends from our subsidiaries for a substantial amount of our cash flows.
We may in the future depend on dividends, distributions and other payments from our subsidiaries to fund payments on our obligations, including any debt obligations we may incur. Regulatory and other legal restrictions may limit our ability to transfer funds to or from certain subsidiaries, including Forge Securities, LLC. In addition, certain of our subsidiaries are subject to laws and regulations that authorize regulatory bodies to block or reduce the flow of funds to us, or that prohibit such transfers altogether in certain circumstances. These laws and regulations may hinder our ability to access funds that we may need to make payments on our obligations, including any debt obligations we may incur and otherwise conduct our business by, among other things, reducing our liquidity in the form of corporate cash. In addition to negatively affecting our business, a significant decrease in our liquidity could also reduce investor confidence in us. Certain rules and regulations of the SEC and FINRA may limit the extent to which our broker-dealer subsidiary may distribute capital to us. For example, under SEC rules applicable to Forge Securities, a dividend in excess of 30% of a member firm’s excess net capital may not be paid without Forge Securities providing prior written notice. Compliance with these rules may impede our ability to receive dividends, distributions and other payments from Forge Securities.
Fluctuations in interest rates could impact our business.
Fluctuations in interest rates may adversely impact our customers’ general spending levels and risk appetite and ability and willingness to invest through our platform. Additionally, some of our services, such as our Trust Services, are affected by interest rate changes. Low interest rates directly reduce our ability to earn cash administration fees from our Trust Services, which would adversely affect our business, financial condition, results of operations, cash flows and future prospects.
Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.
Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.
Our business and reputation may be harmed by changes in business, economic or political conditions that impact global financial markets, or by a systemic market event.
As a financial services company, our business, results of operations and reputation are directly affected by elements beyond our control, such as economic and political conditions, changes in the volatility in financial markets (including volatility as a result of the COVID-19 pandemic), significant increases in the volatility or trading volume of particular securities, broad trends in business and finance, changes in volume of securities trading generally, changes in the markets in which such transactions occur and changes in how such transactions are processed. These elements can arise suddenly and the full impact of such conditions can remain uncertain. A prolonged weakness in equity markets, such as a slowdown causing reduction in trading volume in securities, derivatives or cryptocurrency markets, may result in reduced revenues and would have an adverse effect on our business, financial condition and results of operations. Significant downturns in the securities markets or in general economic and political conditions may also cause individuals to be reluctant to make their own investment decisions and thus decrease the demand for our products and services and could also result in our customers reducing their engagement with our platform. Conversely, significant upturns in the securities markets or in general economic and political conditions may cause individuals to be less proactive in seeking ways to improve the returns on their trading or investment decisions and, thus, decrease the demand for our products and services. Any of these changes could cause our future performance to be uncertain or unpredictable, and could have an adverse effect on our business, financial condition and results of operations.
In addition, some market participants could be overleveraged. In case of sudden, large price movements, such market participants may not be able to meet their obligations to their respective brokers who, in turn, may not be able to meet their obligations to their counterparties. As a result, the financial system or a portion thereof could suffer, and the impact of such an event could have an adverse effect on our business, financial condition and results of operations.
In addition, a prolonged weakness in the U.S. equity markets or a general economic downturn could cause our customers to incur losses, which in turn could cause our brand and reputation to suffer. If our reputation is harmed, the willingness of our existing customers, and potential new customers, to do business with us could be negatively impacted, which would adversely affect our business, financial condition and results of operations.
We are also monitoring developments related to the decision by the U.K. to leave the European Union (EU) on January 31, 2020 (“Brexit”) following the end of the transition period on December 31, 2020. On December 24, 2020, the U.K. and the EU agreed to enter into the EU-U.K. Trade and Cooperation Agreement, which negotiated some of the key aspects of the U.K. and EU post-Brexit relationship. Brexit and the EU-U.K. Trade and Cooperation Agreement could have implications for our U.K. subsidiary and could lead to economic and legal uncertainty, including significant volatility in global stock markets and currency exchange rates, and increasingly divergent laws, regulations and licensing requirements for any operations we conduct or may conduct in the U.K. or EU in the future as the U.K. determines which EU laws to replace or replicate. Any of these effects of Brexit, among others, could adversely affect our operations and financial results.
Any failure by us to maintain effective internal controls over financial reporting could have an adverse effect on our business, financial condition and results of operations.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to develop and refine our internal control over financial reporting. Some members of our management team have limited or no experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies, and we have limited accounting and financial reporting personnel and other resources with which to address our internal controls and related procedures. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.
Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. We have limited experience with implementing the systems and controls that will be necessary to operate as a public company, as well as adopting changes in accounting principles or interpretations mandated by the relevant regulatory bodies. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of our internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.
Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our business or cause us to fail to meet our reporting obligations and may result in a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures or internal control over financial reporting could also cause investors to lose confidence in the accuracy and completeness of our reported financial and other information, which would likely have a negative effect on the trading price of our shares. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE. As a private company, we are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second Annual Report on Form 10-K.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of (1) our second Annual Report on Form 10-K or (2) the Annual Report on Form 10-K for the first year we no longer qualify as an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business and could cause a decline in the trading price of our shares. In addition, we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources. These events could have a material and adverse effect on our business, results of operations, financial condition and prospects.
If our goodwill, or other intangible assets, or fixed assets become impaired, we may be required to record a charge to our earnings.
We are required to test goodwill for impairment at least annually or earlier if events or changes in circumstances indicate the carrying value may not be recoverable. As of September 30, 2021, we had recorded a total of approximately $139 million of goodwill and other intangible assets. An adverse change in domestic or global market conditions, particularly if such change has the effect of changing one of our critical assumptions or estimates made in connection with the impairment testing of goodwill or intangible assets, could result in a change to the estimation of fair value that could result in an impairment charge to our goodwill or other intangible assets. Any such material charges may have a negative impact on our operating results or financial condition.
Regulatory, Tax and Legal Risks
Our business is subject to extensive laws and regulations promulgated by U.S. state, U.S. federal and non-U.S. laws, including those applicable to broker dealers, investment advisers and alternative trading systems, including regulation by the SEC and FINRA in the jurisdictions in which we operate. Compliance with laws and regulations require significant expense and devotion of resources, which may adversely affect our ability to operate profitably.
We offer investment management services through Forge Global Advisors, an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), which is subject to regulation by the SEC. Forge Securities is an affiliated registered broker-dealer and FINRA member.

Investment advisers are subject to the anti-fraud provisions of the Advisers Act and to fiduciary duties derived from these provisions, which apply to our relationships with the funds we manage. These provisions and duties impose restrictions and obligations on us with respect to our dealings with our customers, fund investors and our investments, including for example restrictions on transactions with our affiliates. Our investment adviser is subject to periodic SEC examinations. Our investment adviser is also subject to other requirements under the Advisers Act and related regulations primarily intended to benefit advisory customers. These additional requirements relate to matters including maintaining effective and comprehensive compliance programs, record-keeping and reporting and disclosure requirements. The Advisers Act generally grants the SEC broad administrative powers, including the power to limit or restrict an investment adviser from conducting advisory activities in the event it fails to comply with federal securities laws. Additional sanctions that may be imposed for failure to comply with applicable requirements include the prohibition of individuals from associating with an investment adviser, the revocation of registrations and other censures and fines. Even if an investigation or proceeding did not result in a sanction or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing customers or fail to gain new customers.
Our subsidiary, Forge Securities, is a registered broker-dealer and FINRA member and operates an alternative trading system (“ATS”) which files reports with the SEC. The securities industry is highly regulated, including under federal, state and other applicable laws, rules, and regulations, and we may be adversely affected by regulatory changes related to suitability of financial products, supervision, sales practices, advertising, private placements, application of fiduciary standards, best execution, and market structure, any of which could limit our business and damage our reputation. FINRA has adopted extensive regulatory requirements relating to sales practices, advertising, registration of personnel, compliance and supervision, and compensation and disclosure, to which Forge Securities and its personnel are subject. FINRA and the SEC also have the authority to conduct periodic examinations of Forge Securities, and may also conduct administrative proceedings. See ‘‘Information About Forge — The State of Regulation — ”. Additionally, material expansions of the business in which Forge Securities engages are subject to approval by FINRA. This could delay, or even prevent, the firm’s ability to expand its securities and brokerage offerings in the future.
We are subject to extensive, complex and evolving laws, rules and regulations, which are subject to change and which are interpreted and enforced by various federal, state and local government authorities and self-regulatory organizations. The ultimate impact of these laws and regulations remains uncertain, but may adversely affect our ability to operate profitably.
We are subject to various federal, state and local regulatory regimes. The principal policy objectives of these regulatory regimes are to protect borrowers, investors, and other financial services customers and to prevent fraud, money laundering, and terrorist financing. Laws and regulations, among other things, impose licensing and qualifications requirements; require various disclosures and consents; mandate or prohibit certain terms and conditions for various financial products; prohibit discrimination based on certain prohibited bases; prohibit unfair, deceptive, or abusive acts or practices; require us to submit to examinations by federal, state and local regulatory regimes; and require us to maintain various policies, procedures and internal controls, including in some cases, internal information barriers. There is a risk that our affiliated entities will not maintain proper information barriers if we fail to develop and enforce appropriate policies and procedures regarding information barriers between entities. The introduction of new laws and regulations related to our businesses, and changes in the enforcement of existing laws and regulations, could have a negative impact on our results and ability to operate.
For example, recent news articles and statements from SEC commissioners have raised the possibility of additional transparency from large private companies. The reports indicate that the SEC will consider plans to require more private companies to routinely disclose information about their finances and operations. Currently, federal statute requires companies with more than 2,000 shareholders “of record” to register their securities with the SEC, but the SEC also allows an unlimited number of people to own shares in “street name” (through the same broker or investment vehicle) and count as one shareholder. The reports indicate that the SEC may decide to look through certain vehicles and count underlying investors as distinct shareholders.

Forge facilitates investments in certain issuers by way of special purpose vehicles (“SPVs”). If the SPVs were to be “looked through” to their underlying investors, issuers may be less amenable to funding from SPVs, including those facilitated on the Forge platform. If new laws and regulations require certain private companies to publicly report, those companies may be incentivized to go public, which could decrease the number of issuers on our platform. On the other hand, if increased disclosure obligations do not drive impacted issuers to go public, the increased transparency could drive growth and interest in our platform.
As another example, Forge Trust, a South Dakota non-depository trust company and one of our wholly owned subsidiaries, is authorized to act as a custodian of self-directed individual retirement accounts. The United States Congress has recently proposed draft legislation that would significantly limit the types of investments and amounts that may be held in individual retirement accounts which, if enacted as proposed or substantially similar form, could negatively impact our current and future Forge Trust account holders and have an adverse effect on our Forge Trust custody business, which may in turn have an adverse effect on our consolidated financial condition and results of operations.
We are subject to overview by multiple regulators. Forge Trust is subject to periodic regulatory examinations and inspections by the South Dakota Division of Banking. Additionally, SharesPost Securities LLC, a California licensed lender and one of our wholly owned subsidiaries, is subject to periodic regulatory examinations and inspections by the California Division of Financial Protection and Innovation.
Monitoring and complying with all applicable laws, regulations and regulators can be difficult and costly. Failure to comply with any of these requirements may result in, among other things, enforcement action by governmental authorities, lawsuits, monetary damages, fines or monetary penalties, restitution or other payments to investors, modifications to business practices, revocation of required licenses or registrations, voiding of loan contracts and reputational harm, all of which could materially harm our results of operations.
The regulatory requirements to which we are subject result in substantial compliance costs, and our business would be adversely affected if any applicable authorities determine we are not in compliance with those requirements.
We must comply with state licensing requirements and varying compliance requirements in all the states in which we operate and the District of Columbia. In addition, we rely on certain exemptions from licensing requirements in other jurisdictions where we conduct business. Changes in licensing and registration laws may result in increased disclosure requirements, increased fees, or may impose other conditions to licensing or registrations that we or our personnel are unable to meet. In most states and jurisdictions in which we operate, a regulatory agency or agencies regulate and enforce laws relating to loan servicers, brokers, and originators, collection agencies, and money services businesses. We are subject to periodic examinations by state and other regulators in the jurisdictions in which we conduct business, which can result in increases in our administrative costs and refunds to borrowers of certain fees earned by us, and we may be required to pay substantial and material penalties imposed by those regulators due to compliance errors, including any failures to properly register for applicable licenses or registrations, or we may lose our license or our ability to do business in the jurisdiction otherwise may be impaired. Fines and penalties incurred in one jurisdiction may cause investigations or other actions by regulators in other jurisdictions.
We may not be able to acquire or maintain all requisite licenses, registrations and permits. If we change or expand our business activities, we may be required to obtain additional licenses before we can engage in those activities. When we apply for a new license, the applicable regulator may determine that we were required to do so at an earlier point in time, and as a result, may impose substantial and material penalties or refuse to issue the license, which could require us to modify or limit our activities in the relevant jurisdiction.
In addition, the jurisdictions that currently do not provide extensive regulation of our business may later choose to do so, and if such jurisdictions so act, we may not be able to obtain or acquire or maintain all requisite licenses, registrations and permits, which could require us to modify or limit our activities in the relevant jurisdictions. The failure to satisfy those and other regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

We have expanded and may continue to expand into international markets, which expose us to significant new risks, and our international expansion efforts may not be successful.
We operate and serve investors in foreign jurisdictions, and our business is subject to the laws and requirements of each jurisdiction in which we operate. Issuers, buyers and sellers from over sixty jurisdictions use our platform. The majority of our revenues are derived from transactions involving U.S. issuers. Our operations are located in the United States. We have a local branch office in Hong Kong. Our subsidiary, SharesPost Asia Pte Ltd., holds a Recognized Market Operator license with the Monetary Authority of Singapore; however, it currently does not engage in any business activities. There is risk that local regulators may determine we are not in compliance with applicable local laws and regulations. In such cases, we may be subject to material fines and penalties, and may need to materially modify, limit, or cease operations in that jurisdiction. In addition, if we change or expand our business activities, we may be required to obtain additional licenses or registrations before we can engage in those activities in each jurisdiction, which could cause us to incur substantial compliance costs. If we apply for a new license or registration, a regulator may determine that we were required to do so at an earlier point in time, and as a result, may impose penalties or refuse to issue the license, which could require us to materially modify, limit, or cease our activities in the relevant jurisdiction. We may be required to pay substantial penalties imposed by those regulators due to compliance errors, or we may lose our license or our ability to do business in the jurisdiction otherwise may be impaired. Fines and penalties incurred in one jurisdiction may cause investigations or other actions by regulators in other jurisdictions. This could be detrimental to our business, resulting in lost revenue, fines, or other adverse consequences. In addition, the jurisdictions that currently do not provide extensive regulation of our business may later choose to do so, and if such jurisdictions so act, we could incur substantial compliance costs and may not be able to obtain or maintain all requisite licenses and permits, which could require us to modify, limit, or cease our activities in the relevant jurisdiction or jurisdictions.
In addition to regulatory risks, there are significant risks and costs inherent in doing business in international markets, including:
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difficulty establishing and managing international operations and the increased operations, travel, infrastructure and legal and compliance costs associated with locations in different countries or regions;

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difficulties or delays in obtaining and/or maintaining the regulatory permissions, authorizations, licenses or consents that may be required to offer certain products in one or more international markets;

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difficulties in managing multiple regulatory relationships across different jurisdictions on complex legal and regulatory matters;

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difficulties in identifying and obtaining appropriate local foreign counsel in the jurisdictions in which we operate or plan to operate;

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if we were to engage in any merger or acquisition activity internationally, this is complex and would be new for us and subject to additional regulatory scrutiny;

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the need to vary products, pricing and margins to effectively compete in international markets;

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the need to adapt and localize products for specific countries, including obtaining rights to third-party intellectual property used in each country;

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increased competition from local providers of similar products and services;

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the challenge of positioning our products and services to meet a demand in the local market;

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the ability to obtain, maintain, protect, defend and enforce intellectual property rights abroad;

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the need to offer customer support and other aspects of our offering (including websites, articles, blog posts and customer support documentation) in various languages;

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compliance with anti-bribery laws and the potential for increased complexity due to the requirements on us as a group to follow multiple rule sets;

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complexity and other risks associated with current and future legal requirements in other countries, including laws, rules, regulations and other legal requirements related to cybersecurity and data privacy frameworks and labor and employment laws;

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the need to enter into new business partnerships with third-party service providers in order to provide products and services in the local market, which we may rely upon to be able to provide such products and services or to meet certain regulatory obligations;

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varying levels of internet technology adoption and infrastructure, and increased or varying network and hosting service provider costs and differences in technology service delivery in different countries;

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fluctuations in currency exchange rates and the requirements of currency control regulations, which might restrict or prohibit conversion of other currencies into U.S. dollars;

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taxation of our international earnings and potentially adverse tax consequences due to requirements of or changes in the income and other tax laws of the United States or the international jurisdictions in which we operate; and

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political or social unrest or economic instability in a specific country or region in which we operate.

We have limited experience with international regulatory environments and market practices, and we may not be able to penetrate or successfully operate in the markets we choose to enter. In addition, we may incur significant expenses as a result of our international expansion, and we may not be successful. We also may fail to sufficiently adapt our offerings in terms of language, culture, issuer operations, shareholder behaviors, investor preferences or otherwise, which would limit or prevent our success in entering new markets.
We have in the past, and will continue to be, subject to inquiries, exams, investigations or enforcement matters, any of which could have an adverse effect on our business.
The financial services industry is subject to extensive regulation under federal, state, and applicable international laws. From time to time, we have been threatened with or named as a defendant in lawsuits, arbitrations and/or administrative claims involving securities, consumer financial services and other matters.
For example, in 2016, we became subject to a SEC Order (in the Matter of Equidate, Inc. and Equidate Holdings LLC, Release No. 10262) pursuant to Section 8A of the Securities Act and Section 21C of the Exchange Act (the “Order”). The Order required us to cease and desist from committing or causing any violations or future violations of Section 5(e) of the Securities Act and Section 6(l) of the Exchange Act and required us to pay civil money penalties in the amount of $80,000. Following a request by the Company, the SEC determined that we had made a showing of good cause under Rule 506(d)(2)(ii) of Regulation D and Rule 262(b)(2) of Regulation A and the SEC granted a waiver regarding any bad-actor disqualification by reason of the entry of the Order. Following the Order, we have completely ceased the transactions described in the Order that were deemed to be security-based swaps and have implemented new transaction contracts and fund structures.
We are also subject to periodic regulatory examinations and inspections. Compliance and trading problems or other deficiencies or weaknesses that are reported to regulators, such as the SEC, FINRA, the CFPB, or state regulators, by dissatisfied customers or others, or that are identified by regulators themselves, are investigated by such regulators, and may, if pursued, result in formal claims being filed against us by customers or disciplinary action being taken against us or our employees by regulators or enforcement agencies. See “Information About Forge — Legal Proceedings”. To resolve issues raised in examinations or other governmental actions, we may be required to take various corrective actions, including changing certain business practices, making refunds or taking other actions that could be financially or competitively detrimental to us. We expect to continue to incur costs to comply with governmental regulations. Any such claims or disciplinary actions that are decided against us could have a material impact on our financial results.

Employee misconduct, including insider trading violations (given the nature of our business), can be difficult to detect and deter, and could harm our reputation and subject us to significant legal liability. We cannot ensure that all of our employees and agents will comply with our internal policies and procedures and applicable law, including anti-corruption, anti-bribery and similar laws. We may ultimately be held responsible for any such non-compliance.
We operate in an industry in which integrity and the confidence of our customers is of critical importance. We are subject to risks of errors and misconduct by our employees that could adversely affect our business, including:
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engaging in misrepresentation or fraudulent activities when marketing or performing brokerage and other services to our customers;

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improperly using or disclosing confidential information of our customers or other parties;

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concealing unauthorized or unsuccessful activities; or

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otherwise not complying with applicable laws and regulations or our internal policies or procedures, including those related to insider trading.

There have been numerous highly-publicized cases of fraud and other misconduct by financial services industry employees. The precautions that we take to detect and deter employee misconduct might not be effective. If any of our employees engage in illegal, improper, or suspicious activity or other misconduct, we could suffer serious harm to our reputation, financial condition, member relationships, and our ability to attract new customers. We also could become subject to regulatory sanctions and significant legal liability, which could cause serious harm to our financial condition, reputation, member relationships and prospects of attracting additional customers.
We may become subject to examinations, regulatory enforcement or litigation as a result of our failure to comply with applicable laws and regulations, even if noncompliance was inadvertent.
We maintain systems and procedures designed to ensure that we comply with applicable laws and regulations; however, some legal/regulatory frameworks provide for the imposition of fines or penalties for noncompliance even though the noncompliance was inadvertent or unintentional and even though there were systems and procedures designed to ensure compliance in place at the time.
Litigation, regulatory actions, and compliance issues could subject us to significant fines, penalties, judgments, remediation costs, negative publicity, changes to our business model, and requirements resulting in increased expenses.
Our business is subject to increased risks of litigation and regulatory actions as a result of a number of factors and from various sources, including as a result of the highly regulated nature of the financial services industry and the focus of state and federal enforcement agencies on the financial services industry.
From time to time, we are also involved in, or the subject of, reviews, requests for information, investigations and proceedings (both formal and informal) by state and federal governmental agencies and self-regulatory organizations, regarding our business activities and our qualifications to conduct our business in certain jurisdictions, which could subject us to significant fines, penalties, obligations to change our business practices and other requirements resulting in increased expenses and diminished earnings. Our involvement in any such matter also could cause significant harm to our reputation and divert management attention from the operation of our business, even if the matters are ultimately determined in our favor. Moreover, any settlement, or any consent order or adverse judgment in connection with any formal or informal proceeding or investigation by a government agency, may prompt litigation or additional investigations or proceedings as other litigants or other government agencies begin independent reviews of the same activities.
The current regulatory environment, increased regulatory compliance efforts and enhanced regulatory enforcement have resulted in significant operational and compliance costs and may prevent us from providing certain products and services. There is no assurance that these regulatory matters or other factors will not, in the future, affect how we conduct our business and, in turn, have a material adverse effect on our business. In particular, legal proceedings brought under state consumer protection statutes or under several of the various federal consumer financial services statutes may result in a separate fine for each violation of the statute, which, particularly in the case of class action lawsuits, could result in damages substantially in excess of the amounts we earned from the underlying activities.
Our compliance and risk management policies and procedures as a regulated financial services company may not be fully effective in identifying or mitigating compliance and risk exposure in all market environments or against all types of risk.
As a financial services company operating in the securities industry, among others, our business exposes us to a number of heightened risks. We have devoted significant resources to develop our compliance and risk management policies and procedures and will continue to do so, but there can be no assurance these are sufficient, especially as our business is growing and evolving. Nonetheless, our limited operating history, evolving business and growth make it difficult to predict all of the risks and challenges we may encounter and may increase the risk that our policies and procedures to identify, monitor and manage compliance risks may not be fully effective in mitigating our exposure in all market environments or against all types of risk. Insurance and other traditional risk-shifting tools may be held by or available to us in order to manage certain exposures, but they are subject to terms such as deductibles, coinsurance, limits and policy exclusions, as well as risk of counterparty denial of coverage, default or insolvency. Any failure to maintain effective compliance and other risk management strategies could have an adverse effect on our business, financial condition and results of operations. We are also exposed to heightened regulatory risk because our business is subject to extensive regulation and oversight in a variety of areas, and such regulations are subject to evolving interpretations and application and it can be difficult to predict how they may be applied to our business, particularly as we introduce new products and services and expand into new jurisdictions. Any perceived or actual breach of laws and regulations could negatively impact our business, financial condition or results of operations.
We are subject to stringent laws, rules, regulations, policies, industry standards and contractual obligations regarding data privacy and security and may be subject to additional related laws and regulations in jurisdictions into which we expand. Many of these laws and regulations are subject to change and reinterpretation and could result in claims, changes to our business practices, monetary penalties, increased cost of operations or other harm to our business.
We are subject to a variety of federal, state, local, and non-U.S. laws, directives, rules, policies, industry standards and regulations, as well as contractual obligations, relating to privacy and the collection, protection, use, retention, security, disclosure, transfer and other processing of personal data and other data, including the Gramm-Leach-Bliley Act of 1999 (“GLBA”), Section 5(c) of the Federal Trade Commission Act and the CCPA. The regulatory framework for data privacy and security worldwide is continuously evolving and developing and, as a result, interpretation and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. New laws, amendments to or reinterpretations of existing laws, regulations, standards and other obligations may require us to incur additional costs and restrict our business operations, and may require us to change how we use, collect, store, transfer or otherwise process certain types of personal data and to implement new processes to comply with those laws and our customers’ exercise of their rights thereunder.
In the U.S., federal law, such as the GLBA and its implementing regulations, restricts certain collection, processing, storage, use and disclosure of personal data, requires notice to individuals of privacy practices and provides individuals with certain rights to prevent the use and disclosure of certain nonpublic or otherwise legally protected information. These rules also impose requirements for the safeguarding and proper destruction of personal data through the issuance of data security standards or guidelines. The U.S. government, including Congress, the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection, use and other processing of information concerning consumer behavior on the internet, including regulation aimed at restricting certain targeted advertising practices. There is also a risk of enforcement actions in response to rules and regulations promulgated under the authority of federal agencies and state attorneys general and legislatures and consumer protection agencies. In addition, privacy advocates and industry groups have proposed and may propose new and different self-regulatory standards that either legally or contractually apply to us. If we fail to follow these security standards, even if no customer information is compromised, we may incur significant fines or experience a significant increase in costs.
Numerous states have enacted or are in the process of enacting state-level data privacy laws and regulations governing the collection, use, and other processing of state residents’ personal data. For example, the CCPA, which took effect on January 1, 2020, established a new privacy framework for covered businesses such as ours, and may require us to modify our data processing practices and policies and incur compliance related costs and expenses. The CCPA provides new and enhanced data privacy rights to California residents, such as affording California residents the right to access and delete their information and to opt out of certain sharing and sales of personal information. The law also prohibits covered businesses from discriminating against California residents (for example, charging more for services) for exercising any of their CCPA rights. The CCPA imposes severe civil penalties and statutory damages as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. However, it remains unclear how various provisions of the CCPA will be interpreted and enforced. In November 2020, California voters passed the California Privacy Rights Act of 2020 (“CPRA”). Effective in most material respects starting on January 1, 2023, the CPRA will impose additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding the CCPA with additional data privacy compliance requirements that may impact our business. The CPRA also establishes a regulatory agency dedicated to enforcing the CCPA and the CPRA. The effects of the CPRA, the CCPA, other similar state or federal laws and other future changes in laws or regulations relating to privacy, data protection and information security, particularly any new or modified laws or regulations that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer or disclosure, are significant and may require us to modify our data processing practices and policies and could greatly increase the cost of providing our offerings, require significant changes to our operations or even prevent us from providing certain offerings in jurisdictions in which we currently operate and in which we may operate in the future or incur potential liability in an effort to comply with such legislation.
The CPRA and the CCPA may lead other states to pass comparable legislation, with potentially greater penalties and more rigorous compliance requirements relevant to our business. For example, many state legislatures have adopted legislation that regulates how businesses operate online, including measures relating to privacy, data security, data breaches and the protection of sensitive and personal information. Laws in all 50 states require businesses to provide notice to customers whose personally identifiable information has been disclosed as a result of a data breach. The laws are not consistent, as certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts. Compliance in the event of a widespread data breach may be costly.
The NYDFS also issued Cybersecurity Requirements for Financial Services Companies, which took effect in 2017, and which require banks, insurance companies and other financial services institutions regulated by the NYDFS, including Forge Securities LLC, to establish and maintain a cybersecurity program designed to protect consumers and ensure the safety and soundness of New York State’s financial services industry. The cybersecurity regulation adds specific requirements for these institutions’ cybersecurity compliance programs and imposes an obligation to conduct ongoing, comprehensive risk assessments. Further, on an annual basis, each institution is required to submit a certification of compliance with these requirements. We have in the past and may in the future be subject to investigations and examinations by the NYDFS regarding, among other things, our cybersecurity practices.
Additionally, we are subject to the General Data Protection Regulation (“GDPR”), which imposes additional obligations and risk upon our business, including substantial expenses and changes to business operations that are required to comply with the GDPR. Further, following the withdrawal of the United Kingdom from the European Union, we are required to comply separately with the GDPR as implemented in the United Kingdom, which may lead to additional compliance costs and could increase our overall risk.
We make public statements about our use, collection, disclosure and other processing of personal data through our privacy policies, information provided on our website and press statements. Although we endeavor to comply with our public statements and documentation, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policies and other statements that provide promises and assurances about data privacy and security can subject us to potential government or legal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. Any failure or perceived failure by us or our third-party service providers to comply with our posted privacy policies or with any applicable federal, state or similar foreign laws, rules, regulations, industry standards, policies, certifications or orders relating to data privacy and security, or any compromise of security that results in the theft, unauthorized access, acquisition, use, disclosure, or misappropriation of personal data or other customer data, could result in significant awards, fines, civil and/or criminal penalties or judgments, proceedings or litigation by governmental agencies or customers, including class action privacy litigation in certain jurisdictions and negative publicity and reputational harm, one or all of which could have an adverse effect on our reputation, business, financial condition and results of operations.
We collect, store, share, disclose, transfer, use and otherwise process customer information and other data, including personal data, and an actual or perceived failure by us or our third-party service providers to protect such information and data or respect customers’ privacy could damage our reputation and brand, negatively affect our ability to retain customers and harm our business, financial condition, operating results, cash flows and prospects.
The operation of our platform involves the use, collection, storage, sharing, disclosure, transfer and other processing of customer information, including personal data, and security breaches and other security incidents could expose us to a risk of loss or exposure of this information, which could result in potential liability, investigations, regulatory fines, penalties for violation of applicable laws or regulations, litigation, and remediation costs, as well as reputational harm. Any or all of the issues above could adversely affect our ability to attract new customers and continue our relationship with existing customers, cause our customers to stop using our products and services, result in negative publicity or subject us to governmental, regulatory or third-party lawsuits, disputes, investigations, orders, regulatory fines, penalties for violation of applicable laws or regulations or other actions or liability, thereby harming our business, financial condition, operating results, cash flows, and prospects. Any accidental or unauthorized access to or disclosure, loss, destruction, disablement or encryption of, use or misuse of or modification of data, including personal data, cybersecurity breach or other security incident that we, our customers or our third-party service providers experience or the perception that one has occurred or may occur, could harm our reputation, reduce the demand for our products and services and disrupt normal business operations. In addition, it may require us to expend significant financial and operational resources in response to a security breach, including repairing system damage, increasing security protection costs by deploying additional personnel and modifying or enhancing our protection technologies, investigating, remediating or correcting the breach and any security vulnerabilities, defending against and resolving legal and regulatory claims, and preventing future security breaches and incidents, all of which could expose us to uninsured liability, increase our risk of regulatory scrutiny, expose us to legal liabilities, including litigation, regulatory enforcement, indemnity obligations or damages for contract breach, divert resources and the attention of our management and key personnel away from our business operations, and cause us to incur significant costs, any of which could materially adversely affect our business, financial condition, and results of operations.
We are subject to anti-money laundering and anti-terrorism financing laws and regulations, and failure to comply with these obligations could have significant adverse consequences for us, including subjecting us to criminal or civil liability and harm to our business.
Various laws and regulations in the United States and abroad, such as the Bank Secrecy Act, the Dodd-Frank Act, the USA PATRIOT Act, and the Credit Card Accountability Responsibility and Disclosure Act (the “CARD Act”), impose certain anti-money laundering requirements on companies that are financial institutions or that provide financial products and services. Under these laws and regulations, financial institutions are broadly defined to include money services businesses such as money transmitters. In 2013, FinCEN issued guidance regarding the applicability of the Bank Secrecy Act to administrators and exchangers of convertible virtual currency, clarifying that they are money service businesses, and more specifically, money transmitters. The Bank Secrecy Act requires money services businesses (“MSBs”) to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity, and maintain transaction records, among other requirements. State regulators may impose similar requirements on licensed money transmitters. In addition, our contracts with financial institution partners and other third parties may contractually require us to maintain an anti-money laundering program.
We are also subject to economic and trade sanctions programs administered by the Treasury Department’s Office of Foreign Assets Control, or OFAC, which prohibit or restrict transactions to or from or dealings with specified countries, their governments, and in certain circumstances, their nationals, and with individuals and entities that are specially-designated nationals of those countries, narcotics traffickers, terrorists or terrorist organizations, and other sanctioned persons and entities. Our failure to comply with anti-money laundering, economic and trade sanctions regulations, and similar laws could subject us to substantial civil and criminal penalties, or result in the loss or restriction of our MSB or broker-dealer registrations and state licenses, or liability under our contracts with third parties, which may significantly affect our ability to conduct some aspects of our business. Changes in this regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government.
We are subject to anti-corruption, anti-bribery and similar laws, and non-compliance with such laws can subject us to significant adverse consequences, including criminal or civil liability and harm our business.
We are subject to the FCPA, U.S. domestic bribery laws and other U.S. and foreign anti-corruption laws. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees and their third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public sector. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. The failure to comply with any such laws could subject us to criminal or civil liability, cause us significant reputational harm and have an adverse effect on our business, financial condition and results of operations.
We may be unable to sufficiently obtain, maintain, protect, or enforce our intellectual property and other proprietary rights, any of which could reduce our competitiveness and harm our business and operating results.
Our ability to service our customers depends, in part, upon our proprietary technology. We may be unable to protect our proprietary technology effectively, which would allow competitors to duplicate our business processes and know-how, and adversely affect our ability to compete with them. A third party may attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent. The pursuit of a claim against a third party for infringement of our intellectual property could be costly, and there can be no guarantee that any such efforts would be successful.
In addition, our Market and platform may infringe upon claims of third-party intellectual property, and we may face intellectual property challenges from such other parties. We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes. The costs of defending any such claims or litigation could be significant and, if we are unsuccessful, could subject us to substantial liability, prevent us from using the relevant technology or providing related products or services, or result in a requirement that we pay significant damages or licensing fees. Furthermore, our technology may become obsolete, and there is no guarantee that we will be able to successfully develop, obtain or use new technologies to adapt our platform to stay competitive in the future. If we cannot protect our proprietary technology from intellectual property challenges, or if our platforms become obsolete, our business, financial condition, and results of operations could be adversely affected.
Accusations of infringement of third-party intellectual property rights could materially and adversely affect our business.
Our success depends upon our ability to refrain from infringing upon the intellectual property rights of others. Some companies, including some of our competitors, may own large numbers of patents, copyrights and trademarks, which they may use to assert claims against us. As we grow and enter new markets, we will face a growing number of competitors. As the number of competitors in our industry grows and the functionality of products in different industry segments overlaps, we expect that software and other solutions in our industry may be subject to such claims by third parties. Third parties may in the future assert claims of infringement, misappropriation or other violations of intellectual property rights against us. We cannot assure you that infringement claims will not be asserted against us in the future, or that, if asserted, any infringement claim will be successfully defended. A successful claim against us could require that we pay substantial damages, prevent us from offering our services, or require that we comply with other unfavorable terms. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.
Changes in tax law, differences in interpretation of tax laws and regulations, and proposed legislation that would impose taxes on certain financial transactions could have a material adverse effect on our business, financial condition and results of operations.
We operate in multiple jurisdictions and are subject to tax laws and regulations of the U.S. federal, state and local and non-U.S. governments. U.S. federal, state and local and non-U.S. tax laws and regulations are complex and subject to change (possibly with retroactive effect) and to varying interpretations. U.S. federal, state and local and non-U.S. tax authorities may interpret tax laws and regulations differently than we do and challenge tax positions that we have taken. This may result in differences in the treatment of revenues, deductions, credits and/or differences in the timing of these items. The differences in treatment may result in payment of additional taxes, interest or penalties that could have an adverse effect on our financial condition and results of operations. Further, future changes to U.S. federal, state and local and non-U.S. tax laws and regulations could increase our tax obligations in jurisdictions where we do business or require us to change the manner in which we conduct some aspects of our business.
Personnel and Business Continuity Risks
We rely on our management team and will require additional key personnel to grow our business, and the loss of key management members or key employees, or an inability to hire key personnel, could harm our business.
We believe our success has depended, and continues to depend, on the efforts and talents of our senior management, including our CEO Kelly Rodriques, who have significant experience in industries we operate, are responsible for our core competencies and would be difficult to replace. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. In addition, the loss of any of our senior management or key employees could materially adversely affect our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Our executive officers and other employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business could be materially and adversely affected.
We may not be able to secure adequate insurance to cover all known risks and our insurance policies may not be sufficient to cover all potential claims.
Our systems and operations, as well as those of the third parties on whom we rely to conduct certain key functions, are vulnerable to disruptions from natural disasters, power outages, computer and telecommunications failures, software bugs, cyber-attacks, computer viruses, malware, distributed denial of service attacks, spam attacks, phishing or other social engineering, ransomware, security breaches, credential stuffing, technological failure, human error, terrorism and other similar events. If our technology is disrupted, we may have to make significant investments to upgrade, repair or replace our technology infrastructure and may not be able to make such investments on a timely basis, if at all. While we have made significant investments designed to enhance the reliability and scalability of our operations, we cannot assure that we will be able to maintain, expand and upgrade our systems and infrastructure to meet future requirements and mitigate future risks on a timely basis. Disruptions in service and slower system response times could interrupt our business and result in substantial losses, decreased customer service and satisfaction, customer attrition, fines, litigation, and harm to our reputation. Our insurance coverage may be insufficient to protect us against all losses and costs stemming from operational and technological failures and we cannot be certain that such insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material and adverse effect on our business, financial condition and results of operations.
Our risk management processes and procedures may not be effective.
While we have dedicated resources to develop risk management processes and procedures intended to identify, measure, monitor and control the types of risk to which we are subject, including liquidity risk, strategic risk, operational risk, cybersecurity risk, and reputational risk, those procedures may not be effective.
Risk is inherent in our business, and therefore, despite our efforts to manage risk, there can be no assurance that we will not sustain unexpected losses. We could incur substantial losses and our business operations could be disrupted to the extent our business model, operational processes, control functions, technological capabilities, risk analyses, and business/product knowledge do not adequately identify and manage potential risks associated with our strategic initiatives. There also may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated, including when processes are changed or new products and services are introduced. If our risk management framework does not effectively identify and control our risks, we could suffer unexpected losses or be adversely affected, which could have a material adverse effect on our business, financial condition, and results of operations.
Information Technology and Data Risks
We depend on third parties for a wide array of services, systems and information technology applications, and a breach or violation of law by one of these third parties could disrupt our business or provide our competitors with an opportunity to enhance their position at our expense. Additionally, the loss of any of those service providers could materially and adversely affect our business, results of operations, and financial condition.
We rely on third-party service providers to perform various functions relating to operational functions, cloud infrastructure services and information technology.
We do not have control over the operations of any of the third-party service providers that we utilize. In the event that a third-party service provider for any reason fails to perform functions properly, including through negligence, willful misconduct or fraud, our ability to process billings and perform other operational functions for which we currently rely on such third-party service providers will suffer and our business, cash flows and future prospects may be negatively impacted.
Additionally, if one or more key third-party service providers were to cease to exist, or to terminate its relationship with us, there could be delays in our ability to process transactions and perform other operational functions for which we are currently relying on such third-party service providers for, and we may not be able to promptly replace such third-party service provider with a different third-party service provider that has the ability to promptly provide the same services in the same manner and on the same economic terms.
In many cases, we are reliant on a single third party to provide such services, and we may not be able to replace that provider on the same terms or at all. As a result of any such delay or inability to replace such key third-party service provider, our ability to process investments and perform other business functions could suffer and our business, financial condition and results of operations could be materially and adversely affected.
Because we rely on third parties to provide services, we could also be adversely impacted if they fail to fulfill their obligations or if our arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.

Systems failures or disruptions, including events beyond our control, and resulting interruptions in the availability of our websites or services could harm our business and reputation.
Certain of our systems rely on older programming languages and are dependent upon hardware that may soon be in need of replacement. A breakdown or shutdown of our operating systems could cause a major disruption to the business, and our attempts to modernize our systems or implement new hardware or software may not be successful, and may otherwise be costly and time-consuming.
Our products and internal systems rely on software that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if we are unsuccessful in addressing or mitigating technical limitations or vulnerabilities in our systems, our business could be adversely affected.
Our products and internal systems rely on software, including software developed or maintained internally and by third parties, that is highly technical and complex. In addition, our platform and our internal systems depend on the ability of such software to collect, store, retrieve, transmit, manage and otherwise process immense amounts of data. The software on which we rely may contain errors, bugs or vulnerabilities, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after code has been released for external or internal-use. Errors, bugs, vulnerabilities, design defects or technical limitations within the software on which we rely may lead to negative customer experiences (including the communication of inaccurate information to customers), compromised ability of our products to perform in a manner consistent with customer expectations, delayed product introductions, compromised ability to protect the data (including personal data) of our customers and our intellectual property or an inability to provide some or all of our services. Such errors, bugs, vulnerabilities or defects could also be exploited by malicious actors and result in exposure of data of customers on our platform, or otherwise result in a security breach or other security incident. We may need to expend significant financial and development resources to analyze, correct, eliminate, or work around errors or defects or to address and eliminate vulnerabilities. Any failure to timely and effectively resolve any such errors, bugs, vulnerabilities or defects in the software on which we rely, and any associated degradations or interruptions of service, could result in damage to our reputation, loss of customers, loss of revenue, regulatory or governmental inquiries, civil litigation, or liability for damages, any of which could have an adverse effect on our business, financial condition and results of operations.
Cyber incidents or attacks directed at us and to our systems could result in unauthorized access, information theft, data corruption, operational disruption and/or financial and reputational loss, and we may not be able to insure against such risk.
We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. Our platforms may make an attractive target for hacking and may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. It is possible that we may not be able to anticipate or to implement effective preventive measures against all security threats of these types, in which case there would be an increased risk of fraud or identity theft. Security incidents could occur from outside our company, and also from the actions of persons inside our company who may have authorized or unauthorized access to our technology systems. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss.
Financial services providers like us, as well as our customers, colleagues, regulators, vendors and other third parties, have experienced a significant increase in fraudulent activity in recent years and will likely continue to be the target of increasingly sophisticated criminal activity in the future.
We develop and maintain systems and processes aimed at detecting and preventing fraudulent activity, which require significant investment, maintenance and ongoing monitoring and updating as technologies and regulatory requirements change and as efforts to overcome security and anti-fraud measures become more sophisticated. Despite our efforts, the possibility of fraudulent or other malicious activities and human error or malfeasance cannot be eliminated entirely and will evolve as new and emerging technology is deployed, including the increasing use of personal mobile and computing devices that are outside of our network and control environments. Risks associated with each of these include theft of funds and other monetary loss, the effects of which could be compounded if not detected quickly. Indeed, fraudulent activity may not be detected until well after it occurs and the severity and potential impact may not be fully known for a substantial period of time after it has been discovered. Additionally, if hackers were able to access our secure data, they might be able to gain access to the personal information of our customers. If we are unable to prevent such activity, we may be subject to significant liability, negative publicity and a material loss of customers, all of which may materially and adversely affect our business, financial condition and results of operations.
Fraudulent activity and other actual or perceived failures to maintain a product’s integrity and/or security has led to increased regulatory scrutiny and negative assessments of us.
Fraudulent activity and other related incidents related to the actual or perceived failures to maintain the integrity of our processes and controls could negatively affect us, including harming the market perception of the effectiveness of our security measures or harming the reputation of the financial system in general, which could result in reduced use of our products and services. Such events could also result in legislation and additional regulatory requirements. Although we maintain insurance, there can be no assurance that liabilities or losses we may incur will be covered under such policies or that the amount of insurance will be adequate. Any of the foregoing could materially and adversely affect our business, financial condition, and results of operations.
Risks Relating to Motive
If Motive seeks shareholder approval of its initial business combination, the Sponsor and members of our management team have agreed to vote in favor of such initial business combination, regardless of how our public shareholders vote.
The Sponsor and its affiliates own, on an as-converted basis, 20% of the outstanding Motive Ordinary Shares. The Sponsor and members of Motive’s management team also may from time to time purchase Motive Class A Shares prior to Motive’s initial business combination. Motive’s amended and restated memorandum and articles of association provide that, if Motive seeks shareholder approval, Motive will complete its initial business combination only if Motive obtains the approval of an ordinary resolution under the Companies Act, being the affirmative vote of at least a majority of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting. As a result, in addition to the Founder Shares held by the Sponsor and its affiliates, Motive would need 15,525,000, or 37.5% (assuming all issued and outstanding shares are voted), or 2,587,500, or 6.25% (assuming only the minimum number of shares representing a quorum without an adjournment are voted), of the Motive Class A Shares sold in the initial public offering to be voted in favor of an initial business combination in order to have the Business Combination approved. However, the Business Combination Proposal is cross-conditioned on the Redomestication Proposal and the Binding Charter Proposal, each of which require the affirmative vote of at least two-thirds of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting, meaning Motive would need 24,150,000, or 58.3% (assuming all issued and outstanding shares are voted), or 6,900,000, or 16.7% (assuming only the minimum number of shares representing a quorum without an adjournment are voted), of the Motive Class A Shares sold in the initial public offering to be voted in favor of the Redomestication Proposal and the Binding Charter Proposal in order for the Business Combination to be consummated. Accordingly, the agreement by the Sponsor and each member of its management team to vote in favor of Motive’s initial business combination will increase the likelihood that Motive will receive the requisite shareholder approval for the proposed Business Combination.

If Motive is unable to consummate an initial business combination by December 15, 2022, Motive may be required to cease all operations except for the purpose of winding up and Motive would redeem its public shares and liquidate, in which case Motive’s public shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of Motive’s trust account and Motive’s warrants will expire worthless.
Motive may not be able to find a suitable target business and consummate an initial business combination within 24 months after the closing of the initial public offering. Motive’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the outbreak of COVID-19 continues to grow both in the U.S. and globally and, while the extent of the impact of the outbreak on Motive will depend on future developments, it could limit Motive’s ability to complete it initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to Motive or at all. Additionally, the outbreak of COVID-19 may negatively impact businesses Motive may seek to acquire. If Motive has not consummated an initial business combination within such applicable time period, Motive will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to Motive to pay its income taxes, if any (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Motive’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to Motive’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Motive’s amended and restated memorandum and articles of association provide that, if Motive winds up for any other reason prior to the consummation of its initial business combination, Motive will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In either such case, Motive’s public shareholders may receive only $10.00 per public share, or less than $10.00 per public share, on the redemption of their shares, and Motive’s warrants will expire worthless.
Since the Sponsor, executive officers and directors will lose their entire investment in Motive if Motive’s initial business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for Motive’s initial business combination.
On August 21, 2020, the Sponsor purchased 11,500,000 Motive Class B Shares (2,875,000 of which was forfeited by the Sponsor in connection with the Initial Public Offering), for a purchase price of $25,000, or approximately $0.002 per share. Prior to the initial investment in Motive of $25,000 by the Sponsor, Motive had no assets, tangible or intangible. The Founder Shares will be worthless if Motive does not complete an initial business combination. In addition, the Sponsor also purchased 7,386,667 Motive Private Warrants, each exercisable to purchase one Motive Class A Share at $11.50 per share, subject to adjustment, at a price of $1.50 per warrant, that will also be worthless if Motive does not complete the Business Combination. The personal and financial interests of our executive officers and directors may influence their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the Business Combination.
If third parties bring claims against Motive, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per public share.
Motive’s placing of funds in the trust account may not protect those funds from third-party claims against Motive. Although Motive will seek to have all vendors, service providers, prospective target businesses and other entities with which Motive does business execute agreements with Motive waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Motive’s public shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Motive’s assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, Motive’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to Motive than any alternative.
Examples of possible instances where Motive may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Motive and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if Motive has not consummated an initial business combination within 24 months from the closing of the initial public offering, or upon the exercise of a redemption right in connection with Motive’s initial business combination, Motive will be required to provide for payment of claims of creditors that were not waived that may be brought against Motive within the ten years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to Motive if and to the extent any claims by a third-party (other than our independent auditors) for services rendered or products sold to Motive, or a prospective target business with which Motive has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay Motive’s tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under Motive’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.
However, Motive has not asked the Sponsor to reserve for such indemnification obligations, nor has Motive independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Motive believes that the Sponsor’s only assets are securities of Motive. Therefore, Motive cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for Motive’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Motive may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of Motive’s officers or directors will indemnify Motive for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Motive shareholders may be held liable for claims by third parties against Motive to the extent of distributions received by them upon redemption of their shares.
If Motive is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Motive was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by Motive’s shareholders. Furthermore, Motive’s directors may be viewed as having breached their fiduciary duties to Motive or Motive’s creditors and/or may have acted in bad faith, thereby exposing themselves and Forge to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Motive cannot assure you that claims will not be brought against it for these reasons. Pursuant to Cayman Islands law,

Motive and its directors and officers are prohibited from knowingly and willfully authorizing or permitting any distribution to be paid out of Motive’s share premium account should Motive be unable to pay its debts as they fall due in the ordinary course of business.
Subsequent to Motive’s completion of the Business Combination, New Forge may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New Forge’s financial condition, results of operations and New Forge’s stock price, which could cause you to lose some or all of your investment.
Although Motive has conducted due diligence on Forge, Motive cannot assure you that this diligence will identify all material issues that may be present inside Forge’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the target business and outside of our control will not later arise. As a result of these factors, New Forge may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. In addition, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Motive’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on New Forge’s liquidity, the fact that New Forge may report charges of this nature could contribute to negative market perceptions about New Forge or its securities. In addition, charges of this nature may cause New Forge to violate net worth or other covenants to which New Forge may be subject as a result of assuming pre-existing debt held by a target business or by virtue of New Forge obtaining post-combination debt financing. Accordingly, any holders who choose to retain their securities following the Business Combination could suffer a reduction in the value of their securities. Such holders are unlikely to have a remedy for such reduction in value.
The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.
We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our shareholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Motive Class A Shares, Motive Public Warrants and Motive Units that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find our shares less attractive if we choose to rely on these exemptions. If some investors find our shares less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our shares and the price of our shares may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We cannot predict if investors will find our Motive Class A Shares, Motive Public Warrants or Motive Units or the Domestication Common Stock or Domestication Public Warrants of New Forge less attractive because we will rely on these exemptions. If some investors find our Motive Class A Shares, Motive Public Warrants or Motive Units or the Domestication Common Stock of New Forge less attractive as a result, there may be a less active trading market for our Motive Class A Shares, Motive Public Warrants or Motive Units or the Domestication Common Stock or Domestication Public Warrants of New Forge and more stock price volatility.
Motive’s warrants and forward purchase agreement are accounted for as liabilities and the changes in value of its warrants and forward purchase agreement could have a material effect on Motive’s financial results and thus may have a material adverse effect on the market price of Motive’s securities.
On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. As a result of the SEC Staff Statement, Motive reevaluated the accounting treatment of its 13,800,000 Motive Public Warrants and 7,386,667 Motive Private Warrants and its forward purchase agreement, and determined to classify the warrants and forward purchase agreement as derivative liabilities measured at fair value upon issuance, with subsequent changes in fair value each period reported in Motive’s Statement of Operations each reporting period.
As a result, included on Motive’s condensed balance sheet as of September 30, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to the Motive Public Warrants, Motive Private Warrants and the A&R FPA. ASC 815, Derivatives and Hedging, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the Statement of Operations. As a result of the recurring fair value measurement, Motive’s financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of Motive’s control. The determination of the fair value of derivative liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly; due to the recurring fair value measurement, Motive expects that it will recognize non-cash gains or losses on its warrants and/or the A&R FPA each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have a material adverse effect on the market price of Motive’s securities.
Motive’s Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Motive’s warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Motive.
Motive’s Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against Motive arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that Motive irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Motive waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Motive’s Warrant Agreement further provides that, notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to (1) suits brought to enforce any liability or duty created by the Exchange Act or (2) any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Because the federal district courts of the United States are not by law the sole and exclusive forum with respect to suits brought to enforce a duty or liability under the Securities Act (“Securities Act Claims”), this provision of the Warrant Agreement would apply to any such suits and, taken together with clause (b) of the exclusive forum provision contained in the Proposed Bylaws, would seek to require that Securities Act Claims related to the Warrant Agreement be brought in the United States District Court for the Southern District of New York. Any person or entity purchasing or otherwise acquiring any interest in any of Motive’s warrants shall be deemed to have notice of and to have consented to the forum provisions in Motive’s warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Motive’s warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Motive, which may discourage such lawsuits. Alternatively, if a court were to find this provision of Motive’s warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Motive may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Motive’s business, financial condition and results of operations and result in a diversion of the time and resources of Motive’s management and board of directors.
Motive has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner.
Motive’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP. Motive’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of its annual or interim financial statements will not be prevented or detected on a timely basis.
As described in the 2020 Form 10-K/A No. 1, Motive identified a material weakness in its internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants and the forward purchase agreement it issued in connection with its initial public offering in December 2020. As a result of this material weakness, Motive’s management concluded that Motive’s internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of Motive’s warrant liabilities and the forward purchase agreement, change in fair value of derivative liabilities, additional paid-in capital, accumulated deficit and related financial disclosures for the period from September 28, 2020 (inception) through December 31, 2020.
As described elsewhere in this proxy statement/prospectus, Motive has identified a material weakness in its internal control over financial reporting related to Motive’s application of ASC 480-10-S99-3A to its accounting classification of the Class A ordinary shares. As a result of this material weakness, Motive’s management has concluded that its internal control over financial reporting was not effective as of September 30, 2021. Historically, a portion of Motive Class A Shares subject to possible redemption were classified as permanent equity to maintain shareholders’ equity greater than $5 million on the basis that Motive will not redeem Motive Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as described in the Charter. Pursuant to Motive’s re-evaluation of Motive’s application of ASC 480-10-S99-3A to its accounting classification of its Motive Class A Shares subject to possible redemption, Motive’s management has determined that the Motive Class A Shares include certain provisions that require classification of all of the Motive Class A Shares as temporary equity regardless of the net tangible assets redemption limitation contained in Motive’s amended and restated memorandum and articles of association. For a discussion of management’s consideration of the material weakness identified related to Motive’s application of ASC 480-10-S99-3A to its accounting classification of Motive Class A Shares subject to possible redemption, see “Note 2” to the accompanying financial statements for Motive as of and for the period ended September 30, 2021.

Motive has implemented a remediation plan to remediate the material weakness surrounding its controls around the interpretation and accounting for complex equity and equity-linked instruments issued by Motive, including Motive Class A Shares and warrants.  Motive can give no assurance that the measures it has taken will prevent any future material weaknesses or deficiencies in internal control over financial reporting. Even though Motive has strengthened its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of Motive’s financial statements.
As a result of such material weakness, the restatement related to the classification and accounting for Motive Class A Shares and warrants, and other matters raised or that may in the future be raised by the SEC, Motive faces potential litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weakness in Motive’s internal control over financial reporting. As of the date of this proxy statement/prospectus, Motive has no knowledge of any such litigation or dispute. However, Motive can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on Motive’s business, results of operations and financial condition or its ability to complete a business combination.
The report of Motive’s independent registered public accounting firm expresses substantial doubt about Motive’s ability to continue as a going concern.
Motive has only 24 months from the closing of its initial public offering on December 15, 2020 to complete its initial business combination. If Motive is unable to complete its business combination within such 24-month period, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Motive’s remaining shareholders and its board of directors, dissolve and liquidate, subject in each case to Motive’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Motive has determined that such mandatory liquidation and subsequent dissolution raises substantial doubt about the Motive’s ability to continue as a going concern. No adjustments to Motive’s financial statements contained in this proxy statement/prospectus have been made to the carrying amounts of assets or liabilities should Motive be required to liquidate after December 15, 2022.
Risks Relating to the Business Combination
During the pendency of the Business Combination, Motive will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.
Covenants in the Merger Agreement impede the ability of Motive to enter into, or proposed to enter into, any other business combination, in each case that would reasonably be expected to hinder or materially delay the transactions contemplated in the Merger Agreement. As a result, while the Merger Agreement is in effect, neither Motive nor Forge may enter into, solicit, initiate or participate in any discussions or negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or group, concerning any sale of any material assets or any conversion, consolidation, liquidation, dissolution or similar transaction or other business combination, with any third party, even though any such alternative transaction could be more favorable to Motive’s shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.

During the pre-closing period, Motive and Forge are prohibited from entering into certain transactions that might otherwise be beneficial to Motive, Forge or their respective shareholders.
Until the earlier of the consummation of the Business Combination or termination of the Merger Agreement, Motive and Forge are subject to certain limitations on the operations of their businesses, each as summarized under the “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Covenants and Agreements.” The limitations on Motive’s and Forge’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.
If the conditions to the Merger Agreement are not met, the Business Combination may not occur.
Even if the Merger Agreement is approved by shareholders of Motive and by the stockholders of Forge, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Merger Agreement, see the section entitled “The Merger Agreement — Conditions to Closing.” Motive and Forge may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Motive and Forge to each lose some or all of the intended benefits of the Business Combination.
New Forge’s management has limited experience in operating a public company.
New Forge’s management has limited prior experience in managing a publicly traded company. As such, the management team may encounter difficulties in successfully or effectively managing its transition to a public company following the Business Combination and in complying with its reporting and other obligations under federal securities laws and other regulations and in connection with operating as a public company. Their lack of prior experience in dealing with the reporting and other obligations and laws pertaining to public companies could result the management of New Forge being required to devote significant time to these activities which may result in less time being devoted to the management and growth of New Forge. In addition, New Forge will be required to hire additional personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies. New Forge may be required to incur significant expense in connection with these efforts.
Motive’s and Forge’s ability to consummate the Business Combination, and the operations of New Forge following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.
In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the United States to aid the U.S., and on January 30, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”
The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of New Forge following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.
The parties will be required to consummate the Business Combination even if Forge, its business, financial condition and results of operations are materially affected by COVID-19.

Motive and Forge will incur significant transaction and transition costs in connection with the Business Combination.
Motive and Forge have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Motive and Forge may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New Forge following the closing of the Business Combination.
The announcement of the proposed Business Combination could disrupt Forge’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Forge’s business include the following:
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its employees may experience uncertainty about their future roles, which might adversely affect New Forge’s ability to retain and hire key personnel and other employees;

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customers, suppliers, business partners and other parties with which Forge maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Forge or fail to extend the existing relationship to New Forge; and

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Forge has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

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If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact New Forge’s results of operations and cash available to fund its business.

The process of taking a company public by means of a business combination with a special purpose acquisition company (“SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.
An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.
In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price, which may result in the share price being more difficult to sustain after the transaction.

Risks Relating to Ownership of Domestication Common Stock Following the Business Combination
Motive shareholders will experience immediate dilution as a consequence of the issuance of Domestication Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that Motive’s current shareholders have on the management of Motive.
Prior to the A&R FPA Investment, PIPE Investment and the Business Combination, the Motive shareholders who hold shares issued in the IPO own approximately 80% of the issued and outstanding Motive Class A Shares as of                 , 2022. After giving effect to the A&R FPA Investment, PIPE Investment and the Business Combination, Motive’s current public shareholders (excluding Domestication Common Stock converted from Motive Class B Shares, and Domestication Common Stock issued to the A&R FPA Investors and the PIPE Investors) will own approximately 22% of the issued and outstanding Domestication Common Stock, assuming no redemptions are made in connection with the Business Combination. The minority position of the former Motive shareholders will give them limited influence over the management and operations of New Forge.
Warrants will become exercisable for Domestication Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.
Following the consummation of the Business Combination and after giving effect to the issuances contemplated under the A&R FPA, assuming no redemptions are made in connection with the Business Combination, it is expected that New Forge will have an aggregate of     Domestication Public Warrants and Domestication Private Warrants issued and outstanding, representing the right to purchase an equivalent amount shares of Domestication Common Stock, which will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of our initial public offering. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Domestication Common Stock will be issued, which will result in dilution to the holders of New Forge and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Domestication Common Stock. However, there is no guarantee that the warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.
Even if the Business Combination is consummated, the Domestication Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.
The warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Motive. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Motive Public Warrants to make any change that adversely affects the interests of the registered holders of Motive Public Warrants. Accordingly, we may amend the terms of the Motive Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Motive Public Warrants approve of such amendment. Although our ability to amend the terms of the Motive Public Warrants with the consent of at least 50% of the then outstanding Motive Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of Motive Ordinary Shares purchasable upon exercise of a warrant.
There can be no assurance that the Domestication Common Stock and Warrants will be approved for listing on NYSE following the Closing, or if approved, that we will be able to comply with the continued listing standards of NYSE.
Motive Class A Shares, Motive Units and Motive Public Warrants are currently listed on NYSE. On the effective date of the Domestication, the currently issued and outstanding Motive Ordinary Shares will automatically convert by operation of law, on a one-for-one basis, into a share of Domestication Common

Stock and the currently issued and outstanding Motive Public Warrants will automatically convert by operation of law, on a one-for-one basis, into a share of Motive Public Warrant. In connection with the Closing, Motive intends to apply to list the Domestication Common Stock and Motive Public Warrants on NYSE after the Closing under the symbol “FRGE” and “FRGE WS,” respectively. As part of the application process, Motive is required to provide evidence that Motive is able to meet the initial listing requirements of NYSE which may depend, in part, on the number of Motive Class A Shares that are redeemed in connection with the Business Combination.
If, after the Closing, NYSE delists New Forge’s shares from trading on its exchange for failure to meet the listing standards, New Forge and its shareholders could face significant material adverse consequences including:
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a limited availability of market quotations for our securities;

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reduced liquidity for our securities;

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a determination that Motive Class A Shares are a “penny stock” which will require brokers trading in Motive Class A Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The market price and trading volume of Domestication Common Stock may be volatile and could decline significantly following the Business Combination.
Stock markets, including the NYSE, the NYSE Amex and the Nasdaq Capital Market, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for Domestication Common Stock and Warrants following the Business Combination, the market price of Domestication Common Stock and Warrants may be volatile and could decline significantly. In addition, the trading volume in Domestication Common Stock and Warrants may fluctuate and cause significant price variations to occur. If the market price of Domestication Common Stock and Warrants declines significantly, you may be unable to resell your shares and warrants at or above the market price of Domestication Common Stock and Warrants as of the date of the consummation of the Business Combination. Motive cannot assure you that the market price Domestication Common Stock and Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:
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the realization of any of the risk factors presented in this joint proxy statement/prospectus;

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actual or anticipated differences in New Forge’s estimates, or in the estimates of analysts, for New Forge’s revenues, results of operations, level of indebtedness, liquidity or financial condition;

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additions and departures of key personnel;

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failure to comply with the requirements of the NYSE;

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failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

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future issuances, sales or resales, or anticipated issuances, sales or resales, of Domestication Common Stock;

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perceptions of the investment opportunity associated with Domestication Common Stock relative to other investment alternatives;

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the performance and market valuations of other similar companies;

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future announcements concerning New Forge’s business or its competitors’ businesses;

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broad disruptions in the financial markets, including sudden disruptions in the credit markets;

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speculation in the press or investment community;

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actual, potential or perceived control, accounting or reporting problems;

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changes in accounting principles, policies and guidelines; and

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general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and divert New Forge’s management’s attention and resources, which could have a material adverse effect on New Forge.
If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about New Forge, its share price and trading volume could decline significantly.
The market for Domestication Common Stock will depend in part on the research and reports that securities or industry analysts publish about New Forge or its business. Securities and industry analysts do not currently, and may never, publish research on New Forge. If no securities or industry analysts commence coverage of New Forge, the market price and liquidity for Domestication Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover New Forge downgrade their opinions about Domestication Common Stock, publish inaccurate or unfavorable research about New Forge, or cease publishing about New Forge regularly, demand for Domestication Common Stock could decrease, which might cause its share price and trading volume to decline significantly.
Future issuances of debt securities and equity securities may adversely affect New Forge, including the market price of Domestication Common Stock and may be dilutive to existing shareholders.
While Forge has not previously incurred indebtedness to finance its business in the past and does not currently intend to do it in the future, there is no assurance that New Forge will not incur debt or issue equity ranking senior to Domestication Common Stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that New Forge issues in the future may have rights, preferences and privileges more favorable than those of Domestication Common Stock. Because New Forge’s decision to issue debt or equity in the future will depend on market conditions and other factors beyond New Forge’s control, it cannot predict or estimate the amount, timing, nature or success of New Forge’s future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Domestication Common Stock and be dilutive to existing shareholders.
New Forge does not intend to pay cash dividends for the foreseeable future.
Following the Business Combination, New Forge currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of New Forge’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.
New Forge may be subject to securities litigation, which is expensive and could divert management attention.
The market price of Domestication Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. New Forge may be the target of this type of litigation in the future. Securities litigation against New Forge could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.
Risks Relating to Redemption
We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.
The Merger Agreement provides that Forge’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, (a) the amount of cash available in the trust account into which substantially all of the proceeds of our initial public offering and private placements of our warrants have been deposited for the benefit of Motive, certain of our public shareholders and the underwriters of our initial public offering (the “trust account”), after deducting the amount required to satisfy our obligations to our shareholders (if any) that exercise their rights to redeem their Motive Class A Shares pursuant to the Constitutional Documents (but prior to payment of (x) any deferred underwriting commissions being held in the trust account and (y) any transaction expenses of Motive or Forge) plus (b) proceeds received in connection with the PIPE Investment and the A&R FPA, is at least equal to or greater than $208.5 million (the “Minimum Cash Condition”).
If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Constitutional Documents, in no event will Motive redeem public shares in an amount that would cause Motive’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
There can be no assurance that Forge could and would waive the Minimum Cash Condition. Furthermore, as provided in the Constitutional Documents, in no event will Motive redeem Motive Class A Shares in an amount that would cause our net tangible assets to be less than $5,000,001. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.
If such conditions are waived and the Business Combination is consummated, the cash held by New Forge and its subsidiaries in the aggregate, after the Closing may not be sufficient to operate and pay bills as they become due. Furthermore, our affiliates are not obligated to make loans to us in the future (other than the Sponsor’s commitment to provide us loans in order to finance transaction costs in connection with a business combination). The additional exercise of redemption rights with respect to a large number of our public shareholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of New Forge after consummation of the Business Combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.
There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.
There is no assurance as to the price at which a Motive shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a shareholder of Motive might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this joint proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
Holders of Motive Class A Shares who wish to redeem their shares for a pro rata portion of the trust account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this joint proxy statement/prospectus, they will not be entitled to redeem their Motive Class A Shares for a pro rata portion of the funds held in the trust account.
Holders of Motive Class A Shares who wish to redeem their shares for a pro rata portion of the trust account must, among other things (i) demand, no later than 5:00 p.m., Eastern Time on                 , 2022 (two business days before the Extraordinary Meeting), that Motive redeem your shares for cash, and (ii) submit your request in writing to Motive’s transfer agent, at the address listed at the end of this section and deliver your shares to Motive’s transfer agent (physically, or electronically using the DWAC (Deposit/Withdrawal At Custodian) system) at least two business days prior to the vote at the Extraordinary Meeting.
Shareholders electing to redeem their shares will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. Please see the section entitled “Extraordinary Meeting of Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.
Holders of Motive Ordinary Shares must tender their shares in order to validly seek redemption at the Extraordinary Meeting.
If you intend to have your shares redeemed, you should send your certificates or tender your shares electronically no later than two business days before the Extraordinary Meeting. Please see “Extraordinary Meeting of Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Motive Ordinary Shares for cash.
In the event that a significant number of Motive Class A Shares are redeemed, the Domestication Common Stock may become less liquid following the Business Combination.
If a significant number of public shares are redeemed, New Forge may be left with a significantly smaller number of stockholders. As a result, trading in the shares of New Forge following the Business Combination may be limited and your ability to sell your shares in the market could be adversely affected.
Risks Relating to the Domestication
The Domestication may result in adverse tax consequences for holders of Motive Ordinary Shares, Motive Public Warrants and Motive Private Warrants.
Holders of our securities may be subject to U.S. federal income tax as a result of the Domestication.
Because the Domestication will occur immediately prior to the redemption of Motive Class A Shares, holders of Motive Class A Shares exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) may become subject to withholding tax on any amounts treated as dividends paid on Domestication Common Stock after the Domestication.
A U.S. Holder (as defined in “U.S. Federal Income Tax Considerations” below) who on the day of the Domestication beneficially owns (actually or constructively) Motive Class A Shares with a fair market value of less than $50,000 as of such date will not recognize any gain or loss and will not be required to include any part of our earnings in income.
A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) Motive Class A Shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all Motive Ordinary Shares entitled to vote and less than 10% or more of the total value of all Motive Ordinary Shares, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its Motive Class A Shares for Domestication Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the Motive Class A Shares held directly by such U.S. Holder.
A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all Motive Ordinary Shares entitled to vote or 10% or more of the total value of all Motive Ordinary Shares, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations) attributable to the Motive Class A Shares held directly by such U.S. Holder.
Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication)

recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Because we are a blank check company with no current active business, we believe that it is likely that Motive is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Motive Class A Shares to recognize gain on the exchange of Motive Class A Shares for Domestication Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Motive Class A Shares. The proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges Motive Public Warrants for newly issued Domestication Public Warrants; currently, however, the election mentioned above does not apply to Motive Public Warrants (for discussion regarding the unclear application of the PFIC rules to Motive Public Warrants, see “U.S. Federal Income Tax Considerations — PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Motive. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.
Upon consummation of the Business Combination, the rights of holders of Domestication Common Stock arising under the DGCL as well as Proposed Charter will differ from and may be less favorable to the rights of holders of Motive Class A Shares arising under the Companies Act as well as the Cayman Constitutional Documents.
Upon consummation of the Business Combination, the rights of holders of Domestication Common Stock of New Forge arise under the Proposed Charter and Proposed Bylaws as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Companies Act and, therefore, some rights of holders of Domestication Common Stock could differ from the rights that holders of Motive Class A Shares currently possess. For instance, while class actions are generally not available to shareholders under the Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that New Forge becomes involved in costly litigation, which could have a material adverse effect on New Forge.
In addition, there are differences between the new organizational documents of New Forge and the current constitutional documents of Motive. For a more detailed description of the rights of holders of Domestication Common Stock and how they may differ from the rights of holders of Motive Class A Shares, please see “Comparison of Corporate Governance and Shareholders’/Stockholders’ Rights.” The forms of the Proposed Charter and the Proposed Bylaws of New Forge are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus and we urge you to read them.
Delaware law and New Forge’s Proposed Charter and Proposed Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares, and therefore depress the trading price of Domestication Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of New Forge’s board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:
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providing for a classified board of directors with staggered, three-year terms;

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the ability of New Forge’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
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the New Forge proposed certificate of incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the limitation of the liability of, and the indemnification of, New Forge’s directors and officers;

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the ability of New Forge’s board of directors to amend the bylaws, which may allow New Forge’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to New Forge’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in New Forge’s Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Forge.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in New Forge’s board of directors or management.
The provisions of the proposed bylaws requiring exclusive forum in the Court of Chancery of the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
New Forge’s proposed bylaws provide that, to the fullest extent permitted by law, unless New Forge consents in writing to an alternative forum, (a) the Delaware Court of Chancery (or, if such court does not have, or declines to accept, jurisdiction, another state court or a federal court located in Delaware) will be the exclusive forum for any complaint asserting any internal corporate claims, including claims in the right of the Corporation based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery and (b) the federal district courts of the United States of America will be the exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. The choice of forum provision may limit the ability of New Forge shareholder to bring a claim in a forum that they find favorable for disputes with New Forge or our directors, officers or other employees, and may discourage such lawsuits. There is uncertainty as to whether a court would enforce this provision. If a court ruled the choice of forum provision was inapplicable or unenforceable in an action, New Forge may incur additional costs to resolve such action in other jurisdictions. The choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, including any derivative actions asserting claims under state law or the federal securities laws, and is intended to require, in each case, to the fullest extent permitted by law, that (i) any Securities Act claims be brought in the federal district courts of the United States in accordance with clause (b) of the choice of forum provision and (ii) suits brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) be brought in the United States District Court for the District of Delaware. The provision does not apply to any direct claims brought by New Forge’s shareholders on their own behalf, or on behalf of any class of similarly situated shareholders, under the Securities Exchange Act. New Forge shareholders will not be deemed, by operation of the choice of forum provision, to have waived New Forge’s obligation to comply with all applicable federal securities laws and the rules and regulations thereunder.
Risks Relating to Adjournment
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to adopt the Cross-Conditioned Proposals, our board of directors will not have the ability to adjourn the Extraordinary Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
Our board of directors is seeking approval to adjourn the Extraordinary Meeting to a later date or dates if, at the Extraordinary Meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Cross-Conditioned Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the Extraordinary Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Cross-Conditioned Proposals. In such events, the Business Combination would not be completed.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and is for informational purposes only. The combined financial information presents the pro forma effects of the following transactions, collectively referred to as the “Transactions” for purposes of this section, and certain other related events as described in Note 1 to the accompanying Notes to the unaudited pro forma condensed combined financial information:
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The reverse recapitalization of Forge Global, Inc. (“Forge”), referred to herein as the “Business Combination,” and the issuance of Domestication Common Stock in the PIPE Investment and pursuant to the Amended and Restated Forward Purchase Agreement (the “A&R FPA”); and

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The acquisition of SharesPost, Inc. (“SharesPost”) by Forge on November 9, 2020 (“SharesPost Transaction”).

As contemplated by the Merger Agreement, following the Domestication of Motive Capital Corp. (“Motive”), a Cayman Islands exempted company, FGI Merger Sub, Inc. (“FGI Merger Sub”) will merge with and into Forge, whereupon the separate existence of FGI Merger Sub will cease, and Forge will be the surviving corporation and a wholly owned subsidiary of “New Forge”.
The unaudited pro forma condensed combined statement of operations of New Forge for the nine months ended September 30, 2021 combines the historical consolidated statement of operations of Forge for the nine months ended September 30, 2021, the historical statement of operations of Motive for the nine months ended September 30, 2021, on a pro forma basis as if the Business Combination, the PIPE Investment and certain other related events, as discussed below, related to the Business Combination between Motive and Forge, in each case, as if the Transactions and certain other related events had been consummated on January 1, 2020.
The unaudited pro forma condensed combined statement of operations of New Forge for the year ended December 31, 2020 combines the historical statement of operations of Forge for the year ended December 31, 2020, the historical statement of operations of SharesPost for the period beginning January 1, 2020 and ended November 9, 2020, and the historical statement of operations of Motive for the period from September 28, 2020 (inception) through December 31, 2020, adjusted to give pro forma effect to the SharesPost Transaction, the Business Combination, the PIPE Investment and certain other related events, as discussed below, related to the Business Combination between Motive and Forge and the SharesPost Transaction, in each case, as if such Transactions and certain other related events had been consummated on January 1, 2020.
The unaudited pro forma condensed combined balance sheet of New Forge as of September 30, 2021 combines the historical consolidated balance sheet of Forge as of September 30, 2021 and the historical balance sheet of Motive as of September 30, 2021, adjusted to give pro forma effect to the Business Combination, the PIPE Investment and certain other related events related to the Business Combination between Forge and Motive, in each case, as if the Business Combination, the PIPE Investment and certain other related events had been consummated on September 30, 2021. The SharesPost Transaction was consummated on November 9, 2020 and, accordingly, is reflected within the consolidated balance sheet of Forge as of September 30, 2021.
The unaudited pro forma condensed combined financial information should be read in conjunction with the following, which are included elsewhere in this proxy statement/prospectus:
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the accompanying Notes to the unaudited pro forma condensed combined financial statements;

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the historical unaudited financial statements of Motive as of and for the nine months ended September 30, 2021 included in Motive’s Quarterly Report on Form 10-Q/A filed with the SEC on December 15, 2021 incorporated herein by reference and the historical audited financial statements of Motive as of the year ended December 31, 2020 and for the period from September 28, 2020

(inception) through December 31, 2020, on Form 10-K/A filed with the SEC on December 15, 2021 incorporated herein by reference;
•
the historical unaudited condensed consolidated financial statements of Forge as of and for the nine months ended September 30, 2021 and the historical audited consolidated financial statements of Forge as of and for the year ended December 31, 2020, which are included as exhibits to this prospectus;

•
the historical audited financial statements of SharesPost, as of and for the years ended December 31, 2019 and 2018;

•
the historical unaudited condensed financial statements of SharesPost, as of September 30, 2020 and December 31, 2019 and for the nine months ended September 30, 2020 and 2019; and

•
other information related to Motive and Forge included in this prospectus incorporated herein by reference, including the Merger Agreement and the description of certain terms thereof set forth under “Proposal No. 1 — The Business Combination Proposal”.

The unaudited pro forma combined financial information should also be read together with “Motive’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Forge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information included elsewhere in this proxy statement/prospectus.
Business Combination
On September 13, 2021, Motive and its wholly-owned subsidiary, FGI Merger Sub, Inc. (“Merger Sub”), entered into the Merger Agreement with Forge Global, Inc.
Concurrently with the execution of the Merger Agreement, Motive entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Motive has agreed to issue and sell to the PIPE Investors, an aggregate of 6,850,000 shares of Domestication Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $68,500,000 (the “PIPE Financing”).
Pursuant to the A&R FPA, certain Motive fund vehicles managed by an affiliate of Motive agreed to purchase 5,000,000 units at $10.00 per unit and up to an additional 9,000,000 units to the extent Motive shareholders redeem all or a portion of their Motive Class A Shares, for an aggregate purchase price of up to $140.0 million in a private placement to close substantially concurrently with the closing of the Business Combination (“the Closing”). Each unit consists of one share of Domestication Common Stock and one-third of one Domestication Public Warrant.
(i)
Motive will become a Delaware corporation (the “Domestication”) and, in connection with the Domestication,

(A)
Motive’s name will be changed to “Forge Global Holdings, Inc.”.

(B)
Each then-issued and outstanding Class A ordinary share, par value of $0.0001 per share, of Motive (the “Motive Class A Shares”) will convert automatically, on a one-for-one basis, into a share of common stock, par value of $0.0001 per share, of New Forge (the “Domestication Common Stock”);

(C)
Each then-issued and outstanding Class B ordinary share, par value of $0.0001 per share, of Motive (the “Motive Class B Shares”) will convert automatically, on a one-for-one basis, into a share of Domestication Common Stock;

(D)
Each then-issued and outstanding public warrant of Motive (the “Motive Public Warrants”) will represent a right to acquire one share of Domestication Common Stock for $11.50 (the “Domestication Public Warrants”);

(E)
Each then-issued and outstanding private placement warrant of Motive (the “Motive Private

Warrants”) will represent a right to acquire one share of Domestication Common Stock for $11.50 (the “Domestication Private Warrants”); and
(F)
Each of the then-issued and outstanding Motive Units, including such Motive Units issued in connection with Motive’s initial public offering, that have not been previously separated into the underlying Motive Class A Shares and underlying Motive Public Warrant upon the request of the holder thereof (the “Motive Units”), will be separated and will entitle the holder thereof to one share of Domestication Common Stock and one-third of one Domestication Public Warrant. No fractional Domestication Public Warrants will be issued upon separation of the Motive Units.

(ii)
Following the Domestication, FGI Merger Sub will merge with and into Forge Global, Inc., with Forge Global, Inc. as the surviving company in the merger, and after giving effect to such merger, Forge will continue as a wholly-owned subsidiary of the Company (the “Merger”). The Domestication, the Merger and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”

In connection with the Business Combination, the Company will adopt a single class stock structure pursuant to which:
(i)
The Class A ordinary shares and the Class B ordinary shares of Motive outstanding prior to the Business Combination will be converted into Domestication Common Stock;

(ii)
The vested shares of Forge Global, Inc. Capital Stock, including the issued outstanding Class AA Common Stock and Forge Global, Inc. Preferred Stock will be exchanged at the election of the holder either to receive the Per-Share Cash Merger Consideration of approximately $30.80 per share (up to 15% of vested shares eligible to receive the Per-Share Cash Consideration), as set forth in the Merger Agreement, or the Per-Share Merger Consideration, at the Exchange Ratio of approximately 3.08 set forth in the Merger Agreement, for Domestication Common Stock; and

(iii)
The unvested shares of Forge Global, Inc. Capital Stock outstanding prior to the Business Combination will be exchanged, at the Exchange Ratio of approximately 3.08 set forth in the Merger Agreement, for shares of Domestication Common Stock.

Each Forge common stock warrant and preferred stock warrant outstanding immediately prior to the consummation of the Business Combination will be assumed by New Forge and exchanged into warrants exercisable into Domestication Common Stock based on the Exchange Ratio of approximately 3.08. Additionally, the exercise price of each converted warrant will be determined by dividing the exercise price of the respective Forge warrants by the Exchange Ratio, rounded up to the nearest whole cent.
Each Forge option outstanding immediately prior to the consummation of the Business Combination will be assumed by New Forge and exchanged into an option exercisable into Domestication Common Stock based on the Exchange Ratio of approximately 3.08. Additionally, the exercise price of each converted option will be determined by dividing the exercise price of the respective Forge options by the Exchange Ratio, rounded up to the nearest whole cent.
Expected Accounting Treatment of the Business Combination and Acquisition of SharesPost
The Business Combination between Forge and Motive will be accounted for as a reverse recapitalization of Forge who has been determined to be the accounting acquirer in both the no redemption and maximum redemption scenarios based on a number of considerations, including but not limited to:
i)
Forge Global, Inc. former management making up the majority of the Management Team of New Forge;

ii)
Forge Global, Inc. former management nominating or representing the majority of New Forge ‘s board of directors; and

iii)
Forge Global, Inc. representing the majority of the continuing operations of New Forge.

Management has also preliminarily determined Forge to be the predecessor entity to the Merger Agreement based on the same considerations listed above.
The merger between Forge and Motive will preliminarily be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Motive will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse recapitalization will be treated as the equivalent of Forge issuing stock for the net assets of Motive, accompanied by a recapitalization. Operations prior to the reverse recapitalization will be those of Forge.
The acquisition of SharesPost has been treated as a business combination and has been accounted for using the acquisition method. Forge has recorded the fair value of assets and liabilities acquired from SharesPost.
Basis of Presentation
The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Motive has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma combined financial information to provide relevant information necessary for an understanding of the combined company upon consummation of the Business Combination.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of filing this prospectus and is subject to change as additional information becomes available and analyses are performed. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers the basis of presentation to be reasonable under the circumstances.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. Forge has not had any historical relationship with neither Motive nor SharesPost prior to the Business Combination and SharesPost Transaction. Accordingly, no Transaction Accounting Adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Transactions taken place on September 30, 2021, nor is it indicative of the financial condition of the combined company as of any future date. The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination, PIPE Investment and certain other related events taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial information is subject to several uncertainties and assumptions as described in the accompanying notes.
Total one-time direct and incremental transaction costs (i.e. “Transaction costs”) anticipated to be incurred prior to, or concurrent with, the consummation are reflected in the unaudited pro forma condensed balance sheet as a direct reduction to New Forge additional paid-in capital and are assumed to be cash settled.
The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:
•
Assuming No Redemptions: This presentation assumes that no Motive Class A Shares available for redemption are redeemed.

•
Assuming Maximum Redemptions: This presentation assumes that Motive Class A Shares are redeemed such that the remaining funds held in the trust account after the payment of the redeeming shares’ pro-rate allocation are sufficient to satisfy the Minimum Available Cash Condition of $208.5 million. There was $414.1 million held in the trust account of September 30, 2021, inclusive of accrued dividends, PIPE Financing of $68.5 million, and proceeds received pursuant to the A&R FPA of up to $140.0 million in connection with the Business Combination. Under this scenario, all outstanding Motive Class A Shares may be redeemed and still enable Motive to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement.

The actual redemptions will likely be within the scenarios described above; however, there can be no assurance regarding which scenario will be closest to actual results. Under both scenarios, Forge is considered the accounting acquirer, as further discussed in “Expected Accounting Treatment of the Business Combination and Acquisition of SharesPost.”
The following summarizes the pro forma Domestication Common Stock issued and outstanding immediately after the Business Combination, after giving effect to the Exchange Ratio, presented under two redemption scenarios:
	Assuming No Redemptions (Shares)	% Ownership	Assuming Maximum Redemptions (Shares)	% Ownership
Forge(1)(4)	124,887,303	66.3%	134,887,303	81.2%
PIPE Investors	6,850,000	3.6%	6,850,000	4.1%
Holders of Motive Class A Shares	41,400,000	22.0%	—	0.0%
Holders of Motive Class B Shares(2)	10,350,000	5.5%	10,350,000	6.2%
A&R FPA Investors(3)	5,000,000	2.6%	14,000,000	8.5%
Pro Forma common stock at the Closing	188,487,303		166,087,303

(1)
Includes 23,668,198 shares of Forge convertible preferred stock, which will be exchanged for Domestication Common Stock at the Exchange Ratio of approximately 3.08 pursuant to the Merger Agreement.

(2)
Through the Motive Class B Shares and the shares issued in connection with the Forward Purchase Agreement shares, the Sponsor and its related affiliates owned 8.1% of Domestication Common Stock outstanding following the Closing, assuming no redemptions, and 14.7% of Domestication Common Stock outstanding following the Closing, assuming maximum redemptions. Includes 10,350,000 shares held by the Sponsor or its affiliates, which are subject to certain lock-up provisions pursuant to the terms of the Sponsor Support Agreement.

(3)
Represents the A&R FPA entered into with certain affiliates of the Sponsor to provide for the purchase by it (or its designees) of 5,000,000 units at $10.00 per unit and up to an additional 9,000,000 units to the extent there are Motive redemptions for an aggregate purchase price of up to $140 million in a price placement to close concurrently with the Closing of the Business Combination. The proceeds from the sale of the forward purchase units were used as part of the consideration to the holders in the Business Combination, to pay expenses in connection with the Business Combination and for working capital in the post-business combination company. The forward purchase was intended to provide Motive with a minimum funding level for the Business Combination.

(4)
Under no redemption scenario, Forge stockholders are permitted to sell and retire their shares for cash consideration. Only up to 15 percent of the vested stocks are eligible to participate and the aggregate amount of cash consideration should not exceed $100 million. Represents retirement of 3.2 million shares under the no redemption scenario, which is equivalent to 10 million shares of Domestication Common Stock after giving effect to the Exchange Ratio.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021
(in thousands)
	Forge (Historical)	Motive Capital Corp. (Historical)	Assuming No Redemptions			Assuming Maximum Redemptions
			Pro Forma Transaction Accounting Adjustments		Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$80,450	$715	$414,101	(A)	439,894	$(414,101)	(R)	$218,629
			68,500	(B)		$90,000	(S)
			50,000	(C)		$100,000	(D)
			(100,000)	(D)		$2,836	(O)
			(14,490)	(E)
			(44,935)	(F)
			(3,846)	(G)
			(10,601)	(O)
Restricted cash	1,368	—	—		1,368	—		1,368
Accounts receivable, net	4,023	—	—		4,023	—		4,023
Prepaid expenses and other current assets	5,411	379	—		5,790	—		5,790
Payment-dependent notes receivable at fair value, current	5,481	—	—		5,481	—		5,481
Total current assets	$96,733	$1,094	$358,729		$456,556	$(221,265)		$235,291
Investments and cash held in Trust Account	—	414,101	(414,101)	(A)	—	—		—
Property and equipment, net	594	—	—		594	—		594
Internal-use software, net	2,235	—	—		2,235	—		2,235
Goodwill and other intangibles, net	138,867	—	—		138,867	—		138,867
Operating lease right-of-use assets	6,991	—	—		6,991	—		6,991
Payment-dependent notes receivable at fair value, noncurrent	10,847	—	—		10,847	—		10,847
Other assets	5,739	—	(4,331)	(F)	1,408	—		1,408
Total Assets	$262,006	$415,195	$(59,703)		$617,498	$(221,265)		$396,233
Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	2,946	2,776	(2,776)	(G)	2,946	—		2,946
Accrued compensation and benefits	18,548	—	—		18,548	—		18,548
Accrued expenses and other current liabilities	9,745	1,070	(1,070)	(G)	7,164	—		7,164
			(2,581)	(F)
Operating lease liabilities, current	3,743	—	—		3,743	—		3,743
Payment-dependent notes payable at fair value, current	5,481	—	—		5,481	—		5,481
Total current liabilities	$40,463	$3,846	$(6,427)		$37,882	$—		$37,882
Deferred underwriting commissions	—	14,490	(14,490)	(E)	—	—		—
Payment-dependent notes payable at fair value, noncurrent	10,847	—	—		10,847	—		10,847
Operating lease liabilities, noncurrent	5,991	—	—		5,991	—		5,991
Warrant liabilities, at fair value	7,355	29,283	2,083	(C)	33,566	3,750	(S)	37,316

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (continued)
AS OF SEPTEMBER 30, 2021
(in thousands)
	Forge (Historical)	Motive Capital Corp. (Historical)	Assuming No Redemptions			Assuming Maximum Redemptions
			Pro Forma Transaction Accounting Adjustments		Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
			(2,355)	(N)
			(2,800)	(P)
Total liabilities	$64,656	$47,619	$(23,989)		$88,286	$3,750		$92,036
Commitments and contingencies
Class A ordinary shares subject to possible redemption	—	414,000	(414,000)	(H)	—	—		—
Convertible preferred stock	246,056	—	(246,056)	(I)	—	—		—
Stockholders’ equity (deficit):
Motive Class A Shares	—	—	—	(D)	—	—		—
			4	(H)
			(4)	(L)
Motive Class B Shares	—	1	(1)	(L)	—	—		—
Forge common stock	—	—	—		—			—
Domestication Common Stock	—	—	1	(B)	19	(4)	(R)	16
			1	(C)		1	(S)
			12	(K)
			5	(L)
Additional paid-in capital	23,493	—	68,499	(B)	615,906	(414,097)	(R)	388,058
			47,916	(C)		86,249	(S)
			(100,000)	(D)		100,000	(D)
			(46,685)	(F)
			413,996	(H)
			246,056	(I)
			5,480	(J)
			(12)	(K)
			(46,425)	(M)
			2,355	(N)
			1,233	(Q)
Accumulated deficit	(72,199)	(46,425)	(5,480)	(J)	(86,713)	2,836	(O)	(83,877)
			46,425	(M)
			(10,601)	(O)
			2,800	(P)
			(1,233)	(Q)
Total stockholders’ equity (deficit)	$(48,706)	$(46,424)	$624,342		$529,212	$(225,015)		$304,197
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$262,006	$415,195	$(59,703)		$617,498	$(221,265)		$396,233

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share amounts)
	For the Nine Months Ended September 30, 2021	For the Nine Months Ended September 30, 2021	Assuming No Redemptions			Assuming Maximum Redemptions
			Pro Forma Transactions Accounting Adjustment		For the Nine Months Ended September 30, 2021 Pro Forma Combined	Additional Pro Forma Transactions Accounting Adjustment	For the Nine Months Ended September 30, 2021 Pro Forma Combined
	Forge (Historical)	Motive Capital Corp. (Historical)
Revenues
Placement fees	$83,394	$—	$—		$83,394	$—	$83,394
Custodial administration fees	14,992	—	—		14,992	—	14,992
Total revenues	$98,386	$—	$—		$98,386	$—	$98,386
Transaction-based expenses:
Transaction-based expenses	(3,174)	—	—		(3,174))	—	(3,174)
Total revenues, less transaction-based expenses	$95,212	$—	$—		$95,212	$—	$95,212
Operating expenses:
Compensation and benefits	70,737	—	—		70,737	—	70,737
Professional services	9,791	—	—		9,791	—	9,791
Acquisition-related transaction costs	163	—	—		163	—	163
Advertising and market development	2,979	—	—		2,979	—	2,979
Rent and occupancy	2,711	—	—		2,711	—	2,711
Technology and communications	5,839	—	—		5,839	—	5,839
General and administrative	3,127	4,661	—		7,788	—	7,788
Depreciation and amortization	4,137	—	—		4,137	—	4,137
Total operating expenses	$99,484	$4,661	$—		$104,145	$—	$104,145
Operating loss	$(4,272)	$(4,661)	$—		$(8,933)	$—	$(8,933)
Other income (expense):
Interest income (expense), net	(2,323)	80	(80)	(aa)	(2,323)	—	(2,323)
Change in fair value of warrant liabilities	(5,575)	11,249	2,103	(bb)	7,777	—	7,777
Other income, net	230	—	—		230	—	230
Total other income (expenses)	$(7,668)	$11,329	$2,023		$5,684	$—	$5,684
Income (loss) before provision for income taxes	(11,940)	6,668	2,023		(3,249)	—	(3,249)
Provision for income taxes	199	—	—		199	—	199
Net and comprehensive income (loss) income	$(12,139)	$6,668	$2,023		$(3,448)	$—	$(3,448)
Weighted average shares of Forge Common Stock outstanding – basic and diluted	17,658,864
Net loss per share of Forge Common Stock- basic and diluted	$(0.69)
Weighted average shares of Motive Class A Shares outstanding – basic and diluted		41,400,000
Net income per share of Motive Class A Shares – basic and diluted		$0.13
Weighted average shares of Motive Class B Shares outstanding – basic and diluted		10,350,000
Net income per share of Motive Class B Shares – basic and diluted		$0.13
Weighted average shares of Domestication Common Stock outstanding – basic and diluted					183,011,168		160,611,168
Net loss per share of Domestication Common Stock – basic and diluted					$(0.02)		$(0.02)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)
	For the Year Ended December 31, 2020	For the period from January 1, 2020 to November 9, 2020	For the period from January 1, 2020 to November 9, 2020	For the period from January 1, 2020 to November 9, 2020	SharesPost PPA Transaction Accounting Adjustments		Forge and SharesPost Combined (Historical)	For the Period From September 28, 2020 (inception) through December 31, 2020	Assuming No Redemptions			Assuming Maximum Redemptions
	Forge (Historical)	SharesPost (Historical 100%)	SharesPost (Carve Out)*	SharesPost (Adjusted)				Motive Capital Corp. (Historical)	Pro Forma Transactions Accounting Adjustment		Pro Forma Combined	Additional Pro Forma Transactions Accounting Adjustment	Pro Forma Combined
Revenues
Placement fees	$29,240	$24,336	$—	$24,336	$—		$53,576	$—	$—		$53,576	$—	$53,576
Custodial administration fees	22,404	3,388	3,388	—	—		22,404	—	—		22,404	—	22,404
Total revenues	$51,644	$27,724	$3,388	$24,336	$—		$75,980	$—	$—		$75,980	$—	$75,980
Transaction-based expenses:
Transaction-based expenses	(3,888)	(1,442)	(617)	(825)	—		(4,713)	—	—		(4,713)	—	(4,713)
Total revenues, less transaction-based expenses	$47,756	$26,282	$2,771	$23,511	$—		$71,267	$—	$—		$71,267	$—	$71,267
Operating expenses:
Compensation and benefits	37,330	21,230	2,604	18,626	—		55,956	—	17,314	(dd)	73,270	(2,836)	70,434
Professional services	3,371	3,398	1,318	2,080	—		5,451	—	—		5,451	—	5,451
Acquisition-related transaction costs	3,289	—	—	—	—		3,289	—	—		3,289	—	3,289
Advertising and market development	1,528	980	68	912	—		2,440	—	—		2,440	—	2,440
Rent and occupancy	2,381	1,518	150	1,368	—		3,749	—	—		3,749	—	3,749
Technology and communications	4,616	1,107	112	995	—		5,611	—	—		5,611	—	5,611
General and administrative	452	1,909	1,110	799	—		1,251	35	—		1,286	—	1,286
Depreciation and amortization	2,406	1,509	—	1,509	1,527	(aa)	5,442	—	—		5,442	—	5,442
Total operating expenses	$55,373	$31,651	$5,362	$26,289	$1,527		$83,189	$35	$17,314		$100,538	$(2,836)	$97,702
Operating Loss	$(7,617)	$(5,369)	$(2,591)	$(2,778)	$(1,527)		$(11,922)	$(35)	$(17,314)		$(29,271)	$2,836	$(26,435)
Other income (expense):
Interest income (expense), net	(2,405)	(603)	(6)	(597)	(1,223)	(bb)	(4,225)	21	(21)	(cc)	(4,225)	—	(4,225)
Change in fair value of warrant liabilities	(292)	—	—	—	—		(292)	(10,659)	35	(cc)	(10,916)	—	(10,916)
Other income (expenses), net	(201)	2	(3)	5	—		(196)	(1,126)	—		(1,322)	—	(1,322)
Total other income (expenses)	$(2,898)	$(601)	$(9)	$(592)	$(1,223)		$(4,713)	$(11,764)	$14		$(16,463)	$—	$(16,463)
Loss before provision for income taxes	(10,515)	(5,970)	(2,600)	(3,370)	(2,750)		(16,635)	(11,799)	(17,300)		(45,734)	2,836	(42,898)
Provision for (benefit from) income taxes	(803)	2	—	2	—		(801)	—	—		(801)	—	(801)
Net and comprehensive loss	$(9,712)	$(5,972)	$(2,600)	$(3,372)	$(2,750)		$(15,834)	$(11,799)	$(17,300)		$(44,933)	$2,836	$(42,097)
Weighted average shares of Forge Common Stock outstanding – basic and diluted	11,946,614
Net loss per share of Forge Common Stock- basic and diluted	$(0.81)
Weighted average shares of Motive Class A Shares outstanding – basic and diluted								7,650,000
Net loss per share of Motive Class A Shares – basic and diluted								$(0.66)
Weighted average shares of Motive Class B Shares outstanding – basic and diluted								10,350,000
Net loss per share of Motive Class B Shares – basic and diluted								$(0.66)
Weighted average shares of Domestication Common Stock outstanding – basic and diluted											136,159,344		113,759,344
Net loss per share of Domestication Common Stock – basic and diluted											$(0.32)		$(0.36)

*
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 presents the estimated effects of SharesPost on an unaudited historical carve-out basis following the separation and distribution of certain SharesPost entities as if the separation and distribution had been completed on January 1, 2020. The carve-out financial information for the period beginning January 1, 2020 and ended November 9, 2020 represents financial information of the SharesPost entities that were not acquired by Forge in its acquisition of SharesPost.

Note 1 — Description of the Merger
Merger between Motive and Forge — Business Combination
Pursuant to the Merger Agreement, following the Domestication, FGI Merger Sub (“Merger Sub”) will merge with and into Forge (the “Company”), whereupon the separate existence of FGI Merger Sub will cease, and Forge will be the surviving corporation and a wholly owned subsidiary of New Forge.
The aggregate consideration for the Business Combination paid to holders of Forge Capital Stock includes Securities Merger Consideration, after giving effect to the Exchange Ratio, and Cash Merger Consideration. The Exchange Ratio was equal to approximately 3.08. The total merger consideration is as follows:
in thousands (except share and per share data)
Shares transferred at Closing(1)(2)	140,000,468
Value per Share(3)	$10
Share consideration	$1,400,005

(1)
The number of shares presently expected to be transferred to Forge Capital Stock holders upon consummation of the Business Combination include (i) 124.9 million Domestication Common Stock, (ii) 12.9 million assumed options, and (iii) 2.2 million of assumed warrants. In the table above, the value allocable to assumed Forge options and assumed Forge warrants is determined based on the treasury stock method.

(2)
The number of shares of Domestication Common Stock, including the number of shares of Domestication Common Stock underlying assumed options and warrants, to be issued to Forge Capital Stock holders will be decreased by the number of Forge shares repurchased by Forge in conjunction with the Forge Cash Election set forth in the Merger Agreement. Additionally, the number of shares of Domestication Common Stock to be issued, including the number of shares of Domestication Common Stock underlying the assumed Forge options and warrants, to Forge Capital Stock holders will be increased by the sum of the aggregate exercise prices of all Forge options and warrants outstanding and unexercised as of immediately prior to the consummation divided by the reference price of $10.00 per share.

(3)
Share consideration is calculated using a $10 reference price. The actual total value of share consideration will be dependent on the value of the common stock at the Closing; however, there is no expected change from any change in the Domestication Common Stock’s trading price on the pro-forma financial statements as the Business Combination will be accounted for as a reverse recapitalization.

SharesPost Transaction
On November 9, 2020, Forge completed the acquisition of the broker-dealer business of SharesPost, Inc. (“SharesPost”). Upon closing of the transaction, SharesPost and several of its subsidiaries, became wholly-owned subsidiaries of Forge. The acquisition is intended to allow the combined organization to provide investors an integrated investing experience. The merger consideration comprised cash, 9,015,140 shares of the Company’s Class AA common stock, 2,313,623 shares of Junior convertible preferred stock, and 1,000,000 shares Junior convertible preferred stock warrants that can be converted into shares of Junior convertible preferred stock. In May 2020, six months prior to the merger, Forge entered into a secured promissory note agreement with SharesPost for an aggregated amount of $3,000. The secured promissory note was forgiven post-merger and included in purchase consideration. The following table presents the components of the purchase consideration to acquire SharesPost:
Amount
Cash	$20,340
Secured promissory note	3,000
Fair value of Junior convertible preferred stock issued	20,383
Fair value of common stock issued	44,817
Fair value of warrants issued	1,285

Amount
Total	$89,825

Note 2 — Accounting Policies
Based on its initial analysis of Forge, SharesPost and Motive’s policies, Forge, SharesPost and Motive did not identify any differences in accounting policies that would have an impact on the unaudited pro forma condensed combined consolidated information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 include Transaction Accounting Adjustments that are directly attributable to the Business Combination, PIPE Investment and certain other related events.
The pro forma transaction accounting adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
(A)
Reflects the release of $414.1 million of investments currently held in the trust account. Amounts available to New Forge may be reduced as a result of redemptions by Motive shareholders.

(B)
In connection with the signing of the Merger Agreement, Motive entered into subscription agreements with certain investors (the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and Motive agreed to issue and sell to such investors 6,850,000 shares of Domestication Common Stock with a par value of $0.0001, resulting in gross proceeds of $68.5 million.

(C)
Reflects $50.0 million in cash received by Motive from the purchase of 5,000,000 shares of Domestication Common Stock and 1,666,666 Domestication Public Warrants pursuant to the A&R FPA. As the warrants issued under the A&R FPA have the same terms as the Public Warrants, they are reflected on the unaudited pro forma combined balance sheet as derivative liabilities.

(D)
Reflects the settlement of $100.0 million for eligible Forge capital stockholders who elected to receive the Cash Merger Consideration under the no redemption scenario. This cash settlement is reversed under the maximum redemption to allow New Forge to satisfy the Minimum Available Cash Condition of $208.5 million as required by the Merger Agreement.

(E)
Reflects the payment of $14.5 million of deferred underwriting fees incurred during Motive’s initial public offering and due upon completion of the Business Combination.

(F)
Reflects settlements of approximately $46.7 million of acquisition-related transaction costs incurred in connection with the Merger. These acquisition-related transaction costs are in connection with the Closing and related transactions and are deemed to be direct and incremental costs of the Business Combination. The acquisition-related transactions costs are accounted for as equity issuance costs and the unaudited pro forma condensed balance sheet reflects these costs as a reduction in cash with a corresponding decrease to additional paid-in-capital, offset by a decrease of $4.3 million in other assets and a decrease of $2.6 million in accrued expenses and other current liabilities.

(G)
Reflects the settlement of Motive’s historical liabilities that will be settled at transaction close.

(H)
Reflects the recapitalization of Motive Class A Shares subject to possible redemption to permanent equity at $0.0001 par value. Under a maximum redemption scenario, approximately 41.4 million shares of Motive capital stock will be reclassified or remain in permanent equity, as all amounts will be redeemed for cash held in the Trust Account. See note (R) below.

(I)
Reflects the conversion of Forge convertible preferred stock into shares of Forge Class AA

Common Stock, and such shares will be cancelled and converted into the right to receive shares of Domestication Common Stock pursuant to the Exchange Ratio concurrent with the Closing.
(J)
Reflects the issuance of Forge Class AA Common Stock upon forgiveness of $5.5 million of promissory notes issued to certain executives, which were forgiven in connection with the Business Combination. Forge had granted certain promissory notes to executives in exchange for early exercised options. At the completion of the Business Combination, the promissory notes were forgiven, and the expense represents the outstanding balance of the promissory notes and accrued interest on the date of the Closing. Because the issuances of the promissory notes were off-balance sheet transactions, it is reflected as an adjustment to accumulated deficit.

(K)
Reflects the conversion of Forge Class AA Common Stock into Domestication Common Stock pursuant to the Exchange Ratio concurrent with the Closing.

(L)
Reflects the recapitalization of Motive Class A Shares and Motive Class B Shares converted into Domestication Common Stock.

(M)
Reflects the reclassification of Motive’s historical accumulated deficit to additional paid-in capital as part of the merger.

(N)
Reflects the exchange of Forge's May 2020 Warrants and October 2020 Warrants into warrants to purchase shares of Domestication Common Stock, pursuant to terms of the Merger Agreement. The May 2020 Warrants and October 2020 Warrants preferred stock warrants were previously redeemable, resulting in Forge classifying such warrants as liabilities in its historical financial statements.

However, the warrants to purchase shares of Domestication Common Stock exchanged for Junior Preferred Warrants will remain classified as a liability, as the Company has an obligation to issue a variable number of shares of Domestication Common Stock for a fixed monetary amount of $5.0 million.
(O)
Reflects a total bonus of $16.1 million made to Forge employees upon close of the Business Combination, of which $5.5 million was applied to outstanding balance of promissory notes issued to certain executives, which were forgiven in connection with the Business Combination. The remaining $10.6 million of the bonus was paid in cash to Forge employees, which is reduced by $2.8 million under the maximum redemption scenario.

See Note (J) for the impact of the outstanding promissory note balance on the unaudited pro forma combined balance sheet.
(P)
Reflects the elimination of the historical A&R FPA derivative liability of $2.8 million.

(Q)
Reflects $1.2 million of stock-compensation expense associated with options that will vest upon the consummation of a deemed liquidation event or SPAC transaction.

(R)
Represents the maximum redemptions scenario in which approximately 41.4 million shares of Motive Class A Shares are redeemed for $414.1 million allocated to common stock and additional paid-in capital, using a par value of $0.0001 per share at a redemption price of approximately $10.00 per share.

(S)
Under the maximum redemption scenario, reflects $90 million in cash received by Motive pursuant to the A&R FPA under which the affiliates of the Sponsor purchased 9,000,000 additional Motive units. The 9,000,000 units consist of 9,000,000 shares of Domestication Common Stock and 3,000,000 Domestication Public Warrants.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 are as follows:
(aa)
Reflects elimination of interest income on Motive’s Trust Account.

(bb)
Reflects reversal of $2.1 million change in fair value of Forge’s May 2020 Warrants and October 2020 Warrants to purchase Forge convertible preferred stock.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:
(aa)
Reflects incremental expense of $1.5 million pertaining to amortization of intangibles (including developed technology, in-process research and development asset, trade name, and customer relationships) amounting to $2.8 million, net of elimination of amortization associated with SharesPost’s historical intangible assets of $1.3 million.

(in thousands)	Year Ended December 31, 2020
New intangible asset amortization	$2,801
Elimination of amortization associated with SharesPost’s historical intangible assets	(1,274)
Net adjustment to amortization of intangible assets	$1,527

(bb)
Reflects incremental interest expense of $1.6 million pertaining to the 2020 Term Loan entered into in consideration of the acquisition of SharesPost and reversal of $0.4 million interest expense pertaining to SharesPost outstanding convertible notes that were repaid in full by Forge in connection with the Business Combination. The payment of SharesPost’s outstanding convertible notes by Forge of $16.4 million is included in the total cash consideration of $20.3 million as summarized in “SharesPost Transaction”.

(cc)
Reflects elimination of $21 thousand interest income on Motive’s Trust Account and reversal of $35 thousand change in fair value of Forge’s May 2020 Warrants and October 2020 Warrants to purchase Forge preferred stock.

(dd)
Reflects incremental expense of $17.3 million under the no redemption scenario, which includes $5.5 million of compensation and benefits expense incurred upon the forgiveness of promissory notes issued to certain executives and the corresponding issuance of Forge Class AA Common Stock, $1.2 million of stock-compensation expense associated with options that will vest upon the consummation of a deemed liquidation event or SPAC transaction, and $10.6 million of cash bonuses made to certain Forge employees in connection with the Business Combination. Cash bonuses made to Forge employees are reduced by $2.8 million under the maximum redemption scenario.

Note 5 — Net Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, the PIPE Investment, and certain other related events, assuming such additional shares were outstanding since January 1, 2020. As the Business Combination, PIPE Investment and certain other related events are being reflected as if they had occurred as of January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination, PIPE Investment and certain other related events have been outstanding for the entire periods presented.
The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of Motive’s shares for the nine months ended September 30, 2021:
(in thousands, except share and per share data)	For the nine months ended September 30, 2021
	Assuming No Redemptions	Assuming Maximum Redemptions
Numerator:
Pro forma net loss	$(3,448)	$(3,448)

(in thousands, except share and per share data)	For the nine months ended September 30, 2021
	Assuming No Redemptions	Assuming Maximum Redemptions
Plus: Pro forma adjustment related to interest expense on convertible notes(1)	82	82
Pro forma net loss available to stockholders, basic and diluted	$(3,366)	$(3,366)
Denominator:
Weighted average shares of Domestication Common Stock outstanding – basic and diluted	183,011,168	160,611,168
Net loss per share of Domestication Common Stock – basic and diluted	$(0.02)	$(0.02)
Weighted average shares of Domestication Common Stock outstanding – basic and diluted
Forge	119,411,168	129,411,168
Holders of Motive Class A Shares	41,400,000	—
Holders of Motive Class B Shares	10,350,000	10,350,000
PIPE Investors	6,850,000	6,850,000
A&R FPA Investors	5,000,000	14,000,000
Weighted average shares of Domestication Common Stock outstanding – basic and diluted	183,011,168	160,611,168

(1)
Reflects the reversal of the actual interest expense incurred on Forge’s convertible notes outstanding during the nine months ended September 30, 2021 assuming they were converted to shares of Domestication Common Stock on January 1, 2020.

The following potential outstanding securities were excluded from the computation of proforma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:
	For the nine months ended September 30, 2021
	Assuming No Redemptions	Assuming Maximum Redemptions
Motive warrants to purchase shares of Domestication Common Stock(1)	21,186,667	21,186,667
Forge options that will convert into a right to purchase shares of Domestication Common Stock(2)	16,159,377	16,159,377
Forge warrants to purchase shares of Domestication Common Stock	3,723,033	3,723,033
Motive warrants to purchase shares of Domestication Common Stock pursuant to the A&R FPA(3)	1,666,666	4,666,666
Total	42,735,743	45,735,743

(1)
One whole warrant entitles the holder thereof to purchase one share of Domestication Common Stock at a price of $11.50 per share. Domestication Public Warrants and Domestication Private Warrants are anti-dilutive on a pro forma basis and have been excluded from the diluted number of shares of Domestication Common Stock outstanding at the time of the Closing.

(2)
All outstanding options exercisable for shares of Forge Common Stock (“Forge Stock Option”), whether vested or unvested, will be assumed by Motive and automatically be converted into an option to purchase a number of shares of Domestication Common Stock, determined in accordance with the Exchange Ratio.

(3)
Represents the warrants issued in connection with the A&R FPA entered into with certain affiliates of the Sponsor to provide for the purchase by it of 5,000,000 units, which includes one-third of one Domestication Public Warrant, and up to an aggregate of 9,000,000 additional units. One whole warrant entitles the holder thereof to purchase one share of Domestication Common Stock at a price of

$11.50 per share. Domestication Public Warrants are anti-dilutive on a pro forma basis and have been excluded from the diluted number of shares of Domestication Common Stock outstanding at the time of the Closing.
The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of Motive’s shares for the year ended December 31, 2020:
(in thousands, except share and per share data)	For the twelve months ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions
Numerator:
Pro forma net loss	$(44,933)	$(42,097)
Plus: Pro forma adjustment related to interest expense on convertible notes(1)	1,084	1,084
Pro forma net loss available to stockholders, basic and diluted	$(43,849)	$(41,013)
Denominator:
Weighted average shares of Domestication Common Stock outstanding – basic and diluted	136,159,344	113,759,344
Net loss per share of Domestication Common Stock – basic and diluted	$(0.32)	$(0.36)
Weighted average shares of Domestication Common Stock outstanding – basic and diluted
Forge	72,559,344	82,559,344
Holders of Motive Class A Shares	41,400,000	—
Holders of Motive Class B Shares	10,350,000	10,350,000
PIPE Investors	6,850,000	6,850,000
A&R FPA Investors	5,000,000	14,000,000
Weighted average shares of Domestication Common Stock outstanding – basic and diluted	136,159,344	113,759,344

(1)
Reflects the reversal of the actual interest expense incurred on Forge’s convertible notes outstanding during the twelve months ended December 30, 2020 assuming they were converted to shares of Domestication Common Stock on January 1, 2020.

The following potential outstanding securities were excluded from the computation of proforma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:
	For the twelve months ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions
Motive warrants to purchase shares of Domestication Common Stock(1)	21,186,667	21,186,667
Forge options that will convert into a right to purchase shares of Domestication Common Stock(2)	9,885,197	9,885,197
Forge warrants to purchase shares of Domestication Common Stock	3,723,033	3,723,033
Motive warrants to purchase shares of Domestication Common Stock pursuant to the A&R FPA(3)	1,666,666	4,666,666
Total	36,461,563	39,461,563

(1)
One whole warrant entitles the holder thereof to purchase one share of Domestication Common Stock at a price of $11.50 per share. Domestication Public Warrants and Domestication Private Warrants are anti-dilutive on a pro forma basis and have been excluded from the diluted number of shares of Domestication Common Stock outstanding at the time of the Closing.

(2)
All outstanding Forge Stock Options whether vested or unvested, will be assumed by Motive and automatically be converted into an option to purchase a number of shares of Domestication Common Stock, determined in accordance with the Exchange Ratio.

(3)
Represents the warrants issued in connection with the A&R FPA entered into with certain affiliates of the Sponsor to provide for the purchase by it of 5,000,000 units, which includes one-third of one Domestication Public Warrant, and up to an aggregate of 9,000,000 additional units. One whole warrant entitles the holder thereof to purchase one share of Domestication Common Stock at a price of $11.50 per share. Domestication Public Warrants are anti-dilutive on a pro forma basis and have been excluded from the diluted number of shares of Domestication Common Stock outstanding at the time of the Closing.

EXTRAORDINARY MEETING OF SHAREHOLDERS
General
Motive is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the board of directors for use at the Extraordinary Meeting to be held on                 , 2022 and at any adjournment or postponement thereof. This proxy statement/prospectus provides Motive’s shareholders with information they need to know to be able to vote or direct their vote to be cast at the Extraordinary Meeting.
Each Motive Ordinary Share entitles the holder to one (1) vote at the Extraordinary Meeting on each Proposal (other than the Director Election Proposal) to be considered at the Extraordinary Meeting. Under the terms of the Cayman Constitutional Documents, only the holders of Motive Class B Shares are entitled to vote on the Director Election Proposal.
Date, Time and Place
The Extraordinary Meeting of the shareholders of Motive will be held at                 a.m., Eastern Time, on                 , 2022, at the offices of Gibson, Dunn & Crutcher LLP located at 200 Park Ave, New York, NY 10166 and virtually at                 . Due to the COVID-19 pandemic, we are encouraging our shareholders to attend the Extraordinary Meeting virtually, to consider and vote upon the Proposals to be put to the Extraordinary Meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary Meeting, each of the Cross-Conditioned Proposals have not been approved.
Purpose of the Extraordinary Meeting
Motive Shareholders are being asked to vote on the following Proposals:
1.
Proposal No. 1: The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt by ordinary resolution the Agreement and Plan of Merger, dated as of September 13, 2021 (the “Merger Agreement”), by and among Motive, Merger Sub, and Forge, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereunder, including the Merger and the issuance of shares of Domestication Common Stock pursuant to the Merger Agreement.

2.
Proposal No. 2: The Redomestication Proposal — To consider and vote upon a proposal to approve by special resolution, the change of Motive’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”).

3.
Proposal No. 3: The Non-Binding Organizational Documents Proposals — To consider and vote upon, separately presented proposals to approve by ordinary resolution certain governance provisions in the Certificate of Incorporation of New Forge (the “Proposed Charter”) and the Bylaws of New Forge (the “Proposed Bylaws”, together with the Proposed Charter, the “Proposed Organizational Documents”), which are being separately presented in accordance with SEC requirements and which will each be voted upon on a non-binding advisory basis.

•
Proposal No. 3A: Authorized Shares — A proposal to amend the Cayman Constitutional Documents to authorize the change in the authorized capital stock of Motive from (i) 500,000,000 Motive Class A Shares, 50,000,000 Motive Class B Shares and 5,000,000 preference shares, par value $0.0001 per share (the “Motive Preference Shares”) to (ii) shares of Domestication Common Stock and shares of New Forge preferred stock.

•
Proposal No. 3B: Exclusive Forum Provision — A proposal to amend the Cayman Constitutional Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

•
Proposal No. 3C: Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents — A proposal to amend the Cayman Constitutional Documents to approve provisions requiring the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the Proposed Bylaws and (ii) two-thirds of the outstanding shares of capital stock entitled to vote, and two-thirds of the outstanding shares of each class entitled to vote as a class, to amend or repeal any provision of Articles V (the provisions regarding stockholder actions without a meeting and who can call special meetings of stockholders), VI (the provisions regarding the size of the New Forge Board, the classification of the New Forge Board, the filling of vacancies and the election and removal of directors), VII (the provisions regarding the limited liability of directors of New Forge), VIII (the provisions regarding requirements to amend the Bylaws by the Board of New Forge or by stockholders) and IX (the provisions relating to the amendment of the Charter) of the Proposed Charter.

•
Proposal No. 3D: Removal of Directors — A proposal to amend the Cayman Constitutional Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class.

•
Proposal No. 3E: Action by Written Consent of Stockholders — A proposal to amend the Cayman Constitutional Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

•
Proposal No. 3F: Other Changes In Connection With Adoption of the Proposed Organizational Documents — A proposal to amend the Cayman Constitutional Documents to authorize (1) changing the corporate name from “Motive Capital Corp” to “Forge Global Holdings, Inc.”, (2) making New Forge’s corporate existence perpetual, and (3) removing certain provisions related to Motive’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

4.
Proposal No. 4: The Binding Charter Proposal — To consider and vote upon a proposal to approve by special resolution the Proposed Charter in the form attached hereto as Annex B.

5.
Proposal No. 5: The Director Election Proposal — To consider and vote upon a proposal to approve by ordinary resolution of the holders of Motive Class B Shares the eight (8) individuals to serve as members of the board of directors of New Forge following the consummation of the Business Combination.

6.
Proposal No. 6: The NYSE Proposal — To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the New York Stock Exchange (“NYSE”), the issuance of more than 20% of the issued and outstanding Motive Ordinary Shares in connection with the Issuances.

7.
Proposal No. 7: The Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the 2022 Stock Option and Incentive Plan in the form attached hereto as Annex I.

8.
Proposal No. 8: The Employee Stock Purchase Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the 2022 Employee Stock Purchase Plan in the form attached hereto as Annex J.

9.
Proposal No. 9: The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Redomestication Proposal, the Binding Charter Approval Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal, and the NYSE Proposal.

Each of the Business Combination Proposal, Redomestication Proposal, Binding Charter Proposal and the NYSE Proposal are cross conditioned on one another (the “Cross-Conditioned Proposals”). The Director Election Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the Cross Conditioned Proposals and the consummation of the Business Combination. It is important for you to note that in the event that any of the Cross-Conditioned Proposals is not approved, then Motive will not consummate the Business Combination. In the absence of shareholder approval for a further extension, if Motive does not consummate the Business Combination and fails to complete an initial business combination by December 15, 2022, Motive will be required to dissolve and liquidate. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.
Recommendation of the Motive Board of Directors
The Motive board of directors has unanimously determined that the Domestication and the Merger, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of Motive and its shareholders and has directed that the Proposals set forth in this proxy statement/prospectus be submitted to its shareholders for approval at the Extraordinary Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The Motive board of directors unanimously recommends that Motive’s shareholders vote “FOR” the Business Combination Proposal, “FOR” the Redomestication Proposal “FOR” the Non-Binding Organizational Documents Proposals, FOR” the Binding Charter Proposal, “FOR” the election of each of the eight directors nominated in the Director Election Proposal, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal (if necessary).
For a description of various factors considered by the Motive board of directors in reaching its decision to adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement, including the Proposals, see the section titled “Proposal No. 1 — The Business Combination — The Merger Agreement — Motive’s Board of Directors’ Reasons for the Approval of the Business Combination”.
When you consider the recommendation of Motive’s board of directors in favor of approval of these proposals, you should keep in mind that Motive’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. For a summary of these interests, please see the section entitled “Proposal No. 1 — The Business Combination — Interests of Certain Persons in the Business Combination.”
Voting Power; Record Date
Motive Shareholders will be entitled to vote or direct votes to be cast at the Extraordinary Meeting if they owned Motive Ordinary Shares at the close of business on                 , 2022, which is the “record date” for the Extraordinary Meeting. Each Motive Ordinary Share entitles the holder to one (1) vote at the Extraordinary Meeting on each Proposal (other than the Director Election Proposal) to be considered at the Extraordinary Meeting. Under the terms of the Cayman Constitutional Documents, with respect to the Director Election Proposal, only holders of Motive Class B Shares shall have one vote for each Motive Class B Share held and entitled to vote thereon. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Motive Public Warrants and Motive Private Warrants do not have voting rights. As of the close of business on the record date, there were 41,400,000 Motive Class A Shares issued and outstanding and 10,350,000 Motive Class B Shares issued and outstanding.
Vote of the Sponsor
Pursuant to the terms of the Sponsor Support Agreement entered into with Forge and Motive, the Sponsor and the other holders of Motive Class B Shares agreed to vote all shares of Motive stock they own in favor of the transactions contemplated by the Merger Agreement. The Sponsor and such holders of Motive Class B Shares own at least 20% of the outstanding Motive Ordinary Shares entitled to vote thereon. The quorum and voting thresholds at the Extraordinary Meeting and the Sponsor Support Agreement may make it more likely that Motive will consummate the Business Combination. See “Proposal No. 1 — Other Agreements — Sponsor Support Agreement.”

Quorum and Required Vote for Proposals for the Extraordinary Meeting
A quorum of Motive Shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary Meeting if a majority of the issued and outstanding Motive Ordinary Shares entitled to vote at the Extraordinary Meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting. In the absence of a quorum within half an hour from the time appointed for the meeting to commence, the Extraordinary Meeting will be adjourned to the same day in the next week at the same time and place or to such other day, time and place as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum. As of the record date for the Extraordinary Meeting,     Motive Ordinary Shares would be required to achieve a quorum (without an adjournment).
The Sponsor has agreed to vote all of its Motive Ordinary Shares in favor of the proposals being presented at the Extraordinary Meeting. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding Motive Ordinary Shares.
The proposals presented at the Extraordinary Meeting require the following votes:
1.
Proposal No. 1: The Business Combination Proposal — Requires an ordinary resolution under the Companies Act, being the affirmative vote of a majority of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

2.
Proposal No. 2: The Redomestication Proposal — Requires a special resolution under the Companies Act, being the affirmative vote of at least two-thirds of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

3.
Proposal No. 3: The Non-Binding Organizational Documents Proposals — Each of the Non-Binding Organizational Documents Proposals requires an ordinary resolution under the Companies Act, being the affirmative vote of a majority of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

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Proposal No. 3A: Authorized Shares — A proposal to amend the Cayman Constitutional Documents to authorize the change in the authorized capital stock of Motive from (i) 500,000,000 Motive Class A Shares, 50,000,000 Motive Class B Shares and 5,000,000 preference shares, par value $0.0001 per share (the “Motive Preference Shares”) to (ii) shares of Domestication Common Stock and shares of New Forge preferred stock.

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Proposal No. 3B: Exclusive Forum Provision — A proposal to amend the Cayman Constitutional Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

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Proposal No. 3C: Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents — A proposal to amend the Cayman Constitutional Documents to approve provisions requiring the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the Proposed Bylaws and (ii) two-thirds of the outstanding shares of capital stock entitled to vote, and two-thirds of the outstanding shares of each class entitled to vote as a class, to amend or repeal any provision of Articles V (the provisions regarding stockholder actions without a meeting and who can call special meetings of stockholders), VI (the provisions regarding the size of the New Forge Board, the classification of the New Forge Board, the filling of vacancies and the election and removal of directors), VII (the provisions regarding the limited liability of directors of New Forge), VIII (the provisions regarding requirements to amend the Bylaws by the Board of New Forge or by stockholders) and IX (the provisions relating to the amendment of the Charter) of the Proposed Charter.

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Proposal No. 3D: Removal of Directors — A proposal to amend the Cayman Constitutional Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class.
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Proposal No. 3E: Action by Written Consent of Stockholders — A proposal to amend the Cayman Constitutional Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

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Proposal No. 3F: Other Changes In Connection With Adoption of the Proposed Organizational Documents — A proposal to amend the Cayman Constitutional Documents to authorize (1) changing the corporate name from “Motive Capital Corp” to “Forge Global Holdings, Inc.”, (2) making New Forge’s corporate existence perpetual, and (3) removing certain provisions related to Motive’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

4.
Proposal No. 4: The Binding Charter Proposal — Requires a special resolution under the Companies Act, being the affirmative vote of at least two-thirds of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

5.
Proposal No. 5: The Director Election Proposal — Requires an ordinary resolution of the holders of Motive Class B Shares under the Companies Act, being the affirmative vote of a majority of the Motive Class B Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

6.
Proposal No. 6: The NYSE Proposal — Requires an ordinary resolution under the Companies Act, being the affirmative vote of a majority of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

7.
Proposal No. 7: The Incentive Plan Proposal — Requires an ordinary resolution under the Companies Act, being the affirmative vote of a majority of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

8.
Proposal No. 8: The Employee Stock Purchase Plan Proposal — Requires an ordinary resolution under the Companies Act, being the affirmative vote of a majority of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

9.
Proposal No. 9: The Adjournment Proposal — Requires an ordinary resolution under the Companies Act, being the affirmative vote of a majority of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

Abstentions and Broker Non-Votes
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.
Voting Your Shares
Each Motive Ordinary Share that you own in your name entitles you to one (1) vote on each of the Proposals (other than the Director Election Proposal) to be considered at the Extraordinary Meeting. Under the terms of the Cayman Constitutional Documents, with respect to the Director Election Proposal, only holders of Motive Class B Shares shall have one vote for each Motive Class B Share held and entitled to vote thereon. Your one or more proxy cards show the number of Motive Ordinary Shares that you own. There are several ways to have your Motive Ordinary Shares voted:
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You can submit a proxy to vote your Motive Ordinary Shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your Motive Ordinary Shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary Meeting. If you submit a proxy card, your “proxy,”

whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your Motive Ordinary Shares, your shares will be voted as recommended by Motive’s board of directors. The Motive board of directors unanimously recommends that Motive’s shareholders vote “FOR” the Business Combination Proposal, “FOR” the Redomestication Proposal “FOR” the Non-Binding Organizational Documents Proposals, FOR” the Binding Charter Proposal, “FOR” the election of each of the eight directors nominated in the Director Election Proposal, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal (if necessary).
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You can attend the Extraordinary Meeting and vote virtually even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your Motive Ordinary Shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Motive can be sure that the broker, bank or nominee has not already voted your Motive Ordinary Shares.

Revoking Your Proxy
If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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you may notify Motive’s secretary in writing before the Extraordinary Meeting that you have revoked your proxy; or

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you may attend the Extraordinary Meeting virtually, revoke your proxy, and vote online as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Who Can Answer Your Questions About Voting
If you have any questions about how to vote or direct a vote in respect of your Motive Ordinary Shares, please contact Motive’s proxy solicitor, Morrow Sodali LLC.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a holder of Motive Class A Shares may request that Motive redeem all or a portion of its such shares for cash if the Business Combination is consummated. As a holder of Motive Class A Shares, you will be entitled to receive cash for any such shares to be redeemed only if you:
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hold Motive Class A Shares; or if holding Motive Class A Shares through Motive Units, you elect to separate your Motive Units into the underlying Motive Class A Shares and Motive Public Warrants prior to exercising your redemption rights with respect to the Motive Class A Shares;

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submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Motive’s transfer agent, that Motive redeem all or a portion of your public shares for cash; and

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deliver your public shares to Continental, Motive’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2022 (two business days before the Extraordinary Meeting) in order for their shares to be redeemed.
Holders of Motive Units must elect to separate Motive Units into the underlying Motive Class A Shares and Motive Public Warrants prior to exercising redemption rights with respect to the Motive Class A Shares. If holders hold their Motive Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Motive Units into the underlying Motive Class A Shares and Motive Public Warrants, or if a holder holds Motive Units registered in its own name, the holder must contact Continental, Motive’s transfer agent, directly and instruct them to do so. Motive Shareholders may elect to redeem all or a portion of the Motive Class A Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Motive Class A Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the Motive Class A Shares that it holds and timely delivers its shares to Continental, Motive’s transfer agent, New Forge will redeem such Motive Class A Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of                 , 2022, this would have amounted to approximately $      per issued and outstanding Motive Class A Share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Domestication Common Stock that will be redeemed immediately after consummation of the Business Combination. See “How do holders of Motive Class A Shares exercise their redemption rights?” and related Q&As in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a holder of Motive Class A Shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a holder of Motive Class A Shares, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our holders of Motive Class A Shares vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding Motive Class A Shares.
Holders of the Motive Public Warrants and Motive Private Warrants will not have redemption rights with respect to such warrants.
For a detailed discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see the section titled “U.S. Federal Income Tax Considerations”. The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.
Appraisal Rights
Neither Motive Shareholders or holders of Motive Public Warrants and Motive Private Warrants have appraisal rights in connection with the Business Combination or the Domestication under the Companies Act or under the DGCL.
Proxy Solicitation Costs
Motive is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. Motive and its directors, officers and employees may also solicit proxies online. Motive will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Motive will bear the cost of the solicitation.
Motive has hired Morrow Sodali LLC (“Morrow”) to assist in the proxy solicitation process. Motive will pay to Morrow a fee of $40,000 plus disbursements.

Motive will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Motive will reimburse them for their reasonable expenses.
Share Ownership
As of                 , 2022, the Motive record date, the Sponsor and Motive’s directors owned of record and were entitled to vote an aggregate of 10,350,000 Founder Shares that were issued prior to Motive’s IPO. Such shares currently constitute approximately 20% of the outstanding Motive Ordinary Shares. The Sponsor and Motive’s officers and directors have agreed to vote the Founder Shares, as well as any Motive Ordinary Shares acquired in the aftermarket, in favor of each of the proposals being presented at the Extraordinary Meeting. The Founder Shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by Motive.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
Overview
Motive is asking its shareholders to adopt and approve the Merger Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination whereby Motive will acquire Forge). Motive shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “— The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this Proposal.
We may complete the Business Combination only if it is approved by a majority of Motive Ordinary Shares that are present and vote at the Extraordinary Meeting. The Business Combination Proposal is conditioned on the approval of each of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of Motive Ordinary Shares.
Background of the Business Combination
The terms of the Merger Agreement are the result of negotiations between Motive, Forge and their respective representatives. The following is a brief description of the background of these negotiations.
Motive is a blank check company incorporated as a Cayman Islands exempted company on September 28, 2020, under the name of MCF2 Acquisition Corp. On November 5, 2020, Motive’s name was changed to Motive Capital Corp. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.
On October 1, 2020, the Sponsor purchased 11,500,000 Founder Shares for an aggregate price of $25,000. On November 24, 2020, the Sponsor surrendered 2,875,000 Founder Shares, which Motive canceled. On November 24, 2020, Motive entered into a forward purchase agreement with certain Motive fund vehicles managed by an affiliate of Motive (the “Motive Fund Vehicles”) whereby the Motive Fund Vehicles agreed to purchase, concurrent with Motive’s consummation of an initial business combination, 14,000,000 units at a price of $10.00 per unit, generating gross proceeds of $140 million. Each unit consists of one (1) Motive Class A Share, and one-third (1/3) of one (1) warrant. Each whole warrant entitles the holder thereof to purchase one (1) Motive Class A Share at a price of $11.50 per share, subject to certain adjustments.
On November 24 and December 8, 2020, the Sponsor transferred 30,000 Founder Shares to each of Motive’s independent directors. On December 10, 2020, Motive issued a dividend of 1,725,000 Founder Shares, resulting in 10,350,000 Founder Shares outstanding, 1,350,000 of which were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. On December 15, 2020, Motive consummated the Initial Public Offering of 41,400,000 units, which included the full exercise by the underwriters of its over-allotment option in the amount of 5,400,000 units, at $10.00 per unit, generating gross proceeds of $414 million. Each unit consists of one (1) Motive Class A Share, and one-third (1/3) of one (1) Motive Public Warrant. Each whole Motive Public Warrant entitles the holder thereof to purchase one (1) Motive Class A Share at a price of $11.50 per share, subject to certain adjustments.
Concurrently with the completion of the initial public offering, the Sponsor purchased an aggregate of 7,386,667 Motive Private Warrants at a price of $1.50 per warrant, or $11 million in the aggregate. Each whole Motive Private Warrant entitles the holder thereof to purchase one (1) Motive Class A Share at a price of $11.50 per share, subject to certain adjustments.
Prior to the consummation of the initial public offering, neither Motive, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a business combination with Motive.

Between December 15, 2020, the date of the closing of the initial public offering, and June 4, 2021, the date on which Motive entered into exclusivity with Forge (as further described below), Motive and its representatives evaluated approximately 27 potential targets. These potential targets were in various categories of the investment management, insurance, banking, capital markets and payments industries. Motive and its representatives met with members of management, board members or other investors of approximately 16 different potential acquisition targets. Motive then conducted additional due diligence under confidentiality or nondisclosure agreements with respect to nine potential targets (the “Potential Targets”).
Motive conducted due diligence to varying degrees on the Potential Targets, including review of, among other things, the Potential Target’s management team, stockholders, business model, valuation, balance sheet and historical and projected financials, in each case to the extent made available, and Motive submitted indications of interest to two Potential Targets, including Forge. Following such reviews, and at various points in time, these discussions with the Potential Targets other than Forge were discontinued for one or various reasons, including maturity of the business, a near-term path to profitability, valuation, state of financial systems and/or controls, impact of COVID-19, or growth potential, among other reasons.
Representatives of Motive attended management meetings with representatives of a Potential Target in the fintech industry (“Potential Target A”) on December 29, 2020 and January 7, 2021. On January 22, 2021, representatives of Motive presented an initial indication of interest to representatives of Potential Target A, providing an introduction to Motive, Motive’s strategic plans for Potential Target A’s business, and the potential strategic value of Motive’s management team in any transaction. In addition, representatives of Motive and Potential Target A discussed the potential terms of a transaction between Motive and Potential Target A, including Motive’s proposed valuation for Potential Target A. Such discussions were eventually discontinued due to divergence of expectations between the parties around valuation and other transaction terms, and Potential Target A determined to pursue a business combination with a different acquiror.
Starting in December 2020, Forge regularly engaged from time to time in a review of potential strategic alternatives, including additional fundraising from debt or equity sources, possible business combinations or an initial public offering, with the assistance of Forge’s strategic advisor, FT Partners, LLC (the “Forge Advisor”). Forge management also provided updates on its strategic process to the Forge board of directors through monthly updates during the same period. During this period, management of Forge also became familiar with the general opportunities of potential business combinations with special purpose acquisition companies and consulted with the Forge Advisor regarding the structuring and potential benefits and risks associated with a transaction of that nature.
On April 23, 2021, representatives of Motive met with Kelly Rodriques, Forge’s Chief Executive Officer, to discuss Forge’s business, products and technology. Blythe Masters, Motive’s Chief Executive Officer and a director, subsequently had calls with Mr. Rodriques on April 24, 2021 and April 26, 2021 to discuss a potential business combination transaction between Motive and Forge and considerations for effecting a business combination with a special purpose acquisition company (“SPAC”) generally.
On May 9, 2021, Forge sent a draft form of non-binding term sheet for a potential transaction between Forge and a SPAC (the “Term Sheet”). The Term Sheet did not include a valuation for Forge, and provided for, among other things, (1) the forfeiture of the Founder Shares and Motive Private Warrants in certain circumstances in an amount to be determined; (2) the imposition of an earn-out with thresholds to be determined on a portion of the Founder Shares and Motive Private Warrants; (3) an earn-out for Forge’s stockholders with terms to be determined; (4) a minimum cash closing condition of $500 million; and (5) a mutual exclusivity provision that would prevent either party from engaging in discussions regarding an alternative business combination transaction during a 30-day exclusivity period. Forge requested that Motive submit a revised draft of the Term Sheet with Motive’s proposed terms on or prior to May 24, 2021.
On May 19, 2021, Motive sent Forge a revised draft of the Term Sheet for a potential transaction. The revised Term Sheet included total transaction consideration of $1.5 billion for all of Forge’s outstanding equity interests, options and warrants. The revised Term Sheet also, among other things, (1) did not include any forfeiture or other adjustment to the Founder Shares or Motive Private Warrants; (2) did not include an earn-out for Forge’s stockholders; (3) proposed $100 million of cash consideration payable to Forge’s stockholders; (4) included a minimum cash closing condition equal to $140 million, plus the proceeds from any PIPE Investment; and (5) proposed a 45-day exclusivity period, during which Forge would be prohibited from engaging in discussions regarding an alternative business combination transaction and Motive would not be permitted to enter into any letter of intent, term sheet, or definitive agreement regarding an alternative business combination transaction.
In addition to the non-binding indication of interest from Motive, Forge received additional non-binding indications of interest from other potential SPAC counterparties.
On May 20, 2021, representatives of Motive, including Ms. Masters, Rob Heyvaert, Motive’s Executive Chairman and a director, Stephen C. Daffron, a Motive director, and other members of Motive’s management team, met with members of Forge’s management team and members of the transaction committee of the Forge Board of Directors to discuss a potential business combination transaction between Forge and Motive.
On May 25, 2021, Forge sent Motive a revised draft of the Term Sheet following input from Goodwin Procter LLP (“GP”), counsel to Forge. The revised Term Sheet included total transaction consideration of $1.5 billion for all of Forge’s vested equity interests, with unvested equity interests converting into unvested equity interests of the combined company. In addition, the revised Term Sheet provided for, among other things, (1) the cancellation of 10% of the Founder Shares and the additional forfeiture of up to 50% of the Founder Shares in the event redemptions by Motive’s public shareholders exceeded 10% of the total public shares outstanding; (2) the imposition of a 10-year lock-up on 66.6% of the Founder Shares with fall away provisions that would apply if the combined company’s share price traded above $15.00 and $17.00; (3) five million contingent earn-out shares issuable to Forge’s shareholders in two equal tranches if the combined company’s share price traded above $15.00 and $17.00 during the five-year period following the closing; (4) up to $150 million of cash consideration payable to Forge’s stockholders; (5) a minimum cash closing condition of $300 million; and (6) a mutual exclusivity provision that would prevent either party from engaging in discussions regarding an alternative business combination transaction during a 45-day exclusivity period. Forge also proposed that Motive modify its existing $140 million forward purchase commitment to be a $50 million commitment to purchase shares of the combined company and a $100 million backstop to purchase shares of the combined company to the extent Motive’s public shareholders elected to redeem their Motive shares in connection with the proposed transaction.
Between May 19, 2021 and June 4, 2021, representatives of Motive, Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), counsel to Motive, and Forge and GP negotiated various terms set forth in the Term Sheet and shared multiple drafts of the Term Sheet.
On June 4, 2021, Motive and Forge executed the Term Sheet, which included, among other things, (1) total transaction consideration of $1.5 billion for all of Forge’s outstanding equity interests, options and warrants; (2) the imposition of an extended lock-up on the Founder Shares and Motive Private Warrants owned by the Sponsor; (3) up to $150 million of cash consideration payable to Forge’s stockholders; (4) a minimum cash closing condition of $240 million, assuming the aggregate proceeds of the PIPE Investment are at least $100 million; and (5) a mutual exclusivity provision that would prevent either party from engaging in discussions regarding an alternative business combination transaction during a 45-day exclusivity period. In addition, Motive agreed to modify its existing $140 million forward purchase commitment to be a $50 million commitment to purchase Motive units and a $90 million backstop to purchase Motive units to the extent Motive’s public shareholders elect to redeem their Motive shares in connection with the proposed transaction. Motive and Forge subsequently amended the Term Sheet on June 30, 2021, August 11, 2021 and August 31, 2021 to extend the exclusivity period under the Term Sheet.
On June 15, 2021, Motive sent Forge a detailed due diligence request list, including, but not limited to, financial items, competitive dynamics, legal and regulatory items, and business operations.
As part of the diligence efforts conducted in connection with the proposed business combination, throughout the months of June, July , August, and September, 2021, Motive, Forge, Gibson Dunn, GP, the Forge Advisor and their respective accountants and accounting advisors participated in a number of due diligence telephone calls and exchanged due diligence materials, including in the areas of legal, financial (including the Projections), technology, privacy, tax, insurance, employee benefits and regulatory matters.
On June 25, 2021, Gibson Dunn and GP had a call to discuss the timeline to execution of the definitive documentation, allocation of drafting responsibilities, Motive’s due diligence review of Forge and certain other topics. Following the meeting, on July 9, 2021, Gibson Dunn distributed to GP an initial draft of the merger agreement for the potential business combination.
On July 14, 2021, Motive entered into a formal engagement letter with Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) to act as financial advisor and to provide a fairness opinion to Motive’s board of directors (the “Motive Board”). The Motive Board engaged Houlihan Lokey as a financial advisor to assist the Motive Board in evaluating certain financial aspects of the Business Combination and as part of the directors’ efforts to (i) inform themselves with respect to all material information reasonably available to them and (ii) act with appropriate care in considering the Business Combination.
On July 23, 2021, Motive entered into formal engagement letters with UBS Securities LLC (“UBS”), each effective as of July 23, 2021, to act as a lead placement agent for the proposed PIPE Investment to be undertaken in connection with the potential business combination with Forge and to act as exclusive financial advisor and co-lead capital markets advisor for the potential business combination.
On July 25, 2021, Motive entered into a formal engagement letter with J.P. Morgan Securities LLC (“J.P. Morgan” and, together with UBS in their capacity as placement agents, the “Placement Agents”), effective as of June 10, 2021, to act as a lead placement agent for the proposed PIPE Investment to be undertaken in connection with the potential business combination with Forge and to act as a co-lead capital markets advisor to Motive.
Following the execution of the Term Sheet and during June and July, 2021, Motive, Forge and their respective advisors prepared an investor presentation to present to potential investors in the PIPE Investment (“PIPE Investors”). The investor presentation outlined the proposed business combination and included information regarding Motive and Forge.
On July 26, 2021, Motive and Forge commenced their outreach to the PIPE Investors.
On July 26, 2021, the Motive Board held a meeting with representatives of management, Gibson Dunn, Maples and Calder, Motive’s Cayman Islands counsel (“Maples”), UBS, J.P. Morgan, and Houlihan Lokey. At the meeting, representatives of management updated the Motive Board on the proposed transaction with Forge, including the status of discussions with potential PIPE Investors and ongoing due diligence efforts, and UBS and J.P. Morgan provided an update on the market for SPAC PIPEs. Representatives of Maples provided the directors with an overview of their fiduciary duties and common law duties to Motive as an entity registered in the Cayman Islands. Gibson Dunn then provided an overview of the structure and terms of the proposed transaction with Forge. Representatives of Houlihan Lokey described for the Motive Board the fairness opinion process and timeline, including its ongoing review of financial information related to Forge.
Later on July 26, 2021, GP provided Gibson Dunn its initial comments to the merger agreement for the proposed business combination. The revised draft proposed that Forge’s stockholders would have the ability to elect to receive a portion of the cash merger consideration (rather than including a fixed amount of cash consideration payable to all Forge stockholders), and generally addressed risk allocation, representations and warranties, covenants, termination provisions and closing conditions. The parties continued to negotiate provisions of the transaction documents, including without limitation the parties’ agreements related to the selection and funding of any alternative PIPE Investment, interim operating covenants, lock-up provisions, corporate governance matters and the minimum cash condition.
On July 30, 2021, Gibson Dunn provided GP a revised draft of the merger agreement for the proposed business combination, generally dealing with the same open issues as in GP’s draft. In addition, the revised draft reflected the agreement by Forge and Motive to include the proposed election mechanics for the cash consideration and to reduce the amount of cash consideration from $150 million to $100 million.
Between July 9, 2021 and September 13, 2021, Motive and Forge negotiated various terms of the merger agreement and ancillary transaction documents of the potential business combination.
Between July 2, 2021 and September 10, 2021, Forge’s board of directors met with GP, the Forge Advisor, and Forge management to discuss the proposed business combination, the merger agreement and other transaction documents. In addition, Kelly Rodriques communicated with individual members of Forge’s board of directors to update them on the status of the proposed business combination and discussions between Forge and Motive.
Throughout August and September, Motive and its advisors, including Gibson Dunn and Pickard Djinis and Pisarri LLP, regulatory counsel to Motive (“Pickard”), continued to finalize due diligence with respect to Forge and in that regard engaged in several communications with representatives of Forge and its advisors. Over this time, Forge and the Forge Advisor continued to upload documentation to a shared data room as materials became available and in response to follow-up requests from Motive and Gibson Dunn.
On September 9, 2021, the Motive Board held a meeting. Representatives of management, Houlihan Lokey, Gibson Dunn and Pickard, were also in attendance. Representatives of management reviewed the transaction process to date, including the status of the PIPE Investment. Management representatives also reviewed with the Motive Board the scope of legal, business, financial and accounting due diligence conducted by Motive and its advisors and the final due diligence findings related thereto, with input from representatives of Gibson Dunn and Pickard. At the request of the Motive Board, Mr. Rodriques joined the meeting to discuss Forge’s business and operations and the regulatory environment in which Forge operates. Following Mr. Rodriques’ departure from the meeting, representatives of Gibson Dunn reviewed with the Motive Board the terms of the transaction documents, including the Merger Agreement and the PIPE Subscription Agreements. The Motive Board undertook a rigorous discussion regarding the various benefits and risks associated with the transaction, including the proposed sources and uses of funds (including the variability of outcomes depending on Motive redemption levels), the pro forma capitalization of the combined company, the closing certainty associated with the transaction and other aspects of the transaction.
Between September 6, 2021 and September 13, 2021, Gibson Dunn, GP and Mayer Brown, counsel to the Placement Agents, collectively negotiated the terms of the PIPE Agreements with prospective PIPE Investors and responded to follow up questions and comments related thereto, particularly with respect to the closing process and the expected timeline for consummating the merger. During this time, the prospective PIPE Investors conveyed to the Placement Agents their initial proposed subscription amounts. On September 11, 2021, a final version of the PIPE Agreement was distributed to the prospective investors, which reflected the outcome of negotiations between the parties and the prospective PIPE Investors. On September 12, 2021 the PIPE Investors that had chosen to participate in the PIPE Investment indicated their final subscription amounts and delivered executed PIPE Agreements for purchases of an aggregate of 6.85 million shares of Domestication Common Stock at $10.00 per share. Following the finalization of the PIPE Investment amount of $68.5 million, the parties agreed to a minimum cash closing condition in the merger agreement of $208.5 million.
On September 10, 2021, the Forge Board held a meeting. Representatives of management and GP were also in attendance. Following discussions, the Forge Board unanimously agreed to adopt and approve resolutions by unanimous written consent following the board meeting that (i) determined it is in the best interests of Forge for Forge to enter into the Merger Agreement and the transactions contemplated thereby, and (ii) adopt the Merger Agreement and approve Forge’s execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby.
On September 12, 2021, the Motive Board held a meeting. Representatives of management, Houlihan Lokey and Gibson Dunn were also in attendance. Representatives of management and Gibson Dunn updated the Motive Board on the due diligence conducted to date. At the request of the Motive board, Representatives of Houlihan Lokey reviewed and discussed with the Motive Board Houlihan Lokey’s financial analyses with respect to Forge and the proposed Merger in a presentation, a copy of which was provided to the Motive Board in advance of the meeting. Thereafter, at the request of the Motive board, Houlihan Lokey orally rendered its opinion to the Motive board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Motive board dated September 12, 2021), as to the fairness, from a financial point of view, to Motive of the Aggregate Merger Consideration to be issued and paid by Motive to the holders of Forge equity interests in the Merger pursuant to the Merger Agreement. Representatives of Gibson Dunn reviewed with the Motive Board their fiduciary duties and the terms of the transaction documents, including the Merger Agreement and the PIPE Subscription Agreements and updates to the transaction documents from the prior meeting of the Motive Board on

September 9, 2021. Following discussions, the Motive Board unanimously adopted and approved resolutions (1) determining that the Merger Agreement and the ancillary documents thereto and the transactions contemplated by each of the Merger Agreement and the ancillary documents thereto (including the Merger and the PIPE Investment) are advisable and fair to, and in the best interests of, Motive and its shareholders, (2) adopting and approving the Merger Agreement and the ancillary documents thereto (including the Merger and the PIPE Investment), and (3) recommending that Motive’s shareholders vote in favor of the Business Combination Proposal, the Redomestication Proposal, the Binding Charter Proposal, the Director Election Proposal, and the NYSE Proposal.
On the morning of September 13, 2021, the parties entered into the Merger Agreement.
The Merger Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “ disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Motive, Forge or any other matter.
Structure of the Merger
On September 13, 2021, Motive entered into the Merger Agreement with Merger Sub, and Forge, pursuant to which, among other things, following the Domestication, Merger Sub will merge with and into Forge, the separate corporate existence of Merger Sub will cease and Forge will be the surviving corporation and a wholly owned subsidiary of Motive.
Prior to and as a condition of the Merger, pursuant to the Domestication, Motive will change its jurisdiction of incorporation by effecting a deregistration under the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which Motive’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see “The Redomestication Proposal.”
Consideration
Aggregate Merger Consideration
Subject to the terms and conditions set forth in the Merger Agreement, in consideration of the Merger, each outstanding share of Forge’s capital stock (excluding shares owned by Motive or by Forge as treasury stock or dissenting shares) (i) if vested, will be canceled and converted into the right to receive either cash or Domestication Common Stock, or a combination thereof, equal to the Per-Share Merger Consideration (as defined in the Merger Agreement), which mix of cash and stock shall correspond to that elected by each holder of Forge vested shares; provided, that in no event shall a holder of Forge vested shares be permitted to elect greater than fifteen percent (15%) cash and in no event will the aggregate amount of cash payable to all holders of vested Forge shares exceed $100 million and (ii) if unvested, will be canceled and converted into the right to receive a number of shares of unvested Domestication Common Stock (subject to the same terms and conditions, including with respect to vesting, as the unvested share of Forge’s capital stock) equal to (A) the Securities Merger Consideration (as defined in the Merger Agreement) multiplied by (B) the Exchange Ratio (as defined in the Merger Agreement). In addition, at the Closing (i) each outstanding option to purchase Forge capital stock, whether vested or unvested, will be assumed and converted into an option with respect to a number of shares of Domestication Common Stock in the manner set forth in the Merger Agreement and (ii) each outstanding warrant to purchase Forge capital stock, whether or not exercisable, will be assumed and converted into a warrant with respect to a number of shares of Domestication Common Stock in the manner set forth in the Merger Agreement. The total consideration paid to holders of Forge’s outstanding equity securities will include shares of Domestication Common Stock and options and warrants to acquire shares of Domestication Common Stock having an aggregate value equal to $1.5 billion, less the amount of any cash consideration payable to holders of vested Forge shares, consisting of (assuming the maximum amount of cash consideration, i.e., $100 million) an aggregate of 140 million newly issued shares of Domestication Common Stock and options and warrants to acquire shares of Domestication Common Stock, in each case, with a deemed value of $10.00 per share solely for purposes of determining the aggregate number of shares payable to holders of Forge capital stock.
An additional 6.85 million shares of Domestication Common Stock will be purchased (at a price of $10.00 per share) at the Closing by certain third-party investors (collectively, the “PIPE Investors”), for a total aggregate purchase price of up to $68.5 million (the “PIPE Investment”).
Closing
In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Representations and Warranties
The Merger Agreement contains representations and warranties of Motive, Merger Sub, and Forge, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See “Proposal No. 1 — The Business Combination Proposal — Material Adverse Effect” below. The representations and warranties of Motive are also qualified by information included in Motive’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).
Representations and Warranties of Forge
Forge has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Forge and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, Forge benefit plans, employees and labor relations, taxes, brokers’ fees, insurance, licenses, equipment and other tangible property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance, information supplied, vendors and customers, government contracts, sufficiency of assets, product liability and warranty, broker-dealer matters, investment adviser matters, reports, agreements with regulatory agencies and no additional representation or warranties and no reliance.
Representations and Warranties of Motive and Merger Sub
Motive and Merger Sub have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing, financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, no undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, stock market quotation, affiliate agreements, absence of changes, broker-dealer matters and no additional representations or warranties.
Survival of Representations and Warranties
Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement will not survive the Closing.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Forge are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of Motive are qualified in whole or in part by a material adverse effect on the ability of Motive to consummate the transactions contemplated by the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Merger Agreement, a material adverse effect with respect to Forge (“Forge Material Adverse Effect”) means any change, event, effect, development or occurrence (each, an “Effect”), that, individually or when aggregated with other Effect(s): (i) has had a materially adverse effect on the business, assets, financial condition or results of operations of Forge and its subsidiaries, taken as a whole; or (ii) is reasonably likely to prevent the ability of Forge to consummate the transactions contemplated by the Merger Agreement. However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Forge Material Adverse Effect” pursuant to clause (i) above:
(a)
acts of war or terrorism, or any escalation or worsening of any such acts of war or terrorism, or changes in global, national or regional political or social conditions;

(b)
earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization or a government authority (including the COVID-19 virus) or other natural or man-made disasters;

(c)
Effects attributable to the public announcement or pendency of the transactions contemplated herein (including the impact thereof on relationships, contractual or otherwise with customers, suppliers, employees, contractors, vendors, partners, licensors, licensees, or payors);

(d)
changes or proposed changes in law, regulations or interpretations thereof or decisions by courts or any governmental authority first announced after the date of the Merger Agreement;

(e)
changes or proposed changes in applicable law or GAAP (or any interpretation thereof) first announced after the date of the Merger Agreement;

(f)
any change in economic, political, business or market conditions generally, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world;

(g)
Effects generally affecting the industries and markets in which Forge operates;

(h)
any failure to meet any projections, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; and

(i)
any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms of the Merger Agreement;

If an Event referred to in clause (b), (d), (e), (f) or (g) above disproportionately adversely affects Forge and its subsidiaries, taken as a whole, compared to other persons operating in the same industry as Forge and its subsidiaries, then such disproportionate impact may be taken into account in determining whether a Forge Material Adverse Effect has occurred.

Covenants and Agreements
Forge has made covenants relating to, among other things, operation of the business prior to consummation of the Merger, inspection, preparation and delivery of certain audited and unaudited financial statements, affiliate agreements, consents, shareholder approval and trading in Motive’s securities.
Motive has made covenants relating to, among other things, shareholder litigation, trust account proceeds and related available equity, listing, conduct of business, PIPE subscriptions, the Domestication and the post-closing directors and officers of Motive.
Both Forge and Motive have made covenants, relating to, among other things, the HSR Act and other antitrust filings, preparation of this proxy statement/prospectus, and the associated shareholders’ meeting and approvals, support of the transaction, certain tax matters, cooperation and consultation, no solicitation, notification, indemnification and insurance and section 16 matters.
Conduct of Business by Forge
Forge has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Merger Agreement, including the applicable portion of the Forge disclosure letter thereto (the “Forge Disclosure Letter”), or the ancillary agreements, as required by applicable law (including any requirements with respect to COVID-19), as taken in good faith by Forge or any of its subsidiaries in response to COVID-19 if prior to taking such action Forge (to the extent reasonably practicable) notified Motive of such action and took into account in good faith any suggestions of Motive with respect to such action, or as consented to by Motive in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) operate the business of Forge in the ordinary course consistent with past practice.
During the Interim Period, Forge has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Merger Agreement, including the applicable portion of the Forge Disclosure Letter, or the ancillary agreements, as required by applicable law (including any requirements with respect to COVID-19), as taken in good faith by Forge or any of its subsidiaries in response to COVID-19 if prior to taking such action Forge (to the extent reasonably practicable) notified Motive of such action and took into account in good faith any suggestions of Motive with respect to such action, or as consented to by Motive in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied):
(a)
change or amend the governing documents of Forge or any of Forge’s subsidiaries;

(b)
(i) except for equity-based awards or other securities (including debt securities) convertible into or exchangeable or exercisable for Forge common stock representing no more than 1,000,000 shares of Forge common stock (on an as converted to Forge common stock basis), issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other securities in, Forge or any of its subsidiaries or (ii) make or declare any cash or non-cash dividend or distribution to the Forge common stock holders, or make any other distributions in respect of any of the Forge common stock or equity interests of Forge, except dividends and distributions by a wholly-owned subsidiary of Forge to Forge or another wholly-owned subsidiary of Forge;

(c)
split, combine, reclassify, recapitalize or otherwise amend any terms of any securities or series of Forge’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Forge that remains a wholly owned subsidiary of Forge after consummation of such transaction;

(d)
purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Forge or its subsidiaries, except for (i) the acquisition by Forge or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Forge awards) of Forge or its subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between Forge and any wholly owned subsidiary of Forge or between wholly owned subsidiaries of Forge;

(e)
sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of Forge or its subsidiaries, taken as a whole, except for (i) transactions among Forge and its wholly owned subsidiaries or among its wholly owned subsidiaries, (ii) transactions in the ordinary course of business consistent with past practice and (iii) the disposition of equipment in the ordinary course of business consistent with past practice;

(f)
disclose, agree to disclose, grant to, or agree to grant to, any person rights to any intellectual property owned by Forge or its subsidiaries, or dispose of, abandon, transfer, license or permit to lapse any rights to any such intellectual property, other than non-exclusive licenses for the development, research, manufacture, distribution, or use of such intellectual property or Forge products granted in the ordinary course or pursuant to written confidentiality obligations;

(g)
except as otherwise required by law, existing Forge benefit plans, or certain contractual obligation, (i) grant any equity-based compensation, severance, retention, change in control or termination or similar pay or award to officers or directors of Forge, or to employees or individual services providers whose annual compensation exceeds $500,000, (ii) make any change in the key management structure of Forge or any of Forge’s subsidiaries, including the hiring of additional officers or the termination of existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Forge benefit plan, (iv) materially increase the cash compensation or bonus opportunity of any employee, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by Forge or any of Forge’s subsidiaries, except in the ordinary course of business consistent with past practice;

(h)
enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable law, or recognize or certify any labor union, labor organization, or group of employees of Forge or its subsidiaries as the bargaining representative for any employees of Forge or its subsidiaries;

(i)
(x) merge, consolidate or combine with any person or (y) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(j)
(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Forge or any subsidiary of Forge or otherwise incur, advance, make capital contributions to, or investments in, or assume any indebtedness (including any loan pursuant to the provisions of the CARES Act), (ii) guarantee any indebtedness of another person except in the ordinary course of business consistent with past practice, (iii) make or commit to make capital expenditures other than in an amount not in excess of $1,000,000, in the aggregate other than in the ordinary course of business and consistent with past practice, or (iv) except in the ordinary course of business consistent with past practice, create any material liens on any material property or assets of any of Forge or any of its subsidiaries in connection with any indebtedness thereof (other than permitted liens);

(k)
(i) make or change any material election in respect of material taxes, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes executed on or prior to the Closing or enter into any tax indemnification, tax sharing or similar agreement, (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any tax attribute that would give rise to any claim or assessment of material taxes, (viii) file or cause to be filed any tax return other than on a basis consistent with past practice or (ix) fail to pay taxes when due;

(l)
waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, litigation or other legal proceedings other than any settlement that is solely monetary in nature and does not include any findings or admission of wrongdoing by Forge or its subsidiaries;

(m)
take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(n)
adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Forge or its subsidiaries (other than the Merger); or

(o)
authorize, agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

Conduct of Business of Motive
Motive has agreed that during the Interim Period it will, and will cause Merger Sub to, except as otherwise explicitly contemplated by the Merger Agreement, including the applicable portion of the Motive disclosure letter thereto (the “Motive Disclosure Letter”), or the ancillary agreements, as required by applicable law, as taken in good faith by Motive or any of its subsidiaries in response to COVID-19 if prior to taking such action Motive (to the extent reasonably practicable) notified Forge of such action and took into account in good faith any suggestions of Forge with respect to such action, or as consented to by Forge in writing, operate the business of Forge in the ordinary course consistent with past practice.
During the Interim Period, Forge has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Merger Agreement, including the applicable portion of the Motive Disclosure Letter, or the ancillary agreements, as required by applicable law (including any requirements with respect to COVID-19), as taken in good faith by Motive or any of its subsidiaries in response to COVID-19 if prior to taking such action Motive (to the extent reasonably practicable) notified Forge of such action and took into account in good faith any suggestions of Forge with respect to such action, or as consented to by Forge in writing:
(a)
seek any approval from the Motive’s shareholders to change, modify or amend the Trust Agreement or the governing documents of Motive or Merger Sub, except as contemplated by the Proposals;

(b)
split, combine, reclassify, recapitalize or otherwise amend any terms of any securities or series of Motive’s or any of its subsidiaries’ capital stock or equity interests;

(c)
(i) make or declare any dividend or distribution (whether cash or non-cash) in respect of any equity security or security holder of Motive or make any other distributions in respect of any of Motive’s or its subsidiaries’ equity securities, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Motive’s or any of its subsidiaries’ equity securities or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding equity securities of Motive or Merger Sub, other than a redemption of shares of Motive Class A Shares effectuated in connection with the Merger;

(d)
(i) make or change any material election in respect of material taxes, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes or enter into any tax indemnification, tax sharing or similar agreement, (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any tax attribute that would give rise to any claim or assessment of material taxes, (viii) file or cause to be filed any tax return other than on a basis consistent with past practice or (ix) fail to pay taxes when due;

(e)
take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;
(f)
(i) issue, sell or otherwise incur any indebtedness, (ii) guarantee any indebtedness of another person, (iii) make or commit to make capital expenditures, or (iv) permit any liens on any property or assets on Motive, Merger Sub or any of their respective affiliates;

(g)
(A) issue, sell, pledge, dispose of, grant or encumber any securities of Motive or securities exercisable for or convertible into securities of Motive, other than the issuance of the Securities Merger Consideration, pursuant to the PIPE Investment or the A&R FPA, (B) grant any options, warrants or other equity-based awards with respect to securities of Motive not outstanding on the date hereof, or (C) amend, modify or waive any material terms or rights set forth in any Motive warrant or the warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(h)
other than with respect to any working capital loan and the A&R FPA, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of Motive or Merger Sub (including, for the avoidance of doubt, (i) the Sponsor and (ii) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(i)
waive, release, compromise, settle or satisfy any legal proceeding other than any settlement is solely monetary in nature and does not: (x) exceed $250,000 in the aggregate or (y) include any findings or admission of wrongdoing by the Motive or its subsidiaries and any payments related to such settlement are made prior to the Closing;

(j)
amend the Trust Agreement or any other agreement related to the Trust Account; or

(k)
enter into any agreement to do any of the foregoing.

Covenants of Motive
Pursuant to the Merger Agreement, Motive has agreed, among other things, to:
•
except for any information, the disclosure of which would limit the protection of the attorney-client privilege, and to the extent permitted by applicable law, afford Forge and its accountants, counsel and other representatives reasonable access during the Interim Period to Motive’s and its subsidiaries’ officers, employees, agents, properties, offices, facilities, books and records (including tax records) and contracts and furnish such representatives such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of Motive and its subsidiaries as Forge or its representatives may reasonably request;

•
provide Forge with certain notice, consultation, participation and consent rights related to any shareholder demand, litigation or other shareholder legal proceeding (including derivative claims) relating to the Merger Agreement or any Ancillary Agreement;

•
take certain actions so that the Trust Amount will released from the trust account at Closing and so that the trust account will terminate thereafter, in each case, pursuant to the terms of and subject to the conditions of the Trust Agreement;

•
during the Interim Period, ensure Motive remains listed as a public company on the NYSE and apply for the listing of the Domestication Common Stock and Domestication Public Warrants issuable in connection with the Domestication, the Merger, the Pipe Investment and the A&R FPA Investment;

•
use its reasonable best efforts to take, or to cause to be taken, all actions required, or that it otherwise deems to be proper or advisable to complete the transactions contemplated by the Subscription Agreements on the terms described therein, including using reasonable best efforts to (i) comply with its obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to Motive set forth in the applicable Subscription Agreements within its control, (iv) consummate the PIPE Transaction when required pursuant to the Merger

Agreement and (v) enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to Motive the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement with its terms;
•
subject to approval of Motive Shareholders, cause the Domestication to become effective prior to the effective time of the Merger (see “Domestication Proposal”); and

•
take all such action within its power as may be necessary or appropriate such that immediately following the effective time of the Merger:

•
the board of directors of New Forge shall consist of nine directors, which shall initially be comprised of two directors designated by Motive and seven directors designated by Forge; and

•
the initial officers of New Forge will be as set forth in the Forge Disclosure Letter, who will serve in such capacity in accordance with the terms of the governing documents of New Forge following the effective time of the Merger.

Covenants of Forge
Pursuant to the Merger Agreement, Forge has agreed, among other things, to:
•
except for any information, the disclosure of which would limit the protection of the attorney-client privilege, and to the extent permitted by applicable law, afford Motive and its accountants, counsel and other representatives reasonable access during the Interim Period to Forge’s and its subsidiaries’ officers, employees, agents, properties, offices, facilities, books and records (including tax records) and contracts and furnish such representatives such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of Forge and its subsidiaries as Motive or its representatives may reasonably request;

•
deliver to Motive, as soon as reasonably practicable (i) audited consolidated financial statements (together with the auditor’s reports thereon) of Forge and its subsidiaries as of and for (A) the years ended December 31, 2020 and December 31, 2019 and (B) unaudited financial statements of Forge and its subsidiaries as of and for the three- and six- month periods ended June 30, 2021;

•
at or prior to Closing, terminate and settle all Affiliate Agreements (as defined in the Merger Agreement) set forth in the applicable section of the Forge Disclosure Letter without further liability to Motive, Forge or any of its subsidiaries;

•
use commercially reasonable efforts during the Interim Period to obtain consents of certain parties set forth on the Forge Disclosure Letter;

•
to solicit the agreement and written consent of Forge shareholders for the Merger Agreement and the transactions contemplated thereby; and

•
while it is in possession of material nonpublic information of Motive, not purchase or sell any securities of Motive, communicate such information to any third party, take any other action with respect to Motive in violation of such laws or encourage any third party to do any of the foregoing.

Joint Covenants of Motive and Forge
In addition, each of Motive and Forge has agreed, among other things, to take certain actions set forth below.
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Each of Motive and Forge will (and, to the extent required, will cause its affiliates to) comply promptly, but in no event later than ten business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act.

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Each of Motive and Forge will (and, to the extent required, will cause its affiliates to) (i) request early termination of any waiting period or periods under the HSR Act and exercise its reasonable best efforts to (x) obtain termination or expiration of the waiting period or periods under the HSR Act and (y) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement and (ii) take certain other actions to cooperate to avoid any governmental order from an antitrust authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including sharing relevant information with the other parties thereto for such purposes and each pay one-half of any applicable antitrust filing.
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Each of Motive and Forge will (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or governmental authorization under laws prescribed or enforceable by any governmental authority for the transactions contemplated by the Merger Agreement (including by filing the applicable materials with FINRA within five business days after the date of the Merger Agreement) and to resolve any objections as may be asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement; and (ii) cooperate fully with each other in the defense of such matters.

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Motive and Forge will jointly prepare and Motive will file with the SEC the proxy statement/prospectus in connection with the registration under the Securities Act of (i) the shares of Domestication Common Stock and Domestication Warrants to be issued in connection with the Domestication and (ii) the shares of Domestication Common Stock that constitute the Securities Merger Consideration.

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Each of Motive and Forge will use its reasonable best efforts to cause the proxy statement/prospectus to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained in the proxy statement/prospectus contains no untrue statement of material fact or material omission.

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Motive will, as promptly as practicable after the registration statement is declared effective under the Securities Act, (i) disseminate the proxy statement/prospectus to shareholders of Motive, (ii) give notice, convene and hold a meeting of the shareholders to vote on the Proposals, in each case in accordance with its governing documents then in effect and Section 710 of the NYSE listing standards, for a date no later than 30 business days following the date the registration statement is declared effective, (iii) solicit proxies from the holders of public shares of Motive to vote in favor of each of the Proposals, and (iv) provide its shareholders with the opportunity to elect to effect a redemption.

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Motive and Forge will each, and will each cause their respective subsidiaries to use reasonable best efforts to, obtain all material consents and approvals of third parties that any of Motive, Forge, or their respective affiliates are required to obtain in order to consummate the Merger.

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Motive and Forge will each, and will each cause their respective subsidiaries and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement.

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Each of Motive and Forge will, and will each cause their respective subsidiaries and shall direct its and their representatives not to, initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Merger Agreement.

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Each of Motive and Forge will, during the Interim Period, notify the other if it becomes aware of any fact or condition that arises during the Interim Period that constitutes a material breach of a representation or warranty or a covenant under the Merger Agreement.

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Motive agrees that all rights to indemnification or exculpation existing in favor of the directors and officers of Forge as provided in Forge’s governing documents or otherwise listed on the Forge Disclosure Letter, in either case, solely with respect to any matters occurring on or prior to the Closing, will continue in full force and effect from and after the Closing for a period of six years, and Forge will perform and discharge all obligations to provide such indemnity and exculpation during such six-year period.

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Each of Motive and Forge will purchase a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are were covered by any comparable insurance policies of the Motive or Forge, respectively, as of the date of the Merger Agreement.

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Each of Forge and Motive will, prior to the Closing, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of Forge shares or acquisitions of shares of Motive (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Closing Conditions
The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.
Minimum Cash Condition
The Merger Agreement provides that the obligations of Forge to consummate the Merger are conditioned on, among other things, that as of 12:01 a.m. on the Closing Date, the amount of cash available in the trust account, after deducting the amount required to satisfy Motive’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Forge or Motive) (such amount, the “Trust Amount”) plus the PIPE Investment amount actually received by Motive and the forward purchase consideration actually received, is at least equal to $208.5 million (the “Minimum Cash Condition”).
Conditions to the Obligations of Each Party
The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
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the approval of the Cross-Conditioned Proposals;

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the approval of Forge’s shareholders shall have been obtained;

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Motive will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

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the waiting period or periods under the HSR Act applicable to the transactions contemplated by the Merger Agreement and the ancillary agreements will have expired or been terminated;

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specified approvals, registrations, declarations and other filings of and with governmental authorities and the expiration of any applicable waiting periods, in each case, having been obtained, filed or expired (as applicable);

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specified consents and approvals of third parties have been obtained or filed;

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there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award (entered by or with any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (a “Governmental Order”), in each case, to the extent such governmental authority has jurisdiction over the parties to the Merger Agreement with respect to the transactions contemplated thereby), statute, rule or regulation enjoining or prohibiting the consummation of the Merger;

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the board of Motive has been expanded to nine and persons by Forge to be directors have been approved by Motive’s shareholders or otherwise have been replaced in accordance with the Merger Agreement (in each case, with such appointments to take effect immediately following the Closing); and

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the registration statement shall has been declared effective by the SEC and remains effective, with no stop order or similar order in effect with respect thereto.

Conditions to the Obligations of Motive and Merger Sub
The obligations of Motive and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Motive and Merger Sub:
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certain of the representations and warranties of Forge pertaining to Forge’s organization, subsidiaries, authorization, capitalization and brokers fees will be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date;

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each of the remaining representations and warranties of Forge contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Forge Material Adverse Effect;

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each of the covenants of Forge and its subsidiaries to be performed as of or prior to the Closing will have been performed in all material respects; and

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no Forge Material Adverse Effect shall have occurred since the date of the Merger Agreement.

Conditions to the Obligations of Forge
The obligation of Forge to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions any one or more of which may be waived in writing by Forge:
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certain of the representations and warranties of Motive pertaining to Motive’s organization, authorization, capitalization and broker’s fees will be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date;

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each of the remaining representations and warranties of Motive contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Motive;

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each of the covenants of Motive and its subsidiaries to be performed as of or prior to the Closing will have been performed in all material respects;

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no material adverse effect on Motive shall have occurred since the date of the Merger Agreement;

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the shares of Domestication Common Stock and Domestication Public Warrants to be issued in connection with the Merger (including the Pipe Investment and the A&R FPA Investment) will have been approved for listing on NYSE and Motive reasonably expects to satisfy, immediately following the Closing, all applicable initial and continuing listing requirements of the NYSE and Motive shall not have received any notice of non-compliance therewith; and

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the Minimum Cash Condition. For more information, see “— Minimum Cash Condition” above.

Termination; Effectiveness
The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
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by mutual written consent of Motive and Forge;

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by either party if the Closing has not occurred on or before the date that is nine months after the date of the Agreement (the “Agreement End Date”); provided, however, that if Motive’s shareholders approve the Cross-Conditioned Proposals prior to the Agreement End Date, the Agreement End Date shall be extended by 30 days;

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by either party if Motive shareholders fail to approve the Cross-Conditioned Proposals;

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by Motive if Forge fails to obtain and deliver to Motive the approval of the Merger by the shareholders of Forge within five days following the date on which the SEC declares this registration statement effective;

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by either party if there is a final non-appealable Governmental Order preventing the consummation of the transactions contemplated by the Merger Agreement;

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by Motive as a result of breach by Forge that gives rise to a failure of a condition precedent and cannot or has not been cured by the earlier of the Agreement End Date or 30 days after receipt of notice from Motive;

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by Forge as a result of breach by Motive or Merger Sub that gives rise to a failure of a condition precedent and cannot or has not been cured by the earlier of the Agreement End Date or 30 days after receipt of notice from Forge; and

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by Motive (a) if Forge fails to deliver its PCAOB-compliant audited financials for the years ended December 31, 2020 and December 31, 2019 (the “PCAOB Financials”) within 60 days after the date of the Merger Agreement; provided, that Motive may not terminate the Merger Agreement as a result of the foregoing at any time after Forge delivers the PCAOB Financials to Motive or (b) in the event that there are differences between the PCAOB Financials as of and for the year ended December 31, 2020 and the corresponding Unaudited Financial Statements (as defined in the Merger Agreement) that are material and adverse to Forge and its subsidiaries, taken as a whole; provided, that Motive must exercise such termination right, if available, by the earlier of: (1) 5:00 p.m. Eastern Time on fifth business day after Forge delivers the PCAOB Financials to Motive and (2) the time of the initial filing of this registration statement / proxy statement with the SEC.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or shareholders, other than liability of Forge, Motive, or Merger Sub, as the case may be, for any willful and material breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.
Waiver; Amendments
No provision of the Merger Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.
The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

Fees and Expenses
If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, New Forge will, upon the consummation of the Merger, pay or cause to be paid all accrued and unpaid transaction expenses of Motive and pay or cause to be paid all accrued and unpaid transaction expenses of Forge.
Other Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of these additional agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Motive Shareholders and other interested parties are urged to read such additional agreements in their entirety prior to voting on the Proposals presented at the Extraordinary Meeting.
PIPE Agreements
In connection with the execution of the Merger Agreement, Motive entered into PIPE Subscription Agreements with the PIPE Investors, the form of which is attached to this proxy statement/prospectus as Annex H, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 6.85 million shares of Domestication Common Stock at $10.00 per share for an aggregate commitment amount of $68.5 million. The obligation of the parties to each PIPE Subscription Agreement to consummate the purchase and sale of the shares of Domestication Common Stock covered thereby is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares of Domestication Common Stock covered by such PIPE Subscription Agreement, (ii) all conditions precedent to the closing of the Business Combination having been satisfied or waived, (iii) the representations of the parties to such PIPE Subscription Agreement being true and correct in all material respects at and as of the Closing Date (as defined therein) and (iv) each such party to such PIPE Subscription Agreement having performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the PIPE Subscription Agreement. The closings under the PIPE Subscription Agreements will occur substantially concurrently with the Closing.
The PIPE Subscription Agreements provide that New Forge is required to file with the SEC, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, a shelf registration statement covering the resale of the Domestication Common Stock to be issued to the PIPE Investors and to use its commercially reasonable efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) 60 calendar days after the filing thereof (or, in the event the SEC notifies New Forge that it will review such shelf registration statement, 90 calendar days following the filing thereof) and (ii) the tenth business day after the date New Forge is notified (orally or in writing, whichever is earlier) by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review.
Additionally, pursuant to the PIPE Subscription Agreements, the PIPE Investors agreed to waive any and all right, title and interest, or any claim of any kind that they have or may have in the future, in or to any monies held in the trust account. The PIPE Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of Motive and the applicable PIPE Investor, (iii) the Agreement End Date if the Closing has not occurred by such date and the terminating party’s breach was not the primary reason the Closing failed to occur by the Agreement End Date, and (iv) if the conditions set forth therein are not satisfied or are not capable of being satisfied prior to the Closing (as defined in the PIPE Subscription Agreements) and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing (as defined in the PIPE Subscription Agreements).

A&R FPA
In connection with the execution of the Merger Agreement, Motive and certain Motive fund vehicles managed by an affiliate of Motive (the “A&R FPA Investors”) entered into the A&R FPA, dated as of September 13, 2021, a copy of which is attached to this proxy statement/prospectus as Annex F. Pursuant to the A&R FPA, the A&R FPA Investors will collectively purchase in a private placement to close substantially concurrently with the consummation of the Business Combination, at a per-unit price of $10.00, five million Forward Purchase Units (each consisting of one share of Domestication Common Stock and one-third of one Domestication Public Warrant) and up to an additional nine million of such Forward Purchase Units to the extent of redemptions on a dollar-for-dollar basis by Motive shareholders of all or a portion of their Motive Class A Shares. For the avoidance of doubt, regardless of the extent of such redemptions, the A&R FPA Investors will in no event be required to purchase more than an aggregate amount of 14 million Forward Purchase Units. The obligations of the A&R FPA Investors under the A&R FPA are subject to the fulfillment of certain conditions set forth therein, including the concurrent consummation of the Merger.
Sponsor Support Agreement
Concurrent with the execution of the Merger Agreement, Motive, Forge, the Sponsor and other holders of Motive Class B Shares entered into the Sponsor Support Agreement, dated as of September 13, 2021 (the “Sponsor Support Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex D. Pursuant to the Sponsor Support Agreement, the Sponsor and such holders of Motive Class B Shares have agreed to (i) vote all shares of Motive stock they own in favor of the transactions contemplated by the Merger Agreement and (ii) waive certain anti-dilution rights with respect to their Motive Class B Shares. The Sponsor also has agreed to certain transfer restrictions with respect to its Motive Class B Shares (including shares of Domestication Common Stock issued with respect to such Motive Class B Shares in the Domestication) (the “Lockup Shares”) and its warrants to purchase Motive Class A Shares (the “Lockup Warrants” and, together with the Lockup Shares, the “Lockup Securities”) as follows: (a) one-third of the Lockup Shares will be subject to a one year lock-up, and will be released from such lock-up if the closing price of Domestication Common Stock equals or exceeds $12.00 for any 20 trading days in a 30-consecutive trading day period commencing 150 days post-Closing, (b) one-third of the Lockup Warrants will be subject to a six month lock-up, (c) one-third of the Lockup Securities will be subject to a three year lock-up, and will be released from such lock-up no earlier than six months after the Closing if the closing price of Domestication Common Stock equals or exceeds $12.50 for any 20 trading days in a 30-consecutive trading day period post-Closing, and (d) one-third of the Lockup Securities will be subject to a three year lock-up, and will be released from such lock-up no earlier than six months after the Closing if the closing price of Domestication Common Stock equals or exceeds $15.00 for any 20 trading days in a 30-consecutive trading day period post-Closing. If earlier, each of the foregoing lock-up periods would terminate on the date after the Closing on which a Change of Control (as defined in the Sponsor Support Agreement) of the Company occurs.
Forge Shareholder Support Agreement
Concurrent with the execution of the Merger Agreement, Motive, Forge, and certain Forge shareholders (the “Supporting Forge Shareholders”) entered into the Stockholder Support Agreement, dated as of September 13, 2021 (the “Stockholder Support Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex E. Each Stockholder Support Agreement provides, among other things, that each Supporting Forge Shareholder will execute and deliver a written consent with respect to the outstanding Forge securities held by such Supporting Forge Shareholder voting in favor of the Merger and the transactions contemplated by the Merger Agreement. The Supporting Forge Shareholders hold approximately 51% of the Forge Class AA Common Stock and approximately 60% of the Forge Preferred Stock, representing the requisite votes necessary to approve the Business Combination.
Amended and Restated Registration Rights Agreement
The Merger Agreement contemplates that at the Closing, the Sponsor, New Forge and certain Motive shareholders including Jill M. Considine, Stephen C. Daffron, Dina Dublon and Paula Madoff, and certain

Forge shareholders including Asiff Hirji, Hirjii-Wigglesworth 2021 Grantor Retained Annuity Trust, Hirji-Wigglesworth Partners, LP, Kelly Rodriques, Operative Capital LLP, Operative Capital SPV I, LLC, Operative Capital LLC, Mark Lee, Norbert Ngethe, Jose Cobos, Sohail Prasad, Samvit Ramadurgam, Gil Silberman, Deutsche Borse AG, Stephen George, Panorama Growth Partners II, LP, Panorama Equidate Co-Investment, LLC, FTP Equidate, LLC, FTP Credit Holdings LLC and Ossa Investments Pte. Ltd (the “RRA Holders”) will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex G, pursuant to which New Forge will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Domestication Common Stock and other equity securities of New Forge that are held by the RRA Holders from time to time. Under the A&R Registration Rights Agreement, New Forge will agree that, within 30 calendar days after the Closing, New Forge will file with the SEC a registration statement registering the resale of certain securities held by or issuable to the RRA Holders, and use its reasonable best efforts to have such registration statement declared effective by the SEC as soon as practicable thereafter. The Forge shareholders and the Sponsor will each be entitled to make three written shelf takedown requests that New Forge register the resale of any or all of their Domestication Common Stock, so long as such demand is for at least $20 million in shares of Domestication Common Stock proposed to be sold. Subject to certain customary exceptions, if at any time after the Closing, New Forge proposes to file a registration statement under the Securities Act with respect to its securities, New Forge will give notice to the relevant security holders party to the A&R Registration Rights Agreement as to the proposed filing and offer such security holders an opportunity to register the resale of such number of shares of their Domestication Common Stock as requested by such shareholders, subject to customary cutbacks in an underwritten offering. Any other shareholders of New Forge with piggyback registration rights may also participate in any such registrations, subject to customary cutbacks in an underwritten offering.
The Company will be required under the A&R Registration Rights Agreement to register up to approximately 80.3 million shares of Domestication Common Stock (assuming the no redemptions scenario).
Lock-Up
The Proposed Bylaws contemplate that Forge shareholders will be subject to additional restrictions on the sale or transfer of the shares of New Forge (including shares issuable upon exercise of warrants or other equity awards of New Forge) they receive in the Merger for a 180-day period following the Closing.
Employment Agreements
Upon the completion of the Business Combination, Motive will assume by operation of law those certain employment agreements entered into between Forge and certain executive officers of Forge concurrent with the execution of the Merger Agreement. For a description of these agreements see “Forge Director and Executive Compensation — Executive Compensation  —  New Executive Agreements.”
Motive’s Board of Directors’ Reasons for the Approval of the Business Combination
Motive’s board of directors, in evaluating the Business Combination, consulted with Motive’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Motive and its shareholders and (ii) to recommend that the shareholders adopt the Merger Agreement and approve the Business Combination and the transactions contemplated thereby, Motive’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. Motive’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. This explanation of Motive’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”
Motive’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:
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Leading Provider of Marketplace Infrastructure, Data Services and Technology Solutions for Private Market Participants.   Forge enables private company shareholders to trade private company shares with accredited investors. It also provides custody solutions, company solutions and data solutions; together, these key businesses and Forge’s technology platform provide transparency, access and solutions that companies, as well as institutional and individual investors, may use to navigate and efficiently transact in the private markets. Taken together, these business are expected to drive strong network effects
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Large and Rapidly Growing Addressable Market.   Forge has a first mover advantage in a massive private market, which is seeing increasing demand for liquidity. The number of private companies with valuations in excess of $1 billion is rapidly growing, having almost tripled since 2018, creating a $2.4 trillion market cap opportunity with respect to those entities alone.

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Notable Product and Service Growth Opportunities.   In addition to increasing both market penetration and market size, Forge has several avenues to pursue additional growth including: (1) extending its custody capabilities to enable customers to custody their private shares; (2) expanding the use of its Forge Data product, which Forge hopes can become a meaningful component of future revenue, (3) continuing product development to further grow Forge’s product suite and generate additional cross-selling opportunities, (4) partnering with additional leading financial institutions, both domestically and abroad, (5) expanding into new asset classes, and (6) engaging in accretive acquisitions to drive inorganic growth. Forge regularly evaluates acquisition opportunities as part of its overall business strategy and conducts due diligence activities related to possible transactions and may periodically pursue opportunistic prospects as they arise. While Forge continuously evaluates opportunities, at the current time, Forge does not have any definitive agreements or commitments for any material acquisitions.

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Financial Condition.   Motive’s board of directors also considered factors such as Forge’s historical financial results, outlook, financial plan and debt structure, as well as the financial profiles of private and publicly traded peer companies in the Specialty Exchanges, Growth FinTech and Emerging Marketplaces sectors, and adjacent markets and certain relevant information with respect to companies that had been acquisition targets or received equity financings in transactions similar to the Business Combination. In considering these factors, Motive’s board of directors reviewed Forge’s historical net losses of approximately $7.1 million for the six months ended June 30, 2021 and approximately $9.7 million for the year ended December 31, 2020, as well as Forge’s recent growth in certain key financial metrics (including net revenue) the current prospects for growth if Forge achieved its business plans and various historical and current balance sheet items for Forge. Forge’s historical net losses for the nine months ended September 30, 2021 were approximately $12.1 million. In reviewing these factors, Motive’s board of directors noted that it believed Forge was well-positioned in its industry for strong future growth;

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Experienced and Proven Management Team.   Forge has a strong management team and the senior management of Forge intend to remain with Forge, which will provide helpful continuity in advancing Forge’s strategic and growth goals;

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Due Diligence.   Due diligence examinations of Forge and discussions with Forge’s management and Motive’s financial and legal advisors concerning Motive’s due diligence examination of Forge;

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Lock Up.   Forge agreed to certain restrictions on transfer for up to 180 days following the closing of the proposed Business Combination with respect to the shares of Domestication Common Stock issued to Forge immediately following the Closing;

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Other Alternatives.   Motive’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to Motive, that the proposed Business Combination represents the best potential business combination for Motive and the most attractive opportunity for Motive’s management to accelerate its business plan based upon its evaluation and assessment of other potential acquisition targets;

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Negotiated Transaction.   The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Motive and Forge; and

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Opinion of Motive’s Financial Advisor.   Motive’s board of directors took into account the financial analysis reviewed by Houlihan Lokey with the Motive board of directors as well as the oral opinion of

Houlihan Lokey rendered to the Motive board of directors on September 12, 2021 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Motive board of directors dated September 12, 2021), as to the fairness, from a financial point of view, to Motive of the Aggregate Merger Consideration to be issued and paid by Motive to the holders of Forge equity interests in the Merger pursuant to the Merger Agreement, as more fully described in the section entitled “— Opinion of the Financial Advisor to Motive’s Board of Directors.” Houlihan Lokey’s opinion did not address any other aspect or implication of the Merger, including, without limitation, the fairness of the Aggregate Merger Consideration, from a financial point of view, to Motive shareholders (including holders of Motive Class A Shares) or warrant holders (including holders of Motive Public Warrants) (as neither such shareholders nor such warrant holders are receiving any consideration in the Merger), or any other agreement, arrangement or understanding.
Motive’s board of directors also considered a variety of uncertainties, risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:
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Macroeconomic Risks.   Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

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Redemption Risk.   The potential that a significant number of Motive shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Motive’s Existing Charter, which would potentially make the Business Combination more difficult or impossible to complete;

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Shareholder Vote.   The risk that Motive’s shareholders may fail to provide the respective votes necessary to effect the Business Combination;

•
Closing Conditions.   The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Motive’s control;

•
Presence of Competition.   The fact that Forge competes with existing brokers and companies that provide access to competing services, including, among others, online private shares marketplaces and offline brokers, global banks, custodial service providers, and subscription-based data providers.

In addition to considering the factors described above, Motive’s board of directors also considered other factors including, without limitation:
•
Interests of Certain Persons.   Some officers and directors of Motive may have interests in the Business Combination. For more information, see the section titled “Interests of Certain Persons in the Business Combination”.

•
Other Risks Factors.   Various other risk factors associated with the business of Forge, as described in the section entitled “Risk Factors”.

Motive’s board of directors concluded that the potential benefits that it expected Motive and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative and other factors associated with the Business Combination. Accordingly, Motive’s board of directors unanimously determined that the Business Combination and the transactions contemplated by the Merger Agreement, were advisable and in the best interests of Motive and its shareholders.
Certain Projected Financial Information
In connection with its consideration of the proposed transaction, the board of directors of Motive was provided, prior to finalizing the Merger Agreement, prospective financial information prepared by management of Forge (collectively, and as set forth below, the “Projections”).
The Projections are included in this proxy statement/prospectus solely to provide Motive shareholders access to information made available in connection with the board of directors’ consideration of the proposed Business Combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC, GAAP, or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of Forge nor Motive or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and Motive’s and Forge’s independent accounting firms assume no responsibility for, and disclaim any association with, the Projections.
The Projections were prepared in good faith in July 2021 by Forge’s management based on their reasonable best estimates and assumptions with respect to the expected future financial performance of Forge at the time the Projections were prepared and speak only as of that time.
The Projections were based on numerous variables and assumptions made by Forge management at the time prepared with respect to matters specific to Forge. The Forge management team considered the following material estimates and hypothetical assumptions with respect to the development of the Projections:
•
projected 20-26% growth of revenue less transaction-based expenses through 2023; and

•
assumed capitalization of internally developed software starting in 2022.

In developing the Projections and the material estimates and hypothetical assumptions with respect to revenue less transaction-based expenses growth rates, Forge management considered, among other things, the following assumptions:
•
Continued expansion in the number of private companies traded on Forge’s platform, along with additional employee interest in liquidity options for existing customers;

•
Corresponding growth in opportunities for Forge Company Services to assist these growing private companies with liquidity programs for employees and investors;

•
Increased customer base through expanded marketing programs and increased brand awareness of Forge’s product offerings;

•
Expanded geographic opportunities arising out of the growth in private company unicorns globally in primary overseas markets in Asia and Europe;

•
Continued improvement in technology, increasing efficiency and productivity;

•
Growth in Forge Trust accounts, driving increase in custodial revenue opportunities; and

•
Growth in revenue from Forge’s recently launched Forge Data product offering.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios with respect to matters specific to the businesses of Forge, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Forward-Looking Statements; “Forge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors.” Additionally and without limitation, the Projections did not factor in any specific new initiatives or acceleration of strategic goals which could increase the pace of the Company’s investment spending and decrease near-term Adjusted EBITDA. Furthermore, although additional costs associated with meeting public company requirements were estimated, subsequent to the time the Projections were prepared, Forge has identified and expects public company accounting, compliance and insurance costs to be higher than was expected at the time the Projections were prepared, some of which are non-recurring in nature.
The Projections were prepared solely for internal-use to assist Motive in its evaluation of Forge and the proposed Business Combination and as part of the PIPE Investment process. Forge has not warranted the accuracy, reliability, appropriateness or completeness of the Projections to anyone, including Motive. Neither Forge’s management nor any of its representatives have made or makes any representations to any person regarding the ultimate performance of Forge relative to the Projections. The Projections are not fact. The

Projections are not a guarantee of actual future performance. The future financial results of Forge may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.
The Projections are not included in this proxy statement/prospectus in order to induce any Motive shareholder to vote in favor of any of the Proposals at the Extraordinary Meeting.
We encourage you to review Forge’s financial statements included in this proxy statement/prospectus as well as the sections entitled “Selected Historical Financial Information of Forge” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.
Neither Motive, Forge nor any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.
Certain of the Projections summarized below were not prepared in accordance with GAAP. Forge’s calculation of non-GAAP financial measures may differ from others in the industry and are not necessarily comparable with similar titles used by other companies. The non-GAAP financial measures were relied upon by the board of directors of Motive in connection with its consideration of the proposed Business Combination. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by the board of directors of Motive in connection with its consideration of the proposed Business Combination. Accordingly, we have not provided a reconciliation of the financial measures.
The Projections. The Projections relied upon by the board of directors of Motive:
	Actuals		Projected
($ in 000’s)	2019A	2020A	2021P	2022P	2023P
P&L
Revenues	$27,710	$51,644	$128,754	$158,684	$195,437
Transaction-Based Expenses	3,661	3,888	5,334	7,257	8,587
Total Revenue Less Transaction-Based Expenses	$24,049	$47,756	$123,420	$151,427	$186,850
YoY Growth %		99%	158%	23%	23%
Total Operating Expense	$38,695	$55,373	$152,945	$178,216	$211,549
Operating Income	$(14,646)	$(7,617)	$(29,525)	$(26,789)	$(24,699)
Adjusted EBITDA	$(6,544)	$2,782	$3,837	$11,477	$18,999
Adjusted EBITDA Margin%	(27)%	6%	3%	8%	10%
Opinion of the Financial Advisor to Motive’s Board of Directors
On September 12, 2021, Houlihan Lokey orally rendered its opinion to the Motive board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Motive board of directors dated September 12, 2021), as to the fairness, from a financial point of view, to Motive of the Aggregate Merger Consideration to be issued and paid by Motive to the holders of Forge equity interests in the Merger pursuant to the Merger Agreement. Motive’s board of directors engaged Houlihan Lokey as a financial advisor to assist the Motive board of directors in evaluating certain financial aspects of the Business Combination and as part of the directors’ efforts to (i) inform themselves with respect to all material information reasonably available to them and (ii) act with appropriate care in considering the Business Combination.

Houlihan Lokey’s opinion was directed to the Motive board of directors (in its capacity as such) and only addressed the fairness, from a financial point of view, to Motive of the Aggregate Merger Consideration to be issued and paid by Motive to the holders of Forge equity interests in the Merger pursuant to the Merger Agreement. Houlihan Lokey’s opinion did not address any other aspect or implication of the Merger, including, without limitation, the fairness of the Aggregate Merger Consideration, from a financial point of view, to Motive shareholders (including holders of Motive Class A Shares) or warrant holders (including holders of Motive Public Warrants) (as neither such shareholders nor such warrant holders are receiving any consideration in the Merger), or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex K to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Motive board of directors, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Merger and the transactions contemplated by the Merger Agreement or otherwise, including, without limitation, whether holders of Motive Class A Shares should redeem their shares or whether any party should participate in the PIPE Investment.
In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:
1.
reviewed a draft, dated September 11, 2021, of the Merger Agreement;

2.
reviewed certain publicly available business and financial information relating to Motive and Forge that Houlihan Lokey deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Forge made available to Houlihan Lokey by Forge and Motive, including financial projections prepared by the management of Forge relating to Forge for the fiscal years ending December 31, 2021 through December 31, 2023 (the “Projections”);

4.
spoke with certain members of the managements of Motive and Forge and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of Forge, the transactions contemplated by the transaction documents (the “Transaction”) and related matters;

5.
compared the financial performance and operating characteristics of Forge with that of companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant; and

6.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, at Motive’s direction, Houlihan Lokey assumed that the Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Forge as to the future financial results and condition of Forge. At Motive’s direction, Houlihan Lokey assumed that the Projections provided a reasonable basis on which to evaluate Forge and the Transaction and Houlihan Lokey, at Motive’s direction, used and relied upon the Projections for purposes of its analyses and opinion. Motive advised Houlihan Lokey and, at Motive’s direction, Houlihan Lokey assumed that the Projections were the only projections with respect to the future financial performance of Forge that Houlihan Lokey should use and rely upon for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the Projections or the assumptions on which they were based. In reaching its conclusions under its opinion, with Motive’s consent, Houlihan Lokey did not rely upon (i) a discounted cash flow analysis of Forge, because, as Motive advised Houlihan Lokey and directed Houlihan Lokey to assume, there were no financial projections relating to Forge for any period following the fiscal year ending December 31, 2023, or for any period with sufficient detail to derive estimates of free cash flows, that Houlihan Lokey should have used and relied upon for purposes of its analyses and opinion, or (ii) a review of the publicly available financial terms of other transactions, because Houlihan Lokey did not identify a sufficient number of relevant transactions in which Houlihan Lokey deemed the acquired companies to be sufficiently similar to Forge. In addition, for purposes of its financial analyses and opinion, with Motive’s consent, Houlihan Lokey (i) did not perform any financial analyses to evaluate the value of Motive or to derive valuation reference ranges for any shares of Motive for purposes of comparison with the Aggregate Merger Consideration or otherwise, and (ii) assumed that the value of each share of Motive capital stock (including, without limitation, each share of Domestication Common Stock, Motive Class A Shares and Motive Class B Shares) was equal to $10.00 (with such $10.00 value being based on Motive’s initial public offering and Motive’s approximate cash per share of Motive Class A Shares outstanding (excluding, for the avoidance of doubt, the dilutive impact of outstanding shares of Motive Class B Shares or any warrants to purchase Motive Class A Shares or Motive Class B Shares)), notwithstanding the different voting rights and other non-financial terms of such shares that could impact their value, and (iii) assumed that the Aggregate Merger Consideration had a value equal to $1,500,000,000). Houlihan Lokey was advised by Motive that at the time there were no audited financial statements for Forge for the fiscal year ending December 31, 2020 and, accordingly, Houlihan Lokey relied upon and assumed, without independent verification, that there would be no information contained in any such financial statements, if available, not otherwise discussed with or reviewed by Houlihan Lokey that would have been material to its analyses or opinion. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Forge or Motive since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey also relied upon and assumed, without independent verification, that the audited financial statements for Forge contemplated to be delivered to Motive following the date of the opinion would not reflect any such change, information or facts.
Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction would be satisfied without waiver thereof, and (d) the Transaction would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with Motive’s consent, that the Merger would qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Transaction would be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Forge or Motive, or otherwise have an effect on the Transaction, Forge or Motive or any expected benefits of the Transaction that would be material to its analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any respect from the draft of the Merger Agreement identified above.
Houlihan Lokey also relied upon and assumed, without independent verification, the assessments of the management of Forge as to the existing and future relationships, agreements and arrangements with, and Forge’s ability to attract and retain, key customers, distributors, suppliers and other commercial relationships, and employees of Forge. Houlihan Lokey further relied upon, without independent verification, the assessments of the management of Forge as to Forge’s existing and future technology, products, product candidates, services and intellectual property and the validity of, and risks associated with, such technology, products, product candidates, services and intellectual property (including, without limitation, the validity and life of patents or other intellectual property, the timing and probability of successful testing, development and commercialization of such technology, products, product candidates and services, the approval thereof by appropriate governmental authorities, and the potential impact of competition), and Houlihan Lokey assumed, at Motive’s direction, that there would be no developments with respect to any such matters that in any respect would affect its analyses or opinion.
Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Motive, Forge or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Motive or Forge was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Motive or Forge was or may have been a party or was or may have been subject. Houlihan Lokey did not express any opinion as to the outstanding litigation or investigations relating to Forge, as to which Houlihan Lokey understood that Motive had conducted such diligence and other investigations, and had obtained such advice from qualified professionals, as it deemed necessary. With respect to such litigation or investigations relating to Forge, Motive instructed Houlihan Lokey to assume, and Houlihan Lokey assumed, without independent verification, and based solely upon the assessment and judgment of the management and counsel of Motive, (i) that the aggregate amount of losses, if any, that could be assessed against or agreed to by Forge in connection with such litigation or investigations would not exceed the amount estimated by the management of Forge, and (ii) that no such litigation or investigations relating to Forge would otherwise affect Houlihan Lokey’s analyses or opinion.
Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.
Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of Motive, Forge or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, (c) advise the Motive board of directors, Motive or any other party with respect to alternatives to the Transaction, or (d) identify, introduce to the Motive board of directors, Motive or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transaction. Houlihan Lokey did not express any opinion as to what the value of the Domestication Common Stock actually would be when issued in the Transaction pursuant to the Merger Agreement or the price or range of prices at which the Motive Class A Shares, Motive Class B Shares, Domestication Common Stock, Forge common stock or Forge preferred stock may be purchased or sold, or otherwise be transferable, at any time.
Houlihan Lokey’s opinion was furnished for the use of the Motive board of directors (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the Motive board of directors, Motive, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Transaction or otherwise, including, without limitation, whether holders of Motive Class A Shares should redeem their shares or whether any party should participate in the PIPE Investment.
Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Motive board of directors, Motive, its security holders or any other party to proceed with or effect the transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Aggregate Merger Consideration to the extent expressly specified in the opinion), including, without limitation, the support agreements to be entered into by Motive and certain stockholders of Forge, the Sponsor Support Agreement, the Subscription Agreements, the A&R FPA, the registration rights agreement to be entered into by the Sponsor and certain stockholders of Forge, the Forward Purchase, the Sponsor Transactions, the PIPE Investment or the Domestication, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of Motive, or to any other party (including, without limitation, the potential dilutive or other effects of the Aggregate Merger Consideration, the Motive Class B Shares, the warrants to purchase Motive shares, or any other portion or aspect of the Transaction), (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might have been available for Motive or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of Motive’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Motive’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the allocation of the Aggregate Merger Consideration between the Securities Merger Consideration and the Cash Merger Consideration, (vii) the appropriate capital structure of Motive, whether Motive should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction (including, without limitation, the PIPE Investment or the A&R FPA Investment) or the likelihood of obtaining such financing, (viii) whether or not Motive, Forge, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (ix) the solvency, creditworthiness or fair value of Motive, Forge or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (x) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Aggregate Merger Consideration or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters requiring legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Motive board of directors, on the assessments by the Motive board of directors, Motive, Forge and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to Motive, Forge and the Transaction or otherwise.
In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Forge and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Projections and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Motive or Forge. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.
Houlihan Lokey’s opinion was only one of many factors considered by the Motive board of directors in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Aggregate Merger Consideration or of the views of the Motive board of directors or management with respect to the Merger or the Aggregate Merger Consideration. The type and amount of consideration payable in the Merger were determined through negotiation between Motive and Forge, and the decision to enter into the Merger Agreement was solely that of the Motive board of directors.
Financial Analyses
In preparing its opinion to the Motive board of directors, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.
The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Motive board of directors on September 12, 2021. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.
For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including enterprise value, which generally is the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).
Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing prices of the common stock of the selected companies listed below as of September 10, 2021. The estimates of the future financial performance of Forge relied upon for the financial analyses described below were based on the Projections, and estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.
For purposes of its financial analyses, Houlihan Lokey assumed with Motive’s consent that (i) the value of each share of Domestication Common Stock to be issued in the Merger pursuant to the Merger Agreement was equal to $10.00 (with such $10.00 value being based on Motive’s initial public offering, the approximate closing price per share of Motive Class A Shares as of September 10, 2021 and Motive’s approximate cash per outstanding share of Motive Class A Shares (excluding, for the avoidance of doubt, the dilutive impact of outstanding Motive Class B Shares or any warrants to purchase Motive Class A Shares)) and (ii) the Aggregate Merger Consideration had a value equal to $1,500,000,000.
Selected Companies Analysis.   Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant.
The financial data reviewed included:
•
Enterprise value as a multiple of estimated net revenue for the 2021 fiscal year, or “FY 2021E” net revenue;

•
Enterprise value as a multiple of estimated net revenue for the 2022 fiscal year, or “FY 2022E” net revenue; and

•
Enterprise value as a multiple of estimated net revenue for the 2023 fiscal year, or “FY 2023E” net revenue.

The selected companies and corresponding financial data included the following:
Enterprise Value / Net Revenue
Selected Companies	FY 2021E	FY 2022E	FY 2023E
Specialty Exchanges
Coinbase Global, Inc.	7.2x	8.1x	7.3x
MarketAxess Holdings Inc.	22.4x	19.7x	17.9x
Tradeweb Markets Inc.	19.2x	17.3x	15.8x
Growth FinTech
Affirm Holdings, Inc.	32.7x	23.1x	17.3x
Alkami Technology, Inc.	14.2x	11.4x	9.1x
Avalara, Inc.	22.6x	18.3x	15.1x
BlackLine, Inc.	16.5x	13.7x	11.1x
BTRS Holdings Inc.	10.6x	8.9x	7.2x
Coupa Software Incorporated	27.6x	22.4x	17.7x
nCino, Inc.	26.1x	20.9x	16.4x
Paycom Software, Inc.	26.4x	21.3x	17.2x
Paylocity Holding Corporation	20.8x	16.9x	13.7x
Phreesia, Inc.	16.2x	13.2x	10.9x
Q2 Holdings, Inc.	10.0x	8.4x	7.0x
Emerging Marketplaces
Fiverr International Ltd.	23.5x	17.9x	14.0x
Upstart Holdings, Inc.	35.3x	24.8x	19.3x
Upwork Inc.	11.3x	9.1x	7.4x
Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 11.0x to 13.0x FY 2021E net revenue, 9.0x to 11.0x FY 2022E net revenue and 7.0x to 9.0x FY 2023E net revenue to Forge’s FY 2021E net revenue, FY 2022E net revenue and FY 2023E net revenue, respectively. The selected companies analysis indicated implied total equity value reference ranges for Forge of approximately $1,420,600,000 to $1,667,500,000 based on FY 2021E net revenue, approximately $1,425,800,000 to $1,728,700,000 based on FY 2022E net revenue and approximately $1,371,000,000 to $1,744,700,000 based on FY 2023E net revenue, in each case as compared to the assumed value of the Aggregate Merger Consideration of $1,500,000,000.
Other Matters
Houlihan Lokey was engaged by Motive to provide an opinion to the Motive board of directors as to the fairness, from a financial point of view, to Motive of the Aggregate Merger Consideration to be issued and paid by Motive to the holders of Forge equity interests in the Merger pursuant to the Merger Agreement. Motive engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement by Motive, Houlihan Lokey became entitled to an aggregate fee of $550,000 for its services upon the delivery of its opinion, of which $100,000 became due in connection with Houilhan Lokey’s engagement by Motive, $250,000 became due upon the delivery of Houlihan Lokey’s opinion and the balance of which is due upon the earliest of (i) the consummation of the Merger or another business combination involving Motive and (ii) the commencement of proceedings to wind-up or dissolve Motive. Motive has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.
In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Motive, Forge or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.
Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing financial advisory services to Motive and have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Motive Capital Management, LLC (“Motive Partners”), an affiliate of the Sponsor, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Motive Partners (collectively, with Motive Partners, the “Motive Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, during the past two years, having provided certain valuation advisory services to Motive for financial reporting purposes and having acted as fund placement agent to Motive Partners in connection with fundraising for Motive Capital Fund I, for which Houlihan Lokey has received aggregate fees of approximately $3,000,000, and currently acting as fund placement agent to Motive Partners in connection with fundraising for Motive Capital Fund II. Houlihan Lokey also noted that Houlihan Lokey acted as financial advisor to SharesPost, Inc. in connection with its sale to Forge, which closed in November 2020, for which Houlihan Lokey received aggregate fees of approximately $625,000. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Motive, Forge, members of the Motive Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Motive Partners, other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Motive Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Motive, Forge, members of the Motive Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Satisfaction of the 80% Test
The rules of NYSE require that Motive’s initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust) at the time of Motive’s signing a definitive agreement in connection with its initial business combination. Motive’s board of directors determined that this test was met in connection with the proposed Business Combination.
Interests of Certain Persons in the Business Combination
When you consider the recommendation of Motive’s board of directors in favor of approval of the Proposals, you should keep in mind that the Sponsor and Motive’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. As more fully set forth below, the Sponsor and its affiliates have approximately $11,105,000 in the aggregate at risk that depends upon the completion of a business combination. Specifically, (i) $25,000 of such amount was paid for the 10,350,000 Founder Shares (which if unrestricted and freely tradable would be valued at approximately $102.5 million, based on the closing price of Motive Class A Shares on January 14, 2022) and (ii) $11,080,000 for its 7,386,667 private placement warrants (which based on our latest quarterly third-party valuation were valued at $1.25 per private placement warrant, or approximately $9,233,330 in the aggregate, as of September 30, 2021). The Sponsor currently owns 10,230,000 of the Founder Shares (which if unrestricted and freely tradable would be valued at approximately

$101.3 million, based on the closing price of Motive Class A Shares on January 14, 2022) and all 7,386,667 of the private placement warrants and each of the four independent directors of Motive owns 30,000 of the Founder Shares (which if unrestricted and freely tradable would be valued at approximately $297,000, based on the closing price of Motive Class A Shares on January 14, 2022). Motive’s officers and directors, other the four independent directors who received Founder Shares, collectively own, directly or indirectly, a material interest in the Sponsor. The foregoing interests, and those set forth in more detail below, present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with public shareholders — as such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. These interests include, among other things:
•
If the Merger or another business combination is not consummated by December 15, 2022, Motive will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Motive Ordinary Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 10,350,000 Founder Shares held by the Sponsor and our directors would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $      based upon the closing price of $      per public share on NYSE on                 , 2022, the Motive record date.

•
The Sponsor purchased an aggregate of 7,386,667 Motive Private Warrants from Motive for an aggregate purchase price of $11,080,000 (or $1.50 per warrant) in a private placement. These purchases took place on a private placement basis simultaneously with the consummation of Motive’s IPO. A portion of the proceeds Motive received from these purchases was placed in the trust account. Such warrants had an estimated aggregate value of $      based on the closing price of $      per Motive Public Warrant on NYSE on                 , 2022, the Motive record date. The Motive Private Warrants will become worthless if Motive does not consummate a business combination by December 15, 2022.

•
The Sponsor has invested in Motive an aggregate of $11,105,000, comprised of the $25,000 purchase price for 10,350,000 Founder Shares and the $11,080,000 purchase price for the Motive Private Warrants. Even if the trading price of the shares of Domestication Common Stock post-Business Combination were as low as $1.07 per share, and the Motive Private Warrants are worthless, the value of the Founder Shares would be almost equal to the Sponsor’s initial investment in Motive. As a result, the Sponsor and its affiliates may realize a positive rate of return on such investments even if other public shareholders experience a negative rate of return following the Business Combination. On the other hand, if Motive liquidates without completing a business combination, the Sponsor will likely lose its entire investment in Motive. Accordingly, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

•
The Sponsor or an affiliate of the Sponsor or certain of Motive’s directors and officers may, but are not obligated to, loan Motive funds as may be required to consummate the Business Combination (“Working Capital Loans”). Upon consummation of the Business Combination, Motive would repay the Working Capital Loans out of the proceeds of the trust account released to Motive. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that the Business Combination does not close, Motive may use a portion of proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. As of       , 2022 there were no Working Capital Loans outstanding.

•
If Motive is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Motive for services rendered or contracted for or products sold to Motive. If Motive consummates a business combination, on the other hand, Motive will be liable for all such claims.

•
Motive’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Motive’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Motive fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Motive may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by December 15, 2022. As of      , 2022 there were no reimbursable expenses outstanding.

•
The Cayman Constitutional Documents provide for, and the Proposed Charter and Proposed Bylaws would provide for, indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

•
Motive’s existing directors and officers will be eligible for continued indemnification and continued coverage under Motive’s directors’ and officers’ liability insurance following the consummation of the Business Combination pursuant to the Merger Agreement.

•
Motive entered into an amended and restated forward purchase agreement with the A&R FPA Investors to purchase between five million and 14 million (depending on how many holders of Motive Class A Shares exercise their redemption rights) Forward Purchase Units substantially concurrently with the consummation of the Business Combination at a purchase price of $10.00 per Forward Purchase Unit, for an aggregate purchase price of between $50 million and $140 million. For more information, please see the section entitled “Certain Relationships and Related Person Transactions — Motive — A&R FPA”.

•
The Sponsor (including its representatives and affiliates) and Motive’s directors and officers are, or may in the future become, affiliated with entities that are engaged in a similar business to Motive. The Sponsor and Motive’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Motive completing its initial business combination. Motive’s directors and officers are not required to commit any specified amount of time to Motive’s affairs, and, accordingly, will have conflicts of interest in allocating management time among various business activities. Moreover, certain of Motive’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Motive’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Motive and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Motive’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Motive, subject to applicable fiduciary duties under the Companies Act. Motive’s Cayman Constitutional Documents provide that, to the fullest extent permitted by applicable law, Motive renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for a director or officer of Motive, on the one hand, and Motive, on the other. Motive does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for a business combination. Motive is not aware of any such corporate opportunities not being offered to it and does not believe the renouncement of its interest in any such corporate opportunities impacted its search for an acquisition target.

•
Pursuant to the A&R Registration Rights Agreement and the A&R FPA, the Sponsor and its affiliates will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Domestication Common Stock and Domestication Public Warrants held by such parties following the consummation of the Business Combination.

Total Domestication Common Stock to Be Issued in the Business Combination
In connection with the Business Combination, New Forge will issue (i) at least 140 million shares of Domestication Common Stock (or options or warrants to acquire Domestication Common Stock) to Forge stockholders and holders of options or warrants to purchase Forge capital stock (for more information regarding certain adjustments, see “— The Merger Agreement — Consideration — Aggregate Merger Consideration” above), (ii) up to 14 million shares of Domestication Common Stock to the A&R FPA Investors, (iii) 6.85 million shares of Domestication Common Stock to the PIPE Investors, (iv) 41.4 million shares of Domestication Common Stock to public shareholders in connection with the Domestication and exchange of Motive Class A Shares, (v) 10,350,000 shares of Domestication Common Stock to the Sponsor shareholders in connection with the Domestication and exchange of Motive Class B Shares.
Sources and Uses
The following tables summarize the estimated sources and uses for funding the Business Combination assuming (i) that no Motive Class A Shares are redeemed in connection with the Business Combination, and assuming the Cash Merger Consideration is $100 million (“No Redemptions”), and (ii) that all Motive Class A Shares are redeemed in connection with the Business Combination (“Maximum Redemptions”). The Maximum Redemptions scenario assumes that the $68.5 million received as proceeds from the PIPE Investment and $140 million received as proceeds from the A&R FPA are sufficient to satisfy the $208.5 million Minimum Cash Condition.
Estimated Sources and Uses (No Redemptions, in millions)
Sources		Uses
Rollover Equity of Sellers	$1,400	Stock Consideration to Sellers	$1,400
Motive Cash Held in Trust(1)	414.0	Cash Consideration to Sellers	100.0
PIPE Investment	68.5	Cash on Balance Sheet(2)	80.5
A&R FPA	50.0	Estimated Transaction Expenses(3)	60.0
Cash on Balance Sheet(2)	80.5	Cash to Balance Sheet	372.5
Total Sources	$2,013.0	Total Uses	$2,013.0

(1)
Represents the expected amount of the funds held in the trust account upon consummation of the Business Combination.

(2)
Represents the expected amount of cash on Forge’s balance sheet at the Business Combination.

(3)
Represents the total estimated transaction and financial advisory fees and expenses incurred by Motive and Forge as part of the Business Combination. Excludes management cash incentive compensation.

Estimated Sources and Uses (Maximum Redemptions, in millions)
Sources		Uses
Rollover Equity of Sellers	$1,500	Stock Consideration to Sellers	$1,500
Motive Cash Held in Trust(1)	414.0	Cash Consideration to Sellers	0.0
PIPE Investment	68.5	Cash on Balance Sheet(2)	80.5
A&R FPA	140.0	Estimated Transaction Expenses(3)	60.0
Cash on Balance Sheet(2)	80.5	Cash to Balance Sheet	148.5
		Shareholder Redemptions	414.0
Total Sources	$2,203.0	Total Uses	$2,203.0

(1)
Represents the expected amount of the funds held in the trust account upon consummation of the Business Combination.

(2)
Represents the expected amount of cash on Forge’s balance sheet at the Business Combination.

(3)
Represents the total estimated transaction and financial advisory fees and expenses incurred by Motive and Forge as part of the Business Combination. Excludes management cash incentive compensation.

Board of Directors Following the Business Combination
Assuming the approval of Proposal No. 5, Blythe Masters, Ashwin Kumar, Kelly Rodriques, Stephen George, Christoph Hansmeyer, Kim Vogel, James Herbert, II and Steven McLaughlin will serve as directors following the consummation of the Business Combination. Pursuant to the terms of the Merger Agreement, immediately prior to the consummation of the Business Combination, Rob Heyvaert, Jill M. Considine, Stephen C. Daffron, Dina Dublon, Paula Madoff, and Kristy Trieste shall resign as directors of Motive. Please see the section entitled “Management after the Business Combination” for additional information.
Name; Headquarters
The name of New Forge after the Business Combination will be Forge Global Holdings, Inc. and our headquarters will be located at 415 Mission St., Suite 5510, San Francisco, CA 94105.
Appraisal Rights
Neither Motive Shareholders or holders of Motive Public Warrants and Motive Private Warrants have appraisal rights in connection with the Business Combination or the Domestication under the Companies Act or under the DGCL.
Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Motive as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Motive immediately following the Domestication will be the same as those of Motive immediately prior to the Domestication.
The Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Motive has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on current shareholders of the Forge having a relative majority of the voting power of the combined entity, the operations of the Forge prior to the acquisition comprising the only ongoing operations of the combined entity, and senior management of the Forge comprising the majority of the senior management of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Forge with the acquisition being treated as the equivalent of Forge issuing stock for the net assets of Motive, accompanied by a recapitalization. The net assets of Motive will be stated at historical cost, with no goodwill or other intangible assets recorded.
Material United States Federal Income Tax Considerations for Shareholders Exercising Redemption Rights
For a detailed discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “U.S. Federal Income Tax Considerations”. The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.
Information reporting and Backup Withholding
Generally, information returns will be filed with the IRS in connection with payments resulting from our redemption of Motive Class A Shares.
Backup withholding of tax (currently at a rate of 24%) may apply to cash payments to which a U.S. holder is entitled to in connection with our redemption of Motive Class A Shares, unless the U.S. holder (i) is exempt from backup withholding and demonstrates this fact in a manner satisfactory to the paying agent or (ii) provides a taxpayer identification number, certifies that such number is correct and that such holder is not subject to backup withholding, and otherwise complies with the backup withholding rules. Each U.S. holder should submit, signed under penalties of perjury, an IRS Form W-9. Backup withholding of tax may also apply to cash payments to which a Non-U.S. holder is entitled in connection with our redemption of Motive Class A Shares, unless the Non-U.S. holder submits an IRS Form W-8BEN (or other applicable IRS Form W-8), signed under penalties of perjury, attesting to such Non-U.S. holder’s status as non-U.S. person.
The amount of any backup withholding from a payment to a U.S. holder or Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
Regulatory Matters
Completion of the Merger are subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Under the Merger Agreement, Motive and Forge agreed to use their reasonable best efforts to obtain all required regulatory approval and agreed to request early termination of any waiting period under the HSR Act. Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. Motive and Forge have determined that the Business Combination is not subject to these requirements. On October 1, 2021, Forge and Motive filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and the applicable waiting period expired on November 1, 2021.
At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.
None of Motive or Forge are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of at least a majority of the issued and outstanding Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.
The Business Combination Proposal is conditioned on the approval of each of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of Motive Ordinary Shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that Motive Capital Corp’s entry into the Agreement and Plan of Merger, dated as of September 13, 2021 (the “Merger Agreement”), by and among Forge Global, Inc. and FGI Merger Sub, Inc. (a copy of which is attached to the proxy statement/prospectus as Annex A), pursuant to which, among other things, following the Domestication of Motive Capital Corp to Delaware and changing its name to Forge Global Holdings, Inc., the merger of FGI Merger Sub, Inc. with and into Forge Global, Inc. (“Merger”), with Forge Global, Inc. surviving the Merger as a wholly owned subsidiary of Forge Global Holdings, Inc., in each case in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”
Recommendation of the Motive Board of Directors
MOTIVE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MOTIVE SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE REDOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then Motive is asking its shareholders to approve the Redomestication Proposal. Under the Merger Agreement, the approval of the Redomestication Proposal is also a condition to the consummation of the Merger.
As a condition to Closing the Merger, the board of directors of Motive has unanimously approved a change of Motive’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, Motive will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Motive will be domesticated and continue as a Delaware corporation.
As a result of the Domestication:
•
Each of the then issued and outstanding Motive Class A Share will convert automatically, on a one-for-one basis, into a share Domestication Common Stock;

•
Each of the then issued and outstanding Motive Class B Share will convert automatically, on a one-for-one basis, into a share Domestication Common Stock;

•
Each of the then issued and outstanding Motive Public Warrant will represent a right to acquire one share of Domestication Common Stock for $11.50 pursuant to Section 4.5 of the Warrant Agreement;

•
Each of the then issued and outstanding Motive Private Warrant will represent a right to acquire one share of Domestication Common Stock for $11.50 pursuant to Section 4.5 of the Warrant Agreement; and

•
Each of the then issued and outstanding Motive Units, including such Motive Units issued in connection with Motive’s initial public offering, that have not been previously separated into the underlying Motive Class A Shares and underlying Motive Public Warrants upon the request of the holder thereof, will be separated and will entitle the holder thereof to one share of Domestication Common Stock and one-third of one Domestication Public Warrant. No fractional Domestication Public Warrants will be issued upon separation of the Motive Units.

The Domestication Proposal, if approved, will approve a change of Motive’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Motive is currently governed by the Cayman Islands Companies Act, upon the Domestication, New Forge will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholders’/Stockholders’ Rights.” Additionally, we note that if the Redomestication Proposal is approved, then Motive will also ask its shareholders to approve the Proposed Charter (discussed below), which, if approved, will replace the Cayman Constitutional Documents with a certificate of incorporation of New Forge under the DGCL. The Proposed Charter differs in certain material respects from the Cayman Constitutional Documents and we encourage shareholders to carefully consult the information set out below under “Binding Charter Proposal,” the Cayman Constitutional Documents of Motive, and the Proposed Charter and Proposed Bylaws of New Forge, attached hereto as Annex B and Annex C.
Reasons for the Redomestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.

The board of directors of Motive believes that there are several reasons why a reincorporation in Delaware is in the best interests of Motive and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
•
Prominence, Predictability, and Flexibility of Delaware Law.   For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•
Well-Established Principles of Corporate Governance.   There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Forge, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Forge’s stockholders from possible abuses by directors and officers.

•
Increased Ability to Attract and Retain Qualified Directors.   Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and shareholders alike. Motive’s incorporation in Delaware may make New Forge more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Forge to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our shareholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Vote Required for Approval
The approval of the Redomestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of at least two-thirds of the issued and outstanding Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.
The Redomestication Proposal is conditioned on the approval of each of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposals is not approved, the Redomestication Proposal will have no effect, even if approved by holders of Motive Ordinary Shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that Motive Capital Corp be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of Motive Capital Corp and be registered by way of continuation as a corporation in the State of Delaware.”
Recommendation of the Motive Board of Directors
MOTIVE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MOTIVE SHAREHOLDERS VOTE “FOR” THE REDOMESTICATION PROPOSAL.

PROPOSALS NO. 3A THROUGH 3F — THE NON-BINDING ORGANIZATIONAL DOCUMENTS PROPOSALS
Overview
If the Cross-Conditioned Proposals are approved and the Business Combination is to be consummated, Motive will replace the Cayman Constitutional Documents with the Proposed Organizational Documents.
Motive Shareholders are asked to consider and vote upon and to approve on a non-binding advisory basis by ordinary resolution seven separate proposals (collectively, the “Advisory Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. The Non-Binding Organizational Documents Proposals are conditioned on the approval of the Cross-Conditioned Proposals. Therefore, if the Cross-Conditioned Proposals are not approved, the Non-Binding Organizational Documents Proposals will have no effect, even if approved by the Motive Shareholders.
The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal, material changes proposed to be made between the Cayman Constitutional Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents, attached to this proxy statement/prospectus as Annex L, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Companies Act and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the section entitled “Proposal 4 — The Binding Charter Proposal” and “Comparison of Corporate Governance and Shareholders’/Stockholders’ Rights.”
	Cayman Constitutional Documents	Proposed Charter
Authorized Shares (Non-Binding Organizational Documents Proposal 3A)	The Cayman Constitutional Documents authorize 500,000,000 Motive Class A Shares, 50,000,000 Motive Class B Shares and 5,000,000 preference shares, par value $0.0001 per share, of Motive.	The Proposed Organizational Documents authorizes shares, consisting of shares of Domestication Common Stock and shares of New Forge preferred stock.
Exclusive Forum Provision (Non-Binding Organizational Documents Proposal 3B)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum.
Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Non-Binding Organizational Documents Proposal 3C)	The Cayman Constitutional Documents provide that amendments may be made by a special resolution under the Companies Act, being the affirmative vote of at least two-thirds of the Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.	The Proposed Organizational Documents require the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the Proposed Bylaws and (ii) two-thirds of the outstanding shares of capital stock entitled to vote, and two-thirds of the outstanding shares of each class entitled to vote as a class, to amend or repeal any provision of Articles V (the provisions regarding stockholder actions without a meeting and who can call special

	Cayman Constitutional Documents	Proposed Charter
meetings of stockholders), VI (the provisions regarding the size of the New Forge Board, the classification of the New Forge Board, the filling of vacancies and the election and removal of directors), VII (the provisions regarding the limited liability of directors of New Forge), VIII (the provisions regarding requirements to amend the Bylaws by the Board of New Forge or by stockholders) and IX (the provisions relating to the amendment of the Charter) of the Proposed Charter.
Removal of Directors (Non-Binding Organizational Documents Proposal 3D)	The Cayman Constitutional Documents provide that before a Business Combination, holders of Motive Class B Shares may remove any director, and that after a Business Combination, shareholders may by an Ordinary Resolution remove any director.	The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors.
Action by Written Consent of Stockholders (Non-Binding Organizational Documents Proposal 3E)	The Cayman Constitutional Documents permit shareholders to approve matters by unanimous written resolution.	The Proposed Organizational Documents require stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.
Other Changes In Connection With Adoption of the Proposed Organizational Documents (Non-Binding Organizational Documents Proposal 3F)	The Cayman Constitutional Documents include provisions related to Motive’s status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to Motive’s status as a blank check company, which no longer will apply upon consummation of the Merger, as Motive will cease to be a blank check company at such time.
Non-Binding Organizational Documents Proposal 3A — Authorized Shares
Motive Shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize the change in the authorized capital stock of Motive from (i) 500,000,000 Motive Class A Shares, 50,000,000 Motive Class B Shares and 5,000,000 preference shares, par value $0.0001 per share (the “Motive Preference Shares”) to (ii)              shares of Domestication Common Stock and              shares of New Forge preferred stock.
As of the date of this proxy statement/prospectus, there are (i) 41,400,000 Motive Class A Shares issued and outstanding, (ii) 10,350,000 Motive Class B Shares issued and outstanding and (iii) no Motive Preference Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (x) 13,800,000 Motive Public Warrants and 7,386,667 Motive Private Warrants, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the Motive Public Warrants and the Motive Private Warrants will be exercisable after giving effect to the Merger for one share of Domestication Common Stock at an exercise price of $11.50 per share. None of the Motive Public Warrants or the Motive Private Warrants are exercisable until the later of (x) December 15, 2021 and (y) 30 days after the Closing.

Pursuant to the Merger Agreement, Motive will issue up to 150,000,000 shares of Domestication Common Stock. Pursuant to the PIPE Investment, Motive will issue 6.85 million shares of Domestication Common Stock to the PIPE Investors. Pursuant to the A&R FPA, Motive will issue up to 14 million shares of Domestication Common Stock and up to 4.67 million Domestication Public Warrants.
In order to ensure that New Forge has sufficient authorized capital for future issuances, Motive’s board of directors has approved, subject to shareholder approval, that the Proposed Organizational Documents change the authorized capital stock of Motive from (i) 500,000,000 Motive Class A Shares, 50,000,000 Motive Class B Shares and 5,000,000 Motive Preference Shares to (ii)              shares of Domestication Common Stock and              shares of New Forge preferred stock.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Forge, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All Motive Shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Non-Binding Organizational Documents Proposal 3B — Exclusive Forum Provision
Motive Shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.
The Proposed Organizational Documents stipulate that, to the fullest extent permitted by law, unless New Forge consents in writing to an alternative forum, (a) the Delaware Court of Chancery (or, if such court does not have, or declines to accept, jurisdiction, another state court or a federal court located in Delaware) will be the exclusive forum for any complaint asserting any internal corporate claims, including claims in the right of New Forge based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery, and (b) the federal district courts of the United States of America will be the exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. The choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, including any derivative actions asserting claims under state law or the federal securities laws, and is intended to require, in each case, to the fullest extent permitted by law, that (i) any Securities Act claims be brought in the federal district courts of the United States in accordance with clause (b) of the choice of forum provision and (ii) suits brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) be brought in the United States District Court for the District of Delaware. The provision does not apply to any direct claims brought by New Forge’s shareholders on their own behalf, or on behalf of any class of similarly situated shareholders, under the Securities Exchange Act.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All Motive Shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Non-Binding Organizational Documents Proposal 3C — Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents
Motive Shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions requiring the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the Proposed Bylaws and (ii) two-thirds of the outstanding shares of capital stock entitled to vote, and two-thirds of the outstanding shares of each class entitled to vote as a class, to amend or repeal any provision of Articles V (the provisions regarding stockholder actions without a meeting and who can call special meetings of stockholders), VI (the provisions regarding the size of the New Forge Board, the classification of the New Forge Board, the filling of vacancies and the election and removal of directors), VII (the provisions regarding the limited liability of directors of New Forge), VIII (the provisions regarding requirements to amend the Bylaws by the Board of New Forge or by stockholders) and IX (the provisions relating to the amendment of the Charter) of the Proposed Charter.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are C and Annex D. All Motive Shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Non-Binding Organizational Documents Proposal 3D — Removal of Directors
Motive Shareholder are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Forge, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All Motive Shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Non-Binding Organizational Documents Proposal 3E — Action by Written Consent of Stockholders
Motive Shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All Motive Shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Non-Binding Organizational Documents Proposal 3F — Other Changes In Connection With Adoption of the Proposed Organizational Documents
Motive Shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize (1) changing the corporate name from “Motive Capital Corp” to “Forge Global Holdings, Inc.”, (2) making New Forge’s corporate existence perpetual, and (3) removing certain provisions related to Motive’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.
The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of Motive’s operations should Motive not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Merger, New Forge will not be a blank check company.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Implementation of each of the Non-Binding Organizational Documents Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Non-Binding Organizational Documents Proposal 3, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if Motive Shareholders approve the Organizational Documents Proposal.

Reasons for Amendments
Non-Binding Organizational Documents Proposal 3A — Authorized Shares
The principal purpose of this proposal is to provide for an authorized capital structure of New Forge that will enable it to continue as an operating company governed by the DGCL. Motive’s board of directors believes that it is important for New Forge to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs.
Non-Binding Organizational Documents Proposal 3B — Exclusive Forum Provision
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Forge in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Motive’s board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Forge will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state or, if applicable, federal courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. The choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, including any derivative actions asserting claims under state law or the federal securities laws, and is intended to require, in each case, to the fullest extent permitted by law, that (i) any Securities Act claims be brought in the federal district courts of the United States in accordance with clause (b) of the choice of forum provision and (ii) suits brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) be brought in the United States District Court for the District of Delaware. The provision does not apply to any direct claims brought by New Forge’s shareholders on their own behalf, or on behalf of any class of similarly situated shareholders, under the Securities Exchange Act.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New Forge’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Non-Binding Organizational Documents Proposal 3C — Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents
The Cayman Constitutional Documents provide that amendments may be made by a resolution passed by a majority of at least two-thirds of such Motive Ordinary Shares as, being entitled to do so, vote in person or, by proxy at a general meeting of Motive. The Proposed Organizational Documents require (i) two-thirds outstanding shares of capital stock entitled to vote to adopt, amend or repeal the Proposed Bylaws and (ii) two-thirds of the outstanding shares of capital stock entitled to vote, and two-thirds of the outstanding shares of each class entitled to vote as a class to amend or repeal any provision of Articles V (the provisions regarding stockholder actions without a meeting and who can call special meetings of stockholders), VI (the provisions regarding the size of the New Forge Board, the classification of the New Forge Board, the filling of vacancies and the election and removal of directors), VII (the provisions regarding the limited liability of directors of New Forge), VIII (the provisions regarding requirements to amend the Bylaws by the Board of New Forge or by stockholders) and IX (the provisions relating to the amendment of the Charter) of the Proposed Charter. The amendments are intended to protect the Proposed Bylaws and certain key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Non-Binding Organizational Documents Proposal 3D — Removal of Directors
The Cayman Constitutional Documents provide that before a Business Combination, holders of Motive Class B Shares may remove any director, and that after a Business Combination, shareholders may by an ordinary resolution remove any director. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors. Motive’s board of directors believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of New Forge’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of New Forge’s board of directors.
Non-Binding Organizational Documents Proposal 3E — Action by Written Consent of Stockholders
Under the Proposed Organizational Documents, New Forge’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Forge’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Forge. Further, Motive’s board of directors believes continuing to limit stockholders’ ability to act by written consent will (i) reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business and (ii) facilitate transparency and fairness by allowing all stockholders to consider, discuss, and vote on pending stockholder actions.
In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Motive is aware to obtain control of New Forge, and Motive and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, Motive’s board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Forge. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.
Non-Binding Organizational Documents Proposal 3F — Provisions Related to Status as Blank Check Company
Motive’s board of directors believes that changing New Forge’s corporate name from “Motive Capital Corp” to “Forge Global Holdings, Inc.” and making corporate existence perpetual is desirable to reflect the Business Combination with Forge and to clearly identify New Forge as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and Motive’s board of directors believes that it is the most appropriate period for Motive following the Business Combination.
The elimination of certain provisions related to Motive’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve New Forge and allow it to continue as a corporate entity with perpetual existence following the consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and Motive’s board of directors believes it is the most appropriate period for New Forge following the Business Combination. In addition, certain other provisions in Motive’s current organizational documents require that proceeds from Motive’s initial public offering be held in the trust account until a business combination or liquidation of Motive has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Vote Required for Approval
The approval of each of the Non-Binding Organizational Documents Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of at least a majority of the issued and outstanding Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.
The approval of each of the Non-Binding Organizational Documents Proposals are not conditioned on any other Proposal. A vote to approve the Non-Binding Organizational Documents Proposals is an advisory vote, and therefore, is not binding on Motive. Accordingly, regardless of the outcome of the non-binding advisory vote, Motive intends that each of the Proposed Charter and Proposed Bylaws, in the form set forth on Annex B and Annex C of the proxy statement/prospectus, respectively, and containing the provisions noted above, will take effect at the consummation of the Business Combination and Domestication, assuming adoption of the Binding Charter Proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter a copy of which is attached to the proxy statement/prospectus as Annex B, and the Proposed Bylaws a copy of which is attached to the proxy statement/prospect as Annex C in each case as set forth in Proposals No. 3A through 3F.”
Recommendation of the Motive Board of Directors
MOTIVE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MOTIVE SHAREHOLDERS VOTE “FOR” EACH OF THE NON-BINDING ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL NO. 4 — THE BINDING CHARTER PROPOSAL
Overview
Our shareholders are also being asked to adopt the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B, which, in the judgment of our board of directors, will address the needs of the post-combination company. The following is a summary of the key changes effected by the Proposed Charter:
1.
Name Change:    Change our name from Motive Capital Corp to “Forge Global Holdings, Inc.”.

2.
Corporate Purpose:    Provide that the purpose of the post-combination company to “any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware” and delete a prior provision in Article 49 pertaining to a blank-check company.

3.
Authorized Shares:    Provide for a single class of common stock of New Forge, entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote (other than certain amendments relating to preferred stock) and provide for a capital structure of New Forge that will enable it to continue as an operating company governed by the DGCL. The capital structure of Motive will be changed from (i) 500,000,000 Motive Class A Shares, 50,000,000 Motive Class B Shares and 5,000,000 Motive Preference Shares to (ii)             shares of Domestication Common Stock and              shares of New Forge preferred stock.

4.
Exclusive Forum Provision:   Establish that to the fullest extent permitted by law, unless the post-combination company consents in writing to an alternative forum, (a) the Delaware Court of Chancery (or, if such court does not have, or declines to accept, jurisdiction, another state court or a federal court located in Delaware) will be the exclusive forum for any complaint asserting any internal corporate claims, including claims in the right of the post-combination company based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery, and (b) the federal district courts of the United States of America will be the exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. The choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, including any derivative actions asserting claims under state law or the federal securities laws, and is intended to require, in each case, to the fullest extent permitted by law, that (i) any Securities Act claims be brought in the federal district courts of the United States in accordance with clause (b) of the choice of forum provision and (ii) suits brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) be brought in the United States District Court for the District of Delaware. The provision does not apply to any direct claims brought by New Forge’s shareholders on their own behalf, or on behalf of any class of similarly situated shareholders, under the Securities Exchange Act.

5.
Adoption of Supermajority Vote Requirement to Amend the Proposed Charter:   Require (i) two-thirds outstanding shares of capital stock entitled to vote to adopt, amend or repeal the Proposed Bylaws and (ii) two-thirds of the outstanding shares of capital stock entitled to vote, and two-thirds of the outstanding shares of each class entitled to vote as a class to amend or repeal any provision of Articles V (the provisions regarding stockholder actions without a meeting and who can call special meetings of stockholders), VI (the provisions regarding the size of the New Forge Board, the classification of the New Forge Board, the filling of vacancies and the election and removal of directors), VII (the provisions regarding the limited liability of directors of New Forge), VIII (the provisions regarding requirements to amend the Bylaws by the Board of New Forge or by stockholders) and IX (the provisions relating to the amendment of the Charter) of the Proposed Charter.

6.
Removal of Directors:    Provide that subject to the rights of the holders of any outstanding series of preferred stock, any director, or the entire New Forge board of directors, may be removed,

for cause, by the affirmative vote of not less than two-thirds of the voting power of the stock outstanding and entitled to vote thereon.
7.
Action by Written Consent of Stockholders:    Eliminate the right of stockholders to act by written consent.

8.
Provisions Related to Status as Blank Check Company:    Provide for certain amendments to better reflect New Forge’s existence as an operating company. For example, the Proposed Charter would remove the requirement to dissolve New Forge and allow it to continue as a corporate entity with perpetual existence following the consummation of the Business Combination.

Reasons for the Amendments
Motives board of directors reasons for proposing the Proposed Charter are set forth below. The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B:
1.
Name Change:    Currently, our name is Motive Capital Corp Our board of directors believes the name of the post-combination company should more closely align with the name of the post-Business Combination operating business and therefore has proposed the name change.

2.
Corporate Purpose:    Our board of directors believes this change is appropriate to remove language applicable to a blank check company.

3.
Authorized Shares:    The principal purpose of this proposal is to provide for an authorized capital structure of New Forge that will enable it to continue as an operating company governed by the DGCL. Motive’s board of directors believes that it is important for Motive to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs.

4.
Exclusive Forum Provision:    Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Forge in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Motive’s board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Forge will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state or, if applicable, federal courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. The choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, including any derivative actions asserting claims under state law or the federal securities laws, and is intended to require, in each case, to the fullest extent permitted by law, that (i) any Securities Act claims be brought in the federal district courts of the United States in accordance with clause (b) of the choice of forum provision and (ii) suits brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) be brought in the United States District Court for the District of Delaware. The provision does not apply to any direct claims brought by New Forge’s shareholders on their own behalf, or on behalf of any class of similarly situated shareholders, under the Securities Exchange Act. In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New Forge’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

5.
Adoption of Supermajority Vote Requirement to Amend the Proposed Charter:    The Cayman Constitutional Documents provide that amendments may be made by a resolution passed by a majority of at least two-thirds of such Motive Ordinary Shares as, being entitled to do so, vote in person or, by proxy at a general meeting of Motive. The Proposed Charter requires two-thirds of the outstanding shares of capital stock entitled to vote, and two-thirds of the outstanding shares of each class entitled to vote as a class to amend or repeal any provision of Articles V (the provisions regarding stockholder actions without a meeting and who can call special meetings of stockholders), VI (the provisions regarding the size of the New Forge Board, the classification of the New Forge Board, the filling of vacancies and the election and removal of directors), VII (the provisions regarding the limited liability of directors of New Forge), VIII (the provisions regarding requirements to amend the Bylaws by the Board of New Forge or by stockholders) and IX (the provisions relating to the amendment of the Charter) of the Proposed Charter. The amendments are intended to protect the Proposed Bylaws and certain key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

6.
Removal of Directors:    The Cayman Constitutional Documents provide that before a Business Combination, holders of Motive Class B Shares may by ordinary resolution of the holders of the Motive Class B Shares remove any director, and that after a Business Combination, shareholders may by an ordinary resolution remove any director. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. The Proposed Charter permits the removal of a director only for cause and only by the affirmative vote of at least two-thirds of the outstanding shares entitled to vote at an election of directors. Motive’s board of directors believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of New Forge’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of New Forge’s board of directors.

7.
Action by Written Consent of Stockholders:    Under the Proposed Charter, New Forge’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Forge’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Forge. Further, Motive’s board of directors believes continuing to limit stockholders’ ability to act by written consent will (i) reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business and (ii) facilitate transparency and fairness by allowing all stockholders to consider, discuss, and vote on pending stockholder actions. In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Motive is aware to obtain control of New Forge, and Motive and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, Motive’s board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Forge. Inclusion of these provisions in the Proposed Charter might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

8.
Provisions Related to Status as Blank Check Company:    Motive’s board of directors believes that making corporate existence perpetual is desirable to reflect the Business Combination with Forge. Additionally, perpetual existence is the usual period of existence for corporations, and Motive’s board of directors believes that it is the most appropriate period for Motive following the Business Combination. The elimination of certain provisions related to Motive’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve New Forge and allow it to continue as a corporate entity with perpetual existence following the consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and Motive’s board of directors believes it is the most appropriate period for New Forge following the Business Combination. In addition, certain other provisions in Motive’s current organizational documents require that proceeds from Motive’s initial public offering be held in the trust account until a business combination or liquidation of Motive has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.
Vote Required for Approval
The approval of the Binding Charter Proposal requires a special resolution under the Companies Act, being the affirmative vote of at least two-thirds of the issued and outstanding Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.
The Binding Charter Proposal is conditioned on the approval of each of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposals is not approved, the Binding Charter Proposal will have no effect, even if approved by holders of Motive Ordinary Shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that conditional upon, and with effect from, the registration of Motive in Delaware as a Delaware corporation under the laws of Delaware, the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter a copy of which is attached to the proxy statement/prospectus as Annex B.”
Recommendation of the Motive Board of Directors
MOTIVE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MOTIVE SHAREHOLDERS VOTE “FOR” THE BINDING CHARTER PROPOSAL.

PROPOSAL NO. 5 — THE DIRECTOR ELECTION PROPOSALS
Overview
Upon the consummation of the Business Combination, the New Forge Board will consist of eight directors. Assuming the Business Combination Proposal, the Redomestication Proposal, the NYSE Proposal and the Binding Charter Proposal are approved at the Extraordinary Meeting, holders of Motive Class B Shares are being asked to elect eight directors to the New Forge board of directors, effective upon the consummation of the Business Combination. The election of these directors is contingent upon the closing of the Business Combination.
Biography of Nominees
The Merger Agreement contemplates that the board of directors of New Forge following the consummation of the Business Combination will consist of nine directors, nominated as follows: two directors to be designated by Motive, which initially shall be Blythe Masters and Ashwin Kumar, and seven other directors to be designated by Forge. To date, Forge has designated Kelly Rodriques, Stephen George, Christoph Hansmeyer, Kim Vogel, James Herbert, II and Steven McLaughlin as six of its seven director nominees. Forge has not nominated designated a seventh person to be a director, so immediately following the Businesses Combination, Forge will have eight directors.
For more information on the experience of each of these director nominees, please see the section titled “Management of New Forge After the Business Combination” of this proxy statement/prospectus.
Vote Required for Approval
The approval of the Director Election Proposal requires an ordinary resolution of the holders of Motive Class B Shares under the Companies Act, being the affirmative vote of the majority of the Motive Class B Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Under the terms of the Cayman Constitutional Documents, only the holders of Motive Class B Shares are entitled to vote on the election of directors to our board of directors. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.
The Director Election Proposal is conditioned on the approval of each of the Business Combination Proposal, the Redomestication Proposal, the NYSE Proposal and the Binding Charter Proposal. Therefore, if each of the Business Combination Proposal, the Redomestication Proposal, the NYSE Proposal and the Binding Charter Proposal is not approved, the Director Election Proposal will have no effect, even if approved by holders of Motive Ordinary Shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution of the holders of Motive Class B Shares, that the persons named below be elected to serve on Forge Global Holdings, Inc.’s board of directors upon the consummation of the Business Combination.
Names of Directors
Ashwin Kumar
Blythe Masters
Kelly Rodriques
Stephen George
Christoph Hansmeyer
Kim Vogel
James Herbert, II
Steven McLaughlin
Recommendation of the Motive Board of Directors
MOTIVE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF MOTIVE CLASS B SHARES VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT DIRECTORS NOMINATED IN THE DIRECTOR ELECTION PROPOSALS.

PROPOSAL NO. 6 — THE NYSE PROPOSAL
Overview
In connection with the consummation of the Business Combination, Motive intends to effect the issuance and sale of up to 150 million shares of Domestication Common Stock (subject to certain adjustments provided for in the Merger Agreement) to the holders of Motive Ordinary Shares pursuant to the Merger Agreement, up to 14 million Forward Purchase Units pursuant to the A&R FPA (each of which is composed of one share of Domestication Common Stock and one-third of one Domestication Public Warrant) and 6.85 million shares of Domestication Common Stock pursuant to the PIPE Investment (the “Issuances”). Holders of Motive Ordinary Shares are being asked to consider and vote upon the following proposal to for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual with respect to the Issuances (the “NYSE Proposal”).
Assuming the Cross-Conditioned Proposals are approved, Motive Shareholders are also being asked to approve, by ordinary resolution, the NYSE Proposal.
The terms of the Merger Agreement, A&R FPA, and PIPE Investment are complex and only briefly summarized above. For further information, please see the full text of the Merger Agreement, which is attached as Annex A hereto. A copy of the form of the PIPE Subscription Agreement is attached hereto as Annex H. The full text of the A&R FPA is attached hereto as Annex F. The discussion herein is qualified in its entirety by reference to such documents.
Reasons for the Approval
Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Collectively, the expected issuances of Domestication Common Stock by New Forge as a result of the Issuances will exceed 20% of both the voting power and the Motive Ordinary Shares outstanding before the Issuances and may result in a change of control of the registrant under Section 312.03(d) of the NYSE’s Listed Company Manual. In addition, New Forge intends to reserve for issuance shares of Domestication Common Stock for potential future issuances of common stock under the Incentive Plan.
Additionally, pursuant to Section 312.03(b) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (1) a director, officer or substantial security holder of the company (each a “Related Party”), (2) a subsidiary, affiliate or other closely related person of a Related Party or (3) any company or entity in which a Related Party has a substantial direct or indirect interest, in each case, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. In connection with the A&R FPA, A&R FPA Investors, an entity which constitutes a Related Party, is expected to be issued between five million and 14 million (depending on how many holders of Motive Class A Shares exercise their redemption rights) Forward Purchase Units, each of which is composed of one share of Domestication Common Stock and one-third of one share of Domestication Public Warrant. Accordingly, the aggregate number of shares of Domestication Common Stock that Motive will issue to a Related Party may exceed 1% of the Motive Ordinary Shares outstanding before such issuance.

In the event that this Proposal is not approved by Motive shareholders, the Business Combination cannot be consummated.
Vote Required for Approval
The approval of the NYSE Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of a majority of Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.
The NYSE Proposal is conditioned on the approval of each of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposals is not approved, the NYSE Proposal will have no effect, even if approved by holders of Motive Ordinary Shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of Motive Units and Domestication Common Stock pursuant to the Merger Agreement, the A&R FPA and the PIPE Investment be approved in all respects.”
Recommendation of the Motive Board of Directors
MOTIVE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MOTIVE SHAREHOLDERS VOTE “FOR” THE NYSE PROPOSAL.

PROPOSAL NO. 7 — THE INCENTIVE PLAN PROPOSAL
Overview
The Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt by ordinary resolution the Forge Global Holdings, Inc. 2022 Stock Option and Incentive Plan, which is referred to herein as the 2022 Plan, a copy of which is attached to this proxy statement/prospectus as Annex I, or the 2022 Plan Proposal.
A total of 10,180,000 shares of New Forge common stock will initially be reserved for issuance under the 2022 Plan (“Initial Share Reserve”). The Motive board of directors approved the 2022 Plan on            , 2022, subject to approval by Motive stockholders. When determining the Initial Share Reserve, the Forge board of directors considered the practice of its peer group companies that became public companies through a special acquisition purpose company, as well as the number of outstanding shares of Forge common stock available for issuance under the Amended and Restated Forge Global, Inc. 2018 Equity Incentive Plan, which was most recently amended and restated as of June 11, 2022 (as amended and restated, the “2018 Plan”). As of              , 2022, the closing price on the NYSE per share of New Forge common stock was $        . Based upon a price per share of $        , the maximum aggregate market value of New Forge common stock that could potentially be issued under the 2022 Plan at Closing is $        . If the 2022 Plan is approved by our shareholders, then the 2022 Plan will be effective upon the consummation of the Business Combination.
Summary of the 2022 Stock Option and Incentive Plan
The following is a summary of the material features of the 2022 Plan. This summary is qualified in its entirety by the full text of the 2022 Plan, a copy of which is included as Annex I to this proxy statement/prospectus.
The 2022 Plan was adopted by the Board prior to the Closing, subject to shareholder approval, and will become effective upon the date immediately prior to the Closing, or the 2022 Plan Effective Date. The 2022 Plan allows New Forge to make equity and equity-based incentive awards to officers, employees, directors and consultants. The Board anticipates that providing such persons with a direct stake in New Forge will assure a closer alignment of the interests of such individuals with those of New Forge and its stockholders, thereby stimulating their efforts on New Forge’s behalf and strengthening their desire to remain with New Forge.
New Forge has initially reserved 10,180,000 shares of common stock of New Forge for the issuance of awards under the 2022 Plan or the Initial Limit. The 2022 Plan provides that the number of shares reserved and available for issuance under the 2022 Plan will automatically increase each January 1, beginning on January 1, 2022 and ending on the tenth (10th) anniversary of the 2022 Plan Effective Date, by   % of the outstanding number of shares of common stock of New Forge on the immediately preceding December 31 or such lesser number of shares as approved by the Board, based on the recommendations of its compensation committee, or the Annual Increase. This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in New Forge’s capitalization. The maximum aggregate number of shares of common stock of New Forge that may be issued upon exercise of incentive stock options under the 2022 Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2022 and on each January 1 thereafter by the lesser of the Annual Increase or 10,180,000 shares of common stock of New Forge. Shares underlying any awards under the 2022 Plan or under the Amended and Restated Forge Global, Inc. 2018 Equity Incentive Plan that are forfeited, cancelled, reacquired by the Combined Entity prior to vesting, or otherwise terminated (other than by exercise) will generally be added back to the shares available for issuance under the 2022 Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options.
The 2022 Plan contains a limitation whereby the value of all awards under the 2022 Plan and all other cash compensation paid by New Forge to any non-employee director may not exceed $1,000,000 in any calendar year; provided, however, such limit shall not exceed $750,000 in any year in which such non-employee director was initially elected or appointed.

The 2022 Plan will be administered by the compensation committee of the New Forge Board of Directors, the New Forge Board of Directors or such other similar committee pursuant to the terms of the 2022 Plan (the “plan administrator”). The plan administrator will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2022 Plan. The plan administrator may delegate to a committee consisting of one or more officers including the Chief Executive Officer the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines. Persons eligible to participate in the 2022 Plan will be officers, employees, non-employee directors and consultants of New Forge and its subsidiaries as selected from time to time by the plan administrator in its discretion. As of the date of this proxy statement/prospectus, approximately 293 individuals will be eligible to participate in the 2022 Plan, which includes approximately 3 officers, 280 employees who are not officers, 7 non-employee directors, and 3 consultants.
The 2022 Plan permits the granting of both options to purchase common stock of New Forge intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2022 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of New Forge and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive awards under the 2022 Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of the common stock of New Forge on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. The term of each option will be fixed by our plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.
Upon exercise of a stock option, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of shares of common stock of New Forge that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit non-qualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.
The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock of New Forge, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of shares of common stock of New Forge on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised.
The plan administrator may award restricted shares of common stock of New Forge and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The plan administrator may also grant shares of common stock of New Forge that are free from any restrictions under the 2022 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock of New Forge.
The plan administrator may grant cash-based awards under the 2022 Plan to participants, subject to the achievement of certain performance goals, including continued employment (or other service relationship).

The 2022 Plan requires the plan administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2022 Plan, to certain limits in the 2022 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.
The 2022 Plan provides that upon the effectiveness of a “sale event” (also referred to as a “change in control”), as defined in the 2022 Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2022 Plan. To the extent that awards granted under the 2022 Plan are not assumed or continued or substituted by the successor entity, all awards granted under the 2022 Plan shall terminate and in such case except as may be otherwise provided in the relevant award agreement, all stock options and stock appreciation rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the sale event shall become fully vested and exercisable as of the effective time of the sale event, all other awards with time-based vesting conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event in the plan administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and stock appreciation rights will, for each such award, either (a) receive a payment in cash or in kind for each share subject to such award that is exercisable in an amount equal to the per share cash consideration payable to stockholders in the sale event less the applicable per share exercise price (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration payable to stockholders in the sale event, such option or stock appreciation right shall be cancelled for no consideration) or (b) be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a specified period of time prior to the sale event. The plan administrator shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other awards in an amount equal to the per share cash consideration payable to stockholders in the sale event multiplied by the number of vested shares under such awards.
Participants in the 2022 Plan are responsible for the payment of any federal, state or local taxes that New Forge or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of New Forge or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of common stock of New Forge to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of New Forge or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to New Forge in an amount that would satisfy the withholding amount due.
The 2022 Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of non-qualified stock options by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.
The plan administrator may amend or discontinue the 2022 Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the 2022 Plan will require the approval of New Forge’s stockholders.
No awards may be granted under the 2022 Plan after the date that is ten years from the 2022 Plan Effective Date. No awards under the 2022 Plan have been granted prior to the date hereof.
Certain United States Federal Income Tax Aspects of the 2022 Plan
The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the 2022 Plan. It does not describe all federal tax consequences under the 2022 Plan, nor does it describe non-U.S. state or local tax consequences.

Incentive Stock Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of the New Forge common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither New Forge nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of New Forge common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of the New Forge common stock at exercise (or, if less, the amount realized on a sale of such shares of the New Forge common stock) over the option price thereof, and (ii) New Forge or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of the New Forge common stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of the New Forge common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of New Forge common stock. Upon exercise, the optionee will also be subject to social security taxes on the excess of the fair market value over the exercise price of the option.
For all other awards under the 2022 Plan, either New Forge or its subsidiaries generally will be entitled to a tax deduction in connection with other awards under the 2022 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.
The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the either New Forge or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
New Plan Benefits
The 2022 Plan does not provide for set benefits or amounts of awards and we have not approved any stock awards that are conditioned on shareholder approval of the 2022 Plan. However, we intend to grant awards to certain executive officers representing 3.5% of our outstanding capital stock following the Business Combination on an as converted basis. All other future awards to executive officers, employees and consultants under the 2022 Plan are discretionary and cannot be determined at this time. As of the date hereof, we have 3 executive officers, 280 employees, 7 non-employee directors and 3 consultants who will be eligible for awards under the 2022 Plan.
Name and Position	Dollar Value ($)	Number of Shares/Units
Kelly Rodriques Chief Executive Officer	—	—
Mark Lee Chief Financial Officer	—	—
Jose Cobos Chief Operating Officer	—	—
All current executive officers as a group	—	—
All current directors who are not executive officers as a group	—	—
All employees, including all current officers who are not executive officers, as a group	—	—
Equity Compensation Plan Information
As of December 31, 2021, Motive did not maintain any equity compensation plans.
Securities Registration
Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the shares of post-combination company common stock issuable under the 2018 Plan and the 2022 Plan.
Vote Required for Approval
The approval of the Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of a majority of Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.
The Sponsor and Motive’s directors and officers have agreed to vote the Founder Shares and any Motive Ordinary Shares owned by them in favor of the Incentive Plan Proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of the Forge Global Holdings, Inc. 2022 Incentive Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”
Recommendation of the Motive Board of Directors
MOTIVE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MOTIVE SHAREHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 8 — THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
Overview
On             , 2022, the Motive Board of Directors adopted, subject to the approval of Motive’s shareholders, the Forge Global Holdings, Inc. 2022 Employee Stock Purchase Plan, or the 2022 ESPP, which will become effective upon the date immediately prior to the Closing, or the 2022 ESPP Proposal. We believe that the adoption of the 2022 ESPP will benefit us by providing employees with an opportunity to acquire shares of New Forge common stock and will enable us to attract, retain and motivate valued employees.
A total of 4,072,000 shares of common stock of New Forge will be reserved and authorized for issuance under the 2022 ESPP.
Summary of the Material Provisions of the 2022 ESPP
The following description of certain provisions of the 2022 ESPP is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2022 ESPP, a copy of which is attached to this proxy statement/prospectus as Annex J. The 2022 ESPP includes two components: a 423 Component and a Non-423 Component. It is our intention that the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise provided in the 2022 ESPP, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
An aggregate of 4,072,000 shares will be reserved and available for issuance under the 2022 ESPP. The 2022 ESPP provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022, by the lesser of 4,072,000 shares of common stock of New Forge, 1% of the outstanding number of shares of the common stock of New Forge on the immediately preceding December 31, or such lesser amount as determined by the plan administrator based on the recommendation of the compensation committee of the New Forge Board of Directors. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the 2022 ESPP will be appropriately adjusted.
The 2022 ESPP will be administered by the person or persons appointed by the New Forge Board of Directors. Initially, we expect that the compensation committee of the New Forge Board of Directors will administer the plan and will have full authority to make, administer and interpret such rules and regulations regarding the 2022 ESPP as it deems advisable.
Any employee of New Forge or one of its subsidiaries that has been designated to participate in the 2022 ESPP is eligible to participate in the 2022 ESPP so long as the employee is customarily employed for more than 20 hours a week. No person who owns or holds, or as a result of participation in the 2022 ESPP would own or hold, common stock of New Forge or options to purchase common stock of New Forge, that together equal to 5% or more of total combined voting power or value of all classes of stock of New Forge or any parent or subsidiary is entitled to participate in the 2022 ESPP. No employee may exercise an option granted under the 2022 ESPP that permits the employee to purchase common stock of New Forge having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.
Participation in the 2022 ESPP is limited to eligible employees who authorize payroll deductions or contributions equal to a percentage of compensation to the 2022 ESPP. Employees may authorize payroll deductions or contributions, with a minimum of 1% of compensation and a maximum of 15% or such other maximum as may be specified by the administrator in advance of an offering. As of the date of this filing, there are currently approximately 280 employees who will be eligible to participate in the 2022 ESPP. Once an employee becomes a participant in the 2022 ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the 2022 ESPP, becomes ineligible to participate in the 2022 ESPP, or his or her employment ceases.
Unless otherwise determined by the administrator, each offering of New Forge common stock may consist of one or more purchase periods. The administrator may determine when each offering shall occur, including the duration of any offering, provided that no offering shall exceed twenty-seven (27) months in duration. Unless otherwise determined by the administrator, participants will only be permitted to participate in one offering at a time.
On the first day of an offering period, we will grant to employees participating in that offering period an option to purchase shares of New Forge common stock. On the exercise date of each purchase period, the employee is deemed to have exercised the option, at the exercise price for the lowest of (i) a number of shares of common stock of New Forge determined by dividing such employee’s accumulated payroll deductions or contributions on such exercise date by the exercise price; (ii) the number of shares determined by dividing $25,000 by the fair market value of the common stock on the offering date; or (iii) a number of shares that shall not exceed 2,500 shares. The exercise price is equal to the lesser of (i) 85% the fair market value per share of common stock of New Forge on the first day of the offering period or (ii) 85% of the fair market value per share of common stock of New Forge on the exercise date. The maximum number of shares of common stock of New Forge that may be issued to any employee under the 2022 ESPP in a calendar year is a number of shares determined by dividing $25,000, valued at the start of the offering period, or such other lesser number of shares as determined by the plan administrator from time to time.
In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.
Except as may be permitted by the plan administrator in advance of an offering, a participant may increase or decrease the amount of his or her payroll deductions or contributions only once during any offering period and may increase or decrease his or her payroll deduction with respect to the next offering period by filing a new enrolment form within the period beginning 15 business days before the first day of such offering period and ending on the day prior to the first day of such offering period. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods (in accordance with such procedures as may be established by the administrator). If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the next business day.
In the case of and subject to the consummation of a “sale event” (also referred to as a “change in control”), the plan administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions under the 2022 ESPP or with respect to any right under the 2022 ESPP or to facilitate such transactions or events: (a) to provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other options or property selected by the plan administrator in its sole discretion; (b) to provide that the outstanding options under the 2022 ESPP shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (c) to make adjustments in the number and type of shares of common stock of New Forge (or other securities or property) subject to outstanding options under the 2022 ESPP and/or in the terms and conditions of outstanding options and options that may be granted in the future; (d) to provide that the offering with respect to which an option relates will be shortened by setting a new exercise date on which such offering will end; and (e) to provide that all outstanding options shall terminate without being exercised and all amounts in the accounts of participants shall be promptly refunded.
The 2022 ESPP will automatically terminate on the 10-year anniversary of the ESPP effective date. The New Forge Board of Directors may, in its discretion, at any time, terminate or amend the 2022 ESPP.
New Plan Benefits
Since participation in the 2022 ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the 2022 ESPP in the future are not determinable and no awards have been granted that are contingent on shareholder approval of the 2022 ESPP.

Summary of Federal Income Tax Consequences of the 2022 ESPP
The following is only a summary of the effect of the United States income tax laws and regulations upon an employee and us with respect to an employee’s participation in the 2022 ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the 2022 ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.
The 423 Component of the 2022 ESPP is intended to comply with Section 423 of the Code. A participant in the 2022 ESPP generally recognizes no taxable income either as a result of participation in the 2022 ESPP or upon exercise of an option to purchase shares of common stock of New Forge under the terms of the 2022 ESPP.
If a participant disposes of shares purchased upon exercise of an option granted under the 2022 ESPP within two years from the first day of the applicable offering period or within one year from the exercise date (a “disqualifying disposition”), the participant will generally realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will generally be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.
If the participant disposes of shares purchased upon exercise of an option granted under the 2022 ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) the excess of the fair market value of the shares at the time the option was granted over the amount paid and (2) the excess of the amount actually received for the common stock of New Forge over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.
New Forge or its subsidiaries will generally be entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, neither New Forge nor its subsidiaries will be allowed a deduction.
Securities Registration
Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the shares of post-combination company common stock issuable under the 2022 ESPP.
Vote Required for Approval
The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of a majority of Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.
The Sponsor and Motive’s directors and officers have agreed to vote the Founder Shares and any Motive Ordinary Shares owned by them in favor of Employee Stock Purchase Plan Proposal.

Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of the Forge Global Holdings, Inc. 2022 Employee Stock Purchase Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”
Recommendation of the Motive Board of Directors
MOTIVE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MOTIVE SHAREHOLDERS VOTE “FOR” THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL NO. 9 — THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal allows Motive’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary Meeting to approve the Cross-Conditioned Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for Motive to make for other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the Extraordinary Meeting. See “Proposal No. 1 — The Business Combination Proposal  — Interests of Certain Persons in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the Extraordinary Meeting and is not approved by the Motive Shareholders, Motive’s board of directors may not be able to adjourn the Extraordinary Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary Meeting to approve the Cross-Conditioned Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of a majority of Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.
The Adjournment Proposal is not conditioned upon any other Proposal.
The Sponsor and Motive’s directors and officers have agreed to vote the Founder Shares and any Motive Ordinary Shares owned by them in favor of the Adjournment Proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary Meeting be approved.”
Recommendation of the Motive Board of Directors
MOTIVE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MOTIVE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to holders of Motive Class A Shares and Motive Public Warrants immediately prior to the Domestication and exercise of redemption rights. This discussion does not address any tax considerations related to the Merger. This section applies only to persons that hold their Motive Class A Shares or Motive Public Warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:
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financial institutions or financial services entities;

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broker-dealers;

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taxpayers that are subject to the mark-to-market accounting rules;

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tax-exempt entities;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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regulated investment companies or real estate investment trusts;

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expatriates or former long-term residents of the United States;

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persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares;

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persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

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persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

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persons whose functional currency is not the U.S. dollar;

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controlled foreign corporations;

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foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii);

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passive foreign investment companies (“PFICs”); or

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persons subject to special tax accounting rules as a result of any item of gross income with respect to Motive Class A Shares or Motive Public warrants being taken into account in an applicable financial statement.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.
We have not and do not intend to seek any rulings from the IRS regarding the Domestication or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Motive Class A Shares or Motive Public Warrants, the tax treatment of such partnership and any person treated as a partner of such partnership will generally depend on the status and activities of the partner and the activities of the partnership. Partnerships and other pass-through entities holding any Motive Class A Shares or Motive Public Warrants and persons that are treated as partners of such partnerships (or owners of such other pass-through entities) should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication and an exercise of redemption rights to them.
EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION AND AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
U.S. HOLDERS
As used herein, a “U.S. Holder” is a beneficial owner of Motive Class A Shares or Motive Public Warrants who or that is, for U.S. federal income tax purposes:
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an individual citizen or resident of the United States;

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a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication to U.S. Holders
Motive has received a tax opinion from Gibson, Dunn & Crutcher LLP, United States tax counsel to Motive, to the effect that the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). The opinion, which is attached as Exhibit 8.1 hereto, indicates that the discussion under this heading “U.S. Federal Income Tax Considerations — U.S. Holders — Effects of the Domestication to U.S. Holders” constitutes the opinion of Gibson, Dunn & Crutcher LLP, United States tax counsel to Motive, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of Motive Class A Shares or Motive Public Warrants as a result of the Domestication, and is based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion, as well as representations of Motive. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. As noted above, Motive has received an opinion from Gibson, Dunn & Crutcher LLP to the effect that the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”).
Assuming the Domestication qualifies as a reorganization, U.S. Holders of Motive Class A Shares or Motive Public Warrants generally will not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the caption headings “— Effects of Section 367 to U.S. Holders” and “— PFIC Considerations,” and the Domestication will be treated for U.S. federal income tax purposes as if Motive (i) transferred all of its assets and liabilities to New Forge in exchange for all of the outstanding Domestication Common Stock, Domestication Public Warrants and Domestication Private Warrants of New Forge; and (ii) then distributed the Domestication Common Stock, Domestication Public Warrants and Domestication Private Warrants of New Forge to the holders of securities of Motive in liquidation of Motive. The taxable year of Motive will be deemed to end on the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to Motive Class A Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.
Basis and Holding Period Considerations
Assuming the Domestication qualifies as a reorganization: (i) the tax basis of a share of Domestication Common Stock or a Domestication Public Warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Motive Class A Share or Motive Public Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of Domestication Common Stock or Domestication Public Warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the Motive Class A Share or Motive Public Warrant surrendered in exchange therefor.
Effects of Section 367 to U.S. Holders
Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization. Section 367 of the Code imposes United States federal income tax on certain United States persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication that own (actually or constructively) Motive Class A Shares with a fair market value of more than $50,000. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights with respect to Motive Class A Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.
“U.S. Shareholders” of Motive
A U.S. Holder who, on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of Motive stock entitled to vote or 10% or more of the total value of all classes of Motive stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Motive Class A Shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of Motive Public Warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A U.S. Shareholder’s all earnings and profits amount with respect to its Motive Class A Shares is the net positive earnings and profits of Motive (as determined under Treasury Regulations under Section 367 of the Code) attributable to such Motive Class A Shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such Motive Class A Shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
Motive does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If Motive’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its Motive Class A Shares. It is possible, however, that the amount of Motive’s cumulative net earnings and profits may be greater than expected through the date of the Domestication, in which case a U.S. Shareholder would be required to include all of its earnings and profits amount in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Domestication.

U.S. Holders that Own Less Than 10 Percent of Motive but Own Motive Class A Shares with a Fair Market Value of More Than $50,000
A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) Motive Class A Shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its Motive Class A Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder’s Motive Class A Shares as described below.
Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to Domestication Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such Domestication Common Stock over the U.S. Holder’s adjusted tax basis in the Motive Class A Shares deemed surrendered in exchange therefor.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Motive Class A Shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
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a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

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a complete description of the Domestication;

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a description of any stock, securities or other consideration transferred or received in the Domestication;

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a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

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a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Motive establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Motive Class A Shares and (B) a representation that the U.S. Holder has notified Motive (or New Forge) that the U.S. Holder is making the election; and

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certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to Motive (or New Forge) no later than the date such tax return is filed. In connection with this election, Motive intends to provide each U.S. Holder eligible to make such an election with information regarding Motive’s earnings and profits upon request.
Motive does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that Motive had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Motive Class A Shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE CONSEQUENCES TO THEM OF MAKING AN ELECTION TO INCLUDE IN INCOME THE ALL EARNINGS AND PROFITS AMOUNT AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

U.S. Holders that Own Motive Class A Shares with a Fair Market Value of Less Than $50,000
A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) Motive Class A Shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.
Tax Consequences for U.S. Holders of Warrants
Subject to the considerations described above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued warrants in the Domestication.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
In addition to the discussion under the heading “— Effects of Section 367 to U.S. Holders” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
Definition of a PFIC
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by Motive would be considered to be passive income and cash held by Motive would be considered to be a passive asset.
PFIC Status of Motive
Based upon the composition of its income and assets, and upon a review of its financial statements, Motive believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.
Effects of PFIC Rules on the Domestication
As discussed above, Motive believes that it is likely classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of Motive Class A Shares and Motive Public Warrants upon the Domestication if:
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Motive were classified as a PFIC at any time during such U.S. Holder’s holding period in such Motive Class A Shares or Motive Public Warrants; and

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the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such Motive Class A Shares or in which Motive was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to-market election

(as defined below) with respect to such Motive Class A Shares. Generally, regulations provide that neither election applies to warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Motive.
Under these rules:
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the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Motive Class A Shares or Motive Public Warrants;

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the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Motive was a PFIC, will be taxed as ordinary income;

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the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “— Effects of Section 367 to U.S. Holders” above) generally would be treated as gain subject to these rules.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of Motive Class A Shares that have not made a timely QEF Election (or a QEF Election along with a purging election) or a mark-to-market election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their Motive Class A Shares and Motive Public Warrants under the PFIC rules in the manner set forth above. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to their Motive Class A Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Motive, whether or not such amounts are actually distributed.
The application of the PFIC rules to Motive Public Warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a Motive Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no mark-to-market election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of Motive Public Warrants for Domestication Public Warrants pursuant to the Domestication.
Any gain recognized by a U.S. Holder of Motive Class A Shares or Motive Public Warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.
QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of Motive Class A Shares (but not Motive Public Warrants) will depend on whether the U.S. Holder has made a timely and effective election to treat Motive as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Motive Class A Shares during which Motive qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s Motive Class A Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would have a new basis and holding period in its Motive Class A Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to Motive is contingent upon, among other things, the provision by Motive of a “PFIC Annual Information Statement” to such U.S. Holder. Motive provided PFIC Annual Information Statements to U.S. Holders of Motive Class A Shares, upon request, with respect to its taxable year that ended on December 31, 2019 and will endeavor to continue to provide to a U.S. Holder such information upon request. There is no assurance, however, that Motive will timely provide such information. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to Motive Public Warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above under the heading “— Effects of PFIC Rules on the Domestication” with respect to its Motive Class A Shares. The impact of the PFIC rules on a U.S. Holder of Motive Class A Shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). No assurance can be given that the Motive Class A Shares are considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of its holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Motive Class A Shares. A mark-to-market election is not available with respect to Motive Public Warrants.
THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
Effects to U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a U.S. Holder of Motive Class A Shares (which was exchanged for Domestication Common Stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Domestication Common Stock will depend on whether the redemption qualifies as a sale of Domestication Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s Domestication Common Stock redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in Domestication Common Stock redeemed.
The redemption of Domestication Common Stock will generally qualify as a sale of Domestication Common Stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only Domestication Common Stock actually owned by such U.S. Holder, but also shares of Domestication Common Stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to Domestication Common Stock owned directly, Domestication Common Stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Domestication Common Stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include Domestication Common Stock which could be acquired pursuant to the exercise of the warrants.
The redemption of Domestication Common Stock will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New Forge outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New Forge outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all of Domestication Common Stock actually or constructively owned by such U.S. Holder is redeemed or (ii) all of Domestication Common Stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of Domestication Common Stock owned by certain family members and such U.S. Holder does not constructively own any other New Forge shares. The redemption of Domestication Common Stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New Forge. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to Domestication Common Stock. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of New Forge’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other Domestication Common Stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in Domestication Common Stock redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining Domestication Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other Domestication Common Stock constructively owned by such U.S. Holder.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and of the PFIC rules as a result of the Domestication (discussed further above).
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR DOMESTICATION COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
NON-U.S. HOLDERS
As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership or other pass-through for U.S. federal income tax purposes) of Motive Class A Shares or Motive Public Warrants that is not a U.S. Holder.
Effects of the Domestication to Non-U.S. Holders
We do not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of our securities except, in the case of Domestication Public Warrants, if any gain recognized is effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States or any loss that is allocable to any effectively connected gain or income. In this case, a non-U.S. Holder of Domestication Public Warrants will be treated the same as a U.S. Holder of such warrants, as described above under the heading “Tax Consequences for U.S. Holders of Warrants.”
The following describes U.S. federal income tax considerations relating to the ownership and disposition of Domestication Common Stock and warrants by a non-U.S. Holder after the Domestication.
Distributions
In general, any distributions made to a non-U.S. Holder with respect to Domestication Common Stock, to the extent paid out of New Forge’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its Domestication Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such Domestication Common Stock, which will be treated as described under “— Sale, Exchange or Other Taxable Disposition of Domestication Common Stock and Warrants” below.
Dividends paid by New Forge to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Sale, Exchange or Other Taxable Disposition of Domestication Common Stock and Domestication Public Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange or other taxable disposition of Domestication Common Stock or Domestication Public Warrants unless:
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such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

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the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

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New Forge is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) Domestication Common Stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5% of outstanding Domestication Common Stock.
If the third bullet point above applies to a non-U.S. Holder, gain recognized by such non-U.S. holder on the sale, exchange or other taxable disposition of Domestication Common Stock or Domestication Public Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Domestication Common Stock or Domestication Public Warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Forge does not expect to be classified as a U.S. real property holding corporation before or immediately following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether New Forge will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.
Effects to Non-U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a non-U.S. Holder of Domestication Common Stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Domestication Common Stock will depend on whether the redemption qualifies as a sale of Domestication Common Stock redeemed, as described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of Domestication Common Stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described above under “Non-U.S. Holders — Sale, Exchange or Other Taxable Disposition of Domestication Common Stock and Warrants.” If such a redemption does not qualify as a sale of Domestication Common Stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “Non-U.S. Holders — Distributions.” Because the treatment of a redemption may not be certain or determinable at the time of redemption, redeemed non-U.S. Holders may be subject to withholding tax on the gross amount received in such redemption. Non-U.S. Holders may be exempt from such withholding tax if they are able to properly certify that they meet the requirements of an applicable exemption (e.g., because such non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights”).
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Domestication Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes, under penalties of perjury, or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will generally be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Domestication Common Stock or Domestication Public Warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Domestication Common Stock or Domestication Public Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Domestication Common Stock or Domestication Public Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Domestication Common Stock or Domestication Public Warrants.

INFORMATION ABOUT MOTIVE
References in this section to “we,” “our,” “us,” the “Company,” or “Motive” generally refer to Motive Capital Corp.
General
Motive is a blank check company incorporated in the Cayman Islands and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although Motive is not limited to a particular industry or sector for purposes of consummating a business combination, Motive focuses on businesses in the technology industries primarily located in the United States. Motive has neither engaged in any operations nor generated any revenue to date. Based on Motive’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash. Motive is an early stage and emerging growth company and, as such, the company is subject to all of the risks associated with early stage and emerging growth companies.
On December 15, 2020, Motive consummated its initial public offering of 41,400,000 Motive Units consisting of one Motive Class A Share, par value $0.0001 per share and one-third of one redeemable Motive Public Warrant, with each whole Motive Public Warrant entitling the holder thereof to purchase one Motive Class A Share for $11.50 per share. The Motive Units were sold at a price of $10.00 per Motive Unit, generating gross proceeds to Motive of $414,000,000. A total of $414,000,000 of net proceeds from the IPO and the sale of the Motive Private Warrants was placed in a U.S.-based trust account maintained by Continental, acting as trustee. Except with respect to interest earned on the funds held in the trust account that may be released to Motive to pay its taxes (less up to $100,000 of interest to pay dissolution expenses, if any), the Cayman Constitutional Documents, and subject to the requirements of law and regulation, provides that the proceeds held in the trust account will not be released from the trust account (1) to Motive until the completion of Motive’s initial business combination, or (2) to Motive’s public shareholders, until the earliest of (a) the completion of Motive’s initial business combination, and then only in connection with those Motive Class A Shares that such shareholders have properly elected to redeem, subject to the limitations described therein, (b) the redemption of any Motive Class A Shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of Motive’s obligation to provide holders of Motive Class A Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of Motive Class A Shares if it does not complete its initial business combination by December 15, 2022 or (B) with respect to any other provision relating to the rights of holders of Motive Class A Shares, and (c) the redemption of Motive Class A Shares if Motive has not consummated its business combination by December 15, 2022.
Fair Market Value of Target Business
The rules of NYSE require that Motive’s initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). Motive’s board of directors determined that this test was met in connection with the proposed Business Combination.
Shareholder Approval of the Business Combination
Motive is seeking shareholder approval of the Business Combination at the Extraordinary Meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the Business Combination Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). Motive will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation, the Cross-Conditioned Proposals are approved and the conditions set forth in the Merger Agreement are satisfied or otherwise waived by the applicable parties. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming Motive Class A Shares with respect to more than an aggregate of 15% of the Motive Class A Shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Motive Class A Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each director of Motive have agreed to, among other things, vote in favor of the Business Combination and the transactions contemplated thereby in addition to each other proposal recommended by the board of directors of Motive, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any Motive Ordinary Shares held by them. The Founder Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding Motive Ordinary Shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Motive’s securities, the Sponsor or Motive’s directors, officers, advisors or their respective affiliates may purchase Motive Class A Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Cross-Conditioned Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Motive Class A Shares or vote their Motive Class A Shares in favor of the Cross-Conditioned Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Motive Class A Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Motive’s directors, officers, advisors or their respective affiliates purchase Motive Class A Shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their Motive Class A Shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requisite voting standards to approve the Business Combination Proposal, the Redomestication Proposal, the Non-Binding Organizational Documents Proposals, the Binding Charter Proposal, the NYSE Proposal, the Director Election Proposal, the Incentive Plan Proposal, and the Adjournment Proposal, (3) satisfaction of the requirement that the Minimum Cash Condition is satisfied, (4) otherwise limiting the number of Motive Class A Shares electing to redeem and (5) Motive’s net tangible assets (as determined in accordance with Rule 3a5 1(g)(1) of the Exchange Act) being at least $5,000,001.
Liquidation if No Initial Business Combination
The Cayman Constitutional Documents provide that we will have until December 15, 2022 to consummate an initial business combination. If we have not consummated an initial business combination within this period, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem Motive Class A Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Motive Class A Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by December 15, 2022. The Cayman Constitutional Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

The Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any Founder Shares they hold if we fail to consummate an initial business combination by December 15, 2022 or any extension thereof by a vote of our public shareholders (although they will be entitled to liquidating distributions from the trust account with respect to any Motive Class A Shares they hold if we fail to complete our initial business combination within the prescribed time frame).
The Sponsor and our executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Cayman Constitutional Documents (A) that would modify the substance or timing of our obligation to provide holders of our Motive Class A Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of Motive Class A Shares if we do not complete our initial business combination by December 15, 2022 or (B) with respect to any other provision relating to the rights of holders of Motive Class A Shares, unless we provide such holders with the opportunity to redeem their Motive Class A Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding number of Motive Class A Shares. However, we may not redeem Motive Class A Shares in an amount that would cause our net tangible assets to be less than $5,000,001 either prior to or upon consummation of an initial business combination (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Motive Class A Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of Motive Class A Shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any of our executive officers or directors, or any other person.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,000,000 held outside the trust account plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.
If we were to expend all of the net proceeds of our IPO and the sale of the Motive Private Warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. UBS Investment Bank and J.P. Morgan Securities LLC will not execute an agreement with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per Motive Class A Share and (ii) the actual amount per Motive Class A Share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per Motive Class A Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per Motive Class A Share and (ii) the actual amount per Motive Class A Share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per Motive Class A Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our income tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, due to the potential claims of creditors, we cannot assure you that the actual value of the per-share redemption price will not be less than $10.00 per Motive Class A Share.
We will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. We have access to up to $1,000,000 following our IPO and the sale of Motive Private Warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors. However, any such liability would not be greater than the amount of funds from our trust account received by any such shareholder.
If we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the trust account, we cannot assure you we will be able to return $10.00 per Motive Class A Share to our public shareholders. Additionally, if we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Our public shareholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of Motive Class A Shares if we do not complete our initial business combination by December 15, 2022, (ii) in connection with a shareholder vote to amend our Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to provide holders of Motive Class A Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of Motive Class A Shares if we do not complete our initial business combination by December 15, 2022 or (B) with respect to any other provision relating to the rights of holders of Motive Class A Shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public shareholders who redeem their Motive Class A Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by December 15, 2022, with respect to such Motive Class A Shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights as described in this proxy statement/prospectus.
Facilities
Motive currently maintains its executive offices at 7 World Trade Center, 250 Greenwich St., FL 47, New York, NY 10007, and considers its current office space adequate for current operations.
Competition
If Motive succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Forge’s competitors. Motive cannot assure you that, subsequent to the Business Combination, New Forge will have the resources or ability to compete effectively. Information regarding New Forge’s prospective competition is set forth in the sections entitled “Information about Forge — Competition.”
Directors and Officers
Motive officers, directors are as follows:
Name	Age	Position
Rob Heyvaert	57	Executive Chairman and Director
Blythe Masters	52	Chief Executive Officer and Director
Kristy Trieste	43	Chief Financial Officer and Director
Jill M. Considine	77	Director
Stephen C. Daffron	65	Director
Dina Dublon	68	Director
Paula Madoff	54	Director
Rob Heyvaert has been our Executive Chairman and a director of Motive Capital Corp since 2020. Mr. Heyvaert is the Managing Partner of Motive Partners which he founded in 2017. Mr. Heyvaert serves on the Motive Executive, Investment, Valuation and Conflicts Committees. Prior to founding Motive Partners, Mr. Heyvaert founded Capco at age 34, which was acquired by FIS, where Mr. Heyvaert served as Corporate Executive Vice President of Global Financial Solutions from 2010 to 2015. Additionally, Mr. Heyvaert was part of the Executive Management Committee of FIS and held corporate responsibility for all Enterprise Strategy related matters. Prior to founding Capco, Mr. Heyvaert founded Cimad Consultants at age 24, which was later sold to IBM, where Mr. Heyvaert was appointed global General Manager of Securities and Capital Markets and served in this role from 1996 to 1998.
Blythe Masters has served as the Chief Executive Officer and a director of Motive Capital Corp since 2020. Ms. Masters is an Industry Partner at Motive Partners, which she joined in 2019. Prior to joining Motive Partners, Ms. Masters served from 2015 to 2018 as the CEO of Digital Asset Holdings, the leading enterprise blockchain fintech software company responsible for the Australian Securities Exchange’s post trade infrastructure replacement project. Prior to joining Digital Asset Holdings, Ms. Masters was a senior executive at J.P. Morgan for 27 years from 1987 to 2014. Ms. Masters was a member of the Corporate & Investment Bank Operating Committee and firmwide Executive Committee, along with other positions including Head of Global Commodities, Head of Corporate & Investment Bank Regulatory Affairs, CFO of the Investment Bank, Head of Global Credit Portfolio and Credit Policy and Strategy and Head of Structured Credit. Ms. Masters serves as Board Member and Member of the Compensation and Risk Committees of Credit Suisse Group AG, Board Member of A.P. Moller Maersk, Board Member and Audit Committee Chair of GCM Grosvenor, Member of the International Advisory Board of Santander Group and Santander’s Open Digital Services Board. Ms. Masters is a member of the Advisory Board of the US Chamber of Digital Commerce, Figure Technologies and Maxex as well as a member of the Brookings Institution Taskforce on Financial Stability and P.R.I.M.E. Finance (the Hague based Panel of Recognized International Market Experts in Finance). Ms. Masters is a graduate and Senior Scholar of Trinity College, Cambridge where she received a B.A. in Economics.
Kristy Trieste has served as Chief Financial Officer and a director of Motive Capital Corp since 2020. Ms. Trieste is a Founding Partner, Chief Financial Officer and Chief Compliance Officer of Motive Partners since 2017. Prior to joining Motive Partners, Ms. Trieste served as Managing Director of Finance and Operations at Corsair Capital from 2009 until 2017. Prior to joining Corsair, Ms. Trieste was an Associate in the Finance and Administration group within the Principal Investment Area at Goldman Sachs from 2007 to 2009. Before joining Goldman Sachs, Ms. Trieste was an Assistant Vice President within the finance division of Corporate Investments at Deutsche Bank AG from 2006 through 2007. Ms. Trieste also worked at Ernst & Young LLP from 2000 through 2007. Ms. Trieste serves on the NY PE and VC FEA Board, a national affinity group administered by First Republic Bank. Ms. Trieste earned a B.B.A. in Accounting and Finance from James Madison University and is a Certified Public Accountant.
Jill M. Considine has been a member of the Board of Directors of Motive Capital Corp since 2020. Ms. Considine currently serves as a director of Mizuho Americas, Mizuho Securities USA, Mizuho Bank (USA), and the Financial Services Volunteer Corps (FSVC). Ms. Considine is a member of the Council on Foreign Relations and the Economics Club of New York.
Previously, Ms. Considine has served as Chairman from 2014 to 2016 of the London Clearing House, LLC, and non-executive director from 2014 to 2020. Also was Chair of the remuneration committee, and member of the audit and nomination committees of the London Clearing House. Ms. Considine also has served as director of Atlantic Mutual Insurance Companies, The Interpublic Group of Companies, Ambac Financial Group, and as the Chairman of Butterfield Fulcrum Group. Ms. Considine was a member of the board of the Federal Reserve Bank of New York for six years, serving as Chairman of the Audit and Operational Risk Committee. Ms. Considine was appointed as a trustee of the AIG Credit Facility Trust by the Federal Reserve Bank of New York and the US Treasury and served from 2009 until 2011.
Prior, Ms. Considine served as Senior Advisor of The Depository Trust & Clearing Corporation (DTCC) and its subsidiaries from 2007 to 2008, Chairman from 2006 to 2007, and as both Chairman and Chief Executive Officer from 1999 to 2006. Before DTCC, Ms. Considine served as the President of the New York Clearing House Association from 1993 to 1998. Ms. Considine served as a Managing Director, Chief Administrative Officer, and as a member of the Board of Directors of American Express Bank Ltd. from 1991 to 1993, prior to which she was the New York State Superintendent of Banks from 1985 to 1991.
Ms. Considine has served on the Group of Thirty Steering Committee on global clearance and settlement and as a member and speaker at the World Economic Forum in Davos. Ms. Considine was a Presidential appointee to the Advisory Committee for Trade Policy and Negotiations from 2003-2004. Ms. Considine was named Six Sigma Chief Executive Officer of the Year Award in 2006 and one of Crain’s New York Business 100 Most Influential Women in Business. Ms. Considine earned a B.A. with honors from St. John’s

University, attended Bryn Mawr College, received an M.B.A. with honors from the Columbia University Graduate School of Business, and has an honorary Doctorate of Civil Law from St. John’s University.
Stephen C. Daffron has been a member of the board of directors of Motive Capital Corp since 2020. Mr. Daffron is a Co-Founder and Industry Partner at Motive Partners which was founded in 2017. Mr. Daffron was the President of Dun & Bradstreet, a position he held between 2019 and 2021. Mr. Daffron serves on the Boards of QOMPLX since 2018 and E2Open since 2021. Prior to joining Motive Partners, Mr. Daffron served from 2013 to 2016 as the Chief Executive Officer of Interactive Data. Prior to Interactive Data, Mr. Daffron was the Global Head of Technology, Operations, and Data at Morgan Stanley from 2008 to 2013. Before returning to the sell-side, Mr. Daffron was Chief Operating Officer at Renaissance Technologies. Prior to this, Mr. Daffron worked for Goldman Sachs from 1993 to 2003, initiated the re-engineering of operations and technology functions across payments, derivative processing, credit risk/collateral control, and investment management. Prior to his career in finance, Mr. Daffron served as an Associate Professor at the United States Military Academy at West Point, and in various command and staff positions in the U.S. Army around the world. Mr. Daffron earned a B.S. from the United States Military Academy, and an MBA, MA, M.Ph. and Ph.D. from Yale.
Dina Dublon has been a member of the board of directors of Motive Capital Corp since 2020. Ms. Dublon currently serves as a Board member of PepsiCo since 2005, T Rowe Price Group since 2019 and serves on the Independent Audit Quality Committee of Ernst & Young since 2020. Ms. Dublon serves as a member of the Board of Advisors of Columbia University Mailman School of Public Health, member of the board of the Westchester Land Trust (WLT) and Co-Chairs Columbia Cancer Center (HICC) Advisory Council. Ms. Dublon was the Executive Vice President and Chief Financial Officer of JPMorgan Chase & Co., from 1998 until her retirement in 2004. Prior to this, Ms. Dublon previously held numerous positions at JPMorgan Chase & Co. and its predecessor companies, including Corporate Treasurer, Managing Director of the Financial Institutions division and Head of Asset Liability management. Ms. Dublon has previously served on the Supervisory Board of Deutsche Bank from 2013 to 2018, the Board of Microsoft from 2005 to 2014, the Board of Accenture from 2002 to 2017, was a faculty member of Harvard Business School from 2011 to 2012 and worked at Bank Hapoalim in Israel. Ms. Dublon has also served on the boards of several non-profit organizations, including the Women’s Refugee Commission, Global Fund for Women. Ms. Dublon has been on the Fortune list of the 50 most powerful women in business for several years and has been honored as a “Woman Who Makes a Difference” by many organizations. Ms. Dublon received her B.A. from Hebrew University of Jerusalem and her M.S. from Carnegie Mellon University.
Paula Madoff has been a member of the Board of Directors of Motive Capital Corp since 2020. Ms. Madoff currently serves as an Advisor to The Goldman Sachs Group. Ms. Madoff serves as a non-executive director on the boards of Power Corp of Canada since 2020, Tradeweb since 2019, Great-West Lifeco since 2018, KKR Real Estate Finance Trust since 2018, Beacon since 2018, and ICE Benchmark Administration since 2018, where she is also Chair of the ICE LIBOR Oversight Committee. Ms. Madoff has been with Goldman Sachs for 27 years where she was most recently a Partner leading Interest Rate Products, Derivatives, and Mortgages until her retirement from that position in August 2017. Ms. Madoff has held several additional leadership positions at Goldman Sachs, including Co-Chair of the Retirement Committee, overseeing all 401(k) and pension plan assets, Chief Executive Officer of Goldman Sachs Mitsui Marine Derivatives Products, L.P.; and was a member of its Securities Division Operating Committee; Firmwide New Activity Committee; and GS Bank USA Client and Business Standards Committee. Prior to Goldman Sachs, Ms. Madoff worked in Mergers and Acquisitions at Wasserstein Perella & Co. and in Corporate and Real Estate Finance at Bankers Trust.
Our board of directors has determined that Dina Dublon, Jill M. Considine and Paula Madoff are “independent directors” as defined in the NYSE listing standards.
Number and Terms of Office of Directors and Officers
Motive’s board of directors consists of seven members. In accordance with NYSE corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year-end following our listing on NYSE. The term of office of the first class of directors, consisting of Rob Heyvaert, Blythe Masters and Kristy Trieste, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Dina Dublon and Jill M. Considine, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Stephen C. Daffron and Paula Madoff, will expire at the third annual general meeting.
Only holders of Motive Class B Shares have the right to vote for the election of directors in any general meeting held prior to or in connection with the completion of our initial business combination, which directors will be proposed by the Company’s board of directors following a nomination by the nominating and corporate governance committee. Holders of Motive Class A Shares will not be entitled to vote on the appointment of directors during such time. These provisions of our amended and restated memorandum and articles of association relating to the rights of holders of Motive Class B Shares to appoint directors may be amended by a special resolution passed by a majority of at least 90% of such Motive Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting. Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our amended and restated memorandum and articles of association.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.
Director Independence
The rules of the NYSE require that a majority of Motive’s board of directors be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of NYSE. In addition, members of Motive’s compensation committee and nominating and corporate governance committee must also satisfy the independence criteria set forth under the listing standards of NYSE.
A majority of our board of directors are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our board of directors has determined that Dina Dublon, Jill M. Considine and Paula Madoff are “independent directors” as defined in NYSE listing standards and applicable SEC rules and that Stephen C. Daffron is an “independent director” as defined in NYSE listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present. Our audit committee is entirely composed of independent directors meeting NYSE listing standards and SEC rules applicable to audit committee members.
Employees
Motive currently has two executive officers. These individuals are not obligated to devote any specific number of hours to Motive matters but they intend to devote as much of their time as they deem necessary to Motive’s affairs until completion of an initial business combination. Motive does not intend to have any full time employees prior to the completion of the Business Combination.
Periodic Reporting and Financial Information
We have registered our Motive Units, Motive Public Warrants and Motive Class A Shares pursuant to the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, Motive’s annual reports contain financial statements audited and reported on by Motive’s independent registered public accounting firm. Motive has filed with the SEC its Annual Report on Form 10-K/A covering the year ended December 31, 2020.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against Motive or any members of its management team in their capacity as such.

MOTIVE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References in this section of the proxy statement/prospectus to the “Company,” “Motive Capital Corp” “our,” “us” or “we” refer to Motive Capital Corp. The following discussion and analysis of Motive’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under the headings “Forward-Looking Statements; Market, Ranking and Other Industry Data,” “Proposal No. 1 — The Business Combination Proposal — Certain Projected Financial Information,” “Risk Factors” and elsewhere in this proxy statement/prospectus.
Overview
We are a blank check company incorporated as a Cayman Islands exempted company on September 28, 2020 under the name of MCF2 Acquisition Corp. On November 5, 2020 our name was changed to Motive Capital Corp. We were incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). We are not limited to a particular industry or sector for purposes of consummating a Business Combination. We are an early stage and emerging growth company and, as such, we are subject to all of the risks associated with early stage and emerging growth companies.
The registration statement for our Initial Public Offering was declared effective on December 10, 2020. On December 15, 2020, we consummated the Initial Public Offering of 41,400,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) which includes the full exercise by the underwriter of its over-allotment option in the amount of 5,400,000 Units, at $10.00 per Unit, generating gross proceeds of $414,000,000.
Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 7,386,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Motive Capital Funds Sponsor, LLC (our “Sponsor”), generating gross proceeds of $11,080,000. Transaction costs amounted to approximately $23,700,000, consisting of approximately $8,300,000 of underwriting fees, $14,500,000 of deferred underwriting fees and approximately $900,000 of other offering costs.
Following the closing of the Initial Public Offering on December 15, 2020, an amount of $414,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by us, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to our shareholders, as described below.
We will have until December 15, 2022 to consummate a Business Combination (the “Combination Period”). However, if we have not completed a Business Combination within the Combination Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining Public Shareholders and our Board of Directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

As described in Note 2 of the notes to the Motive financial statements for the fiscal year ended December 31, 2020 and Note 2 of the notes to the Motive financial statements for the fiscal nine months ended September 30, 2021, each included herein (such notes, the “Restatement Note”), after preparation of the Company’s unaudited condensed financial statements for the quarterly period ended September 30, 2021, the Company concluded it should revise its previously issued financial statements to classify Motive Class A Shares subject to redemption in temporary equity. Subsequent to the filing of the 10-Q for the quarterly period ending September 30, 2021, the Company concluded it should restate its prior-filed financial statements to classify all Motive Class A Shares subject to possible redemption in temporary equity. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Motive Class A Shares in permanent equity. Although the Company did not specify a maximum redemption threshold, its amended and restated memorandum and articles of association currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Pursuant to such re-evaluation, the Company’s management has determined that the Public Shares include certain provisions that require classification of all of the Public Shares as temporary equity regardless of the net tangible assets redemption limitation contained in its amended and restated memorandum and articles of association. Therefore, on November 24, 2021, the Company filed a Form 8-K reporting that the Company’s previously issued (i) audited balance sheet as of December 15, 2020 (the “Post-IPO Balance Sheet”), as previously revised in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2020, filed with the SEC on June 2, 2021 (the “2020 Form 10-K/A No. 1”), (ii) audited financial statements included in the 2020 Form 10-K/A No. 1, (iii) unaudited interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on June 7, 2021 (the “Q1 Form 10-Q”), (iv) unaudited interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 13, 2021 (the “Q2 Form 10-Q”) and (v) unaudited interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC on November 9, 2021 (the “Q3 Form 10-Q” and collectively, the “Affected Periods”), should no longer be relied upon.
In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error. Therefore, the Company, in consultation with its audit committee, concluded that the Affected Periods should be restated to present all Motive Class A Shares subject to possible redemption as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering. As such, the Company has restated its financial statements for the Affected Periods in: (1) the Company’s Amendment No. 2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on December 15, 2021, for the Post IPO Balance Sheet and the Company’s audited financial statements included in the 2020 Form 10-K/A No. 1, (2) the Company’s Amendment No. 1 to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on December 15, 2021, for the unaudited condensed consolidated financial statements included in the Q1 Form 10-Q, (3) the Company’s Amendment No. 1 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on December 15, 2021, for the unaudited condensed consolidated financial statements included in the Q2 Form 10-Q, and (4) the Company’s Amendment No. 1 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC on December 15, 2021, for the unaudited condensed consolidated financial statements included in the Q3 Form 10-Q. The previously presented Affected Periods should no longer be relied upon. The relevant restated financial statements are included herein beginning on page F-2.
Results of Operations
Our entire activity from inception through September 30, 2021 was in preparation for an Initial Public Offering, and since our Initial Public Offering, our activity has been limited to the search for a prospective initial Business Combination and activities in connection with the proposed Merger. We will not generate any operating revenues until the closing and completion of our initial Business Combination. We generate non-operating income in the form of investment income from our investments held in the Trust Account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the period from September 28, 2020 (inception) through December 31, 2020, we had net loss of approximately $11.8 million, which consisted of approximately $10.7 million loss from change in fair value of derivative liabilities, approximately $1.1 million transaction costs on derivative liabilities, and approximately $35,000 in general and administrative expenses, partially offset by approximately $21,000 in gains on marketable securities, dividends and interest held in Trust Account.
For the three months ended September 30, 2021, we had a net loss of approximately $11.4 million, which consisted of a non-operating loss of approximately $8.5 million resulting from the change in fair value of derivative liabilities and approximately $2.9 million in general and administrative expenses, partially offset by an approximate $10,000 gain on marketable securities, dividends and interest on investments held in Trust Account.
As a result of the restatement described in the Restatement Note, we classify the warrants and the Forward Purchase Agreement issued in connection with our Initial Public Offering and Private Placement as liabilities at their fair value and adjust the warrant instruments and the Forward Purchase Agreement to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. For the period from September 28, 2020 (inception) through December 31, 2020, the change in fair value of derivative liabilities was an increase of approximately $10.7 million. We also recognized a charge of $1.1 million for the amount of offering costs ascribed to the derivative liabilities.
For the nine months ended September 30, 2021, we had net income of approximately $6.7 million, which consisted of a non-operating gain of approximately $11.3 million resulting from the change in fair value of derivative liabilities, and approximately $80,000 of gain on marketable securities, dividends and interest on investments held in Trust Account, partially offset by an approximate $4.7 million in general and administrative expenses.
Liquidity and Capital Resources
As of September 30, 2021, we had approximately $715,000 in cash and a working capital deficit of approximately $2.8 million.
In order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may loan us funds as may be required (“Working Capital Loans”). If we complete a Business Combination, we will repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2021 and December 31, 2020, we had no outstanding borrowings under the Working Capital Loans.
Based on the foregoing, including the ability of the Company to draw upon the Working Capital Loans, management believes that the Company will have sufficient working capital and borrowing capacity to identify and evaluate prospective initial Business Combination candidates, perform due diligence on prospective target businesses, pay for travel expenditures, select the target business to merge with or acquire, and structure, negotiate and consummate the Business Combination.

In connection with the our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” we have until December 15, 2022 to consummate a Business Combination. It is uncertain that we will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after December 15, 2022.
Contractual Obligations
Registration Rights
Pursuant to a registration and shareholders rights agreement entered into on December 10, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Motive Class A Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will have registration rights to require the Company to register a sale of any of our securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering our securities. We will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
We granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 14,490,000 Over-Allotment Units to cover over-allotments, if any, at the Initial Public Offering price less underwriting discounts and commissions.
The underwriters were entitled to underwriting discounts of $0.35 per unit, or approximately $14,490,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.
Administrative Support Agreement
We entered into an agreement, commencing on December 15, 2020 the effective date of the Initial Public Offering through the earlier of the consummation of a Business Combination or the Company’s liquidation, to pay our Sponsor or its affiliate a monthly fee of up to $10,000 for office space, utilities, secretarial and administrative services. As of September 30, 2021, we did not incur any fees for the administrative support. Our Sponsor has waived such fees and such fees will not be payable until our Sponsor determines that such fees should be paid.
Material Weakness
As described in Part II, Item 9A. “Controls and Procedures” in our Annual Report on Form 10K/A as filed with the SEC on December 15, 2021, we have identified a material weakness in our internal control over financial reporting.
Specifically, the Company’s management has concluded that our control around the interpretation and accounting for certain complex equity and equity-linked instruments issued by the Company was not effectively designed or maintained. This material weakness resulted in the restatement of the Company’s balance sheet as of December 15, 2020, its annual financial statements for the period ended December 31, 2020 and its interim financial statements for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021. Additionally, this material weakness could result in a misstatement of the carrying value of equity, equity-linked instruments and related accounts and disclosures that would result in a material misstatement of the financial statements that would not be prevented or detected on a timely basis.
Motive’s management understands that the accounting standards applicable to our financial statements are complex and has since the inception of the Company benefited from the support of experienced third-party professionals with whom management has regularly consulted with respect to accounting issues. Management intends to continue to further consult with such professionals in connection with accounting matters. Management has expended, and will continue to expend, a substantial amount of effort and resources for the remediation and improvement of our internal control over financial reporting. While we have processes to properly identify and evaluate the appropriate accounting technical pronouncements and other literature for all significant or unusual transactions, we have expanded and will continue to improve these processes to ensure that the nuances of such transactions are effectively evaluated in the context of the increasingly complex accounting standards.
For a discussion of management’s consideration of the material weakness described above, see the Restatement Note.
Critical Accounting Policies
This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements contained in this proxy statement/prospectus, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Derivative liabilities
We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Public Warrants and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period until they are exercised. The initial fair value of the Public Warrants issued in connection with the Initial Public Offering were estimated using a binomial lattice model in a risk-neutral framework. The fair value of the Public Warrants as of September 30, 2021 is based on observable listed prices for such warrants. The fair value of the Private Placement Warrants as of September 30, 2021 is based on the value of the Public Warrants given the low likelihood of the Company’s ordinary share price exceeding $18.00 by the start of the exercise period. The fair value of the forward purchase agreement is based on the fair value of the Company’s publicly traded Units on each valuation date, less the present value of the contractually stipulated forward price of $10.00. The determination of the fair value of derivative liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption
We account for our Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary deficit. At all other times, Class A ordinary shares are classified as shareholders’ deficit. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events, Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity. Accordingly, as of September 30, 2021 and December 31, 2020, a total of 41,400,000 shares of Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of our unaudited condensed consolidated balance sheets.
Immediately upon the closing of the Initial Public Offering, we recognized the accretion from initial book value to redemption amount value. The change in the carrying value of the redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.
Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.
Net Income (Loss) Per Ordinary Share
We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period.
The calculation of diluted net income (loss) does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the private placement warrants to purchase an aggregate of 21,186,667 Class A ordinary shares in the calculation of diluted net income (loss) per share, because their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and nine months ended September 30, 2021 and for the period from September 28, 2020 (inception) through December 31, 2020. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
Recent Adopted Accounting Standards
In August 2020, the Financial Accounting Standards Board issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. We early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.
Recent Issued Accounting Standards
Our management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying condensed consolidated financial statements.

Off-Balance Sheet Arrangements
As of September 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
JOBS Act
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements contained in this proxy statement/prospectus may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.
Quantitative and Qualitative Disclosures About Market Risk
As of September 30, 2021, we were not subject to any significant market or interest rate risk. On December 15, 2020, the net proceeds of the Initial Public Offering, including amounts in the Trust Account, were invested in U.S. government securities with a maturity of 185 days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.
We have not engaged in any hedging activities since our inception and we do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

INFORMATION ABOUT FORGE
Unless the context otherwise requires, the terms “Forge,” “the company,” “we,” “us,” and “our” in this section refer to Forge Global, Inc. and its consolidated subsidiaries prior to the Business Combination, and to             and its consolidated subsidiaries, including Forge Global, Inc., after giving effect to the Business Combination.
Business Overview
At Forge, we firmly believe that everyone should have the opportunity to participate in the private market and have built technology and solutions to power an accessible, liquid, and transparent private market for everyone. Our mission is to give a broader group of people the ability to buy and sell private shares in some of the world’s most innovative companies and help all who participate in the private market economy to accelerate destiny.
Forge is a leading provider of marketplace infrastructure, data services, and technology solutions for private market participants. Our global online trading platform, Forge Markets, enables Accredited Institutional and Individual investors to purchase private company shares from current and former employees, as well as existing investors. Our accessible and technology-enabled market makes it easy for employees to sell their private shares, for companies to reward shareholders with pre-IPO liquidity and for individual and institutional investors to contribute to and potentially benefit from private unicorn growth.
Since inception, we have added complementary pillars alongside Forge Markets to provide the access, transparency and solutions that companies, as well as institutional and individual investors and shareholders need to confidently navigate and efficiently transact in the private markets. The four pillars that make up our business are:
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Forge Markets:   Our online trading platform that connects potential investors with private company shareholders and enables them to efficiently facilitate private share transactions

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Forge Trust:   Our non-depository trust company that enables clients to securely custody and manage non-liquid assets through a robust and user-friendly online portal

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Forge Data:   Our data business provides market participants the information and insight to confidently navigate, analyze and make investment decisions in the private market

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Forge Company Solutions (FCS):   Our software solution purpose built for private companies to easily administer primary and secondary financing events

We have strategically invested in these four pillars because we believe they will collectively drive strong network effects and help power the private market ecosystem.

Forge’s Technology Platform Powers the Private Market
Forge uniquely delivers streamlined access to the private market taking a historically analog and opaque process and modernizing it with an efficient, transparent digital platform. Forge was formed in 2014. SharesPost was formed in 2009. Forge acquired SharesPost in November of 2020. Including Forge historical data from its inception and SharesPost historical data from its inception, on a pro-forma basis, we have facilitated over 20,000 trades in over 400 companies for buy-side and sell-side clients in 70 countries. We have over 400,000 registered users, including 123,000 Accredited Investors, all of whom have indicated interest in accessing shares in private companies through our online platform. Including Forge historical data from its inception and SharesPost historical data from its inception, we have closed more than $11 billion in transaction volume. We have approximately $3 billion in transaction volume in the twelve months ending September 30, 2021, and we believe Forge is experiencing the distinct advantage of a large marketplace’s scale where volume begets more volume.
The Forge platform serves people who have different aspirations and needs, such as:
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The innovative CEO who wants to stay private and retain employees as long as it takes to achieve her long-term vision

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The dedicated employee who needs to pay for her child’s college tuition or buy a home today and can’t afford to wait for her company to go public

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The passionate investor who knows that investors in the last round of a private company before IPO often see outsized gains when compared to public market investments but has historically lacked access to this investment class

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And institutions who provide clients investment opportunities in attractive private stocks

We have experienced strong revenue growth, while operating the business in a capital-efficient manner.
For the year ended December 31, 2020, as compared to the year ended December 31, 2019:
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Revenue less transaction-based expenses grew 99% to $47.8 million, up from $24 million

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Recorded a net loss of $9.7 million, compared to a net loss of $15.2 million

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Adjusted EBITDA was $2.8 million, compared to an adjusted EBITDA loss of $6.5 million

In addition, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020:
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Revenue less transaction-based expenses grew 229% to $95.2 million, up from $28.9 million

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Recorded a net loss of $12.1 million, compared to a net loss of $7.4 million

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Adjusted EBITDA was $10.2 million, compared to an adjusted EBITDA loss of $67 thousand

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During the year ended December 31, 2020 and the nine months ended September 30, 2021, revenue from placement fees represented approximately 57% and 85%, respectively, of our total revenue while revenue from custodial administration fees represented approximately 43% and 15%, respectively. Revenue from placement fees includes revenue generated from trades on Forge Markets originated through FCS’s software solutions purpose built for private companies who engage with FCS to easily administer their liquidity offerings. Due to the fact that Forge Data’s product offerings were only first broadly launched in the third quarter of 2021 and FCS was launched in the first quarter of 2021, we did not have any meaningful subscription fee revenue over the same periods.

We attribute our track record of growth to the key strategic investments we’ve made since inception, the remarkable efforts of our employees, the momentum contributed by our many clients, and our commitment to ensuring that our technology performs at the highest level. From creating a digital and scalable private market ecosystem, to helping our customers securely custody their assets, it is our technology, coupled with our data and operational expertise, that has been, and will continue to be, critical to enabling our long-term success.
The Large and Rapidly Growing Private Market
Private companies issue shares or grant options in their firms to incentivize and retain employees as part of their overall compensation package, or to fund growth by exchanging them for cash with investors. While employees and investors expect the price of the shares to rise and thus receive a positive return when the shares are sold, historically it was a challenge to monetize the shares before the company was bought or went public on a listing exchange such as the New York Stock Exchange (“NYSE”) or The Nasdaq Stock Market (“Nasdaq”).
Over the past 20 years, technology companies have increasingly stayed private longer. This is due in part to the availability of capital in the private markets, a company’s desire to avoid managing its business to a quarterly earnings cycle, and the increased cost and regulatory hurdles associated with being a public company. According to a study published March 2021, by Jay Ritter, Warrington College of Business, University of Florida from 1999 to 2020:
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The median age of technology companies at the time of the Initial Public Offering (IPO) has increased from 4 to 12 years; and

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The median market capitalization of these companies at the time they complete their IPO has also increased from $493 million to $4.3 billion.

Many of these private companies are building substantial value for their shareholders and growing quickly with the help of unprecedented levels of investment capital. However, more of that growth and value creation is now taking place while they remain private. Unless investors can access and participate in that growth before the companies go public or are acquired, outside investors do not have an opportunity to benefit from the value that is created.
A good benchmark demonstrating how quickly the private market is growing is the number of “unicorns” created, as well as market capitalization associated with them. A “unicorn” is defined as a company with an equity valuation more than $1 billion. According to Business Today and CB Insights:
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Since 2018 the number of unicorns has almost tripled from 260 to 762;

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These unicorns combined represent a $2.4 trillion equity value opportunity; and

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In the first half of 2021, on average, two new unicorns were created every single business day.

As a result of these trends, a growing number of shareholders and employees seek liquidity while companies remain private. At the same time, companies need technology and services to ensure they’re able to manage their shareholders’ needs and to stay competitive when hiring and retaining talent.
Last year, investors contributed over $270 billion into private companies because they wanted to participate in the innovation economy, and they understood this is where the best potential returns are often realized. When you compare the 12-month performance of IPOs from 2010-2020 versus the performance had you invested in the round prior to the IPO, there is a marked difference. The 12-month return from IPOs during that time period is 37%, while the return had you invested in the round prior to the IPO is 277%.
Challenges in the Private Markets
Historically, participating in the private market was a complex and opaque endeavor for a number of reasons, including:
Lack of Liquidity
The private markets lacked technology, automated processes, and standardized documentation which led to an inefficient and illiquid market with little volume. Transactions were done primarily offline using manual and administratively burdensome steps that demanded significant time and effort. These issues were compounded because of market fragmentation; there was not a large-scale marketplace where many buyers and sellers could transact with one another across a large swath of potential companies.
Lack of Access
Gaining access to opportunities in private companies was extremely difficult and until recently, was only available to a small number of well-connected investors primarily made up of brand name angel investors and venture capital firms. In addition, the investment minimums were prohibitively high, usually in the millions of dollars, which also excluded most individual investors from participation.
Lack of Transparency
There was little information on private companies easily accessible to non-insiders. On the transactional side, information such as the amount of buy-side and sell-side interest in the companies, and the pricing of their shares was not readily available to market participants. This lack of transparency created uncertainty with market participants who lacked the data they needed to make a well-informed investment decision.
Forge’s Differentiated Solutions
We have developed and continue to enhance our marketplace infrastructure and complimentary solutions which are purpose-built for the needs of private market participants. We believe our robust technology platform as well as our large network of clients and partners will provide us the opportunity to transform the private market asset class and serve as the foundation on which others build their systems and businesses. Our unique and intuitive online user experience is supported by back-end technology and Private Market Specialists that will enable Forge’s four pillars to work efficiently and synergistically. In addition, Forge has established strong relationships with market participants including buyers, sellers, and companies in need of our solutions.
Forge has strategically built its business around these four pillars because of the potential network effect they provide to one another. The growth of one pillar provides the opportunity to fuel the growth in the other three, creating powerful synergies across all of them. This will not only help us provide better service for our clients, but it accelerates the growth of our business.

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CREATVE
Creatve
Sector
No-Code Web Design
AUTONOMOUS
Autonomous Supersonics
Sector
Aviation
AeroTe
Sector
Transport

Forge Markets’ comprehensive online trading platform is a private informational and transactional marketplace designed to efficiently connect institutional and individual Accredited Investors with the shareholders of private companies. Technology powers and supports trade matching, efficient trade execution and settlement at scale. The client experience is powered by an intuitive user interface that enables individual and institutional investors to register for free, explore private company data and insights, discover trade opportunities, and easily indicate trade interest for execution in these opportunities.
Each prospective client must satisfy certain compliance criteria (e.g., accreditation) and provide customer identification information. Only Accredited Investors are eligible to invest in private stocks through our platform. Forge’s robust Know Your Customer (“KYC”) and Anti-Money Laundering (“AML”) processes permit us to verify an investor’s accreditation or shareholder’s identity quickly and efficiently.
While sellers do not need to qualify as Accredited Investors to sell their private stock, it is often the sale of their shares on Forge’s platform that enables the shareholder to meet the requirements to qualify as an Accredited Investor, which in turn provides them with the opportunity to reinvest their money into other available private company stocks.

Inside the Forge Markets experience, clients who are Accredited Investors can search for companies by name, sector, or valuation. Starting a trade on the Forge platform commences when a client submits an indication of interest (“IOI”) including whether they are buying or selling, the series of equity they want to sell or buy (e.g., preferred, common or both), and the price range and the volume range at which they are willing to buy or sell. The standard minimum transaction size on our platform is $100,000; however, we may allow an amount less than this under certain circumstances such as upon the specific request of certain sellers or to receive a partial execution of a larger order.
There are two main structures of trades we enable through Forge Markets. The first is a direct secondary transfer and the second is a pooled investment vehicle (“SPV”) which can aggregate multiple buyers and multiple sellers. The transaction flow is similar for both transaction types: a potential seller and buyer each submit indication of interest (“IOI”), the buyers and sellers are matched up, and the company approves the transaction.
We facilitate primary issuances and secondary purchases and/or sales of private company securities (“private resales”), typically in reliance on Rule 506 of Regulation D under the Securities Act. Private company securities include preferred and common stock, structured investments, and SPVs. Private resales are typically exempt from registration under the Securities Act pursuant to Sections 4(a)(1), 4(a)(2), 4(a)(7), or case law interpretations thereunder (i.e. 4(a)(1 ½)). From indication of interest match to close, transactions on our platform take an average of 50 days to complete.
Although the seller is ultimately responsible for ensuring a valid exemption is available for a private resale, our process is designed to ascertain whether an exemption from registration is available.
Purchasers through the Forge platform must be, at minimum, an ‘accredited investor’ as defined by Rule 501(a) of Regulation D. In connection with a private resale, Forge monitors compliance by the seller with the applicable private resale exemptions under the Securities Act by collecting information from the buyer through an accreditation process on or off-platform and refraining from general solicitation. A typical private resale is between one buyer and one seller.
Among the additional steps taken to ascertain an exemption from registration, Forge will acquire some verification of ownership from the seller, such as an issuer’s ‘cap table’ screenshot or a share acquisition agreement, by which we can assess how the seller came to own the shares.
Pursuant to Forge’s purchase agreement executed by the buyer and seller, the seller is required to provide the buyer all applicable restrictions pertaining to the shares that that seller has in his/her possession, or, in some cases, of which the seller has knowledge. The buyer’s representations within the purchase agreement include but are not limited to (i) that the purchase is solely for investment purposes and not for further distribution, (ii) understanding that the securities are “restricted securities” and may not be freely traded, and (iii) that the sale of the securities are not registered under the Securities Act. Such representations are informative and likely dispositive as to the private nature of the proposed transaction. They evidence the material investment intent, which underscores importance of affirming that neither buyer nor seller has engaged in an underwriting process, nor could be deemed to be a statutory underwriter.
Typically, an issuer’s stock transfer agreement (“STA”) will supplement the representations made in the purchase agreement. In most cases, the STA will contain a copy of the legends contained on the stock certificate. Similar to the purchase agreement, the buyer’s representations within the stock transfer agreement include that the purchase of securities is for investment purposes only and not for further distribution, the securities are not registered under the Securities Act, and the buyer’s understanding that the securities are “restricted securities.”
Issuers, buyers and sellers from over sixty jurisdictions use our platform. The majority of our revenues are derived from transactions involving U.S. issuers. Our operations are located in the United States. We have a local branch office in Hong Kong. Our subsidiary, SharesPost Asia Pte Ltd., holds a Recognized Market Operator license with the Monetary Authority of Singapore; however, it currently does not engage in any business activities.

Autonomous Supersonics
Last Valuation: $18B
Funding to Date: $1.19B
Autonomous Supersonics develops self-flying aircraft designed for travel faster than the speed of sound. Their first successful test flight occurred in 2019.
Interested in Autonomous Supersonics?
BUY
SELL
CONTACT MY SPECIALIST
Overview
Financings
Enterprise Value
(based on primary financings)
$34.05B
$27.24B
$20.43B
$13.62B

Autonomous Supersonics
Last Valuation: $18B
Funding to Date: $1.19B
Autonomous Supersonics develops self-flying aircraft designed for travel faster than the speed of sound. Their first successful test flight occurred in 2019.
Interested in Autonomous Supersonics?
BUY
SELL
CONTACT MY SPECIALIST
Overview
Financings
Exit Scenarios
This butterfly chart is based on the Funding History table below. It shows per share distribution amounts for each share class for a given exit value of Autonomous Supersonics. To use the butterfly chart, adjust the enterprise value by moving the slider and see the corresponding per share distribution amounts by share class.
Enterprise Value
$11.66B

Forge Markets builds interest on the supply side primarily through its organic online presence. Employees and shareholders of a private company who may be seeking to sell shares often will make those shares available through the platform. We also work directly with private companies that want to raise private capital or provide an opportunity for their employees to sell a portion of their holdings. Lastly, we also source supply from financial institutions such as venture capital and private equity firms as well as cross-over institutional investors, hedge funds, family offices and capital aggregators that look to us to solve their liquidity needs.
We believe that the participant network along with the automation and workflows we have created to structure and efficiently process direct and SPV transactions are challenging to replicate, create a strong barrier to entry, and provide Forge the flexibility to optimally serve the marketplace in a manner that reflects the needs of both institutional and individual investors and does so in a way that enables companies to stay private longer while attracting and retaining the best employees.
Integration with Forge’s proprietary order-building engine and the platform’s ease of use masks the back-end technological complexity that is required to complete a trade. Amassing the expertise to perform all the necessary tasks to complete trades at scale is technically challenging and complex. We believe that Forge is uniquely positioned in that we have built the tools, features, and functionality to automate many parts of what has traditionally been a manual and offline process.

Our Private Market Specialists provide complimentary support for buyers and sellers who have questions or need help completing their transactions. The expertise our Private Market Specialists provide our clients is invaluable as it enables clients to quickly get educated about the steps needed to access the private markets using Forge’s platform and to find answers to questions regarding the automated workflows we have built. We believe that through additional investments in technology, our platform will continue to further automate current manual processes, driving greater efficiency in the execution of private market trades.
We earn revenue on Forge Markets through placement fees that we charge buyers and/or sellers. These fees, which we call take rates or commissions, are based on several factors including size of transaction, type of structure, type of buyer and seller and use of external broker. On a proforma basis, for the year ended December 31, 2020, our net commissions averaged 2.2%, and for the nine months ended September 30, 2021, our net commissions averaged 3.4%.
Participants may pay a higher commission if the total dollar amount of the transaction is less than our typical minimum transaction amount of $100,000. We take into consideration the following factors for determining any variance in our commissions charged: availability of the security generally, estimated internal expenses on the transaction, and total cost to buyers and sellers (i.e. does the buyer or seller pay additional fees imposed by the issuer, such as for legal opinions, transfer fees or escrow fees).
Forge Trust
Forge Trust makes it easy and seamless for investors, equity holders and institutions to hold, value, and manage private assets. Through a South Dakota non-depository (and self-directed), individual retirement account (“SDIRA”) custody platform, Forge Trust enables account holders to invest and custody non-liquid alternative assets such as private company shares, private equity, venture capital and real estate.
Forge Trust currently serves solely as a custodian of SDIRAs holding alternative assets. The evaluation of investment suitability and risks rests with the account holder and their advisor, if any. As a result, Forge Trust is not responsible for the financial performance of custodial assets and does not provide any insurance coverage for the investment risks that are entirely borne by the SDIRA owner.

ForgeTrust
Hi Bruce
Accounts
Documents
Profile
Traditional IRA 9998513
$577,641.98
Accounts Holdings

In addition, Forge Trust offers a powerful, highly scalable cloud-based custody platform that provides Custody-as-a-Service to our clients. The Custody platform provides an application programming interface (“API”) that enables our clients to easily integrate and extend our custody platform to their customers.
Our custody business earns recurring revenue from annual account subscription fees, cash administration fees, partnership fees and other transactional fees on accounts held at Forge Trust. On a quarterly basis our self-directed IRA (SDIRA) accounts are assessed maintenance fees that average $73 per account and asset-based fees that average $21 per account, with asset-based fees based on the complexity and the number of assets held. In addition, we assess per transaction fees that range from $5 to $75 based on the complexity of the transaction. This excludes our Custody-as-a-Service account revenues, which are negotiated with our partners and based on contractually negotiated terms. As of September 30, 2021, Forge Trust had $14.5 billion of assets under custody through 2.0 million accounts.
Forge Data
Today, data on the private markets and the companies within it is difficult to source, often available only in non-standard formats, and often inaccurate or not reflective of current conditions. Given Forge’s significant history and expertise in trading and capital markets, as well as our relationships with private companies, Forge Data is in a unique position to provide market participants with easier access to quality information and actionable insights on private companies in a scalable and reliable way.
Our goal is to become a leading provider of private market data globally and to bring innovation and transparency to market participants, so they can have the insight and confidence they need to make informed decisions and to fully participate in this growing asset class. As of June 2021, our data set contained more than 12 years of bid and offer secondary trading data, as well as real-time and historical pricing information across more than 1,700 private companies. We’ve aggregated, confirmed, anonymized and supplemented this data with additional details on companies that investors can use to research and analyze investment opportunities, including company descriptions, management team and investor details, financing rounds and valuations on those rounds.
Our first Forge Data product, Forge Intelligence, began a soft launch on June 1, 2021. Forge Intelligence uses proprietary technology to both source and distribute data from multiple providers, as well as our anonymized historical trade and IOI history from the Forge Markets platform. This product serves market participants that are looking for timely and accurate data to solve the inherent information asymmetry that exists within the private markets.

Forge Intelligence
Autonomous Supersonics
Autonomous Supersonics develops self-flying aircraft designed for travel faster than the speed of sound.
See more details
forgeglobal.com
Post-Money Valuation
$4.1B
Funding to Date
$1.4B
Sector
Food Products
Autonomous Supersonics common
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Secondary Transactions
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Annual subscribers can view and analyze historical bid/ask, share price and volume information on private companies. Subscribers also have access to company waterfall charts, which can be used to analyze the changes in equity ownership and valuation resulting from different exit scenarios. Other data points include preferred equity conversion ratios and protective provisions such as liquidation preferences.
Our goal is for Forge Intelligence to provide a recurring, predictable revenue stream via an annual subscription fee. We believe it could be a high-margin product once developed to scale given the low cost of serving incremental subscribers. In addition to the revenue Forge expects to generate through the data business, we believe that information provided to subscribers will drive additional trading volume on Forge Markets. Forge Intelligence officially launched in mid-September and we are now accelerating our sales and marketing efforts to raise awareness and acquire new customers.
Our strategy is to advance Forge Data through the adoption of our platform and continue to expand our product offerings.
Forge Company Solutions (FCS)
FCS is a comprehensive software solution, supported by private market experts, that supports companies running financing processes and seeks to reduce the administrative burden that companies incur through our automation and online technologies. FCS provides companies with oversight and control of company share transactions, including primary financings and company sponsored secondary programs, block trades, tender programs and Pre-Direct Listing trading.
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Company Sponsored Primary and Secondary Programs:   Enables the private company to determine transaction timing sell limits and type of participating investors. The company enables controlled secondary trading during selected windows of time between approved employees or shareholders and buyers who are sourced by the company or Forge and pre-approved by the company.

•
Tender Programs & Company Repurchases:   Forge’s tender offer functionality provides standardized documentation and streamlined workflows to efficiently run liquidity processes for shareholders and investors. Tender offers are time bound and are typically conducted at a singular price. The company pre-approves the sellers, who can sell a portion of their equity as well as the buyers who are sourced by Forge or brought to the tender by the company.

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Block Trades:   Individual and institutional shareholders can sell large blocks of private company shares to a company-approved individual or institutional Accredited Investor through either direct transactions or SPV’s.

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Pre-Direct Listing Programs:   Leverages Forge Markets’ demand to help companies facilitate continuous secondary marketplace trading prior to a direct listing.

Companies decide the parameters through which investors and shareholders can engage — and remain in control of their cap tables. Forge personnel use the insights provided through the Forge Markets trading platform, as well as the pricing information from Forge Data, to help inform and advise the issuer prior to and during the transactions.
FCS functionality includes customizable online dashboards for experiences that keep employers and participating shareholders informed throughout the process and provides a powerful repository of standardized documents that event participants can use to manage and execute the event efficiently. The technology provides real-time status, which ensures that both the Company and shareholders see the most up-to-date information. While the capital program is running, we provide in-product chat support to answer employee or shareholder questions.

Forge
Dashboard
Portfolio
Orders
Welcome, Marco!
Welcome to the Autonomous Supersonics Tender Offer
Welcome to the Autonomous Supersonics Tender Offer, powered by Forge Global! The secure Data Room has documents available for you to review as you consider participating in this event. Live chat support is also available, which will connect you both to your company representatives and to Forge specialists. Details of your eligible equity holdings are provided below.
Participation available from: 7/15/2021 to 8/15/2021
Data Room
Download and read these important event documents:
Company Information.pdf
Disclosure Document.pdf
Letter of Transmittal.pdf
Offer to Purchase.pdf
Relevant Stock Plan.pdf
Your Holdings
Autonomous Supersonic
25,000 shares
2,500 shares
Stock Options
66,500 options
$1.00 per option
$66,500.00
25,000 options (37%)
2,500 options

Forge’s open operating model will allow Forge to integrate with cap table providers so programs small and large can be executed seamlessly — and cap tables can be updated efficiently. We have established and continue to pursue cap table partnerships and will develop the integrations necessary to ensure that when running programs through Forge, the companies’ cap table will automatically update with changes in ownership. In addition, Forge Company Solutions will provide settlement process management functionality.
We earn revenue through negotiated fees associated with the use of our FCS software and the trading activity at Forge Markets that is made available from running liquidity programs through FCS. We believe the use of liquidity programs for employees has and will continue to be an important part of Companies’ benefit programs and that Forge Company Solutions will be the benefactor of this market trend.
We believe that the range of company-sponsored programs we offer, our ability to leverage Forge Markets, and 12 years’ worth of private company trading data make us an attractive solution for private companies looking for liquidity solutions. Additionally, our ability to develop auction-based technology to support market pricing for company liquidity programs, and the open cap table approach we embrace has the potential to drive incredible value for our business.

Powerful Network Effect Afforded Through Our Four Pillars
Forge is building the needed technology infrastructure to power the private markets and providing the liquidity, access, and transparency that ecosystem participants need and want. Our platform is built to enable more than just trading; we are bringing together a robust set of complementary businesses along with a coalition of partners that together delivers a comprehensive solution empowering the private market ecosystem at scale.
In addition to leveraging Forge’s relationships with over 400,000 individual investors and 600 institutional investors, Forge’s platform benefits from a unique distribution network that includes strategic investors and commercial partners that have strong relationships with private companies and investors. Forge has the opportunity to benefit from these partnerships through introductions to private companies, shareholders, and the buy-side demand delivered by strategic investors and commercial partners. Our strategic investors include, among others, public market exchange Deutsche Börse, large global banks Wells Fargo and BNP Paribas, and asset manager Temasek. We have entered into referral, collaborative marketing or API/website linking arrangements with BNP Paribas, wealth manager Addepar and cap table companies Certent and AST Private Company Solutions, with respect to its Astrella platform, pursuant to which we have agreed to promote each other's services to each other's clients or otherwise collaborate through marketing, referrals and/or technological integrations.
We’re building a future where sellers on Forge Markets become buyers. Buyers become custody account holders at Forge Trust. Account holders borrow against their assets to buy more stock. Companies use FCS to offer liquidity to employees. Every step along the way generates information that is captured and provides transparency to market participants through Forge Data. We believe that these complementary product offerings result in the opportunity for growth in one pillar to accelerate the growth of the others, increasing client engagement and enhancing the Forge brand.
The combination of Forge Markets, Forge Trust, Forge Company Solutions and Forge Data provides private markets clients with the critical ecosystem and technology they need to execute transactions and securely hold their non-liquid assets. In providing clients an end-to-end solution, Forge has a clearly differentiated value proposition in the market.

Our Growth Strategy
We believe the private market has an unmet need for the technology we have built. We expect to leverage our platform to continue to drive growth in the following areas:
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Additional Scale in Our Four Pillars.   We will continue to invest and scale our Forge Markets, Forge Trust, FCS and Forge Data businesses and build our client and investor networks.

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New Products.   We will continue to build and add new products in support of, or in addition to our existing four pillars.

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Additional Partnerships.   We are building strong relationships with partners that we can work with to create improved technologies and help distribute our products and services.

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International Expansion.   We may in the future expand our operations in Asia and/or Europe in order to match the global demand for our products and services. While we are continually evaluating international market expansion opportunities, we currently have no definitive plans with respect to specific international markets, timing or estimated costs of such expansion. Issuers, buyers and sellers from over sixty jurisdictions have transacted on our platform. The majority of our revenues are derived from transactions involving U.S. issuers. Our operations are located in the United States. We have a local branch office in Hong Kong. Our subsidiary, SharesPost Asia Pte Ltd., holds a Recognized Market Operator license with the Monetary Authority of Singapore; however, it currently does not engage in any business activities. See “Risk Factors—Regulatory, Tax and Legal Risks—We have expanded and may continue to expand into international markets, which expose us to significant new risks, and our international expansion efforts may not be successful.”

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New Asset Classes.   We will continue to explore other non-liquid asset classes that have significant investor demand.

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Inorganic Opportunities.   We will focus on value-generating M&A, drawing on our track record of integrating previous acquisitions.

Our Competitive Strengths
We have built a market-leading financial technology platform to digitize a complex and historically analog process and, in the process, changed the landscape of private market investing for companies, employees and individual and institutional clients. We believe we are well-positioned to serve an increasing portion of the broader financial services ecosystem.
Solely Focused on the Private Market
Since inception, we have built world-class technology and invested heavily in an organization focused solely on facilitating private market transactions. This proprietary technology and operating expertise is supported by standard documentation and efficient workflows which makes the processing of trades an efficient and user-friendly experience. Amassing the technical expertise and know-how to perform these tasks at scale across both direct and SPV trades is difficult, and we believe we are uniquely positioned as we continue to automate large parts of this traditionally offline process.
Complimentary and Integrated Strategy Powered by Four Pillars
We strategically built our business model around Forge Markets, Forge Trust, FCS, and Forge Data to deliver a robust set of products and services that provide a better customer experience, synergies across the four business units, and strong user economics. We believe over time customers will increasingly look to end-to-end technology providers that can provide a holistic approach to their private market needs. The investments we made will enable us to quickly introduce new products and services while also providing us the opportunity to quickly and profitably continue to scale.
Leading Technology Platform in the Private Markets Operating at Scale
We believe that Forge Markets is the leading private market trading platform based on number of transactions processed. Since Forge’s inception, together with the historical business and companies we have acquired, we have facilitated over $11 billion in transaction volume across 20,000 transactions and more than 400 companies. The product design and underlying technology of our platform make matching and closing of private market transactions easier and faster. We continually seek client feedback and invest resources to improve the user experience, accelerate liquidity, and attract new clients on the platform.
Robust Technology and Creative Product Design
We believe participation in the private markets at scale can only happen by actively engaging with, and providing access to, a larger portion of the population through intuitive user-friendly technology and products. We put automation and design at the center of our products with the goal of making the user experience as easy and enjoyable as possible. We involve our talented product designers early and often throughout our product development process to create elegant experiences that solve the private markets’ biggest pain points and address our customers’ largest needs.
Compelling Business Model
Our user-friendly platform has enabled thousands of clients to access the private markets while modernizing the way shares of private companies get traded. Our unique value proposition and high repeat and engagement rates have delivered rapid growth despite limited marketing spend. Our attractive cohort economics should improve over time as our customers deepen their engagement and relationship with Forge.
Diverse and Experienced Team
We have assembled a deep and experienced leadership team that includes senior executives from innovative technology companies, marquee and top-tier financial firms, leading public market exchanges, and globally recognized asset managers. We operate as one team, leveraging our collective expertise, particularly in technology and product development, to enhance and expand our operations. We are also proud and fortunate to have talented and passionate employees that are bold, humble, and accountable and a culture that puts trust, transparency and collaboration top-of-mind.
Marketing
Our marketing strategy creates enterprise value by building our brand, attracting, engaging, converting and retaining clients, and delivering compelling content and experiences that help people accelerate their destiny and financial goals.
We believe that our brand is the collection of every experience a person has with our company over time and we strive to deliver on our brand promise to our customers, our partners, and our employees each and every day. As such, we know that Marketing serves as our voice to customers and the source of unification across the end-to-end customer journey. Our focus is to amplify Forge’s position as the experts in the private markets and to develop customer experiences that reinforce that position.
We approach customer engagement and acquisition across a combination of owned, earned, and paid channels including:
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A robust content strategy and search engine optimization (SEO) that drives organic customer awareness and engagement

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PR and social media that amplifies our messages and drives qualified customers to us directly

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Paid channels including paid search, digital acquisition, and sponsorships to target prospective customers across their journey

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Partner co-marketing where we can go to market with a value proposition that is compelling to our partners’ customers

We believe we have built a highly effective and efficient approach to new customer engagement and lead acquisition, with SEO and direct-to-site traffic driving over 50% of our new leads on a quarterly basis in the first half of calendar year 2021. We are building the infrastructure to unlock targeted and addressable ads to these customers and prospects, based on where they are in their relationship journey with us.

Competition
We compete with individual brokers and companies that provide access to private market trading, custody services, data packages and other private market capital solutions. Competitors within these four pillars include other online private shares marketplaces and offline brokers, global banks, custodial service providers, and subscription-based data providers.
We believe we are highly differentiated relative to our competition as a result of having all four pillars under the same business, a coalition of strategic and commercial partners that includes exchanges, global banks, cap table companies and asset managers as well as existing scale where volume begets volume creating an inflection point that accelerates market adoption for our products.
Culture and Employees
At Forge, we believe that our people are our greatest asset. We welcome people from all backgrounds and foster a culture where everyone can show up as their whole self each day. Our culture is built around a spirit of fun, friendship and community. We care for and respect each other, and embrace diversity by celebrating different perspectives, skills and experiences.
Employee Experience
Our priority is to promote a sense of belonging and community through our fun and compelling work environment. We cultivate community and collaboration through an excellent employee experience. By providing transparency through continuous, high-impact communication, we strive to ensure that employees understand what we do, how the organization works, and how their work impacts the greater goals of the organization.
Forge has established a Culture Committee consisting of representatives across the organization with the purpose of promoting a unified culture, ensuring inclusion, and participation of all employees. Objectives and goals of the Culture Committee include awareness, promotion, and modeling of values; cross divisional trust and collaboration with supporting dialogue; employee engagement and satisfaction; and consistency across divisions through communication, culture-supportive training and leadership. We also have several employee resource groups that meet regularly, providing opportunities for employees to connect over shared interests and activities; senior executives regularly attend these meetings and get to know our growing employee base.
Career Opportunities
Forge offers unique career development and growth opportunities in our fast-paced, high-growth environment. Everyone is an innovator at Forge — we seek ideas and inspiration from all teams and levels across the organization. We support innovation and encourage entrepreneurship as we forge connections and relationships, creating an enriched future for all.
Health, Wellness, & Total Rewards
Our goal is to help our employees thrive by supporting where they are in their lives through competitive compensation and rich benefits offerings. Our compensation programs are designed to attract, retain, and motivate employees who are highly skilled in their roles and share in our vision and values of being bold, accountable, and humble. In addition to traditional benefits, we offer employee rewards and recognition programs to recognize and celebrate excellent work that aligns with our core company values. We provide continuous recognition of employee milestones, wins and hard work.
Values
We are driven by our shared values and put team before self. We are:
•
Bold:   Innovate by delivering new ideas and solutions. We have the courage to take risks and push past our comfort zone while respectfully challenging ideas. We redefine failures as learning opportunities.

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Accountable:   Debate, commit, take ownership, and support the team. Once the direction has been determined, we work as a team by going beyond personal responsibilities to deliver results.

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Humble:   Exemplify excellence without arrogance. We focus on collective success through collaboration while practicing empathy to support the team. We listen with openness and seek to understand before being understood.

Diversity & Inclusion
Diversity is about our people, geography, and partners. We strive to build a globally inclusive culture and diverse organization. Inclusion is about our connections. We aim to build skills that nurture respectful conversations, create deeper human connections, and encourage diverse interactions.
The purpose of our Diversity & Inclusion program is advocacy for underrepresented groups, community service, and workplace wellness; ensure all employees have the opportunity to be heard, valued, and engaged; and to share ideas, drive results, forge relationships, and ensure alignment between business and diversity strategies.
To support a culture of belonging, Forge provides foundational training for a framework of communications including Crucial Conversations, Change Management, and quarterly Diversity, Equity & Inclusion trainings such as Emotional Intelligence and Empathy and Unconscious Bias.
Our Diversity & Inclusion programs continue to grow and evolve, just as we do as a team. Through our Diversity & Inclusion programs, we seek to uplift coworkers and communities as we work with teammates across the organization to get involved and give back to the community.
Facilities
Our headquarters are located in San Francisco, California, where we occupy facilities totaling approximately 11,000 square feet under a lease that expires December 31, 2023. We have other offices, including San Carlos, CA, Sioux Falls, SD, New York, NY, and Hong Kong totaling a combined 22,000 square feet. These offices are leased, and we do not own any real property. Our facilities are adequate to meet our needs for the immediate future, but we are actively seeking additional physical office space to accommodate expansion of our operations.
The State of Regulation
We operate in a rapidly evolving regulatory environment and are subject to extensive and complex regulations. Any actual or perceived failure to comply with these requirements may result in, among other things, revocation of required licenses or registrations, loss of approved status, regulatory or governmental investigations, administrative enforcement actions, sanctions (including monetary penalties, civil and criminal liability, litigation, reputational harm, or constraints on our ability to operate. We could be subject to additional legal and regulatory requirements if laws and regulations change in the jurisdictions we operate.
U.S. Regulation
U.S. federal and state securities laws establish a system of regulation of securities, custody, and lending markets in which we operate. This regulatory framework applies to our U.S. businesses in the following ways:
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regulation of our broker-dealer and registered investment advisor subsidiaries;

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regulation of our South Dakota chartered non-depository licensed trust company; and

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regulation of our California licensed lending subsidiary.

Broker Dealer Regulation.   Our broker-dealer subsidiary, Forge Securities LLC, is subject to regulation by the SEC, the Financial Industry Regulatory Authority (“FINRA”), and regulators in all U.S. states, Washington, DC, Puerto Rico, and the U.S. Virgin Islands. FINRA is a self-regulatory organization that oversees and regulates Forge Securities in addition to oversight and regulation by the SEC. Forge Securities also operates an SEC-regulated alternative trading system (“ATS”) that facilitates the purchase and sale of primary issuances and secondary transactions in unregistered securities, typically in reliance on Rule 506 of Regulation D under the Securities Act of 1933, as amended. Forge Securities is subject to the Bank Secrecy Act, as amended by the USA PATRIOT Act, the regulations promulgated by the Financial Crimes Enforcement Network (“FinCEN”), as well as the economic and trade sanction programs administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”).
Investment Advisor Regulation.   Our investment adviser subsidiary, Forge Global Advisors LLC (“FGA”), is federally registered and subject to regulation by the SEC under the Investment Advisers Act of 1940 (the Advisers Act”). FGA provides portfolio management for pooled investment vehicles that are not registered under the Investment Company Act of 1940. The Advisers Act imposes duties and restrictions on FGA, including requirements relating to the safekeeping of client funds and securities, prohibitions of fraudulent activities, disclosure and reporting obligations, and fiduciary duty obligations.
Trust Regulation.   Our state-chartered non-depository trust company subsidiary, Forge Trust Co., is subject to regulation and examination by South Dakota Division of Banking. Forge Trust Co. provides individual investors custodial services for self-directed Traditional Individual Retirement Accounts, Roth Individual Retirement Accounts, SIMPLE Accounts, SEP Accounts, and Coverdell Education Savings Accounts, as well as Inherited IRAs, Individual Solo 401k plans, Private Fund Custody, and safekeeping. Forge Trust is also subject to Bank Secrecy Act, as amended by the USA PATRIOT Act, the regulations promulgated by FinCEN, as well as the economic and trade sanction programs administered by OFAC.
Lending Regulation.   SharesPost Securities, LLC (“SPS”), our licensed lender with the State of California, is subject to regulation and examination by the Department of Financial Protection and Innovation pursuant to the California Finance Lending Laws. SPS is engaged in the business of originating nonrecourse loans that contain limited security interest in a borrower’s unregistered private company securities.
Asia-Pacific Regulation
Our Singapore-based subsidiary, SharesPost Asia Pte. Ltd. (“SP-Asia”) is subject to regulation by the Monetary Authority of Singapore (“MAS”) under the Securities and Futures Act (Cap. 289), the Securities and Futures (Organized Markets) Regulations 2018, and any directives issued by the MAS from time to time, including those pertaining to the prevention of money laundering and countering the financing of terrorism. SP-Asia is approved as a Recognised Market Operator that facilitates the purchase and sale of secondary transactions in unregistered securities.
Forge Securities operates under a distribution and outsourcing agreement (the “Outsourcing Agreement”) with Rockpool Capital Limited (“Rockpool”), an existing ‘Type 1’ license holder under the rules and regulations of the Securities and Futures Commission of Hong Kong (the “SFC”). Rockpool is authorized to do ‘Type 1’ business (as set forth under the rules and regulations of the SFC) and Forge partners with Rockpool, as permitted by SFC regulations. Forge maintains a separate onboarding process for Hong Kong clients to ensure that Forge’s U.S. business is not actively marketing services to Hong Kong persons. Pursuant to the Outsourcing Agreement, Forge appointed Rockpool as a non-exclusive distributor in Hong Kong of securities offered on the Forge platform, and Forge agreed to “secondee” certain employees from time to time. Forge agreed to pay Rockpool a de minimis monthly fee, and the parties agreed to negotiate fees for any brokered transactions on a case-by-case basis. A ‘Type 1’ License is required to “deal in securities” in Hong Kong.
Data Privacy
Our businesses collect, store, share, transfer, use and otherwise process the personal data of individuals worldwide. Laws and regulations such as the European Union General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act (“CCPA”) impose stringent data protection requirements on our businesses and grants residents in the European Union and California various rights with regard to personal information relating to them, including the right to request disclosure of the categories and specific pieces of personal information collected by our businesses and the right to request erasure of such personal information.

Intellectual Property
At Forge we rely primarily on trade secret, copyright, and trademark law to protect our proprietary intellectual property in the United States and foreign jurisdictions. Because federal, state, and common law rights provide only limited protection for intellectual property, we employ a strict policy of requiring non-disclosure agreements and intellectual property protections in our vendor and licensing agreements, including feedback assignments and work-for-hire provisions. As an example, Forge’s licensing agreement for its Forge Intelligence Platform-as-a-Service (PaaS) product features strong confidentiality and intellectual property protections. Further, users of Forge’s websites and online marketplaces all accept the terms of service that clearly identify content owned and controlled by Forge.
Forge has always emphasized innovation in its online marketplaces. We have seven active applications for patents in the United States and EU.
Legal Proceedings
From time to time, we are involved in various legal proceedings arising from the normal course of business activities. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.
On January 7, 2021, Erika McKiernan, in her capacity as Stockholder Representative for the former stockholders of SharesPost filed a lawsuit against Forge in the Court of Chancery of the State of Delaware, asserting claims in connection with the Agreement and Plan of Merger, dated as of May 10, 2020, by and among Forge, SharesPost, Thanksgiving Merger Sub, Inc., and Erika McKiernan as the Stockholder Representative, as amended on November 6, 2020 (the “SharesPost Merger Agreement”). In general, the complaint asserts breaches of the SharesPost Merger Agreement and seeks declaratory judgments establishing those breaches. The complaint includes but is not limited to the following material allegations: (i) Forge breached the SharesPost Merger Agreement by failing to issue and deliver the warrants contemplated therein (the “Buyer Warrants”) in a form that Stockholder Representative claims that the parties agreed, but which is not the form reflected in the SharesPost Merger Agreement; (ii) Forge should be compelled to issue and deliver the Buyer Warrants in the form Stockholder Representative claims the parties agreed; (iii) Forge’s alleged breaches of the SharesPost Merger Agreement have caused Stockholder Representative and the former stockholders of SharesPost to suffer losses which Forge must indemnify under the terms of the SharesPost Merger Agreement, and that Forge has further breached the SharesPost Merger Agreement by failing to do so; and (iv) the losses that Stockholder Representative and other indemnified parties have suffered and will suffer as a result of Forge’s alleged breaches are indemnifiable under the SharesPost Merger Agreement. At this juncture we do not believe this action will have a material adverse impact on our operations or financial position. We believe the allegations set forth in this action are without merit and we intend to defend vigorously against the lawsuit.
We are also the subject of various actions, inquiries, investigations, and proceedings by regulatory and other governmental agencies. We intend to cooperate fully with such investigations. We are not presently a party to any other legal or regulatory proceedings that in the opinion of our management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows.

FORGE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provide information that Forge’s management believes is relevant to an assessment and understanding of Forge’s consolidated results of operations and financial condition. This discussion and analysis should be read together with the audited annual consolidated financial statements and related notes to those statements, and the unaudited condensed interim consolidated financial statements and related notes to those statements included elsewhere in this proxy statement/prospectus. Forge’s consolidated financial statements included herein consist of the audited annual consolidated financial statements and related notes to those statements as of and for the fiscal years ended December 31, 2020 and 2019, and the unaudited condensed interim consolidated financial statements as of September 30, 2021 and for the nine-month periods ended September 30, 2021 and 2020.
This discussion and analysis should also be read together with the section of this proxy statement/ prospectus entitled “Information About Forge” and the unaudited pro forma condensed combined financial information as of and for the period ended September 30, 2021 and for the period ended December 31, 2020 included in the section of this proxy statement /prospectus entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical financial analysis, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions, as described under the heading “Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in this “Forge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Forge and its consolidated subsidiaries.
Business Overview
Forge Global, Inc. (collectively with its subsidiaries, “Forge,” “the Company,” “we,” “us,” or “our”) is a financial services platform. Forge was founded in 2014 to serve the unique needs of the private market. We were incorporated in the state of Delaware and are headquartered in San Francisco, California. Since our founding, Forge has built a broad business that includes a marketplace for the purchase and sales of equity in private companies that is trusted, simple, transparent, and efficient to operate and designed to scale. Today, Forge is a leading provider for end-to-end enabling technology, data, and services for the private market.
We operate as one business, a fully integrated private markets service provider. Since inception, we have added complementary pillars to provide the access, transparency and solutions that companies, as well as institutional and individual investors and shareholders, need to confidently navigate and efficiently transact in the private markets. The four pillars that make up our business are:
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Forge Markets — Our online trading platform that connects potential investors with private company shareholders and enables them to efficiently facilitate private share transactions.

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Forge Trust — Our non-depository trust company that enables clients to securely custody and manage non-liquid assets through a robust and user-friendly online portal.

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Forge Data — Our data business provides market participants the information and insight to confidently navigate, analyze, and make investment decisions in the private market.

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Forge Company Solutions (FCS) — Our software solution purpose built for private companies to easily administer primary and secondary financing events.

Forge’s platform delivers leading, mission-critical capabilities for our private market client base. Shares in more than 400 company issuers across have been transacted with participants from 70 countries on our platform. This scale and experience enable Forge to provide a richer, more vibrant and more efficient marketplace for the founders, teams, other shareholders and investors of the private market.

Recent Developments
Acquisition and Integration of SharesPost
On November 9, 2020, we completed the acquisition of the broker-dealer business of SharesPost, Inc. (“SharesPost”). SharesPost was a private markets platform and broker-dealer for retail and institutional investors. The acquisition enabled the combined organization to provide an integrated investing experience for a broader range of shareholders and investors covering more issuers. The acquisition benefitted Forge in many ways, including but not limited to, enhancing our ability to offer a complete direct trade solution, enhancing and accelerating the launch of our proprietary data offering, and increasing our coverage of the clients served and companies traded on our platform. Overall, the acquisition allows us to expand Forge Markets and scale up our solutions for private market shareholders, investors, and issuers.
Acquisition and Integration of IRA Services as Forge Trust
On October 31, 2019, we completed the acquisition of IRA Services, Inc. (“IRA Services”), and subsequently renamed it Forge Trust. IRA Services was a non-depository trust company authorized to act as a custodian of self-directed individual retirement accounts. The acquisition allows Forge not only to grow the core business of Forge Trust, but to leverage the significant synergies of a platform that can combine custody and liquidity features for the private market. We plan to roll out features that are uniquely enabled by this combination of capabilities in the near future. As part of the integration, we plan to offer custody services to Forge Markets clients, as well as trading services to Forge Trust clients. The acquisition is intended to allow the combined organization to provide an integrated investing experience for investors. We are investing in enhanced technology for the business and plan to bundle trading with our custody offering.
Development of Forge Company Solutions (FCS) and Launch of Forge Intelligence
FCS, launched in the first quarter of 2021, is a comprehensive software solution supported by private market experts. FCS supports companies running financing processes and seeks, through our automation and online technologies, to reduce the administrative burden that companies incur in doing so. FCS provides companies with oversight and control of company share transactions, including primary financings and company sponsored secondary programs, block trades, tender programs and Pre-Direct Listing trading. We offer flexible, customizable solutions to match a company’s liquidity needs.
Our first data product, Forge Intelligence, serves the needs of institutional investors that are looking for timely and accurate data to solve the inherent information asymmetry that exists within the private market. Annual subscriptions purchased by clients enable access to view and analyze historical bid/ask, share price, and volume information of the companies that have transacted on Forge Markets. Subscribers also have access to company waterfall charts, which can be used to easily analyze the share price impact of different exit scenarios, whether via M&A or IPO. Other data points include preferred equity conversion ratios and protective provisions such as liquidation preferences.
Forge Intelligence is expected to provide a recurring, predictable revenue stream driven by the subscription access model. Subscribers commit to access on an annual basis, with cost scaling by feature offerings and number of seats, or individual users, required. Forge Intelligence represents a high-margin product at scale, given the low incremental cost of serving each additional subscriber. Additional data-oriented products are planned to follow from the Forge Data pillar in the future.
In addition to the revenue Forge expects to generate through the data business, we believe that information provided to subscribers will also drive volume on Forge Markets, resulting in additional trading volume and revenue. We formally announced the launch and accelerated our sales and marketing strategy in September 2021, having already converted some of beta test users into fee-paying customers. We continue to sign up new customers while investing in our sales, marketing and technology.
Astrella Partnership
In October 2021, we announced a partnership with AST Private Company Solutions, with respect to its Astrella platform. Companies that use Astrella to manage their stock ownership records can run liquidity events through our tech-enabled platform, served by Forge Company Solutions and Forge Markets. This partnership creates a link that reduces the administrative burden for private companies to update their cap tables after running liquidity programs, thus saving companies and shareholders time and money.
COVID-19 Impacts
On March 11, 2020, the World Health Organization designated the novel coronavirus (“COVID-19”) as a global pandemic. In an effort to manage the spread of the virus, federal, state and local governments enacted various restrictions, including closing schools and businesses, limiting or restricting social or public gatherings, implementing travel restrictions, and mandating stay-at-home orders, which have since been lifted to varying degrees across the country. During the fiscal year, the global economic situation was greatly affected by the spread of COVID-19 and the pandemic that followed, which continues to this day.
In response to these developments, we took precautionary measures to ensure the safety of our employees, support our customers, and mitigate the impact on our financial position and operations. We implemented remote working capabilities for our entire organization with minimal disruption to our operations or key operating performance indicators. We also identified opportunistic expense reductions which increased operating efficiencies and provided additional profitability in the period.
As of the date of this proxy statement/prospectus, variant strains of COVID-19 have emerged in the United States and remain a significant concern in some regions and, potentially, throughout the country. Further, in response to the COVID-19 pandemic, many state, local, and foreign governments have put in place, and others in the future may put in place, quarantines, executive orders, shelter-in-place orders, occupancy limits, vaccination mandates, and similar government orders and restrictions in order to control the spread of the disease. While the rollout of COVID-19 vaccines is ongoing, vaccination rates and the lifting of occupancy and movement restrictions varies from location to location, is evolving, and to varying degrees remains unknown.
The economic effects of these varying protocol reinstatement actions on our operations cannot be determined with certainty at this time. Our business continues to operate despite the disruption of many business operations in the United States and its decision to require employees to work from remote locations. Although we have not experienced significant business disruptions thus far from the COVID-19 pandemic, we are unable to predict the full impact that COVID-19 and its variant strains will have on our future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic, the actions that may be taken by government authorities across the United States, the impact to our customers, employees, suppliers, and other factors. These factors are beyond our knowledge and control and, as a result, at this time, we are unable to predict the ultimate impact, both in terms of severity and duration, that the COVID-19 pandemic will have on our business, operating results, cash flows and financial condition.
While as of the date of this proxy statement/prospectus, the extent to which COVID-19 may impact the future financial condition or results of operations is still uncertain, we are not aware of any specific event or circumstance that would require revisions to estimates, updates to judgments, or adjustments to the carrying value of assets or liabilities. These estimates may change, as new events occur and additional information is obtained.
Merger and Public Company Costs
We entered into the Merger Agreement with Motive on September 13, 2021. Pursuant to the Merger Agreement, FGI Merger Sub, Inc. will merge with and into Forge, with Forge surviving the merger as a wholly owned subsidiary of New Forge. Forge will be deemed the accounting predecessor and New Forge is the successor SEC registrant, which means that Forge’s financial statements for previous periods will be disclosed in New Forge’s future periodic reports filed with the SEC.
While the legal acquirer in the Merger Agreement is Motive, for financial accounting and reporting purposes under U.S. GAAP, Forge is the accounting acquirer and the merger is accounted for as a “reverse recapitalization.” Accordingly, the financial statements of the combined entity represent the continuation of the financial statements of Forge in many respects. Under this method of accounting, Motive is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Forge is deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Forge (i.e., a capital transaction involving the issuance of stock by Motive for the stock of Forge).
The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant changes in Forge’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet at September 30, 2021) of approximately $137.5 million, assuming maximum shareholder redemptions permitted under the Merger Agreement, and $358.7 million, assuming no shareholder redemptions, and, in each case, after deducting estimated transaction costs. The estimated transaction costs related to the business combination are approximately $61.2 million, of which $14.5 million represents deferred underwriter fees related to Motive’s initial public offering.
As a result of the merger, Forge will become the successor to an SEC-registered company, and we expect to hire additional personnel and to implement procedures and processes to address public company regulatory requirements and customary practices. Forge expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees, and costs related to implementation of an appropriate internal control framework.
Segment information
We operate as one business, a fully integrated private markets service provider. Our chief operating decision maker is our Chief Executive Officer (“CEO”), who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, allocating resources and evaluating our financial performance. Accordingly, we have concluded that we consist of a single operating segment and reportable segment for accounting and financial reporting purposes.
Key factors affecting our performance
The key factors affecting our performance described below are not the only ones applicable to us. We believe that the growth of our business and our future success are dependent upon a number of key factors, including the following:
Growing our Customer Base
Sustaining our growth requires continued adoption of our platform by new customers and increased usage by current customers. We plan to continue to introduce products and features to attract and retain current and new customers, and we plan to seek to increase brand awareness and customer adoption of our platform through digital and broad-scale advertising. The circumstances that have accelerated the growth of our customer base in recent periods may not continue in the future.
Expanding our Relationship with Existing Customers
Our revenue has continued to grow as we have introduced new products and features to our customers and as our customers have increased their usage of our platform. However, certain circumstances that have accelerated the growth of our business may not continue in the future. We aim to grow with our customers over time and to grow our relationship with our customers as they build and manage their wealth. In the future, our Forge Markets customers can become our Forge Trust customers as they increase their frequency and volume of trading on our platform, and cross over to opening custody accounts. These customers would also generate significant amounts of new data that is then monetized into our Forge Data offerings, which in turn, creates additional opportunity for us to convert existing trading and custodian customers into data subscribers. Vice versa, our customers that start initially as data subscription customers can find value add in our custodial and trading offerings and become customers of all three. Our ability to expand our relationship with our customers will be an important contributor to our long-term growth.
Investing in our Platform
We intend to continue to invest in our platform capabilities and regulatory and compliance functions to support new and existing customers and products that we believe will drive our growth. As our customer base and platform functionalities expand, areas of investment priority include product innovation, automation, technology and infrastructure improvements and customer support. We believe these investments will contribute to our long-term growth. Additionally, we strive to strengthen our relationships with our customers by responding to customer feedback not only through the introduction of new products, but also through improvements to our existing products and services. In recent years, there has been an upward trend in the valuation of venture backed companies, as well as an increase in the number and market capitalization of unicorn companies (private companies with a valuation over $1 billion). These trends drive an increase in the demand for services like Forge’s that allow for buying and selling of private shares.
We expect to increase the headcount number for our product, design, engineering, compliance, marketing, customer support and other teams to develop these capabilities and drive growth and deliver efficient support of a larger customer base for our business.
Private Market Trends
Our results of operations are impacted by the overall health of the economy, and consumer and institutional investing patterns, which include the following key drivers:
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Market Trends.   As private market investing continues and the number of venture-backed companies and unicorns increases, and companies stay private longer, our supply and demand will fluctuate accordingly. There are more than 887 unicorns as of September 2021, worth a combined $2.9 trillion. Technology companies wait a median of 12 years to go public as of 2020, compared to four years in 1999, at a median valuation of $4.3 billion compared to $493.0 million. Subsequently, there are more shareholders (employees and early investors) looking for liquidity, and more investors interested in obtaining equity in these companies prior to going public. As well, as the public financial markets grow and contract, our customers’ investing, saving, and spending behaviors are affected. Although our operating history has coincided with a period of general macroeconomic growth in the United States, particularly in the U.S. equity markets, which has previously stimulated growth in overall investment activity on our platform, we may be impacted by any slowdowns in growth or downturns in the U.S. equity markets.

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Consumer Behavior.   Consumer behavior, whether from buyers or sellers, varies over time and is affected by numerous conditions. For example, behavior may be impacted by social or economic factors such as changes in disposable income levels and the need for liquidity, employee tenure at a venture-backed firm, general interest in investing, interest rate levels, stock market volatility. There may also be high profile initial public offerings, or idiosyncratic events impacting single companies, that impact consumer behavior. These shifts in consumer behavior may influence interest in our products over time.

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Macroeconomic Events.   Customer behavior is impacted by the overall macroeconomic environment, which is influenced by events such as the ongoing COVID-19 pandemic (including the COVID-19 vaccine development and responsive measures taken by the U.S. government) as well as its effects on both global business and individuals’ behavior. Since the onset of the COVID-19 pandemic in March 2020, we have seen substantial growth in our customer base, retention, engagement and trading activity metrics. It is uncertain whether these trends and behavioral shifts will continue as reopening measures continue, and we may not be able to maintain the customer base we gained, or the rate of growth in our customer base that we experienced, throughout the COVID-19 pandemic. Other macroeconomic conditions that could impact customer behavior include employment rates, natural disasters and other political or economic events.

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Size of Transactions.   We may adjust our placement fees to account for larger block trades. We have gained the ability to execute smaller trades with more efficiency, which enables us to serve a larger portion of the market with smaller ticket sizes. The mix of trades by size can vary in a given time period, thereby impacting our overall take rate.

Key Personnel
Our future success depends, in large part, upon our ability to attract and retain highly qualified and skilled professional personnel that can learn and embrace new technologies. Competition for key personnel in the various localities and business segments in which we operate is intense. Our ability to attract and retain key personnel, in particular senior officers or technology personnel, will be dependent on a number of factors, including prevailing market conditions, office/remote working arrangements and compensation packages offered by companies competing for the same talent. There is no guarantee that we will have the continued service of key employees whom we rely upon to execute our business strategy and identify and pursue strategic opportunities and initiatives. In particular, we may have to incur costs to replace senior officers or other key employees who leave, and our ability to execute our business strategy could be impaired if we are unable to replace such persons in a timely manner.
Administrative fees
We charge fees for custodian services to our customers, including quarterly account fees, asset fees, and transaction fees. Our revenues depend on the number of core self-directed IRA accounts that clients open directly with us and the level of transaction activity; they also depend on platform accounts that we custody on behalf of partners, which have different fee structures. Our business depends on maintaining and growing the number of core account clients as well as partnership accounts.
Sub-account fees
We assess fees against the interest paid on Forge Trust customers’ cash balances deposited in banks to offset costs incurred in the processing, recording keeping and administration of client cash. This revenue stream is dependent upon prevailing interest rates.
Types of Structures
We have facilitated direct trades, trades in both our own Special Purpose Vehicles and other firms’ funds, and certain forward agreements. We may adjust placement fees to account for the operational costs of these transaction types, and we incur certain transaction-based costs depending on the structure. The mix of trades of different structures will impact our overall take rate and revenues.
Types of Buyers/Sellers
The type of client may influence our placement fee revenue. Examples of a type of client are institutional and individual clients, who may receive various placement fee rates depending on different factors. Having clients that come to our platform through external brokers or Forge Company Solutions programs may also impact our placement fee revenue. The mix of clients in any given period will impact our overall take rate and revenues.
Use of External Brokers and Referral Partners
When working with an external broker or partner, we share a portion of the placement fees, which are recognized in our consolidated financials under transaction-based expenses. The mix of fees paid to external brokers and partners fluctuates each time period, which we expect to continue based on our growth in the private market and the size of our order book, our growing partnerships, and the growth of the market overall.
Key Business Metrics
We monitor the following key business metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. The tables below reflect period- over period changes in our key business metrics, along with the percentage change between such periods. Our trading business, comprised of Forge Markets offering, is presented for the interim and year-end periods presented, while our custody business, comprised of Forge Custody offering, presents data as of the dates presented. We believe the following business metrics are useful in evaluating our business:

	Nine Months Ended September 30,				Year Ended December 31,
Dollars in thousands	2021	2020	Change	% Change	2020	2019	Change	% Change
TRADING BUSINESS
Trades	3,842	955	2,887	302%	1,779	1,097	682	62%
Placement fee revenues, less transaction-based expenses	$80,220	$12,086	$68,134	564%	$25,352	$20,329	$5,023	25%
Volume	$2,381,093	$587,841	$1,793,252	305%	$1,151,028	$894,002	$257,026	29%
Net Take Rate	3.4%	2.1%	1.3%	62%	2.2%	2.3%	(0.1)%	(4)%
The following table contains our Non-GAAP key performance measures which are based on our adjusted results of operations for the nine months ended September 30, 2021 and 2020 and years ended December 31, 2020 and 2019. The key performance measures presented below are prepared in a pro forma basis, which combines the metrics from Forge and SharesPost’s brokerage business and as if the acquisition had occurred at the beginning of these periods. We present pro forma data as we believe it is an important indicator of the growth of our business and normalizes the effects of the acquisition.
Dollars in thousands	Nine Months Ended September 30,				Year Ended December 31,
	2021	2020	$ Change	% Change	2020	2019	$ Change	% Change
TRADING BUSINESS
Trades	3,842	2,328	1,514	65%	3,399	3,252	147	5%
Placement fee revenues, less transaction-based expenses	$80,220	$32,424	47,796	147%	$48,864	$40,712	8,152	20%
Volume	$2,381,093	$1,169,251	1,211,841	104%	$1,838,769	$1,663,094	175,674	11%
Net Take Rate	3.4%	2.8%	0.6%	21%	2.1%	2.4%	0.3%	13%
Dollars in thousands	As of September 30,				As of December 31,
	2021	2020	Change	% Change	2020	2019	Change	% Change
CUSTODY BUSINESS
Billable Core and Platform Accounts:	1,985,235	1,506,959	478,276	32%	1,575,780	1,117,296	458,484	41%
Assets Under Custody	$14,476,674	$12,857,757	$1,618,917	13%	$13,282,809	$13,670,401	$(387,592)	(3)%
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Trades are defined as the total number of transactions executed by Forge and acquired entities buying and selling private stocks on behalf of private investors and shareholders. Increasing the number of transactions is critical to increasing our revenue and, in turn, to achieving profitability.

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Volume is defined as the total sales value for all securities traded on our Forge Markets platform. Volume is defined as the aggregate value of the issuer company’s equity attributed to both the buyer and seller in a trade; Forge typically captures a commission on both sides, and as such a $100 trade of equity between buyer and seller would be captured as $200 volume for the Company. Volume is influenced by, among other things, the pricing and quality of our services as well as market conditions that affect private company valuations, such as increases in valuations of comparable companies at initial public offering.

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Net Take Rates are defined as our placement fee revenues, less transaction-based expenses, divided by Volume. These represent the percentage of fees earned by our marketplace on any transactions executed, which is a determining factor in our revenue. The Net Take Rate can vary based upon the service or product offering and is also affected by the average order size and transaction frequency.

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Billable Core and Platform Accounts are defined as our direct customers’ existing or new custodial accounts that are funded, or unfunded accounts that are in the process of funding with active transfer activity on the account, from inception to the end of the period, as well as the accounts we service through partnerships. These relate to our Custodial Administration fees revenue stream and are an important measure of our business as the number of core billable accounts is an indicator of our future revenues from account maintenance, transaction fees, and sub-account fees.
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Assets Under Custody is the reported value of all client holdings held under our agreements, including cash submitted to us by the responsible party. These assets can be held at various financial institutions, issuers, and in our vault. As the custodian of the accounts, we collect all interest and dividends, handle all fees and transactions and any other considerations for the assets concerned. Although our fees are earned from the overall maintenance activities of all assets and are not linearly correlated with Assets Under Custody, we believe this is a useful metric for assessing the relative size and scope of our business.

Non-GAAP Financial Measures
In addition to our financial results determined in accordance with U.S. GAAP, we present Adjusted EBITDA, a non-GAAP financial measure. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA, when taken together with the corresponding U.S. GAAP financial measure, provides meaningful supplemental information regarding our performance by excluding specific financial items that have less bearing on our core operating performance. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis.
However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA as a tool for comparison. A reconciliation is provided below for Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP. Investors are encouraged to review Adjusted EBITDA and the reconciliation of Adjusted EBITDA to net loss, and not to rely on any single financial measure to evaluate our business.
We defined adjusted EBITDA as net loss, adjusted to exclude: (i) interest expense, net, (ii) provision for or benefit from income taxes, (iii) depreciation and amortization, (iv) share-based compensation expense, (v) change in fair value of warrant liabilities, and (vi) acquisition-related transaction costs.
The following table reconciles net loss to Adjusted EBITDA for Forge for the periods presented below (in thousands):
	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
Net loss	$(12,139)	$(7,392)	$(9,712)	$(15,238)
Add:
Interest expense, net	2,323	1,339	2,405	170
Provision for (benefit from) income taxes	199	65	(803)	100
Depreciation and amortization	4,137	1,416	2,406	445
Share-based compensation expense	9,975	3,119	4,906	7,287
Change in fair value of warrant liabilities	5,575	1	292	—
Acquisition-related transaction costs(1)	163	1,385	3,289	404
Adjusted EBITDA	$10,233	$(67)	$2,783	$(6,832)

(1)
Represents direct and incremental costs in connection with business acquisitions and consists primarily of professional services fees for investment banking advisors, legal services, accounting advisory, and other external costs directly related to acquisitions and other strategic opportunities.

Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. We compensate for these limitations by providing specific information regarding the U.S. GAAP items excluded from Adjusted EBITDA. When evaluating our performance, consider Adjusted EBITDA in addition to, and not a substitute for, other financial performance measures, including our net loss and other U.S. GAAP results.
Basis of Presentation
The consolidated financial statements and accompanying notes of Forge included elsewhere in this proxy statement/prospectus include our accounts and accounts of our consolidated subsidiaries and were prepared in accordance with U.S. GAAP.
Components of Results of Operations
Revenue
We generate revenue from providing private market services, which include fees charged for private placements on its marketplace platform, and fees charged for account and asset management to customers.
We categorize our services into the following three categories:
Placement fees — We maintain a trading platform which generates revenues through our Forge Markets offering with volume-based fees sourced from institutions, individual investors and private equity holders. Placement fees represent fees charged by us for executing a private placement on our platform. We earn agency placement fees in non-underwritten transactions, such as private placements of equity securities. We enter into arrangements with individual accredited customers or pooled investment vehicles to execute private placements in the secondary market. We anticipate placement fees to grow as the secondary market continues to grow and Forge continues to execute trades more efficiently.
Custodial administration fees — We generate revenues primarily by performing custodial account administration and maintenance services for our customers. As part of this arrangement a flat fee is charged per account and additional fees are charged based on asset types held in accounts and additional services purchased by account holders. We charge quarterly administration fees for our services in maintaining custodial accounts and assets, which are based on the types of assets in customer accounts. Additionally, we earn account fees for facilitating customers transactions with Federal Deposit Insurance Corporation banks. These fees are assessed on the last day of the month based on cash balances within the custodial accounts.
Subscription Fees — We generate revenues through our Forge Data offering with subscription fees earned from our first data product, Forge Intelligence, which we formally launched in September 2021. We anticipate subscription fees to grow as we expand our sales and marketing efforts and develop more features and products.
Transaction-based expenses
Transaction-based expenses represent fees incurred to support placement activities. These include expenses for fund insurance, fund management, fund settlement, external broker fees, and transfer fees. We generally expect these expenses to increase in absolute dollars as our placement fee revenue grows.
Compensation and benefits
Compensation and benefits expense is our most significant operating expense and includes employee wages, bonuses, share-based compensation, severance costs, benefits, and employer taxes. The bonus component of our compensation and benefits expense is based on both our financial performance and individual employee performance. We expect our compensation and benefits expense to increase as we hire additional personnel to continue developing new products and services and increase the functionality of our platform. In addition, the share-based compensation component of the compensation and benefits expense is expected to increase as we have performance awards and merger-related acceleration occurring in the near future.
Professional services
Professional services expense includes fees for consulting services received on strategic and technology initiatives, temporary labor, as well as regulatory, legal and accounting fees. We expect to incur additional professional services expenses as we work to implement procedures and processes to address public company regulatory requirements and customary practices.
Acquisition-related transaction costs
Acquisition-related transaction costs consist primarily of professional services fees for investment banking advisors, legal services, accounting advisory, and other external costs directly related to acquisitions and other strategic opportunities. We expect to continue to explore and pursue various potential acquisitions and other strategic opportunities to strengthen our competitive position and support our growth. Acquisition- related transaction costs may be significant in relation to certain acquisitions, however they are non-recurring in nature, as we identify and pursue targets for particular purposes as necessary. As a result, we may or may not incur acquisition-related transaction costs in future periods.
Advertising and market development
The largest component of our advertising and market development expense consists of our discretionary customer acquisition expenses. These include advertising, marketing data analysis, trade shows, public relations, and seminars & conferences. Marketing is an important driver of growth and we intend to continue to make significant investments in customer acquisition. In January 2019, we experienced an increase in our advertising costs as we rebranded from “Equidate” to “Forge”. Our marketing and management teams believed the prior name of Equidate was confusing and did not resonate or connect with our target audience. Additionally, we had issues with obtaining an appropriate URL for our prior name and believed that “Forge” was a strong, one-word name (like Uber, or Slack) that wasn't narrowly descriptive of one core service offering. Advertising and market development costs decreased in fiscal year 2020, as these efforts were completed in fiscal year 2019. However, we expect our advertising and market development expense to increase in absolute dollars for the foreseeable future as we continue to focus on customer acquisition efforts.
Rent and occupancy
Rent and occupancy expense is related to our leased property and includes rent, maintenance, real estate taxes, utilities, and other related costs. We generally expect our rent and occupancy expense to increase in absolute dollars as a result of our expansion efforts.
Technology and communications
Technology and communications consist of costs for our hosting fees paid to third-party data centers, software development engineers, and maintenance of our computer hardware and software required to support our technology and cybersecurity. Technology and communications also include costs for network connections for our electronic platforms and telecommunications. We generally expect our technology and communications expense to increase as we continue to increase our headcount and innovate on our offerings and services.
General and administrative
General and administrative includes insurance, bank service charges, dues and subscriptions, travel and entertainment, other general and administrative costs, and other various charges. We expect our general and administrative expense to increase in the near term as a result of operating as a public company, including regulatory fees associated with compliance with the rules and regulations of the SEC and other regulatory bodies, as well as increases in general office expenses as we grow our business.

Depreciation and amortization
Depreciation and amortization is attributable to property and equipment, intangible assets and capitalized internal-use software. We expect our depreciation and amortization expense to increase for the foreseeable future as we plan additional capital expenditures to support the growth of our business.
Interest expense, net
Interest expense, net, primarily includes expenses related to our borrowing arrangements with financial institutions and issuance of convertible notes to investors for purposes of obtaining funding for operations. These expenses were offset by interest income from our cash and cash equivalents.
Change in fair value of warrant liabilities
Changes in the fair value of warrant liabilities are related to warrant liabilities that are marked-to- market each reporting period with the change in fair value recorded in the accompanying statements of operations and comprehensive loss until the warrants are exercised, expire or other facts and circumstances lead the warrant liabilities to be reclassified to stockholders’ equity or deficit.
Other expense, net
Other expense, net, primarily includes loss on an equity method investment, and other non-operating income and expenditures.
Results of Operations
Comparisons for the nine months ended September 30, 2021 and September 30, 2020
The following table sets forth our consolidated statement of operations for the nine months ended September 30, 2021 and 2020, and the dollar and percentage change between the two periods (dollars in thousands):
	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
Revenues
Placement fees	$83,394	$15,053	$68,341	454%
Custodial administration fees	14,992	16,840	(1,848)	(11)%
Total revenues	$98,386	$31,893
Transaction-based expenses:
Transaction-based expenses	(3,174)	(2,967)	207	7%
Total revenues, less transaction-based expenses	$95,212	$28,926
Operating expenses:
Compensation and benefits	$70,737	$24,001	$46,736	195%
Professional services	9,791	2,579	7,212	280%
Acquisition-related transaction costs	163	1,385	(1,222)	(88)%
Advertising and market development	2,979	928	2,051	221%
Rent and occupancy	2,711	1,672	1,039	62%
Technology and communications	5,839	3,375	2,464	73%
General and administrative	3,127	(596)	3,723	625%
Depreciation and amortization	4,137	1,416	2,721	192%
Total operating expenses	$99,484	$34,760
Operating loss	$(4,272)	$(5,834)

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
Other expenses:
Interest expense, net	(2,323)	(1,339)	(984)	73%
Change in fair value of warrant liabilities	(5,575)	(1)	(5,574)	NM
Other income (expense), net	230	(153)	383	250%
Total other expenses	$(7,668)	$(1,493)
Loss before provision for income taxes	(11,940)	(7,327)
Provision for (benefit from) income taxes	199	65	134	206%
Net and comprehensive loss	$(12,139)	$(7,392)

Revenue
Revenue was comprised of $98.4 million for the nine months ended September 30, 2021 compared to $31.9 million for the nine months ended September 30, 2020, representing an increase of $66.5 million, or 208%.
Placement fees increased by $68.3 million. The dollar amount of trades executed increased 454% period-over-period, driven by higher trading volumes and higher take rate. The net take rates increased 120bps period-over-period. The increase in placement fees was also driven by the SharesPost acquisition, which increased our customer base. The combined company increased coverage of more issuers on our platform. We also benefited from a strong market environment with the expanding number of unicorn companies as well as IPO activity generating more interest in the private markets. Revenue from the first nine months ended September 30, 2020 was also impacted in part by COVID-19.
Custodial administration fees decreased by $1.8 million, driven by a drop in interest rates. As the Federal Reserve lowers interest rates, our customers receive reduced interest payments on their un-invested cash balances, which in turn affects the portion of sub-account fees we receive in exchange for facilitating the acquisition of FDIC insurance on behalf of the customer.
The following table sets forth our consolidated statements of operations data expressed as a percentage of revenue:
	Nine Months Ended September 30,
	2021	2020
	(as a percentage of revenue)
Revenues
Placement fees	85%	47%
Custodial administration fees	15%	53%
Total revenues	100%	100%
Transaction-based expenses:
Transaction-based expenses	(3)%	(9)%
Total revenues, less transaction-based expenses	97%	91%
Operating expenses:
Compensation and benefits	72%	75%
Professional services	10%	8%
Acquisition-related transaction costs	—	4%
Advertising and market development	3%	3%
Rent and occupancy	3%	5%
Technology and communications	6%	11%

	Nine Months Ended September 30,
	2021	2020
	(as a percentage of revenue)
General and administrative	3%	(2)%
Depreciation and amortization	4%	5%
Total operating expenses	101%	109%
Operating loss	(4)%	(18)%
Other expenses:
Interest expense, net	(2)%	(5)%
Change in fair value of warrant liabilities	(6)%	—
Other income (expense), net	—	—
Total other expenses	(8)%	(5)%
Loss before provision for income taxes	(12)%	(23)%
Provision for (benefit from) income taxes	—	—
Net and comprehensive loss	(12)%	(23)%

Transaction-based expenses
Transaction-based expenses were $3.2 million for the nine months ended September 30, 2021, compared to $3.0 million for the nine months ended September 30, 2020, representing an increase of $0.2 million or 7%. Though our revenues increased during the same period, transaction-based expenses did not increase proportionally due to the reduced usage of external brokers driven by less focus on larger, institutional transactions that more often involve the participation of an external broker.
Compensation and benefits
	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
(in thousands)
Salary	$23,902	$14,194	9,708	68%
Bonus	34,019	5,007	29,012	579
Benefits	2,787	1,651	1,136	69
Share-based compensation	9,975	3,119	6,856	220
Other	54	30	24	80
Total compensation and benefits	$70,737	$24,001	46,736	195%
Compensation and benefits expense was $70.7 million for the nine months ended September 30, 2021, compared to $24.0 million for the nine months ended September 30, 2020, representing an increase of $46.7 million, or 195%. The increase was primarily attributable to the increase of $29.0 million from bonuses accrued related to our financial performance, individual employee performance, and changes in the commissions structure for brokers. Bonuses were also impacted by the additional headcount acquired from SharesPost and the overall upturn in the market in the first three quarters of 2021 as compared to the first three quarters of 2020, which contained the initial ramifications of the COVID-19 pandemic on the public and private stock markets. In addition, share-based compensation expense increased by $6.9 million, which was primarily driven by a $4.2 million increase in share-based compensation charges related to secondary transactions in 2021 that did not occur in 2020. Refer to Note 11, Share-based Compensation to our unaudited condensed interim consolidated financial statements included elsewhere in this proxy statement/ prospectus for more information. Additionally, the increase in compensation and benefits expense was attributable to the increase in employee salaries in the amount of $9.7 million, and benefits in the amount of $1.1 million with increases in headcount from our acquisitions and organic growth of business operations.

Professional services
Professional services expense was $9.8 million for the nine months ended September 30, 2021, compared to $2.6 million for the nine months ended September 30, 2020, representing an increase of $7.2 million, or 280%. The increase in professional services expense is aligned with our plan of becoming a public company. We incurred increases of $3.0 million in advisor fees related to the issuance of Series B-1 and B-2 convertible preferred stock and the secondary sales of common stock during the nine months ended September 30, 2021. In addition, we incurred increases in audit fees of $1.7 million and legal fees of $0.9 million related primarily to overall increased business operations and increased regulatory jurisdiction to ensure compliance.
Acquisition-related transaction costs
Acquisition-related transaction costs were $0.2 million for the nine months ended September 30, 2021, compared to $1.4 million for the nine months ended September 30, 2020, representing a decrease of $1.2 million, or 88%. The decrease in acquisition-related transaction costs was primarily related to the acquisition of SharesPost in 2020. During the nine months ended September 30, 2020, we incurred $1.4 million in acquisition-related transaction costs primarily related to our acquisition of SharesPost, which was completed in November 2020. We did not incur material acquisition-related transaction costs during the nine months ended September 30, 2021.
Advertising and market development
Advertising and market development expense was $3.0 million for the nine months ended September 30, 2021, compared to $0.9 million for the nine months ended September 30, 2020, representing an increase of $2.1 million, or 221%. The increase in advertising and marketing expenses was driven primarily by increased internet advertising and various other marketing expenses, such as public relations for public readiness and conferences.
Rent and occupancy
Rent and occupancy expense was $2.7 million for the nine months ended September 30, 2021, compared to $1.7 million for the nine months ended September 30, 2020, representing an increase of $1.0 million, or 62%. The increase in rent and occupancy expenses is primarily due to three additional operating leases assumed as a part of the SharesPost acquisition in November 2020.
Technology and communications
Technology and communications expense was $5.8 million for the nine months ended September 30, 2021, compared to $3.4 million for the nine months ended September 30, 2020, representing an increase of $2.4 million, or 73%. The increase in expense pertains primarily to an increase of $1.2 million in computer equipment and software expenses for our growing business, and an increase of $1.2 million for third-party software development engineers for the continued maintenance of our platform.
General and administrative
General and administrative expense was $3.1 million for the nine months ended September 30, 2021, compared to a credit balance of $0.6 million for the nine months ended September 30, 2020, representing an increase of $3.7 million, or 625%. The increase in general and administrative expense was primarily due to miscellaneous expense increases of $2.3 million, largely driven by $2.2 million related to a credit for fund insurance premiums as a result of re-negotiation of the insurance premium with our vendor during fiscal year 2020. We further incurred increases of $1.0 million for various costs such as regulatory fees, franchise/business taxes, bank service charges, and travel and entertainment expenses.
Depreciation and amortization
Depreciation and amortization expense was $4.1 million for the nine months ended September 30, 2021, compared to $1.4 million for the nine months ended September 30, 2020, representing an increase of $2.7 million, or 192%. The increase was primarily driven by a $2.5 million increase in the amortization of intangible assets acquired from the acquisition of SharesPost in November 2020, and $0.2 million increase in depreciation and amortization of furniture, leasehold improvements, computer equipment, and capitalized software.
Interest expense, net
Interest expense, net, was $2.3 million for the nine months ended September 30, 2021, compared to $1.3 million for the nine months ended September 30, 2020, representing an increase of $1.0 million, or 73%. Interest expense increased by $1.0 million due to direct financing costs incurred in connection with the repayment of term loans and convertible notes.
Change in fair value of warrant liabilities
Change in fair value of warrant liabilities was a credit balance of $5.6 million for the nine months ended September 30, 2021, compared to a credit balance of less than $0.1 million for the nine months ended September 30, 2020, representing a change of $5.6 million from the nine months ended September 30, 2020. The change was primarily driven by the increase in the fair value of the securities including common and convertible preferred stock underlying our outstanding warrants during the nine months ended September 30, 2021 as compared to the fair value of the underlying securities during the nine months ended September 30, 2020.
Other income (expense), net
Other income, net was $0.2 million for the nine months ended September 30, 2021, compared to other expense, net of $0.2 million for the nine months ended September 30, 2020, representing an increase of $0.4 million, or 250%.
Comparisons for fiscal years ended December 31, 2020 and December 31, 2019
The following table sets forth our consolidated statement of operations for the fiscal years ended December 31, 2020 and 2019, and the dollar and percentage change between the two years (dollars in thousands):
	Year Ended December 31,
	2020	2019	$ Change	% Change
Revenues
Placement fees	$29,240	$23,990	5,250	22%
Custodial administration fees	22,404	3,720	18,684	502%
Total revenues	$51,644	$27,710
Transaction-based expenses:
Transaction-based expenses	(3,888)	(3,661)	227	6%
Total revenues, less transaction-based expenses	$47,756	$24,049
Operating expenses:
Compensation and benefits	$37,330	$26,348	10,982	42%
Professional services	3,371	3,383	(12)	—
Acquisition-related transaction costs	3,289	404	2,885	714%
Advertising and market development	1,528	2,181	(653)	(30)%
Rent and occupancy	2,381	1,883	498	26%
Technology and communications	4,616	2,461	2,155	88%
General and administrative	452	1,590	(1,138)	(72)%
Depreciation and amortization	2,406	445	1,961	441%
Total operating expenses	$55,373	$38,695

	Year Ended December 31,
	2020	2019	$ Change	% Change
Operating loss	$(7,617)	$(14,646)
Other expenses:
Interest expense, net	(2,405)	(170)	2,235	1,315%
Change in fair value of warrant liabilities	(292)	—	292	100%
Other expenses, net	(201)	(322)	(121)	(38)%
Total other expenses	$(2,898)	$(492)
Loss before income taxes	(10,515)	(15,138)
Provision for (benefit from) income taxes	(803)	100	(903)	(903)%
Net and comprehensive loss	$(9,712)	$(15,238)

Revenue
Revenue was $51.6 million for the year ended December 31, 2020 compared to $27.7 million for the year ended December 31, 2019, representing an increase of $23.9 million or 86%.
Placement fees increased by $5.3 million, or 22%, year-over-year. The dollar amount of trades executed increased by $257 million, while our net take rate increased by 7 basis points. While revenue in the first half of the year was lower than anticipated due to the market impacts of COVID-19, activity recovered in the second half of 2020. The increase in placement fees is also driven by the SharesPost acquisition in November 2020, which significantly increased our brokerage customer base.
Custodial administration fees increased by $18.7 million, as we benefited from an entire year of revenue in 2020 versus two months of revenues in fiscal year 2019. We also raised prices on our services in 2020 and saw a net increase of more than 450,000 billable core and platform accounts.
The following table sets forth our consolidated statements of operations data expressed as a percentage of revenue:
	Year Ended December 31,
	2020	2019
	(as a percentage of revenue)
Revenues
Placement fees	57%	87%
Custodial administration fees	43%	13%
Total revenues	100%	100%
Transaction-based expenses:
Transaction-based expenses	(8)%	(13)%
Total revenues, less transaction-based expenses	92%	87%
Operating expenses:
Compensation and benefits	72%	95%
Professional services	6%	12%
Acquisition-related transaction costs	6%	1%
Advertising and market development	3%	8%
Rent and occupancy	5%	7%
Technology and communications	9%	9%
General and administrative	1%	6%
Depreciation and amortization	5%	2%
Total operating expenses	107%	140%
Operating loss	(15)%	(53)%

	Year Ended December 31,
	2020	2019
	(as a percentage of revenue)
Other expenses:
Interest expense, net	(5)%	(1)%
Change in fair value of warrant liabilities	(1)%	—
Other expense, net	—	(1)%
Total other expenses	(6)%	(2)%
Loss before income taxes	(21)%	(55)%
Provision for (benefit from) income taxes	(2)%	—
Net and comprehensive loss	(19)%	(55)%

Transaction-based expenses
Transaction-based expenses were $3.9 million for the year ended December 31, 2020, compared to $3.7 million for the year ended December 31, 2019, representing an increase of $0.2 million or 6% in fiscal year 2020. Though our revenues increased from fiscal year 2019 to fiscal year 2020, transaction-based expenses did not increase proportionally due to the mix of transaction types and the usage of external brokers focused on fewer, but larger, institutional transactions that more often involve the participation of an external broker.
Compensation and benefits
	Year Ended December 31,
	2020	2019	$ Change	% Change
(in thousands)
Salary	$19,915	$12,192	7,723	63%
Bonus	10,303	6,132	4,171	68
Benefits	2,167	726	1,441	198
Share-based compensation	4,906	7,287	(2,381)	(33)
Other	39	11	28	255
Total compensation and benefits	$37,330	$26,348	10,982	42%
Compensation and benefits expense was $37.3 million for the year ended December 31, 2020, compared to $26.3 million for the year ended December 31, 2019, representing an increase of $11.0 million or 42% in fiscal year 2020. The increase was primarily attributable to the increase in employee salary, benefits, and other related costs of $9.2 million due to increase in headcount driven by our acquisitions and organic growth of business operations. This increase also resulted from the incremental $4.2 million in bonuses, which are based on our financial performance and individual employee performance. These increases were offset by a $2.4 million decrease in share-based compensation expense in fiscal year 2020 primarily attributable to share- based compensation expenses recognized as a result of secondary transactions in fiscal year 2019 of $5.0 million that did not recur in fiscal year 2020. Refer to Note 12, Share-based Compensation to our audited annual consolidated financial statements included elsewhere in this proxy statement/prospectus for more information related to the secondary transactions.
Professional services
Professional services expense was $3.4 million for the year ended December 31, 2020, compared to $3.4 million for the year ended December 31, 2019, which remained relatively flat.
Acquisition-related transaction costs
In fiscal year 2020, we incurred $3.3 million in acquisition-related transaction costs, primarily related to our acquisition of SharesPost. In fiscal year 2019, we incurred $0.4 million in acquisition-related transaction costs related to our acquisition of IRA services.

Advertising and market development
Advertising and market development expense was $1.5 million for the year ended December 31, 2020, compared to $2.2 million for the year ended December 31, 2019, representing a decrease of $0.7 million or 30% in fiscal year 2020. The decrease in advertising and marketing expenses was driven by a reduction of $1.1 million in outdoor and physical advertising and brand-related spend in our marketing. In addition, we had a reduction of $0.1 million in trade show costs as a result of the continuing pandemic resulting in a halt of our business travel and related trade show expenses. These decreases were offset by a $0.5 million increase in other marketing costs for website design work.
Rent and occupancy
Rent and occupancy expenses were $2.4 million for the year ended December 31, 2020, compared to $1.9 million for the year ended December 31, 2019, representing an increase of $0.5 million or 26% in fiscal year 2020. The increase in rent and occupancy expenses is primarily attributed to one additional lease assumed as a part of the IRA Services acquisition in October 2019, and three additional operating leases assumed as a part of the SharesPost acquisition in November 2020.
Technology and communications
Technology and communications expense was $4.6 million for the year ended December 31, 2020, compared to $2.5 million for the year ended December 31, 2019, representing an increase of $2.1 million or 88% in fiscal year 2020. The increase in expense pertains primarily to an increase of $1.5 million for third-party software development engineers for the continued development and maintenance of our platform, an increase of $0.3 million in computer equipment and hosting expenses that coincide with our growth over the period, and increased spend on telecom and internet services of $0.3 million.
General and administrative
General and administrative expense was $0.5 million for the year ended December 31, 2020, compared to $1.6 million for the year ended December 31, 2019, representing a decrease of $1.1 million, or 72%. The decrease in general and administrative expense was primarily due to a $2.2 million credit for fund insurance premiums as a result of re-negotiation of the insurance premium with our vendor during fiscal year 2020 and a $0.5 million decrease in lodging, meals and travel. The decrease was partially offset by increases of $0.6 million for company liability insurance, $0.4 million for bad debt expense, and $0.3 million for bank service charges.
Depreciation and amortization
Depreciation and amortization expense was $2.4 million for the year ended December 31, 2020, compared to $0.4 million for the year ended December 31, 2019, representing an increase of $2.0 million or 441% in fiscal year 2020. The increase was primarily driven by a $2.0 million increase in the amortization of intangible assets acquired from IRA Services in 2019 and SharesPost in 2020.
Interest expense, net
Interest expense, net, was $2.4 million for the year ended December 31, 2020, compared to $0.2 million for the year ended December 31, 2019, representing an increase of $2.2 million or 1,315% in fiscal year 2020. Interest expense increased by $2.2 million due to the issuance of additional convertible notes, as well as term loans and a revolving loan.
Change in fair value of warrant liabilities
Change in fair value of warrant liabilities of $0.3 million for the year ended December 31, 2020, compared to zero for the year ended December 31, 2019. We had no liability classified warrants in 2019.

Other expense, net
Other expense was $0.2 million for the year ended December 31, 2020, compared to $0.3 million for the year ended December 31, 2019, representing a decrease in other expense of $0.1 million or 38% in fiscal year 2020. The decrease in other expenses is primarily due to a reduction in losses related to our equity method investment.
Liquidity and Capital Resources
To date, we have financed our operations primarily through revenue from operations, issuances of convertible preferred stock and issuances of debt. Our primary requirements for liquidity and capital are to finance working capital, capital expenditures and investments in business acquisitions.
As of September 30, 2021, our principal source of liquidity was our cash and cash equivalents balance of $80.5 million. Since our inception, we have generated operating losses as reflected in our accumulated deficit. We had an accumulated deficit of $72.2 million as of September 30, 2021.
We believe our existing cash and cash equivalents as of September 30, 2021, together with the proceeds stemming from the transactions contemplated by the Merger Agreement, the A&R FPA Investment and the PIPE Investment, will be sufficient to meet our operating working capital and capital expenditure requirements for the foreseeable future. Depending on the extent of redemption by Motive’s shareholders, we anticipate an estimated increase in cash and cash equivalents of approximately $358.7 million in cash to the balance sheet upon consummation of the Business Combination. This assumes that no shares of Motive’s Class A ordinary shares available for redemption are redeemed. Our future financing requirements will depend on many factors including our growth rate, the timing and extent of spending to support development of our platform and the expansion of sales and marketing activities. Although we currently are not a party to any agreement and do not have any understanding with any third parties with respect to potential investments in, or acquisitions of, businesses or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all.
We intend to continue to make investments in product development, sales effort, and additional general and administrative costs in connection with operating as a public company. We expect to continue to maintain financing flexibility in the current market conditions. As a result, we may require additional capital resources to execute strategic initiatives to grow our business.
Our future capital requirements will depend on many factors including our revenue growth rate, the timing, and extent of spending to support further sales and marketing and research and development efforts. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be materially and adversely affected.
Cash Flow Summary
The following table summarizes our cash flows for the periods presented (in thousands):
	Nine Months Ended September 30,
	2021	2020
Net cash provided by (used in):
Operating activities	$12,857	$(161)
Investing activities	$(2,855)	$(10,024)
Financing activities	$29,638	$4,747
Operating Activities
Cash provided by operating activities for the nine months ended September 30, 2021 of $12.9 million was primarily related to our net loss of $12.1 million, adjusted for non-cash charges of $21.9 million and net cash inflows of $3.1 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of share-based compensation of $9.9 million, changes in fair value of warrant liabilities of $5.6 million, depreciation and amortization of $4.1 million, amortization of right-of-use assets of $2.0 million, and other non-cash charges of $0.3 million. The main drivers of the cash inflows were derived from the changes in operating assets and liabilities and were related to an increase in accrued compensation and benefits of $5.4 million, a decrease in accounts receivable of $1.6 million, a decrease in prepaid expenses and other assets of $0.5 million, and an increase in accounts payable of $0.3 million, partially offset by a decrease in operating lease liabilities of $2.6 million, and a decrease in accrued expenses and other current liabilities of $2.1 million.
Cash used in operating activities for the nine months ended September 30, 2020 of $0.2 million was primarily related to our net loss of $7.4 million, adjusted for non-cash charges of $5.9 million and net cash inflows of $1.3 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of share-based compensation of $3.1 million, depreciation and amortization of $1.4 million, amortization of right-of-use assets of $1.1 million, and other non-cash charges of $0.3 million. The main drivers of the cash inflows were derived from the changes in operating assets and liabilities and were related to an increase in accrued expenses and other current liabilities of $5.4 million, a decrease in prepaid expenses and other assets of $0.6 million, and an increase in accounts payable of $0.1 million, partially offset by an increase in accounts receivable of $2.5 million, a decrease in accrued compensation and benefits of $1.2 million, and a decrease in operating lease liabilities of $1.1 million.
Investing Activities
Cash used in investing activities was $2.9 million for the nine months ended September 30, 2021, which consisted of purchases of intangible assets of $2.2 million and $0.7 million related to payments for capitalized internal-use software development costs.
Cash used in investing activities was $10.0 million for the nine months ended September 30, 2020, which consisted primarily of the payment of deferred acquisition costs related to the IRA Services acquisition of $6.1 million, $3.0 million related to a loan to SharesPost, and $0.9 million related to payments for capitalized internal-use software development costs.
Financing Activities
Cash provided by financing activities was $29.6 million for the nine months ended September 30, 2021, which consisted primarily of proceeds from issuance of Series B-1 convertible preferred stock, net of issuance costs, in the amount of $47.7 million, proceeds from issuance of Series B-2 convertible preferred stock in the amount of $1.6 million, and proceeds from exercise of options, including proceeds from the repayment of promissory notes, in the amount of $1.5 million, partially offset by repayments of debt in the amount of $19.4 million, and payments of deferred offering costs of $1.8 million.
Cash provided by financing activities was $4.8 million for the nine months ended September 30, 2020, which consisted primarily of proceeds from issuance of Series B-1 convertible preferred stock, net of issuance costs, in the amount of $20.3 million and proceeds from debt, net of debt issuance costs, in the amount of $10.7 million, partially offset by repayments of debt in the amount of $26.2 million.
The following table summarizes our cash flows for the periods presented (in thousands):
	Year Ended December 31,
	2020	2019
Net cash provided by (used in):
Operating activities	$(2,528)	$1,788
Investing activities	$(23,373)	$(45,834)
Financing activities	$39,380	$40,099
Operating Activities
Cash used in operating activities for the year ended December 31, 2020 of $2.5 million was primarily related to our net loss of $9.7 million, adjusted for non-cash charges of $10.2 million and net cash outflows of $3.0 million related to changes in our operating assets and liabilities. Non-cash charges primarily consisted of share-based compensation of $4.9 million, depreciation and amortization of $2.4 million, amortization of right-of-use assets of $1.6 million, provisions for accounts receivable allowances of $0.4 million, changes in fair value of warrant liabilities of $0.3 million, and other non-cash charges of $0.5 million. The main drivers of the cash outflows were derived from the changes in operating assets and liabilities and were related to an increase to accounts receivable of $3.4 million, an increase in prepaid expenses and other assets of $2.2 million, a decrease in accounts payable of $1.7 million, and a decrease in operating lease liabilities of $1.7 million, partially offset by an increase in accrued compensation and benefits of $3.9 million, and an increase in accrued expenses and other current liabilities of $2.1 million.
Cash provided by operating activities for the year ended December 31, 2019 of $1.8 million was primarily related to our net loss of $15.2 million, adjusted for non-cash charges of $10.5 million and net cash inflows $6.5 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of share-based compensation of $7.3 million, amortization of right-of-use assets of $1.2 million, provisions for accounts receivable allowances of $1.1 million, other non-cash charges of $0.5 million, and depreciation and amortization of $0.4 million. The main drivers of the cash inflows were derived from the changes in operating assets and liabilities and were related to an increase in accrued compensation and benefits of $5.5 million, a decrease in accounts receivable of $1.6 million, an increase in accounts payable of $1.5 million, partially offset by an increase in prepaid expenses and other assets of $1.1 million, a decrease in operating lease liabilities of $0.8 million, and a decrease in accrued expenses and other current liabilities of $0.2 million.
Investing Activities
Cash used in investing activities was $23.4 million for the year ended December 31, 2020, which consisted primarily of cash paid for acquisitions, net of cash acquired in the amount of $13.1 million related to the SharesPost acquisition, payment of deferred acquisition costs related to the IRA Services acquisition in the amount of $6.1 million, a loan to SharesPost in the amount of $3.0 million, and $1.2 million related to capitalized internal-use software development costs.
Cash used in investing activities was $45.8 million for the year ended December 31, 2019, which consisted primarily of cash paid for acquisitions, net of cash acquired in the amount of $44.9 million related to the IRA Services acquisition, $0.4 million related to capitalized internal-use software development costs, a loan to related party in the amount of $0.3 million, and purchases of property and equipment in the amount of $0.2 million.
Financing Activities
Cash provided by financing activities was $39.4 million for the year ended December 31, 2020, which consisted primarily of proceeds from issuance of Series B-1 convertible preferred stock, net of issuance costs in the amount of $41.5 million and proceeds from debt in the amount of $25.6 million, partially offset by repayment of debt in the amount of $27.7 million.
Cash provided financing activities was $40.1 million for the year ended December 31, 2019, which consisted primarily of proceeds from debt in the amount of $28.8, proceeds from issuance of Series B-1 convertible preferred stock, net of issuance costs in the amount of $11.5 million, and proceeds from exercise of options in the amount of $0.2 million, partially offset by repayment of debt in the amount of $0.3 million and cash paid to purchase equity securities in the amount of $0.1 million.
Contractual Obligations
The following table summarizes our contractual obligations as of December 31, 2020, and the years in which these obligations are due (in thousands):
	Total	Less than 1 year	2 to 3 years	4 to 5 years	More than 5 years
Operating lease obligations(1)	$13,447	$4,074	$8,044	$1,329	$—
Non-cancelable purchase obligations(2)	790	694	96	—	—
Total contractual obligations	$14,237	$4,768	$8,140	$1,329	$—

(1)
Our lease portfolio primarily includes leased office space, all of which are accounted for as operating leases. Total payments listed represent total minimum future lease payments.

(2)
In the normal course of business, we entered into non-cancelable purchase commitments with various parties mainly for liability insurance and software products and services.

During the nine months ended September 30, 2021, there have been no material changes outside the ordinary course of business to our contractual obligations from those disclosed within Note 7, Commitments and Contingencies, to our unaudited condensed interim consolidated financial statements included elsewhere in this proxy statement/prospectus.
Off-Balance Sheet Arrangements
Refer to Note 8, Off Balance Sheet Items, to our audited annual consolidated financial statements and to our unaudited condensed interim consolidated financial statements included elsewhere in this proxy statement/prospectus.
Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our audited annual consolidated financial statements and accompanying notes. We base our estimates on historical experience, current business factors and various other assumptions that we believe are necessary to consider forming a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses and the disclosure of contingent assets and liabilities. Forge is subject to uncertainties such as the impact of future events, economic and political factors, and changes in our business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of our audited annual consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to our audited annual consolidated financial statements and unaudited condensed interim consolidated financial statements.
On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions. The most significant judgments, estimates and assumptions relate to the critical accounting policies, as discussed in more detail below.
Revenue Recognition
We generate revenue from fees charged for the trading of private placements on our marketplace platform, and fees for account and asset management provided to customers. We disaggregate revenue by service type, as we believe that this level of disaggregation best depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are impacted by economic factors. We recognize revenue pursuant to ASC 606, Revenue from Contracts with Customers.   The amount of revenue recognized reflects the consideration that we expect to receive in exchange for services. To achieve the core principle of this standard, we applied the following five steps:
1.
Identification of the contract, or contracts, with the customer;

2.
Identification of the performance obligations in the contract;

3.
Determination of the transaction price;

4.
Allocation of the transaction price to the performance obligations in the contract; and

5.
Recognition of the revenue when, or as, a performance obligation is satisfied.

Revenue from Contracts with Customers
We enter into contracts with customers that can include various services, which are generally capable of being distinct and accounted for as separate performance obligations. When applicable, allocation of the transaction fees to the performance obligations or to the distinct goods or services that form part of a single performance obligation will depend on the individual facts and circumstances of the contract.
All of our revenues are from contracts with customers. We are the principal in these contracts, with the exception of sub-account fees, in which case we act as the agent and record revenue from fees earned related to cash balances in customers’ custodial accounts.
Business Combinations
We apply the acquisition method of accounting for business combinations. Under this method of accounting, all assets acquired and liabilities assumed are recorded at their respective fair values at the date of the acquisition. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, intangibles, and other asset lives, among other items. These assumptions and judgments inherently contain risk. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers and sellers in the principal, most advantageous market for the asset or liability. Additionally, fair value measurements for an asset assume the highest and best use of that asset by market participants. Any excess of the purchase price over the fair value of the net assets acquired is recognized as goodwill.
During the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. In addition, uncertain tax positions and tax-related valuation allowance are initially recorded in connection with a business acquisition as of the acquisition date. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgement and estimates including the selection of valuation methodologies, estimates of future revenue, costs, and cash flows, discount rates and selection of comparable companies and comparable transactions. For material acquisitions, we engage the assistance of valuations specialists in concluding on fair value measurements of certain assets acquired or liabilities assumed in a business combination. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in our consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.
For additional information refer to Note 2, Acquisitions, to our audited annual consolidated financial statements included elsewhere in this proxy statement/prospectus.
Goodwill and Intangible Assets
Goodwill on our consolidated balance sheets represents the excess of purchase price over the fair value of net assets acquired from our acquisitions. Intangible assets other than goodwill have also been identified as part of our acquisitions when determining the fair value of assets acquired.
Intangible assets other than goodwill included in our consolidated balance sheets primarily include assets related to developed technology, customer relationships, trade name, and in-process research and development. The valuation of these assets used valuation methods appropriate for determining the market value of each asset. These valuation methodologies use various assumptions, which included discount rates, the cost of capital, and forecasting among others.
Goodwill is not amortized, but instead it is assessed for impairment at the reporting unit level on an annual basis or more frequently if indicators of impairment exist.
The goodwill impairment test is performed at the reporting unit level. We initially perform a qualitative analysis to determine if it is more likely than not that the goodwill balance is impaired. If a qualitative assessment is not performed or if a determination is made that it is not more likely than not that their value of the reporting unit exceeds its carrying amount, then we will perform a two-step quantitative analysis.
First, the fair value of each reporting unit is compared to its carrying value. If the fair value of the reporting unit is less than its carrying value, we perform a hypothetical purchase price allocation based on the reporting unit’s fair value to determine the fair value of the reporting unit’s goodwill. Any resulting difference will be recorded as a charge to operations in the consolidated statements of operations and comprehensive loss in the period in which the determination is made.
Intangible assets with a finite life are amortized over the estimated useful life while intangible assets with an indefinite useful life are not amortized. Finite-lived intangibles are reviewed for impairment when indicators of impairment are present and indefinite-lived intangibles are assessed for impairment on an annual basis or more frequently if indicators of impairment exist.
We evaluate the recoverability of intangible assets at least annually or whenever events or changes in circumstances indicate the carrying value of such asset may not be recoverable. Should there be an indication of impairment, we test for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of the asset to the carrying amount of the asset or asset group. If the asset or asset group is determined to be impaired, any excess of the carrying value of the asset or asset group over its estimated fair value is recognized as an impairment loss. As of September 30, 2021, there were no events or changes in circumstances that indicated our long-lived assets were impaired.
For additional information, refer to Note 5, Goodwill and Intangible Assets, Net, in our audited annual consolidated financial statements and our unaudited condensed interim consolidated financial statements included elsewhere in this prospectus.
Share-Based Compensation
We recognize stock-based compensation expense in accordance with the provisions of ASC 718, Compensation — Stock Compensation (“ASC 718”). ASC 718 requires the measurement and recognition of compensation expense for all stock-based awards made to employees, directors and non-employees based on the grant date fair value of the awards. The fair value of employee and non-employee stock options are determined on the grant date using the Black-Scholes option pricing model using various inputs, including the fair value of the underlying common stock, the expected term of the stock-based award, the expected volatility of the price of our common stock, risk-free interest rates, and the expected dividend yield of common stock. The assumptions used to determine the fair value of the stock-based awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.
We recognize stock-based compensation cost on a straight-line basis over the requisite service period of the awards, which generally is the option vesting term. Forfeitures are accounted for as they occur.
Changes in the following assumptions can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.
•
Fair Value of Common Stock.   Given the absence of a public trading market, our board of directors, with the input of management, considers numerous objective and subjective factors to determine the fair value of common stock at each meeting in which awards are approved.

•
Expected Term.   Expected term represents the period that options are expected to be outstanding. We determine the expected term using the simplified method based on the option’s vesting term and contractual obligations.

•
Expected Volatility.   The volatility is derived from the average historical stock volatilities of a peer group of public companies that we consider to be comparable to our business over a period equivalent to the expected term of the share-based grants.

•
Risk-Free Interest Rate.   We derive the risk-free interest rate assumption from the United States Treasury’s rates for the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the awards being valued.

•
Dividend Yield.   We base the assumed dividend yield on its expectation of not paying dividends in the foreseeable future. Consequently, the expected dividend yield used is zero.

The Black-Scholes assumptions used in evaluating our awards are as follows:
	Year Ended December 31,
	2020	2019
Fair value of common stock	$3.41 – $6.59	$3.63 – $4.92
Expected term (years)	5.0 – 6.2	5.0 – 6.0
Expected volatility	37.0% – 41.7%	35.9% – 36.4%
Risk-free interest	0.3% – 0.8%	1.9% – 2.0%
Expected dividend yield	0%	0%
The variables used in these models are reviewed on each grant date and adjusted, as needed. As we continue to accumulate additional data related to our common stock valuations and assumptions used in the Black-Scholes model, we may refine our estimates of these variables, which could materially affect our future stock-based compensation expense.
These estimates involved in calculating the fair value of our stock options involve inherent uncertainties and the application of significant judgment. We will continue to use judgment in evaluating the assumptions related to our stock-based compensation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may refine our estimation process, which could materially impact our future stock-based compensation expense. As a measure of sensitivity, for every 10% increase in the estimated fair value of our stock options over management’s estimates at the grant dates of stock options, share-based compensation expense recognized for the fiscal year ended December 31, 2020 would have increased by $0.4 million and share-based compensation expense recognized for the fiscal year ended December 31, 2019 would not have been materially impacted. For the nine months ended September 30, 2021, share-based compensation expense recognized would have increased by $0.4 million and would not have been materially impacted for the nine months ended September 30, 2020.
In addition, we have issued performance-based stock options that vest based upon continued service through the vesting term and achievement of certain market conditions established by the board of directors for a predetermined period. We measure stock-based compensation expense for performance-based stock options containing market conditions based on the estimated grant date fair value determined using the Monte Carlo valuation model. We recognize compensation expense for such awards over the requisite service period using the accelerated attribution method when it becomes probable that the performance condition will be satisfied.
Common Stock Valuations
The fair value of the common stock underlying our equity awards was determined by our board of directors, after considering contemporaneous third-party valuations and input from management. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.   In the absence of a public trading market, our board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:
•
our capital resources and financial condition;

•
the prices paid for common or convertible preferred stock sold to third-party investors by us and prices paid in secondary transactions in arm’s length transactions;

•
the preferences held by our preferred stock classes relative to those of our common stock;

•
the likelihood and timing of achieving a liquidity event, such as an initial public offering, given prevailing market conditions;

•
our historical operating and financial performance as well as our estimates of future financial performance;

•
valuations of comparable companies;

•
the relative lack of marketability of our common stock;

•
industry information such as market growth and volume and macro-economic events; and

•
additional objective and subjective factors relating to our business.

In valuing our common stock, absent an arm’s-length current/recent round of financing, the fair value of our business, or enterprise value, was determined using both the income approach and market approach. The income approach estimates value based on the expectation of future cash flows we will generate. These future cash flows are discounted to their present values using a discount rate based on the capital rates of return for comparable publicly traded companies and is adjusted to reflect the risks inherent in our cash flows relative to those inherent in the companies utilized in the discount rate calculation. The market approach estimates value based on a comparison of us to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to our financial results to estimate the enterprise value. The resulting enterprise value was then allocated to each share class using a probability-weighted expected return method (“PWERM”) to allocate value among the various share classes. The PWERM involves the estimation of the value of our company under multiple future potential outcomes and estimates the probability of each potential outcome. The per share value of our common stock as determined through the PWERM is ultimately based upon probability- weighted per share values resulting from the various future scenarios, which primarily include an initial public offering or continued operation as a private company.
In addition, we also considered any secondary transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange and assigned the transactions an appropriate weighting in the valuation of our common stock. Factors considered included the number of different buyers and sellers, transaction volume, timing relative to the valuation date, whether the transactions occurred between willing and unrelated parties, and whether the transactions involved investors with access to our financial information.
The significant input assumptions used in the valuation model were based on subjective future expectations combined with management judgment. Beginning April 2020, we began to weight our model differently based on the expectations that we would go public through a special acquisition purpose company (“SPAC”). In this period, we included comparable broker-dealers and exchange marketplaces companies that had recently completed similar offerings to our set of guideline public companies for use in estimating the value of our common stock.
After the common stock value was determined, a discount for lack of marketability (“DLOM”) was applied to arrive at the fair value of the common stock on a non-marketable basis. A DLOM is applied in order to reflect the lack of a recognized market for a closely held interest and the fact that a non-controlling equity interest may not be readily transferable. A market participant purchasing this share would recognize this illiquidity associated with the shares, which would reduce the overall fair market value.
In our assessments of the fair value of common stock for grant dates between the dates of the valuations, we utilized a straight-line calculation between two valuation dates. This determination included an evaluation of whether the subsequent valuation indicated that any significant change in valuation had occurred between the previous valuation and the grant date.
During fiscal year 2020, Forge issued equity as part of the consideration paid to acquire the broker-dealer business of SharesPost, Inc. As a measure of sensitivity, for every 10% increase in the estimated fair value of our common stock over management’s estimates at the closing date of the acquisition, the total consideration paid would have increased by $6.6 million.
During fiscal year, 2019, Forge issued equity as part of the consideration paid to acquire 100% of the outstanding shares of IRA Services, Inc. As a measure of sensitivity, for every 10% increase in the estimated fair value of our common stock over management’s estimates at the closing date of the acquisition, the total consideration paid would not have been materially impacted.
Emerging Growth Company Status
Upon completion of the Business Combination, we expect to be an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable Forge to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an EGC or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.
In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board; and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.
We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of the Merger, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.
Quantitative and Qualitative Disclosures about Market Risk
Market risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument as a result of fluctuations in interest rates and market prices. Information relating to quantitative and qualitative disclosures about these market risks is described below.
Interest Rate Risk
Our exposure to changes in interest rates relates to interest earned on our cash and cash equivalents and interest incurred in relation to our debts. In addition, changes in interest rates could drive a significant impact to our custodial administration fees. As the Federal Reserve lowers interest rates, our customers receive reduced interest payments on their un-invested cash balances, which in turn affects the portion of sub- account fees we receive in exchange for facilitating the acquisition of FDIC insurance on behalf of the customer.
As the interest rates for our convertible notes are fixed, we had limited financial exposure associated with changes in interest rates for the periods presented. However, we had exposure to changes in interest rates related to our 2020 term loan, which accrued interest equal to the greater of WSJ rate and 3.25%, plus 6.75%. The results of the net sensitivity analysis performed for the periods presented indicate that a hypothetical 10% increase or decrease in risk-free rates would not have had a material effect on our financial results. The Company did not have any outstanding debt as of September 30, 2021. For outstanding debt as of December 31, 2020, see Debt — disclosed in Note 6, within our consolidated financial statements presented elsewhere in this proxy statement/prospectus.
We use a net interest sensitivity analysis to evaluate the effect that changes in interest rates might have on our revenue. The analysis assumes that the asset and liability structure of our consolidated balance sheet would not be changed as a result of a simulated change in interest rates. The results of the analysis based on our financial position for the nine months ended September 30, 2021 and 2020, and the year ended December 31, 2020 and 2019, indicate that a hypothetical 100 basis point increase or decrease in interest rates would have impacted our custodial administration fee revenues by $3.0 million, $2.6 million, $3.5 million, and $0.9 million, respectively.
Our measurement of interest rate risk involves assumptions that are inherently uncertain and, as a result, cannot precisely estimate the impact of changes in interest rates on net interest revenues. Actual results may differ from simulated results due to balance growth or decline and the timing, magnitude, and frequency of interest rate changes, as well as changes in market conditions and management strategies, including changes in asset and liability mix.
Foreign Exchange Rate Risk
Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Currently, substantially all of our revenue and expenses are denominated in U.S. dollars.
Revenue and expenses are remeasured each day at the exchange rate in effect on the day the transaction occurred. Our results of operations and cash flows in the future may be adversely affected due to an expansion of non-U.S. dollar denominated contracts and changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical or current consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international activities grow, we will continue to reassess our approach to manage the risk relating to fluctuations in currency rates.
Related Party Transactions
See the section titled “Certain Relationships and Related Person Transactions — Forge” included elsewhere in this proxy statement/prospectus for information regarding related party transactions during the nine months ended September 30, 2021 and 2020, and fiscal years ended December 31, 2020 and 2019, and subsequent thereto.
Recent Accounting Pronouncements
See the section titled “Summary of Significant Accounting Policies” in Note 1 of the notes to our audited annual consolidated financial statements and our unaudited condensed interim consolidated financial statements included elsewhere in this proxy statement/prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION
Executive and Director Compensation of Motive
None of our officers or directors have received any cash compensation for services rendered to us. Ms. Masters, in her capacity as the CEO of the Company, has been awarded incentive equity in the form of a profits interest in the Sponsor. Commencing on the date that our securities are first listed on NYSE through the earlier of consummation of our initial business combination and our liquidation, we will pay our Sponsor or an affiliate thereof up to $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team. As of September 30, 2021, we did not incur any fees for the administrative support. Our Sponsor has waived such fees and such fees will not be payable until our Sponsor determines that such fees should be paid. In addition, our Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

MANAGEMENT OF NEW FORGE AFTER THE BUSINESS COMBINATION
Management and Board of Directors
The Company expects that the current executive officers of Forge will become executive officers of the post-combination company following the Business Combination. For biographical information regarding the current executive officers of Forge, who Motive anticipates will be the executive officers of the post-combination company, please see the section entitled “Management after the Business Combination — Information about Anticipated Executive Officers and Directors upon the Closing of the Business Combination.”
The following persons are anticipated to be the directors and executive officers of the post-combination company, which will be renamed “Forge Global Holdings, Inc.” following the Business Combination:
Name	Age	Position
Kelly Rodriques	58	Chief Executive Officer and Director
Mark Lee	62	Chief Financial Officer
Jose Cobos	49	Chief Operating Officer
Ashwin Kumar	55	Director
Blythe Masters	52	Director
Stephen George	54	Director
Christoph Hansmeyer	46	Director
Kim Vogel	54	Director
James Herbert, II	77	Director
Steven McLaughlin	57	Director
Information about Anticipated Executive Officers and Directors Upon the Closing of the Merger
Kelly Rodriques will be our Chief Executive Officer and director following the Business Combination. Mr. Rodriques has been Forge’s Chief Executive Officer since July 2018. Prior to Forge, Mr. Rodriques served as Chief Executive Officer of PENSCO Trust Company from March 2010 to September 2016. Since September 2016, he has been the Managing General Partner of Operative Capital, an early stage investor in FinTech companies. He was previously an Operating Partner at Ignition Growth Capital from October 2006 to January 2010, where he led the investment in mFoundry, a leading mobile banking software company. He served as the Chief Executive Officer of Totality from 2002 to 2006. He previously served as the Chief Executive Officer of Novo from 1994 to 2002. Mr. Rodriques earned his B.S. degree from California State University, Fresno. We believe Mr. Rodriques is qualified to serve on our Board due to his service as Chief Executive Officer of Forge, his significant leadership experience and his extensive management experience in the FinTech industry.
Mark Lee will be our Chief Financial Officer following the Business Combination. Mr. Lee has been Forge’s Chief Financial Officer since October 2018. Prior to Forge, he served as Chief Operating Officer of PENSCO Trust Company from September 2015 to August 2018. He served as the Chief Financial Officer of Stanford Management Company from 2005 to 2013. He also served as a Group Chief Financial Officer at Charles Schwab & Co., Inc. from 1996 to 2005. He previously was a Principal at Barclays Global Investors from 1994 to 1996 and a Vice President at Goldman Sachs from 1987 to 1994. He started his career as a Financial Manager at Hewlett Packard from 1983 to 1987. Mr. Lee earned his M.B.A. degree from the University of Chicago in 1983 and his Bachelor of Business Administration in accounting and finance from University of California, Berkeley in 1981.
Jose Cobos will be our Chief Operating Officer following the Business Combination. Mr. Cobos joined Forge as Chief Revenue Officer in November 2019 and has served as Chief Operating Officer since May 2021. Prior to Forge, he served as the Head of Technology Capital Markets at the NYSE from January 2018 to November 2019. He previously served as a Managing Director of Cowen Inc. from 2011 to December 2017 and was mostly recently a Principal at Piper Jaffray where he worked from 2004 to 2011. He started his career serving as a Navy SEAL Officer from 1995 to 2001 and worked at General Mills from 2003 to 2004.

Mr. Cobos earned his M.B.A. degree from Stanford University in 2003 and his B.S. degree in Economics from the United States Naval Academy.
Ashwin Kumar will be a director following the Business Combination. Mr. Kumar is an industry partner at Motive Partners, which he joined in 2021. Prior to joining Motive Partners, from 2018 to 2021, Mr. Kumar was founding partner of 7RIDGE, a private markets asset manager invested in fintech and associated transformative technologies. Mr. Kumar’s extensive experience spans investment banking capital markets, investing and market infrastructure across the United States and Europe with over 30 years in the financial sector. Prior to 7RIDGE, Mr. Kumar was Managing Director, Global Head of Group Product and Business Development at Deutsche Börse from 2015 to 2018. As member of the senior executive leadership team, Mr. Kumar was a member of the Group Management Committee, Group Risk Committee, Corporate Venture Capital Investment Committee, Product Development Lab Steering Committee and Datafication Council. Preceding this, Mr. Kumar has over 14 years of experience on the investing side including being a founding partner at Meru Capital and Old Lane Partners, both global multi-strategy hedge funds investing across all major asset class and regions across both public and private markets. Prior to this, Mr. Kumar held senior executive roles at capital markets divisions of global banks including as Managing Director, Head of Rates Trading Europe and Head of Strategic Rates Trading Europe at Bank of America; Managing Director, Head of US Rates Trading for Commerzbank Securities USA and at Credit Suisse First Boston where he ran the global US Treasury Options business. Mr. Kumar has served as Board Member of Digital Asset Holding, a leading enterprise DLT fintech and Pratham U.K., an NGO focused on education, and is currently a Board Member of Trumid, a leading fintech company enabling the electronification and transformation of fixed income marketplaces. and Martial Arts Charitable Trust. Mr. Kumar received his BS in Industrial Management/Industrial Engineering from Purdue University in 1986 and graduated with an MBA in Finance from University of Chicago in 1988.
Blythe Masters will be a director following the Business Combination. Ms. Masters has served as the Chief Executive Officer and a director of Motive Capital Corp since 2020. Ms. Masters is an Industry Partner at Motive Partners, which she joined in 2019. Prior to joining Motive Partners, Ms. Masters served from 2015 to 2018 asthe CEO of Digital Asset Holdings, the leading enterprise blockchain fintech software company responsible for the Australian Securities Exchange’s posttrade infrastructure replacement project. Prior to joining Digital Asset Holdings, Ms. Masters was a senior executive at J.P. Morgan for 27 years from 1987 to 2014. Ms. Masters was a member of the Corporate & Investment Bank Operating Committee and firmwide Executive Committee, along with otherpositions including Head of Global Commodities, Head of Corporate & Investment Bank Regulatory Affairs, CFO of the Investment Bank, Head of Global Credit Portfolio and Credit Policy and Strategy and Head of Structured Credit. Ms. Masters serves as Board Member and Member of the Compensation andRisk Committees of Credit Suisse Group AG, Board Member of A.P. Moller Maersk, Board Member and Audit Committee Chair of GCM Grosvenor, Memberof the International Advisory Board of Santander Group and Santander’s Open Digital Services Board. Ms. Masters is a member of the Advisory Board ofthe US Chamber of Digital Commerce, Figure Technologies and Maxex as well as a member of the Brookings Institution Taskforce on Financial Stability and P.R.I.M.E. Finance (the Hague based Panel of Recognized International Market Experts in Finance). Ms. Masters is a graduate and Senior Scholar of Trinity College, Cambridge where she received a B.A. in Economics.
Stephen George will be a director following the Business Combination. Mr. George is the co-founder and has been the Managing Partner of Panorama Point Partners, LLC since its inception in January 2012. Mr. George previously was the founding Chief Investment Officer and Managing Partner of Capricorn Investment Group, LLC from 2002 to 2013. Mr. George was a Vice President at Goldman Sachs at its San Francisco office from 1995 to 1999. He earned his Bachelor of Arts degree from Cornell University in 1989.
Christoph Hansmeyer will be a director following the Business Combination. Mr. Hansmeyer has been a director of Forge since January 2020. He has been Head of Group Strategy and M&A, as well as Chief of Staff at Deutsche Börse AG since 2018. He was previously with Allianz SE, based in Munich, Germany from 2012 until 2018, where he held positions in Group Merger & Acquisitions and in the company’s Group Strategy & Portfolio Management team. Before that, he spent 12 years at Goldman Sachs from 1999 to 2012, working in the Investment Banking Division of the Financial Institutions Group with responsibility for Frankfurt, New York and London. He earned his master’s degree in Business Administration at the WHU Otto Beisheim School of Management in Koblenz, Germany in 1999.

Kim Vogel will be a director following the Business Combination. Ms. Vogel has been a director of Trico Bancshares and Tricounties Bank and a member of its Audit Committee, Cyber Risk and Information Technology Committee, and Compensation and Management Succession Committee since February 2020. She was President, Co-Founder and director of BaseVenture Investing, Inc. from 2014 to 2019, serving as Transitional President in 2019 after the company was sold to Fidelity National Information Services, Jacksonville, Florida (FIS). From 2005 to 2014, she was the Chief Financial Officer and a Founding Investor at mFoundry Inc. She was the Chief Financial Officer of Semaphore Partners from 1998 to 2003. She was previously a Vice President and Senior Equity Research Analyst at Montgomery Securities (Bank of America Securities) from 1995 to 1998. She served as a Senior Financial Auditor at Sutter Health Systems from 1992 to 1993 and a Senior Accountant and Auditor at KPMG from 1989 to 1992. She was an adjunct professor and currently serves on the Board of Trustees of Saint Mary’s College of California. She earned her Master of Business Administration degree at Harvard Graduate School of Business in 1995 and her Bachelor of Science degree at Saint Mary’s College in 1989. Ms. Vogel is a Certified Public Accountant.
James Herbert, II will be a director following the business combination. Mr. Herbert founded First Republic Bank in 1985 and serves as its Chairman and Co-CEO (currently on medical leave). Previously, he was the founding Chief Executive Officer, President and a director of San Francisco Bancorp from 1980 to 1985. He served as the Federal Reserve’s Twelfth District member of the Federal Advisory Council from 2018 to 2020 and was also a member of the U.S. Department of the Treasury’s Community Development Advisory Board. Mr. Herbert holds board/trustee positions with the San Francisco Ballet Association (formerly Chair); Lincoln Center for the Performing Arts (Executive Committee), New York; and The BASIC Fund. He is also Founder and Board Chair of Chelsea Factory, a New York arts and cultural center. Mr. Herbert served as a trustee of Babson College from 2015 to 2021. He received his Bachelor of Science degree from Babson College in 1966 and his Master of Business Administration degree from New York University in 1969.
Steven McLaughlin will be a director following the Business Combination. Mr. McLaughlin has been a director of Forge since July 2018. Mr. McLaughlin has been the Managing Partner and CEO of Financial Technology Partners LP since January 2002. Since July 2017, he has been a director of Feedzai Consultadoria e Inovação Tecnológica, S.A. Since December 2020, he has been a director of Independence Holdings Corp. Since February 2017, he has been a director of FinTech Partners Ltd (UK). From March 2018 to February 2021, he was a director of Motionsoft, Inc. From October 2015 to August 2020, he was a director of AvidXchange, Inc. From 1994 to 2002, Mr. McLaughlin was the Head of the Global Financial Technology Group, Investment Banking at Goldman Sachs. He earned his Master of Business Administration from the Wharton School in 1995 and his Bachelor of Science in Business Administration degree from Villanova University in 1990.
Board of Directors
Following the completion of the Business Combination, the structure of the board of directors will be increased to eight directors, as discussed in greater detail in “Proposal No. 3 — The Binding Organizational Documents Proposal” and “Management After the Business Combination.” Under the terms of the Proposed Charter, the board of directors will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on board of directors of New Forge.
Under the Proposed Bylaws, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.
Committees of the Board of Directors
The board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. New

Forge will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.
Audit Committee
Upon Closing, the audit committee is expected to consist of            ,              and            , with              serving as the chair of the committee. It is expected that each of these individuals will be determined to meet the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and applicable NYSE listing rules, including the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE listing rules. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
The board of directors has determined that              qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE listing rules. In making this determination, the board of directors has considered             ’s formal education and previous and current experience in financial and accounting roles. The independent registered public accounting firm and management periodically will meet privately with the audit committee. The audit committee’s responsibilities will include, among other things:
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appointing, compensating, retaining, evaluating, terminating and overseeing the independent registered public accounting firm;

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discussing with the independent registered public accounting firm their independence from management;

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reviewing with the independent registered public accounting firm the scope and results of their audit;

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pre-approving all audit and permissible non-audit services to be performed by the independent registered public accounting firm;

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overseeing the financial reporting process and discussing with management and the independent registered public accounting firm the interim and annual financial statements to be filed with the SEC;

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reviewing and monitoring accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

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establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee
Upon Closing, the compensation committee is expected to consist of            ,              and            , with              serving as the chair of the committee.            ,              and              are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. The board of directors has determined that            ,              and            , are “independent” as defined under applicable NYSE listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:
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reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of the Chief Executive Officer;

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reviewing and setting, or making recommendations to the board of directors regarding, the compensation of other executive officers;

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making recommendations to the board of directors regarding the compensation of directors;

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reviewing and approving, or making recommendations to the board of directors regarding, incentive compensation and equity-based plans and arrangements; and

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appointing and overseeing any compensation consultants.

We believe that the composition and functioning of the compensation committee meets the requirements for independence under applicable NYSE listing standards.
Nominating and Corporate Governance Committee
Upon Closing, the nominating and corporate governance committee is expected to consist of            ,              and             , with              serving as the chair of the committee. The board of directors has determined that each of these individuals is “independent” as defined under applicable SEC rules and NYSE listing standards. The nominating and corporate governance committee’s responsibilities include, among other things:
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identifying individuals qualified to become members of the board of directors, consistent with criteria approved by the board of directors;

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recommending to the board of directors the nominees for election to the board of directors at annual meetings of shareholders;

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overseeing an evaluation of the board of directors and its committees; and

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developing and recommending to the board of directors a set of corporate governance guidelines.

We believe that the composition and functioning of the nominating and corporate governance committee meets the requirements for independence under current NYSE listing standards.
The board of directors may from time to time establish other committees.
Code of Ethics
Motive adopted a Code of Ethics applicable to its directors, officers and employees and is available at www.motivecapitalcorp.com. Upon consummation of the Business Combination, the post-combination company intends to adopt an amended and restated Code of Business Conduct and Ethics that will apply to its officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available at https://forgeglobal.com/investor-relations.
Forge Director and Executive Compensation
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Forge,” “the Company,” “we,” “us” or “our” refers to Forge and its consolidated subsidiaries prior to the consummation of the Business Combination and to New Forge and its consolidated subsidiaries following the Business Combination. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers.
EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program offered to the executive officers of Forge who would have been “named executive officers” for 2021 and who are expected to serve as the executive officers of Forge following the consummation of the Business Combination. Such executive officers consist of the following persons, referred to herein as our named executive officers or “NEOs”:
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Kelly Rodriques, Chief Executive Officer;

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Mark Lee, Chief Financial Officer; and

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Jose Cobos, Chief Operating Officer.

Each of our named executive officers are expected to serve the Company in the same capacities after the closing of the Business Combination.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Forge adopts following the closing of the Business Combination could vary significantly from our historical practices and currently planned programs summarized in this discussion.
2021 Summary Compensation Table
The following table presents information regarding the total compensation awarded to, earned by and paid to Forge’s named executive officers for services rendered to Forge in all capacities in fiscal years ended December 31, 2021 and 2020 (“Fiscal Years 2021 and 2020”).
Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Plan Compensation Earnings ($)	All other compensation ($)(5)	Total ($)
Kelly Rodriques Chief Executive Officer	2021 2020	502,000 381,742	8,568,795 —	552,200(2) 500,000(3)	5,800 5,901	9,628,795 881,742
Mark Lee Chief Financial Officer	2021 2020	381,000 341,975	— 552,637	335,375(2) 250,000(3)	5,800 3,903	716,375 1,144,612
Jose Cobos Chief Operating Officer	2021 2020	415,417 356,627	1,828,996 726,571	1,270,899(2) 1,549,322(4)	5,800 887	3,515,312 2,632,520

(1)
The amounts reported represent the aggregate grant date fair value of the stock option awards granted to our named executive officers during 2021 and 2020, as applicable, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The amounts reported for awards granted to Mr. Rodriques in 2021 subject to performance conditions were calculated based on the probable outcome of the performance conditions as of the grant date, consistent with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock option awards reported in this column are set forth in note 12 of our financial statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for these stock option awards and do not correspond to the actual economic value that may be received by our named executive officers upon the exercise of the stock option awards or any sale of the underlying shares of Forge common stock.

(2)
The amounts reported represent annual cash incentive bonuses earned by Messrs. Rodriques, Lee and Cobos in 2021 but paid by the Company in 2022, based on our achievement of certain corporate and individual performance goals for 2021.

(3)
The amounts reported represent annual cash incentive bonuses earned by Messrs. Rodriques and Lee in 2020 but paid by the Company in 2021, based on our achievement of certain corporate and individual performance goals for 2020. For more information on these bonuses, see the description of the annual performance bonuses under “2021 Annual Bonuses” below.

(4)
The amount reported represents the annual incentive bonus earned by Mr. Cobos in 2020. Mr. Cobos received $913,455 of his 2020 annual incentive bonus in cash which was paid by the Company in 2021, and $635,867 of his 2020 annual incentive bonus paid in the form of a stock option grant, with the number of shares subject to the option determined by dividing 635,867 by the Forge preferred stock price of $12.4168. Consistent with FASB ASC Topic 718, the strike price of the option grant was determined based on the fair market value of Forge’s common stock as of December 31, 2020, which was $1.60 on a pre-conversion basis.

(5)
The amounts reported represent matching contributions contributed by the Company to each NEO’s account in the Company’s 401(k) plan.

Narrative Disclosure to the Summary Compensation Table
2021 Base Salaries
Our NEOs each receive a base salary to compensate them for services rendered to our Company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries are reviewed annually, typically in connection with our annual performance review process, approved by our board of directors or the compensation committee of our board of directors (the “compensation committee”), and may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience.
As of December 31, 2021, the annual base salaries for Messrs. Rodriques, Lee and Cobos were $502,000, $392,000, and $500,000, respectively. Each of these annual base salary rates represented an increase compared to these officers’ annual base salaries for Fiscal Year ended December 31, 2020. The annual base salary rates increased by $122,000, $22,000 and $145,000 for each of Messrs. Rodriques, Lee and Cobos, respectively. While the increase in the annual base salary rate was effective as of January 1, 2021 for Mr. Rodriques, the increase in the annual base salary rates for Messrs. Lee and Cobos took effect mid-year in September 2021. These annual base salaries were increased in connection with each officer’s entry into the “Executive Agreements” (as defined below) in order to more closely align with market rate salaries for similarly situated executives at companies of a size relatively comparable size to that of the Company.
2021 Annual Bonuses
During the year ended December 31, 2021, Messrs. Rodriques, Lee and Cobos were eligible to earn annual incentive bonuses based on the achievement of certain company performance objectives, including revenue targets, and individual performance. For the Fiscal Year ended December 31, 2021, the target annual bonuses (as a percentage of annual base salary) for Messrs. Rodriques, Lee and Cobos were 110%, 78%, and 110%, respectively. Each of these target annual bonus rates represented a change compared to the target annual bonus rates of Messrs. Rodriques, Lee and Cobos for Fiscal Year ended December 31, 2020 of 100%, 75% and 425%, respectively. These target annual bonus rates were increased in connection with each officer’s entry into the Executive Agreements in order to more closely align with market rate bonuses for similarly situated executives at companies of a size relatively comparable to that of the Company.
With respect to Mr. Rodriques, performance objectives were mutually determined between Mr. Rodriques and our board of directors. With respect to Messrs. Lee and Cobos, performance objectives were mutually determined between the NEO and Mr. Rodriques. In accordance with the Executive Agreements, each NEO’s annual bonus for 2021 (other than Mr. Rodriques) was determined using each NEO’s target percentage with respect to his annual bonus, and pro-rated from July 1, 2021 through December 31, 2021. The remaining portion of each such NEO’s annual bonus for 2021 was determined based on the bonus arrangement in effect from January 1 through June 30, 2021, with the individual performance component deemed to be fully achieved and the company performance component determined based on performance for all of 2021. Based on the level of achievement of their respective performance objectives, Messrs. Rodriques, Lee and Cobos earned annual bonuses equal to $552,200 (representing 110% of base salary), $335,375 (representing 86% of base salary), and $1,270,899 (representing 254% of base salary), respectively.
Equity Incentive Compensation
Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants promote executive retention because they incentivize our executive officers to remain in our employment during the applicable vesting period. Accordingly, our board of directors or our compensation committee periodically review the equity incentive compensation of our executives and may grant equity incentive awards to them from time to time. During the Fiscal Year ended December 31, 2021, we granted option awards to our NEOs under the Amended and Restated Forge Global, Inc. 2018 Equity Incentive Plan, which was most recently amended and restated as of June 11, 2021 (as amended and restated, the “2018 Plan”). For additional information on awards granted during Fiscal Year 2021, please see the table under “Outstanding Equity Awards at 2021 Fiscal Year-End” below.
Perquisites
We do not provide significant perquisites or personal benefits to our employees with an aggregate value equal to or greater than $10,000.

401(k) Plan
We currently maintain a tax-qualified 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Our 401(k) plan is intended to qualify for favorable tax treatment under Section 401(a) of the Code and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. We provide matching contributions under the 401(k) Plan, and provided such contributions during the 2021 Fiscal Year. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.
Executive Employment Arrangements
Effective September 9, 2021, each of the NEOs entered into an employment agreement with Forge (each, an Executive Agreement). The Executive Agreements provide for each NEO’s at-will employment and set forth, among other things, the applicable NEO’s annual base salary and annual target cash bonus, each, as described above. In addition, each NEO is eligible to participate in the benefit plans and programs of Forge, subject to the terms and conditions of such plans.
The Executive Agreements further provide that it is expected that the Company will establish an incentive pool equal to 3.5% of the outstanding shares of the Company immediately following the closing of the Business Combination (the “Incentive Pool”), with awards allocated as follows: 25% of the Incentive Pool will be paid in the form of cash bonuses (“Transaction Bonus Pool”) and 75% of the Incentive Pool will be paid in the form of restricted stock units (“Equity Bonus Pool”).
Each of the NEOs will be eligible to receive a one-time cash payment from the Transaction Bonus Pool with Messrs. Rodriques, Lee and Cobos eligible to receive no less than $4,987,500, $2,756,250 and $2,625,000, respectively (each, a “Transaction Bonus”). Each NEO will forfeit such bonuses in exchange for no consideration in the event such NEO’s employment is terminated for any reason prior to the payment of such bonus. That said, the NEO will be eligible to receive the unpaid portion of his cash bonus in the event his employment is terminated without “cause” (as defined in the respective Executive Agreement) prior to the closing of the Business Combination, subject to such NEO’s execution and non-revocation of a release of claims. Notwithstanding the foregoing, immediately prior to the Business Combination, an applicable portion of each NEO’s Transaction Bonus will be used to reduce an amount necessary to offset certain outstanding promissory notes between the NEO and Forge, as further described below in the section entitled “Interests of Forge’s Directors and Executive Officers in the Merger”. Each of NEOs will also be eligible to receive a grant of restricted stock units from the Equity Bonus Pool with Messrs. Rodriques, Lee and Cobos eligible to receive restricted stock units having values of at least $7,875,000, $3,937,500 and $3,937,500, respectively (each, a “Retention Equity Grant”). Such Retention Equity Grant will vest, subject to the NEO’s employment through the applicable vesting date, as follows: 33.33% of the Retention Equity Grant will vest upon the first anniversary of the closing of the Business Combination (the “First Tranche”); 33.33% of the Retention Equity Grant will vest upon the second anniversary of the closing of the Business Combination (the “Second Tranche”); and 33.33% of the Retention Equity Grant will vest upon the third anniversary of the closing of the Business Combination (the “Third Tranche”) (the “Time-Vesting Schedule”). With respect to the grants made to Messrs. Rodriques, Lee and Cobos, the Retention Equity Grant will become eligible to vest after the expiration of the six-month period following the closing of the Business Combination (the “Lock-Up Period”) as follows: (i) the First Tranche will immediately vest if the Company’s stock price meets or exceeds a price of $12.50 for 20 trading days within any 30 trading day period following the Lock-Up Period but prior to the vesting date of the First Tranche under the Time- Vesting Schedule, in which case the Second Tranche and Third Tranche will have their time-vesting component accelerated by six months; and (ii) the Second Tranche will immediately vest if the stock price meets or exceeds a closing price of $15.00 for 20 trading days within any 30 trading day period following the Lock-Up Period but prior to the vesting date of the Second Tranche under the Time-Vesting Schedule, in which case the Third Tranche will have its time-vesting component accelerated by an additional six months. The Retention Equity Grant will vest in accordance with such vesting provisions in the event the share price triggers are achieved through the date of a “Sale Event” of the Company (as defined in the 2022 Plan). Each NEO will forfeit such grant in exchange for no consideration in the event the Merger is not consummated or such NEO’s employment is terminated for any reason prior to the grant of such restricted stock units. That said, the NEO will be eligible to receive 20% of the Retention Equity Grant on a fully-vested basis in the event his employment is terminated without “cause” (as defined in the respective Executive Agreement) prior to the closing of the Business Combination, subject to such NEO’s execution and non-revocation of a release of claims.
Each of the NEOs will also be eligible to receive severance payments and benefits in connection with a termination without “cause” or for “good reason”. In connection with such a termination, an NEO would be eligible to receive the following payments and benefits subject to his execution of a release and subject to not breaching any of his post-employment contractual obligations to Forge: (i) a lump sum payment equal to the sum of 12 months of the NEO’s then-current base salary, any then-unpaid bonus from a prior calendar year, and a pro rata target bonus for the year of termination at target level, (ii) company-paid COBRA premiums for the NEO and his eligible dependents for a period of 12 months following termination, and (iii) accelerated vesting with respect to the time-vesting requirements of 20% of any then unvested equity that had been granted prior to the date of termination (including, if applicable, the Retention Equity Grant). Each of the NEOs will also be eligible to receive enhanced severance payments and benefits if such a qualifying termination of employment occurs within six months prior to or 12 months following a Sale Event. In connection with such a termination, an NEO would be eligible to receive the following payments and benefits subject to his execution of a release and subject to not breaching any of his post-employment contractual obligations to Forge: (i) a lump sum payment equal to the sum of 18 months of the NEO’s then-current base salary, any then-unpaid bonus from a prior calendar year, and a pro rata target bonus for the year of termination at target level, (ii) 100% of all unvested equity that had been granted prior to the date of termination (including, if applicable, the Retention Equity Grant) shall become fully vested and (iii) company-paid COBRA premiums for the NEO and his eligible dependents for a period of 18 months following termination. The occurrence of the closing of the Business Combination will not constitute a Sale Event.
The foregoing description of the Executive Agreements are not complete and are qualified in their entirety by reference to the complete text of each of the Executive Agreements, copies of which are attached hereto as Exhibits 10.9-10.11 and are incorporated herein by reference.
Outstanding Equity Awards at 2021 Fiscal Year-End
The following table sets forth information (on a pre-conversion basis) concerning outstanding equity awards held by each of the named executive officers as of December 31, 2021.

		Option Awards					Stock Awards(7)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Kelly Rodriques	5/10/2018(1)					250,000	202,500(8)
	6/4/2019(2)					87,119	248,289(8)
	2/3/2021(3)					166,667	266,667(8)
	5/11/2021(4)		1,000,000	12.42	5/7/2026
Mark Lee	6/10/2019(2)					53,097	151,326(8)
	8/11/2020(2)					6,468	10,349(8)
	12/9/2020(2)					72,917	116,667(8)
Jose Cobos	11/11/2019(2)					136,996	219,194(8)
	8/11/2020(2)					6,544	10,467(8)
	3/12/2021(5)					60,000	96,000(8)
	3/12/2021(6)					40,541	64,866(8)
	7/2/2021(6)					101,000	1,713,970(9)

(1)
The amount reported reflects the number of shares subject to a restricted stock award that remains subject to the Company’s repurchase right. 1/4 of the shares vested on the one-year anniversary of the vesting commencement date, and 1/48 of the shares vest on a monthly basis each month thereafter, in each case, subject to the named executive officer’s continuous service relationship with the Company through each applicable date.

(2)
The amounts reflect the number of shares issued upon the early exercise of a stock option grant that remain subject to the Company’s repurchase right. 1/4 of the shares subject to the stock option vested or vest on the one-year anniversary of the vesting commencement date, and 1/48 of the shares vest on a monthly basis each month thereafter, in each case, subject to the named executive officer’s continuous service relationship with the Company through each applicable date. Notwithstanding the foregoing, each stock option grant includes double-trigger acceleration upon the named executive officer’s involuntary termination of employment within a certain period of time before and after a change in control of the Company.

(3)
The amounts reflect the number of shares issued upon the early exercise of a stock option grant that remain subject to the Company’s repurchase right. 1/60 of the shares vest on a monthly basis as Mr. Rodriques completes each month of continuous service after the vesting commencement date of January 19, 2021. In the event that this option or the underlying shares are assumed or continued by the Company or its successor entity in the sole discretion of the parties to a “Corporate Transaction” and thereafter remains in effect following such Corporate Transaction, each stock option grant includes double-trigger acceleration upon the named executive officer’s involuntary termination of employment within a certain period of time before and after a change in control of the Company.

(4)
The amount reported reflects the number of shares subject to a nonqualified stock option with a pre-conversion exercise price of $12.4168. Upon a “Corporate Transaction,” and provided Mr. Rodriques is then serving as Chief Executive Officer of Forge, the option shall vest upon the achievement of certain “Exit Proceeds” and internal rate of return hurdles, in each case, as achieved by the Company’s Series B-1 Preferred Stock in connection with such Corporation Transaction. See the Section entitled “Interests of Forge’s Directors and Executive Officers in the Merger” for additional information relating to the vesting of this option.

(5)
The amounts reflect the number of shares issued upon the early exercise of a stock option grant that remain subject to the Company’s repurchase right. 1/4 of the shares subject to the stock option vest on the one-year anniversary of the vesting commencement date of March 1, 2021, and 1/48 of the shares vest on a monthly basis each month thereafter, in each case, subject to Mr. Cobos’s continuous service relationship with the Company through each applicable date.
(6)
The amounts reflect the number of shares issued upon the early exercise of a stock option grant that remain subject to the Company’s repurchase right. 1/48 of the shares vest on a monthly basis following the vesting commencement date, in each case, subject to Mr. Cobos’s continuous service relationship with the Company through each applicable date.

(7)
Such equity awards are listed on a pre-conversion basis, and are subject to the terms of the 2018 Plan. The 2018 Plan will be terminated in connection with the Closing of the Business Combination and accordingly, no additional awards will be made under the 2018 Plan.

(8)
Based on the fair market value of a share of Forge’s common stock on December 31, 2021, which was $1.60 on a pre-conversion basis.

(9)
Based on a pre-conversion strike price of $16.97.

DIRECTOR COMPENSATION
We did not have a formal non-employee director compensation program prior to the Business Combination. Accordingly, during Fiscal Year 2021 no person received cash compensation for his or her services on our board of directors. In connection with the Business Combination, we intend to approve and implement a compensation program that consists of annual retainer fees and long-term equity awards for our non-employee directors. The details of this program have not yet been determined.
2021 Director Compensation Table
The following table presents the total compensation for each person who served as a non-employee director of our board of directors during Fiscal Year 2021. Mr. Rodriques, our Chief Executive Officer, did not receive any additional compensation from Forge for his services on our board of directors as Chairperson. The compensation received by Mr. Rodriques as an NEO is set forth above in “Executive Compensation — 2021 Summary Compensation Table.”
Name	Option Awards ($)(1)	Total ($)
Christoph Hansmeyer(2)	154,181	154,181
Stephen George(3)	154,181	154,181
Eric Leupold(4)	154,181	154,181
Greg Brogger(5)	154,181	154,181
Asiff Hirji(6)	154,181	154,181
Steven McLaughlin(7)	154,181	154,181
Peilung Li (8)	154,181	154,181
Ossa Investments PTE. LTD. (9)	154,181	154,181

(1)
The amounts reported represent the aggregate grant date fair value of the stock option awards granted to the non-employee director during 2021, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock option awards reported in this column are set forth in note 12 of our financial statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for these stock option awards and do not correspond to the actual economic value that may be received by our named executive officers upon the exercise of the stock option awards or any sale of the underlying shares of Forge common stock.

(2)
As of December 31, 2021, Mr. Hansmeyer held outstanding options to purchase an aggregate of 20,000 shares of Company common stock and no shares of restricted common stock.

(3)
As of December 31, 2021, Mr. George held outstanding options to purchase an aggregate of 20,000 shares of Company common stock and no shares of restricted common stock.

(4)
As of December 31, 2021, Mr. Leupold held outstanding options to purchase an aggregate of 20,000 shares of Company common stock and no shares of restricted common stock.

(5)
As of December 31, 2021, Mr. Brogger held outstanding options to purchase an aggregate of 20,000 shares of Company common stock and no shares of restricted common stock.

(6)
As of December 31, 2021, Mr. Hirji held outstanding options to purchase an aggregate of 20,000 shares of Company common stock and no shares of restricted common stock.

(7)
As of December 31, 2021, Mr. McLaughlin held outstanding options to purchase an aggregate of 20,000 shares of Company common stock and no shares of restricted common stock.

(8)
As of December 31, 2021, Mr. Li held outstanding options to purchase an aggregate of 20,000 shares of Company common stock and no shares of restricted common stock.

(9)
As of December 31, 2021, Ossa Investments PTE. LTD. held outstanding options to purchase an aggregate of 20,000 shares of Company common stock and no shares of restricted common stock. The stock option award granted to Ossa Investments PTE. LTD. in 2021 was granted in connection with the services provided by the entity’s director representative.

Interests of Forge’s Directors and Executive Officers in the Merger
Certain of the Company’s directors and executive officers have certain interests in the Business Combination that may differ from, or be in addition to, the interests of Forge’s stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the Business Combination and declare the Business Combination to be advisable, fair to, and in the best interest of, Forge and its stockholders, and in recommending that Forge’s stockholders vote for the adoption of the Business Combination. These interests include, among other things, the interest listed below.
•
Treatment of Forge Equity Awards in the Business Combination. Under the Merger Agreement, all outstanding stock options granted by Forge prior to the closing of the Business Combination will be converted to options for shares of New Forge that will be subject to the same terms and conditions as were in effect prior to the closing of the Business Combination.

The amounts listed in the table below represent the number of stock options and/or shares of restricted stock (in each case, received upon early exercise of options) to be held by each executive officer and director of Forge immediately following the consummation of the Business Combination. Stock Options are stated as total outstanding stock options with the estimated intrinsic value of each individual award multiplied by the difference between (i) the $10.00 fair value of a share of Motive’s common stock under the Merger Agreement, and (ii) the stock option exercise price. Additionally, shares of restricted stock are stated as total outstanding shares of restricted stock with the estimated intrinsic value of each executive officer’s and director’s shares of restricted stock calculated as to the total outstanding shares of restricted stock multiplied by the $10.00 fair value of a share of Motive’s common stock under the Merger Agreement, which calculation will be determined on the closing of the Business Combination (and, for avoidance of doubt, will be inclusive of redemptions).
Intrinsic Value ($)
Name	Options	Restricted Stock
Kelly Rodriques
Jose Cobos
Mark Lee

•
Transaction Bonuses and Promissory Notes. Pursuant to the Executive Agreements, certain executive officers are entitled to receive a one-time cash Transaction Bonus to be paid as soon as practicable following the Business Combination, and subject to continued employment through the date of payment in the amounts listed below. For additional information on such Transaction Bonuses, please see the section entitled “Executive Employment Arrangements” above.

•
Kelly Rodriques. $4,987,500.

•
Mark Lee. $2,756,250.

•
Jose Cobos. $2,625,000.

Notwithstanding the foregoing, immediately prior to the Business Combination, Messrs. Rodriques, Lee, and Cobos will have an applicable portion of their respective Transaction Bonuses used to offset certain outstanding promissory notes between the NEO and Forge. Based on the amount of accrued interest as of January 31, 2022, the outstanding amount of the promissory notes for each NEO is set forth below:
•
Kelly Rodriques. $3,932,369.

•
Mark Lee. $958,832.

•
Jose Cobos. $554,545.

•
Kelly Performance-Based Option. On May 11, 2021, Forge granted Mr. Rodriques an option to purchase 1,000,000 shares of the Company’s Class AA common stock with a pre-conversion exercise price of $12.4168 (“Performance Option”). Upon a “Corporate Transaction,” and provided Mr. Rodriques is then serving as Chief Executive Officer of Forge, the Performance Option shall vest upon “Exit Proceeds” and internal rate of return (“IRR”) hurdles, in each case, achieved by the Company’s Series B-1 Preferred Stock in connection with such Corporation Transaction, where (i) approximately 1/3 of the Performance Option shall vest upon Exit Proceeds of $31.0420 per share and an IRR of at least 20%; (ii) approximately 1/3 of the Performance Option shall vest upon Exit Proceeds of $46.5630 per share and an IRR of at least 30%; and (iii) approximately 1/3 of the Performance Option shall vest upon Exit Proceeds of $62.0840 per share and an IRR of at least 35%. For purposes herein: “Exit Proceeds” includes the cash and marketable securities received by the Series B-1 Preferred Stock holders per share (on a pre-conversion basis); a “Corporate Transaction” has the meaning set forth in the 2018 Plan and, in addition, includes certain secondary sales or an initial public offering, which includes any “de-SPAC” transaction, such as the Business Combination (any such initial public offering or de-SPAC transaction, an “IPO”). Moreover, in the event of a Corporate Transaction that is also an IPO (including the Business Combination), the Exit Proceeds and IRR hurdles shall be measured on the basis of the closing price average for any trailing 20 trading- day period (the “Measurement Period”) that occurs following such IPO, provided that if the holders of the Company’s Series B-1 Preferred Stock are subject to a lockup period following such IPO, the Measurement Period will not begin until such lockup period terminates. For the avoidance of doubt, in connection with the Business Combination, the number of shares, exercise price, and the applicable hurdles applicable to the Performance Option shall each be adjusted to reflect the conversion of Forge shares into New Forge shares.

•
Retention Equity Grants. Pursuant to the Executive Agreements, and subject to the effectiveness of New Forge’s Form S-8 registration statement and executive’s continued employment through the applicable grant date, each of our NEOs will be eligible to receive, respectively, 20%, 10%, and 10% of the Equity Bonus Pool in the form of restricted stock units having values of at least $7,875,000, $3,937,500 and $3,937,500, respectively (each, a “Retention Equity Grant”). Such Retention Equity Grant will vest, subject to the NEO’s employment through the applicable vesting date, as follows: 33.33% of the Retention Equity Grant will vest upon the first anniversary of the closing of the Business Combination (the “First Tranche”); 33.33% of the Retention Equity Grant will vest upon the second anniversary of the closing of the Business Combination (the “Second Tranche”); and 33.33% of the Retention Equity Grant will vest upon the third anniversary of the closing of the Business Combination (the “Third Tranche”) (the “Time-Vesting Schedule”). With respect to the grants made to Messrs. Rodriques, Lee and Cobos, the Retention Equity Grant will become eligible to vest after the expiration of the six-month period following the closing of the Business Combination (the “Lock-Up Period”) as follows: (i) the First Tranche will immediately vest if the Company’s stock price meets or exceeds a price of $12.50 for 20 trading days within any 30 trading day period following the Lock-Up Period but prior to the vesting date of the First Tranche under the Time-Vesting Schedule, in which case the Second Tranche and Third Tranche will have their time-vesting component accelerated by six months; and (ii) the Second Tranche will immediately vest if the stock price meets or exceeds a closing price of $15.00 for 20 trading days within any 30 trading day period following the Lock-Up Period but prior to the vesting date of the Second Tranche under the Time-Vesting Schedule, in which case the Third Tranche will have its time-vesting component accelerated by an additional six months. The Retention Equity Grant will vest in accordance with such vesting provisions in the event the share price triggers are achieved through the date of a “change of control” of the Company (as defined in the 2021 Plan). Each NEO will forfeit such grant in exchange for no consideration in the event the Merger is not consummated or such NEO’s employment is terminated for any reason prior to the grant of such restricted stock units. That said, the NEO will be eligible to receive 20% of the Retention Equity Grant on a fully-vested basis in the event his employment is terminated without “cause” (as defined in the respective New Executive Agreement) prior to the closing of the Business Combination, subject to such NEO’s execution and non-revocation of a release of claims.
•
Director Compensation. Following the Business Combination, New Forge intends to adopt a non- employee director compensation policy. At the time of this prospectus, no amounts of compensation in any form have been determined for directors in connection with such policy. We intend that the director compensation policy will provide compensation in the form of cash, equity or a combination of both.

•
2022 Plan. Effective upon the completion of the Business Combination and in connection with the implementation of the 2022 Plan, we intend to grant awards of restricted stock units under the 2022 Plan to certain executive officers of our outstanding capital stock following the Business Combination.

The Company’s directors and executive officers also have the right to indemnification and insurance coverage following the Business Combination. Please see section entitled “Limitations on Liability and Indemnification of Officers and Directors”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF NEW FORGE
The following table sets forth information regarding (i) unless otherwise indicated in the footnotes below, the actual beneficial ownership of Motive Ordinary Shares as of January 31, 2022 (the “Ownership Date”), which is prior to the Domestication and consummation of the transactions contemplated by the Merger Agreement (“pre-business combination”) and (ii) expected beneficial ownership of Domestication Common Stock immediately following the consummation of the Domestication, Merger and the other transactions contemplated by the Merger Agreement (“post-business combination”), assuming that (x) no Motive Class A Shares are redeemed and (y) all Motive Class A Shares are redeemed by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding Motive Ordinary Shares or of Domestication Common Stock;

•
each of our current executive officers and directors;

•
each person who will (or is expected to) become an executive officer or director of New Forge following the consummation of the Merger; and

•
all executive officers and directors of Motive as a group pre-business combination and all executive officers and directors of New Forge post-business combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The following table does not reflect record of beneficial ownership of any Domestication Common Stock issuable upon exercise of Domestication Public Warrants or Domestication Private Warrants, as such securities are not exercisable or convertible within 60 days of the Ownership Date.
The beneficial ownership of Motive Ordinary Shares pre-business combination is based on 41.4 million outstanding Motive Ordinary Shares (including 31.05 million Motive Class A Shares and 10.35 million Motive Class B Shares) issued and outstanding as of the Ownership Date. The ownership percentages listed below do not include any such shares of Domestication Common Stock that may be issued after the Ownership Date.
The expected beneficial ownership of shares of Domestication Common Stock post-business combination in the “No Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) no holders of Motive Class A Shares exercise their redemption rights, (ii) the Cash Merger Consideration is $100 million and (iii) none of the listed persons exercises their right to receive Cash Merger Consideration.
The expected beneficial ownership of shares of Domestication Common Stock post-business combination in the “Maximum Possible Redemption” column in the table below assumes that all Motive Class A Shares are redeemed and the $68.5 million received as proceeds from the PIPE Investment and $140 million received as proceeds from the A&R FPA Investment are sufficient to satisfy the $208.5 million Minimum Cash Condition.
The expected beneficial ownership of shares of Domestication Common Stock post-business combination with respect to current holders of Forge capital stock and options and warrants to acquire Forge capital stock assumed in the Merger has been estimated after giving effect to an assumed Exchange Ratio of approximately 3.08, and the actual number of shares to be owned following the Merger may vary when issued in accordance with the final Exchange Ratio as set forth in the Merger Agreement.

					After the Business Combination
	Before the Business Combination				No Redemption		Maximum Possible Redemption
Name and Address of Beneficial Owner	Number of shares of Motive Class A Stock	%	Number of shares of Motive Class B Stock	%	Number of shares of Domestication Common Stock	%	Number of shares of Domestication Common Stock	%
Directors and Executive Officers of Motive:
Rob Heyvaert(1)	—	—	—	—	—	—	—	—
Blythe Masters(1)	—	—	—	—	—	—	—	—
Kristy Trieste(1)	—	—	—	—	—	—	—	—
Jill M. Considine(1)	—	—	—	—	—	—	—	—
Stephen C. Daffron(1)	—	—	—	—	—	—	—	—
Dina Dublon(1)	—	—	—	—	—	—	—	—
Paula Madoff(1)	—	—	—	—	—	—	—	—
All Directors and Executive Officers as a Group (7 Individuals)	—	—	—	—	—	—	—	—
Directors and Executive Officers of New Forge
Blythe Masters(1)	—	—	—	—	—	—	—	—
Ashwin Kumar	—	—	—	—	—	—	—	—
Kelly Rodriques(2)	—	—	—	—	10,704,103	5.68%	10,704,103	6.44%
Mark Lee(3)	—	—	—	—	1,195,788	*	1,195,788	*
Jose Cobos(4)	—	—	—	—	1,327,299	*	1,327,299	*
Stephen George(14)	—	—	—	—	4,392,468	2.33%	4,392,468	2.64%
Christoph Hansmeyer(5)(12)	—	—	—	—	61,600	*	61,600	*
Kim Vogel	—	—	—	—	—	—	—	—
James Herbert, II(6)	—	—	—	—	568,204	*	568,204	*
Steven McLaughlin(13)	—	—	—	—	5,840,644	3.10%	5,840,644	3.52%
All Directors and Executive Officers of New Forge as a Group (10 Individuals)	—	—	—	—	24,028,506	12.78%	24,028,506	14.49%
Five Percent Holders:
Citadel Advisors LLC and certain affiliates(7)(8)	2,699,662	6.50%	—	—	2,699,662	1.43%	—	—
Aristeia Capital, L.L.C.(8)(9)	2,250,000	5.40%	—	—	2,250,000	1.19%	—	—
BlueCrest Capital Management Ltd. and certain affiliates(8)(10)	2,117,162	5.10%	—	—	2,117,162	1.12%	—	—
Motive Capital Funds Sponsor, LLC(11)	—	—	10,230,000	98.80%	15,230,000	8.08%	24,230,000	14.59%
Paul Luc Robert Heyvaert(11)	—	—	10,230,000	98.80%	15,230,000	8.08%	24,230,000	14.59%
Deutsche Borse AG(12)	—	—	—	—	23,879,360	12.67%	23,879,360	14.38%

* = less than 1%
(1)
Does not include any shares indirectly owned by this individual as a result of the individual’s membership interest in our Sponsor. Each of these individuals disclaims beneficial ownership of any shares except to the extent of their pecuniary interest therein.

(2)
Includes (i)          shares of Domestication Common Stock subject to vesting restrictions, (ii) 66,026 shares of Domestication Common Stock held indirectly through an IRA, (iii) 3,782 warrants to purchase Domestication Common Stock exercisable within 60 days that are directly held and (iv) 6,190 warrants to purchase Domestication Common Stock exercisable within 60 days held indirectly through an IRA. Does not include options to purchase 3,080,000 shares of Domestication Common Stock subject to performance vesting conditions.
Also includes (i) 668,418 shares of Domestication Common Stock held by Operative Capital LP (“Operative LP”), (ii) 24,738 warrants to purchase Domestication Common Stock exercisable within 60 days held by Operative LP and (iii) 1,574,785 shares of Domestication Common Stock held by Operative Capital SPV I, LLC (“Operative SPV 1”). Mr. Rodriques is a managing member of the ultimate general partner of each of Operative Capital LP and Operative Capital SPV I, LLC and thus may be deemed to be the beneficial owner of the shares held by such entities. Mr. Rodriques disclaims beneficial ownership of all securities held by Operative LP and Operative SPV 1 except to the extent of his pecuniary interest therein, if any.
(3)
Includes 1,118,581 shares of Domestication Common Stock and 7,207 warrants to purchase Domestication Common Stock exercisable within 60 days.

(4)
Includes 1,260,299 shares of Domestication Common Stock and 67,000 stock options exercisable within 60 days.

(5)
Includes 61,600 stock options exercisable within 60 days.

(6)
Includes 75,000 shares purchased in the PIPE and 406,662 shares of Domestication Common Stock held by the James and Cecillia Herbert 1994 Revocable Trust.

(7)
Based on the Schedule 13G filed with the SEC on June 7, 2021 by Citadel Advisors LLC and certain of its affiliates (collectively, the “Citadel Persons”). According to the Schedule 13G, (a) Citadel Advisors LLC, Citadel Advisors Holdings LP and Citadel GP LLC (“CGP”) reported having sole voting power over no shares, shared voting power over 2,504,594 Motive Class A Shares, sole dispositive power over no shares and shared dispositive power over 2,504,594 Motive Class A Shares; (b) Citadel Securities LLC, CALC IV LP and Citadel Securities GP LLC (“CSGP”) reported having sole voting power over no shares, shared voting power over 195,068 Motive Class A Shares, sole dispositive power over no shares and shared dispositive power over 195,068 Motive Class A Shares; and (c) Mr. Kenneth Griffin, President and Chief Executive Officer of CGP and owner of a controlling interest in CGP and CSGP, reported having sole voting power over no shares, shared voting power over 2,699,662 Motive Class A Shares, sole dispositive power over no shares and shared dispositive power over 2,699,662 Motive Class A Shares. The Schedule 13G contained information as of June 7, 2021. The address of the Citadel Persons is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(8)
The Maximum Possible Redemption scenario assumes all Motive Class A Shares, including shares held by this shareholder, are redeemed.

(9)
Based on the Schedule 13G filed with the SEC on February 16, 2021 by Aristeia Capital, L.L.C. According to the Schedule 13G, Aristeia Capital reported having sole voting power over 2,250,000 Motive Class A Shares, shared voting power over no shares, sole dispositive power over 2,250,000 Motive Class A Shares and shared dispositive power over no shares. The Schedule 13G contained information as of December 31, 2020. Aristeia Capital reported that it is the investment manager of one or more private investment funds that own such such Motive Class A Shares, and has voting and investment control with respect to such Motive Class A Shares. The address of Aristeia Capital is One Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.

(10)
Based on the Schedule 13G filed with the SEC on March 22, 2021 by BlueCrest Capital Management Ltd (“BCM”) and Michael Platt, who serves as principal, director, and control person of BCM. According to the Schedule 13G, BCM and Michael Platt reported having sole voting power over no shares, shared voting power over 2,117,162 Motive Class A Shares, sole dispositive power over no shares and shared dispositive power over 2,117,162 Motive Class A Shares. The Schedule 13G contained information as of March 12, 2021. BCM reported that such Motive Class A Shares are held by Millais Limited, a Cayman Islands exempted company (the “Fund”), for which BCM serves as investment advisor. Millais USA LLC acts as sub-investment manager of the Fund and reports to BCM. The address of BCM and Michael Platt is Ground Floor, Harbour Reach, La Rue de Carteret, St. Helier, Jersey, Channel Islands, JE2 4HR.

(11)
Motive Capital Funds Sponsor, LLC, Motive’s sponsor (the “Sponsor”), is the record holder of

10,230,000 Motive Class B Shares. The manager of the Sponsor is Motive Partners GP, LLC (“Manager”). The sole member of the Manager is Rob Exploration, LLC (“Exploration”), of which Paul Luc Robert Heyvaert is the sole member. Certain fund vehicles (together with their designees and assignees pursuant to the A&R FPA, the “A&R FPA Investors”) indirectly managed by the Manager entered into the A&R FPA pursuant to which, in connection with the consummation of the Transactions, Motive will issue to the A&R FPA Investors 5,000,000 or 14,000,000 Forward Purchase Units (each of which includes one share of Domestication Common Stock) in the “no redemption” scenario and “maximum possible redemption” scenario, respectively. Each of Manager, Exploration and Paul Luc Robert Heyvaert may be deemed to have beneficial ownership of the shares. The address of Sponsor and Mr. Heyvaert is 7 World Trade Center, 250 Greenwich St., FL 47, New York, NY 10007.
(12)
Christoph Hansmeyer, who will be a member of our board of directors, is Head of Strategy and Merger and Acquisitions at Deutsche Borse AG. The address of Deutsche Borse AG is Mergenthalerallee 61, 65760 Eschborn, Germany.

(13)
Includes 61,600 stock options exercisable within 60 days held by Mr. McLaughlin and 5,779,044 shares of Domestication Common Stock held by FTP Equidate LLC. Mr. McLaughlin owns 99.25% of FTP Equidate LLC through the Steven J. McLaughlin Revocable Trust, of which he is the sole trustee.

(14)
Includes 61,600 stock options exercisable within 60 days held by Mr. George. Also includes 2,916,455 shares of Domestication Common Stock held by Panorama Growth Partners II, LP and 1,414,413 shares of Domestication Common Stock held by Panorama Equidate Co-Investment, LLC. Panorama Point Partners GP II, LLC, an entity which is managed by Mr. George, is the general partner of Panorama Growth Partners II, LP. Panorama Point Partners, LLC, an entity which Mr. George is the controlling manager, is the manager of Panorama Equidate Co-Investment, LLC. Mr. George disclaims beneficial ownership of all securities held by Panorama Growth Partners II, LP and Panorama Equidate Co-Investment, LLC except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Related Person Transactions — Forge
Registration Rights Agreement
Certain Forge stockholders will enter into the Amended and Restated Registration Rights Agreement pursuant to which, among other things, such stockholders will be granted certain customary registration rights, including demand and piggy-back rights, which shall become effective at the Closing. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Other Agreements — Amended and Restated Registration Rights Agreement”.
Forge Shareholder Support Agreements
Concurrently with the execution of the Merger Agreement, Motive, Forge, and the Supporting Forge Shareholders entered into Support Agreements, pursuant to which each of the Supporting Forge Shareholders has agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby (including the Business Combination). See the section entitled “Proposal No. 1 — The Business Combination Proposal — Other Agreements — Forge Shareholder Support Agreements”.
Indemnification Agreements
We intend to enter into indemnification agreements with New Forge’s directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws will require us to indemnify our directors and executive officers to the fullest extent permitted by law.
Related Party Loans
In October 2019, the Company issued convertible notes to investors, of which $2.4 million was received from certain directors and employees of Forge. As of December 31, 2020, the Company had a $2.4 million related party balance on convertible notes outstanding. The notes were fully repaid in January 2021.
FT Partners
Financial Technology Partners LP (“FTP”) a shareholder of Forge serves as financial and strategic advisor to Forge. During the nine months ended September 30, 2021 and 2020, Forge incurred approximately $4.9 million and $1.0 million in advisory fees to FTP. Steve McLaughlin is the CEO and founder of FTP and has served as a director of Forge during the aforementioned time periods.
New Executive Agreements, Transaction Bonuses and Retention Equity Grants and Loan Forgiveness
Concurrent with the execution of the Merger Agreement, Forge executed employment agreements with each of Kelly Rodriques, Mark Lee, and Jose Cobos (the “New Executive Agreements”). Upon the Closing, New Forge will assume by operation of law the rights and obligations of Forge under each of the New Executive Agreements. In connection with the Closing, each of the executive officers will be eligible to receive a Transaction Bonus and Retention Equity Grant as set forth in the New Executive Agreements. Additionally, immediately prior to the Business Combination, certain executive officers are entitled to the forgiveness of certain outstanding promissory notes between the executive and Forge. See the section entitled “Forge Director and Executive Compensation” for further information.
PIPE Subscription Agreement
James Herbert, II, who will be a director of New Forge upon the Closing, has agreed to purchase 75,000 shares of Domestication Common Stock (for a purchase price of $750,000) in the PIPE, through the James and Cecillia Herbert 1994 Revocable Trust.

Related Person Transactions Policy Following the Business Combination
Upon consummation of the Business Combination, it is anticipated that the New Forge Board of Directors will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which New Forge or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•
any person who is, or at any time during the applicable period was, one of New Forge’s executive officers or a member of New Forge’s Board of Directors;

•
any person who is known by New Forge to be the beneficial owner of more than five percent (5%) of our voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

It is also anticipated that New Forge will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, the audit committee will have the responsibility to review related person transactions.
Certain Relationships and Related Person Transactions — Motive
Founder Shares
On October 2, 2020, the Sponsor paid $25,000 to cover certain of our offering and formation costs in consideration for 11,500,000 Founder Shares. On November 24, 2020, the Sponsor surrendered 2,875,000 Founder Shares, which we canceled. On November 24 and December 8, 2020, the Sponsor transferred 30,000 Founder Shares to each of the independent directors. On December 10, 2020, we issued a dividend of 1,725,000 Motive Class B Shares, resulting in 10,350,000 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share cancellation.
The Founder Shares included an aggregate of up to 1,350,000 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of our issued and outstanding ordinary shares after the Proposed Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 1,350,000 Founder Shares are no longer subject to forfeiture.
The Sponsor had agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a business combination and (B) subsequent to a business combination, (x) if the closing price of Motive Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Motive Class A Shares for cash, securities or other property. These transfer restrictions with respect to the Sponsor have been supplanted by the restrictions in the Sponsor Support Agreement. For more information regarding the Sponsor Support Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Other Agreements — Sponsor Support Agreement”.

Private Placement Units
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,386,667 Motive Private Warrants at a price of $1.50 per Motive Private Warrant, for an aggregate purchase price of $11,080,000, in a private placement. Each Motive Private Warrant is exercisable to purchase one Motive Class A Share at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the Motive Private Warrants were added to the proceeds from the Initial Public Offering held in the trust account. If we do not complete a Business Combination within the combination period, the proceeds from the sale of the Motive Private Warrants will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the Motive Private Warrants will expire worthless.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete a Business Combination, we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, we had no outstanding borrowings under the Working Capital Loans.
Promissory Note — Related Party
On October 1, 2020, we issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which we may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. We borrowed an aggregate of approximately $130,000 under the Promissory Note. The Promissory Note matured on the closing date of the Initial Public Offering and the outstanding balance under the Promissory Note of $130,492 was repaid in full on December 16, 2020.
Administrative Support Agreement
We entered into an agreement, commencing on December 15, 2020 the effective date of the Initial Public Offering through the earlier of the consummation of a Business Combination or the Company’s liquidation, to pay our Sponsor or its affiliate a monthly fee of up to $10,000 for office space, utilities, secretarial and administrative services. The Sponsor has waived such fees and such fees will not be payable until the Sponsor determines that such fees should be paid.
Registration and Shareholder Rights
Pursuant to a registration and shareholders rights agreement entered into on December 10, 2020, the holders of the Founder Shares, Motive Private Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Motive Class A Shares issuable upon the exercise of the Motive Private Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering our securities. We will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the Merger Agreement, the registration and shareholder rights agreement will be amended and restated, and will provide additional registration rights for Forge. For more information regarding the A&R Registration Rights Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Other Agreements — Amended and Restated Registration Rights Agreement”.
Sponsor Support Agreement
Concurrent with the execution of the Merger Agreement, Motive, Forge, the Sponsor and other holders of Motive Class B Shares entered into the Sponsor Support Agreement. Pursuant to the Sponsor Support Agreement, the Sponsor and such holders of Motive Class B Shares have agreed to (i) vote all shares of Motive stock they own in favor of the transactions contemplated by the Merger Agreement and (ii) waive certain anti-dilution rights with respect to their Motive Class B Shares. The Sponsor also has agreed to certain transfer restrictions with respect to its Motive Class B Shares (including shares of Domestication Common Stock issued with respect to such Motive Class B Shares in the Domestication) (the “Lockup Shares”) and its warrants to purchase Motive Class A Shares (the “Lockup Warrants” and, together with the Lockup Shares, the “Lockup Securities”). For more information regarding the Sponsor Support Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Other Agreements — Sponsor Support Agreement”.
Forward Purchase Agreement; A&R FPA
The Company entered into a forward purchase agreement to which the Motive Funds will purchase an aggregate of up to 14,000,000 Motive Units, consisting of one Motive Class A Share and one-third of one Motive Public Warrant to purchase one Motive Class A Share for $10.00 per unit, or up to $140,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of an initial business combination, subject to approval at such time by their investment committees. The forward purchase agreement was amended and restated by the A&R FPA, entered into on September 13, 2021, which, as so amended and restated, provides that the purchasers under the A&R FPA will collectively purchase concurrently with the Closing, at a per-unit price of $10.00, 5,000,000 Forward Purchase Units, and up to an additional 9,000,000 Forward Purchase Units to the extent of redemptions on a dollar-for-dollar basis by Motive shareholders of all or a portion of their Motive Class A Shares. For the avoidance of doubt, regardless of the extent of such redemptions, such purchasers will in no event be required to purchase more than an aggregate amount of up to 14,000,000 Forward Purchase Units. For more information regarding the A&R FPA, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Other Agreements — A&R FPA” and Annex F.
Policies and Procedures for Motive’s Related Party Transactions
The audit committee of our board of directors has adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that Motive has already committed to, the business purpose of the transaction, and the benefits of the transaction to Motive and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.
Description of Motive’s Board and Board Committees
Motive’s board of directors consists of seven directors.
Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Our audit committee, our nominating and corporate governance committee and our compensation committee is composed solely of independent directors. Subject to phase-in rules, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that was approved by our board and has the composition and responsibilities described below. The charter of each committee is available at https://motivecapitalcorp.com/investor-relations/default.aspx.
Audit Committee
Dina Dublon, Jill M. Considine and Paula Madoff serve as members of the audit committee and Dina Dublon serves as chair of the audit committee. The Board determined that Dina Dublon, Jill M. Considine and Paula Madoff are independent within the meaning of NYSE listing standards and SEC rules applicable to audit committee members.
Each of Dina Dublon, Jill M. Considine and Paula Madoff is financially literate and our board of directors has determined that Dina Dublon qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:
•
assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•
pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•
setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•
meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
Dina Dublon, Jill M. Considine and Paula Madoff serve as members of the compensation committee and Paula Madoff serves as chair of the compensation committee. The Board determined that Dina Dublon, Jill M. Considine and Paula Madoff are independent within the meaning of NYSE listing standards applicable to compensation committee members.

We have adopted a compensation committee charter, which will detail the principal functions of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

•
reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•
reviewing our executive compensation policies and plans;

•
implementing and administering our incentive compensation equity-based remuneration plans;

•
assisting management in complying with our proxy statement and annual report disclosure requirements;

•
approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•
producing a report on executive compensation to be included in our annual proxy statement; and

•
reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Dina Dublon, Jill M. Considine and Paula Madoff. Jill M. Considine serves as chair of the nominating and corporate governance committee. The Board determined that Dina Dublon, Jill M. Considine and Paula Madoff are independent within the meaning of NYSE director independence standards.
We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:
•
identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for appointment at the annual general meeting or to fill vacancies on the board of directors;

•
developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•
coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•
reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.
Only holders of Motive Class B Shares will have the right to vote for the election of directors in any general meeting held prior to or in connection with the completion of our initial business combination, which directors will be proposed by Motive’s board of directors following a nomination by the nominating and corporate governance committee.
Number and Terms of Office of Motive’s Officers and Directors
Our board of directors consists of seven members. In accordance with NYSE corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year-end following our listing on NYSE. The term of office of the first class of directors, consisting of Rob Heyvaert, Blythe Masters and Kristy Trieste, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Dina Dublon and Jill M. Considine, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Stephen C. Daffron and Paula Madoff, will expire at the third annual general meeting.
Only holders of Motive Class B Shares will have the right to vote for the election of directors in any general meeting held prior to or in connection with the completion of our initial business combination, which directors will be proposed by Motive’s board of directors following a nomination by the nominating and corporate governance committee. Holders of our public shares will not be entitled to vote on the appointment of directors during such time. These provisions of our amended and restated memorandum and articles of association relating to the rights of holders of Motive Class B Shares to appoint directors may be amended by a special resolution passed by a majority of at least 90% of our ordinary shares voting in a general meeting. Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our amended and restated memorandum and articles of association.
Motive’s Director Nominations
Pursuant to the Merger Agreement, Motive is entitled to designate two director nominees to serve on the board of directors of New Forge, which nominees shall initially be Blythe Masters and Ashwin Kumar, each of whom shall be designated as a Class III director.
Pursuant to the Cayman Constitutional Documents, only holders of Motive Class B Shares are entitled to vote on director nominees. Currently, the Sponsor is the sole holder of Motive Class B Shares.
Motive’s Compensation Committee Interlocks and Insider Participation
None of Motive’s executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.
Motive’s Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. Our Code of Ethics is posted on our website located at www.motivecapitalcorp.com. If we make any amendments to our Code of Business Conduct and Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or NYSE rules, we will disclose the nature of such amendment or waiver on our website.

Motive’s Conflicts of Interest
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
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duty to act in good faith in what the director or officer believes to be in the best interests of Motive as a whole;

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duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•
directors should not improperly fetter the exercise of future discretion;

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duty to exercise powers fairly as between different sections of shareholders;

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duty not to put themselves in a position in which there is a conflict between their duty to Motive and their personal interests; and

•
duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to Motive and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then- current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other.
Below is a table summarizing the Motive Partners-related and other entities to which our officers and directors currently have fiduciary duties or contractual obligations:
Name	Entity/Organization	Entity’s Business	Affiliation
Rob Heyvaert	Motive Partners	Private Equity Investment	Managing Partner
Blythe Masters	Motive Partners	Private Equity Investment	Industry Partner
	Credit Suisse Group AG	Banking and Financial Services	Member of Board of Directors
	GCM Grosvenor	Investment and Financial Services	Member of Board of Directors
	A.P. Møller Maersk	Integrated Container	Member of Board of Directors

Name	Entity/Organization	Entity’s Business	Affiliation
Logistics
	Santander Group	Banking and Financial Services	Member of International Advisory Board
	Santander – Open Digital Services	Banking and Financial Services	Member of Board of Directors
	Figure Technologies	Financial Services and Technology	Member of Advisory Board
	Maxex	Financial Services and Technology	Member of Advisory Board
Kristy Trieste	Motive Partners	Private Equity Investment	Founder and Chief Financial Officer
Jill M. Considine	Mizuho Americas LLC	Financial Services	Member of Board of Directors
	Mizuho Securities USA	Financial Services	Member of Board of Directors
	Mizuho Bank (USA)	Financial Services	Member of Board of Directors
Stephen C. Daffron	Motive Partners	Private Equity Investment	Industry Partner
	E2Open	Financial Services and Technology	Member of Board of Directors
	QOMPLX	Risk Management	Member of Board of Directors
Dina Dublon	Pepsico	Food and Beverage	Member of Board of Directors
	T Rowe Price Group	Financial Services	Member of Board of Directors
	Ernst & Young	Financial Services	Member – Independent Audit Quality Committee
Paula Madoff	Power Corp of Canada	Financial Services	Member of Board of Directors
	Great-West Lifeco	Financial Services	Member of Board of Directors
	Tradeweb	Financial Services Software	Member of Board of Directors
	KKR Real Estate Finance Trust	Financial Services	Member of Board of Directors
	Beacon	Financial Services Software	Member of Board of Directors
	ICE Benchmark Administration	Financial Services Software	Member of Board of Directors; Chair of the ICE LIBOR Oversight Committee
Potential investors should also be aware of the following other potential conflicts of interest:
•
Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our officers are not obligated to contribute any specific number of hours per week to our affairs.

•
Our initial shareholders purchased Founder Shares and Motive Private Warrants at the time of Initial Public Offering. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of our initial business combination. Additionally, our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their Founder Shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the Motive Private Warrants will expire worthless. Furthermore, our Sponsor, officers and directors have agreed not to transfer, assign or sell any of their founder shares and any Motive Class A Shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of our initial business combination or (ii) the date following the completion of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Motive Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the founder shares will be released from the lockup.
•
We entered into a Forward Purchase Agreement with certain Motive investment funds that are managed by an affiliate of Motive (at the time of the Initial Public Offering, and subsequently amended the agreement on September 13, 2021, to issue between five million and 14 million (depending on how many holders of Motive Class A Shares exercise their redemption rights) Forward Purchase Units Sub substantially concurrent with the consummation of the Business Combination.

•
We agreed to enter into an A&R Registration Rights Agreement with the Sponsor and certain Motive and Forge shareholders concurrent with the Closing providing for certain registration rights for Domestication Common Stock, Domestication Private Warrants and Domestication Public Warrants held by such parties.

•
Except as described herein, the private placement warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and director nominees will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

In no event will the Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination.
We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.
Motive’s Limitation on Liability and Indemnification of Officers and Directors
Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We obtained a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. We have also entered into indemnity agreements with them.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDERS’/STOCKHOLDERS’ RIGHTS
Motive is an exempted company incorporated under the Cayman Islands Companies Act. The Companies Act and the Cayman Constitutional Documents govern the rights of its shareholders. The Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Cayman Constitutional Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of New Forge, your rights will differ in some regards as compared to when you were a shareholder of Motive.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Motive and New Forge according to applicable law or the organizational or constitutional documents of Motive and New Forge. For specific material amendments to the provisions of the Cayman Constitutional Documents, as will be adopted via the Proposed Charter, please see the sections entitled “Proposal No. 3 — Non-Binding Organizational Documents Proposals” and “Proposal No. 4 — Binding Charter Proposals”.
This summary is qualified by reference to the Companies Act and the DGCL and to the complete text of the Cayman Constitutional Documents, Proposed Charter and Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annex L, Annex B and Annex C, respectively. All Motive Shareholders are encouraged to read the Proposed Organizational Documents and Cayman Constitutional Documents in their entirety for a more complete description of its terms.
	Cayman Islands	Delaware
Stockholder / Shareholder Approval of Business Combinations
Merger require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent. All Merger (other than parent/subsidiary Merger) require shareholder approval — there is no exception for smaller Merger. Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.
The Cayman Constitutional Documents require an ordinary resolution under the Companies Act, being the affirmative vote of at least a majority of the issued and outstanding Motive Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting to approve the

Merger generally require approval of a majority of all outstanding shares. Merger in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval. Merger in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.
The Proposed Organizational Documents are consistent with the DGCL and do not modify DGCL voting requirements.

	Cayman Islands	Delaware
Business Combination Proposal.
Stockholder / Shareholder Votes for Routine Matters
Under the Companies Act, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).
The Cayman Constitutional Documents are consistent with this requirement.

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.
The Proposed Organizational Documents are consistent with the DGCL and do not modify DGCL voting requirements.

Appraisal Rights
Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
The Cayman Constitutional Documents do not expand upon or otherwise limit statutorily provided appraisal rights. There are no appraisal rights of shareholders in connection with the proposed Business Combination.

Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.
The Proposed Organizational Documents do not expand upon or otherwise limit statutorily provided appraisal rights.

Inspection of Books and Records
Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
The Cayman Constitutional Documents do not provided inspection rights.

Any stockholder may inspect the corporation’s books and records for a “proper purpose” during the usual hours for business, as limited by Section 220 of the DGCL.
The Proposed Organizational Documents do not expand upon or otherwise limit statutorily provided rights.

Stockholder / Shareholder Lawsuits
In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
The Cayman Constitutional Documents do not expand upon or otherwise limit statutorily provided rights.

A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Proposal No. 3B).
The Proposed Organizational Documents do not expand upon or otherwise limit statutorily provided rights.

Fiduciary Duties of Directors	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole. In addition to fiduciary duties, directors of Motive owe a duty	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. The Proposed Organizational

	Cayman Islands	Delaware

of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.
The Cayman Constitutional Documents provide for an explicit waiver of corporate opportunities with respect to its directors and officers.
Documents, as described in Proposal No. 3G provide for an explicit waiver of corporate opportunities with respect to non-employee directors and their affiliates.
Indemnification of Directors and Officers
A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
The Cayman Constitutional Documents provide that our current and former officers and directors will be indemnified by us for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.
The Proposed Organizational Documents will provide for the indemnification of current and former officers and directors of New Forge to the fullest extent permitted by Delaware law.

Limited Liability of Directors
Liability of directors may be unlimited, except with regard to their own fraud or willful default.
The Cayman Constitutional Documents provide that our current and former officers and directors will be liable to Motive for any loss or damage incurred by Motive as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such officer or director.

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.
The Proposed Organizational Documents will limit the liability of current and former officers and directors of New Forge to the fullest extent permitted by Delaware law.

DESCRIPTION OF NEW FORGE CAPITAL STOCK
As a result of the Business Combination, Motive shareholders who receive shares of Domestication Common Stock in connection with the Business Combination will become stockholders of New Forge. Your rights as New Forge stockholders will be governed by Delaware law and New Forge’s Proposed Charter and Proposed Bylaws. The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the applicable provisions of Delaware law and New Forge’s Proposed Charter and Proposed Bylaws carefully and in their entirety because they describe your rights as a holder of shares of Domestication Common Stock. In this section “we” refers to “New Forge.”
Authorized and Outstanding Stock
The Proposed Charter authorizes the issuance of             shares of capital stock, consisting of (i)             shares of common stock, par value $0.0001 per share and (ii)             shares of preferred stock, par value $0.0001 per share. The outstanding shares of our Domestication Common Stock are, and the shares of Domestication Common Stock of New Forge issuable in connection with the Business Combination pursuant to the Merger Agreement will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the Extraordinary Meeting, there were       Motive Units outstanding held of record by       holders,       separately traded Motive Class A Shares held of record by       holders,       separately traded Motive Public Warrants held of record by        holders, 10,350,000 Motive Class B Shares held of record by        holders, and 7,386,667 Motive Private Warrants held of record by        holders. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.
Common Stock
The Proposed Charter provides that the Domestication Common Stock will have identical par value and participation rights to current Motive A Common Stock. Motive Class B Shares will convert on a one-to-one basis into Domestication Common Stock, with identical par value and participation rights to current Motive Class A Shares.
Preferred Stock
The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. The board of directors of the post-combination company will be authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The New Forge board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Domestication Common Stock and could have anti-takeover effects. The ability of the New Forge board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
As a result of and upon the effective time of the Domestication, each then issued and outstanding Motive Public Warrant will automatically convert into a Domestication Public Warrant and each then issued and outstanding Motive Private Warrant will automatically convert into a Domestication Private Warrant. In this section, we refer to the Domestication Public Warrants as public warrants and Domestication Private Warrants as private placement warrants. Except as described below, the private placement warrants are identical in all material respects to the public warrants.
Domestication Public Warrants
Each whole warrant entitles the registered holder to purchase one share of Domestication Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of Motive’s initial public offering and 30 days after the completion of its initial business combination, provided, in each case, that we have an effective registration statement under the Securities Act covering the shares of Domestication Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Domestication Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Domestication Common Stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Domestication Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Domestication Common Stock upon exercise of a warrant unless the share of Domestication Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Domestication Common Stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Domestication Common Stock issuable upon exercise of the warrants. We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Domestication Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our shares of Domestication Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of shares of Domestication Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Domestication Common Stock underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361 shares per whole warrant. The “fair market value” shall mean the volume-weighted average price of the shares of Domestication Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants When the Price per Share Equals or Exceeds $18.00
Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the last reported sale price of the shares of Domestication Common Stock for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Domestication Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Domestication Common Stock is available throughout the 30-day redemption period.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the shares of Domestication Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of Warrants When the Price per Share Equals or Exceeds $10.00
Once the warrants become exercisable, we may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of Domestication Common Stock (as defined below);

•
if, and only if, the Reference Value (as defined above under “Redemption of Warrants When the Price per Share Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

•
if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The numbers in the table below represent the number of shares of Domestication Common Stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares of Domestication Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of our shares of Domestication Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10 trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of the warrant is adjusted as a result of raising capital in connection with the initial business combination, the adjusted share prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00.
	Fair Market Value of Common Stock
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00≥
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Domestication Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366 day year, as applicable. For example, if the volume-weighted average price of our shares of Domestication Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Domestication Common Stock for each whole warrant.
For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our shares of Domestication Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Domestication Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Domestication Common Stock per warrant (subject to adjustment).
This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Domestication Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of Domestication Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “Redemption of Warrants When the Price per Share Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the prospectus for Motive’s initial public offering. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders. As stated above, we can redeem the warrants when the shares of Domestication Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of Domestication Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Domestication Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of Domestication Common Stock if and when such shares of Domestication Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Domestication Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Domestication Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Domestication Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Domestication Common Stock, New Forge will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants. If the shares of Domestication Common Stock issuable upon exercise of the warrants are not registered under the Securities Act, under the terms of the warrant agreement, holders of warrants who seek to exercise their warrants will not be permitted to do so for cash and, instead, will be required to do so on a cashless basis, in which case the number of shares of Domestication Common Stock that the holders of warrants will receive upon cashless exercise will be based on a formula subject to a maximum number of shares equal to 0.361 shares of Domestication Common Stock per warrant (subject to adjustment).
Redemption Procedures.   A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Domestication Common Stock outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments.   If the number of outstanding shares of Domestication Common Stock is increased by a share capitalization payable in shares of Domestication Common Stock, or by a split-up of shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Domestication Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares. A rights offering made to all or substantially all holders of shares entitling holders to purchase shares of Domestication Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of Domestication Common Stock equal to the product of (i) the number of shares of Domestication Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Domestication Common Stock) and (ii) one minus the quotient of (x) the price per share of Domestication Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Domestication Common Stock, in determining the price payable for shares of Domestication Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of Domestication Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Domestication Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of Domestication Common Stock on account of such shares of Domestication Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of Domestication Common Stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Domestication Common Stock in respect of such event.
If the number of outstanding shares of Domestication Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Domestication Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Domestication Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Domestication Common Stock.
Whenever the number of shares of Domestication Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Domestication Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Domestication Common Stock so purchasable immediately thereafter.
In addition, if (x) we issue additional shares of Domestication Common Stock or equity-linked securities for capital raising purposes (not including any forward purchase securities) in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of Domestication Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsors or their affiliates, without taking into account any founder shares held by our initial shareholders or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the completion of our initial business combination (net of redemptions), and (z) the volume-weighted average trading price of our shares of Domestication Common Stock during the 10 trading day period starting on the trading day prior to the day on which we complete our initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described adjacent to “Redemption of Warrants When the Price per Share Equals or Exceeds $10.00” and

“Redemption of Warrants When the Price per Share Equals or Exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
In case of any reclassification or reorganization of the outstanding shares of Domestication Common Stock (other than those described above or that solely affects the par value of such shares of Domestication Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Domestication Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Domestication Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Domestication Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Domestication Common Stock in such a transaction is payable in the form of shares of Domestication Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake or defective provision (ii) amending the provisions relating to cash dividends on shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of the public warrants and the approval of holders of at least 50% of the private warrants is required to make any change that adversely affects the interests of the holders of the private warrants. The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares and any voting rights until they exercise their warrants and receive shares of Domestication Common Stock. After the issuance of shares of Domestication Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number, the number of shares of Domestication Common Stock to be issued to the warrant holder. Our warrant agreement provides that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. Our warrant agreement further provides that this provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or (2) any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Because the federal district courts of the United States are not by law the sole and exclusive forum with respect to suits brought to enforce a duty or liability under the Securities Act (“Securities Act Claims”), this provision of the Warrant Agreement would apply to any such suits and, taken together with clause (b) of the exclusive forum provision contained in the Proposed Bylaws, would seek to require that Securities Act Claims related to the Warrant Agreement be brought in the United States District Court for the Southern District of New York.
Domestication Private Warrants
The private placement warrants (including the shares of Domestication Common Stock issuable upon exercise of such warrants) are not transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us (except as described under “Redemption of Warrants When the Price per Share Equals or Exceeds $10.00”) so long as they are held by our Sponsor, members of our Sponsor or their permitted transferees. The Sponsor or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.
Except as described under “Redemption of Warrants When the Price per Share Equals or Exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Domestication Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Domestication Common Stock underlying the warrants, multiplied by the excess of the “sponsor fair market value” of our shares of Domestication Common Stock (defined below) over the exercise price of the warrants by (y) the fair market value. For these purposes, the “sponsor fair market value” will mean the average reported closing price of the shares of Domestication Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the shares of Domestication Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
Forward Purchase Securities
The Company entered into a forward purchase agreement to which the Motive Fund Vehicles agreed to purchase an aggregate of up to 14,000,000 units, each consisting of one Motive Class A Share and one-third of one Motive Public Warrant to purchase one Motive Class A Share for $10.00 per unit, or up to $140,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of an initial business combination, subject to approval at such time by their investment committees. The forward purchase agreement was amended and restated by the A&R FPA, entered into on September 13, 2021, which, as so amended and restated, provides that the purchasers under the A&R FPA will collectively purchase concurrently with the Closing, at a per-unit price of $10.00, 5,000,000 Forward Purchase Units, and up to an additional 9,000,000 Forward Purchase Units to the extent of redemptions on a dollar-for-dollar basis by Motive shareholders of all or a portion of their Motive Class A Shares. Each Forward Purchase Unit will be composed of one share of Domestication Common Stock and one-third of one Domestication

Public Warrant and such shares and warrants bear the same material terms as all other Domestication Common Stock and Domestication Public Warrants.
The Forward Purchase Units will not separate automatically into shares of Domestication Common Stock and Domestication Public Warrants; rather, the holders of Forward Purchase Units will have the option to continue to hold the Forward Purchase Units or separate their Forward Purchase Units into the component securities. To do so, such holders will need to have their brokers contact New Forge’s transfer agent in order to separate the Forward Purchase units into Domestication Common Stock and Domestication Public Warrants.
Units
Each Motive Unit consists of one Motive Class A Share and one-third of one Motive Public Warrant, each as detailed above. Upon consummation of the Domestication, Motive Units will automatically separate into their respective Domestication Common Stock and Domestication Public Warrants.
Dividends
Under the Proposed Charter, holders of Domestication Common Stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our Board out of legally available assets or funds. There are no current plans to pay cash dividends on Domestication Common Stock for the foreseeable future.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the current certificate of incorporation and the Proposed Charter, the holders of Domestication Common Stock possess or will possess, as applicable, all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Subject to certain limited exceptions, the holders of Domestication Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Domestication Common Stock under the Proposed Charter.
Preemptive or Other Rights
The Proposed Charter does not provide for any preemptive or other similar rights.
Election of Directors
Our Board currently consists of seven (7) directors.
Following the completion of the Business Combination, the structure of the Board will be increased to eight directors, as discussed in greater detail in “Proposal No. 3 — The Binding Organizational Documents Proposal” and “Management After the Business Combination.” Under the terms of the Proposed Charter, upon the effectiveness thereof, the Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the board of directors of Motive.
Under the Proposed Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.
Annual Stockholder Meetings
New Forge will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by New Forge’s board of directors. To the extent permitted under applicable law, New Forge may conduct meetings by means of remote communication.

Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, New Forge’s stockholders have appraisal rights in connection with a merger or consolidation of New Forge. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of New Forge’s stockholders may bring an action in New Forge’s name to procure a judgment in New Forge’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Forge’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Limitations on Liability and Indemnification of Officers and Directors
The Cayman Constitutional Documents provide that our current and former officers and directors will be indemnified by us for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. No such officer or director is be liable to Motive for any loss or damage incurred by Motive as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such officer or director. Motive has further agreed to advance reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such officer or director for which indemnity will or could be sought. The Proposed Charter and Proposed Bylaws will provide for the indemnification of current and former officers and directors of New Forge to the fullest extent permitted by Delaware law.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our current certificate of incorporation. The Cayman Constitutional Documents also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions.
We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In connection with the Closing, Motive will purchase a tail policy with respect to liability coverage for the benefit of our current officers and directors on the same or substantially similar terms of our existing policy. Pursuant to the Merger Agreement, New Forge will maintain such tail policy for a period of no less than six years following the Closing.
These provisions may discourage current shareholders and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders and stockholders. Furthermore, a shareholder’s or stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Certain Anti-Takeover Provisions of Delaware Law; New Forge’s Certificate of Incorporation and Bylaws
New Forge’s Proposed Charter and Proposed Bylaws will contain and the DGCL contains provisions, as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of New Forge’s board of directors. These provisions are intended to avoid costly takeover battles, reduce New Forge’s vulnerability to a hostile change of control and enhance the ability of New Forge’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire New Forge. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of New Forge by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Domestication Common Stock held by stockholders.
Exclusive Forum
The Proposed Organizational Documents stipulate that, to the fullest extent permitted by law, unless New Forge consents in writing to an alternative forum, (a) the Delaware Court of Chancery (or, if such court does not have, or declines to accept, jurisdiction, another state court or a federal court located in Delaware) will be the exclusive forum for any complaint asserting any internal corporate claims, including claims in the right of New Forge based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery, and (b) the federal district courts of the United States of America will be the exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. The choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, including any derivative actions asserting claims under state law or the federal securities laws, and is intended to require, in each case, to the fullest extent permitted by law, that (i) any Securities Act claims be brought in the federal district courts of the United States in accordance with clause (b) of the choice of forum provision and (ii) suits brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) be brought in the United States District Court for the District of Delaware. The provision does not apply to any direct claims brought by New Forge’s shareholders on their own behalf, or on behalf of any class of similarly situated shareholders, under the Securities Exchange Act.
Advance Notice of Director Nominations and New Business
For information regarding registration rights of certain securities of New Forge, see “Stockholder Proposals and Nominations”.
Listing of Securities
We intend to apply to continue the listing of Domestication Common Stock and Domestication Public Warrants on the NYSE under the symbols “FRGE” and “FRGE WS,” respectively, upon the closing of the Business Combination.
Registration Rights
At the Closing, New Forge will enter into the Amended and Restated Registration Rights Agreement, pursuant to which, among other things, the Sponsor and Forge will have specified rights to require New Forge to register all or a portion of their shares of Domestication Common Stock under the Securities Act. See the section entitled “Proposal No. 1 — Other Agreements — Amended and Restated Registration Rights Agreement” The PIPE Investors and A&R FPA Investors also have certain customary registration rights pursuant to the PIPE Investment and A&R FPA. For information regarding registration rights of certain securities of New Forge, see “Securities Eligible for Future Sale — Registration Rights”.

SECURITIES ELIGIBLE FOR FUTURE SALE
Rule 144
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, (i) the Sponsor and any other holder of Founder Shares or Motive Private Warrants, as applicable and (ii) PIPE Investors will be able to sell their private placement securities, in each case pursuant to Rule 144 without registration one year after Motive has completed its initial business combination, assuming Motive otherwise complies with the conditions set forth above.
Motive anticipates that following the consummation of the Business Combination, it will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Registration Rights
At the Closing, New Forge will enter into the A&R Registration Rights Agreement, pursuant to which, among other things, the Sponsor and Forge will have specified rights to require New Forge to register all or a portion of their shares of Domestication Common Stock under the Securities Act. See the section entitled “Proposal No. 1 — Other Agreements — Amended and Restated Registration Rights Agreement.”
The PIPE Investors have certain customary registration rights pursuant to the PIPE Investment. In particular, Motive has committed to file for registration with the SEC such Domestication Common Stock issued pursuant to the PIPE Subscription Agreements within 30 days of Closing. For more information related to the PIPE Investment and PIPE Subscription Agreement, see the section entitled “Proposal No. 1 — Other Agreements — PIPE Agreements” and Annex H to this proxy statement/prospectus.
The PIPE Investors have certain customary registration rights pursuant to the PIPE Investment. In particular, Motive has committed to file for registration with the SEC such Domestication Common Stock and Domestication Public Warrants issued pursuant to the A&R FPA within 30 days of Closing. For more information related to the A&R FPA, see the section entitled “Proposal No. 1 — Other Agreements — A&R FPA” and Annex F to this proxy statement/prospectus.
PUBLIC TRADING MARKETS
Motive Class A Shares are listed on NYSE under the symbol “MOTV”. Motive’s Public Warrants are listed on NYSE under the symbol “MOTV WS”. Motive’s Units are listed on NYSE under the symbol “MOTV.U”. Following the consummation of the Business Combination, Domestication Common Stock (including common stock issuable in the Merger) will be listed on NYSE under the symbol “FRGE” and Domestication Public Warrants will be listed under the symbol “FRGE WS”.

EXPERTS
The financial statements of Motive Capital Corp as of December 31, 2020 and for the period from September 28, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Forge Global, Inc. at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in the Proxy Statement of Motive Capital Corp, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of SharesPost, Inc and Subsidiaries, as of December 31, 2019 and 2018 and for the years then ended, have been audited by Spicer Jeffries LLP, an independent registered public accounting firm, as set forth in their report which is incorporated herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with Motive’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Motive Capital Corp, 7 World Trade Center, 250 Greenwich St., FL 47, New York, NY 10007. Following the Business Combination, such communications should be sent in care of Attention: Corporate Secretary, 415 Mission St., Suite 5510, San Francisco, CA 94105. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
LEGAL MATTERS
The legality of shares of Domestication Common Stock offered by this proxy statement/prospectus will be passed upon for Motive by Gibson Dunn & Crutcher LLP.
OTHER MATTERS
As of the date of this proxy statement/prospectus, the Motive board of directors does not know of any matters that will be presented for consideration at the Extraordinary Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Extraordinary Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the board of directors, (ii) otherwise properly brought before such meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before such meeting by a stockholder who (A) is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner is the beneficial owner of shares of Domestication Common Stock) both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with the notice procedures set forth in the Proposed Bylaws as to such business. To be timely for New Forge’s annual meeting of stockholders, New Forge’s secretary must receive the written notice at New Forge’s principal executive offices:
•
not earlier than the 120th day; and

•
not later than the 90th day

before the one-year anniversary of the preceding year’s annual meeting.
However, (i) in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the first anniversary of the previous year’s annual meeting or (ii) for the first annual meeting following the adoption of the Proposed Bylaws, notice by a stockholder to be timely must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made.
Accordingly, for New Forge’s 2022 Annual Meeting, assuming the meeting is held on        ,        , notice of a nomination or proposal must be delivered to New Forge no later than         ,        , and no earlier than        ,         . Nominations and proposals also must satisfy other requirements set forth in the Bylaws. The Chairperson of the board of directors of New Forge may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.
Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at our principal office on or before         ,         and must comply with Rule 14a-8.
Stockholder Director Nominees
The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to New Forge’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by New Forge’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.
APPRAISAL RIGHTS
Neither Motive Shareholders or holders of Motive Public Warrants and Motive Private Warrants have appraisal rights in connection with the Business Combination or the Domestication under the Companies Act or under the DGCL.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, Motive and the services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Motive’ annual report to shareholders and Motive’ proxy statement/prospectus. Upon written or oral request, Motive will deliver a separate copy of the annual report to shareholder and/or proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Motive deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Motive deliver single copies of such documents in the future. Shareholders may notify Motive of their requests by calling or writing at 7 World Trade Center, 250 Greenwich St., FL 47, New York, NY 10007 or at (212) 651-0200 (if before the Business Combination) or 415 Mission St., Suite 5510, San Francisco, CA 94105 or at (415) 881-1612 (if after the Business Combination).
ENFORCEABILITY OF CIVIL LIABILITY
Motive is a Cayman Islands exempted company. If Motive does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Motive. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Motive in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Motive may be served with process in the United States with respect to actions against Motive arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Motive’s securities by serving Motive’s U.S. agent irrevocably appointed for that purpose.
WHERE YOU CAN FIND MORE INFORMATION
Motive files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Motive with the SEC at the SEC web site, which contains reports, proxy statements and other information, at: http://www.sec.gov.
This proxy statement/prospectus is available without charge to shareholders of Motive upon written or oral request. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Extraordinary Meeting, you should contact Motive in writing at Motive Capital Corp, 7 World Trade Center, 250 Greenwich St., FL 47, New York, NY 10007 or by telephone at (212) 651-0200.
If you have questions about the Proposals or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing MOTV@investor.morrowsodali.com. You will not be charged for any of the documents that you request.
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Extraordinary Meeting, or no later than                 , 2022.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.
All information contained in this document relating to Motive has been supplied by Motive and all such information relating to Forge has been supplied by Forge. Information provided herein by either Motive or Forge does not constitute any representation, estimate or projection of any other party.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
MOTIVE CAPITAL CORP
FORGE GLOBAL, INC

SHARESPOST, INC.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
Motive Capital Corp
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Motive Capital Corp (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from September 28, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 28, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Financial Statements
As discussed in Note 2 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, if the Company is unable complete a business combination by December 15, 2022 then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
June 2, 2021, except for the effects of the restatement disclosed in Note 2 and 11, as to which the date is December 15, 2021

MOTIVE CAPITAL CORP
BALANCE SHEET
December 31, 2020
As Restated – See Note 2
Assets:
Current assets:
Cash	$1,674,650
Prepaid expenses	651,605
Total current assets	2,326,255
Investments held in Trust Account	414,020,525
Total Assets	$416,346,780

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$961
Accrued expenses	415,560
Total current liabilities	416,521
Deferred underwriting commissions	14,490,000
Derivative liabilities	40,532,280
Total liabilities	55,438,801

Commitments and Contingencies

Class A ordinary shares, $0.0001 par value; 41,400,000 shares subject to possible redemption at $10.00 per share	414,000,000

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,350,000 shares issued and outstanding	1,035
Additional paid-in capital	—
Accumulated deficit	(53,093,056)
Total shareholders’ deficit	(53,092,021)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:	$416,346,780
The accompanying notes are an integral part of these financial statements.

MOTIVE CAPITAL CORP
STATEMENT OF OPERATIONS
For The Period From September 28, 2020 (inception) through December 31, 2020
As Restated – See Note 2
General and administrative expenses	$35,004
Loss from operations	(35,004)
Other income (expense)
Change in fair value of derivative liabilities	(10,659,080)
Transaction costs – derivative liabilities	(1,126,070)
Gain on marketable securities, dividends and interest held in Trust Account	20,525
Net loss	$(11,799,629)

Weighted average shares outstanding of Class A ordinary shares	7,650,000
Basic and diluted net loss per ordinary share, Class A	$(0.66)
Weighted average shares outstanding of Class B ordinary shares	10,350,000
Basic and diluted net loss per ordinary share, Class B	$(0.66)
The accompanying notes are an integral part of these financial statements.

MOTIVE CAPITAL CORP
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
For The Period From September 28, 2020 (inception) through December 31, 2020
As Restated – See Note 2
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – September 28, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	10,350,000	1,035	23,965	—	25,000
Cash received in private placement in excess of initial fair value of private placement warrants	—	—	—	—	664,800	—	664,800
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	(688,765)	(41,293,427)	(41,982,192)
Net loss	—	—	—	—	—	(11,799,629)	(11,799,629)
Balance – December 31, 2020	—	$—	10,350,000	$1,035	$—	$(53,093,056)	$(53,092,021)
The accompanying notes are an integral part of these financial statements.

MOTIVE CAPITAL CORP
STATEMENT OF CASH FLOWS
For The Period From September 28, 2020 (inception) through December 31, 2020
As Restated – See Note 2
Cash Flows from Operating Activities:
Net loss	$(11,799,629)
Adjustments to reconcile net loss to net cash used in operating activities:
Transaction cost – derivative liabilities	1,126,070
Change in fair value of derivative liabilities	10,659,080
Gain on marketable securities, dividends and interest held in Trust Account	(20,525)
Changes in operating assets and liabilities:
Prepaid expenses	(651,605)
Accounts payable	961
Accrued expenses	5,560
Net cash used in operating activities	(680,088)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(414,000,000)
Net cash used in investing activities	(414,000,000)

Cash Flows from Financing Activities:
Repayment of note payable to related parties	(130,492)
Proceeds received from initial public offering, gross	414,000,000
Offering costs paid	(8,619,770)
Proceeds received from private placement	11,080,000
Proceeds from issuance of ordinary shares to initial shareholders	25,000
Net cash provided by financing activities	416,354,738

Net increase in cash	1,674,650

Cash – beginning of the period	—
Cash – ending of the period	$1,674,650

Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting commissions charged to additional paid-in capital in connection with the initial public offering	$14,490,000
Offering costs included in accrued expenses	$410,000
Offering costs charged to additional paid-in capital in connection with the initial public offering	$880,262
The accompanying notes are an integral part of these financial statements.

NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Organization and General
Motive Capital Corp (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on September 28, 2020 under the name of MCF2 Acquisition Corp. On November 5, 2020 the Company’s name was changed to Motive Capital Corp. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 28, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31st as its fiscal year-end.
Initial Public Offering
The registration statement for the Company’s Initial Public Offering was declared effective on December 10, 2020. On December 15, 2020, the Company consummated the Initial Public Offering of 41,400,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) which includes the full exercise by the underwriter of its over-allotment option in the amount of 5,400,000 Units, at $10.00 per Unit, generating gross proceeds of $414,000,000 which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,386,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Motive Capital Funds Sponsor, LLC (the “Sponsor”), generating gross proceeds of $11,080,000, which is described in Note 5. Transaction costs amounted to $23,650,262, consisting of $8,280,000 of underwriting fees, $14,490,000 of deferred underwriting fees and $880,262 of other offering costs. In addition, at December 31, 2020 cash of $1,674,650 was held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes.
Trust Account
Following the closing of the Initial Public Offering on December 15, 2020, an amount of $414,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50%

or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under the Companies Act approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will have until December 15, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust

Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Note 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
After preparation of the Company’s unaudited condensed financial statements for the quarterly period ended September 30, 2021, the Company concluded it should revise its previously issued financial statements to classify all Class A ordinary shares subject to redemption in temporary equity. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A ordinary shares in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these condensed financial statements, the Company revised this interpretation to include temporary equity in net tangible assets.
In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in

Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error, reported in the Company’s Form 10-K of and for the period ended December 31, 2020 (the “Affected Period”) as filed with the Securities and Exchange Commission (“SEC”) on March 23, 2021 (the “Original Filing”) and subsequently amended on June 2, 2021 (the “First Amended Filing”). Therefore, the Company, in consultation with its Audit Committee, concluded that the Affected Period should be restated to present all Class A ordinary shares subject to possible redemption as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering. As such, the Company is reporting these restatements in a Form 10-K/A Amendment No. 2 filed by the Company with the SEC on December 15, 2021. The Original Filing and First Amended Filing should no longer be relied upon.
The restatement does not have an impact on the Company’s cash position and cash held in the trust account established in connection with the IPO (the “Trust Account”).
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of December 31, 2020:
	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$416,346,780	$—	$416,346,780
Liabilities and Shareholders’ equity
Total current liabilities	$416,521	$—	$416,521
Deferred underwriting commissions	14,490,000	—	14,490,000
Derivative liabilities	40,532,280	—	40,532,280
Total liabilities	55,438,801	—	55,438,801
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	355,907,970	58,092,030	414,000,000
Shareholders’ equity
Preference shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	581	(581)	—
Class B ordinary shares – $0.0001 par value	1,035	—	1,035
Additional paid-in-capital	16,798,022	(16,798,022)	—
Accumulated deficit	(11,799,629)	(41,293,427)	(53,093,056)
Total shareholders’ (deficit)	5,000,009	(58,092,030)	(53,092,021)
Total liabilities and shareholders’ (deficit)	$416,346,780	$—	$416,346,780
The Company’s statement of shareholders’ deficit has been restated to reflect the changes to the impacted shareholders’ equity accounts described above.
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the period from September 28, 2020 (inception) through December 31, 2020:

For the Period from September 28, 2020 (inception) through December 31, 2020
	As Previously Reported	Adjustment	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Initial value of Class A ordinary shares subject to possible redemption	$362,617,170	$(362,617,170)	$—
Change in value of Class A ordinary shares subject to possible redemption	$(6,709,200)	$6,709,200	$—
The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per share is presented below for the period from September 28, 2020 (inception) through December 31, 2020:
	EPS for Class A ordinary shares
	As Previously Reported	Adjustment	As Restated
Form 10-K/A (December 31, 2020)
Net loss	$(11,799,629)	$—	$(11,799,629)
Weighted average shares outstanding	41,400,000	(33,750,000)	7,650,000
Basic and diluted loss per share	$—	$(0.66)	$(0.66)
	EPS for Class B ordinary shares
	As Previously Reported	Adjustment	As Restated
Form 10-K/A (December 31, 2020)
Net loss	$(11,799,629)	$—	$(11,799,629)
Weighted average shares outstanding	10,350,000	—	10,350,000
Basic and diluted loss per share	$(1.14)	$0.48	$(0.66)
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of December 15, 2020:

	As of December 15, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$416,788,700	$—	$416,788,700
Liabilities, Class A ordinary shares subject to redemption and Shareholders’ equity (deficit)
Total current liabilities	$762,402	$—	$762,402
Deferred underwriting fee payable	14,490,000	—	14,490,000
Derivative liabilities	29,873,200	—	29,873,200
Total liabilities	45,125,602	—	45,125,602
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	366,663,090	47,336,910	414,000,000
Shareholders’ equity (deficit)
Preference shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	473	(473)	—
Class B ordinary shares – $0.0001 par value	1,035	—	1,035
Additional paid-in-capital	6,129,570	(6,129,570)	—
Accumulated deficit	(1,131,070)	(41,206,867)	(42,337,937)
Total shareholders’ (deficit)	5,000,008	(47,336,910)	(42,336,902)
Total liabilities, Class A ordinary shares subject to redemption and shareholders’ equity (deficit)	$416,788,700	$—	$416,788,700
CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. As of December 31, 2020, there were 41,400,000 Class A ordinary shares outstanding, all of which were subject to possible redemption.
The Class A ordinary shares issued in the Initial Public Offering and issued as part of the Over-Allotment Units were recognized in Class A ordinary shares stock subject to possible redemption as follows
Gross Proceeds for initial public offering and over-allotment	$414,000,000
Less:	—
Offering costs allocated to Class A shares subject to possible redemption	(22,524,192)
Proceeds allocated to Public Warrants at issuance	(19,458,000)
Plus:
Remeasurement of Class A ordinary shares subject to possible redemption amount	41,982,192
Class A ordinary shares subject to possible redemption	$414,000,000
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until December 15, 2022 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 15, 2022.
NOTE 3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.
As described in Note 2 — Restatement of Previously Issued Financial Statements, the Company’s financial statements as of December 31, 2020, and the period from September 28, 2020 (inception) through December 31, 2020 (the “Affected Period”), are restated to correct the misapplication of accounting guidance related to the Company’s warrants and the FPA in the Company’s previously issued audited and unaudited financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited financial statements and accompanying notes, as applicable. See Note 2 — Restatement of Previously Issued Financial Statements for further discussion.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in the Trust Account. At December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the derivative liabilities. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2020, not held in the Trust Account.
Investments Held in Trust Account
The Company’s portfolio of investments held in trust is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest, held in Trust Account in the accompanying statement of operations. The estimated fair values of marketable securities held in Trust Account are determined using using quoted prices in active markets.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of December 31, 2020, the carrying values of cash, accounts payable, accrued expenses, and advances from related party approximate their fair values due to the short-term nature of the instruments.
The fair value of the public warrants issued in connection with the Public Offering and the Private Placement Warrants were measured using a binomial lattice model in a risk-neutral framework. The fair value of the forward purchase agreement is based on the fair value of the Company’s publicly traded Units on each valuation date, less the present value of the contractually stipulated forward price of $10.00.
Offering Costs Associated with the Initial Public Offering
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering.
Class A Ordinary Shares Subject to Possible Redemption
Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2020, 41,400,000 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Immediately upon the closing of the Initial Public Offering, the Company recognized the remeasurement from initial book value to redemption amount. The change in the carrying value of Class A ordinary shares subject to possible redemption resulted in charges against additional paid-in capital and accumulated deficit.
Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.
Derivative liabilities
The Company did not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. Management evaluates all of its financial instruments, including issued warrants to purchase Class A ordinary shares and forward purchase agreements, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to FASB ASC Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815-40. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Company issued an aggregate of 13,800,000 warrants on Class A ordinary shares in the Initial Public Offering, 7,386,667 Private Placement Warrants, and a forward purchase agreement for the issuance of up to 14,000,000 forward purchase units (see Note 8). All of the Company’s outstanding warrants and FPA are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the derivative instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and the Private Placement Warrants were measured using a binomial lattice model in a risk-neutral framework. The fair value of the forward purchase agreement is based on the fair value of the Company’s publicly traded Units on each valuation date, less the present value of the contractually stipulated forward price of $10.00.
Net Income (Loss) Per Ordinary Share
The Company has two classes of shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 21,186,667, of the Company’s Class A ordinary shares in the calculation of diluted net income (loss) per share, because their exercise is contingent upon future events and their inclusion would be antidilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the period from September 28, 2020 (inception) through December 31, 2020. The remeasurement of the Class A ordinary shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.
Income Taxes
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
FASB ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 4.   Initial Public Offering
Pursuant to the Initial Public Offering, the Company sold 41,400,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 5,400,000 Units, at a purchase price of $10.00 per Unit. Each Unit consist of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).
NOTE 5.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,386,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $11,080,000, in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 6.   RELATED PARTY TRANSACTIONS
Founder Shares
On October 2, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 11,500,000 Class B ordinary shares (the “Founder Shares”). On November 24,

2020, the Sponsor surrendered 2,875,000 Founder Shares, which the Company canceled. On November 24 and December 8, 2020, the Sponsor transferred 30,000 founder shares to each of the independent directors. On December 10, 2020, the Company issued a dividend of 1,725,000 Class B ordinary shares, resulting in 10,350,000 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share cancellation.
The Founder Shares include an aggregate of up to 1,350,000 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 1,350,000 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Support Agreement
The Company entered into an agreement, commencing on December 15, 2020 the effective date of the Initial Public Offering through the earlier of the consummation of a Business Combination or the Company’s liquidation, to pay the Sponsor or its affiliate a monthly fee of up to $10,000 for office space, utilities, secretarial and administrative services. As of December 31, 2020, the Company did not incur any fees for the administrative support. The Sponsor has waived such fees and such fees will not be payable until the Sponsor determines that such fees should be paid.
Promissory Note  —  Related Party
On October 1, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. The Company had borrowed an aggregate of $130,492 under the Promissory Note. The Promissory Note matured on the closing date of the Initial Public Offering and the outstanding balance under the Promissory Note of $130,492 was repaid in full on December 16, 2020.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

NOTE 7.   COMMITMENTS & CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration and Shareholders Rights
Pursuant to a registration and shareholders rights agreement entered into on December 10, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will have registration rights to require the Company to register a sale of any of our securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 14,490,000 Over-Allotment Units to cover over-allotments, if any, at the Initial Public Offering price less underwriting discounts and commissions.
The underwriters were entitled to underwriting discounts of $0.35 per unit, or approximately $14,490,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 8.   DERIVATIVE LIABILITES
Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable, and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.   Once the warrants became exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

•
if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, excluding the forward purchase securities, for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume-weighted average trading price of its Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $10.00 and $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Forward Purchase Agreement
The Company entered into a forward purchase agreement with affiliates of the Company’s sponsor pursuant to which the affiliates intend to purchase an aggregate of up to 14,000,000 of forward purchase units, consisting of one Class A ordinary share (the “forward purchase shares”) and one-third of one redeemable warrant to purchase one Class A ordinary share (the “forward purchase warrant”), for a purchase price of $10.00 per forward purchase unit, or an aggregate amount of up to $140,000,000, in a private placement to close concurrently with the closing of a Business Combination. The affiliates’ commitment under the forward purchase agreement is subject to, among other conditions, investment committee approval and sufficiency of capital to purchase.
The obligations under the forward purchase agreements will not depend on whether any Class A ordinary shares are redeemed by the Public Shareholders. The forward purchase shares will be identical to the shares of Class A ordinary shares included in the Units being sold in the Initial Public Offering, except that they will be subject to transfer restrictions and registration rights. The forward purchase warrants will have the same terms as the public warrants. The affiliates’ commitment under the forward purchase agreement is subject to, among other conditions, investment committee approval and sufficiency of capital to purchase.
NOTE 9.   SHAREHOLDERS’ DEFICIT
Preference Shares   —   The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares   —   The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 5,763,241 Class A ordinary shares issued and outstanding, excluding 35,636,759 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares   —   The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. On November 24, 2020, the Sponsor surrendered 2,875,000 Founder Shares, which the Company canceled. On November 24 and December 8, 2020, the Sponsor transferred 30,000 founder shares to each of the independent directors. On December 10, 2020, the Company issued a dividend of 1,725,000 Class B ordinary shares, resulting in 10,350,000 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share cancellation. At December 31, 2020, there were 10,350,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
NOTE 10.   FAIR VALUE MEASUREMENTS
A reconciliation of the beginning and ending balances of the derivative assets and liabilities is summarized below:
Beginning of period	$—
Acquisition date fair value of derivative liabilities:
Public warrants issued in the initial public offering	19,458,000
Private placement warrants issued in connection with the initial public offering(1)	10,415,200
Forward Purchase Agreement liability(2)	4,045,920
Total acquisition date fair value of derivative liabilities	33,919,120
Change in fair value of warrant liabilities – Public	1,932,000
Change in fair value of warrant liabilities – Private	1,034,130
Change in fair value of forward purchase agreement	3,647,030
End of period	$40,532,280

(1)
The acquisition date fair value of the private placement warrants issued in connection with the initial public offering is $10,415,200. The private placement warrants were issued at $11,080,000 (See Note 5. Private Placement above) therefore $664,800 of Cash received in private placement excess of initial fair value is recorded in Additional Paid-in Capital on the Statement of Changes in Shareholders Deficit.

(2)
The liability associated with the forward purchase agreement entered on December 15, 2020, was recorded as a loss from issuance of the forward purchase agreement and is included in the change in fair value of derivative liabilities as of December 31, 2020.

The following table presents information about the Company’s assets and liabilities that are measured on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account	$414,020,525	$—	$—	$414,020,525
Liabilities:
Derivative liabilities (Restated)	$—	$—	$40,532,280	$40,532,280
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels for the period ended December 31, 2020.
The fair value of the Public Warrants issued in connection with the Public Offering and the Private Placement Warrants were measured using a binomial lattice model in a risk-neutral framework. The fair value of the forward purchase agreement is based on the fair value of the Company’s publicly traded Units on each valuation date, less the present value of the contractually stipulated forward price of $10.00. For the period from September 28, 2020 (inception) through December 31, 2020, the Company recognized a non-operating loss in the statement of operations resulting from an increase in the fair value of derivative liabilities of approximately $10.7 million presented as change in fair value of derivative liabilities in the accompanying statement of operations.
The estimated fair value of the Private Placement Warrants and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. The Company estimates the volatility of its ordinary share warrants based on implied volatility from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:
	As of December 15, 2020	As of December 31, 2020
Share price	$9.81	$10.02
Exercise price	$11.50	$11.50
Term (in years)	6.00	6.00
Volatility	20.50%	21.00%
Risk-free interest rate	0.51%	0.50%
Expected dividends	0.00%	0.00%
The change in the fair value of derivative liabilities measured using Level 3 inputs for the period from September 28, 2020 (inception) through December 31, 2020 is summarized as follows:
Level 3 derivative liabilities at December 15, 2020
Issuance of Public, Private Warrants	$29,873,200
Change in fair value of derivative liabilities	10,659,080
Level 3 derivative liabilities at December 31, 2020	$40,532,280
NOTE 11.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.
Proposed Business Combination
On September 13, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, FGI Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Forge Global, Inc., a Delaware corporation (“Forge”). The Merger Agreement provides for, among other things, the following transactions: (i) the Company will change its jurisdiction of incorporation by transferring by way of continuation from the Cayman Islands and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), and, in connection with the Domestication, (A) each outstanding Class A ordinary share of the Company will convert automatically into one share of common stock, par value $0.0001 per share (the “Domesticated Company Common Stock”), (B) each outstanding Class B ordinary share of the Company will convert automatically into one share of Domesticated Company Common Stock, (C) each outstanding warrant to purchase one Class A ordinary share at an exercise price of $11.50 that was included in the Units sold as part of Company’s initial public offering (a “Public Warrant”) will convert automatically, on a one-for-one basis, into a warrant to acquire one share of Domesticated Company Common Stock (“Domesticated Company Public Warrant”), (D) each outstanding Private Placement Warrant issued to the Sponsor will convert automatically, on a one-for-one basis, into a warrant to acquire one share of Domesticated Company Common Stock and (E) each outstanding Unit of the Company, to the extent not already split by the holder thereof, convert automatically, into one share of Domesticated Company Common Stock and one-third of one Domesticated Company Public Warrant; and (ii) immediately following the Domestication, Merger Sub will merge with and into Forge, with Forge surviving as a wholly owned subsidiary of the Company (the “Merger”).
Subject to the terms and conditions set forth in the Merger Agreement, in consideration of the Merger, each outstanding share of Forge’s capital stock (excluding shares owned by the Company or by Forge as treasury stock or dissenting shares) (i) if vested, will be canceled and converted into the right to receive either cash or Domesticated Company Common Stock, or a combination thereof, equal to the Per-Share Merger Consideration, which mix of cash and stock shall correspond to that elected by each of holder of Forge vested shares; provided, that in no event shall a holder of Forge vested shares be permitted to elect greater than fifteen percent (15%) cash and in no event will the aggregate amount of cash payable to all holders of vested Forge shares exceed $100 million and (ii) if unvested, will be canceled and converted into the right to receive a number of shares of unvested Domesticated Company Common Stock (subject to the same terms and conditions, including with respect to vesting, as the unvested share of Forge’s capital stock) equal to (A) the Securities Merger Consideration multiplied by (B) the Exchange Ratio. The total consideration paid to holders of Forge’s outstanding equity securities will include shares of Domesticated Company Common Stock and options and warrants to acquire shares of Domesticated Company Common Stock, having an aggregate value equal to $1.5 billion, less the amount of any cash consideration payable to holders of vested Forge shares, consisting of (assuming the maximum amount of cash consideration) an aggregate of 140 million newly issued shares of Domesticated Company Common Stock and options and warrants to acquire shares of Domesticated Company Common Stock, in each case, with a deemed value of $10.00 per share solely for purposes of determining the aggregate number of shares payable to holders of Forge capital stock. As a result, at the closing of the Merger and the other transactions contemplated by the Merger Agreement (the “Closing”), (i) each outstanding option to purchase Forge capital stock, whether vested or unvested, will be assumed and converted into an option with respect to a number of shares of Domesticated Company Common Stock in the manner set forth in the Merger Agreement and (ii) each outstanding warrant to purchase Forge capital stock, whether or not exercisable, will be assumed and converted into a warrant with respect to a number of shares of Domesticated Company Common Stock in the manner set forth in the Merger Agreement.
Concurrent with the execution of the Merger Agreement, the Company entered into that certain Sponsor Support Agreement (the “Sponsor Agreement”) with the Sponsor, Forge and other holders of Company’s Class B ordinary shares pursuant to which the Sponsor and such holders of Class B ordinary shares have agreed to (i) vote all shares of the Company they own in favor of the transactions contemplated by the Merger Agreement, (ii) waive certain anti-dilution rights with respect to their Class B ordinary shares, and (iii) agree to certain lock-up provisions. Concurrent with the execution of the Merger Agreement, the Company entered into that certain Stockholder Support Agreement (the “Stockholder Support Agreement”) with Forge and certain Forge shareholders (the “Supporting Shareholders”) pursuant to which the Supporting Shareholders agreed to vote in favor of the Merger and the transactions contemplated by the Merger Agreement.

Concurrent with the execution of the Merger Agreement, the Company amended and restated that certain Forward Purchase Agreement, dated as of November 24, 2020, by and between the Company, the Sponsor and certain affiliates of the Sponsor (the “Purchasers”; and such agreement the “A&R Forward Purchase Agreement”). Pursuant to the A&R Forward Purchase Agreement, subject to the fulfillment of certain conditions, the Purchasers will collectively purchase concurrently with the Closing, at a per-unit price of $10.00, 5,000,000 Forward Purchase Units, each composed of one share of Domesticated Company Common Stock and one-third of one Domesticated Company Public Warrant (a “Forward Purchase Unit”) , and up to an additional 9,000,000 Forward Purchase Units to the extent of redemptions on a dollar-for-dollar basis by Company shareholders of all or a portion of their Class A ordinary shares. For the avoidance of doubt, regardless of the extent of such redemptions, the Purchasers will in no event be required to purchase more than an aggregate amount of 14,000,000 Forward Purchase Units.
The Merger Agreement contemplates that, at the Closing, the Company, the Sponsor, and certain Company and Forge stockholders will enter into a registration rights agreement pursuant to which, among other things, the Company will agree to undertake certain customary registration obligations in accordance with the Securities Act and certain subsequent related transactions and obligations. Pursuant to the Registration Rights Agreement, the Company will agree that, within 30 calendar days after the Closing, the Company will file with the SEC a registration statement registering the resale of certain securities held by or issuable to the stockholders party thereto, and use its reasonable best efforts to have such registration statement declared effective by the SEC as soon as practicable thereafter.
Concurrent with the execution of the Merger Agreement, the Company entered into subscription agreements (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the PIPE Investors an aggregate of 6.85 million shares of Domesticated Company Common Stock, at a per share price of $10.00 for an aggregate purchase price of $68,500,000, concurrent with the Closing, on the terms and subject to the conditions set forth therein (the “PIPE Financing”). The Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and each PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement. Each Subscription Agreement provides that the Company will grant the PIPE Investors certain customary registration rights.

MOTIVE CAPITAL CORP
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2021	December 31, 2020
	(unaudited)
Assets:
Current assets:
Cash	$714,628	$1,674,650
Prepaid expenses	379,221	651,605
Total current assets	1,093,849	2,326,255
Investments held in Trust Account	414,100,847	414,020,525
Total Assets	$415,194,696	$416,346,780
Liabilities and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$2,775,955	$961
Accrued expenses	1,069,580	415,560
Total current liabilities	3,845,535	416,521
Deferred underwriting commissions	14,490,000	14,490,000
Derivative liabilities	29,283,330	40,532,280
Total liabilities	47,618,865	55,438,801
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 41,400,000 shares subject to possible redemption at $10.00 per share at September 30, 2021 and December 31, 2020	414,000,000	414,000,000
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized at September 30, 2021 and December 31, 2020	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,350,000 shares issued and outstanding	1,035	1,035
Additional paid-in capital	—	—
Accumulated deficit	(46,425,204)	(53,093,056)
Total shareholders’ deficit	(46,424,169)	(53,092,021)
Total Liabilities and Shareholders’ Deficit	$415,194,696	$416,346,780

MOTIVE CAPITAL CORP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
General and administrative expenses	$2,887,762	$4,661,421
Loss from operations	(2,887,762)	(4,661,421)
Other income (expense)
Change in fair value of derivative liabilities	(8,493,810)	11,248,950
Gain on marketable securities, dividends and interest held in Trust Account	10,438	80,323
Net (loss) income	$(11,371,134)	$6,667,852
Weighted average shares outstanding of Class A redeemable ordinary shares	41,400,000	41,400,000
Basic and diluted net (loss) income per share, Class A redeemable ordinary shares	$(0.22)	$0.13
Weighted average shares outstanding of Class B non-redeemable ordinary shares	10,350,000	10,350,000
Basic and diluted net (loss) income per share, Class B non-redeemable ordinary shares	$(0.22)	$0.13

MOTIVE CAPITAL CORP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	—	$—	10,350,000	$1,035	$—	$(53,093,056)	$(53,092,021)
Net income	—	—	—	—	—	20,917,813	20,917,813
Balance – March 31, 2021 (unaudited)	—	—	10,350,000	1,035	—	(32,175,243)	(32,174,208)
Net loss	—	—	—	—	—	(2,878,827)	(2,878,827)
Balance – June 30, 2021 (unaudited)	—	—	10,350,000	1,035	—	(35,054,070)	(35,053,035)
Net loss	—	—	—	—	—	(11,371,134)	(11,371,134)
Balance – September 30, 2021 (unaudited)	—	$—	10,350,000	$1,035	$—	$(46,425,204)	$(46,424,169)

MOTIVE CAPITAL CORP
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
Cash Flows from Operating Activities:
Net income	$6,667,852
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(11,248,950)
Gain on marketable securities, dividends and interest held in Trust Account	(80,323)
Changes in operating assets and liabilities:
Prepaid expenses	272,385
Accounts payable	2,774,994
Accrued expenses	654,020
Net cash used in operating activities	(960,022)
Net decrease in cash	(960,022)
Cash – beginning of the period	1,674,650
Cash – end of the period	$714,628

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Motive Capital Corp (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on September 28, 2020 under the name of MCF2 Acquisition Corp. On November 5, 2020 the Company’s name was changed to Motive Capital Corp. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
As of September 30, 2021, the Company had not commenced any operations. Our entire activity from September 28, 2020 (inception) through September 30, 2021, was in preparation for an Initial Public Offering, and since our Initial Public Offering, our activity has been limited to the search and due diligence for a prospective initial Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company generates non-operating gain or loss from the change in fair value of derivative liabilities and non-operating income in the form of interest income, gain on marketable securities, and dividends from the proceeds of its Initial Public Offering and Private Placement described below.
The registration statement for the Company’s Initial Public Offering was declared effective on December 10, 2020. On December 15, 2020, the Company consummated the Initial Public Offering of 41,400,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) which includes the full exercise by the underwriter of its over-allotment option in the amount of 5,400,000 Units, at $10.00 per Unit, generating gross proceeds of $414,000,000.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,386,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Motive Capital Funds Sponsor, LLC (the “Sponsor”), generating gross proceeds of $11,080,000. Transaction costs amounted to $23,650,262, consisting of $8,280,000 of underwriting fees, $14,490,000 of deferred underwriting fees and approximately $900,000 of other offering costs.
Following the closing of the Initial Public Offering on December 15, 2020, an amount of $414,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Public Shares are classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will have until December 15, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On September 13, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, FGI Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Forge Global, Inc., a Delaware corporation (“Forge”). The Merger Agreement provides for, among other things, the following transactions: (i) the Company will change its jurisdiction of incorporation by transferring by way of continuation from the Cayman Islands and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), and, in connection with the Domestication, (A) each outstanding Class A ordinary share of the Company will convert automatically into one share of common stock, par value $0.0001 per share (the “Domesticated Company

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Common Stock”), (B) each outstanding Class B ordinary share of the Company will convert automatically into one share of Domesticated Company Common Stock, (C) each outstanding warrant to purchase one Class A ordinary share at an exercise price of $11.50 that was included in the Units sold as part of Company’s initial public offering (a “Public Warrant”) will convert automatically, on a one-for-one basis, into a warrant to acquire one share of Domesticated Company Common Stock (“Domesticated Company Public Warrant”), (D) each outstanding Private Placement Warrant issued to the Sponsor will convert automatically, on a one-for-one basis, into a warrant to acquire one share of Domesticated Company Common Stock and (E) each outstanding Unit of the Company, to the extent not already split by the holder thereof, convert automatically, into one share of Domesticated Company Common Stock and one-third of one Domesticated Company Public Warrant; and (ii) immediately following the Domestication, Merger Sub will merge with and into Forge, with Forge surviving as a wholly owned subsidiary of the Company (the “Merger”).
Subject to the terms and conditions set forth in the Merger Agreement, in consideration of the Merger, each outstanding share of Forge’s capital stock (excluding shares owned by the Company or by Forge as treasury stock or dissenting shares) (i) if vested, will be canceled and converted into the right to receive either cash or Domesticated Company Common Stock, or a combination thereof, equal to the Per-Share Merger Consideration, which mix of cash and stock shall correspond to that elected by each of holder of Forge vested shares; provided, that in no event shall a holder of Forge vested shares be permitted to elect greater than fifteen percent (15%) cash and in no event will the aggregate amount of cash payable to all holders of vested Forge shares exceed $100 million and (ii) if unvested, will be canceled and converted into the right to receive a number of shares of unvested Domesticated Company Common Stock (subject to the same terms and conditions, including with respect to vesting, as the unvested share of Forge’s capital stock) equal to (A) the Securities Merger Consideration multiplied by (B) the Exchange Ratio. The total consideration paid to holders of Forge’s outstanding equity securities will include shares of Domesticated Company Common Stock and options and warrants to acquire shares of Domesticated Company Common Stock, having an aggregate value equal to $1.5 billion, less the amount of any cash consideration payable to holders of vested Forge shares, consisting of (assuming the maximum amount of cash consideration) an aggregate of 140 million newly issued shares of Domesticated Company Common Stock and options and warrants to acquire shares of Domesticated Company Common Stock, in each case, with a deemed value of $10.00 per share solely for purposes of determining the aggregate number of shares payable to holders of Forge capital stock. As a result, at the closing of the Merger and the other transactions contemplated by the Merger Agreement (the “Closing”), (i) each outstanding option to purchase Forge capital stock, whether vested or unvested, will be assumed and converted into an option with respect to a number of shares of Domesticated Company Common Stock in the manner set forth in the Merger Agreement and (ii) each outstanding warrant to purchase Forge capital stock, whether or not exercisable, will be assumed and converted into a warrant with respect to a number of shares of Domesticated Company Common Stock in the manner set forth in the Merger Agreement.
Concurrent with the execution of the Merger Agreement, the Company entered into that certain Sponsor Support Agreement (the “Sponsor Agreement”) with the Sponsor, Forge and other holders of Company’s Class B ordinary shares pursuant to which the Sponsor and such holders of Class B ordinary shares have agreed to (i) vote all shares of the Company they own in favor of the transactions contemplated by the Merger Agreement, (ii) waive certain anti-dilution rights with respect to their Class B ordinary shares, and (iii) agree to certain lock-up provisions. Concurrent with the execution of the Merger Agreement, the Company entered into that certain Stockholder Support Agreement (the “Stockholder Support Agreement”) with Forge and certain Forge shareholders (the “Supporting Shareholders”) pursuant to which the Supporting Shareholders agreed to vote in favor of the Merger and the transactions contemplated by the Merger Agreement.
Concurrent with the execution of the Merger Agreement, the Company amended and restated that certain Forward Purchase Agreement, dated as of November 24, 2020, by and between the Company, the Sponsor and certain affiliates of the Sponsor (the “Purchasers”; and such agreement the “A&R Forward Purchase Agreement”). Pursuant to the A&R Forward Purchase Agreement, subject to the fulfillment of

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
certain conditions, the Purchasers will collectively purchase concurrently with the Closing, at a per-unit price of $10.00, 5,000,000 Forward Purchase Units, each composed of one share of Domesticated Company Common Stock and one-third of one Domesticated Company Public Warrant (a “Forward Purchase Unit”) , and up to an additional 9,000,000 Forward Purchase Units to the extent of redemptions on a dollar-for-dollar basis by Company shareholders of all or a portion of their Class A ordinary shares. For the avoidance of doubt, regardless of the extent of such redemptions, the Purchasers will in no event be required to purchase more than an aggregate amount of 14,000,000 Forward Purchase Units.
The Merger Agreement contemplates that at the Closing, the Company, the Sponsor, and certain Company and Forge stockholders will enter into a registration rights agreement pursuant to which, among other things, the Company will agree to undertake certain customary registration obligations in accordance with the Securities Act and certain subsequent related transactions and obligations. Pursuant to the Registration Rights Agreement, the Company will agree that, within 30 calendar days after the Closing, the Company will file with the SEC a registration statement registering the resale of certain securities held by or issuable to the stockholders party thereto, and use its reasonable best efforts to have such registration statement declared effective by the SEC as soon as practicable thereafter.
Concurrent with the execution of the Merger Agreement, the Company entered into subscription agreements (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the PIPE Investors an aggregate of 6.85 million shares of Domesticated Company Common Stock, at a per share price of $10.00 for an aggregate purchase price of $68,500,000, concurrent with the Closing, on the terms and subject to the conditions set forth therein (the “PIPE Financing”). The Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and each PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement. Each Subscription Agreement provides that the Company will grant the PIPE Investors certain customary registration rights.
Note 2 — Restatement of Previously Issued Financial Statements
After preparation of the Company’s unaudited condensed financial statements for the quarterly period ended September 30, 2021, the Company concluded it should revise its previously issued financial statements to classify all Class A ordinary shares subject to redemption in temporary equity. Subsequent to the filing of the 10-Q for the quarterly period ending September 30, 2021, the Company concluded it should restate its prior-filed financial statements to classify all Class A ordinary shares subject to possible redemption in temporary equity. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A ordinary shares in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Pursuant to such re-evaluation, the Company’s management has determined that the Public Shares include certain provisions that require classification of all of the Public Shares as temporary equity regardless of the net tangible assets redemption limitation contained in its Amended and Restated Memorandum and Articles of Association. Therefore, on November 24, 2021, the Company filed a Form 8-K reporting that the Company’s previously issued (i) audited balance sheet as of December 15, 2020 (the “Post-IPO Balance Sheet”), as previously revised in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2020, filed with the SEC on June 2, 2021 (the “2020 Form 10-K/A No. 1”), (ii) audited financial statements included in the 2020 Form 10-K/A No. 1, (iii) unaudited interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on June 7, 2021 (the “Q1 Form 10-Q”), (iv) unaudited interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 13, 2021 (the “Q2 Form 10-Q”) and (v) unaudited

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC on November 9, 2021 (the “Q3 Form 10‑ Q” and collectively, the “Affected Periods”), should no longer be relied upon.
In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error. Therefore, the Company, in consultation with its Audit Committee, concluded that the Affected Periods should be restated to present all Class A ordinary shares subject to possible redemption as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering. As such, the Company has restated its financial statements for the Affected Periods in: (1) the Company’s Amendment No. 2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC (the “Form 10-K/A No. 2”), for the Post IPO Balance Sheet and the Company’s audited financial statements included in the 2020 Form 10-K/A No. 1, (2) the Company’s Amendment No. 1 to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC (the “Q1 Form 10-Q/A No. 1”), for the unaudited condensed consolidated financial statements included in the Q1 Form 10-Q, (3) the Company’s Amendment No. 1 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC (the “Q2 Form 10-Q/A No. 1”), for the unaudited condensed consolidated financial statements included in the Q2 Form 10-Q, and (4) the Company’s Amendment No. 1 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC (the “Q3 Form 10-Q/A No. 1”), for the unaudited condensed consolidated financial statements included in the Q3 Form 10-Q.
Class A Ordinary Shares Subject to Possible Redemption
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of September 30, 2021 and December 31, 2020, there were 41,400,000 Class A ordinary shares outstanding, all of which were subject to redemption.
The Class A ordinary shares issued in the Initial Public Offering and those issued as part of the Over-Allotment Units were recognized in Class A ordinary shares subject to possible redemption as follows:
Gross Proceeds	$414,000,000
Less:
Proceeds allocated to Public Warrants	(19,458,000)
Class A ordinary shares issuance costs	(22,524,192)
Plus:
Accretion of carrying value to redemption value	41,982,192
Class A ordinary shares subject to possible redemption	$414,000,000
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until December 15, 2022 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 15, 2022.
Note 3 — Basis of Presentation and Summary of Significant Accounting Policies (as restated)
Basis of Presentation
The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Article 8 of Regulation S-X. The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any future period.
The accompanying condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K/A Amendment No. 2 filed by the Company with the SEC on December 15, 2021.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of September 30, 2021 and December 31, 2020 there were no cash equivalents held in the Trust Account.
Investments Held in Trust Account
The Company’s portfolio of investments held in trust is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these investments are included in gain on marketable securities, dividends and interest held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000 and investments held in Trust Account. As of September 30, 2021 and December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
As of September 30, 2021 and December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets.
Prior to the Public Warrants being separately traded in an active market, the fair value of the Public Warrants issued in connection with the Public Offering and the Private Placement Warrants were measured using a binomial lattice model in a risk-neutral framework. The fair value of the forward purchase agreement is based on the fair value of the Company’s publicly traded Units on each valuation date, less the present value of the contractually stipulated forward price of $10.00. Beginning in February 2021, the fair value of the Public Warrants are determined based on the listed price in an active market for such warrants and the fair value of the Private Placement Warrants is estimated to be approximately equal to that of the Public Warrants given the low likelihood of the Company’s ordinary share price exceeding $18.00 by the start of the exercise period.
Derivative liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”).
The Public Warrants and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period until they are exercised. The initial fair value of the Public Warrants issued in connection with the Initial Public Offering were estimated using a binomial lattice model in a risk-neutral framework. The fair value of the Public Warrants as of September 30, 2021 is based on observable listed prices for such warrants. The fair value of the Private Placement Warrants as of September 30, 2021 is based on the value of the Public Warrants given the low likelihood of the Company’s ordinary share price exceeding $18.00 by the start of the exercise period. The fair value of the forward purchase agreement is based on the fair value of the Company’s publicly traded Units on each valuation date, less the present value of the contractually stipulated forward price of $10.00. The determination of the fair value of derivative liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Offering Costs Associated with the Initial Public Offering
Offering costs consist of legal, accounting, underwriting fees and other costs incurred that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative liabilities are expensed as incurred, presented as non-operating expenses in the condensed consolidated statements of operations. Offering costs associated with the Public Shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon completion of the Initial Public Offering.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary share subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2021 and December 31, 2020, 41,400,000 shares of Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed consolidated balance sheets.
Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of Class A ordinary shares subject to possible redemption resulted in charges against additional paid-in capital and accumulated deficit.
Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.
Income Taxes
FASB ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the condensed consolidated financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period.
The calculation of diluted net income (loss) does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the private placement warrants to purchase an aggregate of 21,186,667 Class A ordinary shares in the calculation of diluted income (loss) per share, because their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per share for the three and nine months ended September 30, 2021. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of ordinary shares:

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
	For the Three Months Ended September 30, 2021		For the Nine Months Ended September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share:
Numerator:
Allocation of net income (loss)	$(9,096,907)	$(2,274,227)	$5,334,282	$1,333,570
Denominator:
Basic and diluted weighted average ordinary shares outstanding	41,400,000	10,350,000	41,400,000	10,350,000
Basic and diluted net income (loss) per ordinary share	$(0.22)	$(0.22)	$0.13	$0.13
Recent Adopted Accounting Standards
In August 2020, the Financial Accounting Standards Board issued ASU No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
Recent Issued Accounting Standards
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying condensed consolidated financial statements.
Note 4 — Initial Public Offering
Pursuant to the Initial Public Offering, the Company sold 41,400,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 5,400,000 Units, at a purchase price of $10.00 per Unit. Each Unit consist of one Class A ordinary share and one-third of one redeemable Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).
Note 5 — Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,386,667 Private Placement Warrants at a price of $ 1.50 per Private Placement Warrant, for an aggregate purchase price of $11,080,000, in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 6 — Related Party Transactions
Founder Shares
On October 2, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 11,500,000 Class B ordinary shares (the “Founder Shares”). On November 24, 2020, the Sponsor surrendered 2,875,000 Founder Shares, which the Company canceled. On November 24 and December 8, 2020, the Sponsor transferred 30,000 founder shares to each of the independent directors. On December 10, 2020, the Company issued a dividend of 1,725,000 Class B ordinary shares, resulting in 10,350,000 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share cancellation.
The Founder Shares include an aggregate of up to 1,350,000 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 1,350,000 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2021 and December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.
Promissory Note — Related Party
On October 1, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. The Company borrowed an aggregate of $130,492 under the Promissory Note. The Promissory Note matured on the closing date of the Initial Public Offering and the outstanding balance under the Promissory Note of $130,492 was repaid in full on December 16, 2020. Subsequent to the repayment, the facility was no longer available to the Company.

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Administrative Support Agreement
The Company entered into an agreement, commencing on December 15, 2020 the effective date of the Initial Public Offering through the earlier of the consummation of a Business Combination or the Company’s liquidation, to pay the Sponsor or its affiliate a monthly fee of up to $10,000 for office space, utilities, secretarial and administrative services. As of September 30, 2021, the Company did not incur any fees for the administrative support. The Sponsor has waived such fees and such fees will not be payable until the Sponsor determines that such fees should be paid.
Note 7 — Commitments and Contingencies
Registration Rights
Pursuant to a registration and shareholders rights agreement entered into on December 10, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will have registration rights to require the Company to register a sale of any of our securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 14,490,000 Over-Allotment Units to cover over-allotments, if any, at the Initial Public Offering price less underwriting discounts and commissions.
The underwriters were entitled to underwriting discounts of $0.35 per unit, or approximately $14,490,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 8 — Derivative Liabilities
As of September 30, 2021 and December 31, 2020, the Company had outstanding 13,800,000 Public Warrants, 7,386,667 Private Placement Warrants and a forward purchase agreement, covering up to 14,000,000 forward purchase units.
Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable, and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants became exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

•
if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations, and the like) the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, excluding the forward purchase securities, for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume-weighted average trading price of its Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $10.00 and $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Forward Purchase Agreement
Concurrent with the execution of the Merger Agreement, the Company entered into the A&R Forward Purchase Agreement. Pursuant to the A&R Forward Purchase Agreement, subject to the fulfillment of

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
certain conditions, the Purchasers will collectively purchase concurrently with the Closing, at a per-unit price of $10.00, 5,000,000 Forward Purchase Units, and up to an additional 9,000,000 Forward Purchase Units to the extent of redemptions on a dollar-for-dollar basis by Company shareholders of all or a portion of their Class A ordinary shares. For the avoidance of doubt, regardless of the extent of such redemptions, the Purchasers will in no event be required to purchase more than an aggregate amount of 14,000,000 Forward Purchase Units.
The forward purchase shares included in the Forward Purchase Units will be identical to the Class A ordinary share included in the Units being sold in the Initial Public Offering, except that they will be subject to transfer restrictions and registration rights. The forward purchase warrants included in the Forward Purchase Units will have the same terms as the public warrants.
Note 9 — Shareholders’ Deficit
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At September 30, 2021 and December 31, 2020, there were 41,400,000 Class A ordinary shares issued and outstanding, all subject to possible redemption and therefore classified as temporary equity on the accompanying unaudited condensed consolidated balance sheets. See Note 2.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. On November 24, 2020, the Sponsor surrendered 2,875,000 Founder Shares, which the Company canceled. On November 24 and December 8, 2020, the Sponsor transferred 30,000 founder shares to each of the independent directors. On December 10, 2020, the Company issued a dividend of 1,725,000 Class B ordinary shares, resulting in 10,350,000 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share cancellation. At September 30, 2021 and December 31, 2020, there were 10,350,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 10 — Fair Value Measurements
A reconciliation of the beginning and ending balances of the derivative liabilities is summarized below:
December 31, 2020 – Beginning of Period
Warrant Liabilities – Public	$21,390,000
Warrant Liabilities – Private	11,449,330
Forward Purchase agreement	7,692,950
December 31, 2020 total	$40,532,280
Change in fair value of warrant liabilities – Public	(4,140,000)
Change in fair value of warrant liabilities – Private	(2,216,000)
Change in fair value of forward purchase agreement	(4,892,950)
September 30, 2021 – End of Period	$29,283,330
The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2021 and December 31, 2020, by level within the fair value hierarchy:
	Fair Value Measured as of September 30, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account	$414,100,847	$—	$—	$414,100,847
Liabilities:
Derivative liabilities – public warrants	17,250,000	—	—	17,250,000
Derivative liabilities – private placement warrants	—	9,233,330	—	9,233,330
Derivative liabilities – forward purchase agreement	—	—	2,800,000	2,800,000
Total liabilities	$17,250,000	$9,233,330	$2,800,000	$29,283,330
	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account	$414,020,525	$—	$—	$414,020,525
Liabilities:
Derivative liabilities – public warrants	—	—	21,390,000	21,390,000
Derivative liabilities – private placement warrants	—	—	11,449,330	11,449,330
Derivative liabilities – forward purchase agreement	—	—	7,692,950	7,692,950
Total liabilities	$—	$—	$40,532,280	$40,532,280
Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement and the estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement, as a result of the Public Warrants being listed in an active market in February 2021.
Prior to the Public Warrants being separately traded in an active market, the fair value of the Public Warrants issued in connection with the Public Offering and the Private Placement Warrants were measured

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
using a binomial lattice model in a risk-neutral framework. The fair value of the forward purchase agreement is based on the fair value of the Company’s publicly traded Units on each valuation date, less the present value of the contractually stipulated forward price of $10.00. Beginning in February 2021, the fair value of the Public Warrants are determined based on the listed price in an active market for such warrants and the fair value of the Private Placement Warrants is estimated to be approximately equal to that of the Public Warrants given the low likelihood of the Company’s ordinary share price exceeding $18.00 by the start of the exercise period.
For the three and nine months ended September 30, 2021, the Company recognized a non-operating loss and gain in the unaudited condensed consolidated statements of operations resulting from an increase and decrease in the fair value of derivative liabilities of approximately $8.5 million and $11.3 million, respectively, which is presented as change in fair value of derivative liabilities in the accompanying unaudited condensed consolidated statements of operations.
The estimated fair value of the Private Placement Warrants, Public Warrants and Forward Purchase Agreement, as of December 31, 2020 was determined using Level 3 inputs. The Company estimated the volatility of its ordinary share warrants based on implied volatility from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants.
The following table provides quantitative information regarding Level 3 fair value measurements inputs as of each measurement date:
	As of September 30, 2021	As of June 30, 2021	As of March 31, 2021	As of December 31, 2020
Share price, used in warrant valuations	n/a	n/a	n/a	$10.02
Unit price, used in forward valuation	$10.20	$10.04	$10.05	$10.54
Exercise price, warrants	n/a	n/a	n/a	$11.50
Exercise price, forward	$10.00	$10.00	$10.00	$10.00
Term (in years), used in warrant valuations	n/a	n/a	n/a	6.00
Term (in years), used in forward valuation	0.25	0.46	0.71	0.96
Volatility	n/a	n/a	n/a	21.00%
Risk-free interest rate, used in warrant valuations	n/a	n/a	n/a	0.50%
Risk-free interest rate, used in forward valuation	0.04%	0.06%	0.06%	0.10%
Expected dividends	n/a	n/a	n/a	n/a
The change in the fair value of the derivative liabilities, classified as Level 3, for the three and nine months ended September 30, 2021 is summarized as follows:
Level 3 derivative liabilities at December 31, 2020	$40,532,280
Transfers from Level 3	(32,839,330)
Change in fair value	(6,935,120)
Level 3 derivative liabilities at March 31, 2021	$757,830
Change in fair value	(159,200)
Level 3 derivative liabilities at June 30, 2021	$598,630
Change in fair value	2,201,370
Level 3 derivative liabilities at September 30, 2021	$2,800,000

MOTIVE CAPITAL CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 11 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred up to the date these condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Forge Global, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Forge Global, Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2021.
San Francisco, California
September 24, 2021

FORGE GLOBAL, INC.
Consolidated Balance Sheets
(In thousands of U.S. dollars, except share and per share data)
	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$40,577	$27,941
Restricted cash	1,601	758
Accounts receivable, net	5,741	1,765
Prepaid expenses and other current assets	4,146	2,462
Payment-dependent notes receivable at fair value, current	39,289	—
Total current assets	$91,354	$32,926
Property and equipment, net	897	518
Internal-use software, net	1,575	443
Goodwill and other intangible assets, net	140,410	52,385
Operating lease right-of-use assets	8,983	6,046
Payment-dependent notes receivable at fair value, noncurrent	13,735	25,767
Other assets	1,548	185
Total assets	$258,502	$118,270
Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$2,612	$3,027
Accrued compensation and benefits	13,159	6,222
Accrued expenses and other current liabilities	7,288	9,458
Operating lease liabilities, current	3,536	1,482
Debt, current	2,499	8,340
Payment-dependent notes payable at fair value, current	39,289	—
Total current liabilities	$68,383	$28,529
Payment-dependent notes payable at fair value, noncurrent	13,735	25,767
Debt, noncurrent	16,431	21,654
Operating lease liabilities, noncurrent	8,824	4,885
Warrant liabilities, at fair value	1,780	—
Total liabilities	$109,153	$80,835
Commitments and contingencies (Note 8)
Convertible preferred stock, net of issuance costs, $0.00001 par value; 22,520,015 and 12,562,959 shares authorized; 15,717,345 and 8,697,229 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively; aggregate liquidation preference of $173,122 and $85,954 at December 31, 2020 and December 31, 2019, respectively	156,848	84,998
Stockholders’ deficit:
Common stock, $0.00001 par value; Class AA – 52,000,000 and 28,590,317 authorized as of December 31, 2020 and 2019, respectively, 21,110,877 and 11,973,114 issued and outstanding as of December 31, 2020 and 2019, respectively; Class EE-1 – 105,000 authorized, issued and outstanding as of December 31, 2020 and 2019; Class EE-2 – 1,557,500 authorized, issued and outstanding as of December 31, 2020 and 2019	—	—
Additional paid-in capital	52,561	2,785
Accumulated deficit	(60,060)	(50,348)
Total stockholders’ deficit	$(7,499)	$(47,563)
Total liabilities, convertible preferred stock and stockholders’ deficit	$258,502	$118,270
The accompanying notes are an integral part of the consolidated financial statements.

FORGE GLOBAL, INC.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands of U.S. dollars, except share and per share data)
	Year Ended December 31,
	2020	2019
Revenues
Placement fees	$29,240	$23,990
Custodial administration fees	22,404	3,720
Total revenues	$51,644	$27,710
Transaction-based expenses:
Transaction-based expenses	(3,888)	(3,661)
Total revenues, less transaction-based expenses	$47,756	$24,049
Operating expenses:
Compensation and benefits	$37,330	$26,348
Professional services	3,371	3,383
Acquisition-related transaction costs	3,289	404
Advertising and market development	1,528	2,181
Rent and occupancy	2,381	1,883
Technology and communications	4,616	2,461
General and administrative	452	1,590
Depreciation and amortization	2,406	445
Total operating expenses	$55,373	$38,695
Operating loss	$(7,617)	$(14,646)
Other expenses:
Interest expense, net	(2,405)	(170)
Change in fair value of warrant liabilities	(292)	—
Other expenses, net	(201)	(322)
Total other expenses	$(2,898)	$(492)
Loss before provision for income taxes	(10,515)	(15,138)
Provision for (benefit from) income taxes	(803)	100
Net and comprehensive loss	$(9,712)	$(15,238)
Net loss per share attributable to common stockholders, basic and diluted	$(0.81)	$(1.48)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	11,946,614	10,261,428
The accompanying notes are an integral part of the consolidated financial statements.

FORGE GLOBAL, INC.
Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit
(In thousands of U.S. dollars, except share and per share data)
	Convertible Preferred Stock		Common Stock			Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	7,000,430	$65,695	13,097,330	$	(*)	$—	$(32,879)	$(32,879)
Issuance of Series B-1 convertible preferred stock at $12.4168 per share, net of issuance costs of $482	966,432	11,518	—		—	—	—	—
Issuance of Class AA common stock upon exercise of vested stock options	—	—	296,036		(*)	67	—	67
Issuance of Class AA common stock upon early exercise of unvested stock options	—	—	950,737		—	—	—	—
Repurchase of early exercised stock options	—	—	(103,278)		—	—	—	—
Repurchase of restricted stock awards	—	—	(62,475)		—	—	—	—
Issuance of Class AA common stock in connection with IRA Services acquisition	—	—	187,631		(*)	882	—	882
Exchange of Class AA common stock for Series B convertible preferred stock	730,367	7,785	(730,367)		(*)	(5,554)	(2,231)	(7,785)
Vesting of early exercised stock options	—	—	—		—	103	—	103
Share-based compensation expense	—	—	—		—	7,287	—	7,287
Net loss	—	—	—		—	—	(15,238)	(15,238)
Balance as of December 31, 2019	8,697,229	$84,998	13,635,614	$	(*)	$2,785	$(50,348)	$(47,563)
Issuance of Series B-1 convertible preferred stock at $12.4168 per share, net of issuance costs of $2,713	3,562,869	41,527	—		—	—	—	—
Issuance of Series B-1 convertible preferred stock at $8.69 per share upon conversion of convertible notes and accrued interest	1,143,624	9,940	—		—	—	—	—
Issuance of Class AA common stock upon exercise of vested stock options	—	—	20,500		(*)	21	—	21
Issuance of Class AA common stock upon early exercise of unvested stock options	—	—	287,278		—	—	—	—
Repurchase of early exercised stock options	—	—	(171,240)		—	—	—	—
Repurchase of restricted stock awards	—	—	(13,915)		—	—	—	—
Issuance of Class AA common stock in connection with SharesPost acquisition	—	—	9,015,140		(*)	44,817	—	44,817
Issuance of Junior convertible preferred stock in connection with SharesPost acquisition	2,313,623	20,383	—		—	—	—	—
Vesting of early exercised stock options	—	—	—		—	32	—	32
Share-based compensation expense	—	—	—		—	4,906	—	4,906
Net loss	—	—	—		—	—	(9,712)	(9,712)
Balance as of December 31, 2020	15,717,345	$156,848	22,773,377	$	(*)	$52,561	$(60,060)	$(7,499)

(*)
amount less than 1

The accompanying notes are an integral part of the consolidated financial statements.

FORGE GLOBAL, INC.
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars, except share and per share data)
	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(9,712)	$(15,238)
Adjustments to reconcile net loss to net cash provided by operations:
Share-based compensation	4,906	7,287
Depreciation and amortization	2,406	445
Amortization of right-of-use assets	1,638	1,156
Provision for accounts receivable allowances	424	1,114
Change in fair value of warrant liabilities	292	—
Other	462	523
Changes in operating assets and liabilities:
Accounts receivable	(3,386)	1,608
Prepaid expenses and other assets	(2,191)	(1,108)
Accounts payable	(1,683)	1,516
Accrued expenses and other current liabilities	2,138	(201)
Accrued compensation and benefits	3,869	5,521
Operating lease liabilities	(1,691)	(835)
Net cash (used in) provided by operating activities	$(2,528)	$1,788
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(13,114)	(44,873)
Loan to SharesPost	(3,000)	—
Purchases of property and equipment	(13)	(218)
Capitalized internal-use software development costs	(1,149)	(443)
Loan to related party	—	(300)
Payment of deferred payments related to IRA Services acquisition	(6,097)	—
Net cash used in investing activities	$(23,373)	$(45,834)
Cash flows from financing activities:
Proceeds from issuance of Series B-1 convertible preferred stock, net of issuance costs	41,527	11,518
Proceeds from exercise of options	24	155
Proceeds from notes payable	25,566	28,823
Repayment of notes payable	(27,688)	(313)
Cash paid to purchase equity awards	(49)	(84)
Net cash provided by financing activities	$39,380	$40,099
Net increase (decrease) in cash and cash equivalents	13,479	(3,947)
Cash, cash equivalents and restricted cash, beginning of year	28,699	32,646
Cash, cash equivalents and restricted cash, end of year	$42,178	$28,699
Supplemental disclosures of cash flow information:
Cash paid for interest	$425	$160
Supplemental disclosure of non-cash investing and financing activities:
Deferred payments related to IRA Services acquisition	$—	$6,097
Subordinated promissory note issued in relation to IRA Services acquisition	$—	$1,500
Issuance of Class AA common stock in relation to IRA Services acquisition	$—	$882
Deferred payments related to SharesPost acquisition	$783	$—
Forgiveness of loan to SharesPost in relation to acquisition	$3,000	$—
Issuance of Junior convertible preferred stock in relation to SharesPost acquisition	$20,383	$—
Issuance of Junior convertible preferred stock warrants in relation to SharesPost acquisition	$1,285	$—
Issuance of Class AA common stock in relation to SharesPost acquisition	$44,817	$—
Exchange of Class AA common stock for Series B convertible preferred stock	$—	$7,785
Conversion of convertible notes into Series B-1 convertible preferred stock	$9,940	$—
Vesting of early exercised stock options and restricted stock awards	$32	$103
Warrant issued in connection with issuance of term loan	$151	$—
Warrant issued in connection with issuance of convertible notes payable	$51	$—
The accompanying notes are an integral part of the consolidated financial statements.

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
1.   Description of Business and Summary of Significant Accounting Policies
Description of Business
Forge Global, Inc. (collectively with its subsidiaries, “Forge,” “the Company,” or “its”) is a financial services platform. Founded in 2014, to serve the unique needs of the private market, the Company was incorporated in the state of Delaware and is headquartered in San Francisco, California. Since its founding, Forge has built a trusted marketplace that makes purchases and sales of equity in private companies simple, transparent, and highly efficient to scale. The Company has strategically invested in technology to provide individual and institutional participants an efficient and liquid market, access to a large number of private company investment opportunities and the information and transparency they need to make well informed investment decisions. By digitizing a historically analog, complex and opaque process, Forge’s platform delivers opportunities to trade in private company stocks. Today, Forge is a leading provider of mission-critical infrastructure technology and services for the private market.
Basis of Presentation and Consolidation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include the accounts of Forge Global, Inc., and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
In the normal course of business, the Company has transactions with various investment entities as discussed in Note 15. In certain instances, the Company provides investment advisory services to pooled investment vehicles (“Funds”). The Company does not have discretion to make any investment, except for the specific investment for which the Fund was formed. The Company performs an assessment to determine (a) whether the Company’s investments or other interests will absorb portions of a variable interest entity’s expected losses or receive portions of the entity’s expected residual returns and (b) whether the Company’s involvement, through holding interests directly or indirectly in the entity would give it a controlling financial interest. The Company consolidates entities in which it, directly or indirectly, is determined to have a controlling financial interest. Consolidation conclusions are reviewed quarterly to identify whether any reconsideration events have occurred.
Segment Information
The Company operates as a single operating segment and reportable segment. The Company’s chief operating decision maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, allocating resources and evaluating the Company’s financial performance.
The Company operates primarily in the United States, and, accordingly, the geographic distribution of revenue and assets is not significant. For the years ended December 31, 2020 and 2019, revenue outside of the United States, based on the billing address of the customers was not material. As of December 31, 2020 and 2019, long-lived assets located outside of the United States were not material.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such management estimates include, but are not limited to revenue recognition, collectability of accounts receivable, the fair value of financial assets

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data and liabilities, the fair value of assets acquired and liabilities assumed in business combinations, the fair value of consideration paid for business combinations, the useful lives of acquired intangible assets and property and equipment, the impairment of long-lived assets and goodwill, the fair value of warrants, equity awards and share-based compensation including the determination of the fair value of the Company’s common stock, and the valuation of deferred tax assets and uncertain tax positions. These estimates are inherently subjective in nature and, therefore, actual results may differ from the Company’s estimates and assumptions. The Company bases its estimates on historical experience and also on assumptions that it believes are reasonable.
During 2020, the global economic situation was greatly affected by the spread of the novel coronavirus (COVID-19) and the pandemic that followed, which continues to this day. Governments around the world are implementing fiscal stimulus and monetary easing measures to counter the economic impacts of the pandemic, and expectations that vaccination programs’ progress in some countries will encourage greater economic activity have led to a sharp overall market recovery through December 31, 2020. However, there is no guarantee that the recovery will be sustained in light of uncertainties associated with the pandemic, and the direction and degree of impact may vary. The Company is not aware of any specific event or circumstance that would require revisions to estimates, updates to judgments, or adjustments to the carrying value of assets or liabilities as a result of COVID-19. These estimates may change as new events occur and additional information is obtained, and related financial impacts will be recognized in the Company’s consolidated financial statements as soon as those events become known.
Fair Value Measurements
Fair value is defined as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. When developing fair value measurements, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:
Level 1 — Quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents consist primarily of bank deposit accounts and investments in money market funds.
Restricted Cash
The Company classifies all cash and cash equivalents that are not available for immediate or general business use as restricted in the accompanying consolidated balance sheets. This includes amounts set aside for restrictions of specific agreements. As of December 31, 2020 and 2019, the restricted cash represents the amount covered by the letter of credit related to one of the Company’s operating leases and for regulatory purposes for the trust and brokerage-related activities.

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
Accounts Receivable, Net
Accounts receivable consist of amounts billed and currently due from customers, which are subject to collection risk. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of accounts. The Company regularly reviews the adequacy of the allowance for doubtful accounts based on a combination of factors, including an assessment of the customer’s aging balance, the financial condition of the customer, and the amount of any receivables in dispute. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified. The total allowance for doubtful accounts netted against account receivables in the consolidated balance sheets was $1,538 and $1,114 as of December 31, 2020 and 2019, respectively.
Concentration of Credit Risks
Financial instruments that potentially subject the Company to concentrations of credit risk primarily comprise cash, cash equivalents, payment-dependent notes receivables, and accounts receivables. Cash deposits may, at times, exceed amounts insured by the Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation. The Company’s exposure to credit risk in the event of default by financial institutions is limited to the amounts recorded on the balance sheet. The Company performs evaluations of the relative credit standing of these financial institutions to limit the amount of credit exposure. The Company has not experienced any losses on its deposits of cash and cash equivalents to date.
The Company’s exposure to credit risk associated with its contracts with holders of private company equity (sellers) and investors (buyers) related to the transfer of private securities is measured on an individual counterparty basis. Concentrations of credit risk can be affected by changes in political, industry, or economic factors. To reduce the potential for risk concentration, the Company’s exposure is monitored in light of changing counterparty and market conditions. As of December 31, 2020 and 2019, the Company did not have any material concentrations of credit risk outside the ordinary course of business.
As of December 31, 2020 and 2019, no customers accounted for more than 10% of the Company’s accounts receivable. No customer accounted more than 10% of total revenue, less transaction-based expenses for the years ended December 31, 2020 and 2019, respectively.
Equity Method Investments
The Company accounts for investments in which it does not have a controlling financial interest, but has the ability to exercise significant influence over an investee’s operating and financial policies, under the equity method of accounting. The Company recognizes its share of the earnings or losses of an equity method investment each reporting period and records any dividends received from an investee as a reduction in the carrying amount of the investment. In the event the Company incurs equity method losses that reduce its investment balance to zero, the Company would not record additional losses unless (i) the Company guaranteed obligations of the investee, (ii) the Company is otherwise committed to provide further financial support for the investee, or (iii) it is anticipated that the investee’s return to profitability is imminent.
The Company reviews investments accounted under the equity method to identify and evaluate whether events or changes in circumstances indicate that an other-than-temporary decrease in value of the investment has occurred. If such assessment indicates that the investment is other-than-temporarily impaired and the fair value of the investment is less than the carrying amount, the investment would be written down to its fair value.
During the years ended December 31, 2020 and 2019, the Company incurred losses in excess of the carrying amount of its equity method investment, and therefore the investment balance was reduced to zero. As the Company has provided loans to the investee, the Company continues to record losses as a reduction to loans receivable from related party in other expense on the consolidated statement of operations

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data and comprehensive loss. As of December 31, 2020 and 2019, the carrying value of the loans receivable is included in prepaid expenses and other current assets in the consolidated balance sheets. The Company has no other guaranteed obligations nor commitments to fund losses.
Property and Equipment, Net
Property and equipment are stated at cost net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheets, and any resulting gain or loss is reflected in consolidated statements of operations and comprehensive loss in the period realized.
The estimated useful lives of the Company’s property and equipment are as follows:
Computer equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	The shorter of remaining lease term or estimated useful life
Internal-use Software, Net
The Company capitalizes certain costs related to software developed for its internal-use. The costs capitalized include development of new software features and functionality and incremental costs related to significant improvement of existing software. Development costs incurred during the preliminary or maintenance project stages are expensed as incurred. Costs incurred during the application development stage are capitalized and amortized using the straight-line method over the useful life of the software, which is typically three years. Amortization begins only when the software becomes ready for its intended use. Costs incurred after the project is substantially complete and is ready for its intended purpose, such as maintenance and training costs, are expensed as incurred, unless related to significantly increasing the functionality of existing software.
Business Combinations
The Company accounts for its business combinations using the acquisition accounting method wherein the purchase price is allocated based on the estimated fair value of identifiable assets acquired and liabilities assumed. Any residual purchase price is recorded as goodwill. The Company identifies and attributes fair values and estimated lives to the intangible assets acquired. The estimates in determining the fair values of assets acquired and liabilities assumed can include, but are not limited to, the cash flows that an asset is expected to generate in the future, the cost savings expected to be derived from acquiring an asset and the appropriate weighted-average cost of capital. These estimates are inherently uncertain and unpredictable.
During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair value of any assets acquired and liabilities assumed, with the corresponding offset to goodwill. In addition, uncertain tax positions and tax-related valuation allowances are initially recorded in connection with a business acquisition as of the acquisition date. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in consolidated statements of operations and comprehensive loss. Acquisition costs, such as legal and consulting fees, are expensed as incurred.
Goodwill and Other Intangible Assets, Net
Goodwill represents the excess of the aggregate fair value of the consideration transferred in a business combination over the fair value of the assets acquired, net of liabilities assumed. Goodwill is not amortized

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data but is tested for impairment annually, or more frequently if events or changes in circumstances indicate the goodwill may be impaired. The tests did not result in an impairment to goodwill during the years ended December 31, 2020 and 2019.
In-process research and development (“IPR&D”) assets acquired in a business combination are considered indefinite lived until the completion or abandonment of the associated research and development efforts. Upon conclusion of the relevant research and development project, the Company will amortize the acquired IPR&D over its estimated useful life or expense the acquired IPR&D should the research and development project be unsuccessful with no future alternative use.
Acquired intangible assets also consist of identifiable intangible assets, primarily software technology, trade name and customer relationships, resulting from business acquisitions. Finite-lived intangible assets are recorded at fair value on the date of acquisition and are amortized over their estimated useful lives. The Company bases the useful lives and related amortization expense on its estimate of the period that the assets will generate revenues or otherwise be used.
Impairment of Long-Lived Assets
The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The Company also evaluates the period of depreciation and amortization of long-lived assets to determine whether events or circumstances warrant revised estimates of useful lives. When indicators of impairment are present, the Company determines the recoverability of its long-lived assets by comparing the carrying value of its long-lived assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the estimated future undiscounted cash flows demonstrate the long-lived assets are not recoverable, an impairment loss would be calculated based on the excess of the carrying amounts of the long-lived assets over their fair value. The Company did not record impairment loss for the years ended December 31, 2020 and 2019.
Leases
The Company categorizes leases at their inception or upon modification, if applicable. As of December 31, 2020 and 2019, the Company only has operating leases. For operating leases, the Company recognizes rent and occupancy on a straight-line basis, commencing on the date at which control and possession of the property is obtained. For leases with a term greater than 12 months, the Company records the related right-of-use assets and operating lease liabilities at the present value of lease payments over the lease term. The Company does not separate lease and non-lease components of contracts for real estate property leases. Variable lease payments for common area maintenance, property taxes and other operating expenses are recognized as expense in the period when the changes in facts and circumstances on which the variable lease payments are based occur.
The rates implicit on the Company’s leases are not readily determinable. Therefore, the Company estimates its incremental borrowing rate to discount the lease payments based on information available at lease commencement. The Company determines its incremental borrowing rate based on the rate of interest it would have to pay to borrow on a collateralized basis with an equal lease payment amount, over a similar term, and in a similar economic environment.
The Company evaluates its subleases in which it is the sublessor to determine whether it is relieved of the primary obligation under the original lease. If it remains the primary obligor, the Company continues to account for the original lease as it did before the commencement of the sublease and reports the sublease income based on the contract terms.

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
Payment-Dependent Notes
The Company has entered into separate contracts with equity holders of private companies’ shares (sellers) and investors (buyers) that enable the transfer of private securities upon a specified event such as an initial public offering, merger, or acquisition involving the underlying company. The Company serves as an intermediary counterparty to both the buyer and the seller and earns transaction fee revenue by facilitating the execution of the transaction.
Contracts with buyers require the Company to facilitate the transfer of a fixed number of shares of the private securities from sellers upon occurrence of a specified event as described above. Buyers are required to pay the selling price for shares purchased (“settlement amounts”) and transaction fee defined in the contracts into a distribution or escrow account upon notice by the Company.
Contracts with sellers require sellers to transfer the same amount and class of shares referenced in the contract between the Company and the corresponding buyers upon the occurrence of a specified event as described above.
When settlement amounts have been determined, and the price and transaction fees are paid by the buyer, payment-dependent notes receivable are recorded for the securities due from the sellers, and payment-dependent notes payable are recorded for the securities owed to the buyers. Amounts recorded at period-end for payment-dependent notes receivable represent the fair value of securities receivable from sellers, for which the securities settlement event has not occurred. Amounts recorded at period-end for payment-dependent notes payable represent the fair value of securities not yet delivered to the buyer. Payment-dependent notes receivable and payment-dependent notes payable are presented at fair value in the financial statements in accordance with ASC 825, Fair Value Option for Financial Instruments. Changes in fair value of payment-dependent notes receivable and payment-dependent notes payable are recorded in other expense in the consolidated statements of operations and comprehensive loss.
Revenue Recognition and Transaction-Based Expenses
The Company generates revenue from fees charged for the trading of private placements on its marketplace platform, and fees for account and asset management provided to customers. The Company disaggregates revenue by service type, as management believes that this level of disaggregation best depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are impacted by economic factors. The Company recognizes revenue pursuant to ASC 606, Revenue from Contracts with Customers. The amount of revenue recognized reflects the consideration that the Company expects to receive in exchange for services. To achieve the core principle of this standard, the Company applied the following five steps:
1.   Identification of the contract, or contracts, with the customer;
2.   Identification of the performance obligations in the contract;
3.   Determination of the transaction price;
4.   Allocation of the transaction price to the performance obligations in the contract; and
5.   Recognition of the revenue when, or as, a performance obligation is satisfied.
Revenue from Contracts with Customers
The Company enters into contracts with customers that can include various services, which are capable of being distinct and accounted for as separate performance obligations. When applicable, an allocation of the transaction fees to the performance obligations or to the distinct goods or services that form part of a single performance obligation will depend on the individual facts and circumstances of the contract.

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
All of the Company’s revenues are from contracts with customers. The Company is the principal in its contracts, with the exception of sub-account fees, in which the Company acts as an agent and records revenue from fees earned related to cash balances in customers’ custodial accounts. Each of our significant performance obligations and our application of ASC 606 to our revenue arrangements are discussed in further detail below:
Placement Fees —  The Company maintains a trading platform which generates revenues by collecting transaction fees from institutions, individual investors and private equity holders. Placement fees are charged by the Company for meeting the point-in-time performance obligation of executing a private placement on its platform. Placement fee rates are individually negotiated for each transaction and vary depending on the specific facts and circumstance of each agreement. These fees are event-driven and invoiced upon the closing of the transaction outlined in each agreement. These fees may be expressed as a dollar amount per share, a flat dollar amount, or a percentage of the gross transaction proceeds. The Company earns agency placement fees in non-underwritten transactions, such as private placements of equity securities. The Company enters into arrangements with individual accredited customers or pooled investment vehicles to execute private placements in the secondary market. The Company will receive placement fees on these transactions and believes that its trade execution performance obligation is completed upon the placement and consummation of a transaction and, as such, revenue is earned on the transaction date with no further obligation to the customer at that time. The Company acts as a principal and recognizes the placement fee revenue earned for the execution of a trade on a gross basis.
Custodial Administration Fees — The Company generates revenues primary by performing custodial account administration and maintenance services for its customers. Specifically, the Company charges administration fees for its services in maintaining custodial accounts, including asset-based fees, which are determined by the number and types of assets in these accounts. Additionally, the company earns fees for opening and terminating accounts, and facilitating transactions, which are assessed at the point of transaction. Account and asset fees are assessed on the first day of the calendar quarter. Cash administration fees are based on cash balances within the custodial accounts, and are assessed on the last day of the month. Revenues from custodial administration fees are recognized either over time as underlying performance obligations are met and day-to-day maintenance activities are performed for custodial accounts, or at a point in time upon completion of transactions requested by custodial account holders.
Contract Balances
Contract assets represent amounts for which we have recognized revenue for contracts that have not yet been invoiced to our customers. The Company does not have any contract assets as of December 31, 2020 and 2019. Contract liabilities consist of deferred revenue, which relates to amounts invoiced in advance of performance under a revenue contract. There was no deferred revenue balance as of December 31, 2019 as all performance obligations were satisfied as of the balance sheet date, and a balance of $161 as of December 31, 2020 related to advance billings for brokerage services, recorded in accrued expenses and other current liabilities on the consolidated balance sheets.
Practical Expedients
In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied; however, the contracts do not contain a significant financing component. The Company has applied the practical expedient in ASC 606 and excludes information about a) remaining performance obligations that have an original expected duration of one year or less and b) transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation.
The Company has also applied the practical expedient in accordance with ASC 340-40, Other Assets and Deferred Costs to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less.

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
Transaction-Based Expenses
Transaction-based expenses represent the fees incurred to support placement and custodial activities. These include expenses for fund insurance, fund management and fund settlement expenses that relates to services provided to the Funds, and external broker fees and transfer fees related to placement and custodial services provided to other brokerage and custodial customers to facilitate transactions.
Share-Based Compensation Expense
The Company recognizes share-based compensation expense for all share-based awards made to employees, directors and non-employees based on the grant date fair value of the awards. The fair value of an award is estimated on the date of grant using the Black-Scholes option pricing model. The fair value of an award is recognized as an expense over the requisite service period on a straight-line basis. Forfeitures are estimated at inception of option grants based on historical rates and adjusted as forfeitures occur.
The determination of the grant date fair value of share-based awards is affected by the estimated fair value of the Company’s common stock as well as other highly subjective assumptions, including, but not limited to, the expected term of the share-based awards, expected stock price volatility, risk-free interest rates, and expected dividends, which are estimated as follows:
Fair Value of Common Stock — As the Company’s common stock is not publicly traded, the fair value of the common stock was determined by the Company’s board of directors, after considering contemporaneous third-party valuations and input from management. The valuations of the Company’s common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In the absence of a public trading market, the Company’s board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of the Company’s common stock as of the date of each option grant, including the following factors:
•
the Company’s capital resources and financial condition;

•
the prices paid for common or convertible preferred stock sold to third-party investors by the Company and prices paid in secondary transactions in arm’s length transactions;

•
the preferences held by the Company’s preferred stock classes relative to those of the Company’s common stock;

•
the likelihood and timing of achieving a liquidity event, such as an initial public offering, given prevailing market conditions;

•
the Company’s historical operating and financial performance as well as management’s estimates of future financial performance;

•
valuations of comparable companies;

•
the relative lack of marketability of the Company’s common stock;

•
industry information such as market growth and volume and macro-economic events; and

•
additional objective and subjective factors relating to the business.

Expected term — The expected term represents the period that options are expected to be outstanding. The Company determines the expected term using the simplified method. The simplified method deems the term to be the midpoint of the time-to-vesting and the contractual life of the options.

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
Expected volatility — As a public market for the Company’s common stock does not exist, there is no trading history of the common stock. The Company estimated the expected volatility based on the implied volatility of similar publicly-held entities, referred to as “guideline companies,” over a look-back period equivalent to the expected term of the awards. In evaluating the similarity of guideline companies, the Company considered factors such as industry, stage of life cycle, size, and financial leverage.
Risk-free interest rate — The risk-free interest rate used to value share-based awards is based on the U.S. Treasury yield in effect at the time of grant for a period consistent with the expected term of the award.
Estimated dividend yield — The expected dividend was assumed to be zero as the Company has never declared or paid any cash dividends and do not currently intend to declare dividends in the foreseeable future.
Advertising
Advertising costs are expensed as incurred and include advertising, trade shows and public relations. Advertising costs amounted to $274 and $1,229 for the years ended December 31, 2020 and 2019, respectively, and are included in advertising and market development in the consolidated statements of operations and comprehensive loss.
Income Taxes
The Company accounts for income taxes using the asset and liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the bases used for financial reporting and income tax reporting purposes. Deferred income taxes are provided based on the enacted tax rates and laws that will be in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize those tax assets through future operations.
The Company utilizes a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more likely than not of being realized and effectively settled. The Company considers many factors when evaluating and estimating the Company’s tax positions and tax benefits, which may require periodic adjustments, and which may not accurately reflect actual outcomes. The Company recognizes interest and penalties on unrecognized tax benefits as a component of provision for income taxes in the consolidated statements of operations and comprehensive loss.
Foreign Currency Translation Adjustments
The functional currency of the Company is the U.S. dollars. Accordingly, foreign currency assets and liabilities are remeasured into U.S. dollars at the end-of-period exchange rates except for non-monetary assets and liabilities, which are measured at historical exchange rates. Revenue and expenses are remeasured each day at the exchange rate in effect on the day the transaction occurred. Foreign currency transaction gains and losses have been immaterial for the years ended December 31, 2020 and 2019.
Comprehensive Loss
Comprehensive loss consists of other comprehensive loss and net loss. The Company did not have any other comprehensive loss transactions during the periods presented. Accordingly, the comprehensive loss is equal to the net loss for the years ended December 31, 2020 and 2019.

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
Net Loss Per Share Attributable to Common Stockholders
The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income attributable to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company determined that it has participating securities in the form of convertible preferred stock as holders of such securities have dividend rights in the event of a declaration of a dividend for shares of common stock. These participating securities do not contractually require the holders of such stocks to participate in the Company’s losses. As such, net loss for the period presented was not allocated to the Company’s participating securities.
The Company’s basic net loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares are anti-dilutive.
Recent Accounting Pronouncements
Emerging Growth Company
As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.
Recently Adopted Accounting Standards
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASC 842”). This ASU and subsequently issued amendments require a lessee to recognize leases with the term greater than 12 months on the consolidated balance sheets. ASC 842 is effective for interim and annual reporting periods beginning after December 15, 2021 for private companies, and early adoption is permitted. The Company early adopted ASC 842 as of January 1, 2019. In July 2018, the FASB issued ASU No. 2018-11, Targeted Improvements — Leases (Topic 842) (“ASU 2018-11”). This update provides an optional transition method, by which entities may elect not to recast the comparative periods presented in financial statements in the period of adoption and recognize a cumulative effect adjustment in the period of adoption. If elected, an entity would recognize a cumulative-effect adjustment to the opening balance of retained earnings in the year of adoption. The Company adopted the new standard using the optional transition method that provides for a cumulative-effect adjustment to retained earnings upon adoption. The Company elected the package of transition practical expedients available for expired or existing contracts, which allowed the Company to carryforward the historical assessments of (1) whether contracts are or contain leases, (2) lease classification and (3) initial direct costs. There was no impact on the Company’s accumulated deficit as of January 1, 2019 as a result of the adoption of this standard. The Company adopted ASU 2018-11 as of January 1, 2019, and the adoption did not have a material impact on its consolidated financial statements. On January 1, 2019, the adoption of the new lease standard resulted in the recognition of operating lease right-of-use assets of $6,108, and operating lease liabilities, including operating lease liabilities — current and non-current, of $777 and $5,331, respectively.
In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). ASU 2017-01 changes the criteria for determining whether a group of assets acquired is a business. Specifically, when substantially all of the fair value of the gross assets

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the assets acquired would not be considered a business. The Company adopted ASU 2017-01 as of January 1, 2019, and the adoption did not have a material impact on its consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the subsequent measurement of goodwill by removing the second step of the two-step impairment test. The amendment requires an entity to measure a goodwill impairment, to the extent identified, as the excess of the carrying amount of the reporting unit over the estimated fair value of the reporting unit. ASU 2017-04 is effective for the Company for fiscal year beginning after December 15, 2022, with early adoption permitted. The Company early adopted ASU 2017-04 as of January 1, 2019, and the adoption did not have a material impact on its consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”). ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software as defined in ASC 350-40. Under ASU 2018-15, the capitalized implementation costs related to a cloud computing arrangement will be amortized over the term of the arrangement and all capitalized implementation amounts will be required to be presented in the same line items of the consolidated financial statements as the related hosting fees. ASU 2018-15 is effective for the Company’s fiscal years beginning after December 15, 2020, with early adoption permitted. The Company early adopted ASU 2018-15 as of January 1, 2019, and the adoption did not have a material impact on its consolidated financial statements.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 simplifies the accounting for income taxes by removing a variety of exceptions within the framework of ASC 740. These exceptions include the exception to the incremental approach for intra-period tax allocation in the event of a loss from continuing operations and income or a gain from other items (such as other comprehensive income), and the exception to using general methodology for the interim period tax accounting for year-to-date losses that exceed anticipated losses. The Company early adopted ASU 2019-12 as of January 1, 2019, and the adoption did not have a material impact on its consolidated financial statements.
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with “Conversion and Other Options (Subtopic 470-20) and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). ASU 2020-06 simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share for convertible instruments by using the if-converted method. ASU 2020-06 may be applied on a full retrospective or modified retrospective basis. The Company early adopted ASU 2020-06 on January 1, 2021, on a full retrospective basis, and the adoption has a material impact on its consolidated financial statements, as the Company would not be required to recognize any beneficial conversion feature of its convertible notes as a result of the adoption of ASU 2020-06. As the 2021 interim condensed consolidated financial statements are filed in conjunction with this annual financial statements, ASU 2020-06 was applied in the periods presented.
Recent Accounting Standards Issued, But Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, with subsequent amendments, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires immediate recognition of management’s estimates of current

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data expected credit losses. ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2022, and interim periods within that fiscal year, with early adoption permitted. The Company is currently evaluating the impact of adoption on the consolidated financial statements.
2.   Acquisitions
SharesPost
On November 9, 2020, the Company completed the acquisition of the broker-dealer business of SharesPost, Inc. (“SharesPost”). Upon closing of the transaction, SharesPost and several of its subsidiaries, became wholly-owned subsidiaries of the Company. The acquisition is intended to allow the combined organization to provide investors an integrated investing experience. The merger consideration comprised cash, 9,015,140 shares of the Company’s Class AA common stock, 2,313,623 shares of Junior convertible preferred stock, and 1,000,000 shares Junior convertible preferred stock warrants that can be converted into shares of Junior convertible preferred stock (Note 11). In May 2020, six months prior to the merger, the Company entered into a secured promissory note agreement with SharesPost for an aggregated amount of $3,000. The secured promissory note was forgiven post-merger and included in purchase consideration. The following table presents the components of the purchase consideration to acquire SharesPost:
Amount
Cash	$20,340
Secured promissory note	3,000
Fair value of Junior convertible preferred stock issued	20,383
Fair value of Class AA common stock issued	44,817
Fair value of warrants issued	1,285
Total	$89,825
The Company recognized $3,289 of acquisition-related transaction costs in the Company’s consolidated statements of operations and comprehensive loss during the year ended December 31, 2020 related to the SharesPost acquisition. The following table presents the allocation of the purchase price for SharesPost as of the acquisition date:
Amount
Cash	$6,443
Accounts receivable, net	1,014
Prepaid expenses and other current assets	1,073
Property and equipment, net	590
Operating lease right-of-use assets	4,575
Identified intangible assets	13,090
Goodwill	77,126
Accounts payable	(1,275)
Accrued expenses and other current liabilities	(5,127)
Operating lease liabilities	(7,684)
Total	$89,825
Goodwill is primarily attributable to expected post-acquisition synergies from integrating SharesPost’s broker-dealer business and incremental revenue opportunities from SharesPost’s existing programs. The goodwill recorded is not deductible for income tax purposes.

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
The following table presents details of the identified intangible assets acquired:
	Amount	Estimated Useful Life
Developed technology	$10,500	4 years
In-process research and development asset	960	Indefinite
Trade name	320	1 year
Customer relationships	1,310	4 years
Total	$13,090
SharesPost’s results of operations have been included in the Company’s consolidated statements of operations and comprehensive loss from the November 9, 2020 acquisition date. The following unaudited pro forma financial information gives effect to the acquisition of SharesPost as if it were consummated on January 1, 2019 (the beginning of the comparable prior reporting period), including pro forma adjustments related to the valuation and allocation of the purchase price, primarily amortization of acquired intangible assets, incremental interest expense on debt financing obtained in connection with the acquisition, reversal of interest expense on convertible notes repaid in full by Forge in connection with the acquisition, additional share-based compensation expense related to accelerated vesting of options, and direct transaction costs reflected in the historical financial statements. The table below is presented for informational purposes only and are not intended to represent or be indicative of the results of operations that would have been reported had the acquisition occurred on January 1, 2019. These should not be taken as representative of future results of operations of the combined company:
	Years Ended December 31,
	2020	2019
Pro forma revenue	$75,981	$49,546
Pro forma net loss	$(13,483)	$(29,936)
IRA Services
On October 31, 2019, the Company acquired 100% of the outstanding shares of IRA Services, Inc. (“IRA Services”), a privately held non-depository trust company authorized to act as a custodian of self-directed individual retirement accounts. The acquisition of IRA Services was intended to allow the Company to provide investors an integrated investing experience. The acquisition has been accounted for as a business combination and the Company has included the financial results of IRA Services in the consolidated financial statements from the October 31, 2019 acquisition date.
The aggregate purchase price consisted of cash and the issuance of a subordinated promissory note (Note 6) and 187,631 shares of Class AA common stock at a fair value of approximately $882. The total purchase consideration for the acquisition of IRA Services was $56,479, which consisted of the following:
Amount
Cash	$54,097
Subordinated promissory note	1,500
Fair value of Class AA common stock issued	882
Total	$56,479
The Company recognized $404 of acquisition-related transaction costs in the Company’s consolidated statements of operations and comprehensive loss during the year ended December 31, 2019 for the IRA

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
Services acquisition. The amounts included below represent the allocation of purchase price for IRA Services, measured as of the acquisition date:
Amount
Cash	$3,127
Accounts receivable, net	3,132
Prepaid expenses and other current assets	372
Operating lease right-of-use assets	1,074
Identified intangible assets	8,800
Goodwill	43,821
Accounts payable	(579)
Accrued expenses and other current liabilities	(2,194)
Operating lease liabilities	(1,074)
Total	$56,479
The Company believes the goodwill related to the acquisition was attributable to the value of the assembled workforce as well as the collective experience of the management team with regards to its operations, customers, and industry. The goodwill recorded is not deductible for income tax purposes.
The following table presents details of the identified intangible assets acquired:
	Amount	Estimated Useful Life
Developed technology	$2,700	2-5 years
Customer relationships	6,100	10 years
Total	$8,800
The results of operations of IRA Services have been included in the Company’s consolidated statements of operations and comprehensive loss from the acquisition date. The following unaudited pro forma financial information gives effect to the acquisition of IRA Services as if it were consummated on January 1, 2019 (the beginning of the comparable prior reporting period), including pro forma adjustments related to the valuation and allocation of the purchase price, primarily amortization of acquired intangible assets, incremental interest expense on debt financing obtained in connection with the acquisition, and direct transaction costs reflected in the historical financial statements. These data are presented for informational purposes only and are not intended to represent or be indicative of the results of operations that would have been reported had the acquisition occurred on January 1, 2019. This should not be taken as representative of future results of operations of the combined company:
Year Ended December 31, 2019
Pro forma revenue	$53,894
Pro forma net loss	$(25,080)
3.   Fair Value Measurements
Financial instruments consist of cash equivalents, accounts receivable, accounts payable, accrued liabilities, payment-dependent notes receivable, payment-dependent notes payable, and warrant liabilities. Cash equivalents, short-term investments, payment-dependent notes receivable, payment-dependent notes payable, and warrant liabilities are stated at fair value on a recurring basis. Accounts receivable, accounts

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data payable, and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date.
The following tables present the fair value hierarchy for assets and liabilities measured at fair value on a recurring basis:
	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents:
Money market funds	$6,050	$—	$—	$6,050
Payment-dependent notes receivable, current	1,165	—	38,124	39,289
Payment-dependent notes receivable, noncurrent	—	—	13,735	13,735
Total assets	$7,215	$—	$51,859	$59,074
Payment-dependent notes payable, current	1,165	—	38,124	39,289
Payment-dependent notes payable, noncurrent	$—	$—	$13,735	$13,735
Warrant liabilities	—	—	1,780	1,780
Total liabilities	$1,165	$—	$53,639	$54,804
	As of December 31, 2019
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents:
Money market funds	$2,452	$—	$—	$2,452
Prepaid expenses and other current assets:
Short-term investments	—	—	125	125
Payment-dependent notes receivable, noncurrent	—	—	25,767	25,767
Total assets	$2,452	$—	$25,892	$28,344
Payment-dependent notes payable, noncurrent	$—	$—	$25,767	$25,767
Total liabilities	$—	$—	$25,767	$25,767
The Company classifies money market funds within Level 1 of the fair value hierarchy because the Company values these investments using quoted market prices.
The Company classifies certain payment-dependent notes receivable, payment-dependent notes payable and short-term investments within Level 3 of the fair value hierarchy if the underlying securities are equity of private companies whose regular financial and nonfinancial information is generally not available other than when it is publicly disclosed, or significant unobservable inputs are used to estimate fair value. Accordingly, the Company determines the fair value of shares of the investments in a method consistent with the market approach. Fair value measurements prioritize the inputs to valuation techniques for privately held investments based on the best information available, with the key components described below:
(a)   Trading activity and prices associated with closed transactions on the Company’s trading platform represent an input on share price valuation from at least two market participants.
(b)   Bid/ask data on the Company’s trading platform represents a potential transaction of a given security at a price per share set by the independent parties. Bid/ask data are data inputs gathered from the Company trading platform.
(c)   Financing activities by an issuer are a relevant fair value data input for private companies.

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
(d)   Similar public company analysis is a relevant data input.
(e)   Mutual fund valuations of private companies are relevant data inputs from filings with the Securities and Exchange Commission.
(f)   News articles and press releases are considered for relevancy as data inputs. These data inputs can be either positive or negative to a private company.
Other unobservable inputs utilized in the valuation technique outlined above include selection of similar precedent transactions. Restricted securities issued by publicly traded companies are valued at a discount to similar publicly traded securities.
The following tables summarize the quantitative inputs and assumptions used for the Company’s payment-dependent notes receivable, payment-dependent notes payable and short-term investments:
As of December 31, 2020
Level 3 Measurements	Fair Value	Valuation Technique(s)	Significant Unobservable Input(s)	Range
Assets
Payment dependent notes receivable	$13,735	Transaction prices	N/A(1)	N/A
	$38,124	Discounted transaction prices(2)	Discount for lack of marketability	5%
Liabilities
Payment dependent notes payable	$13,735	Transaction prices	N/A(1)	N/A
	$38,124	Discounted transaction prices(2)	Discount for lack of marketability	5%
As of December 31, 2019
Level 3 Measurements	Fair Value	Valuation Technique(s)	Significant Unobservable Input(s)	Range
Assets
Payment dependent notes receivable	$25,767	Transaction prices	N/A(1)	N/A
Short-term investments	$125	Transaction prices	N/A(1)	N/A
Liabilities
Payment dependent notes payable	$25,767	Transaction prices	N/A(1)	N/A

(1)
The Company considers completed transactions made through the Company’s platform for the relevant private securities as relevant data inputs.

(2)
The Company uses publicly traded share prices at the close of the valuation date as the primary factor in the fair value analysis and applies a discount to the share prices to reflect lack of marketability.

The Company used a hybrid method that incorporates the Black-Scholes option-pricing model and an adjusted backsolve model to estimate the fair value of the warrant liabilities. This approach is a scenario-based analysis that considers many assumptions, including the likelihood of potential liquidity events, the nature and timing of such potential events, actions taken with regard to the warrants at expiration, as well as discounts for lack of marketability of the underlying securities and warrants.

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
The Company estimated the fair value as of December 31, 2020 using the following key assumptions:
Discounts for lack of marketability	29.0% – 34.0%
Expected term (years)	4.4 – 9.8
Expected volatility	39.9% – 41.8%
Risk-free interest rate	0.3% – 0.9%
Expected dividend yield	0.0%
Fair value per warrant	1.5 – 1.9
The Company transfers financial instruments out of Level 3 on the date when underlying input parameters are readily observable from existing market quotes. Transfers from Level 3 to Level 1 generally relate to an investee company going public and listing on a national securities exchange. During the year ended December 31, 2020, there was a transfer of securities segregated for customers from Level 3 to Level 1, as one private company was acquired by a public company and became publicly-traded under the acquiror, and the Company was able to obtain independent market-quoted prices for the acquiror company.
The following table provides reconciliation for all assets measured at fair value using significant unobservable inputs (Level 3) for years ended December 31, 2020 and 2019:
Balance at December 31, 2018	$20,781
Acquisition of short-term investments	7,105
Change in fair value of short-term investments	(30)
Distribution of short-term investments	(6,950)
Change in fair value of payment-dependent notes receivable	5,660
Settlement of payment-dependent notes receivable	(674)
Balance at December 31, 2019	$25,892
Change in fair value of short-term investments	11
Distribution of short-term investments	(136)
Change in fair value of payment-dependent notes receivable	27,319
Payment-dependent notes receivable transferred out of Level 3 to Level 1	(1,165)
Settlement of payment-dependent notes receivable	(62)
Balance at December 31, 2020	$51,859
The following table provides reconciliation for all liabilities measured at fair value using significant unobservable inputs (Level 3) for years ended December 31, 2020 and 2019:

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
Balance at December 31, 2018	$20,781
Settlement of payment-dependent notes payable	(674)
Change in fair value of payment-dependent notes payable	5,660
Balance at December 31, 2019	$25,767
Fair value of warrants at issuance	1,488
Change in fair value of warrants	292
Change in fair value of payment-dependent notes payable	27,319
Payment-dependent notes payable transferred out of Level 3 to Level 1	(1,165)
Settlement of payment-dependent notes payable	(62)
Balance at December 31, 2020	$53,639
4.   Consolidated Balance Sheet Components
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets, net consisted of the following:
	As of December 31,
	2020	2019
Prepaid expenses	$2,707	$1,738
Short-term investments	—	125
Loans receivable from equity method investment, current (Note 15)	62	251
Other current assets	1,377	348
Prepaid expenses and other current assets, net	$4,146	$2,462
Property and Equipment, Net
Property and equipment, net consisted of the following:
	As of December 31,
	2020	2019
Computer equipment	$336	$255
Furniture and fixtures	621	364
Leasehold improvements	320	81
Total property and equipment	$1,277	$700
Less: Accumulated depreciation	(380)	(182)
Property and equipment, net	$897	$518
For the years ended December 31, 2020 and December 31, 2019, the Company recorded depreciation expense related to property and equipment amounting to $198 and $158, respectively.

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
Capitalized Internal-Use Software
Capitalized internal-use software consists of the following:
	As of December 31,
	2020	2019
Capitalized internal-use software	$1,592	$443
Less: Accumulated amortization	(17)	—
Total capitalized internal-use software	$1,575	$443
For the years ended December 31, 2020 and December 31, 2019, the Company recorded amortization expense on capitalized internal-use software placed in service amounting to $17 and $0, respectively.
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following:
	As of December 31,
	2020	2019
Accrued professional services	$656	$659
Accrued payments related to acquisitions and financing	$3,565	$100
Deferred payments related to acquisitions (1)	783	6,097
Other	2,284	2,602
Total	$7,288	$9,458

(1)
At December 31, 2019, the Company had $6,097 of deferred acquisition expenses for considerations to be paid within a year related to IRA Services acquisition. The deferred acquisition cost was fully paid during the year ended December 31, 2020. This amount is part of the total cash consideration of $54,097 in Note 2.

At December 31, 2020, the Company had $783 of deferred acquisition expenses for considerations to be paid within a year related to SharesPost acquisition. This amount is part of the total cash consideration of $20,340 in Note 2.
5.   Goodwill and Intangible Assets, Net
Changes in goodwill consisted of the following:
Amount
Balance as of January 1, 2019	$51
Addition: acquisition of IRA Services	43,821
Balance as of December 31, 2019	$43,872
Addition: acquisition of SharesPost	77,126
Balance as of December 31, 2020	$120,998

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
The components of intangible assets and accumulated amortization are as follows:
	As of December 31, 2020
	Weighted Average Remaining Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-lived intangible assets:
Developed technology	3.6 years	$13,200	$(1,673)	$11,527
Customer relationships	7.9 years	7,410	(759)	6,651
Trade name	0.9 years	320	(46)	274
Total finite-lived intangible assets		20,930	(2,478)	18,452
Indefinite-lived intangible assets:
In-process research and development asset	Indefinite	960	—	960
Total infinite-lived intangible assets		960	—	960
Total intangible assets		$21,890	$(2,478)	$19,412
	As of December 31, 2019
	Weighted Average Remaining Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	2.8 years	$2,700	$(185)	$2,515
Customer relationships	9.8 years	6,100	(102)	5,998
Total		$8,800	$(287)	$8,513
Amortization expense related to finite-lived intangible assets for the years ended December 31, 2020 and 2019 was $2,191 and $287, respectively, and was included in depreciation and amortization in the accompanying consolidated statements of operations and comprehensive loss.
The table below presents estimated future amortization expense for definite-lived intangible assets as of December 31, 2020:
Amount
2021	$4,788
2022	3,723
2023	3,723
2024	3,270
2025	610
Thereafter	2,338
Total	$18,452

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
6.   Debt
The long-term debt and unamortized discount balances are shown below:
	As of December 31,
	2020	2019
Notes payable – term loan:
2019 Term Loan	$—	$14,688
2020 Term Loan	15,000	—
Notes payable – revolving loan:
2019 Revolving loans	—	10,000
Convertible notes payable:
2019 Convertible Notes	2,500	4,000
2020 Convertible Notes	1,750	—
2019 Subordinated Promissory Note	—	1,500
Less unamortized discount	(320)	(194)
Total long-term debt, net	$18,930	$29,994
Less current portion of long-term debt, net of issuance costs	(2,499)	(8,340)
Long-term debt, net of current portion	$16,431	$21,654
2019 Subordinated Promissory Note
In October 2019, the Company issued a $1,500 subordinated promissory note (“2019 Subordinated Promissory Note”) to a former executive of IRA Services in connection with the business combination. The note accrued interest at 9% per annum. As of December 31, 2019, the Company had $1,500 outstanding under the 2019 Subordinated Promissory Note. The note matured and was fully repaid in April 2020.
2019 Loan and Security Agreement
In October 2019, the Company entered into a Loan and Security Agreement (“2019 Term Loan”) with a lending institution that includes a term loan of $15,000 and revolving loans of up to $10,000. The Company was required to pay a commitment fee of 0.45% on the total borrowings under the 2019 Loan and Security Agreement.
Term Loan:   Under the 2019 Loan and Security Agreement, the Company borrowed $15,000 in term loans in October 2019. Any outstanding amounts under the term loan accrue interest at the prime rate as published by the Wall Street Journal (“WSJ Prime Rate”). The interest rate was 4.75% as of December 31, 2019. The term loan is payable in monthly installments of $156, increasing to $188 from November 30, 2021, with a balloon payment upon maturity in October 2024. The loan has no prepayment penalty. The Company fully repaid the term loan in March 2020.
Revolving Loans:   The 2019 Loan and Security Agreement allows the Company to borrow up to $10,000 in total of the revolving loans. The Company drew down a total of $10,000 under the revolving loans as of December 31, 2019. Of the $10,000 revolving loans, $5,000 matured in January 2020 and the other $5,000 matures in October 2022. Amounts drawn down under the revolving loans incur interest at the WSJ Prime Rate, with interest due monthly on any amounts drawn down and the principal due at maturity. The weighted average interest rate was 4.75% during the year ended December 31, 2019. The Company fully repaid the revolving loans in 2020.

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
The term loan and the revolving loans are subject to certain financial covenants to maintain minimum cash and fixed charge coverage ratio of no less than 1.10:1.00 for the twelve preceding calendar months, commencing August 1, 2019. The fixed charge coverage ration means, for any computation period, the ratio of the total earnings before interest expense, income tax expense, depreciation and amortization (“EBITDA”) minus the sum of income taxes and all capital expenditures, to the sum of cash interest expense plus required payments of principal of funded debt (including the term loan but excluding the revolving loans). The 2019 Loan and Security Agreement also imposes certain limitations with respect to business activities, mergers, investments and acquisitions, additional indebtedness, distributions, guarantees, liens, and encumbrances. As of December 31, 2020 and 2019, the Company was in compliance with the financial covenants and limitations.
The Company incurred debt issuance costs related to the issuance of the term loan and revolving loans. The amount, net of amortization, is immaterial and is presented as a reduction to the carrying amount of the 2019 Term Loan. The Company’s indebtedness under the 2019 Term Loan is secured by the Company’s cash on hand.
2019 Convertible Notes
In October 2019, the Company issued convertible notes to investors to obtain funding of $4,000 cash (“2019 Convertible Notes”), of which $2,400 was received from certain members of the Company’s board of directors and two key employees (Note 15) and $1,600 was received from private lenders. The notes accrue interest at 9% per annum and mature in January 2021. At maturity, the note holders have the option to convert the outstanding principal and unpaid accrued interest into shares of the Company’s Series B-1 convertible preferred stock at a conversion price of $12.4168. The Company may prepay the note, in whole or in part, prior to the maturity date without the consent of the lenders; provided, however, that under no circumstances shall the aggregate accrued interest under the note equal less than such amount as would accrue over the period ending on the one-year anniversary of the note. The 2019 Convertible Notes also contain a clause to prevent the note holders from transferring the ownership of securities of the Company for up to 180 days following the effective date of the registration statement in the event of the initial public offering of the Company.
One note of $1,500 principal plus accrued interest of $139 was paid off in November 2020. As of December 31, 2020 and 2019, the Company had $2,500 and $4,000 outstanding, respectively, under the 2019 Convertible Notes. The 2019 Convertible Notes are subordinated in right of payment to the prior payment in full of any senior indebtedness in existence on the date of the 2019 Convertible Notes.
2020 Convertible Notes
In May 2020, the Company entered into a Note and Warrant Purchase Agreement with investors (“2020 Convertible Notes”). The 2020 Convertible Notes were issued for $10,710 with an annual interest rate of 11.5% and mature on May 2022. At maturity, the note holders have an option to convert the outstanding principal and unpaid accrued interest into shares of the Company’s equity at 70% of the price paid per share for equity securities by the investors in an equity financing, or the most recently completed equity financing prior to such date. The number of shares to be issued upon conversion is equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest, plus the Final Payment Fee, which is defined as an amount equal to 6% of the principal amount of each note. 2020 Convertible Notes with a total principal of $8,960 plus accrued interest of $443 and final payment fee of $538 were converted to Series B-1 convertible preferred stock on November 2, 2020.
As of December 31, 2020, the Company had $1,750 principal outstanding under the 2020 Convertible Notes. The Company’s obligations are secured by a priority security interest in substantially all of the Company’s assets.

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
2020 Loan and Security Agreement
In October 2020, the Company entered into a Loan and Security Agreement (“2020 Term Loan”) with another lending institution that provided for a term loan in the amount of $15,000.
The outstanding balance of the loan is due on the scheduled maturity date of October 28, 2023 and shall be extended to April 2024 so long as no event of default and satisfaction of certain milestone requirements. The interest-only period is 18 months after the closing date of the 2020 Term Loan. However, the term loan agreement contains an interest-only extension clause which provides the Company the option to extend the interest-only period for six months, after certain milestone and criteria have been achieved. The Company was obligated to make monthly interest payments during the interest-only period, subject to certain terms and conditions, followed by monthly installments of principal and interest through the maturity date. Any outstanding amounts under the term loan accrue interest at the greater of the WSJ Prime Rate or 3.25%, plus 6.75%. The interest rate was 10% as of December 31, 2020. In addition, the Company was required to pay a commitment fee of 1% and there is a final payment fee of 4.5% on the total borrowings under 2020 Term Loan.
With respect to any prepayment of the loan, if the prepayment occurs on or within one year of the closing date, the Company shall pay an amount equal to the principal component of the amount prepaid, multiplied by 3.00%. As of December 31, 2020, the Company had $15,000 outstanding under the 2020 Term Loan. Interest expense, including the amortization of fees on the 2020 Term Loan amounted to $322 for the year ended December 31, 2020. The Company was in compliance with all affirmative and negative covenants as of December 31, 2020.
As of December 31, 2020, the aggregate future principal maturities of the Company’s debt obligations are as follows:
Amount
2021	$2,500
2022	8,417
2023	8,333
Total	$19,250
The Company repaid all the remaining debts and accrued interests subsequent to December 31, 2020 (Note 16).
7.   Leases
The Company leases real estate for office space under operating leases. As of December 31, 2020, the remaining lease terms varied from 2.0 years to 4.6 years. For certain leases the Company has an option to extend the lease term for a period of five years. This renewal option is not considered in the remaining lease term unless it is reasonably certain that the Company will exercise such options.
Operating lease expense, included in rent and occupancy on the consolidated statements of operations and comprehensive loss, for the fiscal years ended December 31, 2020 and 2019 was $2,215 and $1,889, respectively, excluding short-term lease costs and variable lease costs, each of which was immaterial for the fiscal years ended December 31, 2020 and 2019.
The table below presents additional information related to the Company’s operating leases:

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
	As of December 31,
	2020	2019
Operating lease right-of-use assets	$8,983	$6,046
Operating lease liabilities, current	$3,536	$1,482
Operating lease liabilities, noncurrent	$8,824	$4,885
Weighted-average remaining lease term (in years)	3.4	3.8
Weighted-average discount rate	5.0%	6.2%
Supplemental cash flow and other information related to operating leases was as follows:
	Year Ended December 31,
	2020	2019
Operating lease right-of-use assets recognized in exchange for new operating lease obligations	$—	$6,108
Future undiscounted lease payments under operating leases as of December 31, 2020 were as follows:
Operating Leases
2021	$4,074
2022	4,164
2023	3,880
2024	936
2025	393
Total undiscounted lease payments	$13,447
Less: Imputed interest	1,087
Present value of future lease payments	$12,360
Less: operating lease liabilities, current	$3,536
Operating lease liabilities, noncurrent	$8,824
As of December 31, 2020, the Company did not have any additional significant lease contracts that had not yet commenced.
8.   Commitments and Contingencies
The Company is subject to claims and lawsuits in the ordinary course of business, including arbitration, class actions and other litigation, some of which include claims for substantial or unspecified damages. The Company is also the subject of inquiries, investigations, and proceedings by regulatory and other governmental agencies. The Company reviews its lawsuits, regulatory inquiries and other legal proceedings on an ongoing basis and provide disclosures and record loss contingencies in accordance with the loss contingencies accounting guidance. The Company establishes an accrual for losses at management’s best estimate when the Company assesses that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If no amount within the range is considered a better estimate than any other amount, an accrual for losses is recorded based on the bottom amount of the range. Accrual for loss contingencies are recorded in accounts payable and accrued expenses on the consolidated balance sheets and expensed in general and administrative expenses in our consolidated statements of operations. The Company monitors these matters for developments that would affect the likelihood of a loss and the accrued amount, if any, and adjusts the amount as appropriate. As of December 31, 2019 and 2020, there

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data were no legal contingency matters, either individually or in aggregate, that would have a material adverse effect on the financial position, results of operations, or cash flows of the Company.
401(k) Plan
The Company has established a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code for all of its U.S. employees, including executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service. The Company matches 2% of every dollar contributed to the plan by employees, including executive officers. During the years ended December 31, 2020 ad 2019, the Company contributed $66 and $37, respectively, to the defined contribution plan, respectively.
Non-Cancelable Purchase Obligations
In the normal course of business, the Company enters into non-cancelable purchase commitments with various parties mainly for liability insurance and software products and services. As of December 31, 2020, the Company had outstanding non-cancelable purchase obligations with a term of 12 months or longer as follows:
Amount
2021	$694
2022	48
2023	48
Total	$790
9.   Off Balance Sheet Items
The Company organizes a series of investment funds, each of which is represented by a limited liability company (“LLC”) within Forge Investments LLC and by portfolio companies within Forge Investments SPC and Forge Investments II SPC. The funds were formed for the purpose of investing in securities relating to a single private company. Each series of funds consists of a separate and distinct portfolio of investments owned by different investors. The Company utilizes third-party fund administrators to manage the funds and has no ownership interest nor participation in the gains or losses of the entities represented by the funds. The Company pays for the expenses incurred by these entities, including fund insurance expenses of $1,121 and $1,566, and fund management expenses of $264 and $385 for the years ended December 31, 2020 and 2019, respectively, included in transaction-based expenses on consolidated statements of operations and comprehensive loss. Also, the Company paid fund audit fees of $435 and $350 during the years ended December 31, 2020 and 2019, respectively, included in professional services on consolidated statements of operations and comprehensive loss. The Company did not consolidate Forge Investments LLC and Forge Investment SPC, or the investment funds, because the Company has no direct or indirect interest in Forge Investments LLC and Forge Investment SPC, or the investment funds, and the expenses that the Company pays on behalf of Forge Investments LLC and Forge Investment SPC, or the investment funds, are not significant to those entities. The Company believes its maximum exposure to loss resulting from its involvement with those entities is limited to the payment of future insurance expenses, management expenses and audit fees.
10.   Capitalization
Convertible Preferred Stock
In October 2019, the Company issued 966,432 shares of Series B-1 convertible preferred stock at a purchase price of $12.4168 per share, for an aggregate purchase price of $12,000. Issuance costs were $482.

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
In 2020, the Company issued an additional 3,562,869 shares of Series B-1 convertible preferred stock at a purchase price of $12.4168 per share, for an aggregate purchase price of $44,239. Issuance costs were $2,713.
In November 2020, certain holders of the 2019 and 2020 convertible notes exercised their option and converted the notes into 1,143,624 shares of the Company’s Series B-1 Preferred at a conversion price of $8.69176 per share, which was equal to 70% of the original issuance price of the Series B-1 convertible preferred stock.
In November 2020, in connection with SharesPost acquisition (Note 2), the Company issued 2,313,623 shares of Junior convertible preferred stock at a fair value of $12.4168 per share.
The following table summarizes the original issuance price per share and authorized and outstanding number of shares of convertible preferred stock as of the dates indicated:
	As of December 31, 2020
Series Name	Original Issuance Price	Number of Shares Authorized	Number of Shares Outstanding	Carrying Value Net of Issuance Costs	Aggregate Liquidation Preference
Series AA	$3.0817	1,114,988	1,114,988	$3,435	$3,435
Series B	$10.6592	6,615,809	6,615,809	70,045	70,519
Series B-1	$12.4168	10,435,129	5,672,925	62,985	70,440
Junior	$12.4168	4,354,089	2,313,623	20,383	28,728
Total		22,520,015	15,717,345	$156,848	$173,122
	As of December 31, 2019
Series Name	Original Issuance Price	Number of Shares Authorized	Number of Shares Outstanding	Carrying Value Net of Issuance Costs	Aggregate Liquidation Preference
Series AA	$3.0817	1,114,988	1,114,988	$3,435	$3,435
Series B	$10.6592	6,615,809	6,615,809	70,045	70,519
Series B-1	$12.4168	4,832,162	966,432	11,518	12,000
Total		12,562,959	8,697,229	$84,998	$85,954
Redemption Rights
The holders of convertible preferred stock have no voluntary rights to redeem shares. The convertible preferred stock has deemed liquidation provisions which require the shares to be redeemed upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, or a deemed liquidation event, defined as a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or liquidation event.
The Company recorded all shares of convertible preferred stock at their respective issuance price less issuance costs on the dates of issuance. Given the Company’s performance and financial condition, the Company currently does not believe a deemed liquidation event is probable. The carrying values of the Company’s convertible preferred stock have not been accreted to their redemption values as the deemed liquidation event is not considered probable of occurring. Subsequent adjustments of the carrying values to redemption values will be made only if and when it becomes probable the preferred shares will become redeemable.

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or a deemed liquidation event, defined as a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or liquidation event, Series AA, Series B and Series B-1 convertible preferred stock shall be entitled to receive a payout of $3.0817, $10.6592 and $12.4168 per share, respectively, plus any declared and unpaid dividends, prior and in preference to any distributions made to the holders of Junior convertible preferred stock and to the holders of common stock.
If the assets and funds distributed among the holders of Series AA, Series B, and Series B-1 convertible preferred stock are insufficient to permit payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Series AA, Series B, and Series B-1 convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
After the payment of the full liquidation preference of Series AA, Series B, and Series B-1 convertible preferred stock, the holders of Junior convertible preferred stock are entitled to receive an amount equal to $12.4168 per share, plus any declared but unpaid dividends, prior and in preference to any distributions made to the holders of common stock. If the remaining assets and funds distributed among the holders of the Junior convertible preferred stock are insufficient to permit payment to such holders of the full preferential amount, then all assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Junior convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
After the payment of the full liquidation preference of the shares of redeemable convertible preferred stock, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the common stock.
Dividends
Holders of Series B and Series B-1 convertible preferred stock, prior and in preference to the holders of Junior convertible preferred stock, are entitled to receive cash dividends at a rate of 6.0% of their original issue price. Dividends are payable only when, as and if declared by the Company’s board of directors. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the convertible preferred stocks receive a dividend on each outstanding share of convertible preferred stock. Holders of Series AA convertible preferred stock are entitled to receive the same dividend should holders of Series B or Series B-1 convertible preferred stock receive a dividend. Dividends are cumulative. No dividends have been declared to date.
Conversion
Each share of convertible preferred stock shall be convertible, at the option of the holder and without the payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of Class AA Common Stock as is determined by dividing the original issue price by the Series in effect at the time of conversion.
Voting Rights
Holders of convertible preferred stock are entitled to one vote for each share of common stock into which their shares can be converted. Holders of Series B convertible preferred stock together are entitled to appoint one member of the board of directors. Holders of Series B-1 convertible preferred stock together are entitled to appoint one member of the board of directors. Holders of Junior convertible preferred stock

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data together are entitled to appoint two members of the board of directors. The holders of common stock and convertible preferred stock shall vote together as a single class on an as-if-converted basis and shall elect any remaining members of the board of directors. As of December 31, 2020, one member of the board of directors was elected by holders of Series B convertible preferred stock, one member of the board of directors was elected by holders of Series B-1 convertible preferred stock, and two members of the board of directors were elected by holders of Junior convertible preferred stock. As of December 31, 2019, one member of the board of directors was elected by holders of Series B convertible preferred stock, and one member of the board of directors was elected by holders of Series B-1 convertible preferred stock.
Common Stock
The Company has authorized three classes of common stock: Class AA common stock, Class EE-1 common stock and Class EE-2 common stock (collectively, the “common stock”). Holders of common stock are entitled to receive any dividends if and when such dividends are declared by the board of directors. Common stock is subordinated to the convertible preferred stock with respect to dividend rights and rights upon certain deemed liquidation events. Common stock is not redeemable at the option of the holder or by the Company. As of December 31, 2020 and 2019, the Company was authorized to issue up to 76,182,515 and 42,815,776 shares of its capital stock, of which 53,662,500 and 30,252,817 shares have been designated as common stock, respectively.
The holders of the Class EE-I common stock and Class AA common stock are entitled to one vote for each share and the holders of Class EE-2 common stock are entitled to (a) with respect to votes of one or more classes of common stock only, twenty votes for each share of Class EE-2 Common Stock and (b) with respect to Class EE-2 common stock voting together with any shares of Preferred Stock, one vote for each share of Class EE-2 Common Stock. Holders of common stock, voting together as a separate class, are entitled to appoint four members of the board of directors, who will be deemed common directors. As of December 31, 2020 and 2019, two members of the board of directors were elected by holders of common stock.
Each share of Class AA common stock shall be convertible to one share of Class EE-1 common stock, up to a cumulative maximum of 600,000 shares of Class AA common stock, and each share of Class EE-1 common stock may be converted to one share of preferred stock upon authorization by the Company’s board of directors. In addition, each share of Class EE-1 or Class EE-2 may be converted, upon a disposition, to one share of Class AA common stock at the election of the holder.
The Company has the following shares of common stock reserved for future issuance, on an as-if converted basis:
	As of December 31,
	2020	2019
Conversion of convertible preferred stock	22,520,015	12,562,959
Warrants to purchase convertible preferred stock	1,133,725	—
Warrants to purchase common stock	74,895	74,895
Shares available for grant under 2018 Stock Plan	1,861,856	2,493,308
Stock options issued and outstanding under 2018 Stock Plan	3,209,063	1,081,579
Total shares of common stock reserved	28,799,554	16,212,741
11.   Warrants
Warrants to Purchase Common Stock
In October 2019, upon the issuance of the 2019 Convertible Notes, the holders of the 2019 Convertible Notes were issued 74,895 warrants to purchase shares of Class AA common stock at an exercise price of

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
$12.4168 per share (“2019 Warrants”). The 2019 Warrants were exercisable for five years following the issuance date and classified as equity instruments.
The fair value of the 2019 Warrants was determined using the Black-Scholes option pricing model and the following assumptions as of the date of the grant:
Fair value of common stock	$4.67
Expected volatility	36.0%
Expected term (years)	5.0
Expected dividend yield	0.0%
Risk-free interest rate	1.6%
Warrants to Purchase Series B-1 Preferred Stock or Subsequent Round Stock
In May 2020, in connection with the issuance of 2020 Convertible Notes, the note holders entered into a Note and Warrant Purchase Agreement for the options to purchase shares based on coverage of 5% of the 2020 Convertible Notes principal amounts (“May 2020 Warrants”). The note holders can purchase either (i) the Series B-1 Preferred Stock of the Company at Series B-1 price of $12.4168 or (ii) any subsequent round stock of Company at the subsequent round price. The warrants have a five-year contractual life and may be exercised at any time during that period.
In October 2020, simultaneously with the 2020 Loan and Security Agreement, the lenders entered into a Warrant to Purchase Shares of Preferred Stock Agreement with the Company for the options to purchase a coverage amount of $1,125 of shares (“October 2020 Warrants”). The investors can purchase either (i) the Series B-1 convertible preferred stock of the Company at Series B-1 price of $12.4168 or (ii) any subsequent round stock of Company at the subsequent round price. The warrants have a ten-year contractual life and may be exercised at any time during that period.
The May 2020 Warrants and October 2020 Warrants are classified as liabilities in the consolidated balance sheets. The Company remeasures the May 2020 Warrants and October 2020 Warrants at each balance sheet date using a hybrid method (Note 3) and records any changes in fair value in other income in the Company’s consolidated statements of operations and comprehensive loss.
Warrants to Purchase Junior Preferred Stock
In November 2020, in connection with SharesPost acquisition, the Company issued a total of 1,000,000 warrants (“Junior Preferred Warrants”) to purchase shares of the Company’s Junior Preferred Stock at an exercise price of $12.4168 per share. The Junior Preferred Warrants have a five-year contractual life and may be exercised at any time during that period.
The warrants are classified as a liability in the consolidated balance sheets. The Company remeasures the warrants at each balance sheet date using a hybrid method (Note 3) and records any changes in fair value in other income expense in the Company’s consolidated statements of operations and comprehensive loss.
12.   Share-Based Compensation
2018 Equity Incentive Plan
In March 2018, the Company adopted its 2018 Equity Incentive Plan, as amended from time to time, (“Amended 2018 Equity Incentive Plan” or “2018 Plan”), which provides for grants of share-based awards, including stock options and restricted stock units (“RSUs”), and other forms of share-based compensation.

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
The awards may be granted by the Company’s board of directors to employees, independent contractors, and consultants who provide services to the Company. As of December 31, 2020, and 2019, there were 6,672,721 and 5,040,151 shares of common stock authorized for issuance under the 2018 Plan, respectively, which includes shares already issued under such plan and shares reserved for issuance pursuant to outstanding stock options, RSUs, RSAs, and other forms of share-based compensation. The total number of shares that remained available for grant under the 2018 Plan as of December 31, 2020 was 1,861,856.
Stock options
Stock options generally vest over four years and expire ten years from the date of grant. Vested stock options generally expire three months after termination of employment. Stock option activity during the years ended December 31, 2020 and 2019 consisted of the following:
	Stock Options	Weighted- average Exercise Price	Weighted- averages Life (Years)	Aggregate Intrinsic Value
Balance as of December 31, 2018	369,987	$0.81	8.8	$1,044
Granted	2,180,673	$2.85
Exercised	(1,246,773)	$2.76		$2,290
Cancelled/Forfeited/Expired	(222,308)	$2.59
Balance as of December 31, 2019	1,081,579	$2.31	8.9	$2,817
Granted	3,251,443	$2.60
Exercised	(307,778)	$1.56		$1,030
Cancelled/Forfeited/Expired	(816,181)	$2.03
Balance as of December 31, 2020	3,209,063	$1.57	9.1	$16,094
Vested and exercisable as of December 31, 2020	1,084,493	$1.55	8.7	$5,469
The weighted-average grant date fair value of stock options granted during the years ended December 31, 2020 and 2019 were $2.54 and $2.12 per share, respectively. The total grant date fair value of stock options vested during the years ended December 31, 2020 and 2019 were $3,701 and $1,204, respectively.
In August 2020, the Company repriced 2,070,600 stock options which had been issued during the years ended December 31, 2020 and 2019 in order to reflect the fair market value of the Company’s share price as of March 31, 2020. The repricing resulted in a one-time incremental share-based compensation expense of $1,644, which is being recognized over the remaining term of the repriced stock options.
The Company recorded share-based compensation of $3,558 and $1,367 for the years ended December 31, 2020 and 2019, respectively, related to stock options.
Future share-based compensation for unvested stock options granted and outstanding as of December 31, 2020, is $7,805, which is to be recognized over a weighted-average period of 2.92 years.
The Black-Scholes assumptions used to value the employee options at the grant dates are as follows:
	2020	2019
Fair value of common stock	$3.41 – $6.59	$3.63 – $4.92
Expected term (years)	5.0 – 6.2	5.0 – 6.0
Expected volatility	37.0% – 41.7%	35.9% – 36.4%
Risk-free interest	0.3% – 0.8%	1.9% – 2.0%
Expected dividend yield	0.0%	0.0%

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
Early Exercised Options
Under the Plan, certain stock option holders may have the right to exercise unvested options, subject to a repurchase right held by the Company at the original exercise price, in the event of voluntary or involuntary termination of employment of the option holders, until the options are fully vested. As of December 31, 2020 and 2019, the cash proceeds received for unvested shares of common stock recorded within accrued expenses and other current liabilities in the consolidated balance sheets were $36 and $115 as of December 31, 2020 and 2019, respectively, which will be transferred to additional paid-in capital upon vesting.
The following table summarizes activity relating to early exercises of stock options:
	Number of Shares	Carrying Value
Unvested at December 31, 2018	249,530	$202
Exercised	45,763	$88
Repurchased	(88,278)	$(72)
Vested	(120,983)	$(103)
Unvested at December 31, 2019	86,032	$115
Exercised	1,375	$2
Repurchased	(42,073)	$(49)
Vested	(24,394)	$(32)
Unvested at December 31, 2020	20,940	$36
Nonrecourse Promissory Notes to Early Exercise Stock Options
In the years ended December 31, 2020 and 2019, certain employees, including certain executive officers of the company, early exercised stock options in exchange for promissory notes. These promissory notes have not been repaid as of December 31, 2020. The Company has accounted for the promissory notes as nonrecourse in their entirety since the promissory notes are not aligned with a corresponding percentage of the underlying shares. Such arrangements were accounted for as modifications to the original stock options to which they relate, as the maturity date of the promissory notes reflects the legal term of the stock option for purposes of valuing the award.
The incremental share-based compensation expense related to the modifications during the year ended December 31, 2019 was $592, of which $74 and $17 was recognized during the years ended December 31, 2020 and 2019, respectively. The remaining unamortized modification expense of $501 as of December 31, 2020 is being amortized over the remaining term of the requisite service period.
The incremental share-based compensation expense related to the modifications during the year ended December 31, 2020 was $57, of which $1 was recognized during the year ended December 31, 2020. The remaining unamortized modification expense of $56 as of December 31, 2020 is being amortized over the remaining term of the requisite service period.
Secondary Sales of Common Stock
During 2019, certain third-party investors purchased 730,367 shares of Class AA common stock from certain founders, current or former employees at Series B convertible preferred stock price of $10.6592 per share. The Company issued the same number of shares of Series B convertible preferred stock in exchange for the same number of shares of Class AA common stock owned by the third-party investors. The Company did not receive cash for the issuance of these shares of Series B convertible preferred stock. The Company recorded $4,969 in share-based compensation expense in 2019 for the difference between the aggregate

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data price paid for common stock shares sold by the stockholders to the third-party investors and the aggregate estimated fair value of the common stock exchanged. The Company reclassified the carrying value of the common stock of $7,785 from additional paid-in-capital to convertible preferred stock on the consolidated balance sheet.
During 2020, certain economic interest holders acquired outstanding Class AA common stock from certain founders, current or former employees, and an investor, for a purchase price greater than the Company’s Class AA common stock estimated fair value at the time of the transactions. As a result, the Company recorded share-based compensation expense for the difference between the price paid and the estimated fair value on the date of the transaction of $119 during the year ended December 31, 2020. In connection with these stock transfers, the Company waived all transfer restrictions and assigned its rights of first refusal applicable to such shares.
Restricted Stock Awards (“RSAs”)
The Company issues RSAs to employees that generally vest over a four-year period. Any unvested shares will be forfeited upon termination of services. The fair value of RSAs is based on the value of the underlying stock less any applicable purchase price. RSA expense is amortized straight-line over the requisite service period.
The following table summarizes activity related to RSA awards:
	Number of Shares	Weighted-average Grant Date Fair Value
Unvested balance as of December 31, 2018	2,806,803	$1.34
Granted	—	$—
Vested	(866,673)	$1.63
Cancelled/Forfeited	—	$—
Unvested balance as of December 31, 2019	1,940,130	$1.21
Granted	—	$—
Vested	(541,704)	$1.69
Cancelled/Forfeited	—	$—
Unvested balance as of December 31, 2020	1,398,426	$1.02
The Company recorded share-based compensation expense of $915 and $957 for the years ended December 31, 2020 and 2019, respectively, related to RSAs. As of December 31, 2020, the total unrecognized expense related to all RSAs was $1,260, which the Company expects to recognize over a weighted-average period of 1.41 years.
13.   Income Taxes
The components of the loss before income taxes were as follows:
	Year Ended December 31,
	2020	2019
Domestic	$9,554	$14,627
Foreign	961	511
Total loss before provision for income taxes	$10,515	$15,138

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
The components of the provision for income taxes are as follows:
	Year Ended December 31,
	2020	2019
Current expense (benefit):
Federal	$(818)	$—
State	15	100
Foreign	—	—
Total current expense (benefit)	$(803)	$100
Deferred expense (benefit):
Federal	$—	$—
State	—	—
Foreign	—	—
Total deferred expense (benefit)	$—	$—
Total provision for (benefit from) income taxes	$(803)	$100
A reconciliation between the Company’s effective tax rate and the applicable U.S. federal statutory income tax rate is summarized as follows:
	Year Ended December 31,
	2020		2019
Tax provision (benefit) at U.S. statutory rate	(2,209)	21.0%	(3,187)	21.0%
State income taxes	(127)	1.2%	(327)	2.0%
Foreign taxes in excess of the U.S. statutory rate	202	(1.9))%	103	(0.7)%
Change of valuation allowance	525	(5.0)%	1,588	(10.4)%
Share-based compensation	779	(7.4)%	1,481	(9.8)%
Attribute carryback	(203)	1.9%	—	—%
Other	230	(2.2)%	442	(2.8)%
Tax Expense	(803)	7.6%	100	(0.7)%
Significant components of the Company’s net deferred tax assets are as follows:

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
	As of December 31,
	2020	2019
Deferred tax assets
Accrued compensation	$1,772	$1,582
Operating lease liability	3,173	1,715
Share-based compensation	317	105
Net operating loss carryforwards	11,040	288
Allowance for bad debt	395	300
Interest expense limitation	$375	$—
Other	145	98
Total deferred tax assets	$17,217	$4,088
Deferred tax liabilities
Depreciation and amortization	$(2,718)	$(303)
Operating lease assets	(2,306)	(1,629)
Total deferred tax assets (liabilities)	$12,193	$2,156
Valuation allowance	(12,278)	(2,156)
Net deferred tax assets (liabilities)	$(85)	$—
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not that the deferred tax assets will not be realized; accordingly, a valuation allowance has been established on U.S. and foreign net deferred tax assets. The Company has a net deferred tax liability as of December 31, 2020 due to indefinite-lived assets are not amortizable for US GAAP purposes. The valuation allowance increased $10,123 and $2,124 as of December 31, 2020 and 2019, respectively.
As of December 31, 2020, the Company has net operating loss carryforwards for federal income tax purposes of $35,178 available to reduce future income subject to income taxes. The federal net operating loss carryforwards $11,153 will begin to expire, if not utilized, in fiscal 2037. The remaining amount of federal net operating loss carryforwards will be carried forward indefinitely. In addition, the Company has $28,468 and $13,038 of net operating loss carryforwards available to reduce future taxable income subject to California state income taxes and all other applicable state jurisdictions, respectively. The California net operating loss carryforwards will begin to expire, if not utilized, in fiscal year 2036. The other states’ net operating loss carryforwards will begin to expire, if not utilized, in fiscal year 2037. The foreign net operating loss carryforwards of $321 do not expire.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted in the United Sates. The CARES Act contains several tax provisions, including modifications to the NOL and business interest limitations as well as a technical correction to the recovery period for qualified improvement property. On December 27, 2020, the Consolidated Appropriations Act of 2021 (“CAA”) was signed into law. The CAA made several changes to business tax provisions including increasing and extending the employee retention credit and extending certain employment-related tax credits. The Company has evaluated these provisions in the CARES Act and CAA and does not expect a material impact to its tax provision.
Changes in our unrecognized tax benefits are summarized as follows:

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
	As of December 31,
	2020	2019
Beginning Balance	$34	$—
Additions for current year items	9	6
Additions for prior year items	—	28
Reductions for prior year items	—	—
Lapse of statute of limitations	—	—
Ending Balance	$43	$34
The Company accounts for interest and penalties related to unrecognized tax benefits as part of its provision for (benefit from) income taxes on the consolidated statements of operations and comprehensive loss. During the years ended December 31, 2020 and 2019, interest and penalties recorded were immaterial. The Company does not expect any significant change in its unrecognized tax benefits during the next twelve months that would be material to the consolidated financial statements. All of the unrecognized tax benefits would impact the effective tax rate.
The Company files income tax returns for U.S. federal income tax, several U.S. states, and other foreign jurisdictions. The Company’s most significant tax jurisdiction is the United States. The Company’s tax years for 2009 and forward are subject to examination by the federal and state tax authorities. The Company’s tax years for 2011 and forward are subject to examination by the foreign tax authorities. The Company is not currently under examination for income tax in any jurisdiction.
The Company is currently not subject to any income tax audits by federal or state taxing authorities. The statute of limitations for tax liabilities for all years remains open.
14.   Net Loss per Share
The holders of Class AA, Class EE-1 and Class EE-2 common stock are entitled to the same right to participate in the Company’s gains or losses. Therefore, net loss per share is presented as a single class of common stock. The computation of net loss per share is as follows:
	Year Ended December 31,
	2020	2019
Numerator:
Net loss attributable to common stockholders, basic and diluted	$(9,712)	$(15,238)
Denominator:
Weighted-average number of shares used to compute net loss per share attributable to common stockholders, basic and diluted	11,946,614	10,261,428
Net loss per share attributable to common stockholders, basic and diluted	$(0.81)	$(1.48)
The following potentially dilutive shares were excluded in the calculation of diluted shares outstanding as the effect would have been anti-dilutive:

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
	Year Ended December 31
	2020	2019
Convertible notes	1,714,765	327,751
Convertible preferred stock	15,717,345	8,697,229
Outstanding stock options	3,209,063	1,081,579
Warrants to purchase common shares	74,895	74,895
Warrants to purchase convertible preferred shares	1,133,725	—
Common stock subject to repurchase	3,084,252	3,048,227
Total	24,934,045	13,229,681
15.   Related Party Transactions
In November 2017, the Company made an investment of $281 to acquire a 36% interest in EQUIAM, LLC (“EQUIAM”), a data-powered venture capital manager. In September 2018, the Company issued a $250 loan to EQUIAM. In May 2019, the Company issued another $300 loan to EQUIAM. As of December 31, 2019, the Company has total investment and loans to EQUIAM, including the initial investment and the principal and unpaid accrued interest on the loans, of $834. As of December 31, 2020 and 2019, the Company’s inception-to-date equity method losses exceeded the Company’s equity method investment and loans to EQUIAM by $772 and $572, respectively. As of December 31, 2020 and 2019, the carrying value of the Company’s loans to EQUIAM was $62 and $262, respectively, in prepaid expenses and other current assets for current portion and other assets for noncurrent portion on the consolidated balance sheets.
A private investment fund affiliated with EQUIAM has direct investments in funds managed by the Company. The Company recognized $204 and $340 in placement fee revenue for trades executed with EQUIAM during the years ended December 31, 2020 and 2019, respectively.
The Company obtains insurance coverage from Munich Re, a shareholder of the Company, to indemnify Forge Investments for its contractual obligations to funds investors if shareholders fail to transfer ownership interests upon certain trigger events. During the years ended December 31, 2020 and 2019, the Company incurred $1,121 and $1,566 in insurance premiums, respectively.
Financial Technology Partners LP (“Financial Technology Partners”), a shareholder of the Company, serves as financial and strategic advisor to the Company. During the years ended December 31, 2020 and 2019, the Company incurred $3,466 and $100 in fees to Financial Technology Partners, respectively. Of the $3,466 fees incurred during 2020, $3,466 was not yet paid as of December 31, 2020 and was included in accrued expenses and other current liabilities on the Company’s consolidated balance sheets. Of the $100 fees incurred during 2019, $100 was not yet paid as of December 31, 2019 and was included in accrued expenses and other current liabilities on the Company’s consolidated balance sheets. As of December 31, 2020, a total of $3,566 of unpaid fees to Financial Technology Partners was included in accrued expenses and other current liabilities on the Company’s consolidated balance sheets.
The Company leases one of its office spaces from the former owner of IRA Services. The former owner became a shareholder of the Company upon the acquisition of IRA Services. The Company paid $377 and $63 in rent to this shareholder during the years ended December 31, 2020 and 2019, respectively.
In October 2019, the Company issued convertible notes to investors, of which $2,400 was received from certain members of the Company’s board of directors and two key employees. As of December 31, 2020 and 2019, the Company had $2,400 related party balance on the convertible notes outstanding under the 2019 Convertible Notes. The notes were fully repaid in January 2021.

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
In August and November 2019, the Company issued 1,151,809 shares of Class AA common stock in exchange for notes receivable of $3,283 with certain related party for early exercise of options. The notes have a term from 7.0 years to 9.0 years, and bear interest at a rate from 1.59% to 1.87% per annum, compounded annually. 129,167 shares have been repurchased in July 2020. In October 2020, the Company issued 285,903 shares of Class AA common stock in exchange for a note receivable of $457 with certain related parties, including executive officers of the Company, for early exercise of options. The note has a term of 7.0 years and bears interest at a rate of 0.38% per annum, compounded annually. The loan has not been paid as of December 31, 2020. The Company did not recognize the promissory notes as notes receivables on its consolidated balance sheets as the notes are nonrecourse in their entirety and are not aligned with a corresponding percentage of the underlying shares (Note 12).
During the years ended December 31, 2019 and 2020, certain economic interest holders acquired outstanding Class AA common stock from certain related parties for a purchase price greater than the Company’s estimated fair value at the time of the transactions (Note 12).
16.   Subsequent Events
The Company has performed an evaluation of the impact of subsequent events through September 24, 2021, the date the consolidated financial statements were available to be issued and identified the following subsequent events.
Subsequent to the year ended December 31, 2020 through the date the consolidated financial statements were available to be issued, the Company granted options for 2,284,937 shares of common stock, which are subject to service-based vesting conditions. The aggregate fair value of these options is $20,513.
Subsequent to the year ended December 31, 2020 through the date the consolidated financial statements were available to be issued, certain economic interest holders acquired outstanding class AA common stock from certain founders, an investor, current or former employees for a purchase price greater than the Company’s estimated fair value at the time of the transactions. As a result, the Company recorded share-based compensation expense of $4,311 for the difference between the price paid and the estimated fair value. Those transactions involved the exchange of class AA common stock for Series B-1 convertible preferred stock. In connection with these stock transfers, the Company waived all transfer restrictions and assigned its rights of first refusal applicable to such shares.
In January, April and May 2021, the Company has fully repaid the remaining principal and interest on the 2019 Convertible Notes, 2020 Convertible Notes and 2020 Term Loan. In January 2021, 8,949 Series B-1 convertible preferred stock shares were issued from the conversion of 2020 Convertible Notes. Principal plus accrued interest on the convertible notes of $111 were converted to convertible preferred stock at a price of $12.4168 per share.
In April 2021, the Company amended and restated its certificate of incorporation to, among other things, (i) increase the number of authorized shares of all classes of stock to 82,604,627; (ii) reclassify each share of Class EE-1 Common Stock and Class EE-2 Common Stock to one share of Class AA Common Stock; (iii) change the number of directors that holders of Series B convertible preferred stock are entitled to appoint to one, change the number of directors that holders of Series B-1 convertible preferred stock are entitled to appoint to four, change the number of directors that holders of Junior convertible preferred stock are entitled to appoint to two, change the number of directors that holders of Common Stock together are entitled to appoint to two; and (iv) redefine what events trigger the mandatory conversion of convertible preferred shares to include qualified initial public offering, the closing of a qualified special purpose acquisition company (“SPAC”)’s business combination with the Company, or qualified voting or written consent of the requisite holders.

FORGE GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019
In thousands of U.S. dollars, except share and per share data
In April 2021, the Company issued 132,127 shares of Series B-2 convertible preferred stock at a purchase price of $12.4168 per share, for an aggregate purchase price of $1,640.
In May 2021, the Company increased the number of shares of the Company’s Class AA common stock reserved for issuance under the Company’s Amended and Restated 2018 Equity Incentive Plan by 536,847 shares, from 6,672,721 shares to a total of 7,209,568 shares.
In May 2021, the Company’s board of directors granted the Chief Executive Officer equity incentive awards in the form of performance-based stock options up to 1,000,000 shares of the Company’s Class AA common stock with an exercise price of $12.4168 per share. The awards vest only upon the satisfaction of certain service and performance conditions including the achievement of certain stock price targets. The performance-based stock options are subject to the terms and conditions applicable to options granted under the Company’s 2018 Plan and will expire ten years from the date of grant. The Company will consider the performance conditions related to each tranche as achieved. The awards vest only upon the satisfaction of (1) certain performance conditions, which is the occurrence of an IPO, SPAC merger, or a secondary sale for total proceeds of at least $250,000 and (2) market condition, which is certain common stock trading targets. The Company will recognize aggregate stock-based compensation expense of $9,500 over the derived service period of each tranche using the accelerated attribution method as long as the service-based vesting conditions are satisfied, once it is probable that the performance criteria will be achieved during the applicable performance period. As of September 24, 2021, the performance condition was not probable of being satisfied, as a liquidation event such as a change in control, IPO, or SPAC merger is generally not considered probable until it occurs. The Company has not yet recorded any compensation expense related to the performance-based awards.
In June 2021, the Company entered into a sublease agreement related to one of the Company’s leases. This agreement is with unrelated third party to occupy approximately 6,721 square feet of the Company’s office space.
In July 2021, the Company’s board of directors granted an option to certain members of the Company’s board of directors in connection with their services, to purchase 160,000 shares of the Company’s Class AA common stock. Subject to the option agreement, the shares shall vest in full and become exercisable as of immediately prior to the consummation of a deemed liquidation event or SPAC transaction. The aggregate fair value is $1,233.
In August 2021, two of the Company’s subsidiaries, Forge Markets LLC and SharesPost ceased to operate. The Company began operating as a single broker dealer under the entity Forge Securities LLC.
In September 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among the Company; Motive Capital Corp (“MOTV”), a publicly traded SPAC and Cayman Islands exempted company; and FGI Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of MOTV (“Merger Sub”), providing for, among other things, and subject to the conditions therein, the combination of the Company and MOTV pursuant to the proposed merger of Merger Sub with and into the Company with the Company continuing as the surviving entity.

Schedule II
The tables below detail the activity of the allowance for doubtful accounts, valuation allowance on deferred tax assets and loans receivable from related party for the years ended December 31, 2019 and 2020:
	Balance at beginning of period	Charged to expenses	Charges utilized/ Write-offs	Balance at end of period
Allowance for doubtful accounts:
Year ended December 31, 2019	$—	$1,114	—	$1,114
Year ended December 31, 2020	$1,114	$424	—	$1,538
	Balance at beginning of period	Addition from acquisition	Charged (credited) to expenses	Balance at end of period
Valuation allowance on deferred tax assets:
Year ended December 31, 2019	$53	—	$(2,209)	$(2,156)
Year ended December 31, 2020	$(2,156)	$(9,401)	$(721)	$(12,278)
	Balance at beginning of period	Additional to related party loans	Write-offs	Balance at end of period
Loans receivable from related party:
Year ended December 31, 2019	$250	$301	$(289)	$262
Year ended December 31, 2020	$262	$—	$(200)	$62

FORGE GLOBAL, INC.
Condensed Consolidated Balance Sheets
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)
	As of September 30, 2021	As of December 31, 2020 (audited)
Assets
Current assets:
Cash and cash equivalents	$80,450	$40,577
Restricted cash	1,368	1,601
Accounts receivable, net	4,023	5,741
Prepaid expenses and other current assets	5,411	4,146
Payment-dependent notes receivable at fair value, current	5,481	39,289
Total current assets	$96,733	$91,354
Property and equipment, net	594	897
Internal-use software, net	2,235	1,575
Goodwill and other intangibles, net	138,867	140,410
Operating lease right-of-use assets	6,991	8,983
Payment-dependent notes receivable at fair value, noncurrent	10,847	13,735
Other assets	5,739	1,548
Total assets	$262,006	$258,502
Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$2,946	$2,612
Accrued compensation and benefits	18,548	13,159
Accrued expenses and other current liabilities	9,745	7,288
Operating lease liabilities, current	3,743	3,536
Debt, current	—	2,499
Payment-dependent notes payable at fair value, current	5,481	39,289
Total current liabilities	$40,463	$68,383
Payment-dependent notes payable at fair value, noncurrent	10,847	13,735
Debt, noncurrent	—	16,431
Operating lease liabilities, noncurrent	5,991	8,824
Warrant liabilities, at fair value	7,355	1,780
Total liabilities	$64,656	$109,153
Commitments and contingencies (Note 7)
Convertible preferred stock, $0.00001 par value per share; 27,799,267 and 22,520,015 shares authorized as of September 30, 2021(unaudited) and December 31, 2020, respectively; 23,668,198 and 15,717,345 shares issued and outstanding at September 30, 2021 (unaudited) and December 31, 2020, respectively; aggregate liquidation preference of $271,846 and $173,122 as of September 30, 2021 (unaudited) and December 31, 2020, respectively	246,056	156,848
Stockholders’ deficit:
Common stock, $0.00001 par value per share; Class AA – 54,000,000 and
52,000,000 shares authorized as of September 30, 2021 (unaudited) and
December 31, 2020, respectively, 20,173,901 and 21,110,877 shares issued and outstanding as of September 30, 2021 (unaudited) and December 31,
2020, respectively; Class AA-1 – 805,360 and zero shares authorized as of
September 30, 2021 (unaudited) and December 31, 2020, respectively, no shares issued and outstanding as of September 30, 2021 (unaudited) and
December 31, 2020, respectively; Class EE-1 – zero and 105,000 shares authorized, issued and outstanding as of September 30, 2021 (unaudited)
and December 31, 2020, respectively; Class EE-2 – zero and 1,557,500 shares authorized, issued and outstanding as of September 30, 2021 (unaudited)
and December 31, 2020, respectively
	—	—
Additional paid-in capital	23,493	52,561
Accumulated deficit	(72,199)	(60,060)
Total stockholders’ deficit	$(48,706)	$(7,499)
Total liabilities, convertible preferred stock and stockholders’ deficit	$262,006	$258,502
The accompanying notes are an integral part of these condensed consolidated financial statements.

FORGE GLOBAL, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)
	For the Nine Months Ended September 30,
	2021	2020
Revenues
Placement fees	$83,394	$15,053
Custodial administration fees	14,992	16,840
Total revenues	$98,386	$31,893
Transaction-based expenses:
Transaction-based expenses	(3,174)	(2,967)
Total revenues, less transaction-based expenses	$95,212	$28,926
Operating expenses:
Compensation and benefits	$70,737	$24,001
Professional services	9,791	2,579
Acquisition-related transaction costs	163	1,385
Advertising and market development	2,979	928
Rent and occupancy	2,711	1,672
Technology and communications	5,839	3,375
General and administrative	3,127	(596)
Depreciation and amortization	4,137	1,416
Total operating expenses	$99,484	$34,760
Operating loss	$(4,272)	$(5,834)
Other expenses:
Interest expense, net	(2,323)	(1,339)
Change in fair value of warrant liabilities	(5,575)	(1)
Other income (expenses), net	230	(153)
Total other expenses	$(7,668)	$(1,493)
Loss before provision for income taxes	(11,940)	(7,327)
Provision for (benefit from) income taxes	199	65
Net and comprehensive loss	$(12,139)	$(7,392)
Net loss per share attributable to common stockholders, basic and diluted	$(0.69)	$(0.69)
Weighted-average shares used in computing net loss per share available to common stockholders, basic and diluted	17,658,864	10,650,953
The accompanying notes are an integral part of these condensed consolidated financial statements.

FORGE GLOBAL, INC.
Condensed Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)
	Convertible Preferred Stock		Common Stock			Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	8,697,229	$84,998	13,635,614	$	(*)	$2,785	$(50,348)	$(47,563)
Issuance of Series B-1 convertible preferred stock at $12.4168 per share, net of issuance costs of $1,220	1,731,525	20,280	—		—	—	—	—
Issuance of Class AA common stock upon exercise of vested stock options	—	—	20,500		(*)	21	—	21
Issuance of Class AA common stock upon early exercise of unvested options	—	—	1,375		—	—	—	—
Repurchase of early exercised stock options	—	—	(171,240)		—	—	—	—
Repurchase of restricted stock awards	—	—	(13,915)		—	—	—	—
Vesting of early exercised stock options	—	—	—		—	26	—	26
Share-based compensation expense	—	—	—		—	3,119	—	3,119
Net loss	—	—	—		—	—	(7,392)	(7,392)
Balance as of September 30, 2020	10,428,754	$105,278	13,472,334	$	(*)	$5,951	$(57,740)	$(51,789)
Balance as of December 31, 2020	15,717,345	$156,848	22,773,377	$	(*)	$52,561	$(60,060)	$(7,499)
Issuance of Series B-1 convertible preferred stock at $12.4168 per share upon conversion of convertible notes and accrued interest	8,949	111	—		—	—	—	—
Issuance of Series B-1 convertible preferred stock at $12.4168 per share, net of issuance costs of $2,838	4,072,904	47,735	—		—	—	—	—
Issuance of Series B-2 convertible preferred stock at $12.4168 per share	132,127	1,640	—		—	—	—	—
Issuance of Class AA common stock upon exercise of vested stock options, including stock options exercised via promissory notes	—	—	333,437		(*)	577	—	577
Issuance of Class AA common stock upon early exercise of unvested stock options	—	—	813,522		—	—	—	—
Repurchase of early exercised stock options	—	—	(9,562)		—	—	—	—
Exchange of Class AA common stock for Series B-1 convertible preferred stock	3,736,873	39,722	(3,736,873)		(*)	(39,722)	—	(39,722)
Vesting of early exercised stock options	—	—	—		—	102	—	102
Stock-based compensation	—	—	—		—	9,975	—	9,975
Net loss	—	—	—		—	—	(12,139)	(12,139)
Balance as of September 30, 2021	23,668,198	$246,056	20,173,901	$	(*)	$23,493	$(72,199)	$(48,706)

(*)
amount less than 1

The accompanying notes are an integral part of these condensed consolidated financial statements.

FORGE GLOBAL, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)
	For the Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(12,139)	$(7,392)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization	4,137	1,416
Share-based compensation	9,975	3,119
Amortization of right-of-use assets	1,992	1,077
Change in fair value of warrant liabilities	5,575	1
Other	285	333
Changes in operating assets and liabilities:
Accounts receivable	1,560	(2,531)
Prepaid expense and other assets	469	614
Accounts payable	333	141
Accrued expenses and other current liabilities	(2,092)	5,365
Accrued compensation and benefits	5,388	(1,209)
Operating lease liabilities	(2,626)	(1,095)
Net cash provided by (used in) operating activities	$12,857	$(161)
Cash flows from investing activities:
Purchase of property and equipment	—	(13)
Purchase of intangible assets	(2,202)	—
Capitalized internal-use software development costs	(653)	(914)
Loan to SharesPost	—	(3,000)
Payment of deferred payments related to IRA Services acquisition	—	(6,097)
Net cash used in investing activities	$(2,855)	$(10,024)
Cash flows from financing activities:
Proceeds from issuance of Series B-1 convertible preferred stock, net of issuance costs	47,735	20,280
Proceeds from issuance of Series B-2 convertible preferred stock	1,640	—
Proceeds from exercise of options, including proceeds from repayment of promissory notes	1,460	24
Proceeds from notes payable	—	10,680
Repayment of notes payable	(19,437)	(26,188)
Payments of deferred offering costs	(1,750)	—
Repurchase of common stock	(10)	(49)
Net cash provided by financing activities	$29,638	$4,747
Net increase (decrease) in cash, cash equivalents and restricted cash	39,640	(5,438)
Cash, cash equivalents and restricted cash, beginning of period	42,178	28,699
Cash, cash equivalents and restricted cash, end of period	$81,818	$23,261
Supplemental disclosures of cash information:
Cash paid for interest	$2,118	$286
Supplemental disclosure of non-cash investing and financing activities:
Exchange of Class AA common stock for Series B-1 convertible preferred stock	$39,722	$—
Warrant issued in connection with issuance of convertible notes payable	$—	$51
Deferred offering costs accrued and not yet paid	$2,581	$—
Capitalized internal-use software development costs accrued and not yet paid	$97	$81
Vesting of early exercised stock options and restricted stock awards	$102	$26
Conversion of convertible notes into Series B-1 convertible preferred stock	$111	$—
The accompanying notes are an integral part of these condensed consolidated financial statements.

FORGE GLOBAL, INC.
Notes to Condensed Consolidated Financial Statements
For the Nine Months ended September 30, 2021 and 2020
All amounts in USD thousands except share, per share data and percentages
(Unaudited)
1.   Description of Business and Summary of Significant Accounting Policies
Description of Business
Forge Global, Inc. (collectively with its subsidiaries, “Forge,” “the Company,” or “its”) is a financial services platform. Founded in 2014, to serve the unique needs of the private market, the Company was incorporated in the state of Delaware and is headquartered in San Francisco, California. Since its founding, Forge has built a trusted marketplace that makes purchases and sales of equity in private companies simple, transparent, and highly efficient to scale. The Company has strategically invested in technology to provide individual and institutional participants an efficient and liquid market, access to a large number of private company investment opportunities and the information and transparency they need to make well informed investment decisions. By digitizing a historically analog, complex and opaque process, Forge’s platform delivers opportunities to trade in private company stocks. Today, Forge is a leading provider of mission-critical infrastructure technology and services for the private market.
In August 2021, two of the Company’s subsidiaries, Forge Markets LLC and SharesPost creased to operate. The Company began operating as a single broker dealer under the entity Forge Securities LLC to provide an integrated investing experience for investors.
Proposed Business Combination
In September 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among the Company; Motive Capital Corp (“MOTV”), a publicly traded special purpose acquisition company and Cayman Islands exempted company; and FGI Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of MOTV (“Merger Sub”), providing for, among other things, and subject to the conditions therein, the combination of the Company and MOTV pursuant to the proposed merger of Merger Sub with and into the Company with the Company continuing as the surviving entity.
Basis of Presentation and Consolidation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include the accounts of Forge Global, Inc., and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
In the normal course of business, the Company has transactions with various investment entities as discussed in Note 8, off balance sheet items. In certain instances, the Company provides investment advisory services to pooled investment vehicles (“Funds”). The Company does not have discretion to make any investment, except for the specific investment for which the Fund was formed. The Company performs an assessment to determine (a) whether the Company’s investments or other interests will absorb portions of a variable interest entity’s expected losses or receive portions of the entity’s expected residual returns and (b) whether the Company’s involvement, through holding interests directly or indirectly in the entity would give it a controlling financial interest. The Company consolidates entities in which it, directly or indirectly, is determined to have a controlling financial interest. Consolidation conclusions are reviewed quarterly to identify whether any reconsideration events have occurred.
Unaudited Condensed Financial Statements
These condensed consolidated financial statements and notes thereto are unaudited, and as permitted by the interim reporting rules and regulations set forth by the Securities and Exchange Commission (the “SEC”), exclude certain financial information and note disclosures normally included in annual audited financial statements prepared in accordance with U.S. GAAP. Accordingly, these condensed consolidated

FORGE GLOBAL, INC.
Notes to Condensed Consolidated Financial Statements
For the Nine Months ended September 30, 2021 and 2020
All amounts in USD thousands except share, per share data and percentages
(Unaudited)
financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2020, and, in the opinion of management reflect fair presentation of the company’s financial position as of September 30, 2021, the condensed consolidated results of its operations and comprehensive loss, the condensed consolidated statements of changes in convertible preferred stock and stockholders’ deficit and its cash flows for the nine months ended September 30, 2021 and 2020.
The financial data and other information disclosed in these notes related to the nine months ended September 30, 2021 and 2020 are also unaudited. The unaudited condensed consolidated results of operations and comprehensive loss for the nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or any other period.
Use of Estimates
The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Such management estimates include, but are not limited to deferral of revenue recognition due to payment terms and conditions vary by contract, collectability of accounts receivable, the fair value of financial assets and liabilities, the fair value of assets acquired and liabilities assumed in business combinations, the fair value of consideration paid for business combinations, the useful lives of acquired intangible assets and property and equipment, the impairment of long-lived assets and goodwill, the fair value of warrants, equity awards and share-based compensation including the determination of the fair value of the Company’s common stock, and the valuation of deferred tax assets and uncertain tax positions. These estimates are inherently subjective in nature and, therefore, actual results may differ from the Company’s estimates and assumptions. The Company bases its estimates on historical experience and also on assumptions that it believes are reasonable.
From 2020, the novel coronavirus (COVID-19) pandemic created disruption in global supply chains, increased rates of unemployment and adversely impacted many industries. In 2021, the global economy had, with certain setbacks, begun reopening and wider distribution of vaccines. Nonetheless, the recovery could remain uneven, particularly given uncertainty with respect to the distribution and acceptance of the vaccines and their effectiveness with respect to new variants of the virus, including the Omicron variant which is believed to be more contagious than previous variants of the virus. The Company believes the estimates and assumptions underlying the condensed consolidated financial statements are reasonable and supportable based on the information available as of September 30, 2021. These estimates may change as new events occur and additional information is obtained, and related financial impacts will be recognized in the Company’s consolidated financial statements as soon as those events become known.
Concentration of Credit Risks
Financial instruments that potentially subject the Company to concentrations of credit risk are primarily comprised of cash, cash equivalents, payment-dependent notes receivables, and accounts receivables. Cash deposits may, at times, exceed amounts insured by the Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation. The Company’s exposure to credit risk in the event of default by financial institutions is limited to the amounts recorded on the balance sheet. The Company performs evaluations of the relative credit standing of these financial institutions to limit the amount of credit exposure. The Company has not experienced any losses on its deposits of cash and cash equivalents to date.
The Company’s exposure to credit risk associated with its contracts with equity holders of private company (sellers) and investors (buyers) that enabled the transfer of private securities is measured on an individual counterparty basis. Concentrations of credit risk can be affected by changes in political, industry,

FORGE GLOBAL, INC.
Notes to Condensed Consolidated Financial Statements
For the Nine Months ended September 30, 2021 and 2020
All amounts in USD thousands except share, per share data and percentages
(Unaudited)
or economic factors. To reduce the potential for risk concentration, the Company’s exposure is monitored in light of changing counterparty and market conditions. As of September 30, 2021, the Company did not have any material concentrations of credit risk outside the ordinary course of business.
As of September 30, 2021 and December 31, 2020, no customers accounted for more than 10% of the Company’s accounts receivable. No customer accounted more than 10% of total revenues, less transaction- based expenses for the nine months ended September 30, 2021 and 2020, respectively.
Significant Accounting Policies
The Company’s significant accounting policies are discussed in Note 1, Description of Business and Summary of Significant Accounting Policies, within the consolidated financial statements presented elsewhere in this proxy statement/prospectus. There have been no significant changes to these policies during the nine months ended September 30, 2021, except as noted below:
Accounts Receivable, Net
Accounts receivable consist of amounts billed and currently due from customers, which are subject to collection risk. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of accounts. The Company regularly reviews the adequacy of the allowance for doubtful accounts based on a combination of factors, including an assessment of the customer’s aging balance, the financial condition of the customer, and the amount of any receivables in dispute. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified. The total allowance for doubtful accounts netted against account receivables in the consolidated balance sheets was $1,696 and $1,538 as of September 30, 2021 and December 31, 2020, respectively.
Goodwill and Other Intangible Assets, Net
The Company has historically performed its annual impairment assessment for goodwill and indefinite life intangible assets as of the last day of the fiscal year (December 31). During the third quarter of fiscal 2021, the Company voluntarily changed the date of its annual impairment assessment from December 31 to October 1. The change is to closely align the yearly impairment assessment dates with the Company’s annual planning and budgeting process. The Company has determined this change in accounting principle is preferable and will not affect the consolidated financial statements. The change in the assessment date does not delay or avoid a potential impairment charge, and this change is applied prospectively as retrospective application would be impracticable as the Company is unable to objectively determine, without the use of hindsight, the significant assumptions and estimates that would be used in those earlier periods.
Deferred Offering Costs
Deferred offering costs consist primarily of accounting, legal, and other fees directly related to the Company’s proposed public offering. Upon consummation of the proposed public offering, the deferred offering costs will be reclassified to stockholders’ deficit and recorded against the proceeds from the offering. In the event the offering is aborted, deferred offering costs will be expensed. As of September 30, 2021, $4,331 of deferred offering costs were capitalized in other assets in the accompanying condensed consolidated balance sheets. No offering costs were capitalized as of December 31, 2020.
Share-Based Compensation Expense
The Company recognizes share-based compensation expense for all share-based awards made to employees, directors and non-employees based on the grant date fair value of the awards. The fair value of an award is estimated on the date of grant using the Black-Scholes option pricing model. The fair value of an

FORGE GLOBAL, INC.
Notes to Condensed Consolidated Financial Statements
For the Nine Months ended September 30, 2021 and 2020
All amounts in USD thousands except share, per share data and percentages
(Unaudited)
award is recognized as an expense over the requisite service period on a straight-line basis. Forfeitures are estimated at inception of option grants based on historical rates and adjusted as forfeitures occur.
For certain awards with performance-based and market-based conditions, the Company uses a Monte Carlo simulation to determine the fair value at the grant date and recognizes share-based compensation expense using accelerated attributed method when it becomes probable that the performance-based condition will be met. Under the Monte Carlo simulation, stock returns are simulated to estimate the payouts established by the vesting conditions of the awards and an estimated time that the awards will vest. The assumptions used in the Monte Carlo simulation include: the fair value of common stock, estimating the length of time employees will retain their stock options before the occurrence of a liquidity event (expected term), the estimated volatility of the Company’s common stock price over the expected term (expected volatility), the risk-free interest rate and expected dividends.
Recent Accounting Pronouncements
Emerging Growth Company
As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.
Recently Adopted Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with “Conversion and Other Options (Subtopic 470-20) and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). The standard simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share for convertible instruments by using the if- converted method. ASU 2020-06 may be applied on a full retrospective or modified retrospective basis. The Company early adopted ASU 2020-06 on January 1, 2021, on a full retrospective basis, and the adoption has a material impact on the condensed consolidated financial statements, as the Company did not recognize any beneficial conversion feature of its convertible notes as a result of the adoption of ASU 2020-06.
Recent Accounting Standards Issued, But Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, with subsequent amendments, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires immediate recognition of management’s estimates of current expected credit losses. ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2022, and interim periods within that fiscal year, with early adoption permitted. The Company is currently evaluating the impact of adoption on the condensed consolidated financial statements under current U.S. GAAP.
2.   Fair Value Measurements
Financial instruments consist of cash equivalents, accounts receivable, accounts payable, accrued liabilities, payment-dependent notes receivable, payment-dependent notes payable, and warrant liabilities. Cash equivalents, short-term investments, payment-dependent notes receivable, payment-dependent notes payable, and warrant liabilities are stated at fair value on a recurring basis. Accounts receivable, accounts

FORGE GLOBAL, INC.
Notes to Condensed Consolidated Financial Statements
For the Nine Months ended September 30, 2021 and 2020
All amounts in USD thousands except share, per share data and percentages
(Unaudited)
payable, and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date.
The following tables present the fair value hierarchy for assets and liabilities measured at fair value on a recurring basis:
	As of September 30, 2021
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents:
Money market funds	$41,920	$—	$—	$41,920
Payment-dependent notes receivable, current	5,481	—	—	5,481
Payment-dependent notes receivable, noncurrent	—	—	10,847	10,847
Total assets	$47,401	$—	$10,847	$58,248
Payment-dependent notes payable, current	5,481	—	—	5,481
Payment-dependent notes payable, noncurrent	—	—	10,847	10,847
Warrant liabilities	—	—	7,355	7,355
Total liabilities	$5,481	$—	$18,202	$23,683
	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents:
Money market funds	$6,050	$—	$—	$6,050
Payment-dependent notes receivable, current	1,165	—	38,124	39,289
Payment-dependent notes receivable, noncurrent	—	—	13,735	13,735
Total assets	$7,215	$—	$51,859	$59,074
Payment-dependent notes payable, current	1,165	—	38,124	39,289
Payment-dependent notes payable, noncurrent	—	—	13,735	13,735
Warrant liabilities	—	—	1,780	1,780
Total liabilities	$1,165	$—	$53,639	$54,804
The Company classifies money market funds within Level 1 of the fair value hierarchy because the Company values these investments using quoted market prices.
The Company classifies certain payment-dependent notes receivable, payment-dependent notes payable and short-term investments within Level 3 of the fair value hierarchy if the underlying securities are equity of private companies, regular financial and nonfinancial information is generally not available other than when it is publicly disclosed and significant unobservable inputs are used to estimate fair value. Accordingly, the Company determines the fair value of shares of the investments in a method consistent with the market approach. Fair value measurements prioritize the inputs to valuation techniques for privately held investments based on the best information available, with the key components described below:
(a) Trading activity and prices associated with closed transactions on the Company’s trading platform represent an input on share price valuation from at least two market participants.
(b) Bid/ask data on the Company’s trading platform represents a potential transaction of a given security at a price per share set by the independent parties. Bid/ask data are data inputs gathered from the Company trading platform.

FORGE GLOBAL, INC.
Notes to Condensed Consolidated Financial Statements
For the Nine Months ended September 30, 2021 and 2020
All amounts in USD thousands except share, per share data and percentages
(Unaudited)
(c) Financing activities by an issuer are a relevant fair value data input for private companies.
(d) Similar public company analysis is a relevant data input.
(e) Mutual fund valuations of private companies are relevant data inputs from filings with the Securities and Exchange Commission.
(f) News articles and press releases are considered for relevancy as data inputs. These data inputs can be either positive or negative to a private company.
Other unobservable inputs utilized in the valuation technique outlined above include selection of similar precedent transactions.
The following tables summarize the quantitative inputs and assumptions used for the Company’s payment-dependent notes receivable and payment-dependent notes payable:
September 30, 2021
Level 3 Measurements	Fair Value	Valuation Technique(s)	Significant Unobservable Input(s)	Range
Assets
Payment dependent notes receivable	$10,847	1) Transaction prices 2) Publicly available information	N/A(1)	N/A
Liabilities
Payment dependent notes payable	$10,847	1) Transaction prices 2) Publicly available information	N/A(1)	N/A
December 31, 2020
Level 3 Measurements	Fair Value	Valuation Technique(s)	Significant Unobservable Input(s)	Range
Assets
Payment dependent notes receivable	$13,735	Transaction prices	N/A(1)	N/A
	$38,124	Discounted transaction prices(2)	Discount for lack of marketability	5%
Liabilities
Payment dependent notes payable	$13,735	Transaction prices	N/A(1)	N/A
	$38,124	Discounted transaction prices (2)	Discount for lack of marketability	5%

(1)
The Company considers completed transactions made through the Company’s platform for the relevant private securities as relevant data inputs.

(2)
The Company uses publicly-traded share prices at the close of the valuation date as the primary factor in the fair value analysis, and applies a discount to the share prices to reflect lack of marketability.

The Company transfers financial instruments out of Level 3 on the date when underlying input parameters are readily observable from existing market quotes. Transfers from Level 3 to Level 1 generally relate to an investee company going public and listing on a national securities exchange. The Company transfers financial instruments out of Level 3 on the date when underlying input parameters are observable from market price. During the nine months ended September 30, 2021, there were transfers for customers from Level 3 to Level 1, as one private company was acquired by a public company and became publicly- traded under the acquiror, and the Company was able to obtain independent market-quoted prices for the acquiror company.

FORGE GLOBAL, INC.
Notes to Condensed Consolidated Financial Statements
For the Nine Months ended September 30, 2021 and 2020
All amounts in USD thousands except share, per share data and percentages
(Unaudited)
The following table provides reconciliation for all assets measured at fair value using significant unobservable inputs (Level 3) for the nine months ended September 30, 2021:
Balance at December 31, 2020	$51,859
Change in fair value of payment-dependent notes receivable	26,758
Settlement of payment-dependent notes receivable	(62,637)
Payment-dependent notes receivable transferred out of Level 3 to Level 1	(5,133)
Balance at September 30, 2021	$10,847
The following table provides reconciliation for payment-dependent notes payable measured at fair value using significant unobservable inputs (Level 3) for the nine months ended September 30, 2021:
Balance at December 31, 2020	$51,859
Change in fair value of payment-dependent notes payable	26,758
Settlement of payment-dependent notes payable	(62,637)
Payment-dependent notes payable transferred out of Level 3 to Level 1	(5,133)
Balance at September 30, 2021	$10,847
The following table provides reconciliation for warrant liability measured at fair value using significant unobservable inputs (Level 3) for the nine months ended September 30, 2021:
Balance at December 31, 2020	$1,780
Change in fair value of warrant liabilities	5,575
Balance at September 30, 2021	$7,355
The Company used a hybrid method between a Black-Scholes option-pricing model and an adjusted backsolve model to estimate the fair value of the warrant liabilities. This approach is a scenario-based analysis that considers many assumptions, including the likelihood of various potential liquidity events, the nature and timing of such potential events, actions taken with regard to the warrants at expiration, as well as discounts for lack of marketability of the underlying securities and warrants.
As of September 30, 2021 and December 31, 2020, the Company estimated the fair value per warrant to range from $5.0 to $18.3 and $1.5 to $1.9, respectively, using the following key assumptions:
	September 30, 2021	December 31, 2020
Fair value of underlying securities	28.6	12.4
Discounts for lack of marketability	0.0%	29.0 – 34.0%
Expected term (years)	3.6 – 9.1	4.4 – 9.8
Expected volatility	40.4% – 43.3%	39.9% – 41.8%
Risk-free interest rate	0.7% – 1.5%	0.3% – 0.9%
Expected dividend yield	0.0%	0.0%

FORGE GLOBAL, INC.
Notes to Condensed Consolidated Financial Statements
For the Nine Months ended September 30, 2021 and 2020
All amounts in USD thousands except share, per share data and percentages
(Unaudited)
3.   Condensed Consolidated Balance Sheet Components
Prepaid Expenses and Other Current Assets
	September 30, 2021	December 31, 2020
Prepaid expenses	$3,302	$2,707
Loans receivable from equity method investment, current	225	62
Other current assets	1,884	1,377
Prepaid expenses and other current assets, net	$5,411	$4,146
Property and Equipment, Net
Property and equipment, net consisted of the following:
	September 30, 2021	December 31 2020
Computer equipment	$336	$336
Furniture & fixtures	621	621
Leasehold improvements	320	320
Total property and equipment	$1,277	$1,277
Accumulated depreciation	(683)	(380)
Property and equipment, net	$594	$897
For the nine months ended September 30, 2021 and 2020, the Company recorded depreciation expense related to property and equipment amounting to $303 and $126 respectively.
Internal-Use Software, Net
Capitalized internal-use software consists of the following:
	September 30, 2021	December 31, 2020
Capitalized internal-use software	$2,342	$1,592
Less: accumulated amortization	(107)	(17)
Total capitalized internal-use software	$2,235	$1,575
For the nine months ended September 30, 2021 and 2020, the Company recorded amortization expense on capitalized internal-use software placed in service amounting to $90 and nil, respectively.
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following:
	September 30, 2021	December 31, 2020
Accrued professional services	$2,782	$656
Accrued payments related to acquisitions and financing	—	3,565
Other	6,963	3,067
Total	$9,745	$7,288

FORGE GLOBAL, INC.
Notes to Condensed Consolidated Financial Statements
For the Nine Months ended September 30, 2021 and 2020
All amounts in USD thousands except share, per share data and percentages
(Unaudited)
4.   Goodwill and Other Intangibles, Net
During the third quarter of fiscal 2021, the Company purchased a domain name for $2,202. The purchase of the domain name created an intangible asset with an indefinite life that is not being amortized for book purposes. For tax purposes the domain name is being amortized over 15 years.
There were no changes in the recorded balance of goodwill during the nine months ended September 30, 2021. In- process research and development assets are acquired in business combinations, which are under development as of September 30, 2021. The components of intangible assets and accumulated amortization are as follows:
	September 30, 2021
	Weighted Average Remaining Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-lived intangible assets:
Developed technology	3.1 years	$13,200	$(4,475)	$8,725
Customer relationships	7.2 years	7,410	(1,462)	5,948
Trade name	0.1 years	320	(286)	34
Total finite-lived intangible assets		20,930	(6,223)	14,707
Indefinite-lived intangible assets:
In-process research and development asset	Indefinite	960	—	960
Trade name – website domain (forge.com)	Indefinite	2,202	—	2,202
Total indefinite-lived intangible assets		3,162	—	3,162
Total intangible assets		$24,092	$(6,223)	$17,869
	December 31, 2020
	Weighted Average Remaining Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-lived intangible assets:
Developed technology	3.6 years	$13,200	$(1,673)	$11,527
Customer relationships	7.9 years	7,410	(759)	6,651
Trade name	0.9 years	320	(46)	274
Total finite-lived intangible assets		20,930	(2,478)	18,452
Indefinite-lived intangible assets:
In-process research and development asset	Indefinite	960	—	960
Total indefinite-lived intangible assets		960	—	960
Total intangible assets		$21,890	$(2,478)	$19,412
Amortization expense related to finite-lived intangible assets for the nine months ended September 30, 2021 and 2020 was $3,744 and $1,290, respectively, and was included in depreciation and amortization in the accompanying condensed consolidated statements of operations and comprehensive loss.

FORGE GLOBAL, INC.
Notes to Condensed Consolidated Financial Statements
For the Nine Months ended September 30, 2021 and 2020
All amounts in USD thousands except share, per share data and percentages
(Unaudited)
The table below presents estimated future amortization expense for definite-lived intangible assets as of September 30, 2021:
Amount
Remainder of 2021	$1,043
2022	3,723
2023	3,723
2024	3,270
2025	610
Thereafter	2,338
Total	$14,707

5.
Debt

2019 Convertible Notes
In October 2019, the Company issued convertible notes to investors, which matured in January 2021. At maturity, the note holders had the option to convert the outstanding principal and unpaid accrued interest into shares of the Company’s Series B-1 convertible preferred stock at a conversion price of $12.4168. As of December 31, 2020, the Company had $2,500 outstanding under the 2019 Convertible Notes. In January 2021, one investor converted its convertible note amount to $111 into 8,949 shares of Series B-1 convertible preferred stock, the remaining outstanding convertible notes were fully repaid.
2020 Convertible Notes
On May 10, 2020, the Company entered into a Note and Warrant Purchase Agreement with investors (“2020 Convertible Notes”). A portion of the notes were converted to Series B-1 convertible preferred stock in November 2020, and the remaining $1,750 principal outstanding was fully repaid in May 2021.
2020 Loan and Security Agreement
In October 2020, the Company entered into a Loan and Security Agreement (“2020 Loan and Security Agreement,” or “2020 Term Loan”) with another lending institution that provided for a term loan in the amount of $15,000. As of December 31, 2020, the Company had $15,000 outstanding under the term loan. The Company fully repaid the term loan on April 23, 2021.
The Company did not have any outstanding debt as of September 30, 2021.
6.
Leases

The Company leases real estate for office space under operating leases. In June 2021, The Company entered into a sublease agreement related to one of the Company’s leases and the Company recorded rent expense on a straight-line basis for the lease, net of sublease income.
As of September 30, 2021, the remaining lease terms varied from 1.3 years to 3.8 years. For certain leases, the Company has an option to extend the lease term up to 5 years. These renewal options are not considered in the remaining lease term unless it is reasonably certain that the Company will exercise such options.
Operating lease expense, included in rent and occupancy on the condensed consolidated statements of operations and comprehensive loss, for the nine months ended September 30, 2021 and 2020 was $2,453 and $1,525, respectively, excluding short-term lease costs and variable lease costs, each of which was immaterial

FORGE GLOBAL, INC.
Notes to Condensed Consolidated Financial Statements
For the Nine Months ended September 30, 2021 and 2020
All amounts in USD thousands except share, per share data and percentages
(Unaudited)
for nine months ended September 30, 2021 and 2020. Lease expenses for the nine months ended September 30, 2021 include an offset for sublease income of $87.
The table below presents additional information related to the Company’s operating leases:
	September 30, 2021	December 31, 2020
Operating lease right-of-use assets	$6,991	$8,983
Operating lease liabilities, current	$3,743	$3,536
Operating lease liabilities, noncurrent	$5,991	$8,824
Weighted-average remaining lease term (in years)	2.7	3.4
Weighted-average discount rate	5.0%	5.0%
Future undiscounted lease payments obligation and sublease income under operating leases as of September 30, 2021 were as follows:
	Lease Payment Obligation	Sublease Income	Net Lease Obligations
Remainder of 2021	$1,028	$(31)	$997
2022	4,164	(375)	3,789
2023	3,880	(386)	3,494
2024	936	(398)	538
2025	393	(236)	157
Total undiscounted lease payments	$10,401	$(1,426)	$8,975
Less: Imputed interest	(667)
Present value of future lease payments	$9,734
Less: operating lease liabilities, current	(3,743)
Operating lease liabilities, noncurrent	$5,991
As of September 30, 2021, the Company did not have any additional significant lease contract that had not yet commenced.
7.
Commitments and Contingencies

The Company is subject to claims and lawsuits in the ordinary course of business, including arbitration, class actions and other litigation, some of which include claims for substantial or unspecified damages. The Company is also the subject of inquiries, investigations, and proceedings by regulatory and other governmental agencies. The Company reviews its lawsuits, regulatory inquiries and other legal proceedings on an ongoing basis and provide disclosures and record loss contingencies in accordance with the loss contingencies accounting guidance. The Company establishes an accrual for losses at management’s best estimate when the Company assesses that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If no amount within the range is considered a better estimate than any other amount, an accrual for losses is recorded based on the bottom amount of the range. Accrual for loss contingencies are recorded in accounts payable and accrued expenses on the consolidated balance sheets and expensed in general and administrative expenses in the consolidated statements of operations. The Company monitors these matters for developments that would affect the likelihood of a loss and the accrued amount, if any, and adjusts the amount as appropriate. If the Company determines that a loss is reasonably possible and the loss or range of loss can be estimated, the Company discloses the possible loss in the condensed consolidated financial statements. As of September 30, 2021, there were no legal contingency matters, either

FORGE GLOBAL, INC.
Notes to Condensed Consolidated Financial Statements
For the Nine Months ended September 30, 2021 and 2020
All amounts in USD thousands except share, per share data and percentages
(Unaudited)
individually or in aggregate, that would have a material adverse effect on the financial position, results of operations, or cash flows of the Company.
The Company has entered into an Equity Participation Agreement under which they would be obligated to pay a vendor a portion of the net proceeds of a future qualified sale of the Company. As of September 30, 2021, the compensation the vendor is entitled to receive is not material to the condensed consolidated financial statements.
401(k) Plan
The Company has established a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code for all of its U.S. employees, including executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service. The Company matches 2% of every dollar contributed to the plan by employees, including executive officers. For the nine months ended September 30, 2021 and 2020, the Company contributed $359 and $75, respectively, to the defined contribution plan, respectively.
8.
Off Balance Sheet Items

The Company organizes a series of investment funds, each of which is represented by a limited liability company (“LLC”) within Forge Investments LLC and by portfolio companies within Forge Investments SPC and Forge Investments II SPC. The funds were formed for the purpose of investing in securities relating to a single private company. Each series of funds consists of a separate and distinct portfolio of investments owned by different investors. The Company utilizes third-party fund administrators to manage the Forge Investments funds and has no ownership interest nor participation in the gains or losses of the entities represented by the funds. The Company paid for the expenses incurred by these entities, including fund insurance expenses of $506 and $656 and fund management expenses of $306 and $181 during the nine months ended September 2021 and 2020, respectively, included in transaction-based expenses on condensed consolidated statements of operations and comprehensive loss. Also, the Company paid for fund audit fees of $587 and $416 during the nine months ended September 30, 2021 and 2020, respectively, included in professional services on condensed consolidated statements of operations and comprehensive loss. The Company did not consolidate Forge Investments LLC and Forge Investment SPC, or the investment funds, because the Company has no direct or indirect interest in Forge Investments LLC and Forge Investment SPC, or the investment funds, and the expenses that the Company paid on behalf of Forge Investments LLC and Forge Investment SPC, or the investment funds, are not significant to those entities. The Company believes its maximum exposure to loss resulting from its involvement with those entities is limited to the payment of future insurance expenses, management expenses and audit fees.
9.
Capitalization

Convertible Preferred Stock
In January 2021, the Company issued 8,949 Series B-1 convertible preferred stock shares upon the conversion of 2020 convertible notes (Note 6). Principal plus accrued interest on the convertible notes of $111 were converted to convertible preferred stock at a price of $12.4168 per share.
In April 2021, the Company issued 132,127 shares of Series B-2 convertible preferred stock at a purchase price of $12.4168 per share, for an aggregate purchase price of $1,640.
In April 2021, the Company issued 4,072,904 shares of Series B-1 convertible preferred stock at a purchase price of $12.4168 per share, for an aggregate purchase price of $50,573. Issuance costs were $2,838.

FORGE GLOBAL, INC.
Notes to Condensed Consolidated Financial Statements
For the Nine Months ended September 30, 2021 and 2020
All amounts in USD thousands except share, per share data and percentages
(Unaudited)
In April 2021, the Company amended and restated its certificate of incorporation to, redefine the mandatory conversion triggering event of convertible preferred shares to include qualified initial public offering, the closing of a qualified special purpose acquisition company (“SPAC”)’s business combination with the Company. As of September 30, 2021, the trigger event of convertible preferred stock had not occurred and therefore, there is no impact to these condensed consolidation financial statements.
Series B-2 Convertible Preferred Stock
In April 2021, the Company amended and restated its certificate of incorporation to, authorize 805,360 shares of Series B-2 Convertible Preferred Stock. The Series B-2 convertible preferred stock has the same dividend, liquidation, and conversion rights as the Company’s Series B-1 convertible preferred stock. Holders of the Company’s Series B-2 convertible preferred stock are not entitled to voting rights.
The following table summarizes the original issuance price per share and authorized and outstanding number of shares of convertible preferred stock as of the dates indicated:
Series Name	Original Issuance Price	September 30, 2021
		Number of Shares Authorized	Number of Shares Outstanding	Carrying Value Net of Issuance Costs	Aggregate Liquidation Preference
Series AA	$3.0817	1,114,988	1,114,988	$3,435	$3,436
Series B	$10.6592	6,615,809	6,615,809	70,045	70,519
Series B-1	$12.4168	15,949,487	13,491,651	150,553	167,523
Series B-2	$12.4168	805,360	132,127	1,640	1,640
Junior	$12.4168	3,313,623	2,313,623	20,383	28,728
Total		27,799,267	23,668,198	$246,056	$271,846
Series Name	Original Issuance Price	December 31, 2020
		Number of Shares Authorized	Number of Shares Outstanding	Carrying Value Net of Issuance Costs	Aggregate Liquidation Preference
Series AA	$3.0817	1,114,988	1,114,988	$3,435	$3,435
Series B	$10.6592	6,615,809	6,615,809	70,045	70,519
Series B-1	$12.4168	10,435,129	5,672,925	62,985	70,440
Junior	$12.4168	4,354,089	2,313,623	20,383	28,728
Total		22,520,015	15,717,345	$156,848	$173,122
Common Stock
In April 2021, the Company amended and restated its certificate of incorporation to, (i) increased the number of authorized shares of all classes of stock (including preferred stock) to 82,604,627 (ii) reclassified each share of Class EE-1 Common Stock and Class EE-2 Common Stock to one share of Class AA Common Stock.

FORGE GLOBAL, INC.
Notes to Condensed Consolidated Financial Statements
For the Nine Months ended September 30, 2021 and 2020
All amounts in USD thousands except share, per share data and percentages
(Unaudited)
The Company has the following shares of common stock reserved for future issuance, on an as-if converted basis:
	September 30, 2021	December 31, 2020
Conversion of convertible preferred stock	27,799,267	22,520,015
Warrants to purchase convertible preferred stock	1,133,725	1,133,725
Warrants to purchase common stock	74,895	74,895
Shares available for grant under 2018 Stock Plan	244,499	1,861,856
Stock options issued and outstanding under 2018 Stock Plan	5,245,870	3,209,063
Total shares of common stock reserved	34,498,256	28,799,554

10.
Warrants

In May and October 2020, the Company issued May 2020 Warrants and October 2020 Warrants to purchase shares of the Company’s Series B-1 Preferred Stock or Subsequent Round Stock. The details are discussed in Note 11, Warrants, within the consolidated financial statements presented elsewhere in this proxy statement/prospectus. The May 2020 Warrants and October 2020 Warrants are classified as liabilities in the consolidated balance sheets. The Company remeasures the May 2020 Warrants and October 2020 Warrants at each balance sheet date using a hybrid method (Note 2). The Company recorded changes in fair value of the May 2020 Warrants and October 2020 Warrants of $2,103 in other income (expense) in the Company’s condensed consolidated statement of operations and comprehensive loss during the nine months ended September 30, 2021.
In November 2020, the Company issued Junior Preferred Warrants to purchase shares of the Company’s Junior Preferred Stock. The details are discussed in Note 11, Warrants, within the consolidated financial statements presented elsewhere in this proxy statement/prospectus. The Junior Preferred Warrants are classified as liabilities in the consolidated balance sheets. The Company recorded changes in fair value of the Junior Preferred Warrants of $3,472 in other income (expense) in the Company’s condensed consolidated statements of operations and comprehensive loss during the nine months ended September 30, 2021.
11.
Share-Based Compensation

2018 Equity Incentive Plan
In March 2018, the Company adopted its 2018 Equity Incentive Plan, as amended from time to time, (“Amended 2018 Equity Incentive Plan” or “2018 Plan”), which provides for grants of share-based awards, including stock options and restricted stock units (“RSUs”), and other forms of share-based compensation. As of September 30, 2021, there were 8,209,568 shares of common stock authorized for issuance under the 2018 Plan, which includes shares already issued under such plan and shares reserved for issuance pursuant to outstanding stock options, RSUs, RSAs, and other forms of share-based compensation. The total number of shares that remained available for grant under the 2018 Plan as of September 30, 2021 was 244,499.

FORGE GLOBAL, INC.
Notes to Condensed Consolidated Financial Statements
For the Nine Months ended September 30, 2021 and 2020
All amounts in USD thousands except share, per share data and percentages
(Unaudited)
Stock Options
Stock option activity during the nine months ended September 30, 2021 consisted of the following:
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance as of December 31, 2020	3,209,063	$1.57	9.1	$16,094
Granted	3,444,937	$9.37
Exercised	(1,146,959)	$1.69
Cancelled/Forfeited/Expired	(261,171)	$1.88
Balance as of September 30, 2021	5,245,870	$6.65	9.1	$114,994
Vested and exercisable as of September 30, 2021	1,220,511	$1.99	8.2	$32,441
The weighted-average grant date fair value of service-based stock options granted during the nine months ended September 30, 2021 and 2020 were $9.05 and $1.69, respectively. The intrinsic value of stock options exercised during the nine months ended September 30, 2021 and 2020 was $11,339 and $84, respectively. The total grant date fair value of stock options vested during the nine months ended September 30, 2021 and 2020 were $2,765 and $2,147, respectively. Future share-based compensation for unvested stock options granted and outstanding as of September 30, 2021 was $21,340 which will to be recognized over a weighted-average period of 2.96 years.
The Company recorded share-based compensation of $4,450 and $2,003 for the nine months ended September 30, 2021 and 2020 related to stock options.
Performance and Market Condition Award
In May 2021, the Company’s board of directors granted the Chief Executive Officer (“CEO”) a performance and market condition-based award covering 1,000,000 shares of the Company’s Class AA common stock with an exercise price of $12.4168 per share. The awards vest only upon the satisfaction of (1) certain performance conditions, which is the occurrence of an IPO, SPAC merger, or a secondary sale for total proceeds of at least $250,000 and (2) market condition, which is certain common stock trading targets. As of September 30, 2021, the performance and market condition were not met and the Company has not yet recognized any compensation expense.
The weighted-average grant date fair value of the performance-based stock options was $7.10 per option share and was estimated using the Monte Carlo simulation methodology. The model includes subjective input assumptions including the expected term, expected volatility, risk-free interest rate, expected dividend yield, and common stock fair value that can materially affect the fair value estimates. The unrecognized compensation expense was $7,100 as of September 30, 2021.
Early Exercised Options
Under the Plan, certain stock option holders may have the right to exercise unvested options, subject to a repurchase right held by the Company at the original exercise price, in the event of voluntary or involuntary termination of employment of the option holders, until the options are fully vested. As of September 30, 2021 and December 31, 2020, the cash proceeds received for unvested shares of common stock recorded within accrued expenses and other current liabilities in the condensed consolidated balance sheets were $808 and $36 respectively, which will be transferred to additional paid-in capital upon vesting.

FORGE GLOBAL, INC.
Notes to Condensed Consolidated Financial Statements
For the Nine Months ended September 30, 2021 and 2020
All amounts in USD thousands except share, per share data and percentages
(Unaudited)
The following table summarizes activity relating to early exercises of stock options during the nine months ended September 30, 2021:
	Number of Shares	Amount
Unvested at December 31, 2020	20,940	$36
Exercised	443,274	884
Repurchased	(9,562)	(10)
Vested	(62,537)	(102)
Unvested at September 30, 2021	392,115	$808
Secondary Sales of Common Stock
Certain economic interest holders acquired outstanding common stock from certain founders, current or former employees, and an investor, for a purchase price greater than the Company’s estimated fair value at the time of the transactions. As a result, the Company recorded share-based compensation expense for the difference between the price paid and the estimated fair value on the date of the transaction of $4,311 and $119 during the nine months ended September 30, 2021 and 2020, respectively. In connection with these stock transfers, the Company waived all transfer restrictions and assigned its rights of first refusal applicable to such shares.
Restricted Stock Awards
The Company issues RSAs to employees that generally vest over a four-year period. Any unvested shares will be forfeited upon termination of services. The fair value RSAs is based on the value of the underlying stock less any applicable purchase price. RSA expense is amortized straight-line over the requisite service period.
The following table summarizes activity related to RSA awards during the nine months ended September 30, 2021:
	Number of Shares	Weighted-average Grant Date Fair Value
Unvested as of December 31, 2020	1,398,426	$1.02
Granted	—	—
Vested	(375,000)	1.78
Cancelled/Forfeited	—	—
Unvested balance as of September 30, 2021	1,023,426	$0.74
The Company recorded share-based compensation expense of $668 and $692 for the nine months ended September 30, 2021 and 2020, respectively, related to RSAs. As of September 30, 2021, the total unrecognized expense related to all RSAs was $593, which the Company expects to recognize over a weighted-average period of 0.67 years.
12.
Income Taxes

The Company’s effective tax rate from continuing operations was (1.7)% and (0.8)% for the nine months ended September 30, 2021 and September 30, 2020, respectively. The Company’s full allowance in the United States caused the year-to-date effective tax rate to be different from the U.S. federal statutory tax rate.

FORGE GLOBAL, INC.
Notes to Condensed Consolidated Financial Statements
For the Nine Months ended September 30, 2021 and 2020
All amounts in USD thousands except share, per share data and percentages
(Unaudited)
13.
Net Loss per Share

The holders of Class AA, Class EE-1 and Class EE-2 common stock were entitled to the same right to participate in the Company’s gains or losses. In April 2021, each share of Class EE-1 common stock and Class EE-2 common stock was converted to one share of Class AA common stock. As such, net loss per share is presented as a single class of common stock. The computation of net loss per share is as follows:
	Nine Months Ended September 30,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(12,139)	$(7,392)
Denominator:
Weighted-average number of shares used to compute net loss per share attributable to common stockholders, basic and diluted	17,658,864	10,650,953
Net loss per share attributable to common stockholders, basic and diluted	$(0.69)	$(0.69)
The following potentially dilutive shares were excluded in the calculation of diluted shares outstanding as the effect would have been anti-dilutive:
	As of September 30,
	2021	2020
Convertible notes	—	1,631,409
Convertible preferred stock	23,668,198	10,428,754
Outstanding stock options	5,245,870	2,451,884
Warrants to purchase common shares	74,895	74,895
Warrants to purchase convertible preferred shares	1,133,725	43,122
Common stock subject to repurchase	3,660,751	2,803,953
Total	33,783,439	17,434,017

14.
Related Party Transactions

The Company obtains insurance coverage from Munich Re, a shareholder of the Company, to indemnify Forge Investments for its contractual obligations to funds investors if shareholders fail to transfer ownership interests upon certain trigger events. During the nine months ended September 30, 2021 and 2020, the Company incurred $506 and $656 in insurance premiums, respectively, reflected as transaction- based expenses in the consolidated statement of operations and comprehensive loss.
Financial Technology Partners LP (“Financial Technology Partners”), a shareholder of the Company, serves as financial and strategic advisor to the Company. During the nine months ended September 30, 2021 and 2020, the Company incurred $4,930 and $1,025 in fees to Financial Technology Partners, respectively.
The Company leases one of its office space from the former owner of IRA Services. The former owner became a shareholder of the Company upon the acquisition of IRA Services. The Company paid $283 and $283 in rent to this shareholder for the nine months ended September 30, 2021 and 2020, respectively.
In October 2020, the Company issued 285,903 shares of Class AA common stock in exchange for a note receivable of $457 with certain related party for early exercise of options. The notes have a term of 7.0 years and bear interest at a rate of 0.38% per annum, compounded annually. In January and March 2021, the Company issued 391,042 shares of Class AA common stock in exchange for a note receivable of $626 with

FORGE GLOBAL, INC.
Notes to Condensed Consolidated Financial Statements
For the Nine Months ended September 30, 2021 and 2020
All amounts in USD thousands except share, per share data and percentages
(Unaudited)
certain related party for early exercise of options. The notes have a term of 7.0 years to 9.0 years, and bear interest at a rate from 0.52% to 0.62% per annum, compounded annually. These loans have not been paid as of September 30, 2021. The Company did not recognize the promissory notes as notes receivables on its condensed consolidated balance sheets as the notes are nonrecourse in their entirety and are not aligned with a corresponding percentage of the underlying shares.
15.
Subsequent Events

The Company has performed an evaluation of the impact of subsequent events through December 17, 2021, the date the condensed consolidated financial statements were available to be issued and identified the following subsequent event.
In November 2021, the Company entered into a new lease agreement for additional office space located in San Francisco, California. The lease is anticipated to commence on December 1, 2021. The total minimum future lease payments over the 14-month term of the new lease agreement are approximately $1,748.

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors of
SharesPost, Inc. Subsidiaries
We have audited the accompanying financial statements of SharesPost, Inc. and Subsidiaries (the “Company”), which comprise the consolidated statements of financial condition as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the years then ended and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SharesPost, Inc. and Subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Denver, Colorado
June 24, 2020

SHARESPOST, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value amounts)
	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$8,876	$12,906
Cash segregated and on deposit for regulatory purposes	785	2,145
Receivables from clients and clearing organizations, net	510	496
Taxes receivable	(1)	627
Investments at fair value	177	172
Investments, other	413	413
Property and equipment, net	6,202	4,814
Other assets	2,258	3,060
Total assets	$19,220	$24,633
Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$7,517	$7,044
Convertible notes payable (Note 12)	9,090	—
Deferred revenue	36	70
Other liabilities	6,021	5,881
Total liabilities	22,664	12,995
Commitments and contingencies (Note 10)
Stockholders’ equity
Convertible preferred stock: $0.0001 par value; 52,387,447 shares authorized as of December 31, 2019 and December 31, 2018; 52,297,014 shares issued and outstanding as of December 31, 2019 and December 31, 2018; aggregate liquidation preference of $26.2 million as of December 31, 2019 and December 31, 2018	24,931	24,931
Common stock: $0.0001 par value; 82,096,679 shares authorized as of December 31, 2019 and December 31, 2018; 13,654,940 and 12,970,084 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	128	128
Additional paid-in capital	6,539	5,253
Accumulated deficit	(35,042)	(18,674)
Total stockholders’ equity (deficit)	(3,444)	11,638
Total liabilities and stockholders’ deficit	$19,220	$24,633
The accompanying notes are an integral part of these condensed consolidated financial statements

SHARESPOST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands)
	Years Ended December 31,
	2019	2018
Revenue
Commissions	$21,834	$16,927
Advisory fees	3,506	2,341
Service and distribution fees	95	83
Other	817	324
Total revenues	26,252	19,675
Less: contractual waiver of fees and reimbursement of expenses	(1,467)	(982)
Revenue less transaction cost	24,785	18,693
Operating expenses
Compensation and benefits	23,115	18,205
Professional fees and services	3,936	3,415
Marketing and promotion	3,861	3,344
Occupancy	1,653	1,188
Technology and communications	1,981	1,887
Brokerage and distribution	2,980	1,255
Depreciation and amortization	1,402	944
Total operating expenses	38,928	30,238
Loss from operations	(14,143)	(11,545)
Interest expense	90	75
Other expense	2,120	1,993
Loss before income taxes	(16,353)	(13,613)
Income tax expense	15	38
Comprehensive loss	$(16,368)	$(13,651)
The accompanying notes are an integral part of these condensed consolidated financial statements

SHARESPOST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands, except share data)
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total
	Shares	Amount	Shares	Amount
Balance at December 31, 2017	37,061,870	$7,218	6,602,289	$—	$1,021	$(5,023)	$3,216
Net loss	—	—	—	—	—	(13,651)	(13,651)
Stock option exercises	—	—	319,404	128	41	—	169
Series C issuance	15,235,144	17,713	5,277,457	—	3,347	—	21,060
Stock-based compensation	—	—	—	—	711	—	711
Warrant exercise	—	—	770,934	—	100	—	100
Contribution from stockholders	—	—	—	—	33	—	33
Balance at December 31, 2018	52,297,014	$24,931	12,970,084	$128	$5,253	$(18,674)	$11,638
Net loss	—	—	—	—	—	(16,368)	(16,368)
Stock option exercises	—	—	330,636	—	59	—	59
Stock-based compensation	—	—	—	—	1,177	—	1,177
Warrant exercise	—	—	354,220	—	35	—	35
Distribution to stockholders	—	—	—	—	15	—	15
Balance at December 31, 2019	52,297,014	$24,931	13,654,940	$128	$6,539	$(35,042)	$(3,444)
The accompanying notes are an integral part of these condensed consolidated financial statements

SHARESPOST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in USD thousands except share, per share data, and percentages)
	Years Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(16,368)	$(13,651)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	1,402	944
Stock-based compensation	1,177	711
Gain on investment securities	(5)	(179)
Interest expense	90	(209)
Changes in operating assets and liabilities:
Decrease (increase) in cash segregated and on deposit for regulatory purposes	1,360	(971)
Receivables from clients and clearing organizations	(14)	547
Taxes receivable	628	599
Other assets	801	(2,722)
Accounts payable and accrued expenses	473	2,199
Deferred revenue	(35)	(35)
Other Liabilities	141	5,412
Net cash used in operating activities	(10,350)	(7,355)
Cash flows from investing activities:
Purchases of investment securities	—	(251)
Proceeds from the sale of investment securities	—	230
Payments for the development of internally developed software	(2,439)	(3,248)
Payments for the acquisition of property and equipment	(350)	(327)
Net cash used in investing activities	(2,789)	(3,596)
Cash flows from financing activities:
Notes payable	9,000	—
Proceeds from exercise of options	59	—
Proceeds from issuance of common stock	—	169
Proceeds from issuance of preferred stock	—	15,160
Proceeds from the exercise of warrants	35	100
Contribution from Stockholders	—	33
Distribution to Stockholders	15	—
Net cash provided by financing activities	9,109	15,462
Net increase (decrease) in cash and cash equivalents	(4,030)	4,511
Cash, cash equivalents, beginning of year	12,906	8,395
Cash, cash equivalents, end of period	$8,876	$12,906
Supplementary disclosure of cash flow information:
Cash paid for income taxes	$—	$40
Supplementary disclosure of non-cash investing and financing activities:
Unrealized holding gain on available-for-sale securities	$5	$7
Internally developed software costs accrued and not yet paid	$124	$282
Issuance of preferred and common stock from conversion of notes	$—	$5,900
The accompanying notes are an integral part of these condensed consolidated financial statements

SHARESPOST, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in USD thousands except share, per share data, and percentages)
1.   Organization
SharesPost, Inc., a Delaware corporation, together with its subsidiaries (collectively the “Company”), was founded in 2009. Since 2009, the Company provides stockholders, investors and issuers with access to a wide variety of private company investment opportunities and investment products targeting late-stage, venture-backed private growth companies.
The Company conducts its business primarily through its wholly-owned subsidiaries described below:
SharesPost Financial Corporation, a registered securities broker-dealer with the Securities and Exchange Commission (“SEC”) and Alternative Trading System (“ATS”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), primarily provides services to its clients with respect to investment and liquidity opportunities for private company securities. SharesPost Financial Corporation earns commission revenues by acting as a transaction specialist on such transactions.
SP Investments Management LLC, a Securities Exchange Commission (“SEC”) registered investment advisor, primarily provides advisory services to the SharesPost 100 Fund (the “SP100 Fund”). The SP100 Fund was launched in March 2014 to provide investors with access to a portfolio of late-stage, private growth companies. SP Investments Management LLC earns an advisory fee of 1.90% annually on the average net asset value of the SP100 Fund.
Celadon Capital Management LLC forms and provides administrative services for special purpose investment vehicles that are formed as Delaware Series LLC’s and hold shares of late-stage, venture-backed private growth companies or alternatively, similarly structured third-party special purpose investment vehicles that hold shares of late-stage, venture-backed private growth companies. The investment vehicles generally charge a one-time service fee to members.
SharesPost Securities LLC, a California licensed lender with the Department of Business Oversight, provides option exercise loans to SharesPost Financial Corporation clients who are seeking liquidity opportunities for their private company shares.
2.   Summary of Significant Accounting Policies
Basis of Presentation
These consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
Use of Estimates
The preparation of the consolidated financial statements requires the use of estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period presented. These estimates are based on information available as of the date of the financial statements; therefore, actual amounts may differ from these estimates. These estimates and assumptions include fair value determinations for common stock, stock-based compensation expense and deferred service fee revenue.
Risks and Uncertainties
The Company is subject to all the risks and uncertainties inherent in an early stage business, which includes, but is not limited to, the ability of the Company to receive the funding necessary to sustain the business through continued product and technology development plans and creating scale in the business. The Company’s ability to raise capital is dependent upon its ability to successfully develop and deploy new products and services to its clients, its ability to attract investor capital and grow its client base, and its ability to execute in a highly regulated environment. If the Company is not successful in all, or even some of these areas, it may be unable to raise capital at a level sufficient to sustain its growth or operations. These factors may have a material adverse effect upon the Company’s future financial results.
The Company has experienced recurring net losses from operations and negative cash flows since 2014. The Company expects losses and negative cash flows to continue through 2019, primarily as a result of investing in its infrastructure, products and services.
Principles of Consolidation
The consolidated financial statements included herein include the accounts of SharesPost, Inc. and its wholly owned subsidiaries: SharesPost Financial Corporation, SP Investments Management LLC, Celadon Capital Management LLC, Celadon Capital LLC, SharesPost Securities LLC, SharesPost Research LLC, SharesPost Asia Pte Ltd., Digital Assets LLC, and Digital Assets Ltd., together referred to as “the Company.” The Company evaluates for consolidation all entities in which it has financial interests. For an entity subject to consolidation, the Company evaluates whether the Company’s interest in the entity constitutes a controlling financial interest under either the Variable Interest Entity (VIE) model or the voting interest entity (VOE) model. Based upon the Company’s assessments, the Company is not deemed to have a controlling financial interest in and, therefore, is not required to consolidate any VIEs. The Company consolidates all VOEs in which it has majority-voting interests. Intercompany transactions and balances are eliminated in consolidation.
Fair Value of Financial Instruments
Financial instruments include cash and cash equivalents, receivables from clients and clearing organizations, and receivables from related parties. The carrying amount of each of these instruments approximates its fair value due to the short-term nature and liquidity of the instruments.
Cash and Cash Equivalents
The Company considers all highly liquid investments with original or remaining maturities of three months or less at the time of purchase that are not required to be segregated under federal or other regulations to be cash and cash equivalents. The Company maintains its cash in bank deposit accounts with commercial banks and financial institutions which at times exceed federally insured limits. The Company has not experienced any losses in such accounts.
Cash Segregated and On Deposit for Regulatory Purposes
Pursuant to applicable regulations, client cash balances are segregated into accounts maintained for the exclusive benefit of clients.
Fair Value Measurements
The Company measures the fair value of its assets and liabilities for financial reporting or disclosure purposes using methods and assumptions that are appropriate in the circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company may use various valuation approaches, including market, income and/or cost approaches. The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Fair value is a market- based measure considered from the perspective of a market participant.
Accordingly, even when market assumptions are not readily available, the Company’s own assumptions reflect those that market participants would use in pricing the asset or liability at the measurement date. The fair value measurement accounting guidance describes the following three levels used to classify fair value measurements:
Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities that are accessible by the Company.

Level 2 — Quoted prices for similar assets and liabilities in an active market, quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 — Unobservable inputs that are significant to the fair value of the assets or liabilities. The availability of observable inputs can vary and in certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to a fair value measurement requires judgment and consideration of factors specific to the assets or liability.
Transfers between levels of the fair value hierarchy are recognized at the beginning of the reporting period. There were no transfers between levels during the periods ended December 31, 2019 and 2018.
Investments at Fair Value
Under Accounting Standard (“ASU 2016-01”), all equity investments, other than those measured using the equity method or those requiring consolidating of the investee, are required to be reflected at fair value on the balance sheet with changes in fair value recognized in net income. This eliminates the classification categories of equity investments and their differing treatments (trading, available-for-sale, or held-to-maturity securities). This change will increase net income volatility due to the performance of a company’s investments.
Investments Other
Investments-other includes equity securities issued by private companies, which are recorded at cost under ASC 325 Investments — Other. The Company conducts periodic reviews and evaluations of investments to determine if the value of any investment has declined below its carrying value and whether such a decline is other than temporary. If such decline is deemed other than temporary, the Company would adjust the amount of the investment by writing it down to fair market value through a charge to current period operations. Losses, if any, resulting from these impairment charges are reflected in the Statements of Operations and Comprehensive Loss as “impairment charges.”
Property and Equipment, Net
Property and equipment includes computer, network and communication equipment, furniture and fixtures, leasehold improvements and capitalized internally developed software stated at cost less accumulated depreciation and amortization, respectively. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets, which range from three to five years. The Company capitalizes the development of its back-office and client facing technologies in accordance with ASC 350-40, Internal-Use Software. The Company internally develops and outsources the development of its technologies to various third parties and capitalizes costs incurred in the application development stage. Training, maintenance, repairs and minor replacements are charged to expense when incurred. For additional information on property and equipment — net, see Note 7.
Goodwill and Other Intangibles
Goodwill was acquired through the purchase of a broker-dealer, which was later renamed to SharesPost Financial Corporation, and is recorded in other assets on the Consolidated Statements of Financial Condition at $55.
The Company evaluates goodwill for impairment on an annual basis and in periods when events or changes indicate the carrying value may not be recoverable. For the year ended December 31, 2019, the Company elected to perform a qualitative analysis to determine whether it was more than likely than not that the fair value of its equity was less than the carrying value. As a result of this assessment, the Company determined that it was not necessary to perform a quantitative impairment test and concluded that its goodwill was not impaired as of December 31, 2019. For the year ended December 31, 2018, the Company performed the evaluation of its goodwill for impairment and determined that goodwill was not impaired at December 31, 2018.

The Company entered into one Simple Agreement for Future Tokens (SAFT) and multiple Simple Agreements for Future Equity with Token Allocations (SAFE-T) during 2018, which gave purchasers the rights to certain shares in the capital of the Company or tokens. The Company determined these agreements are akin to debt and therefore, holds them on their Consolidated Statements of Financial Condition as a liability (discussed in Note 10 below). These agreements were sold in exchange for both U.S. dollars and Ether (ETH) (a crypto- token). The ETH was initially recorded in other assets on the Consolidated Statements of Financial Condition at $3,567 prior to testing the asset for impairment.
Due to the nature of the asset recorded for ETH, the Company evaluates ETH for impairment on an annual basis and in periods when events or changes indicate the carrying value may not be recoverable. For the year ended December 31, 2018, the Company performed the evaluation of its ETH for impairment and recorded an impairment charge of $2,316, of which, $2,107 was recorded as a reduction in other liabilities on the Consolidated Statements of Financial Condition and $209 was recorded as an impairment expense in other expenses on the income statement.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating losses, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of the operations in the period that includes the enactment date. Deferred income tax expense (benefit) represents the change during the periods in the deferred tax assets and deferred tax liabilities. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized.
The Company evaluates and accounts for uncertain tax positions in accordance with ASC 740, Income Taxes. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return as well as guidance on de-recognition. For these benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.
The Company is subject to routine audits by taxing jurisdictions, however, there are currently no audits in progress. The Company remains subject to examinations by U.S. Federal and various state authorities for year ending December 31, 2016 and after. For additional information on income taxes, see Note 9.
Commissions
Commissions primarily consist of fees charged to the Company’s clients for acting as a transaction specialist — introducing sellers and buyers of private company securities and facilitating transactions between such parties and the issuer. Commissions are generally charged to both the seller and buyer and are generally based on a percentage of the transaction size, which vary based on the size of transaction and are subject to negotiation on a per transaction basis with the transaction participants. Commission fees are recognized at the time the issuer notifies the Company and the transacting parties that the transaction has been completed.
Service and Distribution Fee
The Company charges a one-time service fee to members in special purpose investment vehicles that hold shares of late-stage, venture-backed private growth companies with respect to (a) formation, transacting and closing services, and (b) distribution services. The Company evaluates all the deliverables in the arrangement and determines, based on a hierarchy of evidence, to allocate the total service fee consideration to the (a) formation, transacting and closing services and (b) distribution services. Ninety-eight percent (98%) of the service fee revenue is allocated to the formation, transacting and closing services and is recognized when the special purpose investment vehicle acquires the private company shares and accepts the investors as members. Two percent (2%) of the service fee revenue is deferred and allocated to the distribution services and is recognized when the freely tradeable securities (or cash from the sale of the private company shares) are distributed to the Members in accordance with the Operating Agreement of the special purpose investment vehicle.
Advisory Fees
SP Investments Management LLC provides services to the SP100 Fund pursuant to an investment advisory agreement (the “Advisory Agreement”), which calls for SP Investments Management LLC to act as investment advisor to the SP100 Fund, manage the investment activities of the SP100 Fund and generally provide management, administrative and other services to the SP100 Fund. In consideration for these services, SP Investments Management LLC earns an advisory fee that accrues daily at a 1.90% annual rate of the average daily calculated net asset value of the SP100 Fund, paid quarterly in arrears. As of December 31, 2019 and 2018, the Advisory Agreement has a one-year term through May 1, 2020 and 2019, respectively, and is required to be renewed annually by the SP100 Fund Board of Trustees.
Stock-Based Compensation
The Company offers an Equity Incentive Plan to permit the grant of up to 28,528,309 incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock and restricted stock units to officers, directors, employees and consultants at a price determinable by the Company’s Board of Directors on the date of the grant.
The Company accounts for stock-based compensation in accordance with the fair value recognition provision of ASC 718, Compensation — Stock Compensation. Under the fair value provisions of ASC 718, stock-based compensation awards are measured at the date of grant based on the fair value of the award and are recognized as expense over the requisite service period for the entire award using the straight-line method. Employee stock-based compensation is included in Compensation and Benefits in the Consolidated Statements of Operations and Comprehensive Loss and stock-based compensation for non-employees is included in Professional Fees and Services in the Consolidated Statements of Operations and Comprehensive Loss.
In accordance with ASC 718, the fair value of the options granted is estimated on the date of grant using the Black-Scholes option-pricing model. The expected term represents the period the Company’s options are expected to be outstanding. As such, the Company has used this simplified method in determining its expected term. The risk-free interest rate is based on the US Treasury yield curve in effect at the time of the grant. The options expected volatility is estimated based on historical volatility of a peer group’s common stock.
3.   New Accounting Standards
Recently Adopted Accounting Standards
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) Restricted Cash — a consensus of the FASB Emerging Issues Task Force (“ASU 2016-18”), which requires that amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown in the Consolidated Statements of Cash Flows. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018, and has been adopted by the Company.
The Company has material amounts of restricted cash and cash equivalents due to its business as a broker-dealer. As a result of the adoption, changes in cash and restricted cash included in the cash segregated and on deposit for regulatory purposes in the financial statements are now presented with changes in cash in the statement of cash flows.
On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when its appropriate to recognize a gain (loss) from the transfer of nonfinancial assets. The Company’s primary source of revenue, commissions, falls within the scope of ASC 606.
The Company adopted ASC 606 using the modified retrospective method applied to all contracts not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under ASC 606 while prior period amounts continue to be reported in accordance with legacy GAAP. The adoption of ASC 606 did not have a material impact on the Company’s financial statements.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments — Overall (Subtopic 825-10), which will become effective January 1, 2018. This new guidance addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The main provisions of the guidance include (i) most equity investments are to be measured at fair value with changes in fair value recognized in net income, except for those accounted for under the equity method or those that do not have readily determinable fair values for which a practical expedient can be elected, (ii) requires the use of an exit price notion when measuring the fair value of financial instruments for disclosure purposes, and (iii) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial instrument on the Consolidated Statements of Financial Condition or in the accompanying notes. The adoption of ASU 2016-01 did not have a material impact on the Company’s consolidated financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In February 2016, the Financial Accounting Standards Board (“FASB”) published Accounting Standards Update No. 2016-02, Leases (“ASC 842”). The new accounting standard is applied to operating leases with a term greater than 12 months and requires lessee’s to recognize (i) their obligations to make lease payments as a liability (the “lease liability”), initially measured at the present value of the lease payments, and (ii) their ability to use the leased property as a corresponding asset (a “right-of-use asset”). The updated standard is effective for all other entities for annual periods beginning after December 15, 2020, and interim periods the following year. The Company plans to adopt the lease guidance accounting standard in 2020 and does not expect the new guidance to have a material impact on its consolidated financial statements.
4.   Receivables from Clients and Clearing Originations, Net
Receivables from clients and clearing organizations for the years ended December 31, 2019 and 2018 consists of the following:
	December 31, 2019	December 31, 2018
Receivables from clients and clearing organizations:
Commissions receivable on private company transactions	$430	$406
Management fees receivable from investment management services	57	157
Other	34	1
Allowance	(11)	(68)
Total receivables from clients and clearing organizations, net	$510	$496
Receivables from clients and clearing organizations includes 1) commission receivables, 2) management fees receivable from clients that have invested in an SP Investments Management LLC advised special purpose vehicle, and 3) sales loads receivables from the custodian of the SP100 Fund.
The Company uses delinquency status of receivables from clients and clearing organizations and records an allowance for doubtful accounts, as needed. The allowance for doubtful accounts was $10 and $68 as of December 31, 2019 and 2018, respectively.
5.   Related Party Transactions
The Company incurs operational expenses for the operation of the SP100 Fund and advisory fees due from the SP100 Fund that the Company has waived pursuant to an expense limitation agreement (the “ELA”)

between the SP100 Fund and SP Investments Management totaling $2,449 and $2,103 as of the years ended December 31, 2019 and 2018, respectively. Pursuant to the ELA, SP Investments Management LLC may recover the incurred expenses and waived advisory fees to the extent the actual operating expenses of the SP100 Fund are less than prescribed operating expense limit of two and one-half percent (2.5%), until the third anniversary of the incurred expense or waived advisory fee, at which time the amount becomes unrecoverable by SP Investments Management LLC.
During the years ended December 31, 2019 and 2018, the investment advisory fees and expense reimbursements waived by the Company in the amount of $1,467 and $982, are shown as a reduction to total revenues in the Consolidated Statements of Operations and Comprehensive Loss. For the years ended December 31, 2016, December 31, 2017, December 31, 2018, and December 31, 2019 the investment advisory fees and expense reimbursements waived by the Company were in the amounts of $758, $1,121, $982, and $1,467 and are subject to possible recoupment by the Company through December 31, 2019, December 31, 2020, December 31, 2021, and December 31, 2022, respectively.
Distribution to Stockholders, Net
The Company has made loans to certain related parties who are also stockholders and these are considered as distributions to stockholders. During the year, a portion of these loans were repaid and are considered as contributions from stockholders. As of December 31, 2019 and 2018, there were no distributions.
In January 2016, the Company made a loan to a board member for $833 in the form of a promissory note related to a private placement transaction being facilitated by SharesPost Financial Corporation. The note had an interest rate of 1.99% and was due on April 30, 2016. As of December 31, 2019 and 2018, a total of $748 and $733, respectively, has been repaid.
In February 2017, the Company made a loan to an executive for $135 in the form of a promissory note with an interest rate of 3.75% due on December 31, 2025. As of December 31, 2019 and 2018, this loan remains unpaid.
In June 2017, the Company made a loan to an executive for $661 in the form of a full-recourse promissory note with an interest rate of 3.00% due by the eighth anniversary of the date of the note. As of December 31, 2019 and 2018, this loan remains unpaid.
6.   Investments in Equity Securities
The following is a description of the valuation techniques applied to the Company’s investments in equity securities:
Securities traded on a national exchange (or reported on the NASDAQ national market) are stated at the last reported sales price on the date of valuation. To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized as Level 1 of the fair value hierarchy.
Securities traded on inactive markets or valued by reference to similar instruments that are marketable and to the extent the inputs are observable and timely, are categorized in Level 2 of the fair value hierarchy. The Company did not hold any such securities as of December 31, 2019 and 2018.
Securities in private companies, that are not publicly traded, for which observable secondary market prices exist, are categorized as Level 3 of the fair value hierarchy. The Company will take into account secondary market transaction information that is available from its facilitated secondary market transactions, comparisons to recent sales of comparable companies, information available from the Company’s waterfall models made available to its clients, and other relevant factors. The Company did not hold any such securities as of December 31, 2019 and 2018.
Investments carried at fair value for the periods presented consisted of the following:
	December 31, 2019
	Level 1	Level 2	Level 3	Total
Corporate securities	$26	$—	$—	$26
Sharespost 100 registered investment fund	151	—	—	151
Total investments	$177	$—	$—	$177

	December 31, 2018
	Level 1	Level 2	Level 3	Total
Corporate securities	$28	$—	$—	$28
Sharespost 100 registered investment fund	144	—	—	144
Total investments	$172	$—	$—	$172
Securities in private companies that are not publicly traded and for which observable secondary market prices do not exist are reported at historical cost. The Company does not generally hold private company securities and its current positions are as a result of a remaining residual warehoused position (eHarmony.com). In addition, in October 2018, the Company made one additional investment in the common stock of a private company (CoinAlpha). The Company has determined that it is not practicable to develop a valuation model with Level 3 inputs to estimate fair value and therefore only adjusts the cost basis of these investments if there is other-than-temporary impairment.
The carrying values of the Company’s investments, other, consists of common stock in private companies in the amount of $0.4 million as of December 31, 2019 and 2018.
7.   Property and Equipment, Net
Property and equipment, net consisted of the following:
December 31, 2019	Cost	Accumulated Depreciation	Accumulated Amortization	Total	Estimated Useful Life
Furniture and fixtures	$914	$538	$—	$376	5 years
Computers and software	480	308	—	172	3 – 5 years
Leasehold improvements	350	57	—	293	5 years
Internally-developed software	7,739	—	(2,378)	5,361	4 years
Total property and equipment, net	$9,483	$903	$(2,378)	$6,202
December 31, 2018	Cost	Accumulated Depreciation	Accumulated Amortization	Total	Estimated Useful Life
Furniture and fixtures	$893	$392	$—	$501	5 years
Computers and software	395	225	—	170	3 – 5 years
Leasehold improvements	106	10	—	96	5 years
Internally-developed software	5,300	—	(1,253)	4,047	4 years
Total property and equipment, net	$6,694	$627	$(1,253)	$4,814
8.   Lease Commitments
The Company has non-cancelable operating leases for facilities through February 2025. Future minimum lease payments under these leases with initial or remaining terms in excess of one year are as follows:
Years Ending December 31,	Lease Commitments
2020	$1,959
2021	2,111
2022	2,170
2023	2,231
Thereafter	1,033
Total future minimum lease payments	$9,504

Certain leases contain provisions for renewal options and rent escalations based on increases in certain costs incurred by the lessor. Rent expense was $1,426 and $1,080 for the years ended December 31, 2019 and 2018, respectively, and was recorded in Occupancy on the Consolidated Statements of Operations and Comprehensive Loss.
9.   Income Taxes
On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the “Act”). The Act amends the Internal Revenue Code to reduce tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, the Act reduces the corporate federal tax rate from a maximum of 35% to a flat 21% rate. The rate reduction took effect on January 1, 2018. At December 31, 2017, the Company had net deferred tax assets totaling $1,315 valued at the federal corporate income tax rate of 21%. The Company recorded the reduction of $342 in the value of its net deferred tax assets from the former enacted federal tax rate of 34% to 21% under the Act in the Company’s Consolidated Statements of Financial Condition deferred tax assets and recorded an increase in tax expense in the statement of income at December 31, 2017.
Under generally accepted accounting principles, the Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company’s net deferred tax assets at December 31, 2019 and 2018 is $9,301 and $5,032, respectively.
Components of the provision for income tax (benefit) expense consist of the following for the years ended December 31, 2019 and 2018:
	Years Ended December 31,
	2019	2018
Current:
Federal	$—	$—
State	15	38
Total:	$15	$38
Deferred:
Federal	$—	—
State	—	—
Total:	$—	—
Total Tax Expense:	$15	$38
As of December 31, 2019, the Company’s tax payable was $1.
Tax Rate Reconciliation
The statutory to the effective tax rate reconciliation for the year ended December 31, 2019 and 2018 is as follows:

	Years Ended December 31,
	2019	2018
Federal statutory rate	21.00%	21.00%
State tax	7.10%	7.28%
Non-cash share-based compensation	(1.42)%	(1.06)%
Meals and Entertainment	(0.22)%	(0.24)%
Change in Valuation Allowance	(26.11)%	(27.30)%
Other	(0.44)%	(0.05)%
Total:	(0.09)%	(0.27)%
The Company’s tax benefit rate differs from applying the statutory U.S. federal income tax rate to income before income taxes. The primary rate differences result from providing for state income taxes, from non-deductible tax items such as non-cash share-based compensation, meals and entertainment disallowed for tax purposes, and the change in the deferred tax valuation allowance.
Uncertain Tax Positions
The Company adopted the provisions of FASB ASC 740-10 on January 1, 2009. The adoption of FASB ASC 740-10 did not result in any changes to tax assets or liabilities or tax expense (benefit) as the Company believes that all tax positions taken on tax returns filed with taxing authorities are certain and satisfy the more likely than not of being sustained standard.
The Company is subject to routine audits by taxing jurisdictions, however, there are currently no audits in progress. The Company remains subject to examinations by U.S. Federal and various state authorities for year ending after December 31, 2016 and December 31, 2015, respectively.
The components of deferred tax assets and liabilities are as follows at December 31, 2019 and 2018:
	Years Ended December 31,
	2019	2018
Deferred Tax Assets:
Net Operating Losses	$7,879	$3,866
Allowance for Bad Debts	707	621
Accrued Bonuses	314	201
AMT Credit Carryover	137	137
Prepaid expenses	86	85
Accrued Vacation	107	84
IDS Basis	131	82
Intangible asset impairment	—	60
Total:	$9,361	$5,136
Less: Valuation Allowance	$(9,301)	$(5,031)
Deferred Tax Liabilities:
Unrealized MTM on investments	$(54)	$(55)
Fixed Asset Basis	(6)	(30)
Deferred Rent	—	(20)
Total:	$(60)	$(105)
Total, Net Deferred Tax Assets:	$—	$—
The valuation allowance changed from 2018 to 2019 by $4,269.

Deferred income taxes are provided primarily for temporary differences between the tax basis of assets and liabilities and the reported amounts in the financial statements. The temporary differences result from federal and state net operating losses carrying over to offset future taxable income, a bad debt reserve expensed for book and available as a tax write-off when the debt becomes fully unrealized, a federal alternative minimum tax (AMT) credit carryover available to offset regular federal income taxes, unrealized market losses on investments not allowed for tax purposes until realized, capitalization of internally developed software amortized over a longer period for tax than book purposes, and using different depreciation methods and lives on certain property and equipment for income tax and financial purposes. The Company provided a valuation allowance against its deferred tax assets at December 31, 2019 and 2018 as the Company believes it will not realize its deferred tax assets based upon 2020 taxable income projections.
At December 31, 2019, the Company has federal and state net operating loss carryovers of $26,250 and $30,501, respectively. At December 31, 2018, the Company has federal and state net operating loss carryovers of $12,456 and $16,410, respectively. Under new federal tax laws effective January 1, 2018, the federal tax losses do not expire until used. The state tax losses expire, if not used, in December 2036.
The Company has amended its 2015 federal and California income tax returns with losses generated in 2017 and has current tax receivables at December 31, 2018 of $627. The Company received the tax refund from the Internal Revenue Service in January 2019.
10.   Commitments, Contingencies, and Other Regulatory Matters
Commitments
In connection with the sale of the SAFT and SAFE-T agreements discussed in Note 2, the Company has a liability to deliver future tokens or equity as of December 31, 2019 and 2018 of $5,601 which is included in other liabilities on the Consolidated Statements of Financial Condition.
Legal Matters
The Company reviews its legal and regulatory inquiries on an ongoing basis and provides disclosure and records loss contingencies in accordance with the loss contingencies accounting guidance. The Company establishes an accrual for losses at its best estimate when it assesses that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The Company monitors these matters for developments that would affect the likelihood of a loss and the accrued amount, if any, and adjusts the amount as appropriate. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on the Company’s consolidated financial statements.
Regulatory Matters
The Company operates an SEC registered securities broker-dealer and FINRA member, an SEC registered investment advisor and advises a 1940 Act non-diversified, closed-end, management investment company that is operated as an interval fund. Accordingly, the Company is subject to periodic regulatory examinations and inspections. Compliance and private company transaction issues that are reported to regulators, such as FINRA and the SEC, by dissatisfied clients or others are investigated by such regulators, and may, if pursued, result in formal claims being filed against the Company by clients or disciplinary action being taken against the Company or its employees by regulators. Any such claims or disciplinary actions that are decided against the Company could have a material impact on the financial results of the Company or any of its subsidiaries.
11.   Regulatory Requirements
SharesPost Financial Corporation (“SPFC”) is subject to the SEC Uniform Net Capital Rule (SEC Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. Under the Rule, SPFC may not repay subordinated borrowings if such payment would result in net capital amount of less than 120 percent of the minimum dollar amount required. At December 31, 2019, SPFC had net capital of $1,942, which was

$1,692 in excess of its required net capital of $250. SPFC’s aggregate indebtedness to net capital ratio was 1.8004 to 1. At December 31, 2018, SPFC had net capital of $2,240, which was $1,990 in excess of its required net capital of $250. SPFC’s aggregate indebtedness to net capital ratio was 1.3210 to 1. In 2018, the Parent contributed $1,200 of Capital to SPFC.
SPFC is also subject to the SEC Customer Protection Rule (SEC Rule 15c3-3), which requires SPFC to maintain cash or qualified securities in a segregated reserve account for the exclusive benefit of customers. Amounts included in cash segregated and on deposit for regulatory purposes represent actual balances on deposit; whereas, cash required to be segregated and on deposit for regulatory purposes at December 31, 2019 and 2018 and totaled $770 and $2,145, respectively. On January 2, 2020 and 2019, SPFC deposited $64 and $873, respectively, to its segregated reserve bank accounts.
12.   Convertible Notes Payable
In July through November 2019, the Company completed a convertible note financing, which provided it with $9,000 of operating capital. The notes have an interest rate of 5% per annum with all principal and accrued but unpaid interest due and payable upon demand by 85% or more in interest of the holders on or after December 31, 2020. Upon the Company’s next equity financing yielding at least $20,000 in proceeds including conversion of the notes in a single transaction or a series of related transactions, all outstanding and accrued but unpaid interest will automatically convert into equity securities of the Company.
Convertible notes payable for the year ended December 31, 2019 consists of the following:
December 31, 2019
Principal	$9,000
Interest	90
Total	$9,090
13.   Common Stock and Stock-Based Compensation
The Company’s articles of incorporation, as amended, authorize the Company to issue up to 82,096,679 shares of common stock. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Company’s board of directors (the “Board of Directors”), subject to the priority rights of holders of all classes of preferred stock outstanding.
Stock-Based Compensation
The Company has a stock plan for its officers, employees, and non-employees. In February 16, 2010, the Board of Directors approved the adoption of the Company’s 2009 Equity Incentive Plan (the “Plan”). As of December 31, 2018, the number of shares of common stock reserved under the Plan increased by 10,500,000 shares, from 18,028,309 shares to 28,528,309 shares. The Plan provides for the grant of non-statutory and incentive stock options to employees and non-employees of the Company. Options granted under the Plan continue to vest until the last day of employment and generally vest over four years and expire 10 years from the date of the grant. Generally, 25% of the options granted will vest after 12 months of continuous service with 1/48th for each month of continuous service for the next 36 months.
The exercise price of options granted is equal to the fair market value of the common stock on the date of grant. Significant weighted-average assumptions used to calculate the fair value of the option awards to employees for the years ended December 31, 2019 and 2018 were as follows:
	Years ended December 31,
	2019	2018
Weighted average fair value of options granted during the year	$0.70	$0.62
Expected dividend yield(1)	—	—
Weighted average risk-free interest rate	1.95%	2.66%
Weighted average volatility	45.00%	45.00%
Weighted average expected life (in years)	6.25	6.25

(1)
The Company is an early stage private company and has no history of or expectation of paying cash dividends on its common stock.

During the years ended December 31, 2019 and 2018, stock-based compensation for employee options was $1,177 and $711, respectively, which was included in compensation and benefits in the Consolidated Statements of Operations and Comprehensive Loss.
Stock option activity under the Plan as of December 31, 2019 and 2018, is as follows:
	Options Activity	Weighted-Average Exercise Price
Balance – January 1, 2018	7,807,943	$0.14
Add – options granted	15,733,779	0.62
Less:
Options exercised	319,404	0.13
Options forfeited	2,350,000	0.25
Balance – December 31, 2018	20,872,318	$0.44
Options outstanding and expected to vest as of December 31, 2018	5,579,030	0.29
Balance – January 1, 2019	20,872,318	$0.44
Add – options granted	4,449,000	0.70
Less:
Options exercised	330,636	0.18
Options forfeited	4,470,519	0.46
Balance – December 31, 2019	20,520,163	$0.48
Options outstanding and expected to vest as of December 31, 2019	7,587,122
As of December 31, 2019 and 2018, the total common stock available for grant under the Plan was 1,240,571 and 1,219,052 shares, respectively. The aggregate intrinsic value of options exercised during the year ended December 31, 2019 and 2018 was $0.52 and $0.49. The intrinsic value is the difference between the estimated fair value of the Company’s common stock at the date of exercise and exercise price for the in the money options. The weighted-average exercise price of options granted during the year ended December 31, 2019 and 2018 was $0.70 and $0.62 per share.
As of December 31, 2019 and 2018, there was approximately $3,431 and $4,593, respectively, of total unrecognized compensation cost related to non-vested options granted, which is expected to be recognized over the remaining weighted average period of 2.7 and 3.2 years.
14.   Preferred Stock
As of December 31, 2019 and 2018, the Company had the following shares of convertible preferred stock outstanding:
Series	Shares Authorized	Shares Outstanding	Original Proceeds — Net of Issuance Costs
Junior	14,833,545	14,833,545	$529
A	19,495,633	19,495,633	3,256
B	2,732,692	2,732,692	3,432
C	15,325,577	15,235,144	17,713
Total	52,387,447	52,297,014	$24,930

Details of the liquidation value and noncumulative dividend per annum for shares outstanding at December 31, 2019 and 2018, is as follows:
Series	Shares Authorized	Shares Outstanding	Original Proceeds — Net of Issuance Costs
Junior	$0.05	$742	$—
A	$0.17	3,314	$0.0136
B	$0.42	1,148	$0.0762
C	$1.38	21,024	$0.1106
Total		$26,228
Dividends
Dividend holders of Series A, Series B and Series C preferred stocks are eligible to receive dividends at an annual rate of $.0136 per share, $.0762 per share, and $.1106 per share, respectively. Dividends may be paid on the Junior Preferred Stock and the Common Stock when, as and if declared by the Board of Directors, subject to the prior dividend rights of the Series B Preferred Stock and Series A Preferred Stock. Such dividends shall be payable when declared by the Board of Directors. No dividends shall be payable on any common stock until dividends on the Preferred Stock have been paid or declared by the Board of Directors. As of December 31, 2019 and 2018, no dividends have been declared.
Redemption
At any time after July 19, 2018, and at the election of the holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred, this Corporation shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Series B Preferred which have not been converted into Common Stock in three (3) equal annual installments. The Junior Preferred and Series A Preferred stock is not redeemable at the option of the holder.
Liquidation Preference
In the event of any liquidation, dissolution, or winding-up of the Company, holders of Series A are entitled to a liquidation preference of $0.17 per share, plus any declared but unpaid dividends prior to, and in preference to, any distributions to the holders of common stock. Holders of Series B are entitled to a liquidation preference of $1.27 per share, plus any declared but unpaid dividends prior to, and in preference to, any distributions to the holders of Series A and common stock. Holders of Series C are entitled to a liquidation preference of $1.3823 per share, plus any declared but unpaid dividends prior to, and in preference to, any distributions to the holders of common stock or any other Series of Preferred Stock. Holders of Junior Preferred are entitled to a liquidation preference of $0.05 per share, plus any declared but unpaid dividends prior to, and in preference to, any distributions to the holders of Series A and Series B and common stock. Thereafter, any remaining assets of the Company will be distributed pro rata to the holders of common stock.
Voting Rights
Each holder of Preferred Stock, other than the Series B Preferred Stock, shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. Each holder of Series B Preferred Stock shall be entitled two votes for each share of Series B Preferred Stock held by such holder.
Conversion
Each share of Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance into such number of fully paid and non-assessable share of Common as is determined by dividing the applicable original issue price for such series by the applicable conversion prices for such series.

15.   Warrants
In May 2009, the Company issued warrants to purchase 354,220 shares of common stock to an investor. These warrants were fully vested on the date of the grant, had an exercise price of $0.10/share and an expiry date of May 12, 2019. The warrants were exercised at $0.10/share.
In July 2011, in connection with the Series B Preferred Stock Purchase Agreement, the Company issued warrants to purchase 770,394 shares of common stock to an investor. These warrants were fully vested on the date of the grant, had an exercise price of $0.13/share and an expiry date of June 15, 2018. The warrants were exercised at $0.13/share.
In March 2017, the Company issued warrants to purchase 300,000 shares of common stock to an investor. They were exercisable immediately upon the issuance of the warrant. These warrants had an exercise price of $0.70/share and an expiry date of March 29, 2020. The warrants were classified as additional paid-in capital on the consolidated statements of changes in stockholders’ equity.
16.   Subsequent Events
In March 2020, the Company issued additional convertible notes in the amount of $922 associated with the convertible notes discussed in Footnote 12. The total amount of outstanding convertible notes through the date of issuance of this report is $9,922.
On May 10, 2020, SharesPost, Inc. entered into a merger agreement with Forge Global, Inc. (“Forge”). Upon closing of the transactions, SharesPost, Inc., along with several of its subsidiaries, became wholly-owned subsidiaries of Forge. SharesPost Digital Assets, LLC, SharesPost Digital Assets Pte. Ltd., Celadon Capital Management LLC, SP Investments Management LLC and its managed funds are excluded from the merger agreement. These entities will continue to operate independently of the merged companies.
The merger consideration is comprised of cash, Forge preferred and common shares, and Forge warrants. The transaction is expected to close in the third quarter of 2020, pending regulatory approval.

SHARESPOST, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value amounts)
(unaudited)
	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$14,347	$8,876
Cash segregated and on deposit for regulatory purposes	322	785
Receivables from clients and clearing organizations, net	928	510
Investments at fair value	235	177
Investments, other	413	413
Property and equipment, net	6,714	6,202
Other assets	1,604	2,257
Total assets	$24,563	$19,220
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$10,567	$7,517
Convertible notes payable (Note 8)	10,396	9,090
Deferred revenue	36	36
Other liabilities	6,277	6,021
Total current liabilities	27,276	22,664
Long-term Debt	5,274	—
Total liabilities	32,550	22,664
Commitments and contingencies (Note 10)
Stockholders’ equity
Convertible preferred stock: $0.0001 par value; 52,387,447 shares authorized as of September 30, 2020 and December 31, 2019; 52,297,014 shares issued and outstanding as of September 30, 2020 and December 31, 2019; aggregate liquidation preference of $26.2 million as of September 30, 2020 and December 31, 2019	24,931	24,931
Common stock: $0.0001 par value; 82,096,679 shares authorized as of September 30, 2020 and December 31, 2019; 14,636,053 and 13,654,940 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	128	128
Additional paid-in capital	8,545	6,539
Accumulated other comprehensive loss	(36)	(31)
Accumulated deficit	(41,555)	(35,011)
Total stockholders’ deficit	(7,987)	(3,444)
Total liabilities and stockholders’ deficit	$24,563	$19,220
The accompanying notes are an integral part of these condensed consolidated financial statements

SHARESPOST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands)
(unaudited)
	Nine Months Ended September 30,
	2020	2019
Revenue
Commissions	$20,719	$16,121
Advisory fees	2,931	2,575
Service and distribution fees	54	73
Other	(121)	(43)
Total revenues	23,583	18,726
Less: contractual waiver of fees and reimbursement of expenses	(867)	(827)
Revenue less transaction cost	22,716	17,899
Operating expenses
Compensation and benefits	19,508	17,144
Professional fees and services	2,852	3,371
Marketing and promotion	1,057	2,909
Occupancy	1,290	1,239
Technology and communications	1,014	1,576
Brokerage and distribution	1,309	2,576
Depreciation and amortization	1,325	1,005
Total operating expenses	28,355	29,820
Loss from operations	(5,639)	(11,921)
Interest expense	384	44
Other expense	519	1,839
Loss before income taxes	(6,542)	(13,804)
Income tax expense	2	11
Net loss	$(6,544)	$(13,815)
Other comprehensive (loss) income:
Unrealized holding (loss) gain on available-for-sale securities	(5)	1
Comprehensive loss	$(6,549)	$(13,814)
The accompanying notes are an integral part of these condensed consolidated financial statements

SHARESPOST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands, except share data)
(unaudited)
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	52,297,014	$24,931	12,970,084	$128	$5,253	$(18,639)	$(36)	$11,638
Net loss	—	—	—	—	—	(13,815)	—	(13,815)
Other comprehensive income, net of tax	—	—	—	—	—	—	1	1
Stock option exercises	—	—	330,636	—	59	—	—	59
Stock-based compensation	—	—	—	—	886	—	—	886
Warrant exercise	—	—	354,220	—	35	—	—	35
Balance at September 30, 2019	52,297,014	$24,931	13,654,940	$128	$6,233	$(32,454)	$(35)	$(1,196)
Balance at December 31, 2019	52,297,014	$24,931	13,654,940	$128	$6,539	$(35,011)	$(31)	$(3,444)
Net loss	—	—	—	—	—	(6,544)	—	(6,544)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(5)	(5)
Stock option exercises	—		318,780	—	164	—	—	164
Stock issuance	—	—	89,333	—	35	—	—	35
Stock-based compensation	—	—	—	—	1,597	—	—	1,597
Warrant exercise	—	—	300,000	—	210	—	—	210
Balance at September 30, 2020	52,297,014	$24,931	14,363,053	$128	$8,545	$(41,555)	$(36)	$(7,987)
The accompanying notes are an integral part of these condensed consolidated financial statements

SHARESPOST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(6,549)	$(13,814)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Depreciation and amortization	1,325	1,005
Stock-based compensation	1,597	886
Loss / (gain) on investment securities	5	(1)
Changes in operating assets and liabilities:
Decrease in cash segregated and on deposit for regulatory purposes	463	2,313
Receivables from clients and clearing organizations	(418)	802
Other assets	652	(371)
Accounts payable and accrued expenses	3,050	(135)
Deferred revenue	—	933
Other Liabilities	255	—
Goodwill and intangibles	—	1,108
Net cash provided by (used in) operating activities	380	(7,274)
Cash flows from investing activities:
Payments for the development of internally developed software	(1,836)	(1,776)
Purchases of short-term investments	(62)	—
Payments for the acquisition of property and equipment	—	(340)
Net cash used in investing activities	(1,898)	(2,116)
Cash flows from financing activities:
Notes payable	1,306	4,000
Loan payable	5,274	—
Proceeds from exercise of options	164	35
Proceeds from stock grant issuance	35	—
Proceeds from the exercise of warrants	210	59
Net cash provided by financing activities	6,989	4,094
Net increase (decrease) in cash and cash equivalents	5,471	(5,296)
Cash, cash equivalents, beginning of year	8,876	11,424
Cash, cash equivalents, end of period	$14,347	$6,128
The accompanying notes are an integral part of these condensed consolidated financial statements

SHARESPOST, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in USD thousands except share, per share data, and percentages)
1.   Organization
SharesPost, Inc., a Delaware corporation, together with its subsidiaries (collectively the “Company”), was founded in 2009. Since 2009, the Company provides stockholders, investors and issuers with access to a wide variety of private company investment opportunities and investment products targeting late-stage, venture-backed private growth companies.
The Company conducts its business primarily through its wholly-owned subsidiaries described below:
SharesPost Financial Corporation, a registered securities broker-dealer with the Securities and Exchange Commission (“SEC”) and Alternative Trading System (“ATS”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), primarily provides services to its clients with respect to investment and liquidity opportunities for private company securities. SharesPost Financial Corporation earns commission revenues by acting as a transaction specialist on such transactions.
SP Investments Management LLC, a Securities Exchange Commission (“SEC”) registered investment advisor, primarily provides advisory services to the SharesPost 100 Fund (the “SP100 Fund”). The SP100 Fund was launched in March 2014 to provide investors with access to a portfolio of late-stage, private growth companies. SP Investments Management LLC earns an advisory fee of 1.90% annually on the average net asset value of the SP100 Fund.
Celadon Capital Management LLC forms and provides administrative services for special purpose investment vehicles that are formed as Delaware Series LLC’s and hold shares of late-stage, venture-backed private growth companies or alternatively, similarly structured third-party special purpose investment vehicles that hold shares of late-stage, venture-backed private growth companies. The investment vehicles generally charge a one-time service fee to members.
SharesPost Securities LLC, a California licensed lender with the Department of Business Oversight, provides option exercise loans to SharesPost Financial Corporation clients who are seeking liquidity opportunities for their private company shares.
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The significant accounting policies followed by the Company are summarized as follows:
2.   Summary of Significant Accounting Policies
The Company’s significant accounting policies are discussed in “Note 1. Description of Business and Summary of Significant Accounting Policies”, within the consolidated financial statements presented elsewhere in this proxy statement/prospectus. There have been no significant changes to these policies during the nine months ended September 30, 2020.
Recently Issued Accounting Pronouncements Not Yet Adopted
In February 2016, the Financial Accounting Standards Board (“FASB”) published Accounting Standards Update No. 2016-02, Leases (“ASC 842”). The new accounting standard is applied to operating leases with a term greater than 12 months and requires lessee’s to recognize (i) their obligations to make lease payments as a liability (the “lease liability”), initially measured at the present value of the lease payments, and (ii) their ability to use the leased property as a corresponding asset (a “right-of-use asset”). The updated standard is effective for all other entities for annual periods beginning after December 15, 2020, and interim periods the following year. A subsequent amendment, ASU 2020-05, extended the effective date of the new standard to fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning December 15, 2022. Early adoption is permitted. The Company is currently assessing the impact of adopting this standard on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, with subsequent amendments, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires immediate recognition of management’s estimates of current expected credit losses. ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2022, and interim periods within that fiscal year, with early adoption permitted. The Company is currently evaluating the impact of adoption on the consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”). The intent of this pronouncement is to align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software as defined in ASC 350-40. Under ASU 2018-15, the capitalized implementation costs related to a cloud computing arrangement will be amortized over the term of the arrangement and all capitalized implementation amounts will be required to be presented in the same line items of the consolidated financial statements as the related hosting fees. The ASU will be effective for annual reporting periods beginning January 1, 2021 and interim periods within the fiscal year beginning after January 1, 2022. Early adoption is permitted, including in interim periods. The Company is currently assessing the impact of adopting this standard on its consolidated financial statements.
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with “Conversion and Other Options (Subtopic 470-20) and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). The standard simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share for convertible instruments by using the if-converted method. ASU 2020-06 may be applied on a full retrospective or modified retrospective basis. The Company is currently evaluating the impact of adoption on the consolidated financial statements.
3.   Receivables from Clients and Clearing Organizations, Net
Receivables from clients and clearing organizations consisted of the following:
	September 30, 2020	December 31, 2019
Receivables from clients and clearing organizations:
Commissions receivable on private company transactions	$854	$430
Management fees receivable from investment management services	57	57
Other	27	34
Allowance	(10)	(11)
Total receivables from clients and clearing organizations, net	$928	$510
Receivables from clients and clearing organizations include 1) commission receivables, 2) management fees receivable from clients that have invested in an SP Investments Management LLC advised special purpose vehicle, and 3) sales loads receivables from the custodian of the SP100 Fund.
4.   Related Party Transactions
The Company incurs operational expenses for the operation of the SP100 Fund and advisory fees due from the SP100 Fund that the Company has waived pursuant to an expense limitation agreement (the “ELA”) between the SP100 Fund and SP Investments Management totaling $3.3 million and $2.9 million for the nine months ended September 30, 2020 and 2019, respectively. Pursuant to the ELA, SP Investments Management LLC may recover the incurred expenses and waived advisory fees to the extent the actual operating expenses of the SP100 Fund are less than prescribed operating expense limit of two and one-half percent (2.5%), until the third anniversary of the incurred expense or waived advisory fee, at which time the amount becomes unrecoverable by SP Investments Management LLC.

During the nine months ended September 30, 2020 and 2019, the investment advisory fees and expense reimbursements waived by the Company in the amount of $0.9 million and $0.8 million, respectively, are shown as a reduction to total revenues in the Condensed Consolidated Statements of Operations and Comprehensive Loss.
5.   Investments
Investments in Equity Securities
The following is a description of the valuation techniques applied to the Company’s investments in equity securities:
Securities traded on a national exchange (or reported on the NASDAQ national market) are stated at the last reported sales price on the date of valuation. To the extent these securities are actively traded, and valuation adjustments are not applied, they are categorized as Level 1 of the fair value hierarchy.
Investments carried at fair value for the periods presented consisted of the following:
	September 30, 2020
	Level 1	Level 2	Level 3	Total
Corporate securities	$9	$—	$—	$9
Sharespost 100 registered investment fund	226	—	—	226
Total investments	$235	$—	$—	$235
	December 31, 2019
	Level 1	Level 2	Level 3	Total
Corporate securities	$26	$—	$—	$26
Sharespost 100 registered investment fund	151	—	—	151
Total investments	$177	$—	$—	$177
Securities in private companies that are not publicly traded and for which observable secondary market prices do not exist are reported at historical cost. The Company does not generally hold private company securities and its current positions are a result of a remaining residual warehoused positions.
The carrying values of the Company’s investments, other, consists of common stock in private companies in the amount of $0.4 million as of September 30, 2020 and December 31, 2019.
6.   Property and Equipment, Net
Property and equipment, net consisted of the following:
September 30, 2020	Cost	Accumulated Depreciation	Accumulated Amortization	Total	Estimated Useful Life
Furniture and fixtures	$914	$642	$—	$272	5 years
Computers and software	480	368	—	112	3 – 5 years
Leasehold improvements	350	106	—	244	5 years
Internally-developed software	9,575	—	(3,489)	6,086	4 years
Total property and equipment, net	$11,319	$1,116	$(3,489)	$6,714

December 31, 2019	Cost	Accumulated Depreciation	Accumulated Amortization	Total	Estimated Useful Life
Furniture and fixtures	$914	$538	$—	$376	5 years
Computers and software	480	308	—	172	3 – 5 years
Leasehold improvements	350	57	—	293	5 years
Internally-developed software	7,739	—	(2,378)	5,361	4 years
Total property and equipment, net	$9,483	$903	$(2,378)	$6,202
7.   Lease Commitments
The Company has non-cancelable operating leases for facilities through February 2025. Certain leases contain provisions for renewal options and rent escalations based on increases in certain costs incurred by the lessor. Rent expense was $1.2 million and $1.1 million for the nine months ended September 30, 2020 and 2019, respectively. The expense was recorded in Occupancy on the Condensed Consolidated Statements of Operations and Comprehensive Loss.
As of September 30, 2020, the Company did not have any additional significant lease contracts that had not yet commenced.
Future minimum lease payments under these leases with initial or remaining terms in excess of one year as of September 30, 2020, were as follows:
Operating Leases
Remaining fiscal 2020	$521
2021	2,111
2022	2,170
2023	2,231
2024	924
Thereafter	109
Total future minimum lease payments	$8,066
8.   Convertible Notes Payable
During the nine months ended September 30, 2020, the Company completed a convertible note financing, which provided $9.1 million of operating capital. The notes have an interest rate of 5% per annum with all principal and accrued but unpaid interest due and payable upon demand by 85% or more in interest of the holders on or after December 31, 2020. Upon the Company’s next equity financing yielding at least $20.0 million in proceeds including conversion of the notes in a single transaction or a series of related transactions, all outstanding and accrued but unpaid interest will automatically convert into equity securities of the Company.
Convertible notes payable consisted of the following:
	September 30, 2020	December 31, 2019
Principal	$9,922	$9,000
Interest	474	90
Total	$10,396	$9,090
9.   Long-term Debt
In May of 2020, the Company obtained a one year Secured Promissory Note (the “Note”) from Forge Global Inc., (the “Holder”), in connection with the signing of a Plan of Merger Agreement (the “Agreement”)

with the Holder. The initial principal amount of the Note was $1.0 million with an interest rate of 11% per annum. The Note included terms allowing for the issuance of a second tranche in the amount of $2.0 million to be funded within 30 days of signing the Agreement. Pursuant to the terms of the Agreement, upon the funding of the second tranche by the Holder, the principal amount automatically increased on a dollar-for-dollar basis by $2.0 million. As of September 30, 2020, the Note carried a principal amount of $3.0 million.
In April 2020 the Company received a loan under the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief and Economic Security Act (“CARES”) in the amount of $1.3 million. The loan has a term of 24 months and accrues interest at 1% per annum. Further, May 2020, the Company received an additional $0.8 million under the PPP loan program with the same terms as the April 2020 PPP loan.
Long-term Debt payable consisted of the following:
September 30, 2020
Principal	$5,146
Interest	128
Total	$5,274
10.   Other Liabilities
In 2018, the Company entered into multiple agreements for future equity and token allocations whereby the purchasers were given the rights to certain shares in the capital of the Company or tokens. As of September 30, 2020, the Company had a liability in the amount of $5.8 million to deliver such future tokens or equity, which is included in “Other liabilities” on the Condensed Consolidated Balance Sheets.
11.   Commitments, Contingencies, and Other Regulatory Matters
Legal Matters
The Company reviews its legal and regulatory inquiries on an ongoing basis and provides disclosure and records loss contingencies in accordance with the loss contingencies accounting guidance. The Company establishes an accrual for losses at its best estimate when it assesses that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The Company monitors these matters for developments that would affect the likelihood of a loss and the accrued amount, if any, and adjusts the amount as appropriate. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on the Company’s condensed consolidated financial statements.
Regulatory Matters
The Company operates an SEC registered securities broker-dealer and FINRA member, an SEC registered investment advisor and advises a 1940 Act non-diversified, closed-end, management investment company that is operated as an interval fund. Accordingly, the Company is subject to periodic regulatory examinations and inspections. Compliance and private company transaction issues that are reported to regulators, such as FINRA and the SEC, by dissatisfied clients or others are investigated by such regulators, and may, if pursued, result in formal claims being filed against the Company by clients or disciplinary action being taken against the Company or its employees by regulators. Any such claims or disciplinary actions that are decided against the Company could have a material impact on the financial results of the Company or any of its subsidiaries.
12.   Income Taxes
The following represents the Company’s pretax loss, income tax provision and effective tax rate:
	Nine Months Ended September 30,
	2020	2019
Loss before income taxes	$(6,542)	$(13,804)
Income tax provision	2	11
Effective tax rate	(0.02)%	(0.08)%

The Company maintains a full valuation allowance against its deferred tax assets.
13.   Common Stock and Stock-Based Compensation
The Company’s articles of incorporation, as amended, authorize the Company to issue up to 82,096,679 shares of common stock. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Company’s board of directors (the “Board of Directors”), subject to the priority rights of holders of all classes of preferred stock outstanding.
Stock-Based Compensation
The Company has a stock plan for its officers, employees, and non-employees. In February 16, 2010, the Board of Directors approved the adoption of the Company’s 2009 Equity Incentive Plan (the “Plan”). As of September 30, 2020, the number of shares of common stock reserved under the Plan was 28,528,309 shares. The Plan provides for the grant of non-statutory and incentive stock options to employees and non-employees of the Company. Options granted under the Plan continue to vest until the last day of employment and generally vest over four years and expire 10 years from the date of the grant. Generally, 25% of the options granted will vest after 12 months of continuous service with 1/48th for each month of continuous service for the next 36 months.
The exercise price of options granted is equal to the fair market value of the common stock on the date of grant. Significant weighted-average assumptions used to calculate the fair value of the option awards to employees is as follows:
Nine Months Ended September 30, 2020
Weighted average fair value of options granted during the period	$0.51
Expected dividend yield	0%
Weighted average risk-free interest rate	0.26%
Weighted average volatility	45%
Weighted average expected life (in years)	6.25 years
During the nine months ended September 30, 2020 and 2019, stock-based compensation for employee options was $0.8 million and $0.9 million, respectively, which was included in compensation and benefits in the Condensed Consolidated Statement of Operations and Comprehensive Loss.
The following table summarizes the stock option activity under the Plan during the reporting period:
	Options Outstanding
	Number of Shares	Weighted-average Grant Date Exercise Price
Balance as of December 31, 2019	20,520,163	$0.48
Granted	610,000	0.51
Exercised	(318,780)	0.51
Cancelled/Forfeited	(3,639,000)	0.63
Balance as of September 30, 2020	17,172,383	$0.50
Vested and exercisable as of September 30, 2020	3,493,355
As of September 30, 2020, the total common stock available for grant under the Plan was 4,335,863 shares, respectively. The aggregate intrinsic value of options exercised during the nine months ended September 30, 2020 and 2019 was 0.14 and $0.2 million, respectively. The intrinsic value is the difference between the estimated fair value of the Company’s common stock at the date of exercise and exercise price for the in-the-money options. The weighted-average exercise price of options granted during the nine months ended September 30, 2020 was $0.51.

As of September 30, 2020, there was approximately $2.57 million of total unrecognized compensation cost related to non-vested options granted, which is expected to be recognized over the remaining weighted average period of 2.16 years.
14.   Warrants
In May 2009, the Company issued warrants to purchase 354,220 shares of common stock to an investor. These warrants were fully vested on the date of the grant, had an exercise price of $0.10 per share and an expiry date of May 12, 2019. In May 2019, the warrants were exercised at $0.10 per share.
In March 2017, the Company issued warrants to purchase 300,000 shares of common stock to an investor. They were exercisable immediately upon the issuance of the warrant. These warrants had an exercise price of $0.70 per share and an expiry date of May 21, 2020. In May 2020, the warrants were exercised at $0.70 per share.
In March 2020, the Company issued warrants to purchase 996,698 shares of common stock to an investor. The warrants will become exercisable upon the repayment of convertible debt (Note. 8 “Convertible Notes Payable”) pursuant to an agreement entered between the investor and the Company. These warrants have an exercise price of $0.82 per share. The warrants were set to expire on the earliest of (a) the consummation of a change in control; (b) the effective date of an IPO or (c) March 2027. In November 2020, a change in control was consummated (Note 15. “Subsequent Events”) and the warrants were settled.
15.   Subsequent Events
On November 9, 2020, the Company completed the sale of its broker-dealer business to Forge Global, Inc. (“Forge”). Upon closing of the transaction, SharesPost, Inc, along with several of its subsidiaries, became wholly owned subsidiaries of Forge. SharesPost Digital Assets, LLC, SharesPost Digital Assets Pte. Ltd., Celadon Capital Management LLC, SP Investments Management LLC, and its managed funds are excluded from the merger agreement. These entities continue to operate independently of the merged companies.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
Motive Capital Corp
FGI Merger Sub, Inc.,
and
Forge Global, Inc.
dated as of September 13, 2021

Page
Section 11.16 Non-Recourse	A-81
Section 11.17 Non-Survival of Representations, Warranties and Covenants	A-81
Section 11.18 Conflicts and Privilege	A-81
Exhibit A − Form of Acquiror Charter
Exhibit B − Form of Acquiror Bylaws
Exhibit C − Form of Registration Rights Agreement
Exhibit D − Form of Stockholder Support Agreement
Exhibit E − Form of Sponsor Support Agreement

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of September 13, 2021 (this “Agreement”), is made and entered into by and among Motive Capital Corp, a Cayman Islands exempted company (together with its successor resulting from the Domestication, “Acquiror”), FGI Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Forge Global, Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;
WHEREAS, prior to the Closing (as defined below) and subject to the conditions of this Agreement, at the Closing, Acquiror will domesticate and transfer by way of continuation as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and Part XII of the Cayman Islands Companies Act (As Revised) (the “CICL”) (the “Domestication”);
WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by Acquiror and the Company);
WHEREAS, at the effective time of the Domestication (the “Domestication Effective Time”), (i) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of Acquiror (the “Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Public Warrant (as defined below) shall convert automatically, on a one-for-one basis, into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Public Warrant”), pursuant to the Warrant Agreement; (iv) each then issued and outstanding Acquiror Private Placement Warrant (as defined below) shall convert automatically, on a one-for-one basis, into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Private Placement Warrant”), pursuant to the Warrant Agreement; and (v) each then issued and outstanding unit of Acquiror, which consists of one share of Acquiror Class A Common Stock and one-third of one Acquiror Public Warrant, shall, to the extent not already split by the holder thereof, convert automatically, into one share of Domesticated Acquiror Common Stock and one-third of one Domesticated Acquiror Public Warrant;
WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Closing, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”);
WHEREAS, each of the parties intends that, for United States federal income tax purposes, (i) the Domestication will qualify as a “reorganization” within the meaning of Sections 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, to which Acquiror is to be party under Section 368(b) of the Code, (ii) the Merger, will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and (iii) in each case, this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);
WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the adoption and approval of this agreement, the Merger and the transactions contemplated herein by the Company Stockholders;

WHEREAS, the Board of Directors of Acquiror and Merger Sub each have (i) determined that it is advisable and in the best interests of each of Acquiror and Merger Sub and their respective shareholders and stockholders to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by their respective shareholders;
WHEREAS, Acquiror, as sole shareholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, each in accordance with the DGCL;
WHEREAS, simultaneously with the execution and delivery of this Agreement, Acquiror and the Company entered into the Sponsor Support Agreement (as defined below) with the Sponsor and certain other parties thereto, pursuant to which the Sponsor and such other parties, as applicable, agreed to, among other things, (i) waive certain anti-dilution rights with respect to its Acquiror Class B Common Stock; (ii) vote their Acquiror Common Stock in favor of the transactions contemplated hereby and (iii) to certain transfer restrictions with respect to certain Acquiror Securities, in each case on terms and subject to the conditions set forth therein;
WHEREAS, on or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which such PIPE Investors agreed to purchase from Acquiror, prior to or substantially concurrently with the Closing, certain amounts of shares of Domesticated Acquiror Common Stock, in each case on terms and subject to the conditions set forth therein;
WHEREAS, simultaneously with the execution and delivery of this Agreement, Acquiror entered into an amended and restated Forward Purchase Agreement (as defined below) (the “A&R FPA”) with certain affiliates of Sponsor, pursuant to which the purchasers under the A&R FPA have agreed to purchase 5,000,000 Acquiror Units concurrently with the Closing and purchase up to an additional 9,000,000 Acquiror Units to the extent there are Acquiror Share Redemptions, in each case on terms and subject to the conditions set forth therein;
WHEREAS, simultaneously with the execution and delivery of this Agreement, certain executives of the Company have entered into Employment Agreements (as defined below) with the Company, with terms effective at the Closing and assumed by Acquiror at the Closing, in each case on terms and subject to the conditions set forth therein;
WHEREAS, simultaneously with the execution and delivery of this Agreement, Acquiror entered into the Stockholder Support Agreements with the Supporting Stockholders (as defined below), pursuant to which such Company Stockholders agreed to vote their Company Shares (as defined below) in favor of the transactions contemplated hereby (the “Stockholder Support Agreements”); and
WHEREAS, at the Closing, the Sponsor and certain Company Stockholders shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror, Sponsor and the Company Stockholders party thereto).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1   Definitions.   As used herein, the following terms shall have the following meanings:
“2021 Consolidated Appropriations Act” means the Consolidated Appropriations Act, 2021, or applicable rules and regulations promulgated thereunder, as amended from time to time.

“A&R FPA” has the meaning specified in the Recitals hereto.
“Acquiror” has the meaning specified in the Preamble hereto.
“Acquiror Business Combination” has the meaning specified in Section 8.6(b).
“Acquiror Class A Common Stock” means Class A ordinary shares, par value $0.0001 per share, of Acquiror, issued and outstanding immediately prior to the Domestication Effective Time.
“Acquiror Class B Common Stock” means Class B ordinary shares, par value $0.0001 per share, of Acquiror, issued and outstanding immediately prior to the Domestication Effective Time.
“Acquiror Common Stock” means (a) prior to the Domestication Effective Time, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) from and following the Domestication Effective Time, Domesticated Acquiror Common Stock.
“Acquiror Common Warrant” or “Acquiror Public Warrant” means a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering and that is issued and outstanding immediately prior to the Domestication Effective Time.
“Acquiror Cure Period” has the meaning specified in Section 10.1(g).
“Acquiror D&O Tail Policy” has the meaning specified in Section 8.8(d).
“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.
“Acquiror Financing Certificate” has the meaning specified in Section 2.4(d)(i).
“Acquiror Material Adverse Effect” means any change, event, effect, development or occurrence, that, individually or when aggregated with other changes, events, effects, developments or occurrences, that has had or would reasonably be expected to prevent the ability of Acquiror and its Subsidiaries to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor and that is issued and outstanding immediately prior to the Domestication Effective Time.
“Acquiror SEC Filings” has the meaning specified in Section 5.5.
“Acquiror Securities” has the meaning specified in Section 5.11(a).
“Acquiror Share Amount” means the number of shares of Acquiror Class A Common Stock to be outstanding as of the Closing after giving effect to the Acquiror Share Redemptions.
“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.
“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.
“Acquiror Shareholder Approvals” means the approval of those Transaction Proposals identified in clauses (A), (B), (C) and (D) of Section 8.2(b) at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose, in accordance with the CICL, the Governing Documents of Acquiror, and the NYSE rules and regulations.
“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Domestication.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).
“Acquiror Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses paid or payable by (whether or not billed or accrued for) as a result of or in connection with Acquiror’s pursuit of an initial business combination, the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting fees incurred by Acquiror in connection with its initial public offering, and expenses incurred in connection with the A&R FPA), (ii) 50% of the filing fees payable to the Antitrust Authorities and SEC in connection with the transactions contemplated hereby, (iii) fees incurred in connection with the PIPE Investment (or any Alternative PIPE Investment), (iv) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement (including the Working Capital Loans), and (v) such expenses detailed in (i) through (iv) incurred by Affiliates of the Company in connection with the transactions contemplated herein. For the avoidance of doubt, Acquiror Transaction Expenses shall exclude Indebtedness (other than Working Capital Loans).
“Acquiror Units” means each unit of Acquiror, which (a) prior to the Domestication, consists of one share of Acquiror Class A Common Stock and one-third of one Acquiror Public Warrant and (b) from and following the Domestication, consists of one share of Domesticated Acquiror Common Stock and one-third of one Domesticated Acquiror Public Warrant.
“Acquiror Warrants” means (a) prior to the Domestication, the Acquiror Common Warrants and the Acquiror Private Placement Warrants and (b) from and following the Domestication, the Domesticated Acquiror Public Warrants and Domesticated Acquiror Private Placement Warrants.
“Adjusted Aggregate Cash Electing Shares” means an amount equal to the product of (i) the Cash Pro Rata Percentage multiplied by (ii) the total number of Cash Electing Shares, determined without giving effect to any deemed Stock Elections pursuant to Section 3.3(c).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affiliate Agreements” has the meaning specified in Section 4.12(a)(viii).
“Aggregate Cash Election Amount” means an amount equal to (i) the total number of Cash Electing Shares, determined without giving effect to any deemed Stock Elections pursuant to Section 3.3(c), multiplied by (ii) $10, multiplied by (iii) the Exchange Ratio.
“Agreement” has the meaning specified in the Preamble hereto.
“Agreement End Date” has the meaning specified in Section 10.1(e).
“Alternative PIPE Investment” has the meaning specified in Section 7.5(b).
“Alternative Subscription Agreement” has the meaning specified in Section 7.5(b).
“Ancillary Agreements” has the meaning specified in Section 11.10.
“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).
“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.
“Audited Financial Statements” has the meaning specified in Section 4.8(a).
“Available Cash Amount” means (i) the amount of cash available in the Trust Account at the Closing after deducting the amount required to satisfy the Acquiror Share Redemption Amount (but prior to payment of any unpaid Acquiror Transaction Expenses and unpaid Company Transaction Expenses, as contemplated by Section 11.6), plus (ii) the PIPE Investment Amount actually received by Acquiror at the closing of the PIPE Investment or any Alternative PIPE Investment, plus (iii) the proceeds actually received by Acquiror at the Closing pursuant to the A&R FPA.
“Available Cash Electing Shares” has the meaning specified in Section 3.3(c).
“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.
“Business Data” means all business information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium), which may include Personal Data, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company IT Systems, the Company or any of its Subsidiaries in connection with the operation of the business of the Company and its Subsidiaries.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.
“Business Intellectual Property” has the meaning specified in Section 4.21(b).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 Mar. 27, 2020 (or applicable rules and regulations promulgated thereunder, as amended from time to time).
“Cash Electing Share” has the meaning specified in Section 3.1(a)(i)(A).
“Cash Electing Stockholder” has the meaning specified in Section 3.1(a)(i)(A).
“Cash Election” has the meaning specified in Section 3.1(a)(i)(A).
“Cash Merger Consideration” means an amount, which shall not be less than zero ($0) or greater than $100,000,000, equal to the lesser of (a) the Aggregate Cash Election Amount or (b) the difference achieved by subtracting (i) $250,000,000, from (ii) the Available Cash Amount.
“Cash Pro Rata Percentage” means (i) the Cash Merger Consideration as determined pursuant to clause (b) of the definition thereof, divided by (ii) Aggregate Cash Election Amount.
“Certificate of Merger” has the meaning specified in Section 2.3(a).
“CICL” has the meaning specified in the Recitals hereto.
“Class AA Common Stock” means the Class AA Common Stock, par value $0.00001 per share, of the Company.
“Class AA-1 Common Stock” means the Class AA-1 Common Stock, par value $0.00001 per share, of the Company.
“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the Preamble hereto.
“Company Agreement” has the meaning specified in Section 4.35.
“Company Awards” has the meaning specified in Section 4.6(b).
“Company Benefit Plan” has the meaning specified in Section 4.13(a).
“Company Broker-Dealer Subsidiary” has the meaning specified in Section 4.32.
“Company Business Combination” has the meaning specified in Section 8.6(a).
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, collectively.
“Company Common Stock” means the Class AA Common Stock and Class AA-1 Common Stock of the Company.
“Company Cure Period” has the meaning specified in Section 10.1(f).
“Company D&O Tail Policy” has the meaning specified in Section 8.8(c).
“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.
“Company Financing Certificate” has the meaning specified in Section 2.4(d)(ii).
“Company Group” has the meaning specified in Section 11.18(b).
“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, and all other information technology or network equipment and related equipment of automated, computerized or Software systems in each case, owned and used by the Company in the operation of the business of the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means any change, event, effect, development or occurrence (each, an “Effect”), that, individually or when aggregated with other Effect(s): (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; or (b) is reasonably likely to prevent the ability of the Company to consummate the transactions contemplated herein; provided, however, that no Effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war or terrorism, or any escalation or worsening of any such acts of war or terrorism, or changes in global, national or regional political or social conditions; (ii) earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization or a Government Authority (including the COVID-19 virus) or other natural or man-made disasters; (iii) Effects attributable to the public announcement or pendency of the transactions contemplated herein (including the impact thereof on relationships, contractual or otherwise with customers, suppliers, employees, contractors, vendors, partners, licensors, licensees, or payors); (iv) changes or proposed changes in Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority first announced after the date of this Agreement; (v) changes or proposed changes in applicable Law or GAAP (or any interpretation thereof) first announced after the date of this Agreement; (vi) any change in economic, political, business or market conditions generally, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world; (vii) Effect generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms of this Agreement; provided, however, that if a change or effect related to clause (ii) or clauses (iv) through (vii) disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, compared to other Persons operating in the same industry as the Company and its Subsidiaries, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.
“Company Material Contract” has the meaning specified in Section 4.12(a).
“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Preferred Stock” means the Series AA Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Junior Preferred Stock of the Company.
“Company Preferred Stock Conversion” means the automatic conversion, immediately prior to the Effective Time, of all outstanding shares of Company Preferred Stock into shares of Class AA-1 Common Stock (in the case of shares of Series B-2 Preferred Stock) or shares of Class AA Common Stock (in the case of all other classes of Company Preferred Stock), all of which shall automatically be converted at the then-applicable effective conversion rate in accordance with Section 6.1 of the Company’s Amended and Restated Certificate of Incorporation, as amended and currently in effect.
“Company Products” means all Software and other products owned by the Company from which the Company or any of its Subsidiaries are currently deriving revenue from the sale, license, support, development maintenance or other provision thereof.
“Company Registered Intellectual Property” means all of the following owned or purported to be owned by, or filed by or in the name of, the Company or any of its Subsidiaries: issued Patents, pending Patent applications, registered Marks (including internet domain name registrations), pending applications for registration of Marks, registered copyrights, and pending applications for registration of copyrights.
“Company Shares” has the meaning specified in Section 4.6(a).
“Company Stock Option” has the meaning specified in Section 3.1(b).
“Company Stockholder Approval” means the irrevocable approval of this Agreement and the transactions contemplated hereby, including the Merger, the Company Preferred Stock Conversion and the other transactions contemplated thereby, by the affirmative vote or written consent of the Company Stockholders, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.
“Company Stockholders” means the holders of Company Common Stock and/or Company Preferred Stock.
“Company Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses paid or payable by (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby or investigating, pursuing or contemplating any other change of control or consideration of any strategic alternative to the transactions contemplated hereby, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable to any current or former employee, consultant, independent contractor, officer, or director as a result of the transactions contemplated hereby (and not subject to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom (including any employment Taxes deferred under any COVID-19 Response Law), (iii) Transfer Taxes, (iv) 50% of the filing fees payable to the Antitrust Authorities and SEC in connection with the transactions contemplated hereby, (v) amounts owing or that may become owed, payable or otherwise due (whether or not accrued), directly or indirectly, in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreements and obtaining any consents required to be obtained hereunder, and (vi) such expenses detailed in (i) through (v) incurred by Affiliates of the Company in connection with the transactions contemplated herein. For the avoidance of doubt, Company Transaction Expenses shall exclude Indebtedness.
“Company Warrants” has the meaning specified in Section 3.1(c).
“Confidentiality Agreement” has the meaning specified in Section 11.10.
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders, and all ancillary agreements, amendments, modifications, and waivers thereto.
“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.
“COVID-19” means SARS-CoV-2 or COVID-19, and any natural evolutions thereof or related or associated epidemics, pandemics or disease outbreaks thereof.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or any other Law, Governmental Order, action, or directive promulgated by any Governmental Authority in connection with or in response to COVID-19, including any COVID-19 Response Law, in each case as applicable to the jurisdictions and industry in which the Company and its Subsidiaries currently conducts its business (including the Centers for Disease Control and Prevention and the World Health Organization).
“COVID-19 Response Law” means the 2021 Consolidated Appropriations Act, the CARES Act, the FFCRA, and any other similar, future, or additional federal, state, local, or non-U.S. law, or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.
“D&O Persons” has the meaning specified in Section 8.8(a).
“Data” means data, databases, data repositories, data lakes and collections of data.
“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to the processing of Personal Data or otherwise relating to privacy, security, or data breach notification requirements and legally binding on the Company or any of its Subsidiaries: (i) any Laws, relating to privacy, data security, data protection, sending solicited or unsolicited electronic mail and text messages, cookies, trackers and collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Data as applicable and binding in all relevant jurisdictions, including (a) the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws, (b) U.S. federal and state Laws, in particular, in each case, solely to the extent applicable, the California Consumer Privacy Act of 2018, the New York SHIELD Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the Payment Card Industry Data Security Standards, U.S. state social security number protection Laws, and/or U.S. state data breach notification Laws, and (c) e-privacy Laws relating to the respect for private life and the protection of Personal Data in electronic communications and any anti-spam Laws, as well as (ii) all legally binding: industry practices, standards, self-governing rules and guidelines from Governmental Entities as applicable and binding in all relevant jurisdictions; to the extent applicable, the Payment Card Industry Data Security Standard, PCI-DSS; and the Company’s and its Subsidiaries’ own written policies and binding agreements, all as related to privacy, data protection, data security, spyware and adware, sending of solicited or unsolicited electronic mail messages and text messages, cookies, trackers, and collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Data.
“DE SOS” has the meaning specified in Section 2.3(a).
“DGCL” has the meaning specified in the Recitals hereto.
“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.
“Dissenting Shares” has the meaning specified in Section 3.5.
“Divestiture Action” has the meaning specified in Section 8.1(c).
“Dollars” or “$” means lawful money of the United States.
“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.
“Domesticated Acquiror Private Placement Warrants” has the meaning specified in the Recitals hereto.
“Domesticated Acquiror Public Warrants” has the meaning specified in the Recitals hereto.
“Domestication” has the meaning specified in the Recitals hereto.
“Domestication Effective Time” has the meaning specified in the Recitals hereto.
“Effective Time” has the meaning specified in Section 2.3(b).
“Election Date” has the meaning specified in Section 3.3(e).
“Employment Agreements” means the employment agreements between each of the persons set forth on Section 2.4(a)(iv) and the Company.
“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).
“Equity Securities” has the meaning specified in Section 5.11(c).
“ERA” has the meaning specified in Section 4.33(c).
“ERISA” has the meaning specified in Section 4.13(a).
“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 3.2(a).
“Exchange Agent Agreement” has the meaning specified in Section 3.2(a).
“Exchange Ratio” means the quotient of (a) 150,000,000 divided by (b) the aggregate issued and outstanding shares of Company Common Stock and Company Preferred Stock (on an “as-converted” to Company Common Stock basis) on a fully diluted basis as of immediately prior to the Effective Time using the treasury method of accounting, including, without duplication the shares of Company Common Stock issuable upon the exercise of all Company Stock Options, and the shares of Company Common Stock underlying the Company Warrants.
“Export Approvals” has the meaning specified in Section 4.26(a).
“FFCRA” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), as amended.

“FGALLC” has the meaning specified in Section 4.33(a).
“Financial Statements” has the meaning specified in Section 4.8(a).
“FINRA” has the meaning specified in Section 4.32(a).
“FINRA Approval” means the decision of FINRA as specified in FINRA Rule 1017 granting approval of the Continuing Membership Application with respect to the transactions contemplated by this Agreement and the change of ownership of the Company Broker-Dealer Subsidiary.
“FM” has the meaning specified in Section 4.32.
“Form of Election” has the meaning specified in Section 3.3(d).
“Forward Purchase Agreement” means the Forward Purchase Agreement, dated as of November 24, 2020, by and among Acquiror and Motive Capital Fund I-A, LP, a Delaware limited partnership, Motive Capital Fund I-B, LP, a Delaware limited partnership and Motive Capital Fund I-MPF, LP, a Delaware limited partnership, Motive Capital Fund II-A, LP, a Delaware limited partnership, Motive Capital Fund II-B, LP, a Delaware limited partnership and Motive Capital Fund II-MPF, LP, a Delaware limited partnership.
“Fund” has the meaning specified in Section 4.33.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“GDC” has the meaning specified in Section 11.18(a).
“Goodwin” has the meaning specified in Section 11.18(b).
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation or limited liability company agreement and the “Governing Documents” of an exempted company are its memorandum and articles of association.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, self-regulatory organization, court or tribunal.
“Governmental Authorization” has the meaning specified in Section 4.5.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, (vii) per- and polyfluoroalkyl substances and (viii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Inbound Licenses” has the meaning specified in Section 4.21(b).
“Incentive Plan” has the meaning specified in Section 8.2(b).
“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capital or finance lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (d), and (f) all Indebtedness of another Person referred to in clauses (a) through (e) above guaranteed directly or indirectly, jointly or severally.
“Insurance Policies” has the meaning specified in Section 4.17.
“Intellectual Property” means any intellectual property or proprietary right arising under the Laws of any jurisdiction throughout the world in the following: (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes and extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media handles and all applications, registrations, extensions and renewals of any of the foregoing, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and, (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing; (d) trade secrets, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data (collectively “Trade Secrets”); (e) any of the foregoing rights in clauses (a) through (d) in Software or other technology; (f) any of the foregoing rights in clauses (a) through (d) in Data, data classifications, databases and data analysis, enrichment, measurement and management tools; all copies and tangible embodiments of any item referenced in any of clauses (a) through (f) (in whatever form or medium); and (g) including the right to bring suit, pursue past, current and future violations, infringements or misappropriations and collections for any of the rights listed in clauses (a) through (f).
“Interim Period” has the meaning specified in Section 6.1.
“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.
“Intervening Event” means an Effect that becomes known to any officer or director of Acquiror after the date of this Agreement that is materially adverse to the business, results of operations or condition of the Company and its Subsidiaries (financial or otherwise), taken as a whole (but specifically excluding any (i) Effects that relate to an Acquiror Business Combination, (ii) any Effects that were known to or reasonably foreseeable by any officer or director of Acquiror as of the date of this Agreement, (iii) Effects related to any Regulatory Approvals (provided that the facts underlying such Effects may themselves be taken into account) and (iv) Effects described in subsections (i) through (viii) of the definition of Company Material Adverse Effect). For the avoidance of doubt, (x) neither the Acquiror Share Redemptions nor the Acquiror Share Redemption Amount shall be deemed to be an Intervening Event and (y) the exclusion in clause (iii) shall not have any effect on Acquiror or Merger Sub’s rights hereunder as they may relate to Regulatory Approvals other than with respect to an Intervening Event.
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.
“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IP Licenses” has the meaning specified in Section 4.21(b).
“IRS” means the United States Internal Revenue Service.
“JOBS Act” has the meaning specified in Section 5.6(a).
“Junior Preferred Stock” means the Junior Preferred Stock, par value $0.00001 per share, of the Company.
“Law” means any statute, law, ordinance, rule, principle of common law, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries but excludes Owned Real Property.
“Legal Proceedings” has the meaning specified in Section 4.10.
“Letter of Transmittal” has the meaning specified in Section 3.2(c).
“License” means any franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, registration, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority.
“Lien” means all liens, licenses, covenants not to sue, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claims, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.
“Malicious Code” has the meaning specified in Section 4.21(e).
“Merger” has the meaning specified in the Recitals hereto.
“Merger Consideration” means the Securities Merger Consideration and the Cash Merger Consideration.
“Merger Sub” has the meaning specified in the Preamble hereto.
“Minimum PIPE Investment Amount” has the meaning specified in Section 5.11(e).
“Modification in Recommendation” has the meaning specified in Section 8.2(b).
“Motive Group” has the meaning specified in Section 11.18(a).
“Multiemployer Plan” has the meaning specified in Section 4.13(c).
“NYSE” has the meaning specified in Section 5.6(c).
“Offer Documents” has the meaning specified in Section 8.2(a)(i).
“Open Source Software” means any Software that is licensed: (i) under a “free,” “open source,” or similar licensing model pursuant to any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and the Server Side Public License (SSPL) or (ii) pursuant to any license to Software that is classified as “free” or “open source software,” including by the Open Source Foundation or the Free Software Foundation.
“Owned Real Property” means all real property owned in fee simple by the Companies or any of their Subsidiaries.
“Payment Fund” has the meaning specified in Section 3.2(b).
“PCAOB Audited Financial Statements” has the meaning specified in Section 6.3.

“PCAOB Auditor” means an independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board.
“Per-Share Cash Merger Consideration” means the product of (A) $10.00 and (B) the Exchange Ratio, rounded to the nearest whole cent.
“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, individually or in the aggregate, materially impair the value or materially interfere with the present use of the Owned Real Property or Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, individually or in the aggregate, materially interfere with the current use of, or materially impair the value of, the Owned Real Property or Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice pursuant to a Standard Form, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (x) non-exclusive licenses granted to Persons, including customers or distributors, in the ordinary course of business, and (xi) excluding Liens with respect to Intellectual Property, Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets, or materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“Personal Data” means any information defined as “personal data”, “personally identifiable information” or “personal information” or any functional equivalent of these terms relevant under the Data Privacy and Security Requirements, including any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with any individual, device or household.
“PIPE Investment” means the purchase of shares of Acquiror Common Stock pursuant to the Subscription Agreements.
“PIPE Investment Amount” means the aggregate gross purchase price to be received by Acquiror upon the closing of the PIPE Investment or any Alternative PIPE Investment.
“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.
“Pre-Closing Holders” means all Persons who hold one or more Company Common Stock, Company Preferred Stock, Company Stock Options or Company Warrants immediately prior to the Effective Time.
“Prospectus” has the meaning specified in Section 11.1.
“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).
“Q2 Financial Statements” has the meaning specified in Section 6.3(b).
“Qualified Health Plan Expenses” has the meaning specified in Section 4.15(p).
“Qualified Leave Wages” has the meaning specified in Section 4.15(p).
“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).
“Registration Rights Agreement” has the meaning specified in the Recitals hereto.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.
“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).
“Regulatory Agencies” has the meaning specified in Section 4.34.
“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.
“Representatives” has the meaning specified in Section 8.6(a).
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.
“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“SEC Approval Date” has the meaning specified in Section 8.2(a)(i).
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Merger Consideration” means a number of shares of Domesticated Acquiror Common Stock equal to the quotient obtained by (i) first subtracting (a) the amount of the Cash Merger Consideration from (b) $1,500,000,000, then dividing such difference by (ii) $10.00.
“Security Incident” means any security incident that impacts the security or confidentiality of, or impacts the confidentiality, integrity, or availability of: (i) a Company IT System, (including any Personal Data processed thereby or contained therein); (ii) any Trade Secret or any confidential Business Data; or (iii) Personal Data, including but not limited to incidents requiring notification to any person or governmental entity under applicable Data Privacy and Security Requirements.

“Series AA Preferred Stock” means the Series AA Preferred Stock, par value $0.00001 per share, of the Company.
“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.00001 per share, of the Company.
“Series B-1 Preferred Stock” means the Series B-1 Preferred Stock, par value $0.00001 per share, of the Company.
“Series B-2 Preferred Stock” means the Series B-2 Preferred Stock, par value $0.00001 per share, of the Company.
“Software” shall mean any and all computer programs, including any and all software implementations of algorithms, applications, utilities, development tools, models, embedded systems and methodologies, whether in source code, object code or executable code.
“SPFC” has the meaning specified in Section 4.32.
“Sponsor” means Motive Capital Funds Sponsor, LLC, a Cayman Islands limited liability company.
“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.
“SRO” has the meaning specified in Section 4.34.
“Standard Form” means a standard form of non-exclusive license granted by the Company or any of its Subsidiaries to any Person in connection with the sale or licensing of any Company Products.
“Stock Election” has the meaning specified in Section 3.1(a)(i)(B).
“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.
“Subsidiary” means, with respect to any Person, any other Person, of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.
“Subsidiary Awards” has the meaning set forth in Section 4.7(c).
“Substitute Options” has the meaning specified in Section 3.1(b).
“Substitute Warrants” has the meaning specified in Section 3.1(c).
“Supporting Stockholders” has the meaning specified in Section 2.4(e).
“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority (or provided to any payee) with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.
“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes (in each case, whether imposed directly or through withholding and whether or not disputed), and including any interest, penalty, or addition thereto.
“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).

“Terminating Company Breach” has the meaning specified in Section 10.1(f).
“Title IV Plan” has the meaning specified in Section 4.13(c).
“Top Customers” has the meaning specified in Section 4.28.
“Top Vendors” has the meaning specified in Section 4.28.
“Transaction Litigation” has the meaning specified in Section 7.1.
“Transaction Proposals” has the meaning specified in Section 8.2(b).
“Transfer Taxes” has the meaning specified in Section 8.4(a).
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“Trust Account” has the meaning specified in Section 11.1.
“Trust Agreement” has the meaning specified in Section 5.8.
“Trust Termination Letter” has the meaning specified in Section 7.2.
“Trustee” has the meaning specified in Section 5.8.
“Unaudited Financial Statements” has the meaning specified in Section 4.8(a).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.
“Warrant Agreement” means the Warrant Agreement, dated as of April 27, 2020, between Acquiror and Continental Stock Transfer & Trust Company (“Continental”).
“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.
Section 1.2   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” means “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; and (vii) the words “the date hereof” and derivative or similar words refer to the date of this Agreement.
(b)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e)   The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge

(as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.
Section 1.3   Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company means the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror means the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired after reasonable inquiry.
ARTICLE II
THE MERGER; CLOSING
Section 2.1   The Merger.   In accordance with the DGCL, immediately following the Domestication and before the Effective Time (as defined below), Merger Sub will be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, and the Company will survive the merger. The Merger shall have the effects provided in this Agreement and as specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Company will possess all properties, rights, privileges, powers and franchises of Merger Sub and the Company, and all of the claims, obligations, liabilities, debts and duties of Merger Sub and the Company will become the claims, obligations, liabilities, debts and duties of the Company.
Section 2.2   Closing.   In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Ave, New York, NY 10166, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing or another date and time specified in Article IX, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
Section 2.3   Effective Time.
(a)   Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Acquiror, Merger Sub and the Company shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly filed with the Secretary of State of the State of Delaware (the “DE SOS”) in accordance with the DGCL.
(b)   The Merger shall become effective at such time as the Certificate of Merger is duly filed with the DE SOS or as specified in the Certificate of Merger (such time the Merger is effective, the “Effective Time”).
(c)   For the avoidance of doubt, the Closing and the Effective Time shall occur after the completion of the Domestication.
Section 2.4    Closing Deliverables.
(a)   At the Closing, the Company shall deliver or cause to be delivered:
(i)    to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;
(ii)    to Acquiror, the Registration Rights Agreement, duly executed by the Company Stockholders identified on Schedule 2.4(a)(ii) attached hereto; and
(iii)   to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g) and (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of

Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).
(b)    At the Closing, Acquiror will deliver or cause to be delivered:
(i)   to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been fulfilled;
(ii)   to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor; and
(iii)   to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the directors and officers, of Acquiror after the Domestication, in accordance with Section 2.6, Section 7.6, and as otherwise agreed between the parties, including pursuant to Section 7.7), effective as of the Effective Time.
(c)   On the Closing Date, substantially concurrent with the Effective Time, Acquiror shall pay or reimburse or cause to be paid or reimbursed by wire transfer of immediately available funds, (i) all accrued and unpaid Acquiror Transaction Expenses (ii) all accrued and unpaid Company Transaction Expenses, and, if applicable, (iii) the Acquiror Share Redemption Amount.
(d)   Closing Financing Certificates.
(i)   Not more than two (2) Business Days prior to the Closing, Acquiror shall deliver to the Company a certificate signed by a duly authorized officer or director, solely in such capacity and not in its personal capacity (the “Acquiror Financing Certificate”) setting forth (A) the Acquiror Share Amount and the Acquiror Share Redemption Amount, (B) the unpaid Acquiror Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, (C) the PIPE Investment Amount to be received by Acquiror at the closing of the PIPE Investment or any Alternative PIPE Investment and wire transfer instructions for the payment thereof, (D) the expected proceeds to be received by Acquiror at the closing of the transactions contemplated by the A&R FPA and wire transfer instructions for the payment thereof, (E) the amount of the Cash Merger Consideration, (F) the Securities Merger Consideration, and (G) the amount of cash that shall be available in the Trust Account at the Closing and corresponding Available Cash Amount calculation.
(ii)   Not more than two (2) Business Days prior to the Closing, the Company shall deliver to Acquiror a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Company Financing Certificate”), setting forth (A) the amount of unpaid Company Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; (B) the Exchange Ratio, (C) the number of Substitute Options to be issued by Acquiror to holders of Company Stock Options, and (D) number of Substitute Warrants to be issued by Acquiror to the holders of Company Warrants.
(iii)   Each of the financing certificates delivered pursuant to this Section 2.4(d) will confirm in writing that it has been prepared in good faith using the latest available financial information and will include materials showing in reasonable detail the support and computations for the amounts included therein. Each of Acquiror and the Company shall be entitled to review and make reasonable comments on the matters and amounts set forth in the other’s financing certificate so delivered. Each of Acquiror and the Company will cooperate in the other’s review of the delivered financing certificate, including providing the other and its Representatives with reasonable access to the relevant books, records and finance employees. Each of Acquiror and the Company will cooperate reasonably to revise the financing certificates to reflect the other’s reasonable comments; provided that the Company shall make the final determination of the amounts included in the Company Financing Certificate and Acquiror shall make the final determination of the amounts included in the Acquiror Financing Certificate.
(e)   Support Agreements.   Concurrently with the execution of this Agreement, the Company Stockholders identified on Schedule 2.4(e)(i) attached hereto (such Company Stockholders, the “Supporting

Stockholders”) have entered into support agreements with Acquiror in the form attached hereto as Exhibit D, pursuant to which (a) each of the Supporting Stockholders has agreed, among other things, to vote all of the shares of Company Common Stock and/or Company Preferred Stock beneficially owned by such Person in favor of the adoption of this Agreement and the approval of the Merger and transactions contemplated hereby (which vote may be taken by executing a written consent as described in Section 6.6 hereof) and (b) each of the Supporting Stockholders has agreed not to engage in any transactions involving the securities of Acquiror prior to the Closing without Acquiror’s prior consent. Concurrently with the execution of this Agreement, the Sponsor and the individuals identified on Schedule 2.4(e)(ii) attached hereto have entered into support agreements with the Company in the form attached hereto as Exhibit E, pursuant to which (a) the Sponsor and each individual party thereto has agreed, among other things, to vote all of the shares of Acquiror Common Stock beneficially owned by such Person in favor of the adoption of this Agreement and the approval of the Merger and transactions contemplated hereby and not to engage in any transactions involving the securities of Acquiror prior to the Closing without Acquiror’s prior consent.
Section 2.5   Governing Documents.   The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the surviving company until thereafter amended as provided therein and under the DGCL.
Section 2.6   Directors and Officers. The directors and officers set forth on Section 2.6(a) of the Acquiror Disclosure Letter shall be the directors and officers of the Company following the Effective Time until their respective successors are duly elected or appointed in accordance with applicable Law and the Governing Documents of the Company or their earlier death, resignation or removal.
Section 2.7   Tax Free Reorganization Matters.   The parties intend that, for United States federal income tax purposes, (i) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations, to which Acquiror is to be party under Section 368(b) of the Code and the Treasury Regulations, and (ii) the Merger constitutes a transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations, and in each case, this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of each of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.
ARTICLE III
EFFECTS OF THE MERGER
Section 3.1   Conversion of Securities.
(a)   Conversion of Company Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder, each share of Company Capital Stock (other than any Dissenting Shares and any shares to be cancelled pursuant to Section 3.1(f)) that is issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive:
(i)   with respect to each vested share of Company Capital Stock:
(A)   if the holder of such share of Company Capital Stock makes a proper election to receive Cash Merger Consideration (a “Cash Election”) with respect to such vested share of Company Capital Stock pursuant to Section 3.3(c) (each such share of Company Capital Stock, a “Cash Electing Share” and each such Company Stockholder that has made a Cash Election, a

“Cash Electing Stockholder”), an amount in cash for such Cash Electing Share, without interest, equal to the Per-Share Cash Merger Consideration;
(B)   if the holder of such share of Company Capital Stock makes a proper election to receive Securities Merger Consideration (a “Stock Election”), or is deemed to have made a Stock Election (including if the Company Stockholder fails to make a Cash Election or Stock Election in accordance with the procedures set forth in Section 3.3), with respect to such vested share of Company Capital Stock, a number of shares of vested Domesticated Acquiror Common Stock equal to the Exchange Ratio (the amounts in (A) and (B), collectively, the “Per-Share Merger Consideration”); and
(ii)   with respect to each unvested share of Company Capital Stock, a number of shares of unvested Domesticated Acquiror Common Stock equal to the Exchange Ratio, provided that such unvested Domesticated Acquiror Common Stock shall continue to have, and be subject to, the same terms and conditions set forth in the applicable documentation evidencing the terms of the underlying unvested Company Capital Stock immediately prior to the Closing, including any repurchase rights or vesting provisions.
(b)   Assumption of Company Options.   At the Closing, by virtue of the Merger and without any action on the part of its holder, each then outstanding option exercisable for shares of Company Common Stock (“Company Stock Option”), whether vested or unvested, will be assumed by Acquiror and automatically be converted into an option to purchase shares of Domesticated Acquiror Common Stock (“Substitute Options”) as set forth below. Each Substitute Option will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing the terms of the Company Stock Option (including any applicable incentive plan and stock option agreement or other document evidencing such Company Stock Option) immediately prior to the Closing, including any repurchase rights or vesting and termination-related provisions, except that (i) each Substitute Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Domesticated Acquiror Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Closing multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Domesticated Acquiror Common Stock and (ii) the per share exercise price for the shares of Domesticated Acquiror Common Stock issuable upon exercise of such Substitute Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Closing by the Exchange Ratio, rounded up to the nearest whole cent. The Company shall take no action that will cause or result in the accelerated vesting of the assumed Company Stock Options. Except as set forth on Schedule 3.1(b) or Section 4.6(c), each Substitute Option shall be vested immediately following the Closing as to the same percentage of the total number of shares subject thereto as the Company Stock Option was vested as to immediately prior to the Closing. As soon as reasonably practicable following the Closing Date, Acquiror will use commercially reasonable efforts to issue to each Person who holds a Substitute Option a document evidencing the foregoing assumption of such Company Stock Option by Acquiror.
(c)   Assumption of Company Warrants.   At the Closing, without any action on the part of the holders of any warrants exercisable for shares of Company Capital Stock (“Company Warrants”), each then outstanding Company Warrant, whether or not exercisable on the Closing Date, will be assumed by Acquiror and automatically be converted into a warrant to purchase shares of Domesticated Acquiror Common Stock (“Substitute Warrants”) as set forth below. Each Substitute Warrant will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing the terms of the Company Warrants immediately prior to the Closing, including any repurchase rights or vesting provisions, except that (i) each Substitute Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Domesticated Acquiror Common Stock equal to the product of the number of shares of Company Capital Stock that were issuable upon exercise of such Company Warrant immediately prior to the Closing multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Domesticated Acquiror Common Stock and (ii) the per share exercise price for the shares of Domesticated Acquiror Common Stock issuable upon exercise of such Substitute Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Capital Stock at which such Company Warrant was exercisable immediately prior to the Closing by the Exchange Ratio, rounded up to the nearest whole cent. The Company shall take no action, other than those actions contemplated by this Agreement, that will cause or result in the accelerated vesting of unvested Company Warrants. Each Substitute Warrant shall be vested immediately following the Closing as to the same percentage of the total number of shares subject thereto as the Company Warrant was vested as to immediately prior to the Closing. As soon as reasonably practicable following the Closing Date, Acquiror will use commercially reasonable efforts to issue to each Person who holds a Substitute Warrant a document evidencing the foregoing assumption of such Company Warrant by Acquiror.
(d)   Treatment of Merger Sub Common Stock.   At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be cancelled and retired and automatically converted into and exchanged for one (1) duly authorized, fully paid, non-assessable and validly issued share of the Company and will constitute the only outstanding equity interest of the Company following the Merger.
(e)   Cancellation of Treasury and Acquiror-Owned Shares.   Each share of Company Common Stock held by the Company or Acquiror or any direct or indirect wholly owned Subsidiary of any of the foregoing immediately prior to the Closing shall be canceled and extinguished without any conversion or payment in respect thereof.
(f)   No Further Ownership Rights.   Until surrendered as contemplated by this Section 3.1, the Company Common Stock shall be deemed, from and after the Closing, to represent only the right to receive the Per-Share Merger Consideration. If, after the Closing, any of the Company’s securities are presented to Acquiror or the Company for any reason, they shall be canceled and exchanged as provided in this Agreement.
(g)   No Fractional Shares or Fractional Warrants.   Notwithstanding anything in this Agreement to the contrary, no fractional shares of Domesticated Acquiror Common Stock shall be issued pursuant to the transactions contemplated herein; any such fractional share of Acquiror Common Stock shall be rounded down to the nearest whole number. Notwithstanding anything in this Agreement to the contrary, no fractional Domesticated Acquiror Public Warrants or fractional Domesticated Acquiror Private Placement Warrants shall be issued pursuant to the transactions contemplated herein; any such fractional warrants shall be rounded down to the nearest whole warrant.
(h)   Allocation Schedule.   The Company acknowledges and agrees that the Cash Merger Consideration and Securities Merger Consideration are being allocated among the Company Stockholders pursuant to the schedule set forth on Schedule 3.1(i) (the “Allocation Schedule”). The Allocation Schedule reflects the information therein as of the date hereof and will be updated and delivered by the Company to Acquiror at least three (3) Business Days prior to the anticipated Closing Date. In each case, the Company agrees that the allocation among the Company Stockholders shown thereof is and will be in accordance with the Governing Documents of the Company and applicable Law. In addition, the Allocation Schedule (i) does and will set forth (A) the number, class and series of Company Capital Stock, Company Stock Options and/or Company Warrants owned by each Pre-Closing Holder, (B) the number of shares of Domesticated Acquiror Common Stock allocated to each Company Stockholder, (C) the portion of the Cash Merger Consideration, if any, allocated to each Company Stockholder, (D) with respect to each Pre-Closing Holder of Company Stock Options, the number of shares of Domesticated Acquiror Common Stock subject to, and the exercise price per share of Domesticated Acquiror Common Stock of, each Substitute Option, and (E) with respect to each Pre-Closing Holder of Company Warrants, the number of shares of Domesticated Acquiror Common Stock subject to, and the exercise price per share of Domesticated Acquiror Common Stock of, each Substitute Warrant, and (ii) is and will otherwise be accurate in all respects (except for de minimis inaccuracies that are not material). Acquiror shall be entitled to conclusively rely on the Allocation Schedule (as updated prior to the Closing Date), and neither Acquiror nor its Affiliates shall have any liability with respect to the allocation of the Cash Merger Consideration or Securities Merger Consideration among the Company Stockholders or the calculation of the number of shares of Domesticated Acquiror Common Stock subject to, or the exercise price per share of Domesticated Acquiror Common Stock of (as applicable), Substitute Options and Substitute Warrants under this Agreement.

Section 3.2   Exchange Procedures.
(a)   Appointment of Exchange Agent.   Acquiror and the Company shall appoint Continental or another mutually agreeable bank or trust company, to act as exchange agent (“Exchange Agent”) for the distribution of the Merger Consideration to the Company Stockholders pursuant to this Section 3.2 and an exchange agent agreement in form and substance mutually agreeable to Acquiror and the Company (“Exchange Agent Agreement”).
(b)   Delivery of Consideration to Exchange Agent.   Immediately prior to the Effective Time, Acquiror will deliver or cause to be delivered to the Exchange Agent (i) a number of shares of Domesticated Acquiror Common Stock equal to the Securities Merger Consideration and (ii) the Cash Merger Consideration (such cash, the “Payment Fund”). The Exchange Agent will be deemed to be the agent for the Company Stockholders for the purpose of receiving the Per Share Merger Consideration, and delivery of shares of Domesticated Acquiror Common Stock and of the Payment Fund to the Exchange Agent will be deemed to be delivery to the Company Stockholders at the Effective Time, with respect to the Per Share Merger Consideration. Until they are distributed, the shares of Domesticated Acquiror Common Stock held by the Exchange Agent will be deemed to be outstanding from and after the Effective Time, but the Exchange Agent will not vote those shares or exercise any rights of a stockholder with regard to such shares. If any dividends or distributions are paid with regard to shares of Domesticated Acquiror Common Stock while they are held by the Exchange Agent, the Exchange Agent will hold the dividends or distributions, uninvested, until shares of Domesticated Acquiror Common Stock are distributed to the applicable Company Stockholders (excluding for the avoidance of doubt such holders to the extent they hold Dissenting Shares), at which time the Exchange Agent will distribute the dividends or distributions that have been paid with regard to those shares of Domesticated Acquiror Common Stock to such former Company Stockholders. Except as otherwise provided in this Agreement, the Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article III.
(c)   Letters of Transmittal.   As soon as reasonably practicable after the SEC Approval Date, the Exchange Agent will deliver to each Company Stockholder a letter of transmittal (and any instructions related thereto) in form and substance reasonably acceptable to Acquiror and the Company (the “Letter of Transmittal”) to be completed and executed by such Person to receive such Company Stockholder’s Per Share Merger Consideration as contemplated by Section 3.1 (other than to the extent such Person holds Dissenting Shares). The Letter of Transmittal will contain, among other things, customary representations of each Company Stockholder relating to (as applicable) existence, power and authority, due authorization, due execution, enforceability and ownership of the Company Common Stock owned by such Person.
(d)   Delivery of Per Share Merger Consideration.   No later than two (2) Business Days prior to the Closing Date, the Company shall provide to Acquiror and the Exchange Agent all Letters of Transmittal received from Company Stockholders as of such date, together with the share certificate(s) evidencing the Company Common Stock or Company Preferred Stock or evidence that such shares have been transferred by book entry transfer to an account established by the Exchange Agent. At the Closing, the Exchange Agent shall issue and pay, as applicable, to each applicable Company Stockholder (or its designee) (i) via electronic book entry the number of Domesticated Acquiror Common Shares, and (ii) via a check or wire transfer, the amount of cash, that together form the Per Share Merger Consideration to which such Company Stockholder is entitled under Section 3.1 (excluding for the avoidance of doubt such holders to the extent they hold Dissenting Shares).
(e)   At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing shares of Company Common Stock or Company Preferred Stock are presented to the Company or the Exchange Agent for transfer or transfer is sought for book-entry shares of Company Common Stock or Company Preferred Stock, such certificates or book-entry shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.
(f)   Termination of Exchange Agent Agreement.   On the date that is twelve (12) months after the Closing Date, Acquiror shall instruct the Exchange Agent to deliver to Acquiror any portion of the Per Share Merger Consideration deposited with the Exchange Agent that remains undistributed to the Company

Stockholders pursuant to instructions provided to the Exchange Agent by Acquiror at such time, unless required otherwise by applicable Law, and the Exchange Agent’s duties shall terminate. Thereafter, any Company Stockholders who have not complied with the provisions of this Agreement for receiving their Per Share Merger Consideration from the Exchange Agent shall look only to Acquiror as general creditors thereof for such amounts, and any such Company Stockholder may deliver a Letter of Transmittal to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly pay, the Per Share Merger Consideration deliverable in respect thereof as determined in accordance with this Article III without any interest thereon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Per Share Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Letter of Transmittal in respect of shares of Company Common Stock shall not have been delivered immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.
(g)   Appraisal Rights.   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.2(a) to pay for shares of Company Common Stock or Company Preferred Stock for which appraisal rights have been perfected as described in Section 3.5 shall be returned to Acquiror, upon demand; provided that the parties acknowledge that, notwithstanding anything to the contrary in this Agreement, Acquiror shall not be required under this Section 3.2 or otherwise to deposit with the Exchange Agent any Merger Consideration with respect to shares of Company Common Stock as to which its holder has purported to deliver a notice or demand of appraisal that has not been withdrawn prior to the Closing Date.
Section 3.3   Consideration Election Procedures.
(a)   On or prior to the Election Date (as defined below), each Company Stockholder holding vested Company Capital Stock and entitled to receive consideration pursuant to Section 3.1(a) shall, subject to the terms and conditions of any agreement between the Company and such Company Stockholder, be entitled to specify a percentage of the number of such Company Stockholder’s shares of vested Company Capital Stock with respect to which such holder makes a Cash Election (a “Cash Election Percentage”) or a Stock Election by complying with the procedures set forth in this Section 3.3; provided that no Company Stockholder shall specify a Cash Election Percentage greater than fifteen percent (15%).
(b)   If the Cash Merger Consideration is equal to or exceeds the Aggregate Cash Election Amount, then each Cash Electing Stockholder will be deemed to have made a Cash Election with respect to the number of shares of vested Company Capital Stock with respect to which such Cash Electing Stockholder has made a Cash Election in accordance with Section 3.3.
(c)   If the Aggregate Cash Election Amount exceeds the Cash Merger Consideration, then the aggregate number of Cash Electing Shares shall be reduced to a number of shares equal to the Adjusted Aggregate Cash Electing Shares (such shares, the “Available Cash Electing Shares”). The Available Cash Electing Shares shall be allocated among each Cash Electing Stockholder (and such Cash Electing Stockholder will automatically be deemed to have made a Cash Election only with respect to a number of shares of vested Company Capital Stock held by such Cash Electing Stockholder) on a pro rata basis by multiplying (i) the number of shares of vested Company Capital Stock with respect to which such Cash Electing Stockholder has made a Cash Election in accordance with Section 3.3 and (ii) the Cash Pro Rata Percentage. Each Cash Electing Stockholder shall automatically and irrevocably be deemed to have made a Stock Election with respect to such number of shares of Company Capital Stock held by such Cash Electing Stockholder equal to the excess of (A) the number of shares of Company Capital Stock held by such Cash Electing Stockholder (including shares with respect to which such Cash Electing Stockholder has made a Cash Election in accordance with Section 3.3) minus (B) the number of Available Cash Electing Shares that have been allocated to such Cash Electing Stockholder pursuant to the prior sentence.
(d)   As promptly as practicable after the SEC Approval Date (but in no event later than three (3) Business Days after such date), the Company shall deliver (or cause to be delivered) to each Company Stockholder as of such date a form of election (the “Form of Election”), together with instructions for completing and returning to the Company the completed and executed Form of Election. Each Company Stockholder entitled to receive consideration pursuant to Section 3.1(a) may use the Form of Election to irrevocably make a Cash Election or a Stock Election in accordance with such instructions. In the event that any such Company Stockholder fails to make prior to the Election Date a proper Cash Election or a Stock Election with respect to any or all shares of Company Capital Stock held such Company Stockholder, then such Company Stockholder shall be automatically and irrevocably be deemed to have made a Stock Election with respect to those shares. The Company shall use its commercially reasonable efforts to make the Form of Election available as promptly as practicable to all Persons who become holders of Company Capital Stock during the period between the date of delivery of the first Form of Election contemplated by the first sentence of this paragraph and the Election Date, and who are entitled to receive consideration pursuant to Section 3.1(a).
(e)   Any applicable Company Stockholder’s election pursuant to the Form of Election will be deemed properly made only if the Company has received at its designated office, by 5:00 p.m. (Pacific time) on the tenth (10th) Business Day following the date on which the Form of Elections are first sent to a Company Stockholder (the “Election Date”), a Form of Election properly completed in accordance with the accompanying instructions and accompanied by any additional documents required by the instructions set forth in or accompanying the delivery of the Form of Election. The Company shall publicly announce the Election Date upon the first delivery of the Form of Elections to a Company Stockholder.
(f)   Any Cash Election or Stock Election is final and irrevocable, unless (i) otherwise consented to in writing by the Company with prompt notice to Acquiror (which such consent may, in the Company’s sole discretion, be provided or denied), or (ii) this Agreement is validly terminated in accordance with Article X, in which case all Cash Elections and Stock Elections shall automatically be revoked concurrently with the termination of this Agreement. Without limiting the application of any other transfer restrictions that may otherwise exist, after a Cash Election or a Stock Election is validly made or deemed to be made with respect to any shares of Company Capital Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company until following the Effective Time, unless and until such Cash Election or Stock Election is validly revoked in accordance with this Section 3.3.
(g)   The determination of the Company shall be final, conclusive and binding in the event of ambiguity or uncertainty as to whether or not a Cash Election or a Stock Election has been properly made, deemed to be made, or revoked pursuant to this Section 3.3. The Company shall also make all computations contemplated by Section 3.3, and this computation shall be final, conclusive and binding (other than in the case of manifest error). The Company may make any rules as are consistent with this Section 3.3 for the implementation of Cash Elections and Stock Elections as shall be necessary or desirable to effect such elections in accordance with the terms of this Agreement. Notwithstanding the foregoing or anything herein to the contrary, Acquiror and the Company shall reduce any Company Stockholder’s Cash Election to the extent reasonably necessary in order to permit the transactions contemplated hereby the qualify for the intended tax treatment pursuant to Section 2.7.
Section 3.4   Withholding(a).   Notwithstanding any other provision to this Agreement, Acquiror, the Exchange Agent and the Company, as applicable, shall be entitled (i) to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Exchange Agent or the Company, respectively), and (ii) to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from any other recipients of payments hereunder. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If a portion of the Acquiror Common Stock otherwise deliverable to a Person is withheld hereunder, the relevant withholding party shall be treated as having sold such Acquiror Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding (which fair market value shall be deemed to be the closing price of shares of Acquiror Common Stock on the NYSE on the Closing Date) and having paid such cash proceeds to the appropriate Governmental Authority.

Section 3.5   Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock or Company Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such share of Company Common Stock or Company Preferred Stock of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Per Share Merger Consideration in accordance with Section 3.1(a). The Company shall serve prompt notice to Acquiror of any demands for appraisal of any shares of Company Common Stock or Company Preferred Stock, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Acquiror (which shall not be unreasonably conditioned, withheld, delayed or denied), make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:
Section 4.1   Company Organization.   The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.2   Subsidiaries.   A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than the Subsidiaries of the Company set forth on Section 4.2 of the Company Disclosure Letter, there are no other Persons in which the Company directly or indirectly owns, of record or beneficially, any direct or indirect capital stock or other equity interest or any right (contingent or otherwise) to acquire the same, nor is the Company directly or indirectly a member of or participant in any partnership, joint venture or similar arrangement. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.
Section 4.3   Due Authorization.
(a)   Other than the Company Stockholder Approval, the Company has all requisite corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company proceeding other than the Company Stockholder Approvals on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been and, on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)    On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted a written consent or resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other action or proceeding is required on the part of the Company or any of the Company Stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger and the transactions contemplated hereby other than the Company Stockholder Approval. The Supporting Stockholders hold a sufficient number of shares of Company Common Stock and Company Preferred Stock to obtain the Company Stockholder Approval. The Company Stockholder Approval is the only vote of holders of securities of the Company necessary to approve the Merger.
Section 4.4   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not be, or reasonably be expected to be, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.5   Governmental Authorities; Consents.   Except as set forth in Section 4.5 of the Company Disclosure Letter, assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) the FINRA Approval; (iii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business; (iv) the filing with, and written approval or non-objection of, the Division of Banking of the South Dakota Department of Labor and Regulation pursuant to Section 51A-6A-47 of the South Dakota Codified Laws; (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (vi) the filing of the Certificate of Merger in accordance with the DGCL.
Section 4.6   Capitalization of the Company.
(a)   As of the date of this Agreement, the authorized capital stock of the Company consists of 54,000,000 shares of Class AA Common Stock, par value $0.00001 per share, of which 20,147,410 shares are issued and outstanding; 805,360 shares of Class AA-1 Common Stock, par value $0.00001 per share, of which no shares are issued and outstanding; 1,114,988 shares of Series AA Preferred Stock, par value $0.00001 per share, of which 1,114,988 shares are issued and outstanding; 6,615,809 shares of Series B Preferred Stock, par value $0.00001 per share, of which 6,615,809 shares are issued and outstanding; 15,949,487 shares of Series B-1 Preferred Stock, par value $0.00001 per share, of which 13,491,651 shares are issued and outstanding; 805,360 shares of Series B-2 Preferred Stock, par value $0.00001 per share, of which 132,127 shares are issued and outstanding; and 3,313,623 shares of Junior Preferred Stock, par value $0.00001 per share, of which 2,313,623 shares are issued and outstanding (collectively, the “Company Shares”), and there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding Company Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, and all requirements set forth in (A) the Governing Documents of the Company and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens. All Company Shares are in uncertificated, book-entry form. The Company Stockholders own all of the issued and outstanding Company Shares.
(b)   Except as otherwise set forth in Section 4.6(b) of the Company Disclosure Letter or as granted in accordance with the limitations in Section 6.1(b), the Company has not granted any outstanding subscriptions, options, stock appreciation rights, phantom units, incentive units, warrants, rights, equity-based awards or other securities (including debt securities) convertible into or exchangeable or exercisable for Company Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company (collectively, “Company Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares.
(c)   Except as set forth in Section 4.6(c) of the Company Disclosure Letter, no Company Award as a result of the consummation of the transactions contemplated herein, accelerates or otherwise becomes triggered (whether as to vesting, exercisability, convertibility or otherwise).
(d)   Except as set forth on Section 4.6(c) of the Company Disclosure Letter, (i) each outstanding Company Stock Option has an exercise price that has been determined pursuant to an independent valuation to be at least equal to the fair market value of a share of Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Stock Option has had its exercise date or grant date “back-dated” or materially delayed, and (iii) all Company Stock Options have been issued in compliance, in all material respects, with the applicable equity plan of the Company and all applicable Laws and properly accounted for in all material respects in accordance with the U.S. GAAP.
Section 4.7   Capitalization of Subsidiaries.
(a)   The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.
(b)   The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.
(c)   Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, phantom units incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries (collectively, “Subsidiary Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.
(d)   Except as set forth in this Section 4.7(d) of the Company Disclosure Letter, no Subsidiary Award as a result of the consummation of the transactions contemplated herein, accelerates or otherwise becomes triggered (whether as to vesting, exercisability, convertibility or otherwise).
Section 4.8   Financial Statements.
(a)   Attached as Section 4.8(a) of the Company Disclosure Letter are: true and complete copies of the (i) audited consolidated balance sheets and statements of operations, comprehensive loss, retained earnings, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2019, together with the notes and schedules thereto and auditor’s reports thereon (the “Audited Financial Statements”), and (ii) unaudited consolidated balance sheets and statements of operations, comprehensive loss, changes in convertible preferred stock, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 (the “Unaudited Financial Statements” and, together with the Q2 Financial Statements and PCAOB Audited Financial Statements, when delivered pursuant to Section 6.3 as applicable, the “Financial Statements”).
(b)   Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Audited Financial Statements and, when delivered pursuant to Section 6.3, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in unitholders’ equity (only with respect to the Audited Financial Statements) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q2 Financial Statements, to normal, recurring or immaterial year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q2 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.
(c)   Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company, including the PCAOB Auditor, has identified or been made aware of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.
(d)   The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP and to maintain asset accountability.
(e)   All accounts receivable reflected on the most recent balance sheet represent bona fide and valid obligations arising from sales actually made or services actually performed and to the Company’s knowledge, have been appropriately and adequately reserved for in accordance with GAAP, consistent with past practices.
(f)   All accounts payable and notes payable by the Company and its Subsidiaries to third parties reflected on the most recent balance sheet have arisen in bona fide arm’s-length transactions in the ordinary course of business and no such account payable or note payable is delinquent more than 90 days in its payment.
(g)   The inventories of the Company and each of its Subsidiaries, whether reflected on the most recent balance sheet or subsequently acquired, unless reserved against on the most recent balance sheet, are of a quality and quantity usable and/or salable in the ordinary course of business, consistent with past practices.
Section 4.9   Undisclosed Liabilities.   Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) of the type required by GAAP to be disclosed or reserved for on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off in full prior to or at the Closing, including any that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the transactions contemplated hereby or (d) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.10   Litigation and Proceedings.   Except as set forth on Section 4.10 of the Company Disclosure Letter, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings (including any audit, examination, assessment, investigation or inquiry or request for information initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.11   Legal Compliance.
(a)   Each of the Company and its Subsidiaries is, and for past three (3) years has been, in compliance with all applicable Laws in all respects, except in each case, where such noncompliance with Law would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(b)   For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice or any allegation of a violation or potential violation of any Laws, except where such violation or potential violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.
(c)   The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.
(d)   Nothing in this Section 4.11 (Legal Compliance) shall apply to the topics addressed in Section 4.22 (Privacy and Cybersecurity).
Section 4.12   Contracts; No Defaults.
(a)   Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means the following Contracts (excluding any Company Benefit Plan) with the Company or any Subsidiary of the Company (or by which the Company or any Subsidiary of the Company is otherwise bound), whether or not listed on the Company Disclosure Letter. True, correct and complete copies of the Company Material Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives:
(i)   Any material Contract with any of the Top Vendors (other than purchase orders, invoices or statements of work entered into or used in the ordinary course of business);
(ii)   Any material Contract with any of the Top Customers (other than purchase orders, invoices or statements of work entered into or used in the ordinary course of business);
(iii)   Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any other agreement or commitment for future loans, credit or financing, in each case, in excess of $250,000, other than Contracts that have no material obligations ongoing;
(iv)   Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years immediately preceding the date of this Agreement, in each case, involving payments in excess of $250,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) between the Company and its wholly owned Subsidiaries;
(v)   Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $250,000 in any calendar year, other than Contracts for the purchase or sale of the Owned Real Properties;
(vi)   Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company);
(vii)   each Contract with or in respect of any registered broker-dealer, investment adviser or financial institution (including any trust company), in each case in which the Company or one of its Subsidiaries holds any ownership interest;
(viii)   Contracts (other than employment agreements, offer letters, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers, directors and managers (or equivalents) of the Company or any of the Company’s Subsidiaries (other than managers that are the Company or any of the Company’s Subsidiaries), or any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);
(ix)   Except as disclosed pursuant to subsections (viii) or (x), Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries with a title of Vice President or higher;
(x)   Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for severance, change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;
(xi)   Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area;
(xii)   Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;
(xiii)   Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person the right to use Intellectual Property of the Company and its Subsidiaries (other than non-exclusive licenses granted to Persons, including customers or distributors, in the ordinary course of business for the use of Company Products) or (ii) is granted by a third Person the right to use Intellectual Property (other than Contracts granting nonexclusive rights to use commercially available, standard off-the-shelf software and Open Source Software)
(xiv)   any Contract for the development of (A) Intellectual Property that is embodied in or under development for any Company Product or other material Intellectual Property (other than Contracts with any employee on a standard form of agreement entered into in the ordinary course of business under which such employee is bound by confidentiality obligations and effectively assigns all right, title and interest in and to any developed Intellectual Property to the Company or any of its Subsidiaries), and (B) any Intellectual Property for any Person by the Company or any of its Subsidiaries;
(xv)   Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $250,000 in any calendar year;
(xvi)   Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $250,000 in any calendar year;
(xvii)   Any settlement, conciliation or similar Contract with any Governmental Authority;
(xviii)   Any Contract for the disposition of any portion of the assets or business of the Company or any of its Subsidiaries with a value in excess of $250,000 or for the acquisition by the Company or any of its Subsidiaries of the assets or business of any other Person with a value in excess of $250,000 (other than purchases of inventory or services in the ordinary course of business) under which the Company or any of its Subsidiaries has any material continuing monetary obligations, including with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;
(xix)   Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xx)   Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xvii) of this Section 4.12(a).
(b)   Except for any Company Material Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Company Material Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, except, in each case to the extent that any consents set forth in Section 4.4 and Section 4.5 of the Company Disclosure Letter are not obtained.
(c)   Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under such Company Material Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Company Material Contract and to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Company Material Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).
Section 4.13   Company Benefit Plans.
(a)   Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any other plan, policy, program or agreement (including any employment (other than offer letters for at-will employment that do not contain severance or require advance notice of termination), bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.
(b)   Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance, in all material respects, with its terms and all applicable Laws, including ERISA and the Code; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c)   Except as set forth on Section 4.13(c) of the Company Disclosure Letter, no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or a pension plan that is subject to Title IV of ERISA (“Title IV Plan”) or Section 412 of the Code, and neither the Company nor any of its ERISA Affiliates has any liability with respect to any Multiemployer Plan or Title IV Plan. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.
(d)   With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.
(e)   No Company Benefit Plan provides welfare benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law.
(f)   Each Company Benefit Plan subject to Section 409A of the Code has complied in all material respects in form and operation with the requirements of Section 409A of the Code.
(g)   Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Award. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.
Section 4.14   Labor Relations; Employees.
(a)   Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.
(b)   Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment including, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries.
(c)   In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental

Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) written notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(d)   To the knowledge of the Company, no present employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.
(e)   Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of its Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above.
(f)   Since January 1, 2020 and through the date hereof, the Company and its Subsidiaries have not engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, triggering the notice requirements under the WARN Act.
Section 4.15   Taxes.
(a)   All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP. The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment of stamp duties, the reporting and payment of sales, use, ad valorem and value added Taxes and related record retention (including to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions).
(b)   The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(c)   There are no Liens for Taxes (other than Taxes described in clause (ii) of the definition of Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.
(d)   No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)    There are no Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress with respect to material Taxes or material Tax Returns, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.
(f)   Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.
(g)   Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).
(h)   Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.
(i)   Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.
(j)   No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(k)   Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.
(l)   Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).
(m)   Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), or (vi) deferral of any payment of Taxes otherwise due (including through any automatic extension or other grant of relief provided by any COVID-19 Response Law), and to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.
(n)   The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(o)   The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.
(p)   The Company and each of its Subsidiaries has, since April 1, 2020, retained all information required by the Internal Revenue Service to substantiate any “qualified sick leave wages” and any “qualified family leave wages” (collectively “Qualified Leave Wages”), each as defined in FFCRA, and any “qualified health plan expenses” as defined in Section 7001 of the FFCRA (“Qualified Health Plan Expenses”).
(q)   Since April 1, 2020, neither the Company nor any of its Subsidiaries has funded or paid any Qualified Leave Wages, Qualified Health Plan Expenses, or any Medicare tax on Qualified Leave Wages, from amounts allocated to or reserved for the payment of employment taxes (including amounts already withheld) or that are set aside for deposit with the Internal Revenue Service, in each case, whether or not shown on the Financial Statements.
(r)   Since April 1, 2020, neither the Company nor any of its Subsidiaries has requested an “advance payment of employer credits” on Internal Revenue Service Form 7200 or otherwise and has not received a refund of tax credits for Qualified Leave Wages or the “employee retention credit” described in Section 2301 of the CARES Act.
(s)   Neither the Company nor any of its Subsidiaries has made a claim for tax credits in respect of the same wages pursuant to any COVID-19 Response Law.
(t)   Neither the Company nor any of its Subsidiaries has applied for or received (i) any loan pursuant to the “Paycheck Protection Program” as defined in Sections 1102 and 1106 of the CARES Act, (ii) any funds pursuant to the “Economic Injury Disaster Loan” program or an advance on an “Economic Injury Disaster Loan” pursuant to Section 1110 of the CARES Act or (iii) any similar programs in any state, local or non-U.S. jurisdiction.
(u)   Neither the Company nor any of its Subsidiaries has claimed any “employee retention credit” described in Section 2301 of the CARES Act.
(v)   Neither the Company nor any of its Subsidiaries has taken any action that could reasonably be expected to impair Acquiror’s eligibility to claim any payroll tax credit or deferral that is permitted by any COVID-19 Response Law.
(w)   No Subsidiary of the Company that is incorporated in a jurisdiction outside of the United States (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (iv) has received written notice from the IRS claiming that it may be subject to U.S. federal income Tax as a result of being engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code or having a permanent establishment in the United States, which notice or claim has not since been withdrawn.
(x)   Neither the Company nor any of its Subsidiaries organized in the United States has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(y)   There is no Company Capital Stock issued in connection with the performance of services for the Company or any of its Subsidiaries (in respect of which withholding could be required by the Company or any of its Subsidiaries) and subject to vesting for which no valid and timely Section 83(b) election was filed pursuant to Section 83(b) of the Code.
(z)   There is no property or obligation of the Company or any of its Subsidiaries, including uncashed checks to vendors, customers or employees or other service providers, non-refunded overpayments or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment or unclaimed property Laws.
Section 4.16   Brokers’ Fees.   Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.
Section 4.17   Insurance.   Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, director and officer, employment practices liability, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement (the “Insurance Policies”). The Insurance Policies cover material insurable risks in respect of its business and assets of the Company and its Subsidiaries and are usual and customary in amount and scope for the business and operations thereof as currently conducted. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months. No written notice of pending material premium increase, cancelation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries do not maintain any self-insurance programs.
Section 4.18   Licenses.   The Company and its Subsidiaries maintain all Licenses necessary for the Company and its Subsidiaries to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have, or the failure to be in full force and effect of, any License, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Section 4.18 of the Company Disclosure Letter sets forth a true, complete and accurate list of all material Licenses necessary for the Company and its Subsidiaries to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Neither the Company nor any of its Subsidiaries: (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party; (b) is or has been the subject of, to the Company’s knowledge, any pending or threatened Legal Proceeding by a Governmental Authority seeking the cancellation, revocation, suspension, termination, modification, or impairment of any material License; (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, rescind, modify, impair, deny, or not renew any material License, or (d) voluntarily allowed any material License then held to lapse or expire.
Section 4.19   Equipment and Other Tangible Property.   The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for the business as currently conducted by the Company and its Subsidiaries.
Section 4.20   Real Property.
(a)   Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:
(i)   The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.
(ii)   The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.
(iii)   The Company and its Subsidiaries, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv)   As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.
(v)   Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Legal Proceeding or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.
(b)   Section 4.20(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Owned Real Property. The Company and its Subsidiaries have good and marketable fee simple title to the Owned Real Properties as reflected in the balance sheet contained in the most recent Financial Statements (except for such Owned Real Properties sold since the date of such Financial Statements in the ordinary course). All Owned Real Properties are free and clear of all Liens (except for Permitted Liens).
(i)   Neither the Company nor any of its Subsidiaries have received any written notice of any: (i) material violations of building codes and/or zoning ordinances or other Laws affecting the Owned Real Properties; (ii) existing, pending or threatened in writing condemnation proceedings affecting the Owned Real Properties; or (iii) existing, pending or threatened in writing zoning, building code or other moratorium proceedings, or similar matters which, in each case, would reasonably be expected to materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries.
(ii)   To the knowledge of the Company, neither the Company nor any of its Subsidiaries have received written notice of any material default under any restrictive covenants affecting any of the Owned Real Properties, except for such defaults as would not be expected to materially or adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.
(iii)   Except for Permitted Liens, there are no leases, subleases, licenses or other similar occupancy agreements pursuant to which the Company or any of its Subsidiaries have granted to any party or parties the right of use or occupancy of any portion of the Owned Real Properties and there is no Person (other than the Companies or its Subsidiaries) in possession of such Owned Real Properties.
(iv)   portion of the Owned Real Properties and there is no Person (other than the Companies or its Subsidiaries) in possession of such Owned Real Properties.
Section 4.21   Intellectual Property(a) .
(a)   Section 4.21(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each item of all Company Registered Intellectual Property. (i) The Company Registered Intellectual Property (other than applications therefor) is subsisting and enforceable, and to the Company’s knowledge, valid; (ii) the Company or its Subsidiaries exclusively own and possesses all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens); and (iii) except as set forth on Section 4.21(a) of the Company Disclosure Letter, none of the Company Registered Intellectual Property (a) has lapsed, expired or been abandoned or (b) is or was the subject of any opposition, interference, cancellation, validity challenge or other proceeding (other than routine office actions) before any Governmental Authority.
(b)   The Company or its Subsidiaries exclusively own and possess all right, title and interest in and to, or have an enforceable, and to the knowledge of the Company, a valid and sufficient, written license to, all Intellectual Property that is used or held for use in the operation of the business of the Company and its Subsidiaries (“Inbound Licenses”) (together with the Company Owned Intellectual Property the “Business Intellectual Property”), which Business Intellectual Property will, immediately after the Closing, be owned by, licensed to or available for use by the Company and its Subsidiaries on terms and conditions the same as those immediately prior to the Closing. Section 4.21(b) of the Company Disclosure Letter contains a true and complete list of all Inbound Licenses and Contracts pursuant to which the Company or any of its Subsidiaries has granted a license or covenant not to sue under any Company Owned Intellectual Property (together with the Inbound Licenses, the “IP Licenses”), other than Standard Forms. The Company and its Subsidiaries have not materially breached since December 31, 2018 and are not in material breach of their obligations under each IP License, and each IP License is currently in full force and effect with respect to the Company and its Subsidiaries. The Company has made available to Acquiror true and correct copies of all Standard Forms. Neither the Company nor any of its Subsidiaries has granted any exclusive licenses or covenants not to sue with respect to any Company Owned Intellectual Property (including any Company Product) to any other Person. To the Company’s knowledge, no third Person is in default of any IP License or Standard Form.
(c)   All Persons who independently or jointly have materially contributed to or otherwise participated in the authorship, invention, conception, creation, improvement, modification or development of any Intellectual Property embodied in the Company Products or prior versions thereof or versions under development have executed and delivered to the Company and its Subsidiaries a written contract providing for (i) the protection and non-disclosure by such Person of all Trade Secrets of the Company and its Subsidiaries and (ii) the irrevocable assignment by such Person (by way of a present grant of assignment) to the Company and its Subsidiaries, all Intellectual Property authored, invented, created, improved, modified or developed by such Person in the course and scope of their employment or other engagement with the Company and its Subsidiaries. Each of the Company and its Subsidiaries has taken reasonable steps to safeguard and maintain the secrecy of any Trade Secrets owned by Company or its Subsidiaries. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any Trade Secrets of or in the possession the Company or any of its Subsidiaries, or of any written obligations with respect to such, and to the Company’s knowledge, no Person is in material breach of any contract referenced in this Section 4.21.
(d)   (i) The operation of the business of the Company and its Subsidiaries, including the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, support or maintenance of Company Products, does not infringe, dilute misappropriate or violate, and has not since December 31, 2014, infringed, misappropriated, or violated any Intellectual Property of any other Person, (ii) there is not, and there has not been since December 31, 2014, any Legal Proceeding or other claim pending or, to the knowledge of Company, threatened in writing, or sent or received in writing (including unsolicited demands to license or cease and desist letters) by or against the Company or any of its Subsidiaries with respect to any Company Owned Intellectual Property (including any infringement, dilution, misappropriation, violation, enforceability, use (including any assertion of misuse), ownership, scope, licensing, or validity thereof); and (iii) to the knowledge of Company, no Person is infringing, diluting, misappropriating, or violating any Company Owned Intellectual Property.
(e)   Section 4.21(e) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Products. The Company and its Subsidiaries possess all Software source code and other material documentation and materials necessary to compile, operate and support the Company Products and neither the Company nor any of its Subsidiaries has disclosed, delivered, licensed, delivered into escrow or otherwise made available, and neither the Company nor any of its Subsidiaries has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Owned Intellectual Property included in the Company Products to any Person, except for Company’s or its Subsidiaries’ personnel, and no event has occurred that resulted in, or reasonably would be expected to result in (in accordance with any IP License currently in effect), the delivery, license, or disclosure of any such source code to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of the Company or any of its Subsidiaries subject to confidentiality obligations with respect thereto. The Company Products operate in all material respects in accordance with Company’s standard written specifications or functionality descriptions therefor made generally available to its clients and customers. There are, and for the past three (3) years have been, no defects, technical concerns or problems in any of the Company Products that would prevent the same from performing substantially in accordance with Company’s then-current standard specifications or functionality descriptions therefor. The Company and its Subsidiaries take steps designed to detect and prevent the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”) into the Company Products or Company IT Systems. To the knowledge of Company, there is no Malicious Code included in any of the Software included in any Company Products or Company IT Systems.
(f)   To the Company’s knowledge, the Company IT Systems are sufficient for the immediate needs of, and are in sufficiently good working condition to effectively perform all information technology operations necessary for, the operation of the business of the Company and its Subsidiaries. The Company and its Subsidiaries use, and since December 31, 2018, have used commercially reasonable efforts designed to protect the confidentiality, integrity and security of Personal Data stored on the Company IT Systems and to prevent any unauthorized use, access, interruption, or modification of the Company IT Systems. To Company’s knowledge, there has been no such unauthorized use or access leading to material interruption of the Company IT Systems.
(g)   Section 4.21(g) of the Company Disclosure Letter sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Company Products, and for each such item of Open Source Software: (i) the name and version number of the applicable license; and (ii) the manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any Company Products (including, as applicable, the applicable Company Product or Company Products, the manner and extent to which such item of Open Source Software interoperates with any Company Products, such as by static or dynamic linking, inheritance, pipes, files, APIs, function calls, etc.). The Company and its Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (A) in a manner that under a Copyleft License granted to any Person any rights to or immunities under any of the Company Owned Intellectual Property, or (B) under any Copyleft License requiring the Company or any of its Subsidiaries to disclose or distribute any source code to any of the Company Products or otherwise included in the Company Owned Intellectual Property, to license or provide any such source code for the purpose of making derivative works, or to make available for redistribution to any Person any such source code at no or minimal charge.
(h)   The Company and its Subsidiaries (i) own and possess all right, title and interest in and to the Business Data or have the rights, directly or indirectly, to use the same for the purpose for which the Business Data was collected; and (ii) immediately following the Closing, will retain all rights to all of the Business Data, including the rights, directly or indirectly, to use or exploit the same in a manner consistent with use and exploitation of the Business Data prior to the Closing.
Section 4.22   Privacy and Cybersecurity.
(a)   The Company and its Subsidiaries and their officers, employees are and, since December 31, 2018, have been in compliance in all material respects with all Data Privacy and Security Requirements. The Company and its Subsidiaries have in place reasonable policies and procedures designed for the proper collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Data, and that comply in all material respects with Data Privacy and Security Requirements.
(b)   The Company and its Subsidiaries have taken commercially reasonable steps to train their employees on privacy and data security matters, and to ensure that such employees are under written obligations of confidentiality with respect to such Personal Data. All Persons authorized to collect, process, transfer, disclose, share, store or use Personal Data on behalf of the Company or any of its Subsidiaries have not, to the Company’s knowledge: (i) materially breached any written contracts or (ii) materially violated any Data Privacy and Security Requirements.
(c)   Except as set forth on Section 4.22 of the Company Disclosure Letter, there have been no material Security Incidents since December 31, 2018. Except as set forth on Section 4.22 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has since December 31, 2018: (i) received any written notice (or, to the Company’s knowledge, received any other notice) from any Person; (ii) been required by the Data Privacy and Security Requirements to give any notice to any Person; or (iii) been subject to any Proceeding, in each case with respect to any Security Incident. The Company and its Subsidiaries have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities consistent with applicable industry standards.
(d)   The Company and its Subsidiaries have subscribed to a cyber-insurance policy which materially complies with all contractual and statutory requirements to which the Company and its Subsidiaries are subject to in this respect.
(e)   The Company and its Subsidiaries have not been and are not currently: (a) to the Company’s knowledge, under audit or investigation by any authority regarding collection, processing, transfer, disclosure, sharing, storing, protection and use of Personal Data, except for those carried out in the ordinary course of business; or (b) received in writing (or, to the Company’s knowledge, received in any other form) from any third party a notification, claim, demand, audit or action in relation to Personal Data, including a notification, claim, demand, or action alleging that the Company or any of its Subsidiaries have collected, processed, transferred, disclosed, shared, stored or used Personal Data in violation of applicable Data Privacy and Security Requirements.
(f)   The performance of this Agreement will not materially violate any Data Privacy and Security Requirements. Upon execution of this Agreement, the Company and its Subsidiaries shall continue to, in all material respects, have the right to use and process any Personal Data collected, processed or used by it before the signature date of this Agreement in order to be able to conduct the ordinary course of their business.
Section 4.23   Environmental Matters.
(a)   The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.
(b)   Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will require any material consent or approval of, or the giving of any material notice to or filing with, any Governmental Authority pursuant to Environmental Law, nor result in the modification or termination of any material License required under Environmental Law, and neither the Company nor any of its Subsidiaries has received any written notice regarding the revocation, suspension or material adverse amendment of any material License required under Environmental Law.
(c)   There has been no material Release of any Hazardous Materials by the Company or its Subsidiaries or, to the knowledge of the Company, any other Person (i) at, in, on or under any Owned Real Properties or Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Owned Real Properties or the Leased Real Property or (ii) at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.
(d)   Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with or liability under Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.
(e)   No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.
(f)   Neither the Company nor any of its Subsidiaries has assumed or retained by contract, operation of law, or otherwise, or indemnified or held harmless any Person for, any material liability or obligation under Environmental Law.
(g)   The Company has made available to Acquiror true and complete copies of all material environmental reports, assessments, audits and inspections in the possession or control of the Company or any of its Subsidiaries and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.
Section 4.24   Absence of Changes.   Since December 31, 2020, the Company and its Subsidiaries have conducted the business in the ordinary course of business consistent with past practice (which shall for this purpose be deemed to include actions taken, or reasonably omitted to be taken, in good faith by the Company or any of its Subsidiaries in response to COVID-19 (including any COVID-19 Measure)) and there has not been (a) any Company Material Adverse Effect; or (b) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or Law.

Section 4.25   Anti-Corruption Compliance.
(a)   For the past five (5) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.
(b)   Each of the Company and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.
(c)   To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.
Section 4.26   Sanctions and International Trade Compliance.
(a)   The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.
(b)   Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.
Section 4.27   Information Supplied.   None of the information supplied or to be supplied by the Company or any of the Company’s Affiliates specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Acquiror or Merger Sub for inclusion or incorporation by reference in the Proxy Statement/Registration Statement of any Acquiror SEC Filings; or (b) any projections or forecasts included in the Proxy Statement/Registration Statement.
Section 4.28   Vendors and Customers.   Section 4.28 of the Company Disclosure Letter sets forth (i) the ten (10) largest customers of the Company and its Subsidiaries on a consolidated basis (by volume of revenues received from such customers) for the twelve (12) month period ending on December 31, 2020 (the “Top Customers”), and (ii) the ten (10) largest suppliers of the Company and its Subsidiaries on a consolidated basis (by volume of payments to such suppliers) for the twelve (12) month period ending on December 31, 2020 (the “Top Vendors”). No such Top Customer or Top Vendor has (a) canceled or otherwise terminated, or, to the Company’s knowledge, threatened or indicated in writing, or to the Company’s knowledge otherwise, an intent to cancel or terminate, its relationship with the Company or any of its Subsidiaries, (b) decreased materially or, to the Company’s knowledge, threatened or indicated in writing, or to the Company’s knowledge otherwise, an intent to decrease materially its business with the Company or any of its Subsidiaries, and (c) provided written or, to the Company’s knowledge, other notice of non-renewal or indicated an intent to materially adjust the terms of any applicable Contract, or the Company’s knowledge, intends to provide notice of non-renewal or intent to materially adjust the terms of any applicable Contract.
Section 4.29   Government Contracts.   The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.
Section 4.30   Sufficiency of Assets.   Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business as currently conducted of the Company and its Subsidiaries after the Closing in the ordinary course. Notwithstanding the foregoing and subject to Section 4.21, this Section 4.30 shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.
Section 4.31   Product Liability; Product Warranty.
(a)   Except as set forth in Section 4.31(a) of the Company Disclosure Letter, for the last three (3) years.
(i)   neither the Company nor any of its Subsidiaries has received any written claim, or to the Company’s knowledge, been threatened with a claim for liability arising out of any injury to individuals or property as a result of any products produced, manufactured, processed, marketed, distributed, shipped, imported, exported, or sold by or on behalf of the Company or its Subsidiaries. To the Company’s knowledge, no defect or failure in any product imported, produced, manufactured, processed, marketed, distributed, shipped, exported or sold by or on behalf of the Company or its Subsidiaries exists that would reasonably be expected to result in damages; and
(ii)   none of the Company or any of its Subsidiaries has issued any recalls, withdrawals, notifications of potential product nonconformance (such as a product advisory bulletin) or other material corrective actions (in each case, whether voluntarily or involuntarily) of products produced, manufactured, processed, marketed, distributed, shipped, imported, exported, or sold by or on behalf of the Company or its Subsidiaries or been required to file, or has filed, a notification or other report with any Governmental Authority concerning actual or potential hazards with respect to any product produced, manufactured, processed, marketed, distributed, shipped, imported, exported, or sold by or on behalf of the Company and its Subsidiaries.
(b)   Section 4.31(a) of the Company Disclosure Letter discloses the aggregate dollar amount of and circumstances associated with any products liability claims and product recalls of the Company and its Subsidiaries for the last three (3) years.
(c)   The products produced, processed, marketed, distributed, shipped or sold by or on behalf of the Company and its Subsidiaries have conformed in all material respects with the written terms and conditions applicable thereto and none of the Company or any of its Subsidiaries has any liability for replacement thereof or other damages in connection therewith in excess of current accruals reflected in the latest balance sheet. Section 4.31(c) of the Company Disclosure Letter discloses the aggregate dollar amount of and circumstances associated with any product warranty claims for the last three (3) years.
Section 4.32   Broker-Dealer Representations.   With respect to Forge Markets, LLC (“FM”) and SharesPost Financial Corporation (“SPFC” and together with FM, each, a “Company Broker-Dealer Subsidiary”), the Company represents as follows:

(a)   Each Company Broker-Dealer Subsidiary (i) is duly registered under the Exchange Act as a broker-dealer with the SEC and is a member organization in good standing of the Financial Industry Regulatory Authority (“FINRA”), (ii) has been so registered with the SEC, and any Governmental Authority where licensing or registration is required, and a member of FINRA at all times that such registration or membership has been required, to the extent failure to so comply would not be materially adverse to the Company and its Subsidiaries, taken as a whole, and (iii) is and has been for the past five (5) years in compliance with the applicable provisions of the Exchange Act, FINRA rules and the terms of its membership agreement with FINRA, to the extent (in the case of clause (iii) only) failure to so comply would not result in a Company Material Adverse Effect. Each Company Broker-Dealer Subsidiary is in compliance with, the Law of all jurisdictions in which it operates, except to the extent failure to so comply would not result in a Company Material Adverse Effect.
(b)   Each Company Broker-Dealer Subsidiary’s officers, employees and independent contractors who is required to be registered, licensed or qualified with any Governmental Authority as a result of any activities undertaken on behalf of such Company Broker-Dealer Subsidiary is duly and properly registered, licensed or qualified in connection therewith. As of the date of this Agreement, each Company Broker-Dealer Subsidiary is not, nor are any of its associated persons, subject to a “statutory disqualification” (as such term is defined in the Exchange Act).
(c)   Each Company Broker-Dealer Subsidiary has duly adopted written policies and procedures as required under the Exchange Act and FINRA rules, and all such policies and procedures comply in all material respects with applicable Law.
(d)   The information contained in filings made by the Company Broker-Dealer Subsidiaries with the SEC, FINRA and any state was true and complete in all material respects at the time of filing (or if any portion thereof were amended, such portions were true and complete in all material respects as of the date of such amendment) and each Company Broker-Dealer Subsidiary has made all amendments to such filings as is required under applicable Law, except to the extent failure to so comply would not result in a Company Material Adverse Effect.
Section 4.33    Investment Adviser Representations.   With respect to Forge Global Advisors LLC (“FGALLC”) and EQUIAM LLC (“EQUIAM,” and each of FGALLC and EQUIAM, separately, an “Adviser” and together, the “Advisers”), the Company represents as follows:
(a)   FGALLC (i) is duly registered as an investment adviser under the Investment Advisers Act, (ii) has been so registered at all times that such registration has been required and (iii) is and has been in material compliance with the Investment Advisers Act since August 8, 2019.
(b)   EQUIAM (i) files reports as an exempt reporting adviser (“ERA”) with the Securities and Exchange Commission (ii) has qualified as an exempt reporting adviser at all times such status has been required and (iii) is and has been in material compliance with the Investment Advisers Act and all applicable state regulations regarding investment advisers since October 2, 2018.
(c)   FGALLC has implemented: (i) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, adopted in accordance with the requirements of Section 204A of the Investment Advisers Act and Rule 204A- 1 thereunder; and (ii) such other written compliance policies and procedures reasonably required to be adopted pursuant to Rule 206(4)-7 under the Investment Advisers Act and any applicable state requirements, and is in compliance in all material respects with such policies and procedures as in effect on the date hereof. FGALLC has conducted a review of the adequacy of its written policies and procedures adopted pursuant to Rule 206(4)-7 under the Investment Advisers Act and any applicable state requirements. EQUIAM has implemented a written policy regarding insider trading and the protection of material non-public information and such other policies and procedures as are required for EQUIAM to comply with applicable Law and is in compliance in all material respects with such policies and procedures as in effect on the date hereof.
(d)   Neither of the Advisers, nor, to the knowledge of the Company, any “affiliated persons” (as defined in Section 2(a)(3) of the Investment Company Act) of the Company is (i) ineligible under Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser to an investment company registered under the Investment Company Act or (ii) subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) of Regulation D under the Securities Act. Neither of the Advisers nor, to the knowledge of the Company, any “person associated with an investment adviser” (as defined in the Investment Advisers Act and applied to the Company) is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with an investment adviser. There is no regulatory investigation, examination or other action or proceeding pending or, to the knowledge of the Company threatened, that would result in either of the Advisers (or, to the knowledge of the Company, any “affiliated person” of, or “associated person” of either of the Advisers) becoming ineligible to serve in such positions or capacity or requiring disclosure to the clients of either of the Advisers.
(e)   Neither FGALLC nor EQUIAM nor, to the knowledge of the Company, any “covered associate” of the Advisers, have made any “contributions” or “payments” to any “government officials” that causes any compensation the Adviser has accepted or will accept to be in violation of Rule 206(4)-5 under the Investment Advisers Act.
(f)   None of the directors or officers of the Advisers has been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading. To the knowledge of the Company, none of the directors or officers of the Advisers is: (i) subject to any outstanding order barring, suspending or otherwise materially limiting the right of such officer or director to engage in any activity conducted as part of the Advisers’ business as currently conducted, or (ii) a party to any consent agreement, memorandum of understanding, disciplinary agreement, commitment letter or similar undertaking to, or subject to any written Order or written directive by or a recipient of any supervisory letter from, in each case, any Governmental Authority directly affecting either of the Advisers’ business.
(g)   The information contained in the materials filed by the Advisers on Form ADV under the Investment Advisers Act, was true and complete in all material respects at the time of filing (or if any portion thereof were amended, such portions were true and complete in all material respects as of the date of such amendment) and the Advisers have made all amendments to such forms as is required under the Investment Advisers Act.
Any fund to which either FGALLC or EQUIAM provides investment advisory services (each a “Fund”) was duly established, is validly existing and, to the extent such concept is relevant in the applicable jurisdiction, in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to conduct its business in the manner currently conducted. All equity interests of each Fund issued and currently outstanding: (i) have been issued and sold by such Fund in compliance in all material respects with applicable Law; and (ii) have been duly authorized. Each Fund is operating, and since such Fund’s inception has operated, in compliance with all applicable Laws in all material respects. The Advisers have performed investment advisory services with respect to each Fund in material compliance with the investment advisory agreement for such advisory client and applicable Law, in each case in all material respects. No client to whom either of the Advisers provide investment advisory services constitutes “plan assets” for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code.
Section 4.34   Reports.   The Company and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, with (i) any state regulatory authority, (ii) the SEC, and (iii) any self-regulatory organization (an “SRO”) ((i)-(iii), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2019, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2019.

Section 4.35   Agreements with Regulatory Agencies.   Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar supervisory undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019 a recipient of any supervisory letter from, or since January 1, 2019 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Letter, a “Company Agreement”), nor has the Company or any of its Subsidiaries been advised in writing since January 1, 2019 by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Company Agreement.
Section 4.36   No Additional Representation or Warranties; No Reliance.   Except as provided in this Article IV (as modified by the Company Disclosure Letter), and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to Acquiror, Merger Sub or any of their Subsidiaries, Affiliates or Representatives. Except as otherwise specifically provided in this Section 4.36 (including the Company Disclosure Letter), the Company makes no other representations or warranties to Acquiror, or Merger Sub, oral or written, express or implied, with respect to the Company or its Subsidiaries or their respective businesses, operations, properties, liabilities, or obligations, whether arising by statute or otherwise in law, including any implied warranty of merchantability, fitness for a particular purpose, or otherwise. The Company acknowledges and agrees that, except for the representations and warranties contained in Article V (as modified by the Acquiror Disclosure Letter), neither Acquiror or its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding Acquiror or the transactions contemplated hereunder, including in respect of Acquiror the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article V (as modified by the Acquiror Disclosure Letter). The Company is not relying on any representations or warranties other than those representations or warranties set forth in Article V (as modified by the Acquiror Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.11 and Section 5.14), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:
Section 5.1   Acquiror Organization.   Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Governing Documents of Acquiror and Merger Sub, in each case, as amended to the date of this Agreement, previously delivered to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.
Section 5.2   Due Authorization.
(a)   Each of Acquiror and Merger Sub has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and Merger Sub and by Acquiror as the sole shareholder of Merger Sub, (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders and (iii) determined by the Board of Directors of Merger Sub as advisable to Merger Sub and the sole shareholder of Merger Sub and recommended for approval by the sole shareholder of Merger Sub. No other action or proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby other than the Acquiror Shareholder Approvals.
(c)   The votes required pursuant to the CICL, the Governing Documents of Acquiror, and the NYSE rules and regulations with respect to each of those Transaction Proposals identified in clauses (A), (B), (C), (D), (E), (F), (G), (H) and (I) of Section 8.2(b) are the only votes of any of Acquiror’s shareholders necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.
Section 5.3   No Conflict.   Subject to the Acquiror Shareholder Approvals, the execution and delivery of this Agreement by Acquiror or Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.
Section 5.4   Litigation and Proceedings.   There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. Since Acquiror’s formation, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.
Section 5.5   SEC Filings.   Except as set forth on Section 5.5 of the Acquiror Disclosure Letter, Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC prior to the Date of this Agreement and since the date of Acquiror’s formation, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain when filed, or if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 5.6   Financial Statements; Internal Controls; Listing.
(a)   Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.
(b)   Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c)   Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on the NYSE.
(d)   Except as set forth on Section 5.6(d) of the Acquiror Disclosure Letter, each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Filings (i) are true and complete copies of the audited balance sheet as of December 31, 2020, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from formation through December 31, 2020, together with the auditor’s reports thereon, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (iii) each fairly presents, in all material respects, the financial position, results of operations and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein. Except as set forth on Section 5.6(d) of the Acquiror Disclosure Letter, the books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(e)   There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(f)   Except as set forth on Section 5.6(f) of the Acquiror Disclosure Letter, neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.
Section 5.7   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization or consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the Domestication in compliance with the applicable requirements under the CICL, (iii) the Domestication and the filing of the Certificate of Merger with the DE SOS, (iv) the filing with the SEC of such reports under the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (v) the filing with NYSE and such other compliance with NYSE rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (vi) the filing with, and written approval or non-objection of, the Division of Banking of the South Dakota Department of Labor and Regulation pursuant to Section 51A-6A-47 of the South Dakota Codified Laws; and (vii) as otherwise disclosed in Section 5.7 of the Acquiror Disclosure Letter.
Section 5.8   Trust Account.   As of the date of this Agreement, Acquiror has at least $414,097,443.42 in the Trust Account (including, if applicable, an aggregate of approximately $14,490,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Advisers Act pursuant to the Investment Management Trust Agreement, dated as of December 10, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, or breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption.

Section 5.9   Investment Company Act; JOBS Act.   Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 5.10   No Undisclosed Liabilities.   Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror or Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.
Section 5.11   Capitalization of Acquiror.
(a)   As of the date of this Agreement, the authorized share capital of Acquiror is (i) 500,000,000 shares of Acquiror Class A Common Stock of par value $0.0001 each, 41,400,000 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Acquiror Class B Common Stock of par value $0.0001 each, of which 10,350,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii), together with the Acquiror Warrants and Acquiror Units, collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.
(b)   Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 13,800,000 Acquiror Common Warrants and 7,386,667 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (x) December 10, 2021 or (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, the Working Capital Loans, the Forward Purchase Agreement, the A&R FPA, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.
(c)   Except as set forth in this Section 5.11 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment (or any Alternative PIPE Investment), the Working Capital Loans, the Forward Purchase Agreement and the A&R FPA, Acquiror has not, directly or indirectly, granted or issued any direct or indirect share, share capital, capital stock, partnership interest, membership interest, joint venture or similar interest, including any stock appreciation, phantom stock, profit participation or similar rights, in Acquiror, Merger Sub or any of their respective Affiliates, including following the Effective Time, the Company or any of its Subsidiaries, or any option, warrant, right or other security (including debt securities) convertible, exchangeable or exercisable therefor (“Equity Securities”), or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or any other Equity Securities the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any Equity Securities.
(d)   The Securities Merger Consideration when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.
(e)   On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Domesticated Acquiror Common Stock at a purchase price of $10.00 per share for an aggregate PIPE Investment Amount of $68,500,000 (such amount, the “Minimum PIPE Investment Amount”). Each of the Subscription Agreements (i) are in full force and effect with respect to, and binding on Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms and (ii) have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror or, to the knowledge of Acquiror, each PIPE Investor party thereto. There are no other Contracts between Acquiror and any PIPE Investor relating to any Subscription Agreement or the PIPE Investment that could affect the obligation of any PIPE Investor to purchase the shares of Acquiror Common Stock in the PIPE Investment equal to the commitment amount set forth in the Subscription Agreement of such PIPE Investor. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any term or condition of any Subscription Agreement and, to the Acquiror’s knowledge as of the date hereof, Acquiror is not aware of any fact with respect to Acquiror that would reasonably be expected to cause Acquiror to be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to purchase the shares of Domesticated Acquiror Common Stock in the PIPE Investment in the commitment amounts set forth in the Subscription Agreements on the terms therein.
(f)   Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.
Section 5.12   Brokers’ Fees.   Except fees described in Section 5.12 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.
Section 5.13   Indebtedness.   Except for such Indebtedness described on Section 5.13 of the Acquiror Disclosure Letter and the Working Capital Loans, as of the date hereof, none of Acquiror or Merger Sub has any Indebtedness.
Section 5.14   Taxes.
(a)   All income and other material Tax Returns required to be filed by or with respect to Acquiror or its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable by Acquiror or its Subsidiaries (whether or not shown on any Tax Return)

have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b)    There are no Liens for any material Taxes (other than Taxes described in clause (ii) of the definition of Permitted Liens) upon the property or assets of Acquiror or its Subsidiaries.
(c)   No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against Acquiror or its Subsidiaries that remains unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(d)   There are no ongoing or pending Legal Proceedings with respect to any material Taxes or material Tax Returns of Acquiror or its Subsidiaries and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Acquiror or its Subsidiaries.
(e)   Neither Acquiror nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.
(f)   Acquiror has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(g)   Acquiror and its Subsidiaries have not taken any action, nor, to the knowledge of Acquiror are there, any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.
Section 5.15   Business Activities.
(a)   Since their respective incorporations, neither Acquiror nor any of its Subsidiaries has conducted any business activities other than activities: (i) in connection with its organization; or (ii) directed toward the accomplishment of a business combination in accordance with its Governing Documents. Except as set forth in the Governing Documents of Acquiror, there is no Contract or Governmental Order binding upon Acquiror or any of its Subsidiaries or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of it or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing.
(b)   As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith) or as described in the Acquiror SEC Filings, neither Acquiror nor any of its Subsidiaries is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.
Section 5.16   Stock Market Quotation.   As of the date hereof, the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “MOTV”. As of the date hereof, the Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “MOTV.U”. As of the date hereof, the Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “MOTV.WS”. Acquiror is in compliance with the rules of the NYSE and there is no Legal Proceeding or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE. None of Acquiror or any of its Subsidiaries has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.
Section 5.17   Affiliate Agreements.   Except as described in the Acquiror SEC Filings, there are no material transactions, Contracts, agreements, arrangements or undertakings between Acquiror and any of its Subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Acquiror and its Subsidiaries, on the other hand.
Section 5.18   Absence of Changes.   Since December 10, 2020, there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.
Section 5.19   Broker-Dealer Matters.
(a)   Neither Acquiror nor any of its controlled affiliates has committed any “Reportable Act,” as defined in Rule 69W-200.001 of the Florida Administrative Code, as amended, within the past 10 years.
(b)   Neither Acquiror nor any of its controlled affiliates has committed any “Reportable Event,” as defined in 808-10:460 of the Kentucky Administrative Regulations, as amended, within the past 10 years.
Section 5.20   No Additional Representation or Warranties.   Except as provided in this Article V (as modified by the Acquiror Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement, none of Acquiror and Merger Sub nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to the Company or any of its Subsidiaries or Affiliates. Except as otherwise specifically provided in this Section 5.20 (including the Acquiror Disclosure Letter), neither Acquiror nor Merger Sub makes any other representations or warranties to the Company or any of its Subsidiaries, oral or written, express or implied, with respect to each of Acquiror and Merger Sub or its respective businesses, operations, properties, liabilities, or obligations, whether arising by statute or otherwise in law, including any implied warranty of merchantability, fitness for a particular purpose, or otherwise. Each of Acquiror and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article IV (as modified by the Company Disclosure Letter), none of the Company, its Affiliates or any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding Company and its Subsidiaries or the transactions contemplated hereunder, including in respect of the Company and the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article IV (as modified by the Company Disclosure Letter). Neither Acquiror nor Merger Sub is relying on any representations or warranties other than those representations or warranties set forth in Article IV (as modified by the Company Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.
ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.1   Conduct of Business.   From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise contemplated by this Agreement or the Ancillary Agreements, as set forth on Section 6.1 of the Company Disclosure Letter, as required by applicable Law (including any COVID-19 Measure, subject to the last sentence of this Section 6.1) or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or, delayed), operate the business of the Company and its Subsidiaries in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law (including for this purpose any COVID-19 Measure, subject to the last sentence of this Section 6.1):

(a)   change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form;
(b)   (i) except for Company Awards representing no more than 1,000,000 shares of Company Common Stock (on an as converted to Company Common Stock basis) and which, for the avoidance of doubt, will be included in the calculation of the Exchange Ratio outstanding at the Closing, issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other securities in, the Company or any of its Subsidiaries (including Company Awards) or (ii) make or declare any cash or non-cash dividend or distribution to the Company Shares, or make any other distributions in respect of any of the Company Shares or equity interests of the Company, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;
(c)   split, combine, reclassify, recapitalize or otherwise amend any terms of any securities or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;
(d)   purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Company Awards) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;
(e)   sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, taken as a whole, except for (i) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, (ii) transactions in the ordinary course of business consistent with past practice and (iii) the disposition of equipment in the ordinary course of business consistent with past practice;
(f)   disclose, agree to disclose, grant to, or agree to grant to, any Person rights to any Company Owned Intellectual Property, or dispose of, abandon, transfer, license or permit to lapse any rights to any Company Owned Intellectual Property, other than non-exclusive licenses for the development, research, manufacture, distribution, or use of Company Owned Intellectual Property or Company Products granted in the ordinary course or pursuant to written confidentiality obligations;
(g)   except as otherwise required by Law, existing Company Benefit Plans, this Agreement or the Contracts listed on Section 4.12 of the Company Disclosure Letter, (i) grant any equity-based compensation, severance, retention, change in control or termination or similar pay or award to officers or directors of the Company, or to employees or individual services providers whose annual compensation exceeds $500,000, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, including the hiring of additional officers or the termination of existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) materially increase the cash compensation or bonus opportunity of any employee, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;
(h)   enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;
(i)   (x) merge, consolidate or combine with any Person or (y) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;
(j)    (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur, advance, make capital contributions to, or investments in, or assume any Indebtedness (including any loan pursuant to the provisions of the CARES Act), (ii) guarantee any Indebtedness of another Person except in the ordinary course of business consistent with past practice, (iii) make or commit to make capital expenditures other than in an amount not in excess of $1,000,000, in the aggregate other than in the ordinary course of business and consistent with past practice, or (iv) except in the ordinary course of business consistent with past practice, create any material Liens on any material property or assets of any of the Company or any of its Subsidiaries in connection with any Indebtedness thereof (other than Permitted Liens);
(k)   (i) make or change any material election in respect of material Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax indemnification, Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of material Taxes, (viii) file or cause to be filed any Tax Return other than on a basis consistent with past practice or (ix) fail to pay Taxes when due;
(l)   waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, litigation or other Legal Proceedings; provided that, nothing contained herein shall restrict the ability of the Company to release, assign, compromise, settle or agree to settle any Legal Proceedings so long as such settlement is solely monetary in nature and does not include any findings or admission of wrongdoing by the Company or its Subsidiaries;
(m)   take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;
(n)   adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger); or
(o)   authorize, agree in writing or otherwise agree, commit or resolve to take any of the actions described in this Section 6.1.
Notwithstanding the foregoing, (i) any reasonable action taken, or reasonably omitted to be taken, in good faith by the Company or any of its Subsidiaries in response to COVID-19 (including any COVID-19 Measure) shall in no event be deemed to constitute a breach of this Section 6.1; provided that prior to taking, or omitting to take, any such action, the Company shall, to the extent reasonably practicable, notify Acquiror of such action (or failure to act) and take into account in good faith any suggestions of Acquiror with respect to such action or failure to act; and (ii) the Company shall not amend or modify, or authorize, agree, commit or resolve to amend or modify, any of the Employment Agreements without the prior written consent of Acquiror.
Section 6.2   Inspection.   During the Interim Period, the Company and Acquiror shall (and shall cause their respective Subsidiaries to): (i) provide to the other party and the other party’s Representatives reasonable access at reasonable times upon reasonable prior notice to the appropriate officers, employees and agents, and to the properties, offices and other facilities of such party and its Subsidiaries and to the books and records (including Tax records) and contracts thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to provide access to or disclose information where the access or disclosure would reasonably be expected to eliminate or otherwise limit the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such elimination or contravention), and any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company or Acquiror (or their respective Subsidiaries), as applicable, and in compliance with all measures implemented by Governmental Authorities in response to COVID-19, and shall not include any unreasonably invasive or intrusive investigations or other testing, sample or analysis of any properties, facilities or equipment of the Company or Acquiror (or their respective Subsidiaries), as applicable, without the prior written consent of the Company or Acquiror, as applicable. All information obtained by Acquiror, the Company their respective Subsidiaries and such Persons’ respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.
Section 6.3   Preparation and Delivery of Additional Company Financial Statements.
(a)   The Company shall deliver to Acquiror as promptly as reasonably practicable after the date hereof the audited consolidated balance sheets and statements of operations, comprehensive loss, retained earnings shareholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the notes and schedules thereto, accompanied by an unqualified report of the PCAOB Auditor (the “PCAOB Audited Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, and the Securities Act applicable to a registrant. The PCAOB Audited Financial Statements shall comply as to form in all material respects, and shall be prepared in accordance, with U.S. GAAP (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved, shall fairly present in all material respects the consolidated financial position of the Company at the date thereof and the results of its operations and cash flows for the period therein indicated. When the PCAOB Audited Financial Statements are delivered by the Company to Acquiror after the date hereof, the representations and warranties with respect to the Financial Statements set forth in Section 4.8 shall be deemed to apply to the PCAOB Audited Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement. All costs incurred in connection with preparing and obtaining the PCAOB Audited Financial Statements shall be borne by the Company.
(b)   If the Proxy Statement/Registration Statement has not been mailed to Acquiror Shareholders on or prior to August 12, 2021, the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and retained earnings, comprehensive loss, shareholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the three- and six-month periods ended June 30, 2021 (the “Q2 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided that, upon delivery of such Q2 Financial Statements, the representations and warranties with respect to the Financial Statements set forth in Section 4.8 shall be deemed to apply to the Q2 Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.
Section 6.4   Affiliate Agreements.   All Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter.
Section 6.5   Consents.   The Company and its Subsidiaries shall use commercially reasonable efforts during the Interim Period to obtain consents of all Persons who are party to the agreements set forth on Section 4.4, and Section 9.1(e) of the Company Disclosure Letter; the Company’s efforts with respect to Governmental Authorizations described in Section 4.5 or otherwise set forth on Section 4.5 of the Company Disclosure Letter shall be governed by Section 8.1 hereof. All costs incurred in connection with obtaining such consents shall constitute a Company Transaction Expense. Acquiror and its Subsidiaries shall cooperate with and assist the Company and its Subsidiaries in giving such notices and obtaining such consents and estoppel certificates; provided, however, that neither the Company, Acquiror nor any of their respective Subsidiaries shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement.

Section 6.6   Company Stockholder Approval.   As promptly as practicable after the SEC Approval Date, the Company shall deliver the Registration Statement to the Company Stockholders and solicit from the Company Stockholders the Company Stockholder Approval. Subject to applicable Law, the Company shall, through its Board of Directors, recommend to the Company Stockholders that they provide the Company Stockholder Approval and execute a written consent to vote all of the shares of Company Capital Stock beneficially owned by such Company Stockholder in favor of the adoption of this Agreement, the Company Preferred Stock Conversion and the approval of the Merger and the other transactions contemplated hereby, and shall not withdraw, amend or modify, or propose to resolve to withdraw, amend or modify such recommendation. The Company shall comply with the DGCL and all other applicable Law with respect to the submission to the Company Stockholders of this Agreement, the Merger, the Company Preferred Stock Conversion and the other transactions contemplated hereby, the distribution to the Company Stockholders of any solicitation materials (or any amendment or supplement thereto) and the solicitation of the written consent described in this paragraph. The Company shall promptly deliver to Acquiror a copy of each executed written consent upon receipt thereof from any Company Stockholder pursuant to such solicitation. Promptly following the receipt of written consent sufficient to consummate the Merger, the Company Preferred Stock Conversion and the other transactions contemplated hereby, and to the extent required by the DGCL, the Company shall promptly (and, in any event, within fifteen (15) Business Days of the date of receipt of such written consent), deliver to any Company Stockholder who has not executed such a written consent (a) a notice of the taking of the actions described in such written consent in accordance with Section 228 of the DGCL and (b) the notice in accordance with Section 262 of the DGCL.
Section 6.7   No Trading.   The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware, or upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Acquiror (other than engaging in the transactions described herein), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.
ARTICLE VII
COVENANTS OF ACQUIROR
Section 7.1   Stockholder Litigation.   In the event that any shareholder demand, litigation or other shareholder Legal Proceeding (including derivative claims) relating to this Agreement, any Ancillary Agreement or any matters related hereto or thereto (“Transaction Litigation”) is initiated, pending or, to the knowledge of Acquiror, threatened during the Interim Period, against Acquiror, any of its Subsidiaries or any of their respective Representatives (in their capacities as such), Acquiror shall (i) promptly notify the Company in writing of any such Transaction Litigation and keep the Company reasonably informed with respect to the status thereof, (ii) provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Transaction Litigation and reasonably cooperate with the Company (subject to Acquiror’s right to control), (iii) give due consideration to the Company’s advice with respect to such Transaction Litigation and (iv) not settle any such Transaction Litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.
Section 7.2   Trust Account.   Upon satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror shall: (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with that trust termination letter sending a termination substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”), (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, and (c) thereafter, cause the Trust Account to terminate, except as otherwise provided therein.

Section 7.3   Listing.   From the date hereof through the Effective Time, Acquiror shall use its reasonable best efforts to (a) remain listed as a public company on the NYSE, (b) prepare and submit to the NYSE a listing application covering the shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Public Warrants, including the shares of Domesticated Acquiror Common Stock issuable upon exercise of any Acquiror Public Warrants and Acquiror Private Warrants and in connection with the Merger, the PIPE Investment, any Alternative PIPE Investment and the A&R FPA, (c) satisfy all applicable initial and continuing listing requirements of the NYSE and (d) obtain approval for the listing of such shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Public Warrants. The Company shall reasonably cooperate with Acquiror with respect to such listing.
Section 7.4   Conduct of Business.
(a)   During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or the Ancillary Agreements, as required by applicable Law, or as consented to by the Company in writing, operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing, Acquiror shall not, and Acquiror shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by applicable Law (including for this purpose any COVID-19 Measure, subject to the last sentence of this Section 7.4(a)):
(i)   seek any approval from the Acquiror Shareholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;
(ii)   split, combine, reclassify, recapitalize or otherwise amend any terms of any securities or series of Acquiror’s or any of its Subsidiaries’ capital stock or equity interests;
(iii)   (x) make or declare any dividend or distribution (whether cash or non-cash) in respect of any Equity Security or security holder of Acquiror or make any other distributions in respect of any of Acquiror’s or its Subsidiaries’ Equity Securities, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or any of its Subsidiaries’ Equity Securities or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding Equity Securities of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;
(iv)   (A) make or change any material election in respect of material Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax indemnification, Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of material Taxes, (H) file or cause to be filed any Tax Return other than on a basis consistent with past practice or (I) fail to pay Taxes when due;
(v)   take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;
(vi)   (A) issue, sell or otherwise incur any Indebtedness, (B) guarantee any Indebtedness of another Person, (C) make or commit to make capital expenditures, or (D) permit any Liens on any property or assets on Acquiror, Merger Sub or any of their respective Affiliates, including following the Effective Time, the Company or any of its Subsidiaries;
(vii)   (A) issue, sell, pledge, dispose of, grant or encumber any Equity Securities, other than the issuance of the Securities Merger Consideration, Domesticated Acquiror Common Stock pursuant to the PIPE Investment, any Alternative PIPE Investment or the A&R FPA, (B) grant any options, warrants or other equity-based awards with respect to Equity Securities not outstanding on the date hereof, or

(C) amend, modify or waive any material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;
(viii)   Other than with respect to any Working Capital Loan and the A&R FPA, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(ix)   Subject, as applicable, to Section 7.1, waive, release, compromise, settle or satisfy any Legal Proceeding; provided that, nothing contained herein shall restrict the ability of Acquiror to release, assign, compromise, settle or agree to settle any Legal Proceedings so long as such settlement is solely monetary in nature and does not: (A) exceed $250,000 in the aggregate or (B) include any findings or admission of wrongdoing by the Acquiror or its Subsidiaries and any payments related to such settlement are made prior to the Closing;
(x)   amend the Trust Agreement or any other agreement related to the Trust Account; or
(xi)   enter into any agreement to do any action prohibited under this Section 7.4.
Notwithstanding the foregoing, any reasonable action taken, or reasonably omitted to be taken, in good faith by Acquiror or any of its Subsidiaries in response to COVID-19 (including any COVID-19 Measure) shall in no event be deemed to constitute a breach of this Section 7.4; provided that prior to taking, or omitting to take, any such action, Acquiror shall, to the extent reasonably practicable, notify the Company of such action (or failure to act) and take into account in good faith any suggestions of the Company with respect to such action or failure to act.
(b)   During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party, other than such agreements or Contracts in violation of this Agreement.
Section 7.5   PIPE Subscriptions.
(a)   Acquiror shall use its reasonable best efforts to (i) obtain the PIPE Investment (and the Company shall reasonably cooperate with Acquiror in connection thereto) on a timely basis on the terms and conditions described in the Subscription Agreements, and (ii) take, or cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to (v) comply with its respective obligations under the Subscription Agreements, (w) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (x) satisfy on a timely basis all conditions and covenants applicable to Acquiror set forth in the applicable Subscription Agreements within its control, (y) consummate the PIPE Investment when required pursuant to this Agreement, and (z) enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Acquiror shall give the Company prompt written notice upon (A) becoming aware of any breach or default by any party to any of the Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements, (B) the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (C) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the sources contemplated by the Subscription Agreements. Other than as set forth in Section 7.5(b), Acquiror shall not, without the prior written consent of the Company, amend, modify, supplement or waive (or permit any waiver of) any provision of, or terminate or abandon its plans with respect to, or provide consent to amend, modify, supplement, waive or terminate any provision or remedy under, or any replacements of, any Subscription Agreement.

(b)   If all or any portion of the PIPE Investment becomes unavailable, (i) Acquiror shall promptly notify the Company, (ii) Acquiror and the Company shall mutually cooperate and Acquiror shall promptly use its reasonable best efforts to promptly obtain the PIPE Investment or such portion of the PIPE Investment from alternative sources, in each case, subject to the prior written consent of the Company; provided, that the Company may not unreasonably condition, withhold or delay its consent with respect to any Alternative Subscription Agreement (including with respect to the entry into such agreement and the identity of any Person that is a party thereto) to be entered into with such alternative source(s) that provides for the subscription and purchase of shares of Domesticated Acquiror Common Stock at $10.00 per share and containing terms and conditions identical (other than de minimis changes) to the Subscription Agreements entered into as of the date hereof, in an amount, when added to any portion of the PIPE Investment that is available, equal to the PIPE Investment Amount (any alternative source(s) of financing, “Alternative PIPE Investment”); provided, further, that the Company may withhold or delay its consent in its sole discretion with respect to the sale of any Equity Security, including shares of shares of Domesticated Acquiror Common Stock, that provides for the subscription and purchase of any Equity Securities on terms and conditions that are not identical (other than de minimis changes) to the Subscription Agreements entered into as of the date hereof, and (iii) in the event that Acquiror is able to obtain any Alternative PIPE Investment, subject to the prior written consent of the Company; provided, that the Company may not unreasonably condition, withhold or delay its consent with respect to any Alternative Subscription Agreement (including with respect to the entry into such agreement and the identity of any Person that is a party thereto) to be entered into with respect to such Alternative PIPE Investment that provides for the subscription and purchase of shares of Domesticated Acquiror Common Stock at $10.00 per share and containing terms and conditions identical (other than de minimis changes) to the Subscription Agreements entered into as of the date hereof; provided, further, that the Company may withhold or delay its consent in its sole discretion with respect to the sale of any Equity Security, including shares of shares of Domesticated Acquiror Common Stock, that provides for the subscription and purchase of any Equity Securities on terms and conditions that are not identical (other than de minimis changes) to the Subscription Agreements entered into as of the date hereof, Acquiror shall use its reasonable best efforts to enter into a new subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of shares of Domesticated Acquiror Common Stock at $10.00 per share and containing terms and conditions not less favorable in the aggregate from the standpoint of Acquiror and the Company than those in the Subscription Agreements entered into as of the date hereof (as determined in the reasonable, good faith judgment of Acquiror, Sponsor and the Company). In such event, the term “PIPE Investment” as used in this Agreement shall be deemed to include any Alternative PIPE Investment, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any Person that is subscribing for Acquiror Class A Shares under any Alternative Subscription Agreement. For the avoidance of doubt, if all or any portion of the PIPE Investment or Alternative PIPE Investment becomes unavailable, Acquiror may utilize deposits, proceeds or any other amounts from the Trust Account and, subject to the prior written consent of the Company (provided, that the Company may not unreasonably condition, withhold or delay its consent solely with respect to any additional third party financing that provides for the subscription and purchase of shares of Domesticated Acquiror Common Stock at $10.00 per share and contains terms and conditions identical (other than de minimis changes) to the Subscription Agreements entered into as of the date hereof; provided, further, that the Company may withhold or delay its consent in its sole discretion with respect to the sale of any Equity Security, including shares of shares of Domesticated Acquiror Common Stock, that provides for the subscription and purchase of any Equity Securities on terms and conditions that are not identical (other than de minimis changes) to the Subscription Agreements entered into as of the date hereof), any additional third party financing to satisfy its financing obligations hereunder (including to satisfy the Minimum Cash Condition).
Section 7.6   Domestication.   Subject to receipt of the Acquiror Shareholder Approvals, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the DE SOS a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the certificate of incorporation of Acquiror in substantially the form attached as Exhibit A hereto, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the bylaws in substantially the form attached as Exhibit B hereto, (c) causing the directors and officers set forth on Section 7.6(a) of the Acquiror Disclosure Letter to be the directors and officers of Acquiror immediately following the Domestication until their respective successors are duly elected or appointed in accordance with applicable Law and the Governing Documents of Acquiror or their earlier death, resignation or removal, (d) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication as a matter of Cayman Islands law including a director’s affidavit and undertaking, and notice of the special resolutions approving, inter alia, the de-registration of the Acquiror under the laws of the Cayman Islands, and (e) requesting a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Acquiror, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Public Warrant shall convert automatically into one (1) Domesticated Acquiror Public Warrant, pursuant to the Warrant Agreement; (iv) each then issued and outstanding Acquiror Private Placement Warrant shall convert automatically into one (1) Domesticated Acquiror Private Placement Warrant, pursuant to the Warrant Agreement; and (v) each then issued and outstanding Acquiror Unit shall, to the extent not already split into underlying Domesticated Acquiror Common Stock Domesticated Acquiror Public Warrants by the holder thereof, convert automatically, into one (1) share of Domesticated Acquiror Common Stock and one-third of one Domesticated Acquiror Public Warrant.
Section 7.7   Post-Closing Directors and Officers of Acquiror.   Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:
(a)   The Board of Directors of Acquiror shall have been expanded to consist of nine (9) directors, which shall initially include:
(i)   two (2) director nominees, each of whom shall be designated by Acquiror and its Affiliates as soon as reasonably practicable following the date of this Agreement (and in any event within thirty days after the date hereof), who shall initially be Blythe Masters and Ashwin Kumar and each of whom shall be designated as a Class III Director;
(ii)   seven director nominees, each of whom shall be designated by the Company’s Board of Directors pursuant to written notice to be delivered to Acquiror as soon as reasonably practicable following the date of this Agreement (and in any event within thirty days after the date hereof) and who shall be placed into the classes of the Board of Directors of Acquiror as set forth in such notice (it being understood that such designees shall be placed into classes in a manner that distributes all directors (including those designated by Acquiror) as equally as possible among the three classes).
(b)   The initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter (or as may be otherwise determined and provided to Acquiror in writing by the Board of Directors of the Company prior to the SEC Approval Date), who shall serve in such capacity in accordance with the terms of the governing documents of Acquiror following the Effective Time.
(c)   If any Person nominated pursuant to Section 7.7(a) is not duly elected at the Acquiror’s Shareholder Meeting, the Parties shall take all necessary action to fill any such vacancy on the Board of Directors of Acquiror with an alternative Person designated by the Company or Acquiror pursuant to Section 7.7(a).
ARTICLE VIII
JOINT COVENANTS
Section 8.1   HSR Act; Other Filings.
(a)   In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b)   Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.
(c)   Acquiror, the Company and their respective affiliates shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided, however, that none of Acquiror, Sponsor, the Company, nor any of their respective Affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of their respective businesses or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of any such business or (ii) terminate, amend or assign existing relationships and contractual rights and obligations thereof (each of the foregoing actions, a “Divestiture Action”), except for any such Divesture Actions that (A) are conditioned upon and become effective only from and after the Effective Time; and (B) collectively would not reasonably be expected to have a material and adverse effect on the business, financial condition or results of operations of the contemplated post-Effective Time combined business of Acquiror, its Affiliates, the Company and its Subsidiaries, it being understood that for purposes of this Section that any proceeds received, or expected to be received, from effecting a Divestiture Action shall not be taken into consideration in making such determination. Without limiting the foregoing, in no event shall the Company, its Subsidiaries nor any of their respective Affiliates propose, negotiate, effect or agree to any such actions without the prior written consent of Acquiror. Notwithstanding anything to the contrary, the foregoing shall not require any of Acquiror’s Affiliates (including affiliates of Sponsor) to engage in any Divestiture Action, nor shall it restrict Acquiror’s Affiliates (including Affiliates of Sponsor) in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than Acquiror and its Subsidiaries.
(d)   With respect to each of the above filings (as well as with respect to the consents and filings described in Section 4.5, set forth on Section 4.5 of the Company Disclosure Letter or set forth on Schedule 9.1(d)), and any other requests, inquiries, Legal Proceedings or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement (including by filing the applicable materials with FINRA within five (5) Business Days after the date hereof) and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. The Company acknowledges that certain information of Acquiror and Sponsor, in Acquiror’s sole discretion, is highly confidential. To the extent such information is requested by a Governmental Authority in connection with the transactions contemplated hereby, the Company shall cooperate with the Acquiror and Sponsor to seek an accommodation from the Governmental Authority, satisfactory to the Governmental Authority, to protect such confidential information from disclosure.
(e)   Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.
Section 8.2   Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.
(a)   Registration Statement and Prospectus.
(i)   As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable and prompt cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Public Warrants to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock, Acquiror Public Warrants and Acquiror Units comprising such, respectively, in the Domestication, (B) the Domesticated Acquiror Private Placement Warrants to be issued in exchange for the issued and outstanding Acquiror Private Placement Warrants, in the Domestication (C) the shares of Domesticated Acquiror Common Stock underlying the Domesticated Acquiror Public Warrants and Domesticated Acquiror Private Placement Warrants, and (D) the shares of Domesticated Acquiror Common Stock that constitute the Securities Merger Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement/Registration Statement and other Offer Documents, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to promptly furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly, and in no event later than five (5) Business Days, after the Registration Statement is declared effective under the Securities Act (the “SEC Approval Date”).
(ii)   To the extent nor prohibited by Law, Acquiror shall advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. The Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. No filing of, or amendment or supplement to the Offer Documents will be made by Acquiror or the Company without the approval of Acquiror and the Company, respectively (each such approval not to be unreasonably withheld, conditioned or delayed). Acquiror will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Offer Documents or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Offer Documents or the Transaction Proposals or any other matter. No response to any comments from the SEC or the staff of the SEC relating to the Offer Documents will be made by Acquiror without the prior consent of the Company, (such consent not to be unreasonably withheld, conditioned or delayed), and without providing the Company, as applicable, a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.
(iii)   Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv)   If at any time prior to the Domestication any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.
(b)   Acquiror Shareholder Approvals.   Acquiror shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Section 710 of the NYSE Listing Rules, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) adoption and approval of this Agreement in accordance with the Acquiror’s Governing Documents, applicable Law and exchange rules and regulations, including approval of the Merger, (B) adoption and approval of the Domestication in accordance with the Acquiror’s Governing Documents, applicable Law and regulations, (C) amendment and restatement of Acquiror’s memorandum and articles of association to be replaced by the certificate of incorporation, in the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement), including any separate or unbundled proposals as are required to implement the foregoing, (D) approval of the issuance of shares of Domesticated Acquiror Common Stock and Acquiror Units in connection with the Merger, PIPE Investment and A&R FPA, (E) approval of the adoption of the incentive equity plan (the “Incentive Plan”) in the form reasonably agreed to by the Parties and approved by the Board of Directors of the Acquiror prior to filing the Registration Statement (with such changes as may be agreed in writing by Acquiror and the Company), (F) election of directors effective as of the Closing as contemplated by Section 7.7(a), (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (I) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”). Notwithstanding the foregoing, at any time prior to, but not after, obtaining the approval of Acquiror’s shareholders of any of the Transaction Proposals, solely in response to an Intervening Event, the Board of Directors of Acquiror may, subject to Acquiror’s Governing Documents, make a Modification in Recommendation if the Board of Directors of Acquiror shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such Intervening Event, a failure to make a Modification in Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that the Board of Directors of Acquiror will not be entitled to make, or agree or resolve to make, a Modification in Recommendation unless (A) Acquiror shall have delivered to the Company a written notice (a “Acquiror Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Board of Directors of Acquiror’s determination that an Intervening Event has occurred (it being acknowledged that any Acquiror Intervening Event Notice shall not itself constitute a breach of this Agreement), (B) at or after 5:00 p.m., Eastern Time, on the fifth (5th) Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (such period from the time the Acquiror Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fifth (5th) Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (it being understood that any material change in the event, occurrence or fact underlying such Intervening Event shall require a new notice but with an additional two-Business Day (instead of five-Business Day) period from the date of such notice), the “Acquiror Intervening Event Notice Period”), Acquiror and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company during the Acquiror Intervening Event Notice Period to the terms and conditions of this Agreement as would enable Acquiror to proceed with the recommendation to the shareholders of Acquiror described in the Recitals hereto and not make such Modification in Recommendation, and (C) after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the Acquiror Intervening Event Notice Period, offered in writing, determines in good faith (after consultation with its outside legal counsel) that a failure to make a Modification in Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting, and to submit for the approval of its shareholders the Transaction Approvals, in each case, in accordance with this Agreement, shall not be affected by any Modification in Recommendation or by any intervening event or circumstance, including an Intervening Event, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approvals shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to use its reasonable best efforts to take actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approvals. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approvals, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting.

Section 8.3   Support of Transaction.   Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable.
Section 8.4   Tax Matters.
(a)   All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall constitute Company Transaction Expenses.
(b)   The parties shall cooperate with each other and their respective counsel to document and support the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including in the event the SEC requests or requires an opinion with respect to any discussion in a registration statement of the United States federal income Tax consequences of the Merger to the Company Stockholders. If such an opinion is requested or required by the SEC, it shall be provided by the Company’s tax advisor and each party shall execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor upon which such advisor shall be entitled to rely in rendering such tax opinion.
(c)   Each holder of unvested Company Capital Stock will file a valid and timely Section 83(b) election pursuant to Section 83(b) of the Code for any Domesticated Acquiror Common Stock received by such holder pursuant to Section 3.1(a)(ii).
Section 8.5   Cooperation; Consultation.
(a)   Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with the PIPE Investment, any Alternative PIPE Investment and any other financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors. Without limiting the foregoing, the Company will instruct the PCAOB Auditor to provide Acquiror and its Representatives reasonable access to all of the financial information used in the preparation of the Financial Statements and PCAOB Audited Financial Statements and reasonably cooperate with the preparation of financial statements or financial information for inclusion in the Registration Statement; provided that Acquiror and its Representatives execute any customary non-reliance or similar agreement reasonably requested by the PCAOB Auditor.
(b)   From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, each of Acquiror and the Company shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the other and each other’s financial advisors reasonably informed with respect to the transactions contemplated herein, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or Acquiror or their respective financial advisors with respect to such matters.

Section 8.6   No Solicitation.
(a)   During the Interim Period, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its respective employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, participate in, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to or otherwise cooperate in any way with, any Person (other than Acquiror and its agents, representatives, advisors) concerning any merger, acquisition, consolidation, sale of ownership interests and/or material assets of the Company, recapitalization or similar transaction (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. In addition, the Company shall, and shall cause its Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person (or provision of any non-public information to any parties) with respect to any Company Business Combination or potential Company Business Combination and terminate access of such Persons to any physical or virtual data room.
(b)   During the Interim Period, Acquiror and its Subsidiaries shall not, and shall direct their respective Representatives not to, directly or indirectly: (i) solicit, initiate, participate in, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to or otherwise cooperate in any way with, any Person (other than the Company and their respective Representatives) concerning any merger, acquisition, consolidation, purchase of ownership interests or assets of Acquiror, recapitalization or similar business combination transaction (each, an “Acquiror Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to an Acquiror Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding an Acquiror Business Combination. Acquiror and its Subsidiaries shall, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person (or provision of any non-public information to any parties) with respect to any Acquiror Business Combination or potential Acquiror Business Combination and terminate access of such Persons to any physical or virtual data room. Notwithstanding anything to the contrary, the foregoing shall not restrict Acquiror’s Affiliates (including Affiliates of Sponsor) in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than Acquiror and its Subsidiaries.
(c)   The Company shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify Acquiror if it or, to its knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If the Company or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination, such Person shall provide the other with a copy of such inquiry, proposal, offer or submission.
(d)   Acquiror shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the Company if it or, to its knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to an Acquiror Business Combination (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If Acquiror or its Representatives receives an inquiry, proposal, offer or submission with respect to an Acquiror Business Combination such Person shall provide the other with a copy of such inquiry, proposal, offer or submission.
Section 8.7   Notification.   During the Interim Period, if after the date hereof the Company or Acquiror becomes aware of any fact or condition arising after the date hereof that (a) for the Company constitutes a material breach of any representation or warranty made by the Company in Article IV or of any covenant that would cause the conditions set forth in Section 9.2(a) or Section 9.2(b), as applicable, not to be satisfied as of the Closing Date, or (b) for Acquiror constitutes a material breach of any representation or warranty made by Acquiror in Article V or of any covenant that would cause the conditions set forth in

Section 9.3(a) or Section 9.3(b), as applicable, not to be satisfied as of the Closing Date, the Company or Acquiror, as applicable, will disclose in writing to the other such breach to the extent permitted by applicable Law.
Section 8.8   Indemnification; Directors’ and Officers’ Insurance.
(a)   Acquiror agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company, as provided in a Company’s Governing Documents or otherwise in effect as of the date of this Agreement and set forth on Section 8.8 of the Company Disclosure Letter, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years, and (ii) the Company will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period. To the maximum extent permitted by applicable Law, during such six (6) year period, the Acquiror shall, and shall cause its Subsidiaries (including, after the Closing, the Company) to, advance expenses in connection with such indemnification as provided in the Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents shall not, during such six (6) year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of the Company (the “D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of the Company prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.
(b)   None of Acquiror or the Company shall have any obligation under this Section 8.8 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)   The Company shall purchase, at or prior to the Closing, and Acquiror shall cause the Company to maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date hereof (the “Company D&O Tail Policy”). Such Company D&O Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date hereof.
(d)   Prior to the Effective Time, Acquiror shall purchase a prepaid “tail” policy (an “Acquiror D&O Tail Policy”) with respect to directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Acquiror as of the date hereof, which Acquiror D&O Tail Policy shall be on the same or substantially similar terms agreed to for such tail policy by Acquiror in connection with its initial public offering. Acquiror will maintain such Acquiror D&O Tail Policy in full force and effect for a period of no less than six (6) years after the Closing Date and continue to honor its obligations thereunder.
(e)   If Acquiror, the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Acquiror or the Company shall assume all of the obligations set forth in this Section 8.8 unless otherwise assumed by operation of Law.
(f)   The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 8.8 are intended to be third-party beneficiaries of this Section 8.8. This Section 8.8 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Acquiror and the Company. The rights of each D&O Person hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Governing Documents of the Company, any other indemnification arrangement, any applicable Law or otherwise.
Section 8.9   Section 16 Matters.   Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Shares or acquisitions of Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.1   Conditions to Obligations of Acquiror, Merger Sub and the Company.   The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by both of Acquiror and the Company:
(a)   The Acquiror Shareholder Approvals and the Company Stockholder Approval shall have been obtained;
(b)   Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the Acquiror Share Redemption;
(c)   The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;
(d)   All consents, approvals, registrations, declarations and other filings of and with Governmental Authorities and the expiration of any applicable waiting periods, in each case, set forth on Schedule 9.1(d) shall have been obtained, filed or expired (as applicable) (collectively, “Regulatory Approvals”);
(e)   All consents and approvals of and with third parties set forth on Schedule 9.1(e) shall have been obtained or filed;
(f)   There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
(g)   The Board of Acquiror has been expanded in size to accommodate the number of directors contemplated by Section 7.7 and the Persons designated pursuant to Section 7.7(a)(ii) shall have been approved by the Acquiror Shareholders or otherwise have been replaced with an alternative Person pursuant to Section 7.7(c) (in each case, with such appointments to take effect immediately following the Closing); and
(h)   The Registration Statement shall have been declared effective by the SEC and remain effective as of the Closing, with no stop order or similar order in effect with respect thereto.
Section 9.2   Conditions to Obligations of Acquiror and Merger Sub.   The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger and the transactions contemplated herein are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:
(a)   (i) The representations and warranties of the Company set forth in Section 4.1 (Company Organization), Section 4.2 (Subsidiaries) other than the last sentence thereof, Section 4.3 (Due Authorization), Section 4.6(a) (Capitalization of the Company)and Section 4.16 (Brokers’ Fees) shall be true and correct in all material respects as of the Closing Date (other than such representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of the Company set forth in Article IV other than those set forth above in Section 9.2(a)(i) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;
(b)   Each of the Company and its Subsidiaries shall have performed or complied with in all material respects each of the covenants under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;
(c)   No Company Material Adverse Effect shall have occurred since the date of this Agreement; and
(d)   The Company shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.4(a), Section 2.4(d)(ii) and Section 2.4(e).
Section 9.3   Conditions to the Obligations of the Company.   The obligation of the Company to consummate, or cause to be consummated, the Merger and the transactions contemplated herein is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   (i) The representations and warranties of the Acquiror set forth in Section 5.1 (Acquiror Organization), Section 5.2 (Due Authorization), Section 5.11 (Capitalization of Acquiror), and Section 5.12 (Brokers’ Fees) shall be true and correct in all material respects (other than such representations and warranties that expressly relates to a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of the Acquiror set forth in Article V other than those set forth above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have an Acquiror Material Adverse Effect;
(b)   Each of the Acquiror and its Subsidiaries shall have performed or complied with in all material respects each of the covenants under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;
(c)   No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement;
(d)   Acquiror shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.4(b) and Section 2.4(d)(i);
(e)   The Domesticated Acquiror Common Stock and Domesticated Acquiror Public Warrants, including the shares of Acquiror Common Stock issuable upon exercise of any Acquiror Warrants, and in connection with the Merger, the PIPE Investment, any Alternative PIPE Investment and the A&R FPA shall have been approved for listing on NYSE and Acquiror reasonably expects to satisfy, immediately following the Effective Time, all applicable initial and continuing listing requirements of the NYSE and Acquiror shall not have received any notice of non-compliance therewith; and
(f)   As of 12:01 a.m. (New York time) on the Closing Date, the sum of (i) the amount of cash available in the Trust Account after deducting the amount required to satisfy the Acquiror Share Redemption Amount (but prior to payment of any unpaid Acquiror Transaction Expenses and unpaid Company Transaction Expenses, as contemplated by Section 11.6), (ii) the PIPE Investment Amount actually received by Acquiror, and (iii) the proceeds actually received by Acquiror pursuant to the A&R FPA shall equal or exceed $208,500,000.

ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.1   Termination.   This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a)   by written consent of the Company and Acquiror;
(b)   by written notice of the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the transactions contemplated herein illegal or otherwise preventing or prohibiting consummation of the transactions contemplated herein; provided that neither Acquiror nor the Company shall have the right to terminate this Agreement pursuant to this Section 10.1(b) if (i) any action of such party or its Subsidiaries or failure of such party or its Subsidiaries to perform or comply with its obligations under this Agreement shall have caused such Law or injunction and (ii) such action or failure to perform constitutes a breach of this Agreement;
(c)   by written notice of the Company or Acquiror if the Acquiror Shareholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
(d)   at any time before the Company Stockholder Approval is obtained, by written notice of Acquiror if the Company has not obtained, and delivered to Acquiror, the Company Stockholder Approval by the requisite vote under the DGCL and the Company’s Organizational Documents within five (5) days following the SEC Approval Date;
(e)   by written notice of the Company or Acquiror if the Closing has not occurred on or before the date that is nine months after the date of this Agreement (the “Agreement End Date”); provided, however, that if the Acquiror Shareholder Approval is obtained prior to the Agreement End Date, the Agreement End Date shall be extended by thirty (30) days; provided, further, that this Agreement may not be terminated under this Section 10.1(e) by or on behalf of Acquiror or the Company if such party’s breach or violation (either directly or indirectly through its Affiliates) of any representation, warranty, covenant, agreement or obligation contained herein has been the proximate cause of the failure to consummate the transactions contemplated by this Agreement on or prior to the Agreement End Date.
(f)   by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), provided, however, that Acquiror has not waived such Terminating Company Breach and any of Acquiror or Merger Sub are not then in breach of their representations, warranties, covenants or agreements in this Agreement such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing, except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Agreement End Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;
(g)   by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), provided, however, that the Company has not waived such Terminating Acquiror Breach and the Company is not then in breach of its representations, warranties, covenants or agreements in this Agreement such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing, except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Agreement End Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period;
(h)   by written notice of Acquiror if the Company shall have failed to deliver the PCAOB Audited Financial Statements to Acquiror within sixty (60) days after the execution of this Agreement; provided that Acquiror shall not be permitted to terminate this Agreement pursuant to this Section 10.1(h) after the Company delivers the PCAOB Audited Financial Statements; or
(i)   by written notice of Acquiror if the conditions set forth on Schedule 10.1(i) are satisfied; provided, that Acquiror shall not be permitted to terminate this Agreement pursuant to this Section 10.1(i) after the earlier to occur of: (i) 5:00 P.M. Eastern Time on the fifth (5th) Business Day following the date on which the Company delivers the PCAOB Audited Financial Statements to Acquiror; and (ii) the time of the initial filing of the Registration Statement with the SEC.
Section 10.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
Section 11.1   Trust Account Waiver.   The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in its final prospectus filed with the SEC (File No. 333-250947) (the “Prospectus”), substantially all of Acquiror’s assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public shareholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its Taxes, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public shareholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify (A) the substance or timing of the obligation to redeem 100% of the shares of Acquiror Common Stock if Acquiror fails to complete a Business Combination within the allotted time period or (B) any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, then for the redemption of any shares of Acquiror Common Stock properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).
Section 11.2   Waiver.   Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
Section 11.3   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
(a)   If to Acquiror or Merger Sub prior to the Closing, to:
Motive Capital Corp
7 World Trade Center
250 Greenwich St., FL 47
New York, NY 10006
Attention:        Blythe Masters
Email:            info@motivecapitalcorp.com
with copies to (which shall not constitute notice):
Gibson, Dunn & Crutcher LLP
200 Park Ave
New York, NY 10166
Attention:        Shukie Grossman
                     Evan D’Amico
Email:            sgrossman@gibsondunn.com
                     edamico@gibsondunn.com
(b)   If to the Company prior to the Closing, or to Acquiror after the Effective Time, to:
Forge Global, Inc.
415 Mission Street, Suite 5500
San Francisco, CA, 94105
Attention:        Norbert Ngethe, General Counsel
Email:            norbert@forgeglobal.com
with copies to (which shall not constitute notice):
Goodwin Procter LLP
601 Marshall Street
Redwood City, CA 94063
Attention:        Dan Espinoza
                     Joshua L. Eisenson
Email:            despinoza@goodwinlaw.com
                     jeisenson@goodwinlaw.com
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4   Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
Section 11.5   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Section 8.8 (which shall be for the benefit of the D&O Persons) and (b) the provisions of Section 11.18 (which shall be for the benefit of GDC and Goodwin).
Section 11.6   Expenses.   Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided that, if the Closing shall occur, Acquiror shall make, or cause to make, such payments contemplated in accordance with Section 2.4(c).
Section 11.7   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 11.8   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 11.9   Company and Acquiror Disclosure Letters.   The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 11.10   Entire Agreement.   (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Support Agreement, (c) the A&R FPA, (d) the Subscription Agreements, and (e) the Mutual Confidentiality Agreement, dated as of November 12, 2020, between Acquiror and the Company (the “Confidentiality Agreement”), (f) the Employment Agreements, (g) the Registration Rights Agreement, (h) the Acquiror Charter, (i) the Acquiror Bylaws (j) the Stockholder Support Agreements (k) the Incentive Plan (clauses (b) through (k), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.
Section 11.11   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12   Publicity.
(a)   All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld, conditioned or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).
(b)    The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any related filing shall be deemed not to violate this Section 11.12. Nothing contained herein shall prevent Acquiror and its respective Affiliates from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to their investors and prospective investors, in each case, on a confidential basis, in connection with their and their Affiliates’ fund raising, marketing, informational or reporting activities.
Section 11.13   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 11.14   Jurisdiction; Waiver of Jury Trial.
(a)   Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 11.14.
(b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.15   Enforcement.   The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Legal Proceeding shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 11.16   Non-Recourse.   Except (x) as otherwise contemplated by Article XI and (y) in the case of claims against a Person in respect of such Person’s actual fraud:
(a)   Solely with respect to the Company, Acquiror and its Subsidiaries, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and its Subsidiaries as named parties hereto; and
(b)   Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder (including PIPE Investor), Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or its Subsidiaries and (ii) no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or its Subsidiaries under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 11.17   Non-Survival of Representations, Warranties and Covenants.   Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.
Section 11.18   Conflicts and Privilege.
(a)   Acquiror and the Company, on behalf of their respective controlled Affiliates, equityholders, successors and assigns (including, after the Closing, Acquiror), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of Acquiror or the Sponsor, and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror or any of its equityholders (other than the Sponsor)) (collectively, the “Motive Group”), on the one hand, and (y) Acquiror and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Gibson, Dunn & Crutcher LLP (“GDC”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Motive Group, in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Motive Group, on the one hand, and GDC, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Motive Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

(b)   Acquiror and the Company, on behalf of their respective Subsidiaries, successors and assigns (including, after the Closing, Acquiror), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Company Group”), on the one hand, and (y) Acquiror and/or any member of the Motive Group, on the other hand, any legal counsel, including Goodwin Procter LLP (“Goodwin”), that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror. Acquiror and the Company, on behalf of their respective successors and assigns further agree that, as to all legally privileged communications prior to the Closing between or among the Company and/or any member of the Company Group, on the one hand, and Goodwin, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of Acquiror.
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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
MOTIVE CAPITAL CORP

By:	/s/ Blythe Masters
Name:	Blythe Masters
Title:	Chief Executive Officer
FGI MERGER SUB INC.

By:	/s/ Blythe Masters
Name:	Blythe Masters
Title:	President
FORGE GLOBAL, INC.

By:	/s/ Kelly Rodriques
Name:	Kelly Rodriques
Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B
CERTIFICATE OF INCORPORATION
OF
FORGE GLOBAL HOLDINGS, INC.
(a Delaware corporation)
[  ], 2022
ARTICLE I
The name of the corporation is Forge Global Holdings, Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).
ARTICLE IV
Capital Stock
The total number of shares of capital stock which the Corporation shall have authority to issue is [      ] Million (       ) of which (i) [      ] Million (      ) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) [      ] Million (      ) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).
Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.
The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.
A. Common Stock
Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate of Incorporation (the “Certificate”) (or in any certificate of designations of any series of Undesignated Preferred Stock):
(a)   the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;
(b)   dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation (the “Board of Directors”) or any authorized committee thereof; and
(c)   upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.
B. Undesignated Preferred Stock
The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Except as otherwise provided by any certificate of designations of any series of Undesignated Preferred Stock then outstanding or by law, no holder of any series of Undesignated Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.
ARTICLE V
Stockholder Action
1.   Action without Meeting.   Except as may otherwise be provided by or pursuant to this Certificate (or any certificate of designations of any series of Undesignated Preferred Stock then outstanding) with respect to the holders of any series of Undesignated Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.
2.   Special Meetings.   Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer or the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.
ARTICLE VI
Directors
1.   General.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.
2.   Election of Directors.   Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.
3.   Number of Directors; Term of Office.   The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors of the Corporation shall be [       ], [      ] and [      ]; the initial Class II Directors of the Corporation shall be [      ], [      ] and [      ]; and the initial Class III Directors of

the Corporation shall be [      ], [      ] and [      ]. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders to be held following the initial effectiveness of this Certificate; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the initial effectiveness of this Certificate; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders to be held following the initial effectiveness of this Certificate. The mailing address of each person who is to serve initially as a director is c/o Forge Global Holdings, Inc., 415 Mission Street, Suite 5500, San Francisco, CA, 94105. At each succeeding annual meeting of stockholders, beginning with the first annual meeting of stockholders following the initial effectiveness of this Certificate, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.
Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.
4.   Vacancies.   Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.
5.   Removal.   Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.
6.   Annual Meeting.   The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board shall fix.
ARTICLE VII
Limitation of Liability
1.   Limitation of Director Liability.   To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2.   Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, or the adoption of any provision of the Certificate inconsistent with this Article VII, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.
ARTICLE VIII
Amendment of By-Laws
1.   Amendment by Directors.   Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.
2.   Amendment by Stockholders.   Except as otherwise provided therein, the By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.
ARTICLE IX
Amendment of Certificate of Incorporation
If any provision of this Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate, and the court will replace such illegal, void or unenforceable provision of this Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate shall be enforceable in accordance with its terms.
The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate (including any designation of Undesignated Preferred Stock), and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate (including any provision of any designation of Undesignated Preferred Stock that provides for a greater or lesser vote) or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII, and Article IX of this Certificate.
ARTICLE X
Incorporator
The name and mailing address of the incorporator are as follows: [name and address].
[End of Text]

THIS CERTIFICATE OF INCORPORATION is executed as of this      day of            , 2022.
FORGE GLOBAL HOLDINGS, INC.
By:

Name: [      ]
Title:  Incorporator
[Signature Page to Closing Certificate of Incorporation]

Annex C
BY-LAWS
OF
FORGE GLOBAL HOLDINGS, INC.
(the “Corporation”)
ARTICLE I

Stockholders
SECTION 1.   Annual Meeting.   The annual meeting of stockholders (any such meeting being referred to in these By-laws as an “Annual Meeting”) shall be held at the hour, date and place (if any) within or without the United States which is fixed by the Board of Directors of the Corporation (the “Board of Directors”), which time, date and place may subsequently be changed at any time by vote of the Board of Directors. The Board of Directors may, in its sole discretion, determine that any meeting of stockholders shall not be held at any geographic place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”) and subject to such procedures and guidelines as the Board of Directors may adopt. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these By-laws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these By-laws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.
SECTION 2.   Notice of Stockholder Business and Nominations.
(a)   Annual Meetings of Stockholders.
(1)   Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in these By-laws, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in these By-laws as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2) and (3) of these By-laws to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in these By-laws, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.
(2)   For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of these By-laws, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by these By-laws and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by these By-laws. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the adoption of these By-Laws, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth:
(A)   as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (vi) a written statement executed by the nominee acknowledging that as a director of the corporation, the nominee will owe fiduciary duties under Delaware law with respect to the Corporation and its stockholders, and (vii) all information relating to such person that the Corporation may reasonably request regarding to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director, and any other information that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected for the full term for which such person is standing for election);
(B)   as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or By-law amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);
(C)   (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such

Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;
(D)   (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s), or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and
(E)   a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Solicitation Statement”).
For purposes of this Article I of these By-laws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2 of Article I of these By-laws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.
(3)   A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to these By-laws shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).
(4)   Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of these By-laws to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by these By-laws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(b)   General.
(1)   Only such persons who are nominated in accordance with the provisions of these By-laws shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of these By-laws or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of these By-laws. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of these By-laws, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of these By-laws. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of these By-laws, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting. The number of nominees a stockholder may nominate for election at the Annual Meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected at such Annual Meeting.
(2)   Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.
(3)    Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.
(4)   For purposes of these By-laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(5)   Notwithstanding the foregoing provisions of these By-laws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these By-laws. Nothing in these By-laws shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Undesignated Preferred Stock to elect directors under specified circumstances.
(c)   Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article I, Section 2.
SECTION 3.   Special Meetings.   Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer or the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these By-laws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these By-laws and the provisions of Article I, Section 2 of these By-laws shall govern such special meeting.
Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article I, Section 3.
SECTION 4.   Notice of Meetings; Adjournments.
(a)   A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (“DGCL”).
(b)   Unless otherwise required by the DGCL, notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.
(c)   Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.
(d)   The Board of Directors may postpone and reschedule any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I of these By-laws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I of these By-laws.
(e)   When any meeting is convened, the presiding officer may adjourn the meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these By-laws, is entitled to such notice.
SECTION 5.   Quorum.   Except as otherwise provided herein, by applicable law, or by the Certificate (including any designation of Undesignated Preferred Stock), a majority of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the issued and outstanding shares of such class or series or classes or series, present in person or by remote communication, if applicable or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment may be transacted.
SECTION 6.   Voting and Proxies.   Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.
SECTION 7.   Action at Meeting.   When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these By-laws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

SECTION 8.   Stockholder Lists.   The Secretary or an Assistant Secretary (or the Corporation’s transfer agent or other person authorized by these By-laws or by law) shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting as provided in the manner, and subject to the terms, set forth in Section 219 of the DGCL (or any successor provision). The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. In the event the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.
SECTION 9.   Presiding Officer.   The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provided that if the Board of Directors does not so designate such a presiding officer, then the Chairman of the Board, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairman of the Board or the Chairman of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then the President shall preside over such meetings. The presiding officer at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. The Board of Directors may adopt such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the presiding officer shall have the authority to adopt and enforce such rules and regulations for the conduct of any meeting of stockholders and the safety of those in attendance as, in the judgment of the presiding officer, are necessary, appropriate or convenient for the conduct of the meeting. Rules and regulations for the conduct of meetings of stockholders, whether adopted by the Board of Directors or by the presiding officer, may include, without limitation, establishing: (i) an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted for consideration of each agenda item and for questions and comments by participants; (vi) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any); and (vii) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting.
SECTION 10.   Inspectors of Elections.   The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. No director or nominee for the office of director at an election shall be appointed as an inspector at such election. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.

SECTION 11.   Information in Writing.   Whenever this Article I, requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), the Corporation shall not be required to accept deliver of such document or information unless the document or information is in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested.
ARTICLE II

Directors
SECTION 1.   Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Certificate or required by law.
SECTION 2.   Number and Terms.   The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors shall hold office in the manner provided in the Certificate.
SECTION 3.   Qualification.   No director need be a stockholder of the Corporation.
SECTION 4.   Vacancies.   Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.
SECTION 5.   Removal.   Directors may be removed from office only in the manner provided in the Certificate.
SECTION 6.   Resignation.   A director may resign at any time by electronic transmission or by giving written notice to the Chairman of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.
SECTION 7.   Regular Meetings.   Regular and annual meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.
SECTION 8.   Special Meetings.   Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors then in office, the Chairman of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.
SECTION 9.   Notice of Meetings.   Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board, if one is elected, or the President or such other officer designated by the Chairman of the Board, if one is elected, or the President. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these By-laws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 10.   Quorum.   At any meeting of the Board of Directors, a majority of the total number of authorized directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any unfilled vacancies on the Board of Directors.
SECTION 11.   Action at Meeting.   At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these By-laws.
SECTION 12.   Action by Consent.   Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action shall be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.
SECTION 13.   Manner of Participation.   Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these By-laws.
SECTION 14.   Presiding Director.   The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairman of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairman of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.
SECTION 15.   Committees.   The Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these By-laws may not be delegated. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of the DGCL, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-laws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.

SECTION 16.   Compensation of Directors.   Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.
ARTICLE III

Officers
SECTION 1.   Enumeration.    The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairman of the Board of Directors, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.
SECTION 2.   Election.   At the regular annual meeting of the Board of Directors following the Annual Meeting, the Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting.
SECTION 3.   Qualification.   No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.
SECTION 4.   Tenure.   Except as otherwise provided by the Certificate or by these By-laws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.
SECTION 5.   Resignation.   Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides.
SECTION 6.   Removal.   Except as otherwise provided by law or by resolution of the Board of Directors, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office.
SECTION 7.   Absence or Disability.   In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.
SECTION 8.   Vacancies.   Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.
SECTION 9.   President.   The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.
SECTION 10.   Chairman of the Board.   The Board of Directors may appoint from its members a Chairman of the Board of Directors. The Board of Directors may determine whether the Chair of the Board of Directors is an executive Chair or non-executive Chair. Unless otherwise determined by the Board of Directors, an executive Chair shall be deemed to be an officer of the Corporation. The Board of Directors may at any time and for any reason designate another director to serve as Chair of the Board of Directors and may determine whether any Chair of the Board of Directors shall be or cease to be an executive Chair. The Chairman of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.
SECTION 11.   Chief Executive Officer.   The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 12.   Vice Presidents and Assistant Vice Presidents.   Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 13.   Treasurer and Assistant Treasurers.   The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 14.   Secretary and Assistant Secretaries.   The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 15.   Other Powers and Duties.   Subject to these By-laws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.
ARTICLE IV

Capital Stock
SECTION 1.   Certificates of Stock.   Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these By-laws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these By-laws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.
SECTION 2.   Transfers.   Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.
SECTION 3.   Record Holders.   Except as may otherwise be required by law, by the Certificate or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.
SECTION 4.   Record Date.   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
SECTION 5.   Replacement of Certificates.   In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.
SECTION 6.   Lock-Up.
(a)   Subject to Section 6(b) of this Article IV, the holders (the “Lock-up Holders”) of common stock of the Corporation, par value of $0.0001 per share (“Common Stock”) issued (i) as consideration pursuant to the merger of Forge Global, Inc., a Delaware corporation (“Forge Global”), with and into FGI Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Corporation (the “Forge Transaction”), pursuant to that certain Merger Agreement, dated as of September 13, 2021 (the “Merger Agreement”) or (ii) upon the issuance, settlement or exercise of warrants, stock options, restricted stock units or other equity awards issued pursuant to the Merger Agreement to holders of warrants, stock options, restricted stock units or other equity awards of Forge Global that were issued and outstanding as of immediately prior to the closing of the Forge Transaction (such shares, the “Forge Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).
(b)   Notwithstanding the provisions set forth in Section 6(a) of this Article IV, the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to the Corporation’s officers or directors, (ii) any family members of the Corporation’s officers or directors, (iii) any direct or indirect partners, members or equity holders of such Lock-up Holders or their Permitted Transferees, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, or (iv) any other Lock-up Holders or their Permitted Transferees or any direct or indirect partners, members or equity holders of such other Lock-up Holders or their Permitted Transferees, any affiliates of such other Lock-up Holders or their Permitted Transferees or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (v) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (vi) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (vii) in the case of an individual, pursuant to a qualified domestic relations order, (viii) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (ix) to the partners, members or equity holders of such Lock-up Holders or their Permitted Transferees by virtue of such Lock-up Holder’s or their Permitted Transferees’ organizational documents, as amended, upon dissolution of such Lock-up Holders or their Permitted Transferees, (x) to the Corporation, or (xi) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the closing date of the Forge Transaction.
(c)   Notwithstanding the other provisions set forth in this Section 6 of this Article IV, the Board of Directors may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein.
(d)   For purposes of this Section 6 of this Article IV:
(i)   the term “Lock-up Period” means the period beginning on the closing date of the Forge Transaction and ending on the day that is 180 days after the closing date of the Forge Transaction;
(ii)   the term “Lock-up Shares” means the shares of Common Stock held by the Lock-up Holders and issued as consideration in the Forge Transaction pursuant to the Merger Agreement (other than shares of Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Common Stock occurs on or after the closing of the Forge Transaction) and the Forge Equity Award Shares; provided, that, for clarity, shares of Common Stock issued in connection with the Domestication (as defined in the Merger Agreement)) or the PIPE Investment (as defined in the Merger Agreement) shall not constitute Lock-up Shares;
(iii)   the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 6(b) of this Article IV; and
(iv)   the term “Transfer” means the (A) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).
ARTICLE V

Indemnification
SECTION 7.   Definitions. For purposes of this Article:
(a)   “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;
(b)   “Director” means any person who serves or has served the Corporation as a director on the Board of Directors; including, for the avoidance of doubt, any person who has served as a director of Motive Capital Corp., a Delaware corporation;

(c)   “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;
(d)   “Expenses” means all reasonable, documented and out-of-pocket attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;
(e)   “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;
(f)   “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;
(g)   “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors, including, for the avoidance of doubt, any person who has served as an officer of Motive Corp., a Delaware corporation;
(h)   “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and
(i)   “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.
SECTION 8.   Indemnification of Directors and Officers.
(a)   Subject to the operation of Section 4 of this Article V of these By-laws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.
(1)   Actions, Suits and Proceedings Other than By or In the Right of the Corporation.   Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
(2)   Actions, Suits and Proceedings By or In the Right of the Corporation.   Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.
(3)   Survival of Rights.   The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.
(4)   Actions by Directors or Officers.   Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these By-laws in accordance with the provisions set forth herein.
SECTION 9.   Indemnification of Non-Officer Employees.   Subject to the operation of Section 4 of this Article V of these By-laws, each Non-Officer Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.
SECTION 10.   Indemnification for a Successful Defense.   To the extent required by Section 145(c)(1) of the DGCL, a current or former Director or officer (as such term is defined in the final sentence of Section 145(c)(1) of the DGCL) of the corporation who has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue, or matter therein, shall be indemnified under this Section 10 against Expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with such defense. Indemnification under this Section 10 shall not be subject to satisfaction of a standard of conduct, and the Corporation may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification or recover amounts advanced; provided, however, that any person who is not a current or former Director or officer (as such term is defined in the final sentence of Section 145(c)(1) of the DGCL) shall be entitled to indemnification under Section 8(a)(1) and Section 8(a)(2) only if such Director or officer has satisfied the standard of conduct required for indemnification under Section 145(a) or Section 145(b) of the DGCL.
SECTION 11.   Determination.   Unless ordered by a court or otherwise required by the DGCL, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made, as selected by the Board of Directors (except with respect to clause (e) of this Section 10) by: (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, (d) by the stockholders of the Corporation; or (e) in the event that a change of control (as defined below) has occurred, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Director, Officer, or Non-Officer Employee seeking indemnification. For purposes of this Section 10, a “change of control” will be deemed to have occurred if, with respect to any particular 24-month period, the individuals who, at the beginning of such 24-month period, constituted the Board of Directors (the “incumbent board”), cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the beginning of such 24-month period whose election, or nomination for election by the stockholders of the Corporation, was approved by a vote of at least a majority of the directors then comprising the incumbent board shall be considered as though such individual were a member of the incumbent board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors.
SECTION 12.   Advancement of Expenses to Directors Prior to Final Disposition.
(a)   The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these By-laws.
(b)   If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.
(c)   In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 13.   Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.
(a)   The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b)   In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 14.   Contractual Nature of Rights.
(a)   The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.
(b)   If a claim for indemnification (following final disposition of such Proceeding) or advancement of Expenses hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification or advancement of Expenses, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, pursuant to the terms of an undertaking, such Director or Officer shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification or advancement of Expenses shall be on the Corporation.
(c)   In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 15.    Non-Exclusivity of Rights.   The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.
SECTION 16.   Insurance.   The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.
SECTION 17.   Other Indemnification.   Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, the Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.
ARTICLE VI

Miscellaneous Provisions
SECTION 1.   Fiscal Year.   The fiscal year of the Corporation shall be determined by the Board of Directors.
SECTION 2.   Seal.   The Board of Directors shall have power to adopt and alter the seal of the Corporation.
SECTION 3.   Execution of Instruments.   All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors may authorize.
SECTION 4.   Voting of Securities.   Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the President or the Treasurer may waive notice of and act on behalf of the Corporation (including with regard to voting and actions by written consent), or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.
SECTION 5.   Resident Agent.   The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.
SECTION 6.   Corporate Records.   The original or attested copies of the Certificate, By-laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.
SECTION 7.   Certificate.   All references in these By-laws to the Certificate shall be deemed to refer to the Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.
SECTION 8.   Exclusive Jurisdiction.   Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8. If any provision of this Section 8 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 8 (including, without limitation, each portion of any sentence of this Section 8 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby. For purposes of this Section 8, “internal corporate claims” means claims, including claims in the right of the Corporation, that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery.
SECTION 9.   Amendment of By-laws.
(a)   Amendment by Directors.   Except as provided otherwise by law, any section or portion of these By-laws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.
(b)   Amendment by Stockholders.   Except as otherwise provided herein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.
SECTION 10.   Notices.   If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
SECTION 11.   Waivers.   A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

Annex D
SPONSOR SUPPORT AGREEMENT
This Sponsor Support Agreement (this “Agreement”), dated as of September 13, 2021, by and among Motive Capital Corp, a Cayman Islands exempted company (“Acquiror”), Forge Global, Inc., a Delaware corporation (the “Company”), Motive Capital Funds Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), and the Persons set forth on Schedule I hereto (each, a “Beneficial Owner” and, collectively, the “Beneficial Owners”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
WHEREAS, as of the date hereof, the Sponsor is the holder of record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 10,230,000 Acquiror Class B Ordinary Shares (the “Sponsor Shares”) and the Beneficial Owners collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of Acquiror Class B Ordinary Shares as are indicated opposite their respective names on Schedule I attached hereto (all such Acquiror Class B ordinary shares, together with the Sponsor Shares and any Acquiror Class A ordinary shares or Acquiror Class A ordinary shares of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) has been or is hereafter acquired by the Sponsor or any Beneficial Owner through the Closing Date (or, if earlier, prior to the termination of this Agreement) are referred to herein as the “Voting Shares”);
WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of warrants to purchase 7,386,667 Class A ordinary shares of SPAC (the “Sponsor Warrants”);
WHEREAS, the Sponsor and the Beneficial Owners are party to that certain Letter Agreement with Acquiror, dated as of December 10, 2020 (as in effect as of the date hereof, the “Insider Letter”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, the Company, and FGI Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, that, upon the terms and subject to the conditions thereof, (a) prior to the Closing, Acquiror will consummate the Domestication, and (b) on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Acquiror on the terms and conditions set forth in the Merger Agreement;
WHEREAS, in order to induce the Company and Acquiror to enter into the Merger Agreement, the Sponsor and the Beneficial Owners are executing and delivering this Agreement to Acquiror and the Company.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Agreement to Vote.   Each of the Sponsor and the Beneficial Owners, by this Agreement, with respect to he, she or its Voting Shares, hereby agrees to (a) vote at any meeting of the shareholders of Acquiror, and in any action by written consent of the shareholders of Acquiror, all of such Sponsor or Beneficial Owner’s Voting Shares (i) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Transaction Proposals; and (ii) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the shareholders of Acquiror; (b) appear at any meeting of the shareholders of Acquiror at which Acquiror’s shareholders are voting to approve the Transaction Proposals, and in any action by written consent of the shareholders of Acquiror to approve the Transaction Proposals, for purposes of constituting a quorum; and (c) vote at any meeting of the shareholders of Acquiror occurring prior to the Closing, and in any action by written consent of the shareholders of Acquiror delivered prior to the Closing, against any proposals that would materially impede the consummation of the transactions contemplated by the Merger Agreement.

2.   Redemption and Transfer of Voting Shares.   Each of the Sponsor and Beneficial Owners, agrees that he, she, or it shall not, directly or indirectly, prior to the Closing, (a) redeem any of the Voting Shares; (b) except to any Permitted Transferee, Transfer (as defined in the Insider Letter), (c) deposit any Voting Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement (clauses (a) through (c) collectively, “Convey”), or (d) publicly announce any intention to Convey any Subject Shares; provided, however, that the foregoing shall not prohibit Conveyances between a Beneficial Owner and any controlled Affiliate of such Beneficial Owner, so long as, prior to and as a condition to the effectiveness of any such Conveyance, such Affiliate executes and delivers to Acquiror a joinder to this Agreement in the form attached hereto as Annex A.
3.   Waiver of Anti-Dilution Provision.   The Sponsor and each Beneficial Owner hereby waives and agrees not to exercise, assert or perfect (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated articles of association of Acquiror, dated December 15, 2020 (as it may be amended and/or restated from time to time, the “Articles”), the provisions of Section 17 of the Articles to have Acquiror’s Class B ordinary shares convert into Domesticated Acquiror Common Stock at a ratio of greater than one-for-one, and agrees not to exercise, assert or perfect, any anti-dilution protections with respect to the Acquiror Class B ordinary shares in connection with the rate at which the Acquiror Class B ordinary shares shall convert into shares of Domesticated Acquiror Common Stock or otherwise in connection with the transactions contemplated by the Merger Agreement. The waiver specified in this Section 3 shall be applicable only in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.
4.   Amendment of the Lock-up.   All of the Sponsor Shares (including the shares of Domesticated Acquiror Common Stock issuable at the Domestication Effective Time in respect of the Sponsor Shares) (the “Lockup Shares”) and all of the Sponsor Warrants (the “Lockup Warrants” and, together with the Lockup Shares, the “Lockup Securities”) shall be subject to the following restrictions:
(i)   the Sponsor shall not Transfer one-third (1/3) of the Sponsor Shares until the earliest to occur of: (A) the date (which shall not be prior to one hundred fifty (150) days after the Closing Date) upon which the closing share price of the Acquiror Common Stock equals or exceeds $12.00 for at least 20 Trading Days (as defined below) out of any 30 consecutive Trading Days commencing after Closing Date; (B) the date on which a Change of Control occurs; or (C) the one (1) year anniversary of the Closing Date;
(ii)   the Sponsor shall not Transfer one-third (1/3) of the Lockup Warrants until the earlier to occur of: (A) the date on which a Change of Control (as defined below) occurs; or (B) the six (6) month anniversary of the Closing Date;
(iii)   the Sponsor shall not Transfer one-third (1/3) of the Lockup Securities until the earliest to occur of: (A) the date upon which the closing share price of the Acquiror Common Stock equals or exceeds $12.50 for at least 20 Trading Days (as defined below) out of any 30 consecutive Trading Days commencing after Closing Date; provided that if such date is prior to the six (6) month anniversary of the Closing Date, such Transfer shall not be permitted until the six (6) month anniversary of the Closing Date; (B) the date on which a Change of Control occurs; or (C) the three (3) year anniversary of the Closing Date;
(iv)   the Sponsor shall not Transfer one-third (1/3) of the Lockup Securities until the earliest to occur of: (A) the date upon which the closing share price of the Acquiror Common Stock equals or exceeds $15.00 for at least 20 Trading Days out of any 30 consecutive Trading Days commencing after Closing Date; provided that if such date is prior to the six (6) month anniversary of the Closing Date, such Transfer shall not be permitted until the six (6) month anniversary of the Closing Date; (B) the date on which a Change of Control occurs; or (C) the three (3) year anniversary of the Closing Date.
For purposes of this Agreement, “Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than Acquiror or the Company), has direct or indirect beneficial ownership of Equity Securities (or rights convertible or exchangeable into Equity Securities) representing more than fifty percent (50%) of the voting power of or economic rights or interests in the Acquiror or the Company; (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of the Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors or similar governing body of the ultimate parent entity resulting from such transaction or series of related transactions or (ii) the voting Equity Securities of the Acquiror or the Company immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the direct or indirect combined voting power of the then outstanding voting Equity Securities of the ultimate parent entity resulting from such transaction or series of related transactions; or (c) the result of which is a sale of all or substantially all of the assets of the Acquiror and its Subsidiaries, taken as a whole, to any Person other than Acquiror or any of its Affiliates.
For purposes of this Agreement, “Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.
(b)   Notwithstanding the provisions set forth in Section 5(a), the Sponsor may Convey the Lockup Securities to (i) the Acquiror’s officers or directors, (ii) any Affiliates or family members of the Acquiror’s officers or directors, or (iii) any direct or indirect managers, officers, partners, members or equity holders of Sponsor, any Affiliates of Sponsor or any related investment funds or vehicles controlled or managed by such Persons or entities or their respective Affiliates; (iv) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization; (v) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (vi) in the case of an individual, pursuant to a qualified domestic relations order; (vii) by virtue of the Sponsor’s organizational documents upon dissolution of the Sponsor; or (viii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors of the Acquiror or a duly authorized committee thereof or other similar transaction which results in all of the Acquiror’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the Closing Date; provided, that in connection with any Conveyance of such Lockup Securities to a Permitted Transferee, the restrictions and obligations contained in Section 5(a) will continue to apply to such Lockup Securities after any Conveyance of such Lockup Securities and such Permitted Transferee shall execute and deliver to Acquiror and the Company a joinder to this Agreement in a form substantially similar to Annex A attached hereto agreeing to be bound by the restrictions and obligations under Section 5(a). Each of the permitted transferees described in subclauses (i) through (vii) of the preceding sentence is referred to herein as a “Permitted Transferee”.”
5. Representations and Warranties.   Each of the Sponsor and Beneficial Owners, severally and not jointly, represents and warrants to the Company as follows:
(a)   The execution, delivery and performance by such Sponsor or Beneficial Owner of this Agreement and the consummation by such Sponsor or Beneficial Owner of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to such Sponsor or Beneficial Owner (as applicable), (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Voting Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Governing Documents of such Sponsor or Beneficial Owner (as applicable)) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Sponsor or Beneficial Owner’s (as applicable) Governing Documents.
(b)   Such Sponsor or Beneficial Owner owns of record and has good, valid and marketable title to the Voting Shares set forth opposite such Sponsor or Beneficial Owner’s name on Schedule I free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Governing Documents of such Sponsor or Beneficial Owner (as applicable)) and has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such Voting Shares, and such Sponsor or Beneficial Owner does not own, directly or indirectly, any other Voting Shares.
(c)   Such Sponsor or Beneficial Owner has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Sponsor or Beneficial Owner.
6.   Termination.   This Agreement and the obligations of each of the Sponsor and Beneficial Owners under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time, provided that, Section 3 and Section 4 shall survive the Effective Time in accordance with their terms; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the mutual written agreement of the Company and the Sponsor. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement, provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.
7.   Miscellaneous.
(a)   Except as otherwise provided herein, in the Merger Agreement or in any Ancillary Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.
(b)   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) (a) by delivery in person, (b) by e-mail or (c) by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7(b)):
If to the Sponsor, the Beneficial Owners or Acquiror, to:
Motive Capital Funds Sponsor, LLC
7 World Trade Center
250 Greenwich St., FL 47
New York, NY 10006
Attention:   Blythe Masters
Email:        info@motivecapitalcorp.com
with copies to (which shall not constitute notice):
Gibson, Dunn & Crutcher LLP
200 Park Ave, New York, NY 10166
New York, New York 10166
Attention:   Shukie Grossman
                Evan D’Amico
Email:         sgrossman@gibsondunn.com
                   edamico@gibsondunn.com
If to the Company, to:
Forge Global, Inc.
415 Mission Street, Suite 5500
San Francisco, CA, 94105
Attention:   Norbert Ngethe, General Counsel
Email:          norbert@forgeglobal.com

with a copy to each of (which will not constitute notice):
Goodwin Procter LLP
601 Marshall Street
Redwood City, CA 94063
Attention:   Dan Espinoza
Email:          despinoza@goodwinlaw.com
If to any Beneficial Owner, to the address or e-mail address set forth for Sponsor on the signature page hereof.
(c)   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(d)   This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).
(e)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(f)   The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
(g)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.
(h)   This Agreement may be executed and delivered (including by electronic or portable document format (PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
(i)   Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.
(j)   This Agreement shall not be effective or binding upon any of the Sponsor or Beneficial Owners until such time as the Merger Agreement is executed.

(k)   EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(K).
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Beneficial Owners, Acquiror, Sponsor and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.
Acquiror:
MOTIVE CAPITAL CORP
By:
/s/ Blythe Masters

Name: Blythe Masters
Title:   Chief Executive Officer
Sponsor:
MOTIVE CAPITAL FUNDS SPONSOR, LLC
By:
/s/ Paul Luc Robert Heyvaert

Name: Paul Luc Robert Heyvaert
Title:   Manager
Beneficial Owners:
/s/ Jill Considine

Jill Considine
/s/ Stephen C. Daffron

Stephen C. Daffron
/s/ Dina Dublon

Dina Dublon
/s/ Paula Madoff

Paula Madoff

IN WITNESS WHEREOF, the Beneficial Owners, Acquiror, Sponsor and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.
COMPANY:
Forge Global, Inc.
By:
/s/ Kelly Rodriques

Name: Kelly Rodriques
Title:   Chief Executive Officer

Schedule I
Sponsor & Beneficial Owners
Holder	Acquiror Class B Common Stock	Acquiror Private Placement Warrant
Motive Capital Funds Sponsor, LLC	10,230,000	7,386,667
Jill Considine	30,000	N/A
Stephen C. Daffron	30,000	N/A
Dina Dublon	30,000	N/A
Paula Madoff	30,000	N/A

Annex A
Form of Joinder Agreement
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement, dated as of September 13, 2021 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Motive Capital Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), Motive Capital Funds Sponsor, LLC, a Cayman Islands limited liability company, Forge Global, Inc., a Delaware corporation, and the Beneficial Owners set forth on Schedule I thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Beneficial Owner” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Supporting Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.
Date: [•], 2021
By:

Name:
Title:
Address for Notices:

with copies to:

[Annex A to Sponsor Support Agreement]

Annex E
STOCKHOLDER SUPPORT AGREEMENT
This Stockholder Support Agreement (this “Agreement”) is dated as of September 13, 2021, by and among Motive Capital Corp, a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), the Persons set forth on Schedule I hereto (each, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”), and Forge Global, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, the Supporting Stockholders are the sole holders of record and the sole “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of such classes or series of Company Capital Stock as are indicated opposite their respective names on Schedule I attached hereto (all such shares of Company Capital Stock, together with any shares of Company Capital Stock of which ownership of record or beneficial ownership or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Supporting Stockholder during the period from the date hereof through the Closing Date are referred to herein as the “Subject Shares”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, FGI Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (as amended and/or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Acquiror will domesticate as a Delaware corporation, and Merger Sub will merge with and into the Company, with the Company continuing on as the surviving entity and a wholly-owned subsidiary of Acquiror on the terms and conditions set forth therein (the “Merger”); and
WHEREAS, as a condition to Acquiror’s and the Company’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
STOCKHOLDER SUPPORT AGREEMENT; COVENANTS
Section 1.1   Binding Effect of Merger Agreement.   Each Supporting Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors with respect hereto and thereto prior to executing this Agreement.
Section 1.2   No Transfer.   During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms (the earlier of clauses (a) and (b), the “Expiration Time”), each Supporting Stockholder shall not (i) sell, assign, transfer (including by operation of Law), offer to sell, contract or agree to sell, hypothecate, pledge, place a lien on grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”); or (iii) publicly announce any intention to effect any Transfer; provided, however, that the foregoing shall not prohibit Transfers between a Supporting Stockholder and any Affiliate of such Supporting Stockholder (which Transfer shall constitute all of such Supporting Stockholder’s Subject Shares if such Transfer occurs prior to the date that the Registration Statement is declared effective), so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror a joinder to this Agreement in the form attached hereto as Annex A.
Section 1.3   New Shares.   If (a) any shares of Company Capital Stock are issued to a Supporting Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination, or exchange of Subject Shares or otherwise, (b) a Supporting Stockholder purchases, is granted, or otherwise acquires record and/or beneficial ownership of any shares of Company Capital Stock after the date of this Agreement, or (c) a Supporting Stockholder acquires the right to vote or share in the voting (including, without limitation, by proxy or power of attorney) of any shares of Company Capital Stock after the date of this Agreement (collectively, “New Securities”), then such New Securities shall constitute Subject Shares and shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned or controlled by such Supporting Stockholder as of the date hereof.
Section 1.4   Supporting Stockholder Agreements.   Each Supporting Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in connection with or as contemplated by the Merger Agreement or the transactions contemplated thereby, including in the form attached hereto as Exhibit A (which written consent shall be delivered as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within five days after the Registration Statement is declared effective), such Supporting Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such Supporting Stockholder shall vote all or provide consent with respect to (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter):
(a)   in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger;
(b)   in favor of any proposal to adjourn a meeting of the stockholders of the Company at which there is a proposal to adopt and approve the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (a) above or if there are not sufficient shares of Company Capital Stock present in person or represented by proxy to constitute a quorum;
(c)   in any other circumstances upon which a consent, waiver or other approval may be required under the Company’s Charter, the Company’s Amended and Restated Bylaws, or other Governing Documents, or under any agreements between the Company and its stockholders with respect to the Merger Agreement and the Ancillary Agreements, including the Merger and the other transactions contemplated thereby;
(d)   against, and withhold consent with respect to, any proposal, offer, or submission with respect to a Company Business Combination described in Section 8.6 (No Solicitation) of the Merger Agreement (a “Company Competing Transaction”) or the adoption of any agreement to enter into a Company Competing Transaction;
(e)   against, and withhold consent with respect to, any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement, the Merger and the other transactions contemplated thereby); and
(f)   against, and withhold consent with respect to, any proposal, action or agreement that, to the knowledge of such Supporting Stockholder, would impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the transactions contemplated thereby, including the Merger.

Each Supporting Stockholder hereby agrees that it shall not enter into any commitment, agreement, understanding, or similar arrangement to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the foregoing (an “Inconsistent Agreement”).
Section 1.5   Affiliate Agreements.   Each Supporting Stockholder, severally and not jointly, hereby agrees and consents to the termination of all Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter to which such Supporting Stockholder is party, effective as of the Effective Time without any further liability or obligation to the Company, the Company’s Subsidiaries or Acquiror.
Section 1.6   Registration Rights Agreement.   Each Supporting Stockholder set forth on Schedule II agrees that it will deliver, substantially simultaneously with (and in any case, no later than immediately prior to) the Effective Time, a duly executed copy of the Registration Rights Agreement substantially in the form attached as Exhibit C to the Merger Agreement.
Section 1.7   Reserved.
Section 1.8   Further Assurances.   Each Supporting Stockholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things, including, but not limited to, execution of all such proper agreements, deeds, assignments, assurances and other instruments, reasonably necessary (including under applicable Laws) to effect the actions required to consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
Section 1.9   No Inconsistent Agreement.   Each Supporting Stockholder hereby represents and covenants that such Supporting Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Supporting Stockholder’s obligations hereunder or any other Inconsistent Agreement.
Section 1.10   No Challenges.   Each Supporting Stockholder agrees not to, and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid, join in, facilitate, assist or encourage, and agrees to take all actions necessary to, and to direct its Representatives to, opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement; or (b) alleging a breach of any fiduciary duty of any Person (or that such Person may be alleged to have, including to the Company or any other holder of Subject Shares) in connection with the evaluation, negotiation or entry into the Merger Agreement or this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Supporting Stockholder from enforcing such Supporting Stockholder’s rights under this Agreement and the other agreements entered into by such Supporting Stockholder in connection herewith, including such Supporting Stockholder’s right to receive such Supporting Stockholder’s portion of the Merger Consideration as provided in the Merger Agreement, in each case, to the extent such rights are permitted to be enforced by such persons in such agreements.
Section 1.11   Consent to Disclosure.   To the extent required by law or regulation, each Supporting Stockholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Supporting Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Supporting Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Supporting Stockholder will promptly provide any information reasonably requested by Acquiror or the Company to the extent required by law or regulation, or to the extent required or requested by the SEC or any other securities authority or any Governmental Authority for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC), subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law. Prior to any disclosure pursuant to this Section 1.11 or any disclosure that includes any information on any Supporting Stockholder under or regarding any documents needed to effect the Transaction Proposals (including any Subscription Agreement to which such Supporting Stockholder is a party), each of the Acquiror and the Company agrees to provide, to the extent reasonably practicable, the applicable Supporting Stockholder a reasonable opportunity to review such disclosure and consider in good faith any comments provided by such Supporting Stockholder. For the avoidance of doubt, except as otherwise permitted by this Section 1.11, neither the Acquiror nor the Company will make any public announcement or issue any public communication that includes any information on any Supporting Stockholder, including its identity, beneficial ownership of Subject Shares and any agreements, commitments, arrangements and understandings it has with the Acquiror or the Company (including any Subscription Agreement to which such Supporting Stockholder is a party), without the prior written consent of the applicable Supporting Stockholder.
Section 1.12   No Agreement as Director or Officer.   Notwithstanding anything to the contrary herein, each Supporting Stockholder is entering into this Agreement solely in the Supporting Stockholder’s capacity as record and/or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other affiliate (including, for this purpose, any appointee or representative of the Supporting Stockholder to the Board of Directors of the Company) of the Supporting Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Supporting Stockholders.
Section 1.13   Standstill.   From the date of this Agreement until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, each Supporting Stockholder agrees not to engage in any transaction involving any securities of Acquiror, without Acquiror’s prior written consent.
Section 1.14   Public Announcements.   No Supporting Stockholder will make any public announcement or issue any public communication regarding this Agreement, the Merger Agreement, the transactions contemplated hereby or thereby or any matter related to the foregoing, without the prior written consent of the Acquiror and the Company, except: (a) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Supporting Stockholder shall, to the extent permitted by applicable Law, first allow the Acquiror and the Company to review such announcement or communication and have the opportunity to comment thereon, and such disclosing Supporting Stockholder shall consider such comments in good faith; (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 1.14; and (c) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings required to be made as a result of the Merger Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent any Supporting Stockholder and/or its Affiliates (excluding the Company and its Subsidiaries) from disclosing customary or any other reasonable information concerning the Merger Agreement, this Agreement or the transactions contemplated hereby or thereby to their investors and prospective investors, in each case, on a confidential basis, in connection with their and their Affiliates’ fund raising, marketing, informational or reporting activities.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1   Representations and Warranties of the Supporting Stockholders.   Each Supporting Stockholder represents and warrants as of the date hereof to Acquiror and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Supporting Stockholder) as follows:
(a)   Organization; Due Authorization.   If such Supporting Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Supporting

Stockholder’s corporate, limited liability company or organizational powers and have been duly and validly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Supporting Stockholder. If such Supporting Stockholder is an individual, such Supporting Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and such execution, delivery and performance have been duly and validly authorized by all necessary spousal or community property (as applicable) action. This Agreement has been duly executed and delivered by such Supporting Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Supporting Stockholder, enforceable against such Supporting Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Supporting Stockholder.
(b)   Ownership; Voting Power.   Such Supporting Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good and marketable title to, all of such Supporting Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on title to, or the right to vote, transfer, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Merger Agreement, (iv) any applicable securities Laws or (v) the Amended and Restated Voting Agreement dated April 8, 2021 among the Company and the other parties thereto (the “Voting Agreement”), which agreement will terminate automatically upon the Effective Time. Such Supporting Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Supporting Stockholder on the date of this Agreement, and none of such Supporting Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares other than as set forth in the Voting Agreement. Other than as set forth opposite such Supporting Stockholder’s name on Schedule I, such Supporting Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company. Such Supporting Stockholder has, as of the date hereof and, except pursuant to a permitted transfer pursuant to Section 1.2 hereof, will have until the termination of this Agreement, sole and full voting power and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Supporting Stockholder’s Subject Shares currently owned or hereinafter acquired.
(c)   No Conflicts.   The execution and delivery of this Agreement by such Supporting Stockholder does not, and the performance by such Supporting Stockholder of his, her or its obligations hereunder will not, (i) if such Supporting Stockholder is not an individual, conflict with or result in a violation of the Governing Documents of such Supporting Stockholder or (ii) require any consent, approval, authorization, permit, filing or notification that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Supporting Stockholder or such Supporting Stockholder’s Subject Shares), (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on the Subject Shares, other than any Permitted Lien, or (iv) violate any Law applicable to the Supporting Stockholder or by which any of the Supporting Stockholder’s Subject Shares are bound, except, in the case of each of clauses (iii) and (iv), as would not reasonably be expected to materially impair the Supporting Stockholder’s ability to perform its, his or her, obligations hereunder, or prevent, enjoin or materially delay the performance by such Supporting Stockholder of its, his or her obligations under this Agreement.
(d)   Litigation.   There are no Legal Proceedings pending against such Supporting Stockholder, or to the knowledge of such Supporting Stockholder threatened against such Supporting Stockholder, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Supporting Stockholder of its, his or her obligations under this Agreement.
(e)   Adequate Information.   Such Supporting Stockholder is a sophisticated investor and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror or the Company or any affiliate thereof, and based on such information as such Supporting Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Supporting Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Supporting Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Supporting Stockholder are irrevocable.
(f)   Brokerage Fees.   Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Supporting Stockholder, for which the Company or any of its Affiliates may become liable.
(g)   Acknowledgment.   Such Supporting Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Supporting Stockholder’s execution, delivery and performance of this Agreement.
Section 2.2   No Other Representations or Warranties.   Except for the representations and warranties made by each Supporting Stockholder in this Agreement, no Supporting Stockholder nor any other Person makes any other express or implied representation or warranty to Acquiror in connection with this Agreement or the transactions contemplated by this Agreement, and each Supporting Stockholder expressly disclaims any such other representations or warranties.
ARTICLE III
MISCELLANEOUS
Section 3.1   Termination.   This Agreement shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of (a) the termination of the Merger Agreement pursuant to Article X thereof and (b) the written agreement of Acquiror, the Company and each Supporting Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.
Section 3.2   Incorporation by Reference.   Sections 1.2 (Construction), 11.2 (Waiver), 11.4 (Assignment), 11.6 (Expenses), 11.7 (Governing Law), 11.8 (Headings; Counterparts), 11.10 (Entire Agreement), 11.11 (Amendments), 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial) and Section 11.18 (Conflicts and Privilege) of the Merger Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.
Section 3.3   Specific Performance.   The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, this being in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Legal Proceeding shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 3.4   Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
If to Acquiror:
Motive Capital Corp.
7 World Trade Center
250 Greenwich St., FL 47
New York, NY 10006
Attention:   Blythe Masters
Email:        info@motivecapitalcorp.com
with copies to (which shall not constitute notice):
Gibson, Dunn & Crutcher LLP
200 Park Ave, New York, NY 10166
New York, New York 10166
Attention:   Shukie Grossman
                Evan D’Amico
Email:         sgrossman@gibsondunn.com
                  edamico@gibsondunn.com
If to the Company:
Forge Global, Inc.
415 Mission Street, Suite 5500
San Francisco, CA, 94105
Attention:   Norbert Ngethe, General Counsel
Email:        norbert@forgeglobal.com
with a copy to each of (which will not constitute notice):
Goodwin Procter LLP
601 Marshall Street
Redwood City, CA 94063
Attention:   Dan Espinoza
Email:        despinoza@goodwinlaw.com
If to a Supporting Stockholder: To such Supporting Stockholder’s mailing or email address set forth in Schedule I.
Section 3.5   Several Liability.   The liability of any Supporting Stockholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Supporting Stockholder be liable for any other Supporting Stockholder’s breach of such other Supporting Stockholder’s representations, warranties, covenants, or agreements contained in this Agreement.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Supporting Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
SUPPORTING STOCKHOLDERS:
Asiff Hirji
By: /s/ Asiff Hirji
Deutsche Börse AG
By: /s/ Thomas Book Name: Thomas Book Title: Member of the Executive Board
By: /s/ Gregor Pottmeyer Name: Gregor Pottmeyer Title: Member of the Executive Board
FTP Equidate, LLC
By: FTP Management Company, LP Its: Manager
By: /s/ Steve McLaughlin Name: Steve McLaughlin Title: Authorized Signatory
FTP Credit Holdings LLC
By: /s/ Steve McLaughlin Name: Steve McLaughlin Title: Authorized Signatory
Hirjii-Wigglesworth 2021 Grantor Retained Annuity Trust
By: /s/ Asiff Hirji Name: Asiff Hirji Title: Trustee
Hirji-Wigglesworth Partners, LP
By: /s/ Asiff S. Hirji Name: Asiff S. Hirji Title: Partner
Jose Cobos
By: /s/ Jose Cobos
[Signature Page to Stockholder Support Agreement]

Kelly Rodriques
By: /s/ Kelly Rodriques
Mark Lee
By: /s/ Mark Lee
Norbert Ngethe
By: /s/ Norbert Ngethe
Operative Capital LLC
By: /s/ Andrew Sievers Name: Andrew Sievers Title: General Partner
Operative Capital LP
By: Operative Capital GP, LLC Its: General Partner
By: /s/ Andrew Sievers Name: Andrew Sievers Title: Managing Director
Operative Capital SPV I, LLC
By: Operative Capital GP, LLP Its: Manager
By: /s/ Kelly Rodriques Name: Kelly Rodriques Title: Manager
Ossa Investments PTE. LTD.
By: /s/ Connie Chan Name: Connie Chan Title: Authorized Signatory
Panorama Equidate Co-Investment, LLC
By: /s/ Stephen J. George Name: Stephen J. George Title: Manager
[Signature Page to Stockholder Support Agreement]

Panorama Growth Partners II, LP By: Panorama Point Partners GP II, LLC Its: General Partner
By: /s/ Stephen J. George Name: Stephen J. George Title: Manager
Samvit Ramadurgam
By: /s/ Samvit Ramadurgam
Gil Silberman
By: /s/ Gil Silberman
Stephen J. George
By: /s/ Stephen J. George
Sohail Prasad
By: /s/ Sohail Prasad
[Signature Page to Stockholder Support Agreement]

Acquiror:
MOTIVE CAPITAL CORP
By: /s/ Blythe Masters Name: Blythe Masters Title: Chief Executive Officer
[Signature Page to Stockholder Support Agreement]

COMPANY:
Forge Global, Inc.
By: /s/ Kelly Rodriques Name: Kelly Rodriques Title: Chief Executive Officer
[Signature Page to Stockholder Support Agreement]

Exhibit A
Form of Action by Written Consent of the Stockholders of the Company
[Exhibit A to Stockholder Support Agreement]

Annex A
Form of Joinder Agreement
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholder Support Agreement, dated as of September 13, 2021 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Motive Capital Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing), Forge Global, Inc., a Delaware corporation, and the Supporting Stockholders set forth on Schedule I thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Supporting Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Supporting Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.
Date: [•], 2021
By: Name: Title:
Address for Notices:

with copies to:

[Annex A to Stockholder Support Agreement]

Annex F
AMENDED AND RESTATED FORWARD PURCHASE AGREEMENT
This Amended and Restated Forward Purchase Agreement (this “Agreement”) is entered into as of September 13, 2021, by and among Motive Capital Corp, a Cayman Islands exempted company (together with any successor thereto, the “Company”), Motive Capital Fund I-A, LP, a Delaware Limited Partnership, Motive Capital Fund I-B, LP, a Delaware Limited Partnership and Motive Capital Fund I-MPF, LP, a Delaware Limited Partnership (collectively, “Motive Fund I”) and Motive Capital Fund II-A, LP, a Delaware Limited Partnership, Motive Capital Fund II-B, LP, a Delaware Limited Partnership and Motive Capital Fund II-MPF, LP, a Delaware Limited Partnership (collectively, “Motive Fund II” and together with Motive Fund I the “Purchasers” and each a “Purchaser”).
WHEREAS, the parties hereto previously entered into that certain Forward Purchase Agreement, dated as of November 24, 2020 (the “Original FPA”), and now desire to amend and restate the Original FPA in its entirety in accordance with the terms and conditions set forth herein;
WHEREAS, the Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;
WHEREAS, the Company filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (the “Registration Statement”) for its initial public offering (“IPO”) of units (the “Public Units”) at a price of $10.00 per Public Unit, each comprised of one Class A Share of the Company, par value $0.0001 per share (the “Class A Share(s)”), and one-third of one redeemable warrant, where each whole redeemable warrant is exercisable to purchase one Class A Share at an exercise price of $11.50 per share (the “Warrant(s)”);
WHEREAS, the Registration Statement was declared effective on October 6, 2020;
WHEREAS, the Company consummated the IPO of 41,400,000 Units on December 15, 2020
(the “IPO Closing”);
WHEREAS, simultaneously with the closing of the IPO, the Company consummated the sale of 7,386,667 Warrants in a private placement to Motive Capital Funds Sponsor, LLC (the “Private Placement Warrants”);
WHEREAS, proceeds from the IPO and the sale of the Private Placement Warrants in an aggregate amount equal to the gross proceeds from the IPO were deposited into a trust account for the benefit of the holders of the Public Shares (the “Trust Account”), as described in the Registration Statement; and
WHEREAS, the Company intends to consummate the transaction (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Company, FGI Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, and Forge Global, Inc., a Delaware corporation (“Partner”); and
WHEREAS, the parties wish to enter into this Agreement, pursuant to which concurrently with the closing of the Business Combination (the “Business Combination Closing”), the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company, on a private placement basis, the aggregate number of units (the “Forward Purchase Units”) determined pursuant to Sections 1(a)(ii), (iii) and (iv) hereof, each comprised of one Class A Share (each, a “Forward Purchase Share”) and one-third of one warrant (each, a “Forward Purchase Warrant”), on the terms and conditions set forth herein (the Forward Purchase Shares, the Forward Purchase Warrants underlying the Forward Purchase Units and the Class A Shares underlying the Forward Purchase Warrants, the “Forward Purchase Securities”).
NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

F-1

1.
Sale and Purchase.

(a)
Forward Purchase Units.

(i)   Subject to Sections 1(a)(ii), (iii) and (iv), the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company, in the aggregate, at least 5,000,000 Forward Purchase Units (the “Committed Amount”), and up to 14,000,000, Forward Purchase Units, as such total amount is calculated in accordance with Section 1(a)(ii) below, for a purchase price of $10.00 per Forward Purchase Unit. Each Forward Purchase Warrant will have the same terms as each Warrant sold as part of the public units in the IPO, and will be subject to the terms and conditions of the Warrant Agreement entered into between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, in connection with the IPO (the “Warrant Agreement”), mutatis mutandis. Each Forward Purchase Warrant will entitle the holder thereof to purchase one Class A Share at a price of $11.50 per share, subject to adjustment as described in the Warrant Agreement and only whole Forward Purchase Warrants will be exercisable. The Forward Purchase Warrants will become exercisable on the later of 30 days after the Business Combination Closing and 12 months from the IPO Closing, and will expire five years after the Business Combination Closing or earlier upon redemption or the liquidation of the Company, as described in the Warrant Agreement.
(ii)   The number of Forward Purchase Units to be issued and sold by the Company and purchased by the Purchasers hereunder, and the aggregate purchase price to be paid for the Forward Purchase Units, shall be determined as follows:
A.   Prior to the Company’s entry into the Merger Agreement, the Company provided the Purchasers with notice (the “Initial Company Notice”) of the contemplated counterparty to the Merger Agreement and the cash requirements of the Business Combination, including the requirements for funding the purchase price and paying expenses and retaining amounts specified in the definitive agreement for the Business Combination.
B.   After the Company’s final determination of the shares of Acquiror Class A Common Stock subject to Acquiror Share Redemptions (as defined in the Merger Agreement), but in no event later than four (4) Business Days prior to the Business Combination Closing, the Company shall notify the Purchasers (such notice, the “Purchase Notice”) of the Acquiror Share Redemption Amount (as defined in the Merger Agreement), the Additional Amount (as defined below), the Final Forward Purchase Amount, and the aggregate purchase price to be paid by the Purchasers to acquire the Final Forward Purchase Amount of Forward Purchase Units, which purchase price shall be the product of (x) the Final Forward Purchase Amount multiplied by (y) $10.00 (such product, the “Forward Purchase Price”). Such notice shall constitute the binding obligation of the Purchasers to purchase, and the Company to sell to the Purchasers, the Final Forward Purchase Amount of Forward Purchase Units, for the Forward Purchase Price, subject to the terms and conditions of this Agreement. As used in this Agreement, the “Final Forward Purchase Amount” shall be the aggregate number of Forward Purchase Units the Purchasers will acquire pursuant to this Agreement and shall be equal to the sum of (a) the Committed Amount, plus (b) the Additional Amount. As used in this Agreement, “Additional Amount” means a number of Forward Purchase Units, which shall in no event exceed 9,000,000, equal to: (a) 0.1 multiplied by (b) the Acquiror Share Redemption Amount (as defined in the Merger Agreement).
(iii)   At least four (4) Business Days before the Business Combination Closing, the Company shall provide the Purchasers with notice of:
A.
the anticipated date of the Business Combination Closing; and

B.
instructions for wiring the Forward Purchase Price.

(iv)   As promptly as practicable after receipt of the Purchase Notice, but in no event later than two (2) Business Days before the Business Combination Closing, the Purchasers shall provide the Company with an allocation notice (the “Allocation Notice”) of the number of Forward Purchase Units to be purchased, and portion of the Forward Purchase Price to be paid, by each Purchaser, with the

F-2

aggregate amount of Forward Purchase Units being the Final Forward Purchase Amount and the aggregate amount to be paid being the Forward Purchase Price.
(v)   The closing of the sale of Forward Purchase Units (the “Forward Closing”) shall be held on the same date and concurrently with the Business Combination Closing (such date being referred to as the “Forward Closing Date”). At least one (1) Business Day prior to the Forward Closing Date, the Purchasers shall deliver to the Company the Forward Purchase Price for the Forward Purchase Units by wire transfer of U.S. dollars in immediately available funds to the account specified by the Company in such notice to be held in escrow until the Forward Closing. Immediately prior to the Forward Closing on the Forward Closing Date, (i) the Forward Purchase Price shall be released from escrow automatically and without further action by the Company or the Purchasers, and (ii) upon such release, the Company shall issue the Forward Purchase Units to the Purchasers in accordance with the Allocation Notice in book- entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), registered in the name of the Purchasers (or their nominees in accordance with their delivery instructions) in accordance with the Allocation Notice, or to a custodian designated by each Purchaser, as applicable. In the event the Business Combination Closing does not occur within five (5) Business Days of the date scheduled for closing, the Forward Closing shall not occur and the Company shall promptly (but not later than one (1) Business Day thereafter) return the Forward Purchase Price to the Purchasers. For purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.
(b)
Delivery of Forward Purchase Units.

(i)   The Company shall register the Purchasers, in accordance with the Allocation Notice, as the owners of the Forward Purchase Units purchased by the Purchasers hereunder in the register of members of the Company and with the Company’s transfer agent by book entry on or promptly after (but in no event more than two (2) Business Days after) the date of the Forward Closing.
(ii)   Each register and book entry for the Forward Purchase Securities purchased by the Purchasers hereunder shall contain a notation, and each certificate (if any) evidencing the Forward Purchase Securities shall be stamped or otherwise imprinted with a legend, in substantially the following form:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS. THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS. THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FORWARD PURCHASE AGREEMENT BY AND BETWEEN THE HOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY”
(c)   Legend Removal.   If the Forward Purchase Securities are eligible to be sold without restriction under, and without the Company being in compliance with the current public information requirements of, Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), then at any Purchaser’s request, the Company will, at its sole expense, cause the Company’s transfer agent to remove the legend set forth in Section 1(b)(ii) hereof. In connection therewith, if required by the Company’s transfer agent, the Company will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent, that authorize and direct the transfer agent to transfer such Forward Purchase Securities without any such legend; provided, however, that the Company will not be required to deliver any such opinion, authorization or certificate or direction if it reasonably believes that removal of the legend could reasonably be expected to result in or facilitate transfers of Forward Purchase Securities in violation of applicable law.

F-3

(d)   Registration Rights.   The Purchasers shall have registration rights with respect to the Forward Purchase Securities as set forth in the Amended and Restated Registration and Stockholder Rights Agreement in substantially the form attached hereto as Exhibit A (the “Registration Rights Agreement”).
2.
Representations and Warranties of the Purchasers. Each Purchaser represents and warrants to the Company on behalf of itself as follows, as of the date hereof:

(a)   Organization and Power.   Such Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation (if the concept of “good standing” is a recognized concept in such jurisdiction) and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.
(b)   Authorization.   Such Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by such Purchaser, will constitute the valid and legally binding obligation of the Purchasers, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies,.
(c)   Governmental Consents and Filings.   No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Purchaser in connection with the consummation of the transactions contemplated by this Agreement.
(d)   Compliance with Other Instruments.   The execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, if applicable, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to such Purchaser, in each case (other than clause (i)), which would have a material adverse effect on such Purchaser or its ability to consummate the transactions contemplated by this Agreement.
(e)   Purchase Entirely for Own Account.   This Agreement is made with each Purchaser in reliance upon such Purchaser’s representations to the Company, which by such Purchaser’s execution of this Agreement, such Purchaser hereby confirms, that the Forward Purchase Securities to be acquired by such Purchaser will be acquired for investment for the Purchaser’s own accounts, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of law. By executing this Agreement, such Purchaser further represents that such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Forward Purchase Securities. If such Purchaser was formed for the specific purpose of acquiring the Forward Purchase Securities, each of its equity owners is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof.
(f)   Disclosure of Information.   Each Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering and sale of the Forward Purchase Units, as well as the terms of the IPO and the proposed Business Combination, with the Company’s management.
(g)   Restricted Securities.   Each Purchaser understands that the offer and sale of the Forward Purchase Units to such Purchaser has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein. Such Purchaser understands that the Forward Purchase Securities are

F-4

“restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Purchaser may be required to hold the Forward Purchase Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Purchaser acknowledges that the Company has no obligation to register or qualify the Forward Purchase Securities, or any Class A Shares which the Forward Purchase Securities may be converted into or exercised for, for resale, except pursuant to the Registration Rights Agreement. Such Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Forward Purchase Securities, and requirements relating to the Company which are outside of such Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy. Such Purchaser acknowledges that the Registration Statement filed in connection with the IPO was declared effective by the SEC. Such Purchaser understands that the offering of the Forward Purchase Securities hereunder is not, and was not intended to be, part of the IPO, and that such Purchaser will not be able to rely on the protection of Section 11 of the Securities Act with respect to the Registration Statement and such offering of the Forward Purchase Securities.
(h)   No Public Market.   Each Purchaser understands that no public market now exists for the Forward Purchase Securities, and that the Company has made no assurances that a public market will ever exist for the Forward Purchase Securities.
(i)   High Degree of Risk.   Each Purchaser understands that its agreement to purchase the Forward Purchase Securities involves a high degree of risk which could cause such Purchaser to lose all or part of its investment.
(j)   Accredited Investor.   Each Purchaser is an “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
(k)   Foreign Investors.   If any Purchaser is not a United States person (as defined by Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended), that Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Forward Purchase Units or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Forward Purchase Units, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Forward Purchase Units. Such Purchaser’s subscription and payment for and continued beneficial ownership of the Forward Purchase Units will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.
(l)   No General Solicitation.   Neither the Purchasers, nor any of their officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder, (i) to their knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Securities.
(m)   Residence.   The principal place of business of each Purchaser is the office located at the addresses of such Purchaser set forth on the signature page hereof.
(n)   Non-Public Information.   Each Purchaser acknowledges its obligations under applicable securities laws with respect to the treatment of material non-public information relating to the Company.
(o)   Adequacy of Financing.   Each of the Purchasers has, or will have, from and after receipt of capital commitments, sufficient funds in an aggregate amount not less than the purchase price for the Forward Purchase Units indicated in the Purchase Notice, available to it to satisfy their obligations under this Agreement.
(p)   Affiliation of Certain FINRA Members.   None of the Purchasers are either a person associated or affiliated with any underwriter of the IPO or, to their actual knowledge, any other member of the Financial Industry Regulatory Authority (“FINRA”) that participated in the IPO.
(q)   No Other Representations and Warranties; Non-Reliance.   Except for the specific representations and warranties contained in this Section 2 and in any certificate or agreement delivered pursuant hereto, none

F-5

of the Purchasers nor any person acting on behalf of the Purchasers nor any of the Purchasers’ affiliates (the “Purchaser Parties”) have made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Purchasers and the offering, sale and purchase of the Forward Purchase Securities, and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Company, any person on behalf of the Company or any of the Company’s affiliates (collectively, the “Company Parties”).
3.
Representations and Warranties of the Company. The Company represents and warrants to the Purchasers as follows:

(a)   Incorporation and Corporate Power.   The Company is an exempted company duly incorporated and validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company has no subsidiaries.
(b)   Capitalization.   The authorized share capital of the Company consists, as of the date hereof, of:
(i)   500,000,000 Class A Shares, 41,400,000 of which are issued and outstanding;
(ii)   50,000,000 Class B ordinary shares of the Company, par value $0.0001 per share
(“Class B Shares”), 10,350,000 of which are issued and outstanding; and all of the outstanding Class B Shares of the Company have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable laws; and
    (iii)   5,000,000 preference shares, none of which are issued and outstanding.
(c)   Authorization.   All corporate action required to be taken by the Company’s Board of Directors and shareholders in order to authorize the Company to enter into this Agreement, and to issue the Forward Purchase Securities at the Forward Closing, and the securities issuable upon conversion or exercise of the Forward Purchase Securities, has been taken or will be taken prior to the Forward Closing, as applicable. All action on the part of the shareholders, directors and officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Forward Closing, and the issuance and delivery of the Forward Purchase Securities and the securities issuable upon conversion or exercise of the Forward Purchase Securities has been taken or will be taken prior to the Forward Closing, as applicable. This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
(d)   Valid Issuance of Forward Purchase Securities.
(i)   The Forward Purchase Securities, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and registered in the register of members of the Company, and the securities issuable upon conversion or exercise of the Forward Purchase Securities, when issued in accordance with the terms of the Forward Purchase Securities and this Agreement, and registered in the register of members of the Company, will be validly issued, fully paid and nonassessable and free of all preemptive or similar rights, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchasers. Assuming the accuracy of the representations of the Purchasers in this Agreement and subject to the filings described in Section 3(e) below, the Forward Purchase Securities will be issued in compliance with all applicable federal and state securities laws.
(ii)   No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company

F-6

Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii) — (iv) or (d)(3), is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).
(e)   Governmental Consents and Filings.   Assuming the accuracy of the representations and warranties made by the Purchasers in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for any filings pursuant to Regulation D of the Securities Act, applicable state securities laws, and pursuant to the Registration Rights Agreement.
(f)   Compliance with Other Instruments.   The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company will not result in any violation or default (i) of any provisions of the Company’s memorandum and articles of association, as they may be amended from time to time (the “Articles”) or its other governing documents, (ii) of any instrument, judgment, order, writ or decree to which the Company is a party or by which the Company is bound, (iii) under any note, indenture or mortgage to which the Company is a party or by which the Company is bound, (iv) under any lease, agreement, contract or purchase order to which the Company is a party or by which the Company is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, in each case (other than clause (i)) which would have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement.
(g)   Operations.   As of the date hereof, the Company has not conducted, any operations other than organizational activities, activities in connection with the IPO and offerings of the Forward Purchase Securities, and activities in connection with the consummation of an initial business combination.
(h)   Foreign Corrupt Practices.   Neither the Company, nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
(i)   Compliance with Anti-Money Laundering Laws.   The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and all applicable U.S. and non-U.S. anti-money laundering laws, rules and regulations, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the USA Patriot Act of 2001 and the applicable money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
(j)   Absence of Litigation.   There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company’s officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.
(k)   No General Solicitation.   Neither the Company, nor any of its officers, directors, employees, agents or shareholders has either directly or indirectly, including through a broker or finder, (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Units.
(l)   No Other Representations and Warranties; Non-Reliance.   Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none

F-7

of the Company Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company, the offering, sale and purchase of the Forward Purchase Securities, the IPO or the Business Combination, and the Company Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchasers in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Company Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by any of the Purchaser Parties.
4.
Additional Agreements, Acknowledgements and Waivers of the Purchasers.

(a)   Trust Account.
(i)   Each Purchaser hereby acknowledges that it is aware that the Company established a trust account (the “Trust Account”) for the benefit of its public shareholders upon the IPO Closing. Each Purchaser, for itself and its affiliates, hereby agrees that it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, or any other asset of the Company as a result of any liquidation of the Company, except for redemption and liquidation rights, if any, each Purchaser may have in respect of any Class A Shares issued in the IPO (the “Public Shares”) held by it.
(ii)   Each Purchaser hereby agrees that it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future, except for redemption and liquidation rights, if any, such Purchaser may have in respect of any Public Shares held by it. In the event any Purchaser has any Claim against the Company under this Agreement, such Purchaser shall not pursue such Claim against the Trust Account or against the property or any monies in the Trust Account, except for redemption and liquidation rights, if any, such Purchaser may have in respect of any Public Shares held by it.
(b)   No Short Sales.   Each Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will engage in any Short Sales with respect to securities of the Company prior to the Business Combination Closing. For purposes of this Section 4(b), “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.
5.
Additional Agreements of the Company.

(a)   NYSE Listing.   The Company will use commercially reasonable efforts to effect and maintain the listing of the Class A Shares on the NYSE (or another national securities exchange).
6.
Forward Closing Conditions.

(a)   The obligation of the Purchasers to purchase the Forward Purchase Units at the Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to the Forward Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Purchasers:
(i)   The Business Combination shall be consummated substantially concurrently with, and immediately following, the purchase of the Forward Purchase Units;
(ii)   All conditions precedent to the Business Combination Closing set forth in Sections 9.1 and 9.2 of the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the Business Combination Closing);
(iii)   The representations and warranties of the Company set forth in Section 3 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Forward

F-8

Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement;
(iv)   The Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Forward Closing; and
(v)    No order, writ, judgment, injunction, decree, determination, or award shall have been entered or threatened in writing by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect or threatened in writing, preventing the purchase by the Purchasers of the Forward Purchase Units.
(b)   The obligation of the Company to sell the Forward Purchase Units at the Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to the Forward Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Company:
(i)   The Business Combination shall be consummated substantially concurrently with, and immediately following, the purchase of the Forward Purchase Units;
(ii)   The representations and warranties of the Purchasers set forth in Section 2 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Forward Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Purchasers or their ability to consummate the transactions contemplated by this Agreement;
(iii)   The Purchasers shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasers at or prior to the Forward Closing; and
(iv)   No order, writ, judgment, injunction, decree, determination, or award shall have been entered or threatened by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect or threatened, preventing the purchase by the Purchasers of the Forward Purchase Units.
7.
Termination.   This Agreement may be terminated at any time prior to the Forward Closing:

(a)   by mutual written consent of the Company and the Purchasers; or
(b)   automatically if the Business Combination is not consummated within 24 months from the IPO Closing (or such later date as may be approved by the Company’s shareholders in accordance with the Articles) or, if earlier, upon termination of the Merger Agreement in accordance with its terms.
In the event of any termination of this Agreement pursuant to this Section 7, the Forward Purchase Price (and interest thereon, if any), if previously paid, and all Purchasers’ funds paid in connection herewith shall be promptly returned to the Purchasers in accordance with written instructions provided by the Purchasers to the Company, and thereafter this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchasers or the Company and their respective directors, officers, employees, partners, managers, members, or shareholders and all rights and obligations of each party shall cease; provided, however, that nothing contained in this Section 7 shall relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement. Section 4(a) shall survive termination of this Agreement.

F-9

8.
General Provisions.

(a)   Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications sent to the Company shall be sent to: Motive Capital Corp, 7 World Trade Center, 250 Greenwich Street, FL 47, New York, New York 10007, Attn: Kristy Trieste, email: Kristy.Trieste@motivepartners.com, with a copy to the Company’s counsel at: Gibson, Dunn & Crutcher LLP 200 Park Ave, New York, NY 10166, Attn: Shukie Grossman and Evan D’Amico, email: grossman@gibsondunn.com and damico@gibsondunn.com.
All communications to the Purchasers shall be sent to the Purchasers’ addresses as set forth on the signature page hereof, or to such e-mail address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 8(a).
(b)   No Finder’s Fees.   Other than fees (whether deferred or otherwise) payable to the underwriters of the IPO or any other investment bank or financial advisor who assists the Company in sourcing targets for a Business Combination, which fees shall be the responsibility of the Company, each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each of the Purchasers from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.
(c)   Survival of Representations and Warranties.   All of the representations and warranties contained herein shall survive the Forward Closing.
(d)   Entire Agreement.   This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. The Original FPA is hereby amended and restated in its entirety; provided, that if this Agreement is terminated pursuant to Section 7(b), this Agreement shall be null and void and the terms of the Original FPA will be reinstated.
(e)   Successors.   All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
(f)   Assignments.   Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, each Purchaser may assign and delegate all or a portion of its rights and obligations to purchase the Forward Purchase Securities to one or more other persons upon the consent of the Company and Partner (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that no consent of the Company or Partner shall be required if such assignment or delegation is to an affiliate of such Purchaser; provided, further, that no such assignment or delegation shall relieve such Purchaser of its obligations hereunder (including its obligation to purchase the Number of Forward Purchase Shares and the Number of Forward Purchase Warrants hereunder) and

F-10

each of the Company and Partner shall be entitled to pursue all rights and remedies against such Purchaser subject to the terms and conditions hereof.
(g)   Counterparts.   This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.
(h)   Headings.   The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
(i)   Governing Law.   This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.
(j)   Jurisdiction.   The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of New York or the United States District Court for the Southern District of New York, and (i) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
(k)   Waiver of Jury Trial.   The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.
(l)   Amendments.   This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of each of the Company, Partner and the Purchasers.
(m)   Severability.   The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.
(n)   Expenses.   Each of the Company and the Purchasers will be responsible for payment of its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. The Company shall be responsible for the fees of its transfer agent; stamp taxes and all of The Depository Trust Company’s fees associated with the issuance and resale of the Forward Purchase Securities and the securities issuable upon conversion or exercise of the Forward Purchase Securities.
(o)   Construction.   The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words
“this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto

F-11

intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.
(p)   Waiver.   No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.
(q)   Confidentiality.   Except as may be required by law, regulation or applicable stock exchange listing requirements, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by the Company, the parties hereto shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.
(r)   Specific Performance.   The parties hereto acknowledge and agree that (i) this Agreement is being entered into in order to induce Partner and the Company to execute and deliver the Merger Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that Partner shall be entitled to specifically enforce each Purchaser’s obligations to purchase the Forward Purchase Units under this Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 8(r) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any proceeding for which the Company is being granted an award of money damages, each Purchaser agrees that such damages, to the extent payable by such Purchaser, are not limited to an award of out-of-pocket fees and expenses related to the Agreement and this Agreement.
[Signature Page Follows]

F-12

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.
PURCHASERS:
MOTIVE FUND I		MOTIVE FUND II
MOTIVE CAPITAL FUND I-A, LP		MOTIVE CAPITAL FUND II-A, LP
By:	/s/ Paul Luc Robert Heyvaert	By:	/s/ Paul Luc Robert Heyvaert
Name: Paul Luc Robert Heyvaert Title: Manager		Name: Paul Luc Robert Heyvaert Title: Manager
MOTIVE CAPITAL FUND I-B, LP		MOTIVE CAPITAL FUND II-B, LP
By:	/s/ Paul Luc Robert Heyvaert	By:	/s/ Paul Luc Robert Heyvaert
Name: Paul Luc Robert Heyvaert Title: Manager		Name: Paul Luc Robert Heyvaert Title: Manager
MOTIVE CAPITAL FUND I-MPF, LP		MOTIVE CAPITAL FUND II-MPF, LP
By:	/s/ Paul Luc Robert Heyvaert	By:	/s/ Paul Luc Robert Heyvaert
Name: Paul Luc Robert Heyvaert Title: Manager		Name: Paul Luc Robert Heyvaert Title: Manager
Address for Notices:		Address for Notices:
7 World Trade Center, 250 Greenwich Street, FL 47, New York, New York 10007 Attention: Kristy Trieste Email: Kristy.Trieste@motivepartners.com		7 World Trade Center, 250 Greenwich Street, FL 47, New York, New York 10007 Attention: Kristy Trieste Email: Kristy.Trieste@motivepartners.com with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
200 Park Ave
New York, New York 10166
Attention:
Shukie Grossman
Evan D’Amico

Email:
sgrossman@gibsondunn.com
edamico@gibsondunn.com

COMPANY:
MOTIVE CAPITAL CORP
By:	/s/ Blythe Masters
Name: Blythe Masters Title: Chief Executive Officer

F-13

Exhibit A
Registration Rights Agreement
See attached.

F-14

Annex G
AMENDED AND RESTATED
REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among [PUBCO], a Delaware corporation (the “Company”) (formerly known as Motive Capital Corp), Motive Capital Funds Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), and Jill M. Considine, Stephen C. Daffron, Dina Dublon and Paula Madoff (collectively, the “Director Holders”), and certain former stockholders of Forge Global, Inc., a Delaware corporation (“Forge”), set forth on Schedule 1 hereto (such stockholders, the “Forge Holders”, the Sponsor and the Director Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, the Company, the Sponsor and the Director Holders are party to that certain Registration and Shareholder Rights Agreement, dated as of December 10, 2020 (the “Original RRA”);
WHEREAS, the Company entered into that certain Agreement and Plan of Merger, dated as of September 13, 2021 (as it may have been amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, FGI Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Forge, pursuant to which among other things, (i) the Company changed its jurisdiction of incorporation from Cayman Islands to the State of Delaware and (ii) Merger Sub merged with and into Forge (the “Merger”), with Forge continuing as the surviving corporation and becoming a direct, wholly owned subsidiary of the Company;
WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Forge Holders received shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”);
WHEREAS, on the date hereof, certain affiliates of Sponsor purchased an aggregate of [•] units of the Company, with each unit consisting of one share of Common Stock (the “Sponsor Shares”) and one-third of one redeemable warrant to purchase one share of Common Stock (the “Sponsor Warrants”) in a transaction exempt from registration under the Securities Act pursuant to the A&R FPA;
WHEREAS, on the date hereof, certain investors (such investors, collectively, the “Third-Party Investor Stockholders”) purchased an aggregate of [•] shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of September 13, 2021, entered into by and between the Company and each of such Third-Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);
WHEREAS, pursuant to Section 6.8 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Director Holders are Holders in the aggregate of all of the Registrable Securities as of the date hereof; and
WHEREAS, the Company, the Sponsor and the Director Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS
1.1   Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Additional Holder” shall have the meaning given in Section 5.10.
“Additional Holder Common Stock” shall have the meaning given in Section 5.10.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.
“A&R FPA” shall have the meaning given in the Merger Agreement.
“Agreement” shall have the meaning given in the Preamble hereto.
“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts by the Company, including, without limitation, a same day trade, overnight trade, bought deal or similar transaction.
“Board” shall mean the Board of Directors of the Company.
“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which the banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.
“Closing” shall have the meaning given in the Merger Agreement.
“Closing Date” shall have the meaning given in the Merger Agreement.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Demanding Holder” shall have the meaning given in Section 2.1.4.
“Director Holders” shall have the meaning given in the Preamble hereto.
“EDGAR” shall have the meaning given in Section 3.1.3.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Forge” shall have the meaning given in the Preamble hereto.
“Forge Holders” shall have the meaning given in the Preamble hereto.
“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.
“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.
“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Investor Shares” shall have the meaning given in the Recitals hereto.
“Joinder” shall have the meaning given in Section 5.10.
“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.
“Merger” shall have the meaning given in the Recitals hereto.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Merger Sub” shall have the meaning given in the Recitals hereto.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Original RRA” shall have the meaning given in the Recitals hereto.
“Other Coordinated Offering” shall have the meaning given in Section 2.3.1.
“Permitted Transferees” shall mean with respect to each Holder and its Permitted Transferees, (i) the Company’s officers or directors, (ii) any family members of the Company’s officers or directors, (iii) any direct or indirect partners, members or equity holders of such Holder and its Permitted Transferees, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (iv) any other Holder or its Permitted Transferees or any direct or indirect partners, members or equity holders of such other Holder or its Permitted Transferees, any affiliates of such other Holder or its Permitted Transferees or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (v) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (vi) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (vii) in the case of an individual, pursuant to a qualified domestic relations order, (viii) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (ix) to the partners, members or equity holders of such Holder or its Permitted Transferees by virtue of such Holder’s or its Permitted Transferees’ organizational documents, as amended, upon dissolution of such Holder or its Permitted Transferees, (x) to the Company, or (xi) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“Plan of Distribution” shall have the meaning given in Section 2.1.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding shares of Common Stock and any other equity security (including shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security, including the warrants purchased under the A&R FPA and the Sponsor Warrants) of the Company held by a Holder immediately following the Closing (including any securities issued, issuable or distributable pursuant to the Merger Agreement, the Sponsor Shares and the Investor Shares), (b) any shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, (c) any Additional Holder Common Stock, and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume, manner of sale, current public information requirement or other restrictions or limitations); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; and (G) ten years after the date of this Agreement.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)   all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;
(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities;
(C)   printing, messenger, telephone and delivery expenses;
(D)   reasonable fees and disbursements of counsel for the Company;
(E)   reasonable fees and disbursements of all independent registered public accountants of the Company and any other persons, including special experts, retained by the Company, incurred specifically in connection with such Registration;
(F)   all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, underwriters and dealers and all expenses incidental to delivery of the Registrable Securities;
(G)   all expenses related to any “roadshow” including the reasonable documented out-of-pocket expenses of the selling stockholders; and
(H)   in an Underwritten Offering, Block Trade or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders (not to exceed $100,000 without the consent of the Company).

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.1.5.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Sponsor Shares” shall have the meaning given in the Recitals hereto.
“Sponsor Warrants” shall have the meaning given in the Recitals hereto.
“Subscription Agreement” shall have the meaning given in the Recitals hereto.
“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.
“Third-Party Investor Stockholders” shall have the meaning given in the Recitals hereto.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.
“Withdrawal Notice” shall have the meaning given in Section 2.1.6.
ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1   Shelf Registration.
2.1.1   Filing.   As soon as practicable but no later than thirty (30) calendar days following the Closing Date, the Company shall file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) sixty (60) calendar days (or ninety (90) calendar days if the Commission notifies the Company that it will “review” such Shelf Registration) following the initial filing date thereof and (b) ten (10) Business Days after the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Shelf Registration will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4. The Company shall, if requested by the Holder, use its commercially reasonable efforts to (i) cause the Company’s transfer agent to remove any restrictive legend related to compliance with the federal securities laws set forth on the Registrable Securities, (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance under the Securities Act, and (iii) issue Registrable Securities without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Holder’s option, within two (2) Business Days of such request, if (A) the Registrable Securities are registered for resale under the Securities Act, (B) the Registrable Securities may be sold by the Holder without restriction under Rule 144, including without limitation, any volume, manner of sale restrictions or public information requirement), or (C) the Holder has sold or transferred, or proposes to sell or transfer within five (5) Business Days of such request, Registrable Securities pursuant to the Registration Statement or in compliance with Rule 144. The Company’s obligation to remove legends under this Section 2.1.1 may be conditioned upon the Holder timely providing such representations and documentation as are reasonably necessary and customarily required in connection with the removal of restrictive legends related to compliance with the federal securities laws.
2.1.2   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to the Plan of Distribution. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3   Additional Registrable Securities.   Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered (i) twice per calendar year for the Sponsor and (ii) twice per calendar year for the Forge Holders for an aggregate of not more than four (4) additional registrations per calendar year.

2.1.4   Requests for Underwritten Shelf Takedowns.   Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor or a Forge Holder (any of the Sponsor or a Forge Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, at least $20 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.3.4, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The (i) Sponsor may demand not more than three (3) Underwritten Shelf Takedowns and (ii) the Forge Holders may demand not more than three (3) Underwritten Shelf Takedowns, for an aggregate of not more than six (6) Underwritten Shelf Takedowns pursuant to this Agreement. The Company shall not be required to effect more than one (1) Underwritten Shelf Takedown during any six (6) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.
2.1.5   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.
2.1.6   Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or a Forge Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor the Forge Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or a Forge Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such Forge Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.
2.2   Piggyback Registration.
2.2.1   Piggyback Rights.   Subject to Section 2.3.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than five (5) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. The rights provided under this Section 2.2.1 shall not be available to any Holder at such time as there is an effective Shelf available for the resale of the Registrable Securities pursuant to Section 2.1.
2.2.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(a)   if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(b)   if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and
(c)   if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.
2.2.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a

Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.
2.3   Block Trades; Other Coordinated Offerings.
2.3.1   Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder notifies the Company that such Demanding Holder wishes to engage in (i) a Block Trade or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $20 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall, use its reasonable best efforts to facilitate as expeditiously as possible, such Block Trade or Other Coordinated Offering of the Registrable Securities for which such Demanding Holder has requested such offering, without giving any effect to any required notice periods or delivery of notices to any other Holders; provided, that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use reasonable best efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering. Any offering conducted as a Block Trade or Other Coordinated Offering will not count as an Underwritten Shelf Takedown for the purposes of Section 2.1.4.
2.3.2   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.3.2.
2.3.3   Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.3.4   The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
2.3.5   A Demanding Holder in the aggregate may demand no more than four (4) Block Trades or Other Coordinated Offerings pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures.   In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:
3.1.1   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);
3.1.4   prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act and the Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;
3.1.10   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11   obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering in customary form and covering such matters of the type customarily covered by “comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12   in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriters may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.13   in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale; provided that no Holder included in a Registration Statement to which such underwriting agreement relates shall be required to make any representations or warranties in the underwriting agreement except for representations and warranties that are customary in such offerings, including but not limited to (if applicable), with respect to such Holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Holder’s material agreements and organizational documents, and with respect to written information relating to such Holder that such Holder has furnished in writing expressly for inclusion in such Registration Statement;
3.1.14   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the

Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);
3.1.15   with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “roadshow” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.
3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.
3.3   Requirements for Participation in Registration Statement in Offerings.    Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements; provided that such Holder shall only be subject to the restrictions set forth in any such lock-up agreements if the directors and officers of the Company are subject to a lock-up obligation to the Underwriters managing the offering and the length of such lock-up for such Holder shall be no longer than the shortest lock-up of any such directors and officers; provided, further, that if the Company or the Underwriters managing the offering waive or shorten the lock-up period for any of the Company’s officers, directors or stockholders, then (i) all Holders subject to such lock-up shall receive notice of such waiver or modification no later than two (2) business days following such waiver or modification, and (ii) such lock-up will be similarly waived pro rata or shortened for each such Holder. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4   Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1   Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (c) upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), until the restriction on the ability of “insiders” to transact in the Company’s securities is removed, or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.
3.4.2   Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.3   Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.3.
3.4.4   The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12) month period; provided that the Company shall not defer its obligations in this manner more than twice in any twelve (12) month period.
3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity to controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company. The Company and the Holders hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Holder, the only information furnished or to be furnished to the Company for use in any Registration Statement or Prospectus relating to the Registrable Securities or in any amendment, supplement or preliminary materials associated therewith are statements specifically relating to (a) transactions or the relationship between such Holder and its affiliates, on the one hand, and the Company, on the other hand, (b) the beneficial ownership of Registrable Securities by such Holder and its affiliates, (c) the name and address of such Holder and (d) any additional information about such Holder or the plan of distribution (other than for an underwritten offering) required by law or regulation to be disclosed in any such document.
4.1.3   Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
5.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [PUBCO], [[•]], Attention: [•] or by email: [•], and, if to any Holder (including a Permitted Transferee or Additional Holder) at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1. Notwithstanding the foregoing, notices given to Holders holding in book-entry form may be given through the facilities of the depositary.
5.2   Assignment; No Third Party Beneficiaries.
5.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2   Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that (1) immediately following such transfer such Registrable Securities remain Registrable Securities, and (2) with respect to the Sponsor, the Director Holders and the Forge Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part without the prior written consent of the Board.
5.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4   This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.
5.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.4   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK
5.5   TRIAL BY JURY.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.6   Amendments and Modifications.   Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor (together with its affiliates) holds Registrable Securities representing at least three percent (3%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Forge Holder so long as such Forge Holder and its respective affiliates hold, in the aggregate, Registrable Securities representing at least three percent (3%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.7   Other Registration Rights.   Other than the Third-Party Investor Stockholders who each have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor (together with its affiliates) holds Registrable Securities representing at least three percent (3%) of the outstanding shares of Common Stock of the Company, and (ii) a Forge Holder, for so long as such Forge Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least three percent (3%) of the outstanding shares of Common Stock of the Company, or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.8   Term.   This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.
5.9   Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
5.10   Additional Holders; Joinder.   In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor (so long as the Sponsor (together with its affiliates) holds Registrable Securities representing at least three percent (3%) of the outstanding shares of Common Stock of the Company) and each Forge Holder (in each case, so long as such Forge Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least three percent (3%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11   Severability.   It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.12   Entire Agreement; Restatement.   This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.
5.13   Adjustments.   If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.
5.14   Distributions and Transfers.   In the event that, pursuant to (i) a dissolution of the Sponsor or (ii) transfer (or series of transfers), the Sponsor distributes or transfers all of its Registrable Securities, the persons or entities holding such Registrable Securities shall collectively be treated as the Sponsor hereunder in addition to each being treated individually as a Holder hereunder; provided, that such persons and entities shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement; provided, further, that only the person or entity (or such person’s or entity’s designee) holding a majority-in-interest of such Registrable Securities is entitled to take any action hereunder that the Sponsor is entitled to take.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
[PUBCO]
a Delaware corporation
By:

Name:
Title:
HOLDERS:
Motive Capital Funds Sponsor, LLC
a Delaware limited liability company
By:

Name:
Title:

[FORGE HOLDERS]
[Signature Page to Amended and Restated Registration and Stockholder Rights Agreement]

Exhibit A
REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration and Stockholder Rights Agreement, dated as of [•], 2021 (as the same may hereafter be amended, the “Registration and Stockholder Rights Agreement”), among [PUBCO] a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration and Stockholder Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration and Stockholder Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration and Stockholder Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration and Stockholder Rights Agreement to the extent provided therein.
Accordingly, the undersigned has executed and delivered this Joinder as of the          day of         , 20  .

Signature of Stockholder

Print Name of Stockholder
Its:
Address:

Agreed and Accepted as of
           , 20
[PUBCO]
By:

Name:
Its:

Annex H
Execution Version
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 13th day of September, 2021, by and between Motive Capital Corp, a Cayman Islands exempted company (the “Issuer”), which shall be domesticated as a Delaware corporation prior to the closing of the Transactions (as defined herein), and the undersigned (“Subscriber”).
WHEREAS, substantially concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into that certain Merger Agreement, dated as of the date of this Subscription Agreement (as may be amended or supplemented from time to time, the “Transaction Agreement”), among the Issuer, FGI Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Issuer (“Merger Sub”), and Forge Global, Inc., a Delaware corporation (“Forge”), whereby, among other things, Merger Sub will merge with and into Forge, with Forge continuing as the surviving entity and a wholly-owned subsidiary of the Issuer (the “Merger”), on the terms and subject to the conditions set forth therein (the transactions contemplated by the Transaction Agreement, “Transactions”);
WHEREAS, prior to the closing of the Transactions (and as more fully described in, and on the terms and subject to the conditions set forth in, the Transaction Agreement), the Issuer will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);
WHEREAS, in connection with the Transactions, the Issuer is seeking commitments from interested investors to purchase, on the Closing Date following the Domestication but immediately prior to the effective time of the Merger, the Issuer’s Class A ordinary shares, par value $0.0001 per share, as such shares will exist as common stock following the Domestication (the “Class A Shares”);
WHEREAS, in connection with the Transactions, on the terms and subject to the conditions set forth in this Subscription Agreement, Subscriber desires to subscribe for and purchase from the Issuer the number of Class A Shares set forth on the signature page hereto (the “Acquired Shares”) for a purchase price of $10.00 per Class A Share (the “Share Purchase Price” and the aggregate purchase price set forth on the signature page hereto for the Acquired Shares, the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Issuer at the Closing (as defined herein); and
WHEREAS, in connection with the Transactions, certain institutional “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”)) or “qualified institutional buyers” (as defined in Rule 144A promulgated under the Securities Act) other than the Subscriber (each, an “Other Subscriber”), have entered into subscription agreements substantially similar to this Subscription Agreement with the Issuer pursuant to which such Other Subscribers have agreed to subscribe for and purchase, and the Issuer has agreed to issue and sell to such Other Subscribers, on the Closing Date (as defined herein), Class A Shares at the Share Purchase Price (the “Other Subscription Agreements”) with an aggregate purchase price of $68.5 million, inclusive of the Purchase Price.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Subscription.   Subject to the terms and conditions hereof, Subscriber hereby subscribes for and agrees to purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”).
2.   Closing.
(a)   Subject to the satisfaction or waiver of the conditions set forth in Sections 2(c) and 2(d) (other than those conditions that by their nature are to be satisfied at the closing of the Subscription contemplated hereby (the “Closing”), but without affecting the requirement that such conditions be satisfied or waived at the Closing), the Closing shall occur following the Domestication, and on the date of and at a time immediately prior to or substantially concurrently with the effective time of the Merger (such date, the “Closing Date”) in the sequence contemplated in the recitals to this Agreement and is contingent upon the subsequent occurrence of the consummation of the Transactions. Not less than five (5) business days prior to the anticipated Closing Date, the Issuer shall provide written notice to Subscriber (the “Closing Notice”) of the anticipated Closing Date specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Issuer. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
(b)   Subject to the satisfaction or waiver of the conditions set forth in Sections 2(c) and 2(d) (other than those conditions that by their nature are to be satisfied at the Closing, but without affecting the requirement that such conditions be satisfied or waived at the closing of the Transactions):
(i)   At least one (1) business day prior to the anticipated Closing Date specified in the Closing Notice, or such other time agreed to between the Issuer and the Subscriber (or as soon as practicable after Subscriber receives from the Issuer or its transfer agent evidence of the issuance of the Acquired Shares on the Closing Date from the transfer agent), Subscriber shall deliver to the Issuer (i) the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, to be held in escrow until the Closing and (ii) any other information that is reasonably requested in the Closing Notice in order for the Issuer to issue the Subscriber’s Acquired Shares, including, without limitation, the legal name of the person in whose name such Acquired Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable; and
(ii)   On the Closing Date the Issuer shall deliver to Subscriber the Acquired Shares against and upon payment by the Subscriber in book entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. Each book entry for the Acquired Shares shall contain a legend in substantially the following form:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE.
(c)   The Issuer’s obligation to effect the Closing shall be subject to the satisfaction on the Closing Date, or, to the extent permitted by applicable law, the waiver by the Issuer, of each of the following conditions:
(i)   all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (other than those representations and warranties made as of an earlier date, which shall be true and correct in all material respects or, if qualified by materiality or Subscriber Material Adverse Effect, in all respects, as of such earlier date);
(ii)   Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not be reasonably likely to prevent, materially delay, or materially impair the ability of Subscriber to consummate the Closing, provided, that this condition shall be deemed satisfied unless written notice of such non-compliance is provided by the Issuer to the Subscriber and the Subscriber fails to cure such noncompliance in all material respects within five (5) Business Days of receipt of such notice;
(iii)   no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Subscription illegal or otherwise preventing or prohibiting consummation of the Subscription, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such prevention or prohibition;
(iv)   all conditions precedent to the Issuer’s obligation to effect the Transactions set forth in the Transaction Agreement shall have been satisfied or waived (other than those conditions that (A) may only be satisfied at the closing of the Transactions, but subject to the satisfaction or waiver of such conditions as of the closing of the Transactions, or (B) will be satisfied by the Closing and the closing of the transactions contemplated by the Other Subscription Agreements).
(v)   all consents, waivers, authorizations or orders of, any notice required to be made to, and any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the New York Stock Exchange (“NYSE”)) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares) required to be made in connection with the issuance and sale of the Acquired Shares shall have been obtained or made, except where the failure to so obtain or make would not prevent the Issuer from consummating the transactions contemplated hereby, including the issuance and sale of the Acquired Shares;
(d)   Subscriber’s obligation to effect the Closing shall be subject to the satisfaction on the Closing Date, or, to the extent permitted by applicable law, the waiver by Subscriber, of each of the following conditions:
(i)   all representations and warranties of the Issuer contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (other than those representations and warranties made as of an earlier date, which shall be true and correct in all material respects or, if qualified by materiality or Material Adverse Effect, in all respects, as of such earlier date);
(ii)   no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent)   which is then in effect and has the effect of making consummation of the Subscription illegal or otherwise preventing or prohibiting consummation of the Subscription, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such prevention or prohibition;
(iii)   the Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not be reasonably likely to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing; provided, that, this condition shall be deemed satisfied unless written notice of such noncompliance is provided by Subscriber to the Issuer and the Issuer fails to cure such noncompliance in all material respects within five (5) business days of receipt of such notice;

(iv)   no suspension of the qualification of the Class A Shares for offering or sale or trading in any jurisdiction, and no suspension or removal from listing of the Class A Shares on the Stock Exchange shall have occurred;
(v)   the terms of the Transaction Agreement (as the same exists on the date of this Subscription Agreement) shall not have been amended or modified in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement;
(vi)   no amendment or modification of, or waiver with respect to Issuer’s obligation to effect the Closing under the Transaction Agreement shall have occurred that would reasonably be expected to materially, adversely and disproportionately as compared to Other Subscribers affect the economic benefits to Subscriber under this Subscription Agreement without having received Subscriber’s prior written consent;
(vii)   all consents, waivers, authorizations or orders of, any notice required to be made to, and any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the NYSE) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares) required to be made in connection with the issuance and sale of the Acquired Shares shall have been obtained or made, except where the failure to so obtain or make would not prevent the Issuer from consummating the transactions contemplated hereby, including the issuance and sale of the Acquired Shares; and
(viii)   all conditions precedent to the closing of the Transactions set forth in the Transaction Agreement shall have been satisfied or waived (other than those conditions that (A) may only be satisfied at the closing of the Transactions, but subject to the satisfaction or waiver of such conditions as of the closing of the Transactions, or (B) will be satisfied by the Closing and the closing of the transactions contemplated by the Other Subscription Agreements).
(e)   Prior to or at the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties hereto reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.
(f)   If the closing of the Transactions does not occur within four (4) business days of the Closing Date specified in a Closing Notice, the Issuer shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to Subscriber by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, unless and until this Subscription Agreement is terminated in accordance with Section 7 herein, Subscriber shall remain obligated (A) to redeliver funds to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transactions pursuant to such new Closing Notice.
3.   Issuer Representations and Warranties.   The Issuer represents and warrants that:
(a)   The Issuer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. The Issuer has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, the Issuer will be duly formed, validly existing as a corporation and in good standing under the laws of the State of Delaware.
(b)   As of the Closing Date, the Acquired Shares will be duly authorized and, when issued and delivered to Subscriber against full payment for the Acquired Shares will be free and clear of any liens (other than those specified hereunder or those created by Subscriber) in accordance with the terms of this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights, whether created under the Issuer’s certificate of incorporation (as amended as of the Closing Date) and bylaws (as amended as of the Closing Date), or under the laws of the State of Delaware.
(c)   This Subscription Agreement has been duly authorized, executed and delivered by the Issuer, constitutes the valid and binding agreement of the Issuer and is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(d)   Assuming the accuracy of Subscriber’s representations and warranties in Section 4, the execution and delivery by the Issuer of this Subscription Agreement, and the performance by the Issuer of its obligations under this Subscription Agreement, including the issuance and sale of the Acquired Shares and the consummation of the transactions contemplated herein, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would, individually or in the aggregate, have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Issuer (a “Material Adverse Effect”) or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with this Subscription Agreement.
(e)   The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Issuer is now a party or by which the Issuer’s properties or assets are bound, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
(f)   Assuming the accuracy of Subscriber’s representations and warranties in Section 4, the Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than (i) the filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement (as defined below), (ii) filings required by applicable state or federal securities laws, (iii) the filings required in accordance with Section 9(m), (iv) any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or similar antitrust laws, (v) the filings required by the NYSE or such other applicable stock exchange on which the Issuer’s Class A Shares are then listed (the “Stock Exchange”), including with respect to obtaining stockholder approval, and (vi) any filing, the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or have a material adverse effect on the Issuer’s ability to consummate the transactions contemplated hereby, including the sale and issuance of the Acquired Shares.

(g)   The authorized share capital of the Issuer consists of (i) 500,000,000 Class A Shares, (ii) 50,000,000 Class B ordinary shares of par value $0.0001 each (“Class B Shares”), and (iii) 5,000,000 preference shares of par value $0.0001 each (“Preferred Stock”). As of the date hereof, excluding any units of the Issuer that may be acquired by affiliates of Issuer pursuant to the A&R FPA (as defined in the Transaction Agreement): (A) no shares of Preferred Stock are issued and outstanding, (B) 41,400,000 Class A Shares are issued and outstanding, and (C) 10,350,000 Class B Shares are issued and outstanding. As of the date hereof, excluding any units of the Issuer that may be acquired by affiliates of Issuer pursuant to the A&R FPA (as defined in the Transaction Agreement): (x) 13,800,000 warrants to purchase Class A Shares that were included in the units sold as part of the Issuer’s initial public offering (the “Public Warrants”) and (y) 7,386,667 warrants to purchase Class A Shares that were issued to an affiliate of the Issuer (the “Private Warrants” and, together with the Public Warrants, the “Warrants”) are issued and outstanding. All issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and all outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements and the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any Class A Shares, Class B Shares, or other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the Issuer has no subsidiaries (other than Merger Sub) and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated.
(h)   The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the Stock Exchange. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the Stock Exchange or the Commission with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on the Stock Exchange. The Issuer has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act. As of the Closing Date, the Acquired Shares will be approved for listing on the Stock Exchange, subject to official notice of issuance.
(i)   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by the Issuer to Subscriber in the manner contemplated by this Subscription Agreement.
(j)   Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Shares.
(k)   The Issuer has not entered into any subscription agreement, side letter or similar agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or such other investor’s direct or indirect investment in the Issuer other than (i) the Transaction Agreement and any other agreement expressly contemplated by the Transaction Agreement, (ii) the A&R FPA (as defined in the Transaction Agreement) and (iii) the Other Subscription Agreements. The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Share Purchase Price and terms that are no more advantageous to any such Other Subscriber thereunder than the terms of this Subscription Agreement.
(l)   Other than as set forth in the Transaction Agreement or as described in the SEC Reports (as defined below), there are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Acquired Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the closing of the Transactions; provided, that any such holders will waive any such anti-dilution or similar provisions in connection with the Transactions.

(m)   As of their respective dates, all reports (the “SEC Reports”) required to be filed by the Issuer with the Commission complied in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that in light of the Commission’s issuance of the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”), the Issuer determined it had improperly accounted for its outstanding warrants as equity instruments and restated its previously filed financial statements to reflect the classification of its outstanding warrants as liabilities for accounting purposes (the “Warrant Accounting Issue”). The financial statements of the Issuer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Issuer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, other than with respect to the Warrant Accounting Issue. Subscriber acknowledges that (i) the Issuer continues to review the Statement and its implications, including on the other information included in its SEC Reports and (ii) any revision or other modification of the SEC Reports (including, without limitation, with respect to disclosures regarding internal control over financial reporting or disclosure controls and procedures) in connection with such a review of the Statement or any subsequent related agreements or other guidance from the Staff of the Commission with respect to the Statement shall be deemed not material for purposes of this Agreement. A copy of each SEC Report is available to the Subscriber via the Commission’s EDGAR system. There are no and upon Closing there shall be no material outstanding or unresolved comments in comment letters received by the Issuer from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports.
(n)   Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.
(o)   Except for placement fees payable to UBS Securities LLC (“UBS”) and J.P. Morgan Securities LLC in their capacities as placement agents for the offer and sale of the Acquired Shares (in such capacity, collectively, “Placement Agents”), the Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other commission or similar fee in connection with its issuance and sale of the Acquired Shares, including, for the avoidance of doubt, any fee or commission payable to any stockholder or affiliate of the Issuer.
(p)   None of the Issuer, its subsidiaries or any of their affiliates, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Acquired Shares under the Securities Act, whether through integration with prior offerings pursuant to Rule 502(a) of the Securities Act or otherwise.
(q)   The Issuer is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Issuer has not received any written communication from a governmental entity alleging that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(r)   The Issuer is not, and immediately after receipt of payment for the Acquired Shares, will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(s)   The Issuer shall use commercially reasonable efforts to not engage in any activities that would cause the Issuer to become a U.S. real property holding corporation (“USRPHC”) and shall notify Subscriber in writing as promptly as possible if it determines that there is a significant risk that it may become a USRPHC. In addition, upon the Subscriber’s reasonable request, the Issuer shall use commercially reasonable efforts to determine whether it is a USRHPC and shall promptly inform the Subscriber in writing once such a determination has been made.
4.   Subscriber Representations and Warranties.   Subscriber represents and warrants that:
(a)   Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with the requisite entity power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(b)   This Subscription Agreement has been duly authorized, executed and delivered by Subscriber. This Subscription Agreement is the valid and binding obligation of Subscriber and enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(c)   The execution and delivery by Subscriber of this Subscription Agreement, and the performance by Subscriber of its obligations under this Subscription Agreement, including the purchase of the Acquired Shares and the consummation of the other transactions contemplated herein, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, which would be reasonably likely to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Subscriber, taken as a whole (a “Subscriber Material Adverse Effect”), or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of Subscriber’s properties that would be reasonably likely to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.
(d)   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A promulgated under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (5), (6) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other securities laws of the United States or any other jurisdiction. Accordingly, the Subscriber understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J). Subscriber has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares and is an “institutional account” as defined by FINRA Rule 4512(c). Accordingly, the Subscriber understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(e)   Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act or any other securities laws of the United States or any other jurisdiction. Subscriber acknowledges that it is acquiring its entire beneficial ownership interest in the Acquired Shares for Subscriber’s own account for investment purposes only (or for an account over which the Subscriber exercises sole discretion for another qualified institutional buyer or accredited investor) and not with a view to any distribution of the Acquired Shares in any manner that would violate the securities laws of the United States or any other jurisdiction. Subscriber understands that the Acquired Shares may not be resold, Transferred (as defined herein), pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, pursuant to Rule 144 promulgated under the Securities Act, absent a change in law, receipt of regulatory no-action relief or an exemption, provided that all of the applicable conditions thereof have been met, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act (including without limitation sales conducted pursuant to Rule 144 promulgated under the Securities Act), and that any certificates or book entry records representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Acquired Shares. Subscriber understands and agrees that the Acquired Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or Transfer of any of the Acquired Shares. For purposes of this Subscription Agreement, “Transfer” shall mean any direct or indirect transfer, redemption, disposition or monetization in any manner whatsoever, including, without limitation, through any derivative transactions.
(f)   Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Issuer, Forge, the Placement Agents or any of their respective affiliates, or any of their respective subsidiaries, control persons, officers, directors, employees, partners, agents or representatives or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Issuer included in this Subscription Agreement.
(g)   Subscriber’s acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.
(h)   In making its decision to subscribe for and purchase the Acquired Shares, Subscriber represents that, other than with respect to the representations and warranties of the Issuer expressly set forth in this Agreement, it has relied solely upon its own independent investigation. Without limiting the generality of the foregoing, in making its investment or decision to invest in the Issuer, Subscriber has not relied on any statements or other information provided by the Issuer, Forge, the Placement Agents or any of their respective affiliates, or any of their respective control persons, officers, directors, employees, partners, agents or representatives (other than the representations and warranties of the Issuer expressly set forth in this Agreement), concerning the Issuer, Forge or the Acquired Shares or the offer and sale of the Acquired Shares or Subscriber’s decision to purchase the Acquired Shares. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer, the Transactions and the business of Forge. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Issuer’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares.
(i)   Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer or the Placement Agents, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or the Placement Agents. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(j)   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares, including those set forth in the Issuer’s filings with the Commission. Subscriber qualifies as a sophisticated institutional investor and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment, both in general and with regard to transactions in, and investment strategies involving, securities, including Subscriber’s investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.
(k)   Subscriber acknowledges and is aware that the Placement Agents have acted as underwriters to the Issuer in connection with the Issuer’s initial public offering, for which they will receive deferred underwriting commission contingent upon the closing of the Transactions.
(l)   Subscriber acknowledges and agrees that (i) each Placement Agent is acting as a placement agent in connection with the Subscription and as a capital markets advisor to the Issuer in connection with the Transactions, and UBS is acting as a financial advisor to the Issuer, (ii) none of the Placement Agents nor any affiliate of the Placement Agents (nor any officer, director, employee or representative of each Placement Agent or any affiliate thereof) have made, or will make, any representation or warranty, whether express or implied, of any kind or character and have not provided, and will not provide, any advice or recommendation or act as a fiduciary in connection with the Subscription, (iii) the Placement Agents will have no responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the Subscription or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) thereof, or (B) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Issuer, Merger Sub, Forge or the Subscription, (iv) the Placement Agents (and their respective affiliates or control persons, officers, directors, employees, partners, agents or representatives) shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Subscriber, the Issuer or any other person or entity) for any action heretofore or hereafter taken of omitted to be taken, whether in contract, tort or otherwise, to Subscriber, or to any person claiming through Subscriber (including any affiliates, control persons, officers, directors, employees, partners, agents or representatives), in respect of the Subscription, (v) the Placement Agents and their respective affiliates have not made an independent investigation with respect to the Issuer, Merger Sub, Forge or the Acquired Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer, Merger Sub or Forge, and (vi) the Placement Agents have not prepared a disclosure or offering document in connection with the offer and sale of the Acquired Shares.
(m)   Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.
(n)   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of an investment in the Acquired Shares.
(o)   Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively “OFAC Lists”) or a person or entity prohibited by any OFAC List, (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law; provided that Subscriber is permitted to do so under applicable law. Subscriber represents that, if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.
(p)   If Subscriber is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of ERISA, (ii) a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code, (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (together with the ERISA Plans, the “Plans”), then Subscriber represents and warrants that it has not relied on the Issuer or any of its affiliates (the “Transaction Parties”) for investment advice as the Plan’s fiduciary with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties shall at any time be relied on as the Plan’s fiduciary with respect to any decision to acquire and hold the Acquired Shares.
(q)   At the Closing, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2(b)(i).
5.   No Short Sales.   The Subscriber hereby agrees that, from the date of this Subscription Agreement and until the Closing (or such earlier termination of this Subscription Agreement), none of the Subscriber, its controlled affiliates, or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates or pursuant to any understanding with the Subscriber or any of its controlled affiliates shall, directly or indirectly, offer, sell, pledge, contract to sell, sell any option, engage in any hedging activities or execute any Short Sales with respect to securities of the Issuer. For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including, without limitation, on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.
6.   Registration Rights.
(a)   In the event that the Acquired Shares are not registered in connection with the consummation of the Transactions, the Issuer agrees that, within thirty (30) calendar days after the consummation of the Transactions (the “Filing Date”), it will file with the Commission (at its sole cost and expense) a registration statement on Form S-1 (the “Registration Statement”), registering the resale of the Acquired Shares as determined as of two (2) Business Days prior to such submission or filing of the Registration Statement, which Registration Statement may include shares of the Issuer’s common stock, including shares of Issuer’s common stock issuable upon exercise of outstanding warrants or those held by the Sponsor, and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) sixty (60) calendar days (or ninety (90) calendar days if the Commission notifies the Issuer that it will review the Registration Statement) following the Closing and (ii) ten (10) business days after the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be reviewed or will not be subject to further review (such date, the “Effectiveness Date”). The Issuer agrees to cause such Registration Statement, or another shelf registration statement that includes the Acquired Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the Subscriber ceases to hold any Acquired Shares issued pursuant to this Subscription Agreement, or (iii) on the date on which the Subscriber is able to sell all of its Acquired Shares issued pursuant to this Subscription Agreement (or Acquired Shares received in exchange therefor) under Rule 144 of the Securities Act within ninety (90) days without limitation as to the amount of such securities that may be sold and without the requirement for the Issuer to be in compliance with the current public information requirement under Rule 144(c) (or Rule 144(i)(2), if applicable). The Subscriber agrees to disclose its ownership and any other information reasonably requested to the Issuer to assist it in making the determination described above. The Issuer’s obligations to include the Acquired Shares issued pursuant to this Subscription Agreement (or Acquired Shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Subscriber furnishing in writing to the Issuer such information regarding the Subscriber, the securities of the Issuer held by the Subscriber and the intended method of disposition of such Acquired Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by the Issuer to effect the registration of such Acquired Shares, and shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided, that, Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Acquired Shares (other than any such restrictions that may exist hereunder). Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the Acquired Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Acquired Shares or other shares included in the Registration Statement by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Acquired Shares which is equal to the maximum number of Acquired Shares as is permitted by the Commission. In such event, the number of Acquired Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Acquired Shares under Rule 415 under the Securities Act, the Issuer shall amend the Registration Statement or file a new Registration Statement to register such Acquired Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 6. Upon notification by the Commission that the Registration Statement has been declared effective by the Commission, within three (3) business days thereafter, the Issuer shall file the final prospectus under Rule 424 of the Securities Act. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Acquired Shares. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement set forth in this Section 6. For purposes of this Section 6, “Acquired Shares” shall mean, as of any date of determination, the Acquired Shares acquired by the Subscriber pursuant to this Subscription Agreement and any other equity security issued or issuable with respect to such Acquired Shares by way of stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Subscriber” shall include any affiliate of the undersigned Subscriber to which the rights under this Section 6 have been duly assigned.
(b)   The Issuer shall advise the Subscriber as soon as reasonably practicable, but in any event within five (5) business days (at the Issuer’s expense): (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, any Registration Statement does not contain an untrue statement of a material fact or that the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (provided that any such notice pursuant to this Section 6(b) shall solely provide that the use of the Registration Statement or prospectus has been suspended without setting forth the reason for such suspension); provided, that, notwithstanding the foregoing, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in clauses (i) through (iv) above constitutes material, nonpublic information regarding the Issuer. The Issuer shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (iv) above, except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a registration statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such registration statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Subscriber acknowledges and agrees that the Issuer may suspend the use of any such Registration Statement if it determines in good faith, upon advice of legal counsel that, in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly or annual report under the Exchange Act, provided, that (i) the Issuer shall not so delay filing or so suspend the use of the Registration Statement on more than two (2) occasions, or for a period of more than ninety (90) consecutive days or more than a total of one hundred twenty (120) calendar days, in each case in any three hundred sixty (360) day period, and (ii) the Issuer shall use commercially reasonable efforts to make such registration statement available for the sale by the Subscriber of such securities as soon as practicable thereafter.

(c)   For as long as the Subscriber holds Acquired Shares, the Issuer will use commercially reasonable efforts to file timely all SEC Reports. In addition, in connection with any sale, assignment, transfer or other disposition of the Acquired Shares by the Subscriber pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Acquired Shares held by the Subscriber become freely tradable and upon compliance by the Subscriber with the requirements of this Section 6(c), if requested by the Subscriber, the Issuer shall cause the transfer agent for the Acquired Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Acquired Shares and make a new, unlegended entry for such book entry Acquired Shares sold or disposed of without restrictive legends within three (3) business days after any such request therefor from the Subscriber, provided that (1) in the opinion of counsel to the Issuer, it is then permissible to remove such restrictive legend(s) from the Acquired Shares pursuant to applicable laws and regulations and (2) the Issuer and the Transfer Agent have timely received from the Subscriber customary representations and other documentation reasonably acceptable to the Issuer and the Transfer Agent in connection therewith. Subject to receipt from the Subscriber by the Issuer and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Issuer and the Transfer Agent in connection therewith, the Subscriber may request that the Issuer remove any legend from the book entry position evidencing its Acquired Shares and the Issuer will, if required by the Transfer Agent, cause an opinion of the Issuer’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Acquired Shares (i) (x) are subject to or (y) have been or are about to be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold pursuant to Rule 144, or (iii) in the opinion of counsel to the Issuer, it is otherwise then permissible to remove such restrictive legend(s) from the Acquired Shares pursuant to applicable laws and regulations. The Issuer shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.
(d)   Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the filing or effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness or use thereof, if it determines that the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Issuer reasonably believes would require additional disclosure by the Issuer in the Registration Statement and the non-disclosure of which in the Registration Statement would be expected to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two (2) occasions or for more than ninety (90) consecutive calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any related prospectus includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer except (A) for disclosure to the Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law or subpoena. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (A) to the extent Subscriber is required to retain a copy of such prospectus (x) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up. In addition, Subscriber agrees that any sales under the Registration Statement will be suspended from the time that the Issuer files its first annual report on Form 10-K with the Commission after the Effective Date until such time as the Commission declares any applicable post-effective amendment to the Registration Statement effective. The Issuer shall use its commercially reasonable efforts to limit such period of suspension and shall notify Subscriber when sales can recommence under the Registration Statement within two (2) business days of the Effective Date. For the avoidance of doubt, such suspension shall not constitute a Suspension Event or be subject to any of the provisions relating thereto in this Section 6(d) (other than with respect to notification of the occurrence of such suspension).
(e)   Subscriber may deliver written notice (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by this Section 6; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two (2) business days in advance of such intended use, and if a notice of an event described in Section 6(d) above was previously delivered (or would have been delivered but for the provisions of this Section 6(e) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event or other event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event or other event immediately upon its availability.
(f)   Indemnification.
(i)   The Issuer agrees to indemnify and hold harmless, to the extent permitted by law, the Subscriber, its directors, officers, employees and agents, and each person who controls the Subscriber (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Subscriber (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Issuer by or on behalf of the Subscriber expressly for use therein.
(ii)   The Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless the Issuer, its directors and officers and agents and each person who controls the Issuer (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Subscriber expressly for use therein. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Acquired Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.
(iii)   Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv)   The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Acquired Shares purchased pursuant to this Subscription Agreement.
(v)   If the indemnification provided under this Section 6(f) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6(f) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Acquired Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.
7.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with the terms therein, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement,

(c) if any of the conditions to Closing set forth in Sections 2(c) and 2(d) are not satisfied on or prior to the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing, or (d) the Agreement End Date (as defined in the Transaction Agreement), if the Closing has not occurred by such date and the terminating party’s breach was not the primary reason the Closing failed to occur by the Agreement End Date; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover out-of-pocket losses, liabilities or damages arising from such breach. The Issuer shall promptly notify in writing Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 7, any Purchase Price paid by the Subscriber to the Issuer in connection herewith shall be promptly returned to the Subscriber without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transactions shall have been consummated.
8.   Trust Account Waiver.   Notwithstanding anything to the contrary in this Subscription Agreement, Subscriber, on behalf of itself and its affiliates, equity holders and representatives (a) acknowledges and agrees that (i) it has reviewed the Issuer’s filings with the Commission and understands that the Issuer has established a trust account (the “Trust Account”) for the benefit of the Issuer and certain of its existing shareholders, and (ii) none of Subscriber, or its affiliates, equity holders and representatives, has any right, title, interest or claim of any kind arising from this Subscription Agreement or otherwise in or to any monies in the Trust Account or any distributions or payments therefrom (each, a “Claim”), and (b) hereby waives any Claim (whether arising now or in the future) arising from this Subscription Agreement or otherwise and agrees not to seek recourse against the Trust Account for any reason whatsoever in connection with any such Claim; provided, however, that nothing in this Section 8 shall be deemed to limit or prohibit (i) the Subscriber’s right to pursue a claim against the Issuer for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (ii) any claims that the Subscriber may have in the future against the Issuer’s assets or funds that are not held in the Trust Account (including any funds that have been released to the Issuer from the Trust Account and any assets that have been purchased or acquired with any such funds) and (iii) the Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Issuer.
9.   Miscellaneous.
(a)   Each party hereto acknowledges that the other party hereto will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other party hereto if any of the acknowledgments, understandings, agreements, representations and warranties made by such party as set forth herein are no longer accurate in all material respects. Subscriber and the Issuer further acknowledge and agree that each Placement Agent may rely on and are third-party beneficiaries of Section 3, Section 4 and this Section 9.
(b)   Each of the Issuer, the Placement Agents and Subscriber is entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or by regulatory bodies.
(c)   Neither this Subscription Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Acquired Shares, if any) may be transferred or assigned without the prior written consent of the Issuer; provided that the consent of the Issuer shall not be required for any assignment to any entity, fund or account managed by the same investment manager as the Subscriber or an affiliate thereof (each an “Affiliated Entity”), subject to such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement (that requires transferee or assignee to make the same representations and warranties as Subscriber in Section 4) or a separate subscription agreement in the same form as this Subscription Agreement, and updating Schedule A hereto; provided, that no such assignment shall relieve Subscriber of its obligations hereunder.
(d)   All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
(e)   The Issuer may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that the Issuer agrees to keep any such information provided by Subscriber confidential.
(f)   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
(g)   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(h)   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(i)   This Subscription Agreement may be executed in two (2) or more counterparts (including by a “.pdf” format data file or by other electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
(j)   Except as otherwise contemplated in this Subscription Agreement, each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
(k)   Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iv) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(A)
if to Subscriber, to such address or addresses set forth on the signature page hereto;

(B)
if to the Issuer, to:

Motive Capital Corp
7 World Trade Center
250 Greenwich St., FL 47
New York, NY 10006
Attention: Blythe Masters
Email: blythe@motivepartners.com
with a required copy to (which copy shall not constitute notice):

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention: Shukie Grossman; Evan D’Amico
Email: sgrossman@gibsondunn.com; edamico@gibsondunn.com
(l)   This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.
THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9(k) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9(l).
(m)   The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction Agreement, the Transactions and any other material, nonpublic information that the Issuer has provided to the Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, the Subscriber shall not be in possession of any material, non-public information received from the Issuer or any of its officers, directors, or employees or agents, and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Issuer, the Placement Agent or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement. All press releases, marketing materials or other public communications or disclosures relating to the transactions contemplated hereby between Forge or the Issuer and the Subscriber, and the method of the release for publication thereof, shall be subject to the prior approval of the Subscriber (email acceptable) to the extent such press release or public communication or disclosure references the Subscriber by name. The restriction in this Section 9(m) shall not apply to the extent the public announcement or disclosure is required by applicable securities law (including in connection with the Registration Statement), any Governmental Entity or stock exchange rule; provided that in such an event, unless prohibited by law, rule or regulation, the disclosing party shall provide the Subscriber with prior written notice (notice by email acceptable) of such disclosure and shall use its commercially reasonable efforts to consult with the Subscriber in advance as to its form, content and timing.
(n)   This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by each of the parties hereto.
(o)   The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce Forge to execute and deliver the Transaction Agreement and (ii) agree that irreparable damage would occur if any provision of this Subscription Agreement were not performed in accordance with the terms hereof or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, or to enforce specifically the performance of the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 9(l), in addition to any other remedy to which any party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 9(o) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any proceeding for which the Issuer is being granted an award of money damages, the Subscriber agrees that such damages, to the extent payable by Subscriber, shall include damages related to the consideration that is or was to be paid to the Issuer under the Transaction Agreement and/or this Subscription Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to the Transaction Agreement and this Subscription Agreement.
(p)   The obligations of the Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber under the Other Subscription Agreements, and the Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber. The decision of the Subscriber to purchase the Acquired Shares pursuant to this Subscription Agreement has been made by the Subscriber independently of any Other Subscriber and independently of any information, materials, statements opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Issuer, Forge or any of their respective subsidiaries which may have been made or given by any Other Subscriber or by any agent or employee of any Other Subscriber, and neither the Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber (or to any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Subscriber or any Other Subscriber pursuant hereto or thereto, shall be deemed to constitute the Subscriber and any Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and any

Other Subscriber are in any way acting in concert or as a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Acquired Shares or enforcing its rights under this Subscription Agreement.
(q)   If Subscriber is a Massachusetts Business Trust, a copy of the Declaration of Trust of Subscriber or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Subscriber or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Subscriber or any affiliate thereof individually but are binding only upon Subscriber or any affiliate thereof and its assets and property.
(r)   If any change in the number, type or classes of authorized shares of the Issuer (including the Acquired Shares), other than as contemplated by the Transaction Agreement or any agreement contemplated by the Transaction Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Acquired Shares to be issued to the Subscriber shall be appropriately adjusted to reflect such change.
(s)   Non-Reliance and Exculpation.   The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of the Issuer expressly contained in Section 3 of this Subscription Agreement, in making its investment or decision to invest in the Issuer. The Subscriber acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Acquired Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, (iii) any other party to the Transaction Agreement (other than the Issuer), or (iv) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of the Issuer, Forge or any other party to the Transaction Agreement shall be liable to the Subscriber, or to any other investor, pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Acquired Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Acquired Shares, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Acquired Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Issuer, Forge, the Placement Agents or any Non-Party Affiliate concerning the Issuer, Forge, the Placement Agents, any of their affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of the Issuer, Forge, the Placement Agent or any of the Issuer’s, Forge’s or the Placement Agents’ respective affiliates or any family member of the foregoing.

(t)   Affiliate of Subscriber.   For purposes of this Subscription Agreement, an “affiliate” or “controlled affiliate” of the Subscriber refers to any entity that is one of the Subscriber’s direct or indirect wholly-owned subsidiaries whose boards of directors or equivalent governing bodies comprise employees or nominees of the Subscriber, its wholly-owned subsidiary and/or a wholly-owned subsidiary of the Subscriber’s wholly-owned subsidiary.
[Signature pages follow.]

IN WITNESS WHEREOF, the Issuer has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.
MOTIVE CAPITAL CORP
By:
/s/ Blythe Masters

Name: Blythe Masters
Title: Chief Executive Officer

IN WITNESS WHEREOF, Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.
Name of Subscriber:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Shares are to be registered (if different):
Subscriber EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Email address:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Aggregate Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.
[Signature Page to Subscription Agreement]

SCHEDULE A
ELIGIBILITY REPRESENTATIONS
OF SUBSCRIBER
This Schedule must be completed by Subscriber and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. Subscriber must check the applicable box in either Part A or Part B below and the applicable box in Part C below.
A.
QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

☐
Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

☐
Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such accounts is a QIB.

*** OR ***
B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has checked below the box(es) for the applicable provision under which Subscriber qualifies as such:
☐
Subscriber is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, limited liability company or partnership not formed for the specific purpose of acquiring the securities of the Issuer being offered in this offering, with total assets in excess of $5,000,000.

☐
Subscriber is a business development company as defined in Section 202(a)(48) of the Investment Company Act of 1940.

☐
Subscriber is a “bank” as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity.

☐
Subscriber is a “savings and loan association” or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.

☐
Subscriber is a “Rural Business Investment Company” as defined in Section 384A of the Consolidated Farm and Rural Development Act.

☐
Subscriber is a broker or dealer registered pursuant to Section 15 of the Exchange Act.

☐
Subscriber is an “insurance company” as defined in Section 2(a)(13) of the Securities Act.

☐
Subscriber is an investment company registered under the Investment Company Act of 1940.

☐
Subscriber is a private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940.

☐
Subscriber is a “Small Business Investment Company” licensed by the U.S. Small Business Administration under either Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐
Subscriber is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000.

☐
Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income

Schedule A-1

Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is one of the following.
☐
A bank;

☐
A savings and loan association;

☐
A insurance company; or

☐
A registered investment adviser.

☐
Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are “accredited investors”.

☐
Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 that is a self-directed plan with investment decisions made solely by persons that are accredited investors.

☐
Subscriber is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered by the Issuer in this offering, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐
Subscriber is a “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 that was not formed for the specific purpose of acquiring the securities of the Issuer being offered in this offering, with total assets in excess of $5,000,000 and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

☐
Any entity in which all of the equity owners are “accredited investors”.

C.
AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:
☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.
*** AND ***
D.
INSTITUTIONAL ACCOUNT STATUS (Please check the applicable box)

SUBSCRIBER:
☐
is:

☐
is not:

an “Institutional Account” (as defined in FINRA 4512(c)).

Schedule A-2

ANNEX I
FORGE GLOBAL HOLDINGS, INC.
2022 STOCK OPTION AND INCENTIVE PLAN
SECTION 1.
GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Forge Global Holdings, Inc. 2022 Stock Option and Incentive Plan (as amended from time to time, the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Forge Global Holdings, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company or one of its Affiliates. As of the Effective Date, (i) the Amended and Restated Forge Global, Inc. 2018 Equity Incentive Plan (the “Prior Plan”) shall terminate and no additional awards shall be issued thereunder, (ii) any awards then outstanding under the Prior Plan shall continue in accordance with their terms, and (iii) shares issued pursuant to such awards will not be drawn from this Plan or otherwise have any effect on the number of shares described in Section 3(a) herein.
The following terms shall be defined as set forth below:
“Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent pursuant to New York Stock Exchange listing standards, taking into account the specific factors and guidance set forth in Section 303A.02 of the NYSE Listed Company Handbook, including the commentary thereto.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.
“Award Agreement” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.
“Closing Date” means the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, by and among Motive Capital Corp, a Cayman Islands exempted company (“Acquiror”), FGI Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror, and Forge Global, Inc., a Delaware corporation, dated as of September 13, 2021.
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on ordinary cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.
“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator in a manner that complies with Sections 409A and 422 of the Code; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Sale Event” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization, statutory share exchange, consolidation, or similar transaction pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company, (v) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or (vi) during any period of 24 months, individuals who, at the beginning of such period, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new member of the Board subsequent to the Effective Date was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board. Notwithstanding anything in the foregoing to the contrary, with respect to compensation (A) that is subject to Section 409A of the Code and (B) for which a Sale Event would accelerate the timing of payment thereunder, the term “Sale Event” shall mean an event that is both (I) a Sale Event (as defined above) and (II) a “change in control event” (within the meaning of Section 409A of the Code).

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Service Relationship” means any relationship as an employee, Non-Employee Director or Consultant of the Company or any Affiliate. Unless as otherwise set forth in the Award Agreement, a Service Relationship shall be deemed to continue without interruption in the event a grantee’s status changes from full-time employee to part-time employee or a grantee’s status changes from employee to Consultant or Non-Employee Director or vice versa, provided that there is no interruption or other termination of Service Relationship in connection with the grantee’s change in capacity.
“Stock” means the Common Stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Agreement) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.
SECTION 2.
ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)   Administration of Plan.   The Plan shall be administered by the Administrator.
(b)   Powers of Administrator.   The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)   to select the individuals to whom Awards may from time to time be granted;
(ii)   to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;
(iii)   to determine the number of shares of Stock to be covered by any Award;
(iv)   to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Agreements;
(v)   to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi)   subject to the provisions of Section 5(c) or 6(d), to extend at any time the period in which Stock Options or Stock Appreciation Rights, respectively, may be exercised; and
(vii)   at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
(c)   Delegation of Authority to Grant Awards.   Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
(d)   Award Agreement.   Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event the Service Relationship terminates.
(e)   Indemnification.   Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
(f)   Non-U.S. Award Recipients.   Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be incorporated into and made part of this Plan); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.
SECTION 3.
STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)   Stock Issuable.   The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 10,180,000 shares (the “Initial Limit”), plus on January 1, 2023 and on each January 1 thereafter and ending on the tenth (10th) anniversary of the Effective Date, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by    percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares as approved by the Board based on the recommendations of its compensation committee, in all cases subject to adjustment as provided in this Section 3(c) (the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit cumulatively increased on January 1, 2023 and on each January 1 thereafter by the lesser of the Annual Increase for such year or 10,180,000 shares of Stock, subject in all cases to adjustment as provided in Section 3(c). For purposes of this Plan, the shares of Stock underlying any awards under the Plan and the shares of Common Stock of the Company underlying the Prior Plan that are forfeited, canceled, reacquired by the Company prior to vesting, or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. Cash-Based Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the shares of Stock authorized for grant to a grantee in any calendar year.
(b)   Maximum Awards to Non-Employee Directors.   Unless otherwise determined by the Company, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director for services as a Non-Employee Director in any calendar year shall not exceed: (i) $750,000 in the first calendar year an individual becomes a Non-Employee Director and (ii) $1,000,000 in any other calendar year. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC Topic 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.
(c)   Changes in Stock.   Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(d)   Mergers and Other Transactions.   In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent that the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Agreement, all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Agreement. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.
SECTION 4.
ELIGIBILITY

Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Non-Employee Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.
SECTION 5.
STOCK OPTIONS

(a)   Award of Stock Options.   The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
(b)   Exercise Price.   The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the date of grant. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) if the Stock Option is otherwise compliant with Section 409A.
(c)   Option Term.   The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.
(d)   Exercisability; Rights of a Stockholder.   Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the date of grant. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
(e)   Method of Exercise.   Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Agreement:
(i)   In cash, by certified or bank check or other instrument acceptable to the Administrator;
(ii)   Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
(iii)   By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or
(iv)   With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Agreement or applicable provisions of laws (including the satisfaction of any taxes that the Company or an Affiliate is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.
(f)   Annual Limit on Incentive Stock Options.   To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option. For purposes of this Section 5(f), Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the shares of Stock will be determined as of the time the Stock Option with respect to such shares of Stock is granted, and calculation will be performed in accordance with Section 422 of the Code and Treasury Regulations promulgated thereunder.
SECTION 6.
STOCK APPRECIATION RIGHTS

(a)   Award of Stock Appreciation Rights.   The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Agreement) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b)   Exercise Price of Stock Appreciation Rights.   The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) if the Stock Appreciation Right is otherwise compliant with Section 409A.
(c)   Grant and Exercise of Stock Appreciation Rights.   Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.
(d)   Terms and Conditions of Stock Appreciation Rights.   Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.
SECTION 7.
RESTRICTED STOCK AWARDS

(a)   Nature of Restricted Stock Awards.   The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.
(b)   Rights as a Stockholder.   Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of vesting conditions, any dividends paid by the Company shall accrue and shall not be paid to the grantee until and to the extent the vesting conditions are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.
(c)   Restrictions.   Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Agreement. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Affiliates terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d)   Vesting of Restricted Shares.   The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8.
RESTRICTED STOCK UNITS

(a)   Nature of Restricted Stock Units.   The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Agreement) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A, and shall be settled in accordance with the election made by the grantee in accordance with Section 409A and such other rules and procedures established by the Administrator.
(b)   Election to Receive Restricted Stock Units in Lieu of Compensation.   The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Agreement.
(c)   Rights as a Stockholder.   A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his or her Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.
(d)   Termination.   Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Affiliates for any reason.
SECTION 9.
UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock.   The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
SECTION 10.
CASH-BASED AWARDS

Grant of Cash-Based Awards.   The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals, including continued employment (or other Service Relationship). The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11.
DIVIDEND EQUIVALENT RIGHTS

(a)   Dividend Equivalent Rights.   The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.
(b)   Termination.   Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Affiliates for any reason.
SECTION 12.
TRANSFERABILITY OF AWARDS

(a)   Transferability.   Except as provided in Section 12(b) below or otherwise determined by the Administrator, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(b)   Administrator Action.   Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or Non-Employee Director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award Agreement. In no event may an Award be transferred by a grantee for value.
(c)   Family Member.   For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
(d)   Designation of Beneficiary.   To the extent permitted by the Company and valid under applicable law, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate or legal heirs.
SECTION 13.
TAX WITHHOLDING

(a)   Payment by Grantee.   Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for tax purposes, pay to the Company or any applicable Affiliate, or make arrangements satisfactory to the Administrator regarding payment of, any U.S. and non-U.S. federal, state, or local taxes of any kind required by law to be withheld by the Company or any applicable Affiliate with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee or to satisfy any applicable withholding obligations by any other method of withholding that the Company and its Affiliates deem appropriate. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b)   Payment in Stock.   The Administrator may cause any tax withholding obligation of the Company or any applicable Affiliate to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require any tax withholding obligation of the Company or any applicable Affiliate to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company or any applicable Affiliate in an amount that would satisfy the withholding amount due.
SECTION 14.
SECTION 409A AWARDS

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A. The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
SECTION 15.
TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a)   Termination of Service Relationship.   If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.
(b)   For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:
(i)   a transfer to the Service Relationship of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or
(ii)   an approved leave of absence, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
SECTION 16.
AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. The Administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights, or effect the repricing of such Awards through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, or to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c) or 3(d).
SECTION 17.
STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
SECTION 18.
GENERAL PROVISIONS

(a)   No Distribution.   The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
(b)   Issuance of Stock.   To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c)   Stockholder Rights.   Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.
(d)   Other Incentive Arrangements; No Rights to Continued Service Relationship.   Nothing contained in this Plan shall prevent the Board from adopting other or additional incentive arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any grantee any right to continued employment or other Service Relationship with the Company or any Affiliate.
(e)   Trading Policy Restrictions.   Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
(f)   Clawback Policy.   Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time. In addition, the Administrator may impose such other clawback, recovery, or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including, but not limited to, a reacquisition right in respect of previously acquired shares of Stock or other cash or property upon the occurrence of a termination for “cause” under any agreement with the Company or an Affiliate thereof. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or an Affiliate thereof.
(g)   Fractional Shares.   No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated.
SECTION 19.
EFFECTIVE DATE OF PLAN

This Plan shall become effective upon the date immediately preceding the Closing Date subject to stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.
SECTION 20.
GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware applied without regard to conflict of law principles.
DATE APPROVED BY BOARD OF DIRECTORS:
DATE APPROVED BY STOCKHOLDERS:

ANNEX J
FORGE GLOBAL HOLDINGS, INC.
2022 EMPLOYEE STOCK PURCHASE PLAN
The purpose of the Forge Global Holdings, Inc. 2022 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Forge Global Holdings, Inc. (the “Company”) with opportunities to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). 4,072,000 shares of Common Stock in the aggregate have been approved and reserved for this purpose, plus on January 1, 2023 and each January 1 thereafter until the Plan terminates pursuant to Section 20, the number of shares of Common Stock reserved and available for issuance under the Plan shall be cumulatively increased by the lesser of (i) 4,072,000 shares of Common Stock, (ii) one percent (1%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, or (iii) such lesser number of shares of Common Stock as determined by the Administrator (as defined in Section 1) based on the recommendation of the compensation committee of the Board (as defined below).
The Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the 423 Component shall be interpreted in accordance with that intent. Under the Non-423 Component, which does not qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, options will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to comply with applicable laws or achieve tax and other objectives. Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
Unless otherwise defined herein, capitalized terms in this Plan shall have the meaning ascribed to them in Section 11.
1.   Administration.   The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan, including to accommodate the specific requirements of applicable laws, regulations and procedures for jurisdictions outside the United States; (iv) decide all disputes arising in connection with the Plan; and (v) otherwise supervise the administration of the Plan. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.
2.   Offerings.   The Company may make one or more offerings to eligible employees to purchase Common Stock under the Plan (“Offerings”). The Administrator may, in its discretion, determine when each Offering shall occur, including the duration of any Offering, provided that no Offering shall exceed twenty-seven (27) months in duration. Unless otherwise determined by the Administrator, Participants will only be permitted to participate in one Offering at a time.
3.   Eligibility.   Except as otherwise determined by the Administrator in advance of an Offering, all individuals classified as employees on the payroll records of the Company are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the “Offering Date”) they are customarily employed by the Company for more than twenty (20) hours a week. Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company for purposes of the Company’s payroll system are not considered to be eligible employees of the Company and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company on the Company’s payroll system to become eligible to participate in this Plan is through an amendment to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.
4.   Participation.
(a)   An eligible employee who is not a Participant in any prior Offering may participate in a subsequent Offering by submitting an enrollment form to the Company or an agent designated by the Company (in the manner described in Section 4) at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering).
(b)   Enrollment.   The enrollment form (which may be in an electronic format or such other method as determined by the Company in accordance with the Company’s practices) will (a) state a whole percentage to be deducted from an eligible employee’s Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Common Stock purchased for such individual are to be issued pursuant to Section 10. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant’s deductions or contributions and purchases will continue at the same percentage of Compensation for future Offerings, provided he or she remains eligible.
(c)   Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.
5.   Employee Contributions.   Each eligible employee may authorize payroll deductions or contributions at a minimum of 1 percent (1%) up to a maximum of 15 percent (15%) of such employee’s Compensation for each pay period or such other maximum as may be specified by the Administrator in advance of an Offering. The Company will maintain book accounts showing the amount of payroll deductions or contributions made by each Participant for each Purchase Period within an Offering. No interest will accrue or be paid on payroll deductions or contributions, except as may be required by applicable law. If payroll deductions or contributions for purposes of the Plan are prohibited or otherwise problematic under applicable law (as determined by the Administrator in its discretion), the Administrator may require Participants to contribute to the Plan by such other means as determined by the Administrator. Any reference to “payroll deductions or contributions” in this Section 5 (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 5.
6.   Deduction Changes.   Except as may be determined by the Administrator in advance of an Offering, a Participant may increase or decrease his or her payroll deduction or contributions only once during any Offering, and may increase or decrease his or her payroll deduction or contributions with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least 15 business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction or contributions during an Offering.
7.   Withdrawal.   A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to the Company or an agent designated by the Company (in accordance with such procedures as may be established by the Administrator). The Participant’s withdrawal will be effective as of the next business day. Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.
8.   Grant of Options.   On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase, on the last day of a Purchase Period (an “Exercise Date”), at the Option Price (as defined herein) hereinafter provided for, the lowest of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price (as defined herein), (b) the number of shares determined by dividing $25,000 by the Fair Market Value of the Common Stock on the Offering Date for such Offering; or (c) a number of shares that shall not exceed 2,500 shares; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions or contributions on the Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) will be eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less.
Notwithstanding the foregoing, no Participant may be granted an Option hereunder if such Participant, immediately after the Option was granted, would be treated as owning stock possessing 5 percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant. In addition, no Participant may be granted an Option which permits his or her rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the Fair Market Value of the Common Stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.
9.   Exercise of Option and Purchase of Shares.   Each employee who continues to be a Participant in the Plan on an Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions or contributions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Unless otherwise determined by the Administrator in advance of an Offering, any amount remaining in a Participant’s account after the purchase of shares on an Exercise Date of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Purchase Period; provided, that if such Exercise Date is the final Exercise Date of an Offering, such amount will be carried forward to the next Offering and any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.
To the extent permitted by applicable laws, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering is lower than the Fair Market Value of the Common Stock on the Offering Date of such Offering, then all Participants in such Offering will be automatically withdrawn from such Offering immediately after the exercise of their Option on such Exercise Date and will be automatically re-enrolled in the immediately following Offering as of the first day thereof.
10.   Issuance of Certificates.   Certificates or book-entries at the Company’s transfer agent representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their, nominee for such purpose.
11.   Definitions.
The term “Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under the common control with the Company.
The term “Compensation” means the amount of base pay, prior to salary reduction such as pursuant to Sections 125, 132(f) or 401(k) of the Code, but excluding overtime, commissions, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains related to Company stock options or other share-based awards, and similar items. The Administrator shall have the discretion to determine the application of this definition to Participants outside the United States.
The term “Effective Date” means the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, by and among Motive Capital Corp, a Cayman Islands exempted company (“Acquiror”), FGI Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror, and Forge Global, Inc., a Delaware corporation, dated as of September 13, 2021.
The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.
The term “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering then in progress.
The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.
The term “Participant” means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.
The term “Purchase Period” means a period of time specified within an Offering beginning on the Offering Date or on the next day following an Exercise Date within an Offering and ending on an Exercise Date. An Offering may consist of one or more Purchase Periods.
The term “Sale Event” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization, statutory share exchange, consolidation, or similar transaction pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Common Stock to an unrelated person, entity or group thereof acting in concert, (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company, (v) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or (vi) during any period of 24 months, individuals who, at the beginning of such period, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new member of the Board subsequent to the Effective Date was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.
The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.
12.   Rights on Termination or Transfer of Employment.   If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction or contributions will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, if permitted by the Administrator and valid under applicable law, to his or her designated beneficiary or to the legal representative of his or her estate as if such Participant had withdrawn from the Plan under Section 7. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Participant’s Option will remain non-qualified under the Non-423 Component. Further, an employee will not be deemed to have terminated employment for purposes of this Section 12, if the employee is on an approved leave of absence where the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

13.   Reserved.
14.   Optionees Not Stockholders.   Neither the granting of an Option to a Participant nor the deductions or contributions from his or her pay shall result in such Participant becoming a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to him or her.
15.   Rights Not Transferable.   Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.
16.   Application of Funds.   All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose, unless otherwise required under applicable law.
17.   Adjustment in Case of Changes Affecting Common Stock.   In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock or any other change affecting the Common Stock, the number of shares approved for the Plan and the share limitation set forth in Section 8 shall be equitably or proportionately adjusted to give proper effect to such event. In the case of and subject to the consummation of a Sale Event, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan or to facilitate such transactions or events:
(a)   To provide for either (i) termination of any outstanding Option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such Option had such Option been currently exercisable or (ii) the replacement of such outstanding Option with other options or property selected by the Administrator in its sole discretion.
(b)   To provide that the outstanding Options under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.
(c)   To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options under the Plan and/or in the terms and conditions of outstanding Options and Options that may be granted in the future.
(d)   To provide that the Offering with respect to which an Option relates will be shortened by setting a New Exercise Date on which such Offering will end. The New Exercise Date will occur before the date of the Sale Event. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7 hereof.
(e)   To provide that all outstanding Options shall terminate without being exercised and all amounts in the accounts of Participants shall be promptly refunded.
18.   Amendment of the Plan.   The Board may at any time and from time to time amend the Plan in any respect, except that, without the approval within 12 months of such Board action by the stockholders, no amendment shall be made increasing the number of shares approved for the 423 Component of the Plan or making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.
19.   Insufficient Shares.   If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions or contributions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.
20.   Termination of the Plan.   The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded. Unless terminated earlier, the Plan shall automatically terminate on the ten year anniversary of the Effective Date.
21.   Compliance with Law.   The Company’s obligation to sell and deliver Common Stock under the Plan is subject to applicable laws and the completion of any registration or qualification of the Common Stock under any U.S. or non-U.S. local, state or federal securities or exchange control law, or under rulings or regulations of the U.S. Securities and Exchange Commission (the “SEC”) or of any other governmental regulatory body, and to obtaining any approval or other clearance from any U.S. and non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Common Stock with the SEC or any other U.S. or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of such stock.
22.   Governing Law.   This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware applied without regard to conflict of law principles.
23.   Issuance of Shares.   Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.
24.   Tax Withholding.   Participation in the Plan is subject to any applicable U.S. and non-U.S. federal, state or local tax withholding requirements on income the Participant realizes in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company or any Subsidiary or Affiliate may withhold from a Participant’s wages, salary or other compensation at any time the amount necessary for the Company or any Subsidiary or Affiliate to meet applicable withholding obligations, including any withholding required to make available to the Company or any Subsidiary or Affiliate any tax deductions or benefits attributable to the sale or disposition of Common Stock by such Participant. In addition, the Company or any Subsidiary or Affiliate may withhold from the proceeds of the sale of Common Stock or use any other method of withholding that the Company or any Subsidiary or Affiliate deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f) with respect to the 423 Component. The Company will not be required to issue any Common Stock under the Plan until such obligations are satisfied.
25.   Notification Upon Sale of Shares under the 423 Component.   Each Participant agrees, by entering the 423 Component of the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased or within one year after the date such shares were purchased.
26.   Effective Date and Approval of Stockholders.   The Plan shall take effect on the later of the date it is adopted by the Board and the date it is approved by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present or by written consent of the stockholders.
27.   Equal Rights and Privileges.   Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code for the 423 Component of the Plan, all eligible employees who are granted options under the Plan shall have the same rights and privileges.
28.   No Right to Continued Service.   Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an employee or in any other capacity.
29.   Entire Plan.   This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.
DATE APPROVED BY BOARD OF DIRECTORS:
DATE APPROVED BY STOCKHOLDERS:

Annex K
[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]
September 12, 2021
Motive Capital Corp
7 World Trade Center
250 Greenwich Street, Floor 47
New York, New York 10007
Dear Board of Directors:
We understand that Motive Capital Corp (“Acquiror”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) among Acquiror, FGI Merger Sub, Inc., a wholly owned subsidiary of Acquiror (“Merger Sub”), and Forge Global, Inc. (the “Company”), pursuant to which, among other things, (i) Merger Sub will merge (the “Merger”) with the Company, (ii) the Company will survive the Merger as a wholly owned subsidiary of Acquiror, and (iii) the outstanding shares of the Class AA Common Stock and Class AA-1 Common Stock, par value $0.00001 per share (together, the “Company Common Stock”), of the Company and Series AA Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Junior Preferred Stock, par value $0.00001 per share (collectively, the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”), of the Company will be converted into the right to receive, in the aggregate, (a) a number of shares (the “Aggregate Stock Merger Consideration”) of common stock, par value $0.0001 per share (the “Domesticated Acquiror Common Stock”), of Acquiror equal to $1,500,000,000, less the Aggregate Cash Merger Consideration (defined below), divided by $10.00 and (b) an amount in cash (the “Aggregate Cash Merger Consideration” and, together with the Aggregate Stock Merger Consideration, the “Aggregate Merger Consideration”) not less than $0 or greater than $100,000,000 equal to (1) the Available Cash Amount, less (2) $250,000,000, where the “Available Cash Amount” is an amount equal to the balance of the funds remaining in the Acquiror’s trust account after required redemptions, plus the amount received by Acquiror in the PIPE Investment (defined below) and the amount received by Acquiror from affiliates of Motive Capital Funds Sponsor, LLC (the “Sponsor”) pursuant to the Amended and Restated Forward Purchase Agreement (defined below), and with holders of vested Company Capital stock having the right to elect to receive a portion of the Aggregate Merger Consideration in cash from the Aggregate Cash Merger Consideration, subject to certain procedures and limitations as provided in the Agreement as to which procedures and limitations we express no view or opinion.
We in addition understand that prior to the Merger, (i) Acquiror will migrate to and domesticate as a Delaware corporation (the “Domestication”) pursuant to which, among other things, each outstanding Class A ordinary share, par value $0.0001 per share (“Acquiror Class A Common Stock”), of Acquiror and each outstanding Class B ordinary share, par value $0.0001 per share (“Acquiror Class B Common Stock”), of Acquiror will convert into a share of Domesticated Acquiror Common Stock. In addition, we understand that on or prior to the entry into the Agreement, (i) Acquiror and the Company will enter into an agreement (the “Sponsor Support Agreement”) with the Sponsor and certain other parties thereto, pursuant to which the Sponsor and such other parties will agree to, among other things, (a) waive certain anti-dilution rights with respect to their Acquiror Class B Common Stock, (b) vote their shares of Acquiror Common Stock in favor of the transactions contemplated by the Agreement, and (c) certain transfer restrictions with respect to certain securities of Acquiror (the “Sponsor Transactions”), (ii) Acquiror will enter into subscription agreements (collectively, the “Subscription Agreements”) with certain investors pursuant to which such investors will subscribe for and purchase shares of Domesticated Acquiror Common Stock prior to or substantially concurrently with the Merger (the “PIPE Investment”), and (iii) Acquiror will enter into an amended and restated Forward Purchase Agreement (the “A&R FPA”) with certain affiliates of Sponsor, pursuant to which the purchasers under the A&R FPA will purchase (a) 5,000,000 units of Acquiror (“Acquiror Units”) consisting of one share of Acquiror Class A Common Stock and one-third of a warrant to purchase one share of Domesticated Acquiror Common Stock at an exercise price of $11.50 concurrently with the Merger and (b) up to an additional 9,000,000 Acquiror Units (the “Forward Purchase” and collectively with the Sponsor Transactions, the PIPE Investment and the Domestication, the “Related Transactions” and, together with the Merger, the “Transaction”).

The Board of Directors (the “Board”) of Acquiror has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Aggregate Merger Consideration to be issued and paid by Acquiror in the Merger pursuant to the Agreement is fair to Acquiror from a financial point of view.
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.
reviewed a draft, dated September 11, 2021, of the Agreement;

2.
reviewed certain publicly available business and financial information relating to Acquiror and the Company that we deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company and Acquiror, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending December 31, 2021 through December 31, 2023 (the “Projections”);

4.
spoken with certain members of the managements of Acquiror and the Company and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.
compared the financial performance and operating characteristics of the Company with that of companies with publicly traded equity securities that we deemed to be relevant; and

6.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, at your direction, we have assumed that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company. At your direction, we have assumed that the Projections provide a reasonable basis on which to evaluate the Company and the Transaction and we have, at your direction, used and relied upon the Projections for purposes of our analyses and this Opinion. You have advised us and, at your direction, we have assumed that the Projections are the only projections with respect to the future financial performance of the Company that we should use and rely upon for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based. In reaching our conclusions hereunder, with your consent, we did not rely upon (i) a discounted cash flow analysis of the Company, because, as you have advised us and directed us to assume, there are no financial projections relating to the Company for any period following the fiscal year ending December 31, 2023, or for any period with sufficient detail to derive estimates of free cash flows, that we should use and rely upon for purposes of our analyses and this Opinion, or (ii) a review of the publicly available financial terms of other transactions, because we did not identify a sufficient number of relevant transactions in which we deemed the acquired companies to be sufficiently similar to the Company. In addition, for purposes of our financial analyses and this Opinion, with your consent, we (i) did not perform any financial analyses to evaluate the value of Acquiror or to derive valuation reference ranges for any shares of Acquiror for purposes of comparison with the Aggregate Merger Consideration or otherwise, and (ii) have assumed that the value of each share of Acquiror capital stock (including, without limitation, each share of Domesticated Acquiror Common Stock, Acquiror Class A Common Stock and Acquiror Class B Common Stock) is equal to $10.00 (with such $10.00 value being based on Acquiror’s initial public offering and Acquiror’s approximate cash per share of Acquiror Class A Common Stock outstanding (excluding, for the avoidance of doubt, the dilutive impact of outstanding shares of Acquiror Class B Common Stock or any warrants to purchase Acquiror Class A Common Stock or Acquiror Class B Common Stock)), notwithstanding the different voting rights and other non-financial terms of such shares that could impact their value, and (iii) have assumed that the Aggregate Merger Consideration has a value equal to $1,500,000,000). We have been advised by Acquiror that there are currently no audited financial statements for the Company for the fiscal year ending December 31, 2020 and, accordingly, we have relied upon and assumed, without independent verification, that there would be no information contained in any such financial statements, if available, not otherwise discussed with or reviewed by us that would have been material to our analyses or this Opinion. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Acquiror since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We also have relied upon and assumed, without independent verification, that the audited financial statements for the Company contemplated to be delivered to Acquiror following the date hereof will not reflect any such change, information or facts.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with your consent, that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or Acquiror, or otherwise have an effect on the Transaction, the Company or Acquiror or any expected benefits of the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.
We have also relied upon and assumed, without independent verification, the assessments of the management of the Company as to the existing and future relationships, agreements and arrangements with, and the Company’s ability to attract and retain, key customers, distributors, suppliers and other commercial relationships, and employees of the Company. We have further relied upon, without independent verification, the assessments of the management of the Company as to the Company’s existing and future technology, products, product candidates, services and intellectual property and the validity of, and risks associated with, such technology, products, product candidates, services and intellectual property (including, without limitation, the validity and life of patents or other intellectual property, the timing and probability of successful testing, development and commercialization of such technology, products, product candidates and services, the approval thereof by appropriate governmental authorities, and the potential impact of competition), and we have assumed, at your direction, that there will be no developments with respect to any such matters that in any respect would affect our analyses or this Opinion.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Acquiror, the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Acquiror or the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Acquiror or the Company is or may be a party or is or may be subject. We do not express any opinion as to the outstanding litigation or investigations relating to the Company, as to which we understand that Acquiror has conducted such diligence and other investigations, and has obtained such advice from qualified professionals, as it deemed necessary. With respect to such litigation or investigations relating to the Company,

Acquiror has instructed us to assume, and we have assumed, without independent verification, and based solely upon the assessment and judgment of the management and counsel of Acquiror, (i) that the aggregate amount of losses, if any, that could be assessed against or agreed to by the Company in connection with such litigation or investigations will not exceed the amount estimated by the management of the Company, and (ii) that no such litigation or investigations relating to the Company will otherwise affect our analyses or this Opinion.
This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.
We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of Acquiror, the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, (c) advise the Board, Acquiror or any other party with respect to alternatives to the Transaction, or (d) identify, introduce to the Board, Acquiror or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transaction. We are not expressing any opinion as to what the value of the Domesticated Acquiror Common Stock actually will be when issued in the Transaction pursuant to the Agreement or the price or range of prices at which the Acquiror Class A Common Stock, Acquiror Class B Common Stock, Domesticated Acquiror Common Stock, Company Common Stock or Company Preferred Stock may be purchased or sold, or otherwise be transferable, at any time.
This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, Acquiror, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Transaction or otherwise, including, without limitation, whether holders of Acquiror Class A Common Stock should redeem their shares or whether any party should participate in the PIPE Investment.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Acquiror, the Company or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.
Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing financial advisory services to Acquiror and have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Motive Capital Management, LLC (“Motive Partners”), an affiliate of the Sponsor, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Motive Partners (collectively, with Motive Partners, the “Motive Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (i) having provided certain valuation advisory services to Acquiror for financial reporting purposes, and (ii) having acted as fund placement agent to Motive Partners in connection with fundraising for Motive Capital Fund I and currently acting as fund placement agent to Motive Partners in connection with fundraising for Motive Capital Fund II. We also note that Houlihan Lokey acted as financial advisor to SharesPost, Inc. in connection with its sale to the Company, which closed in November 2020. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Acquiror, the Company, members of the Motive Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Motive Partners, other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Motive Group, other participants in the

Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Acquiror, the Company, members of the Motive Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Houlihan Lokey will receive a fee for rendering this Opinion, a portion of which became payable to us upon our engagement by Acquiror, and a substantial portion of which is payable upon the earliest of (i) the consummation of the Merger or another business combination involving Acquiror or (ii) the commencement of proceedings to wind-up or dissolve Acquiror. In addition, Acquiror has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.
We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, Acquiror, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Aggregate Merger Consideration to the extent expressly specified herein), including, without limitation, the support agreements to be entered into by Acquiror and certain stockholders of the Company, the Sponsor Support Agreement, the Subscription Agreements, the A&R FPA, the registration rights agreement to be entered into by the Sponsor and certain stockholders of the Company, or any Related Transaction, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of Acquiror, or to any other party (including, without limitation, the potential dilutive or other effects of the Aggregate Merger Consideration, the Acquiror Class B Common Stock, the warrants to purchase Acquiror shares, or any other portion or aspect of the Transaction), (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for Acquiror or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of Acquiror’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Acquiror’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the allocation of the Aggregate Merger Consideration between the Aggregate Stock Merger Consideration and the Aggregate Cash Merger Consideration, (vii) the appropriate capital structure of Acquiror, whether Acquiror should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction (including, without limitation, the PIPE Investment or the transactions contemplated by the A&R FPA) or the likelihood of obtaining such financing, (viii) whether or not Acquiror, the Company, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (ix) the solvency, creditworthiness or fair value of Acquiror, the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (x) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Aggregate Merger Consideration or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, Acquiror, the Company and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to Acquiror, the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration to be issued and paid by Acquiror in the Merger pursuant to the Agreement is fair to Acquiror from a financial point of view.
Very truly yours,
/s/ Houlihan Lokey Capital, Inc.
HOULIHAN LOKEY CAPITAL, INC.

Annex L
Registrar of Companies
Government Administration Building
133 Elgin Avenue
George Town
Grand Cayman
Motive Capital Corp (ROC #366529) (the “Company”)
TAKE NOTICE that by written resolution of the shareholders of the Company dated 13 December 2020, the following special resolution was passed:
1
Adoption of Amended and Restated Memorandum and Articles of Association

It is resolved as a special resolution that the Amended and Restated Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association annexed hereto.

Salome Laidlaw
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited
Dated this 15th day of December 2020
www.verify.gov.ky File#: 366529

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
MOTIVE CAPITAL CORP
(ADOPTED BY SPECIAL RESOLUTION DATED 13 DECEMBER 2020 AND EFFECTIVE ON 14
DECEMBER 2020)
www.verify.gov.ky File#: 366529

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
MOTIVE CAPITAL CORP
(ADOPTED BY SPECIAL RESOLUTION DATED 13 DECEMBER 2020 AND EFFECTIVE ON 14
DECEMBER 2020)
1
The name of the Company is Motive Capital Corp.

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

www.verify.gov.ky File#: 366529

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
MOTIVE CAPITAL CORP
(ADOPTED BY SPECIAL RESOLUTION DATED 13 DECEMBER 2020 AND EFFECTIVE ON 14
DECEMBER 2020)
1
Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
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“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the New York Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.
“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.
“Electronic Record”	has the same meaning as in the Electronic Transactions Law.
“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
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“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.
“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.
“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.
“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
www.verify.gov.ky File#: 366529

“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Motive Capital Funds Sponsor, LLC, a Cayman Islands limited liability company, and its successors or assigns.
“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.
“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2
In the Articles:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)
headings are inserted for reference only and shall be ignored in construing the Articles;

www.verify.gov.ky File#: 366529

(j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)
sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2
Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3
Issue of Shares and other Securities

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4
The Company shall not issue Shares to bearer.

www.verify.gov.ky File#: 366529

4
Register of Members

4.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5
Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6
Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

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6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7
Transfer of Shares

7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8
Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)
Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

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(b)
Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO; and

(c)
Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4
The Directors may accept the surrender for no consideration of any fully paid Share.

9
Treasury Shares

9.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10
Variation of Rights of Shares

10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

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10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12
Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13
Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

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14
Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15
Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

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15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16
Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

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16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17
Class B Share Conversion

17.1
The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2
Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

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17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8
Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18
Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1
The Company may by Ordinary Resolution:

(a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

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18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3
Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

19
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
20
General Meetings

20.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4
A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than thirty per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

20.5
The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

20.6
If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

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20.7
A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20.8
Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21
Notice of General Meetings

21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22
Proceedings at General Meetings

22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

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22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7
The chairman may, with the consent of a meeting at which a `quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10
When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11
A resolution put to the vote of the meeting shall be decided on a poll.

22.12
A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14
In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

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23
Votes of Members

23.1
Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24
Proxies

24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

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24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25
Corporate Members

25.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

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26
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
27
Directors

27.1
There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2
The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28
Powers of Directors

28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

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28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29
Appointment and Removal of Directors

29.1
Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3
After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4
Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30
Vacation of Office of Director

The office of a Director shall be vacated if:
(a)
the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)
the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)
the Director is found to be or becomes of unsound mind; or

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(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31
Proceedings of Directors

31.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

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31.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32
Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
33
Directors’ Interests

33.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

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33.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.
35
Delegation of Directors’ Powers

35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3
The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

35.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

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35.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
37
Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38
Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

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38.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39
Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

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39.8
No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40
Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
41
Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

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42
Audit

42.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4
The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43
Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

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43.2
Where a notice is sent by:

(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)
cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)
e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)
placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44
Winding Up

44.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

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(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45
Indemnity and Insurance

45.1
Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

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46
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47
Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
48
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
49
Business Combination

49.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2
Prior to the consummation of a Business Combination, the Company shall either:

(a)
submit such Business Combination to its Members for approval; or

(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account ((net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination.

49.3
If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission. Notwithstanding anything contained herein, any such repurchase obligation of the Company is subject to the completion of the Business Combination for which the repurchase right arises.

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49.4
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5
Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6
A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7
In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)
cease all operations except for the purpose of winding up;

(b)
as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

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(c)
as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.
49.8
In the event that any amendment is made to the Articles:

(a)
to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO; or

(b)
with respect to any other material provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.
49.9
A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)
receive funds from the Trust Account; or

(b)
vote as a class with Public Shares on a Business Combination.

49.11
A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12
As long as the securities of the Company are listed on the New York Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

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49.13
The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50
Business Opportunities

50.1
To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. the Cayman Constitutional Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful neglect or willful default.
Motive has entered into agreements with Motive’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Cayman Constitutional Documents. Motive has purchased a policy of directors’ and officers’ liability insurance that insures Motive’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against Motive’s obligations to indemnify Motive’s officers and directors.
Item 21.   Exhibits and Financial Statements Schedules.
(a) Exhibits.
Exhibit Number	Description
2.1	Merger Agreement, dated as of September 13, 2021, by and among the Motive, Merger Sub and Forge (included as Annex A to this proxy statement/prospectus).
3.1	Amended and Restated Memorandum and Articles of Association (included as Annex L to this proxy statement/prospectus).
3.2	Form of the Post-Combination Company’s Charter (included as Annex B to this proxy statement/prospectus).
3.3	Form of the Post-Combination Company’s Bylaws (included as Annex C to this proxy statement/prospectus).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 of the registrant’s Registration Statement on Form S-1, filed with the SEC on November 25, 2020).
4.2	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 of the registrant’s Registration Statement on Form S-1, filed with the SEC on November 25, 2020).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of the registrant’s Registration Statement on Form S-1, filed with the SEC on November 25, 2020).
4.4
Warrant Agreement, dated December 10, 2020, between Continental Stock Transfer & Trust Company and Motive Capital Corp (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K, filed with the SEC on December 16, 2020)

4.5	Specimen Common Stock Certificate of New Forge
5.1*	Opinion of Gibson, Dunn & Crutcher LLP
8.1**	Tax opinion of Gibson, Dunn & Crutcher LLP
10.1	Sponsor Support Agreement, dated as of September 13, 2021, by and among the Company, Forge, the Sponsor and certain holders of the Company’s Class B Stock (included as Annex D to this proxy statement/prospectus).
10.2	Stockholder Support Agreement, dated as of September 13, 2021, by and among the Company, Forge and certain stockholders of Forge (included as Annex E to this proxy statement/prospectus).

Exhibit Number	Description
10.3	Amended and Restated Forward Purchase Agreement, dated as of September 13, 2021, by and between the Company, the Sponsor and certain affiliates of the Sponsor (included as Annex F to this proxy statement/prospectus).
10.4	Form of Subscription Agreement (included as Annex H to this proxy statement/prospectus).
10.5	Form of Amended and Restated Registration Rights Agreement between the Sponsor, New Forge and the RRA Holders (included as Annex G to this proxy statement/prospectus).
10.6	Form of Indemnity Agreement (incorporated by reference to the registrant’s Registration Statement on Form S-1, filed with the SEC on November 25, 2020).
10.7	Form of New Forge 2022 Incentive Plan (included as Annex I to this proxy statement/prospectus).
10.8	Form of New Forge 2022 Employee Stock Purchase Plan (included as Annex J to this proxy statement/prospectus).
10.9	Amended and Restated Employment Agreement, dated September 9, 2021, by and between Kelly Rodriques and Forge.
10.10	Amended and Restated Employment Agreement, dated September 9, 2021, by and between Mark Lee and Forge.
10.11	Amended and Restated Employment Agreement, dated September 9, 2021, by and between Jose Cobos and Forge.
10.12	Letter Agreement, dated December 10, 2020, among Motive Capital Corp, Motive Capital Funds Sponsor, LLC and Motive Capital Corp’s officers and directors (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed with the SEC on December 16, 2020).
10.13	Investment Management Trust Account Agreement, dated as of December 10, 2020, between Continental Stock Transfer & Trust Company and Motive Capital Corp (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K, filed with the SEC on December 16, 2020).
10.14	Private Placement Warrants Purchase Agreement, dated as of December 10, 2020, between Motive Capital Corp and Motive Capital Funds Sponsor, LLC (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K, filed with the SEC on December 16, 2020).
10.15	Administrative Services Agreement, dated as of December 10, 2020, between Motive Capital Corp and Motive Capital Funds Sponsor, LLC (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K, filed with the SEC on December 16, 2020).
10.16	Promissory Note issued to Motive Capital Funds Sponsor, LLC (incorporated by reference to Exhibit 10.6 to the registrant’s Registration Statement on Form S-1, filed with the SEC on November 25, 2020).
10.17	Securities Purchase Agreement between Motive Capital Funds Sponsor, LLC and the Registrant (incorporated by reference to the registrant’s Registration Statement on Form S-1, filed with the SEC on November 25, 2020).
21.1**	List of subsidiaries of New Forge
23.1**	Consent of WithumSmith+Brown, PC
23.2	Consent of Ernst & Young LLP
23.3	Consent of Spicer Jeffries LLP
23.4	Consent of Gibson, Dunn & Crutcher LLC (included as part of Exhibit 5.1)
24.1**	Power of Attorney (contained on the signature page of the initial filing of this registration statement)
99.1*	Form of Proxy Card for Extraordinary General Meeting

Exhibit Number	Description
99.2**	Consent of Ashwin Kumar to be named as a Director
99.3**	Consent of Blythe Masters to be named as a Director
99.4	Consent of Kelly Rodriques to be named as a Director
99.5	Consent of Stephen George to be named as a Director
99.6	Consent of Christoph Hansmeyer to be named as a Director
99.7	Consent of Kim Vogel to be named as a Director
99.8	Consent of Steven McLaughlin to be named as a Director
99.9*	Consent of James Herbert, II to be named as a Director
99.10	Consent of Houlihan Lokey Capital, Inc.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension
101.CAL	XBRL Taxonomy Extension Calculation Linkbase
101.DEF	XBRL Taxonomy Extension Definition Linkbase
101.LAB	XBRL Taxonomy Extension Label Linkbase
101.PRE	XBRL Taxonomy Extension Presentation Linkbase

*
To be filed by amendment

**
Previously filed

Item 22.   Undertakings.
The undersigned registrant hereby undertakes:
A.   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
D.   That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
E.   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
G.   That every prospectus (i) that is filed pursuant to paragraph (F), or (ii) that purports to meet the requirements of section 10 (a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
H.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
I.   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the eff ective date of the registration statement through the date of responding to the request.
J.   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 31st day of January, 2022.
MOTIVE CAPITAL CORP
By:
/s/ Blythe Masters

Name:
Blythe Masters

Title:
Chief Executive Officer (Principal
Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
* Rob Heyvaert	Executive Chairman and Director	January 31, 2022
/s/ Blythe Masters Blythe Masters	Chief Executive Officer and Director (Principal Executive Officer)	January 31, 2022
* Kristy Trieste	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	January 31, 2022
* Jill M. Considine	Director	January 31, 2022
* Stephen C. Daffron	Director	January 31, 2022
* Dina Dublon	Director	January 31, 2022
* Paula Madoff	Director	January 31, 2022

* By:
/s/ Blythe Masters

Name: Blythe Masters
Title: Attorney-in-Fact